As filed with the Securities and Exchange Commission on July 8, 2021
No. 333-255978

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Spring Valley Acquisition Corp.*
(Exact name of registrant as specified in its charter)
Cayman Islands* (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	98-1588588 (I.R.S. Employer Identification No.)

2100 McKinney Ave, Suite 1675
Dallas, TX 75201
214-308-5230
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Sorrells
Chief Executive Officer
2100 McKinney Ave, Suite 1675
Dallas, TX 75201
214-308-5230
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Matthew Pacey Lance Hancock Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Andrew P. Gilbert Scott A. Cowan DLA Piper LLP 51 John F. Kennedy Parkway Short Hills, NJ 07078 (973) 520-2550

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

*
Immediately prior to the consummation of the Business Combination, Spring Valley intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which Spring Valley’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which continuing entity will be renamed “AeroFarms, Inc.” following the Effective Time. As used herein, “New AeroFarms” refers to Spring Valley after giving effect to the Business Combination.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(4)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(8)
New AeroFarms Common Stock(1)	113,262,635	$9.965(5)	$1,128,662,158(5)	$123,137
Warrants to purchase New AeroFarms Common Stock(2)	20,400,000	$0.88	$17,952,000(6)	$1,959
New AeroFarms Common Stock issuable upon exercise of the Warrants(3)	20,400,000	$—	—(7)	—
Total				$125,096(9)

(1)
Represents (i) 23,000,000 Class A ordinary shares underlying units issued in the initial public offering of Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Spring Valley”), (ii) 5,750,000 Class B ordinary shares held by Spring Valley’s initial shareholders, (iii) 3,333,333 shares of New AeroFarms Common Stock (as defined herein) that will be issued to holders of Convertible Notes (as defined herein) upon the automatic conversion of the principal and accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time (as defined herein) and (iv) up to 81,179,302 shares of New AeroFarms Common Stock that may be issued to the Dream Holdings Holders (as defined in the accompanying proxy statement/prospectus) in connection with the Business Combination (as defined in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”)).

(2)
The number of warrants to acquire shares of New AeroFarms Common Stock being registered represents (i) 11,500,000 public warrants and (ii) 8,900,000 private placement warrants.

(3)
Represents shares of New AeroFarms Common Stock to be issued upon the exercise of (i) 11,500,000 warrants to purchase Class A ordinary shares underlying units issued in Spring Valley’s initial public offering and (ii) 8,900,000 warrants to purchase Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of Spring Valley’s initial public offering (“private placement warrants” and, together with the public warrants, the “Spring Valley warrants”). The Spring Valley warrants will convert into warrants to acquire shares of New AeroFarms Common Stock.

(4)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Spring Valley on the Nasdaq Capital Market on May 7, 2021 ($9.965 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Spring Valley public warrants on the Nasdaq Capital Market on May 7, 2021 ($0.88 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)
No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(8)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(9)
Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE REGISTRANT MAY NOT SELL THE SECURITIES DESCRIBED IN THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JULY 8, 2021
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF SPRING VALLEY ACQUISITION CORP.
PROSPECTUS FOR
113,262,635 SHARES OF COMMON STOCK AND 20,400,000 WARRANTS OF
SPRING VALLEY ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A PUBLIC BENEFIT CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED AEROFARMS, INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)
The board of directors of Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Spring Valley”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of March 25, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Spring Valley, Spring Valley Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Spring Valley (“Spring Valley Merger Sub”), and Dream Holdings, Inc., a Delaware public benefit corporation (“Dream Holdings”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the deregistration of Spring Valley under the Cayman Islands Companies Act (As Revised) and the domestication of Spring Valley under Part XII of the Delaware General Corporation Law, pursuant to which Spring Valley’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). As described in this proxy statement/prospectus, Spring Valley’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New AeroFarms” refers to Spring Valley after giving effect to the Business Combination.
This proxy statement/prospectus covers 113,262,635 shares of New AeroFarms Common Stock, which consists of (i) 23,000,000 shares of New AeroFarms Common Stock issuable upon conversion of the same number of Class A ordinary shares underlying units issued in connection with Spring Valley’s initial public offering, (ii) 5,750,000 shares of New AeroFarms Common Stock issuable upon conversion the same number of Class A ordinary shares received by the Sponsor (which holds 5,630,000 of such Class A ordinary shares) and three independent directors (together, the “Initial Shareholders”) in exchange for the same number of Class B ordinary shares pursuant to the Recapitalization (as defined herein); (iii) 20,400,000 shares of New AeroFarms Common Stock issuable upon exercise of the Spring Valley warrants; (iv) 3,333,333 shares of New AeroFarms Common Stock issuable upon the automatic conversion of the principal and accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time; and (v) 81,179,302 shares of New AeroFarms Common Stock issuable to the Dream Holdings Holders (as defined in the accompanying proxy statement/prospectus). The number of shares of New AeroFarms Common Stock that this proxy statement/prospectus covers represents the maximum number of shares that may be issued to holders of shares, warrants and equity awards of Dream Holdings in connection with the Business Combination, and the maximum number of shares that may be issuable to holders of Convertible Notes upon the automatic conversion of such Convertible Notes at the Closing (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing shareholders and warrant holders of Spring Valley in connection with the Business Combination.
Spring Valley’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “SVSVU,” “SV” and “SVSVW,” respectively. Spring Valley will apply for listing, to be effective at the time of the Business Combination, of New AeroFarms Common Stock and warrants on Nasdaq under the proposed symbols “ARFM” and “ARFMW,” respectively. It is a condition of the consummation of the Business Combination that Spring Valley receive confirmation from Nasdaq that New AeroFarms has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Spring Valley will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.
The accompanying proxy statement/prospectus provides shareholders of Spring Valley with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Spring Valley. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 22 of the accompanying proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated                 , 2021, and
is first being mailed to Spring Valley’s shareholders on or about                 , 2021.

SPRING VALLEY ACQUISITION CORP.
2100 McKinney Ave, Suite 1675
Dallas, TX 75201
Dear Spring Valley Acquisition Corp. Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Spring Valley”), at       Eastern Time, on           , 2021, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Suite 4700, Houston, TX 77002, or at such other time, on such other date and at such other place to which the meeting may be adjourned. In the interest of public health, and due to the impact of the novel coronavirus (“COVID-19”), we are also planning for the meeting to be held virtually over the Internet at       , but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.
As further described in the accompanying proxy statement/prospectus, in connection with the Domestication, on the Closing Date prior to the Effective Time (as described below), among other things, (i) all of the outstanding shares of Spring Valley will be converted into common stock of a new Delaware public benefit corporation and all of the outstanding Spring Valley warrants will be converted into warrants to purchase common stock of such new Delaware public benefit corporation and (ii) the governing documents of Spring Valley will be amended and restated.
At the extraordinary general meeting, Spring Valley shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Agreement and Plan of Merger, dated as of March 25, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Spring Valley, Spring Valley Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Spring Valley (“Spring Valley Merger Sub”), and Dream Holdings, Inc., a Delaware public benefit corporation (“Dream Holdings”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby, and a proposal, which is referred to herein as the “Redomicile Proposal,” to approve the Domestication, and the replacement of the Existing Governing Documents with the Interim Delaware Certificate of Incorporation and the Interim Delaware Bylaws (copies of which are attached to the accompanying proxy statement/prospectus as Annex J and Annex K, respectively), including, (i) making Spring Valley’s corporate existence perpetual, and (ii) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Merger Agreement, the following transactions will occur:
(a)
On the Closing Date, prior to the Effective Time, Spring Valley will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) (for further details, see “Proposal No. 2 — The Redomicile Proposal”).

(b)
Spring Valley Merger Sub will merge with and into Dream Holdings (the “Merger”), with Dream Holdings as the surviving company in the Merger. After giving effect to the Merger, Dream Holdings shall be a wholly-owned subsidiary of New AeroFarms. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among other things, (i) each share of common stock of Spring Valley Merger Sub issued and outstanding as of immediately prior to the Effective Time will be converted into and exchanged for one share of Dream Holdings Common Stock (as defined herein), (ii) all shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock (as defined herein) held in the treasury of Dream Holdings or owned by Spring Valley or Spring Valley Merger Sub will be canceled without any conversion thereof, and no payment or distribution will be made with respect thereto, (iii) each share of Series 2 Preferred Stock (as defined in the Merger Agreement) issued and outstanding as of immediately prior to the Effective Time, other than any cancelled or dissenting shares, will receive approximately 1.0632 shares of New AeroFarms Common Stock (as defined herein), (iv) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series 2 Preferred Stock, cancelled shares or dissenting shares, will receive a number of shares of New AeroFarms Common Stock (as defined herein) equal to the Common Stock Exchange Ratio (as defined in the Merger Agreement) with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving the consideration calculated on an as-converted basis, (v) each Dream Holdings option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New AeroFarms Common Stock as calculated in accordance with the Merger Agreement, (vi) each warrant of Dream Holdings issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for the Merger Consideration (as defined in the Merger Agreement) that a holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested) (for the avoidance of doubt, the maximum number of shares of New AeroFarms Common Stock to be issued to Dream Holdings Holders as Merger Consideration shall be approximately 81.1 million) and (vii) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist.
Following consummation of the Business Combination, Spring Valley will change its name to “AeroFarms, Inc.” As used in the accompanying proxy statement/prospectus, “New AeroFarms” refers to Spring Valley after giving effect to the Business Combination.
In connection with the foregoing and concurrently with the execution of the Merger Agreement, Spring Valley entered into Subscription Agreements (the “Subscription Agreements”) with certain investors, including certain affiliates of Spring Valley (such investors, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Spring Valley has agreed to issue and sell to the PIPE Investors, an aggregate of 12,500,000 shares New AeroFarms Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $125,000,000, prior to the Effective Time, on the terms and subject to the conditions set forth in the Subscription Agreements (the transactions contemplated by the Subscription Agreements, the “PIPE Financing”). The shares of New AeroFarms Common Stock to be issued pursuant to the PIPE Financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Spring Valley has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
In addition to the Business Combination Proposal and the Redomicile Proposal, you will also be asked to consider and vote upon (a) six (6) separate proposals to approve material differences between the Existing Governing Documents (as defined in the accompanying proxy statement/prospectus) and the proposed new amended and restated certificate of incorporation of New AeroFarms, including the conversion of Spring Valley into a public benefit corporation contemplated thereby, and the proposed new amended and restated bylaws of New AeroFarms, copies of which are attached to the accompanying proxy statement/prospectus as Annex C and D, respectively, which are referred to herein collectively as the “Governing Documents Proposals,” (b) a proposal to approve, for purpose of complying with Nasdaq Listing Rule 5635, the issuance of New AeroFarms Common Stock in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “Nasdaq Proposal,” (c) a proposal to approve and adopt the AeroFarms, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex H, which is referred to herein as the “Equity Incentive Plan Proposal” and (d) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”
The Business Combination will be consummated only if the Business Combination Proposal, the Redomicile Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Spring Valley shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Spring Valley ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from Spring Valley shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if Spring Valley shareholders redeem an amount of the public shares such that one of the conditions to consummate the Business Combination, that the aggregate cash proceeds to be received by Spring Valley from the trust account in connection with the Business Combination, plus all other cash and cash equivalents of Spring Valley, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $225,000,000 (net of unpaid transaction expenses incurred or subject to reimbursement by Spring Valley), would not be satisfied at Closing (such aggregate proceeds, the “Closing Acquiror Cash,” and such condition to the consummation of the Business Combination, the “Closing Acquiror Cash Condition”).
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Investor Rights Agreement, the Sponsor Support Agreement, the Dream Holdings Stockholder Support Agreement and the Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.
Pursuant to the Existing Governing Documents, a holder of Spring Valley’s public shares may request that Spring Valley redeem all or a portion of such public shares for cash if the Business Combination is consummated. In order to redeem public shares underlying units, holders of units must elect to separate their units into the underlying public shares and warrants prior to exercising redemption rights with respect to such public shares. Holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Spring Valley’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Spring Valley will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Spring Valley’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on 21,915,393 shares subject to possible redemption as of December 31, 2020, this would have amounted to approximately $10.10 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place immediately prior to the Domestication. See “Extraordinary General Meeting of Spring Valley — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement and the Spring Valley Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will Spring Valley redeem public shares in an amount that would cause New AeroFarms’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
Spring Valley is providing the accompanying proxy statement/prospectus and accompanying proxy card to Spring Valley’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Spring Valley’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Spring Valley’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 22 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of Spring Valley has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Business Combination, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Spring Valley’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Spring Valley, you should keep in mind that Spring Valley’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of the Redomicile Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3rds) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SPRING VALLEY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of Spring Valley’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
William Quinn
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated           , 2021 and is first being mailed to shareholders on or about           , 2021.

SPRING VALLEY ACQUISITION CORP.
2100 McKinney Ave, Suite 1675
Dallas, TX 75201
214-308-5230
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON                 , 2021
TO THE SHAREHOLDERS OF SPRING VALLEY ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Spring Valley”), will be held at                 , Eastern Time, on                 , 2021, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Suite 4700, Houston, TX 77002. In the interest of public health, and due to the impact of COVID-19, the extraordinary general meeting may also be attended through a “virtual” or online method at        . You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that Spring Valley’s entry into the Agreement and Plan of Merger, dated as of March 25, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Spring Valley, Spring Valley Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Spring Valley (“Spring Valley Merger Sub”), and Dream Holdings, Inc., a Delaware public benefit corporation (“Dream Holdings”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Spring Valley as an exempted company in the Cayman Islands and the continuation and domestication of Spring Valley as a public benefit corporation in the State of Delaware, (a) Spring Valley Merger Sub will merge with and into Dream Holdings, with Dream Holdings as the surviving company in the Merger, and after giving effect to the Merger, Dream Holdings will be a wholly-owned subsidiary of New AeroFarms, (b) at the Effective Time, among other things, (i) each share of common stock of Spring Valley Merger Sub issued and outstanding as of immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of Dream Holdings, as the surviving corporation of the Merger, (ii) all shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock held in the treasury of Dream Holdings or owned by Spring Valley or Spring Valley Merger Sub will be canceled without any conversion thereof, and no payment or distribution will be made with respect thereto, (iii) each share of Series 2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any cancelled shares or dissenting shares, will be exchanged for approximately 1.0632 shares of New AeroFarms Common Stock, (iv) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series 2 Preferred Stock or cancelled or dissenting shares, will receive a number of shares of New AeroFarms Common Stock equal to the Common Stock Exchange Ratio with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving the consideration calculated on an as-converted basis, (v) each Dream Holdings option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New AeroFarms Common Stock as calculated in accordance with the Merger Agreement, (vi) each warrant of Dream Holdings issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for Merger Consideration that the holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested) (for the avoidance of doubt, the maximum number of shares of New AeroFarms Common Stock to be issued to Dream Holdings Holders as Merger Consideration shall be approximately 81.1 million), and (vii) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist, and (c) certain related agreements (including the

Subscription Agreements, the Investor Rights Agreement, the Sponsor Support Agreement, the Dream Holdings Stockholder Support Agreement, and the Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Exhibit 10.7, Annex J, Annex G and Annex F, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.
•
Proposal No. 2 — The Redomicile Proposal — RESOLVED, as a special resolution, that Spring Valley be transferred by way of continuation to Delaware pursuant to Article 47 of Spring Valley’s Articles of Association and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Spring Valley be continued and domesticated as a corporation under the laws of the State of Delaware, and the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Spring Valley and Dream Holdings, desirable in connection with the replacement of the Existing Governing Documents with the Interim Delaware Governing Documents be approved, including (i) Spring Valley’s corporate existence be made perpetual, and (ii) certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be removed from the Interim Delaware Governing Documents.

•
Governing Documents Proposals — to consider and vote upon the following six (6) separate resolutions, which represent all material changes to the Interim Governing Documents, to approve that, following the Domestication, the Interim Delaware Governing Documents be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new amended and restated certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”), and the proposed new amended and restated bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws”), upon the Merger (such proposals, collectively, the “Governing Documents Proposals”):

•
Proposal No. 3 — Governing Documents Proposal A — RESOLVED, as an ordinary resolution, that the change in the authorized share capital of Spring Valley from (i) $33,100 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) $44,500 divided into 435,000,000 shares of common stock, par value $0.0001 per share, of New AeroFarms and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New AeroFarms be approved.

•
Proposal No. 4 — Governing Documents Proposal B — RESOLVED, as an ordinary resolution, that the authorization to the New AeroFarms Board to issue any or all shares of New AeroFarms Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New AeroFarms Board and as may be permitted by the Delaware General Corporation Law be approved.

•
Proposal No. 5 — Governing Documents Proposal C — RESOLVED, as an ordinary resolution, that the removal of the ability of New AeroFarms stockholders to take action by written consent in lieu of a meeting be approved.

•
Proposal No. 6 — Governing Documents Proposal D — RESOLVED, as an ordinary resolution, that the conversion of Spring Valley to a public benefit corporation effective upon the Merger be approved.

•
Proposal No. 7 — Governing Documents Proposal E — RESOLVED, as an ordinary resolution, that adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act be approved.

•
Proposal No. 8 — Governing Documents Proposal F — RESOLVED, as an ordinary resolution, that the amendment and restatement of the Interim Delaware Governing Documents be approved and that certain other immaterial changes in connection with the replacement of the Interim Delaware Certificate of Incorporation and Interim Delaware Bylaws with the Proposed Certificate of Incorporation and the Proposed Bylaws, respectively (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), immediately following the Domestication be approved, including changing the corporate name of Spring Valley from “Spring Valley Acquisition Corp.” to “AeroFarms, Inc.”
•
Proposal No. 9 — The Nasdaq Proposal — RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New AeroFarms Common Stock be approved.

•
Proposal No. 10 — The Equity Incentive Plan Proposal — RESOLVED, as an ordinary resolution, that the AeroFarms, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex H, be adopted and approved.

•
Proposal No. 11 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to Spring Valley shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Spring Valley ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from Spring Valley shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if Spring Valley shareholders redeem an amount of the public shares such that one of the conditions to consummate the Business Combination that the aggregate cash proceeds to be received by Spring Valley from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $225,000,000 (net of unpaid transaction expenses incurred or subject to reimbursement by Spring Valley) would not be satisfied at Closing, be approved.

Each of the Business Combination Proposal, the Redomicile Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on                 , 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement/prospectus and accompanying proxy card is being provided to Spring Valley’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Spring Valley’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 22 of this proxy statement/prospectus.
After careful consideration, the board of directors of Spring Valley has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Spring Valley’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Spring Valley, you should keep in mind that Spring Valley’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Existing Governing Documents, a public shareholder may request that Spring Valley redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Spring Valley’s transfer agent, in which you (i) request that Spring Valley redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, Spring Valley’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Spring Valley’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Spring Valley’s transfer agent, New AeroFarms will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Spring Valley’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, this would have amounted to approximately $10.10 per issued and outstanding public share, based on 21,915,393 shares subject to possible redemption as of December 31, 2020. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place immediately prior to the Domestication. See “Extraordinary General Meeting of Spring Valley — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Initial Shareholders have, pursuant to the Sponsor Support Agreement and the Spring Valley Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will Spring Valley redeem public shares in an amount that would cause New AeroFarms’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

The approval of the Redomicile Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3rds) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling (800) 322-2885, or banks and brokers can call collect at (212) 929-5500, or by emailing proxy@mackenziepartners.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Spring Valley Acquisition Corp.,
William Quinn
Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SPRING VALLEY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Page
ADDITIONAL INFORMATION	iii
TRADEMARKS	iii
SELECTED DEFINITIONS	iv
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	ix
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SPRING VALLEY	xii
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	20
RISK FACTORS	22
EXTRAORDINARY GENERAL MEETING OF SPRING VALLEY	62
BUSINESS COMBINATION PROPOSAL	68
REDOMICILE PROPOSAL	97
GOVERNING DOCUMENTS PROPOSALS	100
GOVERNING DOCUMENTS PROPOSAL A – APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	103
GOVERNING DOCUMENTS PROPOSAL B – APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW AEROFARMS AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	105
GOVERNING DOCUMENTS PROPOSAL C – APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	107
GOVERNING DOCUMENTS PROPOSAL D – APPROVAL OF THE CONVERSION OF SPRING VALLEY TO A “PUBLIC BENEFIT CORPORATION”	109
GOVERNING DOCUMENTS PROPOSAL E – APPROVAL OF EXCLUSIVE FORUM	111
GOVERNING DOCUMENTS PROPOSAL F – APPROVAL OF OTHER IMMATERIAL CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	113
NASDAQ PROPOSAL	115
2021 EQUITY INCENTIVE PLAN PROPOSAL	117
ADJOURNMENT PROPOSAL	125
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	126
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	140
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	148
INFORMATION ABOUT SPRING VALLEY	152
SPRING VALLEY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	167
INFORMATION ABOUT DREAM HOLDINGS	171
DREAM HOLDINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	187
MANAGEMENT OF NEW AEROFARMS FOLLOWING THE BUSINESS COMBINATION	205
BENEFICIAL OWNERSHIP OF SECURITIES	216

i

ADDITIONAL INFORMATION
You may request copies of this proxy statement/prospectus and any other publicly available information concerning Spring Valley, without charge, by written request to Spring Valley Acquisition Corp., 2100 McKinney Ave, Suite 1675. Dallas, TX 75201, or by telephone request at (214) 308-5230; or MacKenzie Partners, Inc., our proxy solicitor, by calling (800) 322-2885, or banks and brokers can call collect at (212) 929-5500, or by emailing proxy@mackenziepartners.com or from the SEC through the SEC website at http://www.sec.gov.
In order for Spring Valley’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Spring Valley to be held on                 , 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by                 , 2021.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:
•
“Adjusted Equity Value” means (a) $800,000,000, plus (b) the Aggregate Company Options Exercise Price (as defined in the Merger Agreement), plus (c) the Aggregate Company Warrant Exercise Price (as defined in the Merger Agreement), minus (d) the aggregate Series 2 Preferred Stock Liquidation Preference;

•
“AeroFarms” means Dream Holdings and its consolidated subsidiaries prior to the Business Combination;

•
“Articles of Association” means the articles of association of Spring Valley;

•
“Business Combination” means the Domestication, the Merger, the PIPE Financing and other transactions contemplated by the Merger Agreement, collectively;

•
“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time;

•
“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of Spring Valley, and, following the Domestication, the equivalent shares of Spring Valley Delaware common stock, which will automatically convert into a number of shares of New AeroFarms Common Stock, on a one-for-one basis, in connection with the Merger;

•
“Class B ordinary shares” or “founder shares” means the 5,750,000 Class B ordinary shares, par value $0.0001 per share, of Spring Valley outstanding as of the date of this proxy statement/prospectus that were initially issued to the Sponsor (a portion of which were subsequently transferred to the other Initial Shareholders) in a private placement prior to our initial public offering, and which, immediately prior to the Domestication, will automatically convert, on a one-for-one basis, into Class A ordinary shares (5,630,000 of which are held by the Sponsor);

•
“Closing” means the closing of the Business Combination;

•
“Closing Acquiror Cash” means, without duplication, an amount equal to (a) the funds contained in the trust account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Spring Valley; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Class A ordinary shares (to the extent not already paid); plus (d) the amount raised in the PIPE Financing; minus (e) any unpaid transaction expenses;

•
“Closing Acquiror Cash Condition” means the condition to the consummation of the Business Combination that the Closing Acquiror Cash equals no less than $225,000,000 and that Spring Valley arranges for any Closing Acquiror Cash held in the trust account to be released from the trust account at the Effective Time;

•
“Closing Date” means that date that is three (3) business days following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as Spring Valley and Dream Holdings may agree in writing;

•
“Common Stock Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient of (a) $800,000,000, plus the Aggregate Company Options Exercise Price (as defined in the Merger Agreement), plus the Aggregate Company Warrant Exercise Price (as defined in the Merger Agreement), minus the aggregate product of $10.6324 times the number of shares of Series 2 Preferred Stock outstanding immediately prior to the Effective Time, divided by (b) the Company Fully-Diluted Shares (as defined in the Merger Agreement) (excluding shares of Series 2 Preferred Stock) divided by $10.00;

•
“Common Stock Per Share Equity Value” means the quotient of (a) the Adjusted Equity Value divided by (b) the Company Fully-Diluted Shares (as defined in the Merger Agreement) (excluding shares of Series 2 Preferred Stock);

•
“Condition Precedent Proposals” means the Business Combination Proposal, the Redomicile Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal, collectively;

•
“Continental” means Continental Stock Transfer & Trust Company;

•
“Convertible Notes” means the Dream Holdings subordinated unsecured convertible promissory notes in aggregate principal amount of $30,000,000 issued in February 2021;

•
“Domestication” means the transfer by way of deregistration of Spring Valley from the Cayman Islands and the continuation and domestication of Spring Valley as a corporation incorporated in the State of Delaware;

•
“Dream Holdings” means Dream Holdings, Inc., a Delaware public benefit corporation, prior to the consummation of the Business Combination;

•
“Dream Holdings Acquisition Proposal” means (a) any transaction or series of related transactions under which any person(s), directly or indirectly, (i) acquires or otherwise purchases Dream Holdings or any of its controlled affiliates or (ii) all or a material portion of assets or businesses of Dream Holdings or any of its controlled affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise); or (b) any equity or similar investment in Dream Holdings or any of its controlled affiliates (subject to exceptions to the PIPE Financing or the issuance of the applicable class of shares of capital stock of Dream Holdings upon the exercise or conversion of any outstanding Dream Holdings equity awards);

•
“Dream Holdings Common Stock” means Dream Holdings common stock, par value $0.0001 per share, which will convert into a number of shares of New AeroFarms Common Stock in connection with the Merger;

•
“Dream Holdings Holders” means holders of (i) Dream Holdings Common Stock, (ii) Dream Holdings Preferred Stock, (iii) Convertible Notes and (iv) any other securities of Dream Holdings that provide the holder thereof the right to acquire shares of New AeroFarms Common Stock in connection with the Merger, including warrants and equity awards of Dream Holdings, held immediately prior to Closing;

•
“Dream Holdings Preferred Stock” means (i) Dream Holdings Series 1-A preferred stock, par value $0.0001 per share, (ii) Dream Holdings Series 1-B preferred stock, par value $0.0001 per share, (iii) Dream Holdings Series 1-C1 preferred stock, par value $0.0001 per share, (iv) Dream Holdings Series 1-C2 preferred stock, par value $0.0001 per share, (v) Dream Holdings Series 1-D preferred stock, par value $0.0001 per share, and (vi) Dream Holdings Series 2 Preferred Stock, each of which will convert into New AeroFarms Common Stock in connection with the Merger;

•
“Dream Holdings Stockholder Support Agreement” means those certain Support Agreements, entered into on or around March 25, 2021, by and among Spring Valley, Dream Holdings and certain stockholders of Dream Holdings party thereto;

•
“Effective Time” means the time at which the Merger becomes effective;

•
“Equity Incentive Plan” means the AeroFarms, Inc. 2021 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;

•
“extraordinary general meeting” means the extraordinary general meeting of Spring Valley at
                 , Eastern Time, on                 , 2021, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Suite 4700, Houston, TX 77002, and via a virtual meeting at                 , unless the extraordinary general meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•
“Existing Governing Documents” means the Memorandum of Association and the Articles of Association;

•
“GAAP” means the United States generally accepted accounting principles, consistently applied;

v

•
“initial public offering” means Spring Valley’s initial public offering that was consummated on November 27, 2020;

•
“Initial Shareholders” means the Sponsor and Spring Valley’s three independent directors who hold Class B ordinary shares;

•
“Interim Delaware Bylaws” means the proposed bylaws of Spring Valley that will replace the Existing Governing Documents immediately upon the Domestication, a copy of which is attached to this proxy statement/prospectus as Annex J;

•
“Interim Delaware Certificate of Incorporation” means the proposed certificate of incorporation of Spring Valley that will replace the Existing Governing Documents immediately upon the Domestication, a copy of which is attached to this proxy statement/prospectus as Annex K;

•
“Interim Delaware Governing Documents” means, collectively, the Interim Delaware Bylaws and the Interim Delaware Certificate of Incorporation;

•
“Memorandum of Association” means the memorandum of association of Spring Valley;

•
“Merger” means the merger of Spring Valley Merger Sub with and into Dream Holdings pursuant to the Merger Agreement, with Dream Holdings as the surviving company in the Merger and, after giving effect to such Merger, Dream Holdings becoming a wholly-owned subsidiary of New AeroFarms;

•
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 25, 2021 (as may be amended, supplemented or otherwise modified from time to time), by and among Spring Valley, Spring Valley Merger Sub and Dream Holdings;

•
“Merger Consideration” means (i) each share of Series 2 Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any cancelled shares and dissenting shares, shall receive approximately 1.0632 shares of duly authorized, validly issued, fully paid and non assessable Spring Valley Common Stock; provided that no fractional shares of Acquiror Common Stock shall be issued in connection therewith; and (ii) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any Series 2 Preferred Stock, cancelled shares and dissenting shares, will receive such number of shares of duly authorized, validly issued, fully paid and non assessable Spring Valley Common Stock equal to the Common Stock Exchange Ratio with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving consideration calculated on an as-converted basis as determined in accordance with the Company Organizational Documents (as defined in the Merger Agreement); provided that no fractional shares of Spring Valley Common Stock shall be issued in connection therewith;

•
“Nasdaq” means the Nasdaq Capital Market;

•
“New AeroFarms” means Spring Valley upon and after the Effective Time;

•
“New AeroFarms Board” means the board of directors of New AeroFarms;

•
“New AeroFarms Common Stock” means (a) upon and following the Effective Time, the common stock, par value $0.0001 per share, of New AeroFarms or (b) upon and following the Domestication and prior to the Effective Time, the common stock of Spring Valley Delaware;

•
“ordinary shares” refer to our Class A ordinary shares and our Class B ordinary shares;

•
“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 12,500,000 shares of New AeroFarms Common Stock for an aggregate purchase price of $125,000,000 to be consummated in connection with the Closing and prior to the Effective Time;

•
“PIPE Investors” means the investors who agreed to participate in the PIPE Financing and entered into the Subscription Agreements;

•
“private placement shares” means Class A ordinary shares of Spring Valley underlying the private placement warrants;

•
“private placement warrants” means the 8,900,000 private placement warrants outstanding as of the date of this proxy statement/ prospectus that were issued to the Sponsor as part of the initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•
“pro forma” means giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;

•
“Proposed Bylaws” means the proposed amended and restated bylaws of New AeroFarms that will replace the Interim Delaware Bylaws following the Domestication upon the Merger, which are attached to this proxy statement/prospectus as Annex D;

•
“Proposed Certificate of Incorporation” means the proposed amended and restated certificate of incorporation of New AeroFarms that will replace the Interim Delaware Certificate of Incorporation following the Domestication upon the Merger, which is attached to this proxy statement/prospectus as Annex C;

•
“Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“public shareholders” means holders of public shares, whether acquired in Spring Valley’s initial public offering or acquired in the secondary market;

•
“public shares” means (a) prior to the Domestication, the currently outstanding 23,000,000 Class A ordinary shares of Spring Valley, whether acquired in Spring Valley’s initial public offering or acquired in the secondary market, and (b) upon and following the Domestication and prior to the Effective Time, the equivalent shares of New AeroFarms Common Stock;

•
“public warrants” means (a) prior to the Domestication, the currently outstanding 11,500,000 redeemable warrants to purchase Class A ordinary shares of Spring Valley that were issued by Spring Valley in its initial public offering, and (b) upon and following the Domestication and prior to the Effective Time, the equivalent public warrants of Spring Valley Delaware;

•
“Recapitalization” means the conversion, on a one-for-one basis, of Class B ordinary shares into Class A ordinary shares immediately prior to the Domestication;

•
“Redemption” means each redemption of public shares for cash under the Existing Governing Documents;

•
“SEC” means the Securities and Exchange Commission;

•
“Securities Act” means the Securities Act of 1933, as amended;

•
“Series 2 Preferred Stock” means the Series 2 Preferred Stock of Dream Holdings, par value $0.0001 per share;

•
“Series 2 Preferred Stock Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient of (a) the Adjusted Equity Value divided by (b) the Company Fully-Diluted Shares (excluding shares of Series 2 Preferred Stock), divided by $10.00, or approximately 1.0632;

•
“Series 2 Preferred Stock Liquidation Preference” means the product of $10.6324 times the number of shares of Series 2 Preferred Stock outstanding immediately prior to the Effective Time;

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“Sponsor” means SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company;

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“Sponsor Parent” means Spring Valley Acquisition Sponsor, LLC, a Delaware limited liability company;

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“Sponsor Letter Agreement” means that certain Sponsor Letter Agreement, dated as of March 25, 2021, by and among Sponsor, Spring Valley and Dream Holdings;

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“Spring Valley,” “we,” “us” or “our” means Spring Valley Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication;

•
“Spring Valley Board” means Spring Valley’s board of directors;

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“Spring Valley Delaware” means Spring Valley Acquisition Corp., a Delaware corporation, as so continued as a Delaware public benefit corporation following the Merger;

•
“Spring Valley Letter Agreement” means that certain Letter Agreement, dated November 23, 2020, by and between Spring Valley, the Sponsor and each of the officers and directors of Spring Valley;

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“Spring Valley Merger Sub” refers to Spring Valley Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Spring Valley;

•
“Spring Valley warrant agreement” means the warrant agreement, dated November 23, 2020, between Spring Valley and Continental Stock Transfer & Trust Company, as warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the warrants;

•
“Subscription Agreements” means the subscription agreements, entered into by Spring Valley and each of the PIPE Investors;

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“transfer agent” means Continental, Spring Valley’s transfer agent;

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“trust account” means the trust account established at the consummation of Spring Valley’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•
“units” means the units of Spring Valley, each unit representing one Class A ordinary share and one-half of one warrant, with such whole warrant representing the right to acquire one Class A ordinary share, that were offered and sold by Spring Valley in its initial public offering and in its concurrent private placement; and

•
“warrants” means the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Dream Holdings has been provided by Dream Holdings and its management, and forward-looking statements include statements relating to our and Dream Holdings’ respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
our ability to complete the Business Combination with Dream Holdings or, if we do not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”), relating to the Merger Agreement having expired or been terminated; (iii) the Closing Acquiror Cash Condition; and (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination;

•
the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Spring Valley and Dream Holdings following the announcement of the Merger Agreement and the transactions contemplated therein, that could give rise to the termination of the Merger Agreement;

•
New AeroFarms’ financial and business performance following the Business Combination, including financial projections and business metrics;

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the ability to obtain and/or maintain the listing of the New AeroFarms Common Stock and the warrants on Nasdaq, and the potential liquidity and trading of such securities;

•
the amount of redemptions made by public shareholders;

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the risk that the proposed Business Combination disrupts current plans and operations of Dream Holdings as a result of the announcement and consummation of the proposed Business Combination;

•
the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•
costs related to the proposed Business Combination;

•
changes in applicable laws or regulations;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and New AeroFarms’ ability to attract and retain key personnel;

•
our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

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forecasts regarding end-customer adoption rates and demand for New AeroFarms’ products in markets that are new and rapidly evolving;

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macroeconomic conditions resulting from the novel coronavirus global pandemic (“COVID-19”);

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availability of a limited number of suppliers for New AeroFarms’ products and services;

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increases in costs, disruption of supply, or shortage of materials;

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New AeroFarms’ dependence on a small number of customers, and failure to add new customers or expand sales to New AeroFarms’ existing customers;

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substantial regulations, which are evolving, and unfavorable changes or failure by New AeroFarms to comply with these regulations;

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product liability claims, which could harm New AeroFarms’ financial condition and liquidity if New AeroFarms is not able to successfully defend or insure against such claims;

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changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties;

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various environmental and safety laws and regulations that could impose substantial costs upon Dream Holdings and negatively impact New AeroFarms’ ability to operate New AeroFarms’ manufacturing facilities; outages and disruptions of New AeroFarms’ services if it fails to maintain adequate security and supporting infrastructure as it scales New AeroFarms’ information technology systems;

•
availability of additional capital to support business growth;

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failure to protect New AeroFarms’ intellectual property;

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intellectual property rights claims by third parties, which could be costly to defend, related significant damages and resulting limits on New AeroFarms’ ability to use certain technologies. developments and projections relating to New AeroFarms’ competitors and industry;

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the anticipated growth rates and market opportunities of New AeroFarms;

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the period over which New AeroFarms anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;

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the potential for New AeroFarms’ business development efforts to maximize the potential value of its portfolio;

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New AeroFarms’ ability to attract and retain key personnel;

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New AeroFarms’ estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

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New AeroFarms’ financial performance;

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the inability to develop and maintain effective internal controls;

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the diversion of management’s attention and consumption of resources as a result of potential acquisitions of other companies;

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failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•
cyber-attacks and security vulnerabilities;

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the effect of COVID-19 pandemic on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

•
other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Dream Holdings. There can be no assurance that future developments affecting us and/or Dream Holdings will be those that we and/or Dream Holdings have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Dream Holdings) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties

x

materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Dream Holdings undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SPRING VALLEY
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Spring Valley’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at           Eastern Time, on           , 2021, at the offices of Kirkland & Ellis LLP located at and via a virtual meeting at 609 Main Street, Suite 4700, Houston, TX 77002 and via a virtual meeting at            , unless the extraordinary general meeting is adjourned.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Spring Valley shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, on the Closing Date at the Effective Time, (i) each share of common stock of Spring Valley Merger Sub issued and outstanding as of immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of Dream Holdings, as the surviving corporation of the merger with Spring Valley Merger Sub, (ii) all shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock held in the treasury of Dream Holdings or owned by Spring Valley or Spring Valley Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (iii) each share of Series 2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any cancelled shares and dissenting shares, will be exchanged for approximately 1.0632 shares of New AeroFarms Common Stock, (iv) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series 2 Preferred Stock or cancelled or dissenting shares, will receive a number of shares of New AeroFarms Common Stock equal to the Common Stock Exchange Ratio with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving the consideration calculated on an as-converted basis, (v) each Dream Holdings option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New AeroFarms Common Stock as calculated in accordance with the Merger Agreement, (vi) each warrant of Dream Holdings issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for Merger Consideration that the holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested), (for the avoidance of doubt, the maximum number of shares of New AeroFarms Common Stock to be issued to Dream Holdings Holders as Merger Consideration shall be approximately 81.1 million) and (vii) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist. For further details, see “Business Combination Proposal — Consideration to Dream Holdings Holders in the Business Combination.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety.
The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and the Redomicile Proposal which requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3rds) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) all issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New AeroFarms Common Stock; (ii) all issued and outstanding Class A ordinary shares of Spring Valley received by the Initial Shareholders in exchange for the same number of Class B ordinary shares pursuant to the Recapitalization will convert automatically by operation of law, on a one-for-one basis, into shares of New AeroFarms Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of Spring Valley will automatically represent the right to purchase one share of New AeroFarms Common Stock at an exercise price of $11.50 per share of New AeroFarms Common Stock on the terms and conditions set forth in the warrant agreement, and (iv) each issued and outstanding unit of Spring Valley that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New AeroFarms Common Stock and one-half of one warrant of New AeroFarms Common Stock, with such whole warrant representing the right to acquire one share of New AeroFarms Common Stock at an exercise price of $11.50 per share of New AeroFarms Common Stock on the terms and conditions set forth in the Spring Valley warrant agreement. See “Redomicile Proposal.”
The provisions of the Proposed Governing Documents (which will, if approved, amend and restate the Interim Delaware Governing Documents upon the Merger) will differ in certain material respects from the Existing Governing Documents (which, if approved, will be replaced by the Interim Delaware Governing Documents following the Domestication). Please see “What amendments will be made to the Existing Governing Documents of Spring Valley?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
What proposals are shareholders of Spring Valley being asked to vote upon?

A:
At the extraordinary general meeting, Spring Valley is asking holders of its ordinary shares to consider and vote upon eleven (11) separate proposals:

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a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

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a proposal to approve by special resolution the Domestication and to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Spring Valley and Dream Holdings, desirable in connection with the replacement of Existing Governing Documents with the Interim Delaware Governing Documents as part of the Domestication;

•
the following six (6) separate proposals to approve by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

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to authorize the change in the authorized share capital of Spring Valley from (i) $33,100 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) $44,500 divided into 435,000,000 shares of New AeroFarms Common Stock, par value $0.0001 per share, and 10,000,000 shares of New AeroFarms Preferred Stock, par value $0.0001 per share;

•
to authorize the New AeroFarms Board to issue any or all shares of New AeroFarms Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New AeroFarms Board and as may be permitted by the DGCL; and

•
to authorize the removal of the ability of New AeroFarms stockholders to take action by written consent in lieu of a meeting;

•
as an ordinary resolution, that the conversion of Spring Valley to a public benefit corporation effective upon the Merger be approved;

•
as an ordinary resolution, that adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act be approved; and

•
as an ordinary resolution, to amend and restate the Interim Delaware Governing Documents and authorize certain other immaterial changes in connection with the replacement of the Interim Delaware Governing Documents with the Proposed Governing Documents as part of the Merger, including changing the corporate name of Spring Valley from “Spring Valley Acquisition Corp.” to “AeroFarms, Inc.”;

•
a proposal to approve by ordinary resolution the issuance of shares of New AeroFarms Common Stock in connection with the Business Combination in compliance with the Nasdaq Listing Rules;

•
a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.
For more information, please see “Business Combination Proposal,” “Redomicile Proposal,” “Governing Documents Proposals,” “Nasdaq Proposal,” “Equity Incentive Plan Proposal” and “Adjournment Proposal.”
Spring Valley will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Spring Valley should read it carefully.
After careful consideration, the Spring Valley Board has determined that the Business Combination Proposal, the Redomicile Proposal, each of the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are in the best interests of Spring Valley and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
Why is Spring Valley proposing the Business Combination?

A:
Spring Valley is a blank check company incorporated on August 20, 2020 as a Cayman Islands exempted entity for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on Spring Valley’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Spring Valley has identified several general criteria and guidelines to evaluate prospective acquisition opportunities. Spring Valley has sought to acquire a business or company that: (i) is sustainability focused; (ii) has established businesses and recognized market leaders; (iii) will benefit from being a public company; (iv) has an experienced management team; (v) has an attractive financial profile; (vi) is a leader in technology driven transformation; (vii) consists of middle market businesses; and (viii) has strong free cash flow generation or near-term potential.
Based on its due diligence investigations of Dream Holdings and the industry in which it operates, including the financial and other information provided by Dream Holdings in the course of negotiations, the Spring Valley Board believes that Dream Holdings meets the general criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal — The Spring Valley Board’s Reasons for the Business Combination.”
Although the Spring Valley Board believes that the Business Combination with Dream Holdings presents a unique business combination opportunity and is in the best interests of Spring Valley and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The Spring Valley Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to the Business Following the Business Combination.”
Q:
Did the Spring Valley Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. The Spring Valley Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, Spring Valley’s management, the members of the Spring Valley Board and other representatives of Spring Valley have substantial experience in evaluating the operating and financial merits of companies engaged in the Sustainability industry and reviewed certain financial information of Dream Holdings and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of Spring Valley’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of Spring Valley’s management and the Spring Valley Board in valuing Dream Holdings’ business and assuming the risk that Spring Valley’s management and the Spring Valley Board may not have properly valued such business.

Q:
What will Dream Holdings’ equityholders receive in return for the Business Combination with Spring Valley?

A:
Following the consummation of the Domestication, on the Closing Date, Spring Valley Merger Sub will merge with and into Dream Holdings, with Dream Holdings as the surviving company in the Merger and, after giving effect to the Merger, Dream Holdings will be a wholly-owned subsidiary of New AeroFarms. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among others, (i) all shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock held in the treasury of Dream Holdings or owned by Spring Valley or Spring Valley Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (ii) each share of Series 2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any cancelled shares and dissenting shares, will be exchanged for approximately 1.0632 shares of New AeroFarms Common Stock, (iii) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series 2 Preferred Stock or cancelled or dissenting shares, will receive a number of shares of New AeroFarms Common Stock equal to the Common Stock Exchange Ratio with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving the consideration calculated on an as-converted basis, (iv) each Dream Holdings option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New AeroFarms Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of Dream Holdings issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for Merger Consideration that the holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested) (for the avoidance of doubt, the maximum number of shares of New AeroFarms Common Stock to be issued to Dream Holdings Holders as Merger Consideration shall be approximately 81.1 million), and (vi) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist. For further details, see “Business Combination Proposal — Consideration to Dream Holdings Holders in the Business Combination.”
Q:
How will the combined company be managed following the business combination?

A:
Following the Closing, it is expected that the current management of Dream Holdings will become the management of New AeroFarms, and the New AeroFarms Board will consist of up to nine (9) directors, who will be divided into three (3) classes (Class I, II and III) each consisting of three directors. Pursuant to the Merger Agreement, the New AeroFarms Board will consist of (i) six (6) individuals designated by Dream Holdings, (ii) two (2) individuals designated by Spring Valley and (iii) the chief executive officer of New AeroFarms. Please see the section entitled “Management of New AeroFarms Following the Business Combination” for further information.

Q:
What equity stake will current Spring Valley shareholders and current equityholders of Dream Holdings hold in New AeroFarms immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which includes an aggregate of 5,750,000 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 20,400,000 warrants to acquire ordinary shares, comprised of 8,900,000 private placement warrants held by the Sponsor and 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Business Combination, will entitle the holder thereof to purchase one share of New AeroFarms Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Spring Valley’s outstanding public shares are redeemed in connection with the Business Combination), Spring Valley’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 49,150,000 ordinary shares.

The following table illustrates varying ownership levels in New AeroFarms Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 80,000,000 shares of New AeroFarms Common Stock are issued to the Dream Holdings Holders at Closing in both a no redemption scenario and in a maximum redemption scenario; (ii) 12,500,000 shares of New AeroFarms Common Stock are issued in the PIPE Financing; (iii) no Spring Valley warrants to purchase New AeroFarms Common Stock that will be outstanding immediately following Closing have been exercised; and (iv) 3,333,333 shares of New AeroFarms Common Stock are issued in connection with the conversion of the principal balance of the Convertible Notes without taking into account the effect of accrued unpaid interest. The share totals in clause (i) of the prior sentence are calculated assuming that all outstanding warrants and vested, in-the-money equity awards are net exercised using a $10.00 per share value, based on vesting as of March 24, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Spring Valley will be different and totals may not add up to 100% due to rounding.
	Share Ownership in New AeroFarms (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions
Dream Holdings Holders(1)	65.0%	70.4%
PIPE Investors(2)	10.2%	11.0%
Spring Valley public shareholders(3)	18.7%	12.0%
Initial Shareholders(4)	3.5%	3.7%
Convertible Noteholders(5)	2.7%	2.9%

(1)
Assumes that the number of shares of New AeroFarms Common Stock to be held by Dream Holdings Holders is 80.000.000 shares in both the no redemption scenario and in the maximum redemption scenario. The shares to be issued for outstanding warrants and vested stock options are calculated on a cashless exercise basis, based on a deemed value of $10.00 per share, and as if converted at the Closing. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. The number of vested options is calculated as of March 24, 2021.

(2)
Consists of 12,500,000 shares to be acquired in connection with the PIPE Financing, including 3,120,000 shares to be acquired by certain affiliates of Spring Valley.

(3)
Consists of 23,000,000 shares issued in connection with Spring Valley’s initial public offering, or 13,588,914 shares assuming that 9,411,086 of Spring Valley’s outstanding public shares (which assumes the maximum number of Class A ordinary shares that can be redeemed are redeemed, while still satisfying the Closing Acquiror Cash Condition) are redeemed in connection with the Business Combination.

(4)
Includes 4,250,000 shares of New AeroFarms Common Stock. Does not include 3,120,000 shares to be acquired by certain affiliates of Spring Valley in the PIPE Financing. Does not include 1,500,000 shares of New AeroFarms Common Stock subject to vesting.

(5)
Consists of 3,333,333 shares of New AeroFarms Common Stock issued upon the automatic conversion of the Convertible Notes, excluding the effect of accrued interest on the Convertible Notes.

For further details, see “Business Combination Proposal — Consideration to Dream Holdings Holders in the Business Combination.”
Q:
Why is Spring Valley proposing the Domestication?

A:
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of Spring Valley and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Redomicile Proposal — Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.
The approval of the Redomicile Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Redomicile Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3rds) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q:
What is involved with the Domestication?

A:
The Domestication will require Spring Valley to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be the Closing Date, Spring Valley will cease to be a company incorporated under the laws of the Cayman Islands and in connection with the Business Combination, Spring Valley will continue as a Delaware corporation. The Existing Governing Documents will be replaced by the Interim Delaware Certificate of Incorporation

and Interim Delaware Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.
Q:
What amendments will be made to the Existing Governing Documents of Spring Valley?

A:
The consummation of the Business Combination is conditional on, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, Spring Valley’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and four (4) separate proposals to replace the Existing Governing Documents, in each case, under Cayman Islands law, with the Interim Delaware Governing Documents following the Domestication and the Proposed Governing Documents upon the Merger, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The share capital under the Existing Governing Documents is $33,100 divided into 300,000,000 Class A ordinary shares of par value $0.0001 per share, 30,000,000 Class B ordinary shares of par value $0.0001 per share and 1,000,000 preference shares of par value $0.0001 per share.	The Proposed Governing Documents authorize $44,500 divided into 435,000,000 shares of New AeroFarms Common Stock and 10,000,000 shares of New AeroFarms Preferred Stock.
	See paragraph 5 of the Memorandum of Association.	See Article IV, subsection A of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Governing Documents authorize the board of directors to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, to increase or decrease the number of shares of any such series.
	See paragraph 5 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV, subsection B of the Proposed Certificate of Incorporation.
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	Existing Governing Documents	Proposed Governing Documents
	See Articles 22 and 23 of our Articles of Association.	See Article VIII subsection 1 of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal F)	The Existing Governing Documents provide the name of the company is “Spring Valley Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “AeroFarms, Inc.”
	See paragraph 1 of our Memorandum of Association.	See Article VI, subsection B of the Proposed Certificate of Incorporation and Article III, subsections 10 and 13 of the Proposed Bylaws.
Perpetual Existence (Redomicile Proposal)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by May 27, 2022 (eighteen months after the closing of Spring Valley’s initial public offering), Spring Valley will cease all operations except for the purposes of winding up and will redeem the shares issued in Spring Valley’s initial public offering and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to New AeroFarms’ ongoing existence; the default rule under the DGCL will make New AeroFarms’ existence perpetual.
	See Article 49 of our Articles of Association.	This is the default rule under the DGCL.
Exclusive Forum (Governing Documents Proposal E)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal courts of the United States as the exclusive forum for litigation arising out of the Securities Act.
See Article V, subsections D and E of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Redomicile Proposal)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

	Existing Governing Documents	Proposed Governing Documents
See Article 49 of our Articles of Association.
Provisions Related to Status as a Public Benefit Corporation (Governing Documents Proposal D)	The Existing Articles of Association do not provide for Spring Valley to be a public benefit corporation.	The Proposed Governing Documents provide that the purpose of New AeroFarms is to engage in any lawful act or activity for which a public benefit corporation may be organized under the DGCL.
See Article III of the Proposed Certificate of Incorporation.

Q:
How will the Business Combination, including the Domestication, affect my ordinary shares, warrants and units?

A:
In connection with the Business Combination, including the Domestication, on the Closing Date prior to the Effective Time, (i) all issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New AeroFarms Common Stock; (ii) all issued and outstanding Class B ordinary shares of Spring Valley will convert automatically by operation of law, on a one-for-one basis, into shares of New AeroFarms Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of Spring Valley will automatically represent the right to purchase one share of New AeroFarms Common Stock at an exercise price of $11.50 per share of New AeroFarms Common Stock on the terms and conditions set forth in the warrant agreement, and (iv) each issued and outstanding unit of Spring Valley that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New AeroFarms Common Stock and one-half of one warrant, with such whole warrant representing the right to acquire one share of New AeroFarms Common Stock at an exercise price of $11.50 per share of New AeroFarms Common Stock on the terms and conditions set forth in the warrant agreement. See “Redomicile Proposal.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among others, (i) all shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock held in the treasury of Dream Holdings or owned by Spring Valley or Spring Valley Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (ii) each share of Dream Holdings Series 2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any cancelled shares and dissenting shares, will be exchanged for approximately 1.0632 shares of New AeroFarms Common Stock, (iii) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series 2 Preferred Stock or cancelled or dissenting shares, will receive a number of shares of New AeroFarms Common Stock equal to the Common Stock Exchange Ratio with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving the consideration calculated on an as-converted basis, (iv) each Dream Holdings option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New AeroFarms Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of Dream Holdings issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for Merger Consideration that the holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested) (for the avoidance of doubt, the maximum number of shares of New AeroFarms Common Stock to be issued to Dream Holdings Holders as Merger Consideration shall be approximately 81.1 million), and (vi) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist. For further details, see “Business Combination Proposal — Consideration to Dream Holdings Holders in the Business Combination.”

Q:
What are the U.S. federal income tax consequences of the Domestication?

A:
As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to Spring Valley, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•
a U.S. Holder that holds public shares that have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of Spring Valley’s earnings in income;

•
a U.S. Holder that holds public shares that have a fair market value of $50,000 or more and that, on the date of the Domestication, owns (directly or constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally will recognize gain (but not loss) on the exchange of Spring Valley public shares for Spring Valley Delaware public shares pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the U.S. Department of the Treasury regulations (“Treasury Regulations”) under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•
a U.S. Holder that holds public shares have a fair market value of $50,000 or more and that, on the date of the Domestication, owns (directly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

Spring Valley does not expect to have significant cumulative earnings and profits through the date of the Domestication.
Spring Valley believes that it is likely classified as a “passive foreign investment company” (“PFIC”). If Spring Valley is a PFIC, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Spring Valley public shares or public warrants for Spring Valley Delaware public warrants pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of Spring Valley Delaware public shares or public warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Spring Valley public shares or public warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
Additionally, the Domestication may cause non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s Spring Valley Delaware public shares after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations.”

Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash if you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the Merger Consideration in connection with the Business Combination.
The Sponsor has agreed to waive its redemption rights with respect to all of its ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, Spring Valley’s public shareholders may request that Spring Valley redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Spring Valley’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to           , Eastern Time, on           , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, Spring Valley’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, this would have amounted to approximately $10.10 per issued and outstanding public share, based on 21,915,393 shares subject to possible redemption as of December 31, 2020. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by           , Eastern Time, on           , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
We expect that a U.S. Holder that exercises its redemption rights to receive cash from the trust account in exchange for its public shares will generally be treated as selling such public shares, which would result in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that such U.S. Holder owns or is deemed to own (including through the ownership of public warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of Spring Valley’s initial public offering, an amount equal to $232,300,000 ($10.10 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of December 31, 2020, funds in the trust account totaled approximately $232,301,973, all of which were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay income taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New AeroFarms, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy statement/prospectus — Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders, subject to the satisfaction or waiver of the Closing Acquiror Cash Condition.

In no event will Spring Valley redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
Additionally, as a result of redemptions, the trading market for the New AeroFarms Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the Spring Valley shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the aggregate cash proceeds from Spring Valley’s trust account, together with the proceeds from the PIPE Financing, equaling no less than $225,000,000 (after deducting any amounts paid to Spring Valley’s stockholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred or subject to reimbursement by Spring Valley); (iv) the New AeroFarms Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq; and (v) receipt of fully executed copies of the Debt Facility Waiver (as defined in the Merger Agreement). Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in the third quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to Spring Valley shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Spring Valley shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Spring Valley ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from Spring Valley shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if Spring Valley shareholders redeem an amount of public shares such that the Closing Acquiror Cash Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:
What happens if the Business Combination is not consummated?

A:
Spring Valley will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If Spring Valley is not able to consummate the Business Combination with Dream Holdings nor able to complete another business combination by May 27, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on           , 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to Spring Valley shareholders that hold their shares in registered form and are registered as shareholders in Spring Valley’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.
Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held at           , Eastern Time, on           , 2021, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Suite 4700, Houston, TX 77002, and via a virtual meeting at           , unless the extraordinary general meeting is adjourned. As part of our precautions regarding COVID-19, we are also planning for the meeting to be held virtually over the Internet. We will post the details for such meeting on our website that will also be filed with the SEC as proxy material. Only shareholders who held ordinary shares of Spring Valley at the close of business on the Record Date will be entitled to vote at the Shareholders Meeting. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at           , and we encourage you to check this website prior to the meeting if you plan to attend.

Q:
What impact will the COVID-19 pandemic have on the Business Combination?

A:
Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the business of Spring Valley and Dream Holdings, and there is no guarantee that efforts by Spring Valley and Dream Holdings to address the adverse impacts of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and actions taken to contain COVID-19 or its impact, among others. If Spring Valley or Dream Holdings are unable to recover from a business disruption on a timely basis, the Business Combination and New AeroFarms’ business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by COVID-19 and, as a result, become more costly. Each of Spring Valley and Dream Holdings may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
We have fixed           , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of Spring Valley at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:
How many votes do I have?

A:
Spring Valley shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.

Q:
What constitutes a quorum?

A:
A quorum of Spring Valley shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the extraordinary general meeting?

A:
The following votes are required for each proposal at the extraordinary general meeting:

(i)
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)
Redomicile Proposal:   The approval of the Redomicile Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3rds) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

(iii)
Governing Documents Proposals:   The separate approval of each of the Governing Documents Proposals, which represent all material changes to the Interim Governing Documents, requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, which requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3rds) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

(iv)
Nasdaq Proposal:   The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)
Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, Spring Valley had 28,750,000 ordinary shares issued and outstanding. Spring Valley shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 5,750,000 ordinary shares are subject to the Sponsor Support Agreement or Spring Valley Letter Agreement, pursuant to which the Initial Shareholders have agreed to vote all of their shares (subject to certain exceptions) in favor of the Business Combination. 23,000,000 ordinary shares are not subject to the Sponsor Support Agreement or Spring Valley Letter Agreement.

For additional information regarding the Sponsor Support Agreement and Spring Valley Letter Agreement, see “Business Combination Proposal — Related Agreements — Transaction Support Agreements.”
Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 14,375,001 shares, of which 8,625,001 shares are not subject to the Sponsor Support Agreement, will need to be voted in favor of each of the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.
Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 19,166,667 shares, of which 13,416,667 shares are not subject to the Sponsor Support Agreement, will need to be voted in favor of the Redomicile Proposal in order to approve such proposal.
Q:
What are the recommendations of the Spring Valley Board?

A:
The Spring Valley Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Spring Valley and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redomicile Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
How do Sponsor and the other Initial Shareholders intend to vote their shares?

A:
Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Initial Shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our Initial Shareholders own 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Dream Holdings and/or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Dream Holdings and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Redomicile Proposal is approved by the affirmative vote of at least a two-thirds (2/3rds) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem their public shares and (iv) New AeroFarms’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.
Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q:
What happens if I sell my Spring Valley ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on           , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New AeroFarms. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Spring Valley. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
Spring Valley will pay the cost of soliciting proxies for the extraordinary general meeting. Spring Valley has engaged MacKenzie Partners, Inc., as proxy solicitor (“MacKenzie”) to assist in the solicitation of proxies for the extraordinary general meeting. Spring Valley has agreed to pay MacKenzie a fee of $12,500, plus disbursements, and will reimburse MacKenzie for its reasonable out-of-pocket expenses and indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses. Spring Valley will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Spring Valley’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be announced at the extraordinary general meeting. Spring Valley will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Individuals call toll-free: (800) 322-2885
Banks and brokers call: (212) 929-5500
Email: proxy@mackenziepartners.com
You also may obtain additional information about Spring Valley from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Spring Valley’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to           , Eastern Time, on           , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Merger Agreement.”
Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Dream Holdings prior to the Business Combination and to New AeroFarms and its consolidated subsidiaries after giving effect to the Business Combination.
Company Overview
AeroFarms is revolutionizing agriculture by designing and building innovative and highly effective vertical farms to deliver great-tasting produce at commercial scale. We use our technology platform primarily to grow leafy greens, which are available in the Northeast and Mid-Atlantic regions of the United States. We intentionally sell our products through a customer base that we feel is representative of a diverse customer mix across geographies: mass market retailer (ShopRite), specialty retailer (Whole Foods Market), ecommerce retailer (FreshDirect and Amazon Fresh), and food service distributor (Baldor Specialty Foods). Our products are consistently celebrated by top chefs and tastemakers for their quality, flavor, taste and texture. Our farms utilize our proprietary data-driven technology platform that allows for precise calibration and integration across all disciplines of fully-controlled environment agriculture including plant biology, mechanical design, environmental control, operations, data analytics and plant genetics. We believe this allows us to understand plants at unprecedented levels and be better farmers, while continually optimizing our farms, reducing costs, improving quality and enabling local production at scale.
As a company focused on providing innovative agricultural solutions, our market opportunity is made possible by the considerable environmental and social challenges that limit traditional agriculture and put pressure on the global food system today. These challenges are causing governments and businesses to focus on controlled environment agriculture and other advancements in agriculture to build a more resilient supply chain and provide access to cleaner, healthier and fresher food. We are at an important inflection point as we are operating at commercial scale and ready to scale further with additional farms and capabilities. Our core business plan is to develop, own and operate commercial farms across North America. To date, we have grown over 550 different varieties of fruits and vegetables. At each stage of growth and over continuous growing cycles, our team of plant scientists studies plants in our fully-controlled farms to optimize the precise inputs and conditions they need to thrive. This allows us to have an unprecedented understanding of plant science.
We are reimagining the way food is grown and elevating agriculture for people and the planet. Using our fully-controlled farms, we strive to bring out the best in plants by optimizing for flavor, taste and texture. Our produce is grown indoors in a fully-controlled environment, we can grow plants year-round without sun, soil or restrictions due to variations in climate or seasonal changes. On top of this, our methods are more sustainable, healthy, and good for the environment. We grow using zero pesticides and up to 95% less water than a traditional field farm. Our locally grown products are accessible and priced competitively against organic produce and other local farmers. As a result, we can optimize growing conditions to produce new plant varieties, improve quality, reduce capital and operating costs and apply our knowledge to solve broader problems in agriculture.
Summary of Risk Factors
In evaluating the proposals to be presented at the Spring Valley extraordinary general meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:
Risks Related to Dream Holdings’ Business
•
AeroFarms is an early-stage company with low revenue and a history of losses and expects to incur continuing losses for the foreseeable future. AeroFarms’ business could be adversely affected if it fails to effectively manage its future growth.

•
AeroFarms may be unable to successfully execute on its growth strategy.

•
AeroFarms has built and plans to build vertical farms which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, and fluctuating input costs.

•
AeroFarms’ results of operations and financial condition depend on its ability to grow product to its yield targets and quality specifications.

•
AeroFarms’ results of operations and financial condition depend on its ability to operate its facilities reliably, which may be affected by factors within and beyond the Company’s control.

•
AeroFarms’ operating costs to grow and sell its products may be higher than expected, which could impact its results and financial condition.

•
AeroFarms could be adversely affected by a change in consumer preferences or perception, spending habits in the food industry, and failure to expand its product offerings or gain market acceptance of its products.

•
AeroFarms may not be able to compete successfully in the highly competitive fresh produce industry and AeroFarms may not be able to maintain its competitive advantage as an industry leader in vertical farming due to the increased number of competitors in the agriculture industry.

•
If customers or consumers are unwilling to accept AeroFarms’ rebrand, which is occurring during the second quarter of 2021, there could be material adverse effects to AeroFarms’ reputation, business, operating results, and financial condition.

•
AeroFarms’ operations are subject to FDA and USDA governmental regulation and state regulation, and there is no assurance that AeroFarms will be in compliance with all regulations.

•
AeroFarms depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact AeroFarms’ business, results of operations and financial condition.

•
AeroFarms relies on making assumptions about the channel mix supplied by its farms in order to achieve expected results, which, if wrong, could have material negative impact to its business, operational results, and financial performance.

•
AeroFarms will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

•
The COVID-19 pandemic could negatively impact on AeroFarms’ business, results of operations, and financial condition.

•
Adherence to AeroFarms’ values and its focus on long-term sustainability may negatively influence its short- or medium-term financial performance.

•
As a public benefit corporation, AeroFarms’ duty to balance a variety of interests may result in actions that do not maximize stockholder value.

Risks Related to the Business Combination and Spring Valley
•
Neither the Spring Valley Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

•
Subsequent to consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

•
The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New AeroFarms.

•
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

•
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

•
Nasdaq may not list New AeroFarms’ securities on its exchange, which could limit investors’ ability to make transactions in New AeroFarms’ securities and subject New AeroFarms to additional trading restrictions.

Risks Related to the Consummation of the Domestication
•
The Domestication may result in adverse tax consequences for holders of public shares.

•
Upon consummation of the Business Combination, the rights of holders of New AeroFarms Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Risks Related to the Redemption
•
If a public shareholder fails to receive notice of Spring Valley’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•
Spring Valley does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of Spring Valley’s public shareholders have redeemed their shares.

•
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

•
Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

The Parties to the Business Combination
Spring Valley
Spring Valley is a blank check company incorporated on August 20, 2020 as a Cayman Islands exempted entity for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on Spring Valley’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On November 27, 2020, Spring Valley completed its initial public offering of 20,000,000 units, plus an additional 3,000,000 units subsequently issued upon full exercise of the underwriters’ overallotment option, at a price of $10.00 per unit generating gross proceeds of $230,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments.
Following the closing of our initial public offering, an amount equal to $232,300,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. As of December 31, 2020, funds in the trust account totaled approximately $232,301,973, all of which were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay income taxes, if any, until the earliest of (i) the completion of Spring Valley’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Spring Valley does not complete a business combination by May 27, 2022, or (iii) the redemption of all of the public shares if Spring Valley is unable to complete a business combination by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.
Spring Valley’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “SVSVU,” “SV” and “SVSVW,” respectively.
Spring Valley’s principal executive office is located at 2100 McKinney Ave, Suite 1675, Dallas, TX 75201, and its telephone number is (214) 308-5230. Spring Valley’s corporate website address is https://www.sv-ac.com. Spring Valley’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Dream Holdings
AeroFarms was founded in 2004 as GreatVeggies, LLC and became Just Greens, LLC (d/b/a AeroFarms), a Delaware limited liability company, in 2011. In 2017, Just Greens, LLC became a subsidiary of Dream Holdings, Inc., a Delaware corporation, through a merger. Since 2017, Dream Holdings has been a Certified B Corporation and a public benefit corporation.
Dream Holdings’ principal executive office is located at 212 Rome Street, Newark, NJ 07105, and its telephone number is (973) 242-2495. Dream Holdings’ corporate website address is https://www.aerofarms.com. Dream Holdings’ website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Spring Valley Merger Sub
Spring Valley Merger Sub is a Delaware corporation and wholly-owned subsidiary of Spring Valley formed for the purpose of effecting the Business Combination. Spring Valley Merger Sub owns no material assets and does not operate any business.
Spring Valley Merger Sub’s principal executive office is located at 2100 McKinney Ave, Suite 1675, Dallas, TX 75201, and its telephone number is (214) 308-5230.
Proposals to be put to the Shareholders of Spring Valley at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of Spring Valley and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, Spring Valley is asking its shareholders to approve by ordinary resolution the Merger Agreement, pursuant to which, among other things, on the Closing Date, promptly following the consummation of the Domestication, Spring Valley Merger Sub will merge with and into Dream Holdings, with Dream Holdings as the surviving company in the Merger and, after giving effect to such Merger, Dream Holdings shall be a wholly-owned subsidiary of New AeroFarms. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of common stock of Spring Valley Merger Sub issued and outstanding as of immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of Dream Holdings, as the surviving corporation of the merger with Spring Valley Merger Sub, (ii) all shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock held in the treasury of Dream Holdings or owned by Spring Valley or Spring Valley Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (iii) each share of Series 2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any cancelled shares and dissenting shares, will be exchanged for approximately 1.0632 shares of New AeroFarms Common Stock, (iv) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series 2 Preferred Stock or cancelled or dissenting shares, will receive a number of shares of New AeroFarms Common Stock equal to the Common Stock Exchange Ratio with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving the consideration calculated on an as-converted basis, (v) each Dream Holdings option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New AeroFarms Common Stock as calculated in accordance with the Merger Agreement, (vi) each warrant of Dream Holdings issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for Merger Consideration that the holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested) (for the avoidance of doubt, the maximum number of shares of New AeroFarms Common Stock to be issued to Dream Holdings Holders as Merger Consideration shall be approximately 81.1million), and (vii) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist. For further details, see “Business Combination Proposal — Consideration to Dream Holdings Holders in the Business Combination.”
After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The Spring Valley Board’s Reasons for the Business Combination,” the Spring Valley Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for Spring Valley’s initial public offering, including that the businesses of Dream Holdings had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”
Consideration to Dream Holdings Holders in the Business Combination
In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among other things, (i) all shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock held in the treasury of Dream Holdings or owned by Spring Valley or Spring Valley Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (ii) each share of Series 2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any cancelled shares and dissenting shares, will be exchanged for approximately 1.0632 shares of New AeroFarms Common Stock, (iii) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series 2 Preferred Stock or cancelled or dissenting shares, will receive a number of shares of New AeroFarms Common Stock equal to the Common Stock Exchange Ratio with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving the consideration calculated on an as-converted basis, (iv) each Dream Holdings option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New AeroFarms Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of Dream Holdings issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for Merger Consideration that the holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested) (for the avoidance of doubt, the maximum number of shares of New AeroFarms Common Stock to be issued to Dream Holdings Holders as Merger Consideration shall be approximately 81.1 million), and (vi) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist. For further details, see “Business Combination Proposal — Consideration to Dream Holdings Holders in the Business Combination.”
Conditions to Closing of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; (iii) the Closing Acquiror Cash Condition; (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (v) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”
Redomicile Proposal
As discussed in this proxy statement/prospectus, Spring Valley will ask its shareholders to approve by special resolution the Redomicile Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the Spring Valley Board has unanimously approved the Redomicile Proposal. The Redomicile Proposal, if approved, will authorize a change of Spring Valley’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware and amend and restate the Existing Governing Documents, under Cayman Islands law, with the Interim Delaware Governing Documents, under the DGCL, including (i) making Spring Valley’s corporate existence perpetual, and (ii) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination. Accordingly, while Spring Valley is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, Spring Valley Delaware will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents, the Interim Delaware Governing Documents and the Proposed Governing Documents. The approval of the Redomicile Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3rds) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”
For further details, see “Redomicile Proposal” and “Governing Documents Proposals.”
Governing Documents Proposals
Spring Valley will ask its shareholders to approve by ordinary resolution six (6) separate Governing Documents Proposals, which represent all material changes to the Interim Governing Documents, in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Interim Delaware Governing Documents, under the DGCL, and the replacement of the Interim Delaware Governing Documents with the Proposed Governing Documents, under the DGCL. The Spring Valley Board has unanimously approved each of the Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New AeroFarms after the Business Combination. Approval of each of the Governing Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

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Governing Documents Proposal A — to authorize the change in the authorized share capital of Spring Valley from (i) $33,100 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) $44,500 divided into 435,000,000 shares of New AeroFarms Common Stock and 10,000,000 shares of New AeroFarms Preferred Stock.

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Governing Documents Proposal B — to authorize the New AeroFarms Board to issue any or all shares of New AeroFarms Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New AeroFarms Board and as may be permitted by the DGCL.

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Governing Documents Proposal C — to authorize the removal of the ability of New AeroFarms stockholders to take action by written consent in lieu of a meeting.

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Governing Documents Proposal D — as an ordinary resolution, that the conversion of Spring Valley to a public benefit corporation effective upon the Merger be approved.

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Governing Documents Proposal E — as an ordinary resolution, that adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act be approved.

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Governing Documents Proposal F — as an ordinary resolution, to amend and restate the Interim Delaware Governing Documents and authorize certain other immaterial changes in connection with the replacement of the Interim Delaware Governing Documents with the Proposed Governing Documents as part of the Merger, including changing the corporate name of Spring Valley from “Spring Valley Acquisition Corp.” to “AeroFarms, Inc.”

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and the Interim Delaware Governing Documents, and we encourage shareholders to carefully consult the information set out in the sections entitled “Governing Documents Proposals” and “Proposed Conversion of New AeroFarms to a Public Benefit Corporation” and the full text of the Proposed Governing Documents of New AeroFarms, attached hereto as Annex C and D.
Nasdaq Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of New AeroFarms Common Stock in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635.
For additional information, see “Nasdaq Proposal.”
Equity Incentive Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Equity Incentive Plan Proposal. Pursuant to the Equity Incentive plan, a number of shares of New AeroFarms Common Stock equal to        shares of New AeroFarms Common Stock that are outstanding on an as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the Equity Incentive Plan. The number of shares reserved for issuance under the Equity Incentive Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of       % of the total number of outstanding shares of all classes of New AeroFarms Common Stock as of the immediately preceding December 31, or a number as may be determined by the New AeroFarms Board. For additional information, see “2021 Equity Incentive Plan Proposal.” The full text of the Equity Incentive Plan is attached hereto as Annex H.
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Spring Valley to consummate the Business Combination, the Spring Valley Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”
The Adjournment Proposal is not conditioned on any other proposal.
The Spring Valley Board’s Reasons for the Business Combination
Spring Valley was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Spring Valley Board sought to do this by utilizing the network and industry experience of both the Sponsor and the Spring Valley Board and management to identify, acquire and operate one or more businesses. The members of the Spring Valley Board and management have extensive transactional experience, particularly in the broadly-defined sustainability industry, including but not limited to, energy and power, resource management, transportation, environmental services, water, agriculture / food and advanced materials / chemicals in the United States and other developed countries.
As described under “Background of the Business Combination,” the Spring Valley Board, in evaluating the Merger, consulted with Spring Valley’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Spring Valley Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the Spring Valley Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Spring Valley Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Spring Valley’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
In approving the combination, the Spring Valley Board decided not to obtain a fairness opinion. The officers and directors of Spring Valley have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience of their representatives, enabled them to make the necessary analyses and determinations regarding the Merger.
The Spring Valley Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following: Dream Holdings’ strategic focus on and demonstrable contributions toward global sustainability, the quality of its products, the experience of the management team, the successful history of scaling manufacturing, the prudent financial management of the business, and the proven ability to improve the economics of the business over time. More specifically, the Spring Valley Board took into consideration the following factors or made the following determinations, as applicable:
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Dream Holdings’ Public Benefit Status and B Corporation Certification;

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Controlled environment agriculture has the potential to be the future of farming;

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Meets the acquisition criteria that Spring Valley had established to evaluate prospective business combination targets;

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Multiple avenues to accelerate organic growth opportunities;

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Significant value creation opportunities;

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Experienced management team;

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Dream Holdings’ post-closing financial condition; and

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Valuation supported by financial analysis and due diligence.

The Spring Valley Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks. Specifically, the Spring Valley Board considered the following issues and risks:
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Risk that the benefits described above may not be achieved;

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Risk of the liquidation of Spring Valley;

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The exclusivity provision in the Merger Agreement, which restricts Spring Valley’s ability to consider other potential business combinations;

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Spring Valley’s Stockholders Receive a Minority Position;

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Risks regarding the shareholder vote;

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Limitations of review;

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Closing conditions;

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Potential Litigation;

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Fees and expenses;

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Potential impacts of COVID-19; and

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Other risk factors.

In addition to considering the factors described above, the Spring Valley Board also considered that some officers and directors of Spring Valley might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of Spring Valley’s stockholders. Spring Valley’s independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the Spring Valley Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.
The Spring Valley Board concluded that the potential benefits that it expected Spring Valley and its stockholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the Spring Valley Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, Spring Valley and its stockholders.
For more information about the Spring Valley Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal — the Spring Valley Board’s Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into in connection with the Merger Agreement.
PIPE Financing
Spring Valley entered into Subscription Agreements (the “Subscription Agreements”) with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Spring Valley has agreed to issue and sell to the PIPE Investors, an aggregate of 12,500,000 shares of New AeroFarms Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $125,000,000. As part of the 12,500,000 shares of New AeroFarms Common Stock to be issued pursuant to the Subscription Agreements, certain affiliates of Spring Valley have agreed to subscribe for and purchase 3,120,000 shares of New AeroFarms Common Stock on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share, for aggregate gross proceeds of $31,200,000. The New AeroFarms Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Spring Valley has granted the PIPE Investors certain registration rights in connection with the PIPE

Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
Registration Rights Agreement
At the Closing, New AeroFarms, the Sponsor, the former independent directors of Spring Valley who previously held Class B ordinary shares and the Dream Holdings Holders intend to enter into a Registration Rights Agreement (the “Registration Rights Agreement”) covering approximately 99.2 million shares of New AeroFarms Common Stock, which will supersede the registration and shareholder rights agreement between Spring Valley and the Initial Shareholders, pursuant to which, among other things, the Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New AeroFarms Common Stock. For additional information, see “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
Lock-Up Agreements
In connection with the Closing, certain stockholders of Dream Holdings will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of New AeroFarms Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of New AeroFarms Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for New AeroFarms Common Stock held by them immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until one hundred and eighty (180) days after the closing date of the Merger.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, Sponsor entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with Spring Valley and Dream Holdings, pursuant to which the Sponsor agreed to, among other things, (i) vote at any meeting of the shareholders of Spring Valley all of its ordinary shares (subject to certain exceptions) held of record or thereafter acquired in favor of the proposals being presented at the extraordinary general meeting of Spring Valley and (ii) be bound by certain other covenants and agreements related to the Business Combination.
Sponsor Letter Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”) with Spring Valley and Dream Holdings, pursuant to which the parties thereto agreed, among other things, (i) to certain vesting and forfeiture terms with respect to approximately 26.64% of the New AeroFarms Common Stock beneficially owned by the Sponsor immediately following the Closing, and (ii) to subject the Sponsor to a post-Closing lock-up period that ends on the earlier to occur of one year after the Closing Date and if, over any 20 trading days within any 30 trading day period, the volume weighted average price (“VWAP”) of the New AeroFarms Common Stock is greater than or equal to $12.00 per share, then upon the close of such 20th trading day (provided that in no event will the lock-up period be for less than 180 days after the Closing), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
Dream Holdings Stockholder Support Agreement
Concurrently with the execution of the Merger Agreement or shortly thereafter, certain stockholders of Dream Holdings representing the requisite votes necessary to approve the Business Combination entered into support agreements (the “Dream Holdings Stockholder Support Agreements”) with Spring Valley and

Dream Holdings, pursuant to which each such holder agreed to vote all of its shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock, as applicable, in favor of the approval and adoption of the Business Combination. Additionally, such stockholders agreed, among other things, not to transfer any of their shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or enter into any voting arrangement that is inconsistent with the Dream Holdings Stockholder Support Agreement.
Investor Rights Agreement
In connection with the Closing, Spring Valley, Sponsor, Dream Holdings and certain stockholders of Spring Valley and Dream Holdings will enter into the Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which such stockholders and Spring Valley agree to take all necessary action so that immediately after the Effective Time, the board of directors of Spring Valley, including its committees, is comprised of the individuals as set forth in the Investor Rights Agreement, and that such individuals are nominated as directors at the Spring Valley annual meeting of stockholders to be held in 2021.
Ownership of New AeroFarms
As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which includes an aggregate of 5,750,000 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 20,400,000 warrants to acquire ordinary shares, comprised of 8,900,000 private placement warrants held by the Sponsor and 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New AeroFarms Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Spring Valley’s outstanding public shares are redeemed in connection with the Business Combination), Spring Valley’s fully diluted share capital would be 49,150,000 ordinary shares.
The following table illustrates varying ownership levels in New AeroFarms Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 80,000,000 shares of New AeroFarms Common Stock are issued to the Dream Holdings Holders at Closing in both a no redemption scenario and in a maximum redemption scenario; (ii) 12,500,000 shares of New AeroFarms Common Stock are issued in the PIPE Financing; (iii) no Spring Valley warrants to purchase New AeroFarms Common Stock that will be outstanding immediately following Closing have been exercised; and (iv) 3,333,333 shares of New AeroFarms Common Stock are issued in connection with the conversion of the principal balance of the Convertible Notes without taking into account the effect of accrued unpaid interest. The share totals in clause (i) of the prior sentence are calculated assuming that all outstanding warrants and vested, in-the-money equity awards are net exercised using a $10.00 per share value, based on vesting as of March 24, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Spring Valley will be different and totals may not add up to 100% due to rounding.
	Share Ownership in New AeroFarms (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions
Dream Holdings Holders(1)	65.0%	70.4%
PIPE Investors(2)	10.2%	11.0%
Spring Valley public shareholders(3)	18.7%	12.0%
Initial Shareholders(4)	3.5%	3.7%
Convertible Noteholders(5)	2.7%	2.9%

(1)
Assumes that the number of shares of New AeroFarms Common Stock to be held by Dream Holdings Holders is 80,000,000 shares in both the no redemption scenario and in the maximum redemption scenario. The shares to be issued for outstanding warrants and vested stock options are calculated on a cashless exercise basis, based on a deemed value of $10.00 per share, and as if converted at the Closing. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. The number of vested options is calculated as of March 24, 2021.
(2)
Consists of 12,500,000 shares to be acquired in connection with the PIPE Financing, including 3,120,000 shares to be acquired by certain affiliates of Spring Valley.

(3)
Consists of 23,000,000 shares issued in connection with Spring Valley’s initial public offering, or 13,588,914 shares assuming that 9,411,086 of Spring Valley’s outstanding public shares (which assumes the maximum number of Class A ordinary shares that can be redeemed are redeemed, while still satisfying the Closing Acquiror Cash Condition) are redeemed in connection with the Business Combination.

(4)
Includes 4,250,000 shares of New AeroFarms Common Stock. Does not include 3,120,000 shares to be acquired by certain affiliates of Spring Valley in the PIPE Financing.

(5)
Consists of 3,333,333 shares of New AeroFarms Common Stock issued upon the automatic conversion of the Convertible Notes, excluding the effect of accrued interest on the Convertible Notes.

For further details, see “Business Combination Proposal — Consideration to Dream Holdings Holders in the Business Combination.”
Date, Time and Place of Extraordinary General Meeting of Spring Valley’s Shareholders
The extraordinary general meeting of Spring Valley, will be held at                 , Eastern Time, on                 , 2021, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Suite 4700, Houston, TX 77002, and via a virtual meeting at                 , unless the extraordinary general meeting is adjourned, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
Spring Valley shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                 , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.
Quorum and Vote of Spring Valley Shareholders
A quorum of Spring Valley shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.
The Initial Shareholders have, pursuant to the Sponsor Support Agreement and the Spring Valley Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

The proposals presented at the extraordinary general meeting require the following votes:
(i)
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)
Redomicile Proposal:   The approval of the Redomicile Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3rds) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

(iii)
Governing Documents Proposals:   The separate approval of each of the Governing Documents Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)
Nasdaq Proposal:   The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)
Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request that Spring Valley redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Spring Valley’s transfer agent, in which you (i) request that Spring Valley redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, Spring Valley’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Spring Valley’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Spring Valley’s transfer agent, New AeroFarms will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, this would have amounted to approximately $10.10 per issued and outstanding public share, based on 21,915,393 shares subject to possible redemption as of December 31, 2020. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New AeroFarms Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Spring Valley — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Initial Shareholders have, pursuant to the Sponsor Support Agreement and the Spring Valley Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither Spring Valley shareholders nor Spring Valley warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Spring Valley has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Spring Valley — Revoking Your Proxy.”
Interests of Spring Valley Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Spring Valley Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Spring Valley’s directors, have interests in such proposal that are different from, or in addition to, those of Spring Valley shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for 7,187,500 Class B ordinary shares, 5,750,000 of which are currently owned by the Initial Shareholders, the aggregate value of which is estimated to be approximately $57,212,500, assuming the per share value of the New AeroFarms Common Stock is the same as the $9.95 per share closing price of our Class A ordinary shares on Nasdaq as of May 3, 2021;

•
the fact that Sponsor paid $8,900,000 for its private placement warrants, the aggregate value of which is estimated to be approximately $8,454,110, assuming the per warrant value of the New AeroFarms warrants is the same as the $0.9499 per warrant closing price of the Spring Valley warrants on Nasdaq as of May 3, 2021, and the private placement warrants would be worthless if a business combination is not consummated by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•
the fact that the affiliates of Spring Valley have agreed to purchase 3,120,000 shares of New AeroFarms Common Stock at $10.00 per share in the PIPE Financing on the same terms and conditions as the other PIPE Investors;

•
the fact that the Initial Shareholders and certain of Spring Valley’s current officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Spring Valley fails to complete an initial business combination by May 27, 2022;

•
the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Spring Valley;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Spring Valley in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•
the continued indemnification of Spring Valley’s directors and officers and the continuation of Spring Valley’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•
the fact that the Sponsor and Spring Valley’s officers and directors will lose their entire investment in Spring Valley and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 27, 2022;

•
the fact that if the trust account is liquidated, including in the event Spring Valley is unable to complete an initial business combination by May 27, 2022, the Sponsor has agreed to indemnify Spring Valley to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Spring Valley has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Spring Valley, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•
the fact that Spring Valley may be entitled to distribute or pay over funds held by Spring Valley outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement and the Spring Valley Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Dream Holdings and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent

Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Dream Holdings and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Redomicile Proposal is approved by the affirmative vote of at least a two-thirds (2/3rds) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New AeroFarms’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Recommendation to Shareholders of Spring Valley
The Spring Valley Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Spring Valley and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redomicile Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of Spring Valley’s outstanding public shares are redeemed in connection with the Business

Combination and (ii) the maximum number of Spring Valley’s outstanding public shares that can be redeemed are redeemed in connection with the Business Combination.
No Redemption
Source of Funds(1)		Uses(1)
Existing Cash held in trust account(2)	$232,301,973	Shares of New AeroFarms Common Stock issued to the Dream Holdings Holders(3)	$800,000,000
Cash and Cash Equivalents of Spring Valley	$1,906,348
Shares of New AeroFarms Common Stock issued to the Dream Holdings Holders(3)	800,000,000	Transaction Fees and Expenses	39,156,348
PIPE Financing	125,000,000	Remaining Cash on Balance Sheet(4)	320,051,973
Total Sources	$1,159,208,321	Total Uses	$1,159,208,321

(1)
Totals might be affected by rounding.

(2)
As of December 31, 2020.

(3)
Shares issued to Dream Holdings are at a deemed value of $10.00 per share based on 80,000,000 shares of New AeroFarms Common Stock expected to be issued at Closing, assuming that all outstanding warrants and vested, in-the-money equity awards are net exercised using a $10.00 per share value. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(4)
Does not include outstanding warrants to purchase an aggregate of 20,400,000 shares of New AeroFarms Common Stock, which will become exercisable on the earlier to occur of (i) 30 days after closing of the Business Combination and (ii) November 27, 2021, at an exercise price of $11.50 per share.

Maximum Redemption
Source of Funds(1)		Uses(1)
Existing Cash held in trust account(2)	$232,301,973	Shares of New AeroFarms Common Stock issued to the Dream Holdings Holders(3)	$800,000,000
Cash and Cash Equivalents of Spring Valley	$1,906,348
Shares of New AeroFarms Common Stock issued to the Dream Holdings Holders(3)	800,000,000	Transaction Fees and Expenses	39,156,348
		Spring Valley public redemption(4)	95,051,973
PIPE Financing	125,000,000	Remaining Cash on Balance Sheet(5)	225,000,000
Total Sources	$1,159,208,321	Total Uses	$1,159,208,321

(1)
Totals might be affected by rounding.

(2)
As of December 31, 2020.

(3)
Shares issued to Dream Holdings are at a deemed value of $10.00 per share based on 80,000,000 shares of New AeroFarms Common Stock expected to be issued at Closing, assuming that all outstanding warrants and vested, in-the-money equity awards are net exercised using a $10.00 per share value. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(4)
Based on 9,411,086 shares subject to possible redemption, which assumes the maximum number of Class A ordinary shares that can be redeemed are redeemed, while still satisfying the Closing Acquiror Cash Condition.

(5)
Does not include outstanding warrants to purchase an aggregate of 20,400,000 shares of New AeroFarms Common Stock, which will become exercisable on the later to occur of (i) 30 days after closing of the Business Combination and (ii) November 27, 2021, at an exercise price of $11.50 per share.

Material U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the exercise of redemption rights and the Domestication, please see “Material U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Spring Valley as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New AeroFarms immediately following the Domestication upon the Merger will be the same as those of Spring Valley immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Spring Valley has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Dream Holdings stockholders comprising a relative majority of the voting power of the combined company, Dream Holdings’ operations prior to the acquisition comprising the only ongoing operations of New AeroFarms, Dream Holdings’ senior management comprising a majority of the senior management of New AeroFarms, and Dream Holdings will initially designate a majority of the board of directors of New AeroFarms. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Dream Holdings with the Business Combination being treated as the equivalent of Dream Holdings issuing stock for the net assets of Spring Valley, accompanied by a recapitalization. The net assets of Spring Valley will be stated at historical costs, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Certain aspects of the Business Combination are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Spring Valley and Dream Holdings have filed the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination in accordance with the Merger Agreement. The statutory HSR waiting period for the HSR Act expired on May 7, 2021.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New AeroFarms’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Spring Valley cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Spring Valley cannot assure you as to its result.
None of Spring Valley and Dream Holdings are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
Spring Valley is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Spring Valley has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Spring Valley, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Spring Valley’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Spring Valley’s initial public offering, (b) in which we have total annual gross revenue of at least $1,070,000,000, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700,000,000 as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1,000,000,000 in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250,000,000 as of the prior June 30, or (ii) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700,000,000 as of the prior June 30.

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions included elsewhere in this proxy statement/prospectus. The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Spring Valley will be treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, for accounting purposes, this Business Combination will be treated as the equivalent of Dream Holdings issuing equity for the net assets of Spring Valley, accompanied by a recapitalization. The net assets of Spring Valley will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives effect to the Business Combination and related transactions as if they had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021, and for the year ended December 31, 2020 give effect to the Business Combination as if they had occurred on January 1, 2020.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Spring Valley and related notes and the historical financial statements of Dream Holdings and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.
The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:
•
Assuming No Redemption Scenario:   This scenario assumes that no shares of Spring Valley’s redeemable common stock will be redeemed; and

•
Assuming Maximum Redemption Scenario:   This scenario assumes that Spring Valley shareholders holding approximately 9,461,457 public shares will exercise their redemption rights for approximately $95,560,713 of funds in Spring Valley’s trust account. The Merger Agreement includes a minimum cash available requirement that Spring Valley will need to have a minimum of $225,000,000 of funds, net of any unpaid liabilities, to effect the Closing. Furthermore, Spring Valley will only proceed with the merger if it will have net tangible assets of at least $5,000,001 upon consummation of the merger and a majority of the shares voted are voted in favor of the merger. Based on the amount of $232,307,702 in the trust account and $1,769,442 of working capital as of March 31, 2021, and taking into account the anticipated proceeds of $125,000,000 from the PIPE Financing and transaction expenses of $38,406,423, if no more than 9,461,457 shares of Spring Valley’s public shares are redeemed, Spring Valley will still have sufficient cash to satisfy the minimum cash available requirement in the Merger Agreement.

(in thousands, except share and per share data)	Combined Pro Forma
	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data Three Months Ended March 31, 2021
Revenue	$577	$577
Comprehensive loss attributable to New AeroFarms	$112	$112
Basic and diluted net loss per common stock	$—	$—

(in thousands, except share and per share data)	Combined Pro Forma
	Assuming No Redemptions	Assuming Maximum Redemptions
Weighted average shares outstanding, basic and diluted	115,215,749	105,754,292
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data Year ended December 31, 2020
Revenue	$2,552	$2,552
Comprehensive loss attributable to New AeroFarms	$(43,869)	$(43,869)
Basic and diluted net loss per common stock	$(0.38)	$(0.41)
Weighted average shares outstanding, basic and diluted	115,215,749	105,754,292
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data As of March 31, 2021
Total assets	$431,761	$336,201
Total liabilities	$51,630	$51,630
Total equity	$380,131	$284,570

RISK FACTORS
Spring Valley shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.
Risks Related to Dream Holdings’ Business Following the Business Combination
Unless the context otherwise requires, references to “we”, “us”, “our”, or the “Company” in this section of this proxy statement/prospectus refers to the business and operations of Dream Holdings, Inc. prior to the Business Combination and to New AeroFarms and its subsidiaries following the Business Combination.
AeroFarms is an early-stage company with low revenue and a history of losses and expects to incur continuing losses for the foreseeable future. AeroFarms’ business could be adversely affected if it fails to effectively manage its future growth.
AeroFarms generated revenue of $2.6 million and $2.3 million, and incurred net losses of $25.3 million and $22.3 million for the year ended December 31, 2020, and the year ended December 31, 2019, respectively. AeroFarms believes it will continue to incur net losses for the foreseeable future, even should revenue grow. AeroFarms is dependent upon expanding production capacity and customer base to grow its revenue. Even if AeroFarms grows its revenue, there is no guarantee when, if ever, AeroFarms will become profitable. AeroFarms expects to incur significant expenses as it:
•
operates its existing facilities;

•
completes the construction of its next commercial farm to be located in Danville, Virginia;

•
constructs and operates its research and development center in Abu Dhabi, United Arab Emirates;

•
identifies and invests in future growth opportunities, including expansion into new markets, development of new facilities, introduction of new products, and commercialization of new crops;

•
invests in creating and protecting intellectual property; and

•
incurs additional general administrative expenses, including increased finance, legal and accounting expenses, associated with being a public company and scaling its operations.

Supporting the growth of AeroFarms’ business will place significant demands on its management and operations teams and will require resources, financial and otherwise, which may not be available in a cost-effective manner. If AeroFarms does not effectively manage its growth strategy, execute on its business plan, respond to competitive pressures, take advantage of market opportunities, expand its customer base or satisfy new or existing customer requirements, there could be adverse effects on AeroFarms’ business, financial condition and results of operations.
These expenditures alternatively may not result in the growth of AeroFarms’ business, which could adversely affect AeroFarms’ financial condition and results of operations.
AeroFarms will require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force AeroFarms to delay, limit, reduce or terminate its operations and future growth.
The controlled environment agriculture business is capital intensive and AeroFarms expects to expend significant resources to complete the buildout of its facilities, scale its production capacity, and invest in its technology platform, capabilities, and new products. These expenditures are expected to include costs of constructing and commissioning new farms, costs associated with growing plants for sale, such as electricity and packaging, working capital, cost of attracting and retaining a skilled local labor force, and costs associated with research and development in support of future commercial opportunities.
After giving effect to the closing of the Business Combination, AeroFarms expects that its existing cash will be sufficient to fund its planned operating expenses, capital expenditure requirements and any debt service payments through at least the next 12 months. However, AeroFarms’ operating plan may change because of factors currently unknown to us, and AeroFarms may need to seek additional funds sooner than planned, through public or private equity, debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect its business. In addition, AeroFarms may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to AeroFarms on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for AeroFarms to operate its business or implement its growth plans.
AeroFarms may be unable to successfully execute on its growth strategy.
AeroFarms may not be successful in implementing its growth strategy which includes the development of new commercial farms and the expansion of its product line and technological capabilities.
•
New Farm Expansion The Company’s strategy to develop new commercial farms has required and will continue to require substantial time and resources. AeroFarms expects to make significant investments to identify attractive markets, select and control sites, perform engineering design and local permitting, construct and commission new farms, among other activities. These facilities require sizeable, useable space for agricultural production, including site-specific requirements such as sufficient access to, reliability of, and cost of utilities and other infrastructure; the ability to obtain the appropriate permits and approvals; adequate local labor availability; road access for input supply and distribution of output for sale; among other requirements.

AeroFarms may be unsuccessful in identifying available future sites that support its planned growth strategy, and even if identified, AeroFarms may not be able to lease or purchase the land for any number of reasons. Because of the capital-intensive nature of these projects, AeroFarms will need to prioritize which target regions and which sites it plans to develop, and there can be no guarantee that AeroFarms will select or prioritize sites that will ultimately prove to be appropriate for construction or for operation. Further, AeroFarms may spend time and resources developing sites that may never become developed into farms, or may be developed at the expense of other appropriate sites, which may ultimately have been a better selection for reasons such as profitability, operational reliability, or market accessibility.
If AeroFarms does not align production capacity of its new commercial farms with consumer demand and efficient distribution channels, or if AeroFarms does not maintain competitive pricing, it may have underutilized assets which do not perform to expected operational results or profitability, which could adversely affect its business, financial condition and results of operations.
AeroFarms’ ability to compete successfully in new geographies depends on its ability to secure placement of its product with new customers. The Company’s current strategy for new farm development depends on securing new customers such as food retailers and food service distributors. If AeroFarms does not secure placement of its product with customers that can be supplied from new or existing farms, its business, financial condition and results of operations could be adversely affected.
Similarly, to date, AeroFarms’ products have only been available commercially in the New Jersey and New York metropolitan areas. When entering new geographies or markets, the Company may not attract consumers at the same rate, due to factors such as demographics, price, product selection, brand perception or awareness, or other reasons. If AeroFarms does not attract demand for its products in new markets, its business, financial condition and results of operations could be adversely affected.
AeroFarms’ strategy for new farm development depends on operating facilities that are at significantly larger production scale than its existing facilities. AeroFarms may encounter unexpected challenges at larger facilities, which may be related to construction, engineering and design, operations and logistics, sales and marketing, ramp-up schedule to full capacity, or otherwise.

If the Company is unable to execute on its growth strategy as well as develop and operate farms at a larger scale than existing farms, its business, financial condition and results of operations could be adversely affected.
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Expansion of Leafy Greens Product Portfolio

AeroFarms expects to continue to develop and commercialize new varieties of leafy greens as a source of revenue growth. The Company’s research and development efforts focus on new varieties to expand product offerings, enhance farm unit economics, and create competitive advantages. If AeroFarms does not successfully commercialize new varieties of leafy greens products, the Company’s business, prospects, financial condition and results of operations could be materially and adversely affected. Alternatively, even if AeroFarms does succeed in commercializing new varieties of leafy greens products, there can be no guarantee that these products would result in overall growth of AeroFarms’ business through incremental revenue or economic benefit, which could materially and adversely affect AeroFarms’ financial condition and results of operations.
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Expansion into Additional Markets and Verticals

In the future, AeroFarms may pursue new markets, new crops, and new product categories, by leveraging its technology platform to target what the Company may see as opportunities to expand its addressable market. If it chooses to pursue such opportunities, AeroFarms will need to prioritize which opportunities it plans to develop, and there can be no guarantee that AeroFarms will select or prioritize ones that ultimately prove appropriate for commercialization. Further, AeroFarms may spend time and resources developing opportunities that may never materialize into new commercial business applications, or that may be developed at the expense of other appropriate commercial opportunities, which may ultimately have been a better selection for reasons such as revenue growth, profitability, market expansion, or other financial and strategic considerations.
AeroFarms may not be able to implement its growth strategy successfully. AeroFarms’ operating results and financial condition will be adversely affected if it fails to implement its growth strategy or if it invests resources in a growth strategy that ultimately proves unsuccessful.
AeroFarms has built and plans to build vertical farms which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, and fluctuating input costs.
AeroFarms has built and expects to build indoor vertical farms that are dependent on various key inputs and their related costs, including materials such as steel, LED components and other supplies, as well as electricity and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact AeroFarms’ business, financial condition and operating results. If AeroFarms’ new facilities encounter unexpected costs, delays or other problems relating to construction and commissioning, AeroFarms’ financial position and ability to execute on its growth strategy could be negatively affected. Any inability to secure required materials and services to build such facilities, or to do so on appropriate terms, could have a materially adverse impact on AeroFarms’ business, financial condition and operating results.
The cost to procure such materials and services to build new farms may fluctuate widely based on the impact of factors beyond AeroFarms’ control including international, economic and political trends, foreign currency fluctuations, expectations of inflation, global or regional consumptive patterns, speculative activities, and increased or improved production and distribution methods.
COVID-19 continues to impact worldwide economic activity, and the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions which are creating disruption in global supply chains such as closures or other restrictions on the conduct of business operations of manufacturers, suppliers and vendors. The recovery from COVID-19 also may have risks in that increased economic activity globally or regionally may result in high demand for, and constrained access to, materials and services required for AeroFarms to construct and commission new farms, which may lead to increased costs or delays that could materially and adversely affect the Company’s business.

Global demand on shipping and transport services may cause AeroFarms to experience delays in the future which could impact its ability to obtain materials or build its facilities in a timely manner. These factors could otherwise disrupt AeroFarms’ operations and could negatively impact its business, financial condition and results of operations. Logistical problems, unexpected costs, and delays in facility construction, whether or not caused by the COVID-19 pandemic, which cannot be directly controlled by AeroFarms, can cause prolonged disruption to or increased costs of third-party transportation services used to ship materials, which could negatively affect AeroFarms’ facility building schedule, and more generally its business, financial condition, results of operations and prospects. If AeroFarms experiences significant unexpected delays in construction, it may have to delay or limit its production depending on the timing and extent of the delays, which could harm AeroFarms’ business, financial condition and results of operation.
AeroFarms designs and has contract manufactured its own lighting systems, and expects to continue to do so. AeroFarms expects to source specific components and luminaires for its proprietary lighting design from certain manufacturers. Procurement of such components on terms that meet the Company’s performance specifications and cost expectations is dependent on factors which cannot be directly controlled by AeroFarms, including international, economic and political trends, as well as global shipping costs and raw materials costs. If AeroFarms is unable to source lighting components to its specifications, there could be increased costs or significant delays in construction while AeroFarms finds a replacement manufacturer with commercially available substitute lighting, which also could have subsequent impact on the reliability of the Company’s farming facilities once operational.
AeroFarms’ results of operations and financial condition depend on its ability to grow product to its yield targets and quality specifications.
If AeroFarms is unable to grow product to its yield targets and quality specifications, its business, prospects, operational performance, and financial condition could be materially and adversely affected. AeroFarms faces risks including, but not limited to:
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Mechanical Failure.   AeroFarms relies on its mechanical designs and equipment to provide the physical space and structures in which plants are grown. It also provides the design and controls related to environmental conditions, nutrient delivery, lighting, conveyance, and other elements necessary to grow plants in its systems. If mechanical issues or failures occur, the yield and quality of AeroFarms’ products could be diminished for a period of time, which more generally could negatively impact AeroFarms’ farm operations and financial condition;

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Human Error.   AeroFarms relies on the know-how of its farm operations teams, their experience, and their oversight of the operations of its farms. If issues are caused by human error during the various phases of seeding, germination, growing, harvesting, or other standard operating procedures, or if AeroFarms’ employees fail to properly oversee farm operations, then the yield and quality of AeroFarms’ products could be diminished, which more generally could have material and adverse effects on AeroFarms’ business, operating results, and financial condition; and

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Seed Supply and Quality.   AeroFarms relies on certain seed supplies that may be specifically tailored to grow high-quality plants in its vertical farms. Seeds may originate from field-grown plants, where seeds are harvested, then bred to generate seed inventory. If there were a field crop failure where AeroFarms would have to rely on an alternative supply of seeds from qualified back-up suppliers, the yield or quality of production of AeroFarms’ products could be diminished for a period of time. Bad seed lots, low germination rates, and similar issues that affect growing also could result in AeroFarms’ inability to achieve proper and consistent product yields or product quality, which could materially and adversely affect farm performance, and more generally could negatively impact AeroFarms’ business, financial condition and operating results.

AeroFarms’ results of operations and financial condition depend on its ability to operate its facilities reliably, which may be affected by factors within and beyond the Company’s control.
If AeroFarms is unable to attain reliable performance of its farms, there could be severe adverse impact on AeroFarms’ business. AeroFarms faces risks including, but not limited to:
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Production Scale.   AeroFarms’ strategy to develop new commercial farms includes the expected operation of facilities that are at meaningfully larger production scale than its existing facilities and historical facilities. AeroFarms may encounter unexpected challenges as it operates larger farms, which could cause it to be unable to operate larger farms reliably. The inability to operate larger farms would have a material negative impact on the Company’s business and financial condition.

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Channel Mix.   If AeroFarms is not correct in forecasting demand by channel to achieve its expected results, it may experience a reduced average sales price or a supply-demand imbalance, which could negatively affect its financial performance. Demand for leafy greens products may also be subject to some degree of seasonality due to consumer behavior. As a result, comparisons of AeroFarms’ sales and operating results between different periods may not necessarily be meaningful comparisons. If AeroFarms is unable to operate farms to reliably achieve the target channel mix on average, there could be material adverse effects on its business, operational results, and financial performance.

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Energy Interruption.   AeroFarms grows plants without sunlight, thus requiring LED technology and adequate power supply as primary factors of production. AeroFarms considers the reliability of utilities and related infrastructure as a key factor in its site selection criteria for farm locations. AeroFarms may use generators to maintain energy supply in the case of an outage, but there is no guarantee that power can be maintained or that generators will provide full or redundant coverage to maintain normal operations in the event of a power outage, which could result in reduced crop yield, negative effects on crop quality, or more generally adverse impact to AeroFarms’ results of operations.

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Supply of Seeds and Other Inputs.   AeroFarms uses certain seed supplies that may be specifically tailored to grow high-quality plants in its vertical farms. If there were a field crop failure where AeroFarms would have to depend on an alternative supply of seeds from qualified back-up suppliers, the reliability of production of AeroFarms’ products could be diminished for a period of time. AeroFarms also depends on consistent access of other inputs and supplies to operate its facilities reliably, including water supply, nutrients, growth media, food safety testing, sanitation supplies, packaging materials, among others. If AeroFarms does not maintain access to these inputs of production, then its ability to operate its farms could be materially and adversely affected.

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Labor.   AeroFarms depends on the know-how of its employees and farm operations teams, their experience, and their oversight of the operations of its farms. AeroFarms relies on access to competitive, local labor supply, including skilled and unskilled positions, to operate its farms consistently and reliably. Any issues affecting AeroFarms’ access to or relations with workers could negatively affect farm operations or financial condition.

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Food Safety and Quality Assurance.   AeroFarms is subject to food and safety standards set forth by its own internal practices and by regulatory authorities. AeroFarms’ ability to operate farms reliably may be interrupted for some period of time, or permanently, by any widespread food safety or quality issues involving leafy greens or other fresh produce, even if not involving AeroFarms’ facilities or products at all. Such events could erode consumer confidence in and demand for AeroFarms’ products, which could impact its ability to operate farms reliably, and could generally cause serious adverse effects to AeroFarms’ business and financial condition.

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Weather.   AeroFarms’ ability to operate farms reliably may be adversely affected by severe weather including hurricanes, tornados, lightning strikes, wind, snow, hail and rain. Such weather events could cause damage or destruction to all or part of AeroFarms’ farms, could interrupt the supply of labor or other inputs necessary to operate the farm, and could affect the farms’ customers or distribution channels. In connection with the impact of unpredictable natural disasters, AeroFarms could experience significant delays in or stoppage of production. Severe weather events or natural disasters could result in significant losses and seriously disrupt AeroFarms’ business.

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Other Factors Affecting Reliability of Farm Operations.   In general, if AeroFarms is unable to grow and harvest product to its internal yield targets and quality standards, package and distribute product, sell at competitive prices, or maintain consistent access to the supply inputs necessary to operate farms reliably, its operational performance and financial condition could be materially and negatively affected.

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Inflation Risk.   To the extent inflation results in rising interest rates, increased costs of capital equipment required to construct our farms, or rising costs of other inputs, or has other adverse effects on AeroFarms’costs of production, our combined financial condition and results of operations may be adversely affected. It is difficult to predict how inflation will influence financial market and economic conditions and if it will adversely affect our business lines. If inflation results in increases to AeroFarms’costs of production for produce that are not offset by higher prices to our customers or reduction of costs, our financial results could be materially adversely affected.

In addition, AeroFarms may experience unexpected delays in building its farms for a variety of reasons, including limited labor due to COVID-19 or other factors, unexpected construction problems or supply chain disruptions, all of which could harm AeroFarms’ business, financial condition and results of operation.
AeroFarms’ operating costs to grow and sell its products may be higher than expected, which could impact its results and financial condition.
If AeroFarms is unable to secure access to inputs on terms consistent with expected costs, there could be material adverse impact on AeroFarms’ business. AeroFarms faces operational risks including, but not limited to:
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Utilities.   AeroFarms is subject to market prices and may experience fluctuating, rising, or volatile energy costs which could negatively affect its business, financial condition, and results of operation. AeroFarms may decide to enter into supply agreements to mitigate such risks, where such options are present on favorable terms, but there is no guarantee of cost to operate its facilities.

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Labor.   AeroFarms relies on access to local labor supply, including skilled and unskilled positions. The Company may face pressure to increase wages in order to attract and retain appropriate staffing of its farms. Increases to minimum wages or competitive wages may cause AeroFarms’ labor costs to run higher than expected, which could negatively affect its financial performance and cash flows.

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Packaging Materials.   AeroFarms packages its products in form factors consistent with comparable products in order to distribute and present on-shelf. If raw material costs increase, or if AeroFarms is unable to achieve its expected packaging materials costs for any reason, its financial performance could be adversely impacted.

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Seeds and Other Supplies.   AeroFarms relies on certain seed supplies that may be specifically tailored to grow high-quality plants in its vertical farms. If there were a field crop failure where AeroFarms would have to depend on an alternative supply of seeds from qualified back-up suppliers, the cost of seeds and its impact on production of AeroFarms’ products could be negatively impacted for a period of time. AeroFarms also depends on consistent access of other inputs and supplies to operate its facilities reliably, including water supply, nutrients, growth media, food safety testing, sanitation supplies, packaging materials, among others. If the cost of any of these inputs increases materially, then AeroFarms’ financial results could be adversely affected.

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Depreciation and Useful Life of Assets.   AeroFarms relies on making assumptions about the expected useful life of the assets used to operate its farms. If the useful life turns out to be materially shorter than expected, the Company may need to invest additional capital to replace these assets, and the corresponding depreciation expense may be greater than expected which would affect the Company’s profitability and financial condition generally. There also may be future tax implications of AeroFarms’ ability to make accurate assumptions about the expected useful life of its assets, and if AeroFarms is unable to correctly forecast such information, its financial condition could be materially and negatively impacted.

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Distribution of Finished Goods.   AeroFarms relies on third-party distribution and logistics to deliver its products. While the Company believes there to be a competitive market of supply chain service providers, if the cost of such services increases materially due to rising fuel costs, labor costs, or other macroeconomic factors, which may be beyond the Company’s control, then AeroFarms’ financial results could be materially and negatively impacted.
Because of our dependence on a limited number of customers, our failure to generate revenue from those customers may impair our ability achieve projected financial results.
We have, in the past, and expect for the foreseeable future, to be dependent on a small number of customers to generate a significant portion of our revenue, and these customers may change periodically. As a result, our financial results may be adversely affected if orders from new or existing customers do not meet our assumptions or, if there is a default in payment by any of our major customers. Furthermore, to the extent that any one customer accounts for a large percentage of our revenue, the loss of that customer, or changes in their buying patterns or decisions, could materially affect our financial results. If our customers experience financial difficulties or business reversals, or lose orders or anticipated orders, which may reduce or eliminate the need for the products which they ordered from us, they may be unable or unwilling to fulfill their contracts with us.
There is also a risk that our customers will attempt to impose new or additional requirements on us that reduce the profitability of the orders placed by those customers with us. Further, even if the orders are not changed, these orders may not generate margins equal to our recent historical or targeted results. If we do not book more orders with existing customers, or develop relationships with new customers, we may not be able to increase, or even maintain, our revenue, and our financial condition, results of operations, business and/or prospects may be materially adversely affected.
If AeroFarms is unable to achieve its forecast sales channel mix, financial results may be adversely affected.
AeroFarms’ projected sales channel mix includes a significant portion of its revenue from customers who both expect their orders to fulfilled on time and in full to industry standards, and who want the ability to have their orders fluctuate from period to period on short notice. In order to meet our customers’ demands, AeroFarms produces a larger quantity of product than it estimates will be ordered on average to account for order variation, with the balance of product forecast to be sold through lower revenue per unit channels. If AeroFarms’ underestimates the quantity of lower margin product required to be grown to meet its customer’s demands, or it produces insufficient product to fulfill customer orders, financial results may be materially and adversely affected.
AeroFarms could be adversely affected by a change in consumer preferences or perception, spending habits in the food industry, and failure to expand its product offerings or gain market acceptance of its products.
The market in which AeroFarms operates is subject to changes in consumer behavior. AeroFarms’ performance will depend significantly on factors that may affect the level and pattern of consumer spending in the U.S. food industry in which it operates, including consumer preference, income, confidence in and perception of the safety and quality of AeroFarms’ products and competitive products, and shifts in the perceived value for AeroFarms’ products relative to alternatives.
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Consumer Preferences.   AeroFarms’ first commercialized crop is leafy greens, including arugula, kale, watercress and other varieties and mixes of baby greens and microgreens. There is no guarantee that leafy greens will continue to be demanded by consumers, or that consumers will prefer the leafy greens grown by AeroFarms versus competitors. Consumer trends toward crops with lower yields or at lower price points may adversely affect AeroFarms’ financial performance. If AeroFarms expands its product offerings to include other produce, such as berries, or other crops, it will similarly be impacted by consumer preferences for such products.

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Safety and Quality Concerns.   Media coverage regarding the safety or quality of, or diet or health issues relating to, AeroFarms’ products or the processes involved in their manufacturing, may damage consumer confidence in AeroFarms’ products. For example, manufacturers and regulatory authorities have issued recalls of leafy greens in the past due to issues such as E. coli contamination. Any widespread safety or quality issues involving leafy greens or other fresh produce — even if not involving AeroFarms’ — could adversely affect consumer confidence in and demand for such leafy greens or other fresh produce. Further, controlled environment agriculture is a relatively small, new industry, and a food safety incident involving an indoor farming producer other than AeroFarms, including direct competitors, may adversely affect consumer perception of or demand for AeroFarms’ products.
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Consumer Income.   A general decline in the consumption of AeroFarms’ products could occur at any time due to changes in consumer spending habits, including unwillingness or inability to purchase AeroFarms’ products due to financial hardship or increased price sensitivity, which may be exacerbated by the effects of the COVID-19 pandemic and inflation.

The success of AeroFarms’ products will depend on a number of factors including its ability to accurately anticipate changes in market demand and consumer preferences, its ability to differentiate the quality of AeroFarms’ products from those of its competitors, and the effectiveness of marketing and advertising campaigns for its products. AeroFarms may not be successful in identifying trends in consumer preferences and growing or developing products that respond to such trends in a timely manner. AeroFarms or its selling partners also may not be able to effectively promote AeroFarms products through marketing and advertising campaigns to establish consumer acceptance. If AeroFarms’ products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, the Company may not be able to fully recover costs and expenses incurred in its operation, and its business, financial condition or results of operations could be materially and adversely affected.
AeroFarms may not be able to compete successfully in the highly competitive fresh produce industry and AeroFarms may not be able to maintain its competitive advantage as an industry leader in vertical farming due to the increased number of competitors in the agriculture industry.
AeroFarms operates in the highly competitive fresh produce industry environment. In this market, competition is based on, among other things, product quality and taste, brand recognition and loyalty, product variety, product packaging and package design, shelf space, reputation, price, advertising, promotion and nutritional claims.
The produce industry generally does not work on long-term contracts and is dependent upon establishing consistent sales targets to be successful. AeroFarms’ ability to compete depends in part on its ability to secure placement of its product with customers; moreover, as AeroFarms enters new markets, its ability to compete will depend in part on its ability to secure placement of its products with new customers. Similarly, AeroFarms’ products historically have been available for consumers only in the New Jersey and New York metropolitan areas. When entering new geographies, the Company may not be able to secure placement of its product with new customers, or its products may not attract end consumers at the same rate, which could materially and adversely affect its results of operations and financial condition.
AeroFarms may not be able to compete against competition from traditional field farm operators, both domestic and abroad, as well as from indoor growers or high-tech agricultural startups that are focused on local production within or near major cities, which would take away potential market share from AeroFarms.
Some of these competitors have products that are well accepted in the marketplace today. Further, AeroFarms cannot be certain that it will successfully compete with competitors that may have greater resources, including financial resources, sales resources, technical resources, or other resources. Competitors also may have lower operational costs, and as a result may be able to offer comparable or substitute products to customers at a lower price. This could put pressure on AeroFarms to lower its prices, resulting in reduced profitability or causing AeroFarms to lose market share if it fails to lower prices. Retailers may also market competitive products under their own private labels, which are generally sold at lower prices, and may change the merchandising of AeroFarms’ products such that AeroFarms has less favorable placement.
The controlled environment agriculture business is generally capital intensive but has relatively low barriers to entry, and AeroFarms will not be able to prevent competitors from building and operating their own indoor farming sites.
In addition, AeroFarms’ ability to compete successfully depends, in large part, on its ability to implement its growth strategy of building additional controlled environment facilities and expanding its product line. AeroFarms’ financial condition and operating results will be adversely affected if it fails to implement its growth strategy or if AeroFarms invests resources in a growth strategy that ultimately proves unsuccessful.
If AeroFarms fails to develop and maintain its brand, its business could suffer.
The AeroFarms brand is recognized for creating clean, nutritious, locally-grown and high-quality products, which the Company believes to be differentiated and enabled by AeroFarms’ technology platform. AeroFarms’ success depends, in part, on its ability to maintain and grow the value of the AeroFarms brand. Promoting and positioning AeroFarms’ brand and reputation will depend on, among other factors, the success of its product offerings, food safety and quality assurance, its marketing and merchandising efforts, its continued focus on the environment and sustainability, and its ability to provide consistent, high-quality products to customers. Any negative publicity, regardless of its accuracy, could impair AeroFarms’ business.
Use of social and digital media by AeroFarms, its consumers and third parties increases the speed and extent that information or misinformation and opinions can be shared. Negative publicity about AeroFarms, its partners, or its products on social or digital media could seriously damage AeroFarms’ brand and reputation. Brand value is based on perceptions of subjective qualities, and any incident that erodes the confidence of AeroFarms’ consumers, customers, distributors, or other strategic partners, including adverse publicity or a governmental investigation, litigation or regulatory enforcement action, could reduce the value of AeroFarms’ brand and materially damage its business. If AeroFarms does not achieve and maintain favorable perception of its brand, AeroFarms’ business, financial condition and results of operations could be adversely affected.
If customers or consumers are unwilling to accept AeroFarms’ rebrand, which is occurring during the second quarter of 2021, there could be material adverse effects to AeroFarms’ reputation, business, operating results, and financial condition.
AeroFarms is undergoing a significant rebranding effort during the second quarter of 2021, which represents the first major relaunch of its leafy greens products as well as an update to its general corporate branding and logos.
Historically, AeroFarms has sold leafy greens products under the “Dream Greens” brand. The decision to do so dates back to the commercial launch of AeroFarms’ leafy greens products, when management believed there to be potential uncertainty regarding the consumer acceptance of branded produce that would be grown indoors in a fully-controlled environment, without sun and without soil; thus, the Dream Greens brand was created for the consumer-products aspect of AeroFarms’ business, while the AeroFarms brand was retained and developed in parallel with respect to the technology platform. While the Company believes there has been wide acceptance of the Dream Greens brand; the Company now believes that consumers place value on foods produced in fully-controlled environments, without pesticides and potentially with less likelihood of contamination. To bring the two brands closer together, Dream Greens products are being transitioned to becoming branded as AeroFarms products, expected to be completed during the second quarter of 2021, and expects to discontinue use of the Dream Greens brand.
If there is not acceptance of the new AeroFarms brand, or if its rate of acceptance takes significant time or is materially slower than or less recognizable than that of the Dream Greens brand, then there could be material adverse effects to AeroFarms’ image, reputation, market opportunities, revenues, operating results, and financial condition.
AeroFarms’ brand and reputation may be diminished due to real or perceived quality or food safety issues with its products, which could negatively impact AeroFarms’ business, reputation, operating results and financial condition.
Real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving AeroFarms (such as incidents involving AeroFarms’ competitors), could cause negative publicity and reduced confidence in AeroFarms’ brand or products, which could in turn harm its reputation and sales, and could adversely affect its business, financial condition and operating results. Brand value is also based on perceptions of subjective qualities, such as appearance and taste, and any incident that erodes the loyalty of AeroFarms’ consumers, including changes to product appearance, taste or packaging, could significantly reduce the value of AeroFarms’ brand and significantly damage its business.
AeroFarms also has no control over its products once a third-party distributor takes possession of them. Distributors or consumers may store AeroFarms products under conditions and for periods of time inconsistent with USDA, FDA, and other governmental guidelines, which may adversely affect the quality and safety of AeroFarms’ products.
If consumers do not perceive AeroFarms’ products to be of high quality or safe, then the value of its brand would be diminished, and its business, results of operations and financial condition would be adversely affected. Any loss of confidence on the part of consumers in the quality and safety of AeroFarms’ products would be difficult and costly to overcome. Any such negative effect could be exacerbated by AeroFarms’ market positioning as a socially conscious grower of high-quality produce and may significantly reduce AeroFarms’ brand value. Issues regarding the safety of any of AeroFarms’ products, regardless of the cause, may harm its brand, reputation and operating results.
AeroFarms’ estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which AeroFarms competes achieves the forecasted growth, AeroFarms’ business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts included in this proxy statement/prospectus, including those AeroFarms has generated itself, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The ongoing COVID-19 pandemic and related economic impact creates additional uncertainty. Variables that go into the calculation of AeroFarms’ market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase AeroFarms’ products at all or generate any particular level of revenue for AeroFarms. Any expansion in AeroFarms’ market depends on a number of factors, including the cost and perceived value associated with its product and those of its competitors. Even if the market in which AeroFarms competes meets the size estimates and growth forecast in this proxy statement/prospectus, AeroFarms’ business could fail to grow at the rate it anticipates, if at all. AeroFarms’ growth is subject to many factors, including success in implementing its business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this proxy statement/prospectus should not be taken as indicative of AeroFarms’ future revenue or growth prospects.
If AeroFarms cannot maintain its Company culture or focus on its vision as the Company grows, its business and competitive position may be harmed.
AeroFarms’ mission is to grow the best plants possible for the betterment of humanity. The Company relies on its people, their experience, and their relationships. Any failure to preserve AeroFarms’ culture or any loss of focus on the Company’s mission could negatively affect its ability to retain and recruit personnel, which is critical to growth and pursuit of its strategic goals. As AeroFarms increases the number of employees and develops the infrastructure of a public company, it may find it difficult to maintain these important values. If AeroFarms fails to maintain its Company culture or mission, its business and competitive position may be harmed.
Food safety and foodborne illness incidents, product mislabeling incidents, or advertising incidents may materially adversely affect AeroFarms’ business by exposing the Company to lawsuits, product recalls, or regulatory enforcement actions, increasing its operating costs and reducing demand for its product offerings.
Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, foodborne illnesses or other food safety incidents caused by products AeroFarms sells, or involving its suppliers, could result in the discontinuance of sales of these products or AeroFarms’ relationships with such suppliers, or otherwise result in increased operating costs, regulatory enforcement actions, or harm to AeroFarms’ reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose AeroFarms to product liability, negligence, or other lawsuits, including consumer class action lawsuits. Any claims brought against AeroFarms may exceed or be outside the scope of its existing or future insurance policy coverage or limits. Any judgment against AeroFarms that is more than its policy limits or not covered by its policies or not subject to insurance would have to be paid from the Company’s cash reserves, which would reduce its capital resources.
The occurrence of foodborne illnesses or other food safety incidents could also adversely affect the price and availability of affected raw materials, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by AeroFarms’ actions, could compel AeroFarms, its suppliers, its distributors or its customers, depending on the circumstances, to conduct a recall in accordance with FDA regulations, and comparable state laws. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on AeroFarms’ ability to attract new customers due to negative consumer experiences or because of an adverse impact on AeroFarms’ brand and reputation. The costs of a recall could be outside the scope of AeroFarms’ existing or future insurance policy coverage or limits.
In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and AeroFarms, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants, and pathological organisms into consumer products as well as product substitution. FDA regulations require companies like AeroFarms to analyze, prepare, and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If AeroFarms does not adequately address the possibility, or any actual instance, of product tampering, it could face possible seizure or recall of its products, suspension of its facilities’ registrations, and/or the imposition of civil or criminal sanctions, which could materially adversely affect AeroFarms’ business, financial condition, and operating results.
AeroFarms’ operations are subject to FDA and USDA governmental regulation and state regulation, and there is no assurance that AeroFarms will be in compliance with all regulations.
AeroFarms’ operations are regulated by the FDA, and other federal, state and local authorities. Specifically, AeroFarms is subject to the requirements of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, labeling and safety of food. Under this program the FDA requires that facilities that grow, pack, and/or process food products comply with a range of requirements, including standards for the growing, harvesting, packing and holding of produce, hazard analysis and preventative controls regulations, current good manufacturing practices, or cGMPs, and supplier verification requirements. AeroFarms’ facilities are subject to periodic inspection by federal, state and local authorities. If AeroFarms cannot successfully manufacture products that conform to its specifications and the strict regulatory requirements of the FDA or others, AeroFarms may be subject to adverse inspectional findings or enforcement actions, which could materially impact its ability to market its products, or could result in a recall of AeroFarms’ product that have already been distributed. If the FDA or a comparable foreign regulatory authority determines that AeroFarms has not complied with the applicable regulatory requirements, its business may be materially impacted.
AeroFarms seeks to comply with applicable regulations through a combination of employing internal experience and expert personnel to ensure quality-assurance compliance (i.e., assuring that products are not adulterated or misbranded) and contracting with third-party laboratories that conduct analyses of products to ensure compliance with nutrition labeling requirements and to identify any potential contaminants before distribution. Failure by AeroFarms to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to AeroFarms operations could subject the Company to civil remedies or penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on AeroFarms’ operating results and business.

Changes in existing laws or regulations, or the adoption of new laws or regulations, may increase AeroFarms’ costs and otherwise adversely affect its business, results of operations and financial condition.
The manufacture and marketing of food products is highly regulated. AeroFarms and its suppliers are subject to a variety of laws and regulations. These laws and regulations apply to many aspects of AeroFarms’ business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality, and safety of its products, as well as the health and safety of its employees and the protection of the environment.
In the United States, AeroFarms is subject to regulation by various government agencies, including the FDA, USDA, Federal Trade Commission (FTC), Occupational Health and Safety Administration (OSHA), and U.S. Environmental Protection Agency (EPA), as well as various state and local agencies. AeroFarms is also regulated outside the United States by various international regulatory bodies. In addition, depending on customer specification, AeroFarms may be subject to certain voluntary, third-party standards, such as Global Food Safety Initiative, or GFSI, standards and review by voluntary organizations, such as the Council of Better Business Bureaus’ National Advertising Division. AeroFarms could incur costs, including fines, penalties and third-party claims, because of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. The loss of third-party accreditation could result in lost sales and customers, and may adversely affect AeroFarms’ business, results of operation, and financial condition. In connection with the marketing and advertisement of its products, AeroFarms could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and the consumer protection statutes of some states.
Vertical farming is a relatively new industry lacking a deep body of specific regulations applicable to its operations. As the industry matures, AeroFarms may become subject to new regulations that may adversely affect its business.
The regulatory environment in which AeroFarms operates could change significantly and adversely in the future. Any change in manufacturing, labeling or packaging requirements for AeroFarms’ products may lead to an increase in costs or interruptions in production, either of which could adversely affect its operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls, or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect AeroFarms’ business, results of operations, and financial condition.
AeroFarms’ business is expected to be dependent in part upon its international operations, particularly in the United Arab Emirates, and any disruption to those operations or changes to local laws or regulations could adversely affect AeroFarms.
AeroFarms plans to operate in the United Arab Emirates and intends to continue to expand its international presence. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses or our failure to adapt our practices, systems, processes and business models effectively to the traveler and supplier preferences (as well as the regulatory and tax landscapes) of each country into which AeroFarms expand, could slow our growth or prevent our ability to compete effectively in certain markets. For example, to compete in certain international markets we have in the past, and may in the future, adopt locally-preferred payment methods, which has increased our costs and instances of fraud. Certain international markets in which we operate have lower margins than more mature markets, which could have a negative impact on our overall margins as our revenues from these markets grow over time. Additionally, some countries have enacted or are considering enacting data localization laws that make competition by foreign companies costly or operationally difficult in those markets.
In addition to the risks outlined elsewhere in this section, our international operations are also subject to a number of other risks, including:
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Exposure to local economic or political instability and threatened or actual acts of terrorism;

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Compliance with U.S. and non-U.S. regulatory laws and requirements relating to anti-corruption, antitrust or competition, economic sanctions, data content and privacy, consumer protection, employment and labor laws, health and safety, information reporting and advertising and promotions;

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Weaker enforcement of AeroFarms’ contractual and intellectual property rights;

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Lower levels of credit card usage and increased payment and fraud risk;

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Longer payment cycles, and difficulties in collecting accounts receivable;

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Preferences by local populations for local providers;

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Restrictions on, or adverse tax and other consequences related to the repatriation of cash, the withdrawal of non-U.S. investments, cash balances and earnings, as well as restrictions on AeroFarms’ ability to invest in our operations in certain countries;

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Changes to trade policy or agreements that limit AeroFarms’ ability to offer, or adversely affect demand for, its products and services;

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AeroFarms’ ability to support technologies or marketing channels that may be prevalent in a particular international market and used by local competitors, but are not scalable for an international company offering services in many markets around the world; and

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Uncertainty regarding liability for services and content, including uncertainty as a result of local laws and lack of precedent.

Failure by any suppliers of AeroFarms to comply with food safety, environmental or other laws and regulations, or with the specifications and requirements of AeroFarms’ products, may disrupt its supply of products and adversely affect its business.
If AeroFarms’ current or future suppliers fail to comply with food safety, environmental, or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. Additionally, downstream distribution partners are required to maintain the quality of AeroFarms’ products and to comply with AeroFarms’ standards and specifications. In the event of actual or alleged non-compliance, AeroFarms might be forced to find alternative suppliers and AeroFarms may be subject to lawsuits related to such non-compliance by such suppliers. As a result, AeroFarms’ production could be disrupted or its costs could increase, which would adversely affect AeroFarms’ business, results of operations, and financial condition. The failure of any current or future supplier to conform to AeroFarms’ standards could adversely affect AeroFarms’ reputation in the marketplace and result in product recalls, product liability claims, and economic loss. Additionally, actions AeroFarms may take to mitigate the impact of any disruption or potential disruption in its supply of produce, including increasing inventory in anticipation of a potential supply or production interruption, may adversely affect AeroFarms’ business, results of operations, and financial condition.
AeroFarms is subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings, and investigations.
AeroFarms’ past and present business operations, leasehold interests of real property and operations are subject to stringent federal, state, and local environmental laws and regulations pertaining to the discharge of materials into the environment, and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Compliance with these laws and regulations, and the ability to comply with any modifications to these laws and regulations, is material to AeroFarms’ business. New matters or sites may be identified in the future that will require additional investigation, assessment, or expenditures. Future discovery of contamination of property underlying or in the vicinity of AeroFarms’ present properties or facilities and/or waste disposal sites could require AeroFarms to incur additional expenses. The occurrence of any of these events, the implementation of new laws and regulations, or stricter interpretation of existing laws or regulations, could adversely affect AeroFarms’ financial results.
Litigation or legal proceedings could expose AeroFarms to significant liabilities and have a negative impact on its reputation or business.
From time to time, AeroFarms may be party to various claims and litigation proceedings. AeroFarms evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, AeroFarms may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from AeroFarms’ assessments and estimates. AeroFarms is not currently party to any material litigation.
Even when not merited, the defense of these lawsuits may divert management’s attention, and AeroFarms may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against AeroFarms, which could negatively impact its financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage AeroFarms’ reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.
Furthermore, while AeroFarms maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if AeroFarms believes a claim is covered by insurance, insurers may dispute AeroFarms’ entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of AeroFarms’ recovery.
AeroFarms relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm AeroFarms’ ability to effectively operate its business.
AeroFarms is dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of its business. A failure of these information technology systems to perform as anticipated could cause AeroFarms’ business to suffer. For example, AeroFarms’ growing operations are managed by operations software known as agSTACK. If this software does not perform as anticipated, AeroFarms’ operations may be adversely affected resulting in decreased yield or quality, mitigation expenses, waste, additional labor expenses and partial or full loss of the crop.
In addition, AeroFarms’ information technology systems may be vulnerable to damage or interruption from circumstances beyond its control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could negatively impact AeroFarms’ business.
A cybersecurity incident or other technology disruptions could negatively impact AeroFarms’ business.
AeroFarms uses or plans to use computers, software and technology in substantially all aspects of its business operations. AeroFarms’ employees also use or plan to use mobile devices, social networking and other online activities to connect with crew members, distributors, customers and consumers. Such uses give rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. Cybersecurity incidents are increasing in their frequency, sophistication and intensity, with third-party phishing and social engineering attacks in particular increasing in connection with the COVID-19 pandemic. AeroFarms’ business involves sensitive information and intellectual property, including know-how, private information about crew members and financial and strategic information about the Company and its business partners.
While AeroFarms has implemented and plans to implement measures to prevent security breaches and cyber incidents, these preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation or release of sensitive information or intellectual property, or interference with AeroFarms’ information technology systems or the technology systems of third parties on which it relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers and distributors, potential liability and competitive disadvantage all of which could negatively impact AeroFarms’ business, financial condition or results of operations.
The loss of any registered trademark or other intellectual property could enable other companies to compete more effectively with AeroFarms.
AeroFarms owns patents, trademarks and other proprietary rights that are important to its business, including its principal trademark, AeroFarms. AeroFarms’ trademarks are valuable assets that reinforce the distinctiveness of its brand to consumers, and AeroFarms’ operations utilize intellectual property that is patented. AeroFarms believes that the protection of its patents, trademarks, copyrights and domain names is important to its success. AeroFarms has also invested a significant amount of money in establishing and promoting its trademarked brand. AeroFarms also relies on unpatented proprietary expertise and copyright protection to develop and maintain its competitive position. The Company’s continued success depends, to a significant degree, upon its ability to protect and preserve its intellectual property, including patents, trademarks and copyrights.
AeroFarms relies on confidentiality agreements and patent, trademark and copyright law to protect its intellectual property rights. These confidentiality agreements with team members and certain of the Company’s consultants, contract employees, suppliers and independent contractors generally require that all information made known to them be kept strictly confidential.
AeroFarms cannot assure you that the steps it has taken to protect its intellectual property rights are adequate, that its intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, AeroFarms’ trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect AeroFarms’ trademark rights could prevent the Company in the future from challenging third parties who use names and logos similar to its trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of AeroFarms’ brand and products. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether AeroFarms is successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject AeroFarms to liabilities, force it to cease use of certain trademarks or other intellectual property or force the Company to enter into licenses with others. Any one of these occurrences may negatively impact AeroFarms’ business, financial condition and results of operations.
AeroFarms depends on employing a skilled and less-skilled local labor force, and failure to attract and retain qualified employees could negatively impact AeroFarms’ business, results of operations and financial condition.
AeroFarms’ operations require significant labor, and the growing season for indoor vertical farming is year-round. There is competition for skilled and less-skilled agricultural labor and even if AeroFarms is able to identify, hire and train its labor force, there is no guarantee that AeroFarms will be able to retain these employees. Any shortage of labor or lack of regular availability could restrict AeroFarms’ ability to operate its facilities profitably, or at all.
In addition, efforts by labor unions to organize AeroFarms’ employees could divert management attention away from regular day-to-day operations and increase its operating expenses. Labor unions may make attempts to organize AeroFarms’ non-unionized employees. AeroFarms is not aware of any activities relating to union organizations at its current facilities, but it cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of any collective bargaining. If AeroFarms is unable to negotiate acceptable collective bargaining agreements, it may have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of any work stoppage, AeroFarms’ operating expenses could increase significantly, which could negatively impact its financial condition, results of operations and cash flows.
If AeroFarms fails to retain and motivate members of its management team or other key team members, its business and future growth prospects would be harmed.
AeroFarms’ success and future growth depend largely upon the continued services of its executive officers as well as other key team members. These executives and key team members have been primarily responsible for determining the strategic direction of the business and executing AeroFarms’ growth strategy and are integral to AeroFarms’ brand, culture and reputation with distributors and others in the industry. From time to time, there may be changes in AeroFarms’ executive management team or other key team members resulting from the hiring or departure of these personnel. The loss of one or more of executive officers or key team members, or the failure by the executive team and key team members to effectively work together and lead the Company, could harm AeroFarms’ business. AeroFarms’ earlier growth stage may result in less management depth with less established succession planning than may be found in later-stage companies.
AeroFarms relies on making assumptions about the channel mix supplied by its farms in order to achieve expected results, which, if wrong, could have material negative impact to its business, operational results, and financial performance.
AeroFarms has made assumptions about the expected channel mix of its farms. Demand for AeroFarms’ products fluctuates due to changes in customer orders which typically do not work on long-term contracts in the produce industry. If AeroFarms is not correct in forecasting demand by channel to achieve its expected results, it may experience a reduced average sales price, less revenue growth than anticipated or a supply-demand imbalance, which may negatively affect its financial performance. Demand for leafy greens products may also be subject to some degree of seasonality due to consumer behavior. As a result, comparisons of AeroFarms’ sales and operating results between different periods may not necessarily be meaningful comparisons.
AeroFarms faces risks inherent in the agriculture business, including the risks of diseases and pests.
AeroFarms is subject to the risks inherent in an agricultural business, such as insects, plant and seed diseases and similar agricultural risks, which may include crop losses, for which AeroFarms may not be insured. Although AeroFarms’ products are grown in climate-controlled, indoor vertical farms, there can be no assurance that natural elements will not affect the production of these products. In particular, plant diseases or pest infestations are possible and have the potential to materially impact production.
Although AeroFarms has taken and continues to take precautions to guard against crop diseases and pests, these efforts may not be sufficient. In addition, diseases and pests can make their way AeroFarms’ farms from outside sources over which AeroFarms has limited or no control. Diseases and pests can be inadvertently brought in by employees, from seeds and propagation vendors, and from the trucks that transport supplies to the farm sites. Once a disease or pest were introduced, AeroFarms would need to quickly identify the problem and take remedial action to preserve its production. Failure to identify and remediate any diseases or pests in a timely manner could cause the loss of all or a portion of AeroFarms’ crop and result in substantial time and resources to resume operations. Crop losses as a result of these agricultural risks could negatively impact AeroFarms’ business, prospects, financial condition, results of operations and cash flows.
If AeroFarms’ estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in AeroFarms’ consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. AeroFarms bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section titled “AeroFarms Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, and income taxes, among others. AeroFarms’ results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause the Company’s results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of its common stock after the closing of the Business Combination.
AeroFarms will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
If AeroFarms completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may further increase if AeroFarms is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, AeroFarms will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. AeroFarms’ management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, AeroFarms expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs may increase AeroFarms’ net loss. For example, AeroFarms expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. AeroFarms cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for AeroFarms to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.
AeroFarms’ employees and independent contractors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could negatively impact AeroFarms’ business, prospects, financial condition and operating results.
AeroFarms is exposed to the risk that its employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions AeroFarms takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting AeroFarms from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, AeroFarms is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against AeroFarms, and AeroFarms is not successful in defending itself or asserting its rights, those actions could have a significant impact on AeroFarms’ business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of AeroFarms’ operations, any of which could adversely affect AeroFarms’ business, prospects, financial condition and operating results.
Changes in tax laws may materially adversely affect AeroFarms’ business, prospects, financial condition and operating results.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect AeroFarms’ business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to AeroFarms. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the IRS with respect to the Tax Act may affect AeroFarms, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation. New tax plans introduced by the administration of President Joseph Biden may increase payroll taxes and individual and business taxes that may have unfavorable effects to our future net income amounts and cash flows from operations, including increased costs of employment.
AeroFarms’ ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the business combination or other ownership changes.
AeroFarms has incurred losses during its history and does not expect to become profitable in the near future, and may never achieve profitability. To the extent that AeroFarms continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2020, AeroFarms had U.S. federal net operating loss carryforwards of approximately $84.8 million.
Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, AeroFarms’ net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Code, AeroFarms’ federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of AeroFarms. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. AeroFarms’ ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the business combination or other transactions. Generally, if AeroFarms undergoes an ownership change, the amount of AeroFarms’ taxable income that may be offset by its net operating loss carryforwards with respect to any taxable year ending after such ownership change (such amount, the “Section 382 Limitation Amount”) is equal to (x) the value of AeroFarms’ stock immediately before the ownership change multiplied by (y) the long-term tax-exempt rate for the calendar month in which the ownership change occurs. The U.S. Internal Revenue Service publishes the applicable long-term tax-exempt rate each month. The long-term tax-exempt rate for July 2021 is 1.64%. If the fair market value of AeroFarms’ assets immediately before the ownership change exceeds the aggregate adjusted basis of such assets at such time (any such excess, “NUBIG”), the Section 382 Limitation Amount is increased by AeroFarms’ built-in gain recognized during the five-year period beginning on the date of the ownership change to the extent the amount of such increase does not exceed the amount of NUBIG.
Similar rules may apply under state tax laws. AeroFarms has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If AeroFarms earns taxable income, such limitations could result in increased future income tax liability to AeroFarms and its future cash flows could be adversely affected. AeroFarms has recorded a valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
The COVID-19 pandemic could negatively impact on AeroFarms’ business, results of operations, and financial condition.
In connection with the COVID-19 pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect AeroFarms’ operations and demand for its products.
While AeroFarms has been able to continuously operate through the COVID-19 pandemic, the fluid nature of the COVID-19 pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact the Company’s business, financial condition and cash flows. Although AeroFarms’ business is considered an “essential business,” the COVID-19 pandemic could result in labor shortages, which could result in AeroFarms’ inability to plant and harvest crops at full capacity and could result in spoilage or loss of unharvested crops. The impact of COVID-19 on any of AeroFarms’ suppliers, distributors, transportation or logistics providers may negatively affect

AeroFarms’ costs of operation and its supply chain. If the disruptions caused by COVID-19, including decreased availability of labor, continue for an extended period of time, AeroFarms’ ability to meet the demands of distributors and customers may be materially impacted.
Further, COVID-19 may impact customer and consumer demand. Retail and grocery stores may be impacted if governments continue to implement regional business closures, quarantines, travel restrictions and other social distancing directives to slow the spread of the virus. There may also be significant reductions or volatility in consumer demand for AeroFarms’ products due to travel restrictions or social distancing directives, as well as the temporary inability of consumers to purchase these products due to illness, quarantine or financial hardship, shifts in demand away from one or more of AeroFarms’ products, decreased consumer confidence and spending or pantry-loading activity, any of which may negatively impact AeroFarms’ results, including as a result of an increased difficulty in planning for operations and future growing seasons.
The recovery from COVID-19 also may have risks in that increased economic activity globally or regionally may result in high demand for, and constrained access to, materials and services required for AeroFarms to expand its business, such as those needed to construct and commission new farming facilities, which may lead to increased costs or delays that could materially and adversely affect AeroFarms’ business.
The extent of COVID-19’s effect on AeroFarms’ operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on AeroFarms’ business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact AeroFarms’ business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Adherence to AeroFarms’ values and its focus on long-term sustainability may negatively influence its short- or medium-term financial performance.
AeroFarms has elected to become a public benefit corporation under Delaware law, and is required to balance the financial interests of its stockholders with the best interests of those stakeholders materially affected by its conduct. AeroFarms’ was formed with the purpose of obtaining a better understanding of plant biology, applying such knowledge to solve agricultural-related issues, and growing superior plants for the betterment of humanity as set forth in the fourth amended and restated certificate of incorporation of Dream Holdings, which will be adopted upon the closing of the Business Combination. AeroFarms may take actions in furtherance of that purposes and other sustainability goals even if those actions do not maximize short- or medium-term financial results. There is no assurance that the expected positive impact from being a public benefit corporation will be realized. Accordingly, being a public benefit corporation and complying with AeroFarms related obligations could negatively impact its ability to provide the highest possible return to its stockholders.
As a public benefit corporation, AeroFarms is required to publicly disclose a report at least biennially on its overall public benefit performance and on its assessment of its success in achieving its specific public benefit purpose. If AeroFarms is not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with AeroFarms or regulators or others reviewing AeroFarms’ credentials, its reputation and status as a public benefit corporation may be harmed.
While not required by Delaware law or the terms of AeroFarms’ third amended and restated certificate of incorporation, AeroFarms elected to have its social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, AeroFarms has been designated as a “Certified B Corporation.” The term “Certified B Corporation” does not refer to a particular form of legal entity, but instead refers to companies that are certified by an independent non-profit organization as meeting rigorous standards of social and environmental performance, accountability and transparency. The standards for Certified B Corporation certification may change over time. These standards may not be appropriately tailored to the legal requirements of publicly traded companies or to the operational requirements of larger companies. AeroFarms’ reputation could be harmed if it loses its status as a Certified B Corporation, whether by its choice or by its failure to meet certification requirements, if that change in status were to create a perception that

AeroFarms is more focused on financial performance and is no longer as committed to the values shared by Certified B Corporations. Likewise, AeroFarms’ reputation could be harmed if it publicly reported B Corporation score declines and that created a perception that it has slipped in its satisfaction of the Certified B Corporation standards. Similarly, AeroFarms’ reputation could be harmed if it takes actions that are perceived to be misaligned with its values.
As a public benefit corporation, AeroFarms’ duty to balance a variety of interests may result in actions that do not maximize stockholder value.
As a public benefit corporation, AeroFarms’ board of directors has a duty to balance (i) the pecuniary interest of its stockholders, (ii) the best interests of those materially affected by AeroFarms’ conduct and (iii) specific public benefits identified in AeroFarms’ charter documents. While AeroFarms believes that its public benefit designation and obligation will benefit its stockholders, in balancing these interests the board of directors may take actions that do not maximize stockholder value. Any benefits to stockholders resulting from AeroFarms’ public benefit purposes may not materialize within the timeframe it expects or at all and may have negative effects. For example:
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AeroFarms may choose to revise its policies in ways that it believes will be beneficial to its stakeholders, including farmers, suppliers, employees and local communities, even though the changes may be costly;

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AeroFarms may take actions, such as building state-of-the-art facilities with technology and quality control mechanisms that exceed the requirements of USDA and the FDA, even though these actions may be more costly than other alternatives;

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AeroFarms may be influenced to pursue programs and services to demonstrate its commitment to the communities to which it serves and bringing ethically produced food to the table even though there is no immediate return to AeroFarms’ stockholders; or

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In responding to a possible proposal to acquire the Company, AeroFarms’ board of directors may be influenced by the interests of its stakeholders, including farmers, employees, suppliers and local communities, whose interests may be different from the interests of its stockholders.

AeroFarms may be unable or slow to realize the benefits it expects from actions taken to benefit its stakeholders, including farmers, employees, suppliers and local communities, which could adversely affect AeroFarms’ business, financial condition and results of operations, which in turn could cause the Company’s stock price to decline.
As a public benefit corporation, AeroFarms may be subject to increased derivative litigation concerning its duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on AeroFarms’ financial condition and results of operations.
Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least 2% of its outstanding capital stock or, upon the completion of the Business Combination, the lesser of such percentage or shares of at least $2.0 million in market value) are entitled to file a derivative lawsuit claiming that its directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, AeroFarms may be subject to the possibility of increased derivative litigation, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute its strategy. Any such derivative litigation may be costly and have an adverse impact on AeroFarms’ financial condition and results of operations.
Risks Related to the Business Combination and Spring Valley
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Spring Valley,” “we,” “us” or “our” refers to Spring Valley prior to the Business Combination and to New AeroFarms and its subsidiaries following the Business Combination.

Our Initial Shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.
Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Initial Shareholders, pursuant to the Sponsor Support Agreement and the Spring Valley Letter Agreement, have agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, our Initial Shareholders own 20.0% of the issued and outstanding ordinary shares (excluding the ordinary shares underlying the private placement warrants).
Neither the Spring Valley Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the Spring Valley Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that Spring Valley is paying for Dream Holdings is fair to Spring Valley from a financial point of view. Neither the Spring Valley Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the Spring Valley Board and management conducted due diligence on Dream Holdings and researched the industry in which Dream Holdings operates. The Spring Valley Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports previously prepared in connection with Dream Holdings’ most recent issuance of preferred stock, financial and market data information on selected comparable companies, the implied purchase price multiple of Dream Holdings and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the Spring Valley Board and management in valuing Dream Holdings, and the Spring Valley Board and management may not have properly valued Dream Holdings’ business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.
In December 2019, the COVID-19 outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, COVID-19 has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, institutions and governmental entities, including in the United States and Canada. Given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict the impact on the business of Spring Valley, Dream Holdings and New AeroFarms, and there is no guarantee that efforts by Spring Valley, Dream Holdings and New AeroFarms to address the adverse impact of COVID-19 will be effective. If Spring Valley or Dream Holdings are unable to recover from a business disruption on a timely basis, the Business Combination and New AeroFarms’ business and financial conditions and results of operations following the completion of the Business Combination could be adversely affected. The Business Combination may also be delayed and adversely affected by the COVID-19 pandemic, and become more costly. Each of Spring Valley and Dream Holdings may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.
Since the Initial Shareholders and our executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Dream Holdings is appropriate as our initial business combination. Such interests include that the Initial Shareholders and our executive officers, will lose their entire investment in us if our business combination is not completed.
When you consider the recommendation of the Spring Valley Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Spring

Valley’s directors, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Spring Valley shareholders and warrant holders generally.
These interests include, among other things, the interests listed below:
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the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 for 7,187,500 Class B ordinary shares, 5,750,000 of which are currently owned by the Initial Shareholders, the aggregate value of which is estimated to be approximately $57,212,500, assuming the per share value of the New AeroFarms Common Stock is the same as the $9.95 per share closing price of our Class A ordinary shares on Nasdaq as of May 3, 2021;

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the fact that Sponsor paid $8,900,000 for its private placement warrants, the aggregate value of which is estimated to be approximately $8,454,110, assuming the per warrant value of the New AeroFarms warrants is the same as the $0.9499 per warrant closing price of the Spring Valley warrants on Nasdaq as of May 3, 2021, and the private placement warrants would be worthless if a business combination is not consummated by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

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the fact that the affiliates of Spring Valley have agreed to purchase 3,120,000 shares of New AeroFarms Common Stock at $10.00 per share in the PIPE Financing on the same terms and conditions as the other PIPE Investors;

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the fact that the Initial Shareholders and certain of Spring Valley’s current officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Spring Valley fails to complete an initial business combination by May 27, 2022;

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the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Spring Valley;

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the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Spring Valley in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

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the continued indemnification of Spring Valley’s directors and officers and the continuation of Spring Valley’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that the Sponsor and Spring Valley’s officers and directors will lose their entire investment in Spring Valley and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 27, 2022;

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the fact that if the trust account is liquidated, including in the event Spring Valley is unable to complete an initial business combination by May 27, 2022, the Sponsor has agreed to indemnify Spring Valley to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Spring Valley has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Spring Valley, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

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the fact that Spring Valley may be entitled to distribute or pay over funds held by Spring Valley outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

See “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for additional information on interests of Spring Valley’s directors and executive officers.

The personal and financial interests of the Initial Shareholders as well as Spring Valley’s directors and executive officers may have influenced their motivation in identifying and selecting Dream Holdings as business combination targets, completing an initial business combination with Dream Holdings and influencing the operation of the business following the initial business combination. In considering the recommendations of the Spring Valley Board to vote for the proposals, its shareholders should consider these interests.
The exercise of Spring Valley’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Spring Valley’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Spring Valley to agree to amend the Merger Agreement, to consent to certain actions taken by Dream Holdings or to waive rights that Spring Valley is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Dream Holdings’ business, a request by Dream Holdings to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Dream Holdings’ business and would entitle Spring Valley to terminate the Merger Agreement. In any of such circumstances, it would be at Spring Valley’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or executive officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Spring Valley does not believe there will be any changes or waivers that Spring Valley’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Spring Valley will circulate a new or amended proxy statement/prospectus and resolicit Spring Valley’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
Subsequent to consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Dream Holdings has identified all material issues or risks associated with Dream Holdings, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New AeroFarms. Accordingly, any shareholders of Spring Valley who choose to remain New AeroFarms stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities

Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New AeroFarms’ actual financial position or results of operations would have been.
Spring Valley and Dream Holdings currently operate as separate companies and have had no prior history as a combined entity, and Spring Valley’s and Dream Holdings’ operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Dream Holdings. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Spring Valley’s and Dream Holdings’ historical financial statements and certain adjustments and assumptions have been made regarding Dream Holdings after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of Dream Holdings.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Dream Holdings’ financial condition or results of operations following the Closing. Any potential decline in Dream Holdings’ financial condition or results of operations may cause significant variations in the stock price New AeroFarms.
The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New AeroFarms.
At the time of entering into the Merger Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the

Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; (iii) the Closing Acquiror Cash Condition; (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (v) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”
Our Initial Shareholders, as well as Dream Holdings, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Dream Holdings and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Dream Holdings and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Redomicile Proposal is approved by the affirmative vote of at least a two-thirds (2/3rds) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New AeroFarms’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we have and will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.10 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).
In the event we distribute the proceeds in the trust account to our public shareholders and subsequently file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293.00 and to imprisonment for five years in the Cayman Islands.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares or, after the Business Combination, the New AeroFarms Common Stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares or, after the Business Combination, the New AeroFarms Common Stock held by non-affiliates exceeds $250,000,000 as of the prior June 30, or (ii) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our ordinary shares or, after the Business Combination, the New AeroFarms Common Stock held by non-affiliates exceeds $700,000,000 as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Dream Holdings is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New AeroFarms management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New AeroFarms after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New AeroFarms Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
As a Delaware public benefit corporation, our duty to balance a variety of interests may result in actions that do not maximize stockholder value.
As a Delaware public benefit corporation, our board of directors has a duty to balance (i) the pecuniary interest of our stockholders, (ii) the best interests of those materially affected by our conduct and (iii) specific public benefits identified in our charter documents. In balancing these interests our board of directors may take actions that do not maximize stockholder value. Any benefits to stockholders resulting from our public benefit purposes may not materialize within the timeframe we expect or at all and may have negative effects. We may be unable or slow to realize the benefits we expect from actions taken to benefit our stakeholders, including farmers and local communities, which could adversely affect our business, financial condition and results of operations, which in turn could cause our stock price to decline.
As a public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on our financial condition and results of operations.
As a Delaware public benefit corporation, our stockholders (if they, individually or collectively, own at least 2% of our outstanding capital stock or shares having at least $2 million in market value (whichever is less)) are entitled to file a derivative lawsuit claiming that our directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute our strategy. Any such derivative litigation may be costly and have an adverse impact on our financial condition and results of operations.

The price of New AeroFarms Common Stock and New AeroFarms’ warrants may be volatile.
Upon consummation of the Business Combination, the price of New AeroFarms Common Stock and New AeroFarms’ warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which New AeroFarms and its customers operate;

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variations in its operating performance and the performance of its competitors in general;

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material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

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actual or anticipated fluctuations in New AeroFarms’ quarterly or annual operating results;

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the public’s reaction to New AeroFarms’ press releases, its other public announcements and its filings with the SEC;

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New AeroFarms’ failure or the failure of its competitors to meet analysts’ projections or guidance that New AeroFarms or its competitors may give to the market;

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additions and departures of key personnel;

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changes in laws and regulations affecting its business;

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commencement of, or involvement in, litigation involving New AeroFarms;

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changes in New AeroFarms’ capital structure, such as future issuances of securities or the incurrence of additional debt;

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publication of research reports by securities analysts about New AeroFarms or its competitors or its industry;

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sales of shares of New AeroFarms Common Stock by the PIPE Investors;

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the volume of shares of New AeroFarms Common Stock available for public sale, including as a result of the conversion of the Convertible Notes into shares of New AeroFarms Common Stock or termination of the post-closing lock-up pursuant to the terms thereof; and

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general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New AeroFarms Common Stock and New AeroFarms’ warrants regardless of the operating performance of New AeroFarms.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New AeroFarms Common Stock to drop significantly, even if New AeroFarms’ business is doing well.
Sales of a substantial number of shares of New AeroFarms Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New AeroFarms Common Stock.
It is anticipated that, upon completion of the Business Combination, (i) the Dream Holdings Holders will own approximately 62.6% of the outstanding New AeroFarms Common Stock and (ii) our Initial Shareholders will own approximately 3.7% of the outstanding New AeroFarms Common Stock, in each case, assuming that none of Spring Valley’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 68.2% and 4.0%, respectively, assuming that 9,411,086 of Spring Valley’s outstanding public shares (which assumes the maximum number of Class A ordinary shares that can be redeemed are redeemed, while still satisfying the Closing Acquiror Cash Condition) are redeemed in connection with the Business Combination. These percentages assume that (i) 80,000,000 shares of New AeroFarms Common Stock are issued to the Dream Holdings Holders at Closing; (ii) 12,500,000 shares of New AeroFarms Common Stock are issued in connection with the PIPE Financing; and (iii) no Spring Valley warrants to purchase New AeroFarms Common Stock that will be outstanding immediately following

Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New AeroFarms will be different.
Although the Sponsor and certain of Dream Holdings’ stockholders will be subject to certain restrictions regarding the transfer of New AeroFarms Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Spring Valley Letter Agreement and the Dream Holdings Stockholder Support Agreement. We intend to file one or more registration statements shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New AeroFarms Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The public shareholders will experience immediate dilution as a consequence of the issuance of New AeroFarms Common Stock as consideration in the Business Combination and in the PIPE Financing.
In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Dream Holdings outstanding as of immediately prior to the Effective Time will be exchanged for a number of shares of New AeroFarms Common Stock equal to the Common Stock Exchange Ratio (as defined in the Merger Agreement), (ii) each warrant and equity award of Dream Holdings outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for          shares of New AeroFarms Common Stock, as applicable, and (iii) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist. For further details, see “Business Combination Proposal — Consideration to Dream Holdings Holders in the Business Combination.”
The issuance of additional common stock will significantly dilute the equity interests of existing holders of Spring Valley securities, and may adversely affect prevailing market prices for the New AeroFarms Common Stock and/or the New AeroFarms warrants.
Warrants will become exercisable for New AeroFarms Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
If the Business Combination is completed, outstanding warrants to purchase an aggregate of 20,400,000 shares of New AeroFarms Common Stock will become exercisable 30 days after the completion of the Business Combination in accordance with the terms of the warrant agreement governing those securities. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New AeroFarms Common Stock will be issued, which will result in dilution to the holders of New AeroFarms Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of New AeroFarms Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of 65% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Spring Valley. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of 65% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 65% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New AeroFarms Common Stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant, provided that the closing price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.
In addition, we have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of our Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of New AeroFarms Securities — Warrants — New AeroFarms Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares. Please see “Description of New AeroFarms Securities — Warrants — New AeroFarms Public Warrants — Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00” The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
None of the private placement warrants will be redeemable by us as (except as set forth under “Description of New AeroFarms Securities — Warrants — New AeroFarms Public Warrants — Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees.
Nasdaq may not list New AeroFarms’ securities on its exchange, which could limit investors’ ability to make transactions in New AeroFarms’ securities and subject New AeroFarms to additional trading restrictions.
An active trading market for New AeroFarms’ securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New AeroFarms’ securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New AeroFarms’ securities are listed on Nasdaq, New AeroFarms may be unable to maintain the listing of its securities in the future.
If New AeroFarms fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Dream Holdings would not be required to consummate the Business Combination. In the event that Dream Holdings elected to waive this condition, and the Business Combination was consummated without New AeroFarms’ securities being listed on Nasdaq or on another national securities exchange, New AeroFarms could face significant material adverse consequences, including:
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a limited availability of market quotations for New AeroFarms’ securities;

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reduced liquidity for New AeroFarms’ securities;

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a determination that New AeroFarms Common Stock is a “penny stock” which will require brokers trading in New AeroFarms Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New AeroFarms’ securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New AeroFarms’ securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.
Securities research analysts may establish and publish their own periodic projections for New AeroFarms following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.
We are subject to, and New AeroFarms will be subject to, changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both Spring Valley’s costs and the risk of non-compliance and will increase both New AeroFarms’ costs and the risk of non-compliance.
We are and New AeroFarms will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New AeroFarms’ efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New AeroFarms’ disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
During the pendency of the Business Combination, Spring Valley will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
During the pendency of the Business Combination, Spring Valley will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore,

certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement, in part because of the inability of the Spring Valley Board to change its recommendation in connection with the Business Combination. The Merger Agreement does not permit our Board of Directors to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Shareholder Proposals. Unless our Board of Directors determines in good faith, after consultation with and receipt of a written opinion of outside legal counsel, that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law.
Certain covenants in the Merger Agreement impede the ability of Spring Valley to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, Spring Valley may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.
Risks Related to the Consummation of the Domestication
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Spring Valley prior to the Business Combination and to New AeroFarms and its subsidiaries following the Business Combination.
The Domestication may result in adverse tax consequences for holders of public shares.
U.S. Holders may be subject to U.S. federal income tax as a result of the Domestication. Additionally, non-U.S. Holders may become subject to withholding tax on any dividends paid or deemed paid on Spring Valley Delaware public shares after the Domestication.
As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to Spring Valley, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described under “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations,” a U.S. Holder may recognize gain or loss with respect to its Spring Valley public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding Spring Valley Delaware public shares or public warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its Spring Valley public shares and public warrants surrendered in exchange therefor.
In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder that on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of Spring Valley’s earnings in income in respect of the Domestication; a U.S. Holder that on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Spring Valley public shares for Spring Valley Delaware public shares in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and a U.S. Holder that on the day of the Domestication beneficially owns (directly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).
Notwithstanding the foregoing, if Spring Valley qualifies as a PFIC, a U.S. Holder of public shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Spring Valley public shares or public warrants for Spring Valley Delaware public shares or public warrants pursuant to the Domestication under PFIC rules of the Code equal to the excess, if any, of the fair market value of the Spring Valley Delaware public shares or public warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Spring Valley public shares or public warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations.”
Upon consummation of the Business Combination, the rights of holders of New AeroFarms Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New AeroFarms Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New AeroFarms Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New AeroFarms becomes involved in costly litigation, which could have a material adverse effect on New AeroFarms.
In addition, there are differences between the Proposed Governing Documents of New AeroFarms and the Existing Governing Documents of Spring Valley and the Interim Delaware Governing Documents of Spring Valley Delaware. For a more detailed description of the rights of holders of New AeroFarms Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New AeroFarms are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.
Risks Related to the Redemption
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Spring Valley prior to the Business Combination and to New AeroFarms and its subsidiaries following the Business Combination.
Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) (a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, Spring Valley’s transfer agent, in which it (a) requests that Spring Valley redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental, Spring Valley’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, Spring Valley’s transfer agent, will need to act to facilitate this request. It is Spring Valley’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Spring Valley does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Spring Valley’s transfer agent, Spring Valley will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Spring Valley — Redemption Rights” for additional information on how to exercise your redemption rights.
If a public shareholder fails to receive notice of Spring Valley’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite Spring Valley’s compliance with the proxy rules, a public shareholder fails to receive Spring Valley’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Spring Valley is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Spring Valley — Redemption Rights” for additional information on how to exercise your redemption rights.
Spring Valley does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of Spring Valley’s public shareholders have redeemed their shares.
The Existing Governing Documents do not provide a specified maximum redemption threshold, except that Spring Valley will not redeem public shares in an amount that would cause Spring Valley’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
As a result, Spring Valley may be able to complete the Business Combination even if a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their respective affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Spring Valley or the persons described above have been entered into with any such investor or holder. Spring Valley will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Spring Valley will require each public shareholder seeking to exercise redemption rights to certify to Spring Valley whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Spring Valley at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Spring Valley makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Spring Valley’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Spring Valley if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Spring Valley consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Spring Valley cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Spring Valley’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, Spring Valley’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.
Spring Valley can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Spring Valley share price, and may result in a lower value realized now than a shareholder of Spring Valley might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of net interest earned thereon to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).
Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination (which shall be the Business Combination should it occur). Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Spring Valley Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The Spring Valley Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Spring Valley Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
References in this section to “we,” “us” and “our” refer to Spring Valley.

If we are not able to complete the Business Combination with Dream Holdings nor able to complete another business combination by May 27, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
If we are not able to complete the Business Combination with Dream Holdings nor able to complete another business combination by May 27, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), and (less up to $100,000 of net interest earned thereon to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by May 27, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; and (iii) the redemption of our public shares if we have not consummated an initial business by May 27, 2022, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by May 27, 2022, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
If we do not consummate an initial business combination by May 27, 2022, our public shareholders may be forced to wait until after May 27, 2022 before redemption from the trust account.
If we are unable to consummate our initial business combination by May 27, 2022 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond May 27, 2022 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through May 27, 2022, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive approximately $10.10 per share, and our warrants will expire worthless.
As of December 31, 2020, we had cash of approximately $1,906,348 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2020, we had total current liabilities of approximately $49,934. The funds available to us outside of the trust account may not be sufficient to allow us to operate until May 27, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.
Because Spring Valley is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.
Because Spring Valley is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. Spring Valley is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Spring Valley’s directors or officers, or enforce judgments obtained in the United States courts against Spring Valley’s directors or officers.
Until the Domestication is effected, Spring Valley’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Spring Valley under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Spring Valley’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Spring Valley judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Spring Valley predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Spring Valley Board or controlling shareholders than they would as public shareholders of a United States company.

EXTRAORDINARY GENERAL MEETING OF SPRING VALLEY
General
Spring Valley is furnishing this proxy statement/prospectus to Spring Valley’s shareholders as part of the solicitation of proxies by the Spring Valley Board for use at the extraordinary general meeting of Spring Valley to be held on       , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Spring Valley’s shareholders on or about       , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Spring Valley’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held at       , Eastern Time, on      , 2021 at the offices of Kirkland & Ellis LLP located at 609 Main Street, Suite 4700, Houston, TX 77002, and via a virtual meeting at        , unless the extraordinary general meeting is adjourned. In the interest of public health, and due to the impact of the novel coronavirus (COVID-19), we may hold the extraordinary general meeting through a “virtual” or online method.
Purpose of the Spring Valley Extraordinary General Meeting
At the extraordinary general meeting, Spring Valley is asking holders of ordinary shares to consider and vote upon:
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a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

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a proposal to approve by special resolution the Domestication;

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the following six (6) separate proposals to approve the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

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to authorize the change in the authorized share capital of Spring Valley from (i) $33,100 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) $44,500 divided into 435,000,000 shares of New AeroFarms Common Stock and 10,000,000 shares of New AeroFarms Preferred Stock;

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to authorize the New AeroFarms Board to issue any or all shares of New AeroFarms Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New AeroFarms Board and as may be permitted by the DGCL;

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to authorize the removal of the ability of New AeroFarms stockholders to take action by written consent in lieu of a meeting; and

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as an ordinary resolution, that the conversion of Spring Valley to a public benefit corporation effective upon the Merger be approved;

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as an ordinary resolution, that adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act be approved; and

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as an ordinary resolution, to amend and restate the Interim Delaware Governing Documents and authorize certain other immaterial changes in connection with the replacement of the Interim Delaware Governing Documents with the Proposed Governing Documents as part of the Merger, including changing the corporate name of Spring Valley from “Spring Valley Acquisition Corp.” to “AeroFarms, Inc.”;

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a proposal to approve by ordinary resolution shares of New AeroFarms Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635;

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a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan; and

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a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Redomicile Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
Recommendation of the Spring Valley Board
The Spring Valley Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Spring Valley and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redomicile Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
Spring Valley shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on       , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.
Quorum
A quorum of Spring Valley shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Spring Valley but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Redomicile Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3rds) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.
The approval of each of the Governing Documents Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Each of the Business Combination Proposal, the Redomicile Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
Voting Your Shares
Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
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You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Spring Valley Board “FOR” the Business Combination Proposal, “FOR” the Redomicile Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

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You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Spring Valley can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a Spring Valley shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

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you may send another proxy card with a later date;

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you may notify Spring Valley’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

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you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call MacKenzie, our proxy solicitor, by calling free (800) 322-2885, or banks and brokers can call collect at (212) 929-5500, or by emailing proxy@mackenziepartners.com.
Redemption Rights
In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request that Spring Valley redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Spring Valley’s transfer agent, in which you (a) request that Spring Valley redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, Spring Valley’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to       , Eastern Time, on       , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Spring Valley’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Spring Valley’s transfer agent, Spring Valley will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, this would have amounted to approximately $10.10 per issued and outstanding public share, based on 21,915,393 shares subject to possible redemption as of December 31, 2020. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New AeroFarms Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New AeroFarms Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Initial Shareholders have, pursuant to the Sponsor Support Agreement and the Spring Valley Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of the Class A ordinary shares on December 31, 2020 was $10.12 per share. For illustrative purposes, as of December 31, 2020, funds in the trust account plus accrued interest thereon totaled approximately $232,301,973, or $10.10 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Spring Valley cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
Spring Valley is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Spring Valley and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Spring Valley will bear the cost of the solicitation.

Spring Valley has hired MacKenzie to assist in the proxy solicitation process. Spring Valley will pay that firm a fee of $12,500 plus disbursements, and will reimburse MacKenzie for its reasonable out-of-pocket expenses and indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-trust account funds.
Spring Valley will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Spring Valley will reimburse them for their reasonable expenses.
Spring Valley Initial Shareholders’ Agreements
As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which includes an aggregate of 5,750,000 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 20,400,000 warrants to acquire ordinary shares, comprised of 8,900,000 private placement warrants held by the Sponsor and 11,500,000 public warrants.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Dream Holdings and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Dream Holdings and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Redomicile Proposal is approved by the affirmative vote of at least a two-thirds (2/3rds) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem their public shares and (iv) New AeroFarms’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL
Overview
We are asking our shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Spring Valley shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued of ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Spring Valley, Spring Valley Merger Sub, Dream Holdings or any other matter.
On March 25, 2021, Spring Valley, Spring Valley Merger Sub and Dream Holdings entered into the Merger Agreement, which provides for, among other things, the following transactions:
(a)
On the Closing Date, prior to the time at which the Effective Time occurs, Spring Valley will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a public benefit corporation incorporated under the laws of the State of Delaware; and

(b)
the parties to the Merger Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Spring Valley Merger Sub will merge with and into Dream Holdings, with Dream Holdings as the surviving company in the Merger and, after giving effect to such merger, Dream Holdings shall be a wholly-owned subsidiary of New AeroFarms.

(c)
In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among other things, (i) each share of common stock of Spring Valley Merger Sub issued and outstanding as of immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of Dream Holdings, as the surviving corporation of the merger with Spring Valley Merger Sub, (ii) all shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock held in the treasury of Dream Holdings or owned by Spring Valley or Spring Valley Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (iii) each share of Dream Holdings Series 2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any cancelled shares and dissenting shares, will be exchanged for approximately 1.0632 shares of New AeroFarms Common Stock, (iv) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series 2 Preferred Stock or cancelled or dissenting shares, will receive a number of shares of New AeroFarms Common Stock equal to the Common Stock Exchange Ratio with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving the consideration calculated on an as-converted basis, (v) each Dream Holdings option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New AeroFarms Common Stock as calculated in accordance with the Merger Agreement, (vi) each warrant of Dream Holdings issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for Merger Consideration that the holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested) (for the avoidance of doubt, the maximum number of shares of New AeroFarms Common Stock to be issued to Dream Holdings Holders as Merger Consideration shall be approximately 81.1 million), and (vii) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist. For further details, see “Business Combination Proposal — Consideration to Dream Holders in the Business Combination.”
In connection with the foregoing and contemporaneously with the execution of the Merger Agreement, Spring Valley entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Spring Valley has agreed to issue and sell to the PIPE Investors, an aggregate of 12,500,000 shares of New AeroFarms Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $125,000,000, on the terms and subject to the conditions set forth in such Subscription Agreement and the Merger Agreement. The New AeroFarms Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Spring Valley has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Subscription Agreements, the Sponsor Support Agreement, the Sponsor Letter Agreement, the Dream Holdings Stockholder Support Agreement, the Registration Rights Agreement and the Investor Rights Agreement, (each as defined in the accompanying proxy statement/prospectus). See “— Related Agreements” for more information.
Effect of the Domestication on Existing Spring Valley Equity in the Business Combination
The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:
•
each issued and outstanding Class B ordinary share of Spring Valley will convert automatically by operation of law, on a one-for-one basis, into Class A ordinary shares of Spring Valley;

•
each issued and outstanding Class A ordinary share of Spring Valley will convert, on a one-for-one basis, into shares of New AeroFarms Common Stock;

•
each issued and outstanding whole warrant to purchase Class A ordinary shares of Spring Valley will represent the right to purchase one share of New AeroFarms Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Spring Valley warrant agreement;

•
the governing documents of Spring Valley will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus;

•
the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the Spring Valley shareholders, other than the amendments to the Spring Valley governing documents that are contemplated by the Governing Documents Proposals, which is a condition to the closing of the Business Combination; and

•
in connection with the first three bullets above, each issued and outstanding unit of Spring Valley that has not been previously separated into the underlying Class A ordinary shares of Spring Valley and underlying Spring Valley warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New AeroFarms Common Stock and one-half of one warrant, with such whole warrant representing the right to acquire one share of New AeroFarms Common Stock at an exercise price of $11.50 per share of New AeroFarms Common Stock on the terms and conditions set forth in the warrant agreement.

Consideration to Dream Holdings Holders in the Business Combination
In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among other things, (i) all shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock held in the treasury of Dream Holdings or owned by Spring Valley or Spring Valley Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (ii) each share of Series 2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any cancelled shares and dissenting shares, will be exchanged for approximately 1.0632 shares of New AeroFarms Common Stock, (iii) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series 2 Preferred Stock or cancelled or dissenting shares, will receive a number of shares of New AeroFarms Common Stock equal to the Common Stock Exchange Ratio with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving the consideration calculated on an as-converted basis, (iv) each Dream Holdings option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New AeroFarms Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of Dream Holdings issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for Merger Consideration that the holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested) (for the avoidance of doubt, the maximum number of shares of New AeroFarms Common Stock to be issued to Dream Holdings Holders as Merger Consideration shall be approximately 81.1 million), and (vi) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist.
The parties agreed to the Common Stock Exchange Ratio and the Series 2 Preferred Stock Exchange Ratio assuming a Dream Holdings equity value of approximately $800,000,000.
Aggregate New AeroFarms Proceeds
The Closing Acquiror Cash will be used for general corporate purposes after the Business Combination.
Closing and Effective Time of the Business Combination
The Closing of the transactions contemplated by the Merger Agreement is required to take place electronically by exchange of the closing deliverables on the third (3rd) business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Spring Valley and Dream Holdings may agree in writing.

Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver by mutual agreement of each party of the following conditions:
•
the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated and any agreements with any governmental authority not to consummate the transactions contemplated by the Merger Agreement having been expired or terminated;

•
no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

•
the Offer (as defined in the Merger Agreement) shall have been completed in accordance with the terms of the Merger Agreement and this proxy statement;

•
this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•
the approval of each Condition Precedent Proposal, other than the Redomicile Proposal, by the affirmative vote of the holders of a majority of the Class A ordinary shares cast at the extraordinary general meeting and, with respect to the Redomicile Proposal only, the affirmative vote of holders of a two-thirds (2/3rds) majority of the Class A ordinary shares cast at the extraordinary general meeting;

•
the approval of the Merger Agreement and, to the extent required, the transactions contemplated by the Merger Agreement (including the Merger) (including (i) approval of the transactions contemplated by the Merger Agreement by (1) the holders of at least a majority of all outstanding shares of Dream Holdings Preferred Stock, (2) the holders of at least a majority of all outstanding shares of Series 1 Preferred Stock of Dream (including the holders of at least a majority of all outstanding shares of (A) Series 1-A Preferred Stock and Series 1-B Preferred Stock (treated as a single class), (B) Series 1-C1 Preferred Stock and Series 1-C2 Preferred Stock (treated as a single class), and (C) Series 1-D Preferred Stock (treated as a single class)) and (3) a two-thirds vote of all outstanding shares of Series 2 Preferred Stock and (ii) approval of the transactions contemplated by the Merger Agreement by the holders of a majority of the outstanding Dream Holdings Common Stock and Dream Holdings Preferred Stock, voting together as a single class on an as-converted basis); and

•
the Closing Acquiror Cash equaling or exceeding $225,000,000, and Spring Valley having made arrangements for any Closing Acquiror Cash held in the trust account to be released from the trust account at the Effective Time.

Other Conditions to the Obligations of Spring Valley
The obligations of Spring Valley to consummate the Merger Agreement are subject to the satisfaction or waiver by Spring Valley of the following further conditions:
•
the representations and warranties of Dream Holdings regarding organization and qualification of Dream Holdings, and the representations and warranties of Dream Holdings regarding the authority and approvals of Dream Holdings to, among other things, execute and deliver the Merger Agreement, and each of the ancillary documents attached thereto to which it is or will be a party and to consummate the transactions contemplated thereby, absence of certain changes or events and brokers fees being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•
the representations and warranties regarding the capitalization of Dream Holdings being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties of Dream Holdings being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in Material Adverse Effect;

•
Dream Holdings having performed and complied in all material respects with the covenants required to be performed or complied with by it under the Merger Agreement prior to the Closing;

•
Spring Valley must have received a certificate signed by an officer of Dream Holdings confirming that the conditions set forth in the first four bullet points in this section have been satisfied;

•
Spring Valley must have received the executed counterparts to all of the Ancillary Agreements (as defined in the Merger Agreement) to which Dream Holdings, or any Dream Holdings Stockholder, is party;

•
since the date of the Merger Agreement, no Material Adverse Effect will have occurred; and

•
Spring Valley must have received fully executed copies of the Debt Facility Waiver, in form and substance reasonably satisfactory to Spring Valley, which Debt Facility Waiver shall be effective on or prior to the Closing Date.

Other Conditions to the Obligations of Dream Holdings
The obligations of Dream Holdings to consummate the Merger are subject to the satisfaction or waiver by Dream Holdings of the following further conditions:
•
the representations and warranties of Spring Valley and Spring Valley Merger Sub regarding organization and qualification, the authority to execute and deliver the Merger Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, absence of certain changes or events and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the representations and warranties regarding the capitalization of Spring Valley and Spring Valley Merger Sub being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties regarding Spring Valley and Spring Valley Merger Sub being true and correct (without giving effect to any limitation of “materiality” or “material adverse effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect;

•
Spring Valley having performed and complied in all material respects with the covenants required to be performed or complied with by it under the Merger Agreement;

•
Dream Holdings must have received a certificate signed by an officer of Spring Valley confirming that the conditions set forth in the first four bullet points of this section have been satisfied;

•
The Proposed Certificate of Incorporation shall be amended and restated in the form of the Acquiror A&R Charter (as defined in the Merger Agreement);

•
the New AeroFarms Common Stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

•
Dream Holdings must have received the executed counterparts to all of the Ancillary Agreements to which Spring Valley or Sponsor is party; and

•
certain directors and executive officers of Spring Valley shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

Representations and Warranties
Under the Merger Agreement, Dream Holdings made customary representations and warranties to Spring Valley and Spring Valley Merger Sub relating to, among other things: organization, standing and corporate power; corporate authority, approval and non-contravention; governmental approvals; capitalization; financial statements and internal controls; compliance with laws; absence of certain changes or events; no undisclosed liabilities; information supplied; litigation; contracts; employment benefits; labor and employment; taxes; intellectual property; data protection; information technology; real property; corrupt practices and sanctions; insurance; competition and trade regulation; environmental matters; FDA/USDA/FTC matters; customers and suppliers; brokers; affiliate agreements; and no other representations or warranties.
Under the Merger Agreement, Spring Valley and Spring Valley Merger Sub made customary representations and warranties to Dream Holdings relating to, among other things: organization, standing and corporate power; corporate authority, approval, non-contravention and governmental approvals; compliance with laws; employee benefit plans; financial ability and trust account; taxes; brokers; acquiror SEC reports, financial statements and Sarbanes-Oxley Act; business activities and absence of changes; registration statement; no outside reliance; capitalization; Nasdaq stock market quotation; affiliate agreements; corrupt practices; PIPE investment amounts and Subscription Agreements; and no other representations or warranties.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Dream Holdings, Spring Valley and Spring Valley Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Dream Holdings are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a “Material Adverse Effect” means any event, change, circumstance or development that, individually or in the aggregate, (a) is or would be reasonably expected to be materially adverse to the business, financial condition or results of operations of Dream Holdings and any of its subsidiaries, taken as a whole, or (b) the ability of Dream Holdings to consummate the Business Combination; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Material Adverse Effect: (i) any change in or change in the interpretation of any applicable laws (including any related to COVID-19) or GAAP, (ii) any events or conditions generally affecting the industries or geographic areas in which Dream Holdings and any of its subsidiaries operates, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events (including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)) and other force majeure events (including any escalation or general worsening of any of the foregoing effects), (v) any actions taken or not taken by any Dream Holdings or any of its subsidiaries as required by the Merger Agreement or any ancillary agreement, (vi) any effect attributable to the announcement or execution, pendency or consummation of the Business Combination or the performance of the Merger Agreement (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers and employees) (provided, that this clause (vi) shall not apply to any representation or warranty to the extent the Dream Holdings purpose of such representation or warranty is to address the consequences resulting from the Merger Agreement or the Dream Holdings consummation of the transactions contemplated hereby), (vii) any failure by Dream Holdings to meet any projections, forecasts or budgets; provided, that this clause (viii) shall not prevent a determination that any effect underlying such failure has resulted in a Material Adverse Effect, or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Spring Valley has consented to in writing prior to the taking of, or failure to take, such action, except in the cases of clauses (i) through (iv) to the extent Dream Holdings and any of its subsidiaries is as a whole materially disproportionately affected thereby as compared with other participants in the industries in which the Dream Holdings and any of its subsidiaries operates.
Covenants of the Parties
Covenants of Dream Holdings
Dream Holdings made certain covenants under the Merger Agreement, including, among others, the following:
•
Subject to certain exceptions (including with respect to potential suspension of operations for COVID-19) or as consented to in writing by Spring Valley (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, Dream Holdings will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, use commercially reasonable efforts to preserve intact Dream Holdings’ current business organization and ongoing businesses, and maintain its existing relations and goodwill with its customers, suppliers, distributors and creditors, and use commercially reasonable efforts to retain the services of its present officers.

•
Subject to certain exceptions, prior to the Closing, Dream Holdings will not do any of the following without Spring Valley’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

•
change or amend the certificate of incorporation, bylaws or other organizational documents of Dream Holdings or its subsidiaries;

•
declare, make or pay any dividend or other distribution to Dream Holdings stockholders or redeem any of its equity interests;

•
create, allot, issue, redeem or repurchase any shares or other securities convertible into shares of Dream Holdings or its subsidiaries, except pursuant to the exercise of options or warrants, or agree to do any of the foregoing;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees in the ordinary course of business consistent with past practice upon the terms set forth in the underlying agreements governing such equity securities;

•
enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any material contract or lease to which Dream Holdings or its subsidiaries is a party or otherwise bound, other than in the ordinary course of business, consistent with past practice;

•
enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any related-party contract, other than in the ordinary course of business consistent with past practice;

•
sell, transfer, lease, pledge, licenses or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or businesses of Dream Holdings or any of its subsidiaries (including its intellectual property) to any person that is not Dream Holdings or one of its subsidiaries, except for sale of inventory in the ordinary course of business consistent with past practice, subject to certain exceptions;

•
intentionally permit any material item of intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, disclaimed or otherwise become unenforceable or fail to make any applicable filings, recordings or similar actions or fail to pay all fees required to maintain and protect its intellectual property interest;

•
materially increase the compensation, benefits or severance payable to any current or former employee, executive officer or director; adopt or materially amend any material benefit plan or any collective bargaining agreement; or waive or release any noncompetition, nonsolicitation, nondisclosure, nondisparagement or other restrictive covenant of current or former employees of Dream Holdings or its subsidiaries;
•
acquire (including by merger, consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of) any Person or division thereof;

•
enter into any joint venture;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Group Member;

•
make any capital expenditures outside of Dream Holdings’ annual capital expenditure budget in excess of specified thresholds;

•
make, revoke or change any material tax election or change any material tax accounting method or period;

•
enter into any settlements in excess of a specified threshold, other than in the ordinary course of business consistent with past practice;

•
incur, issue, assume, guarantee or otherwise become liable for any indebtedness, other than in the ordinary course of business in an aggregate amount that does not preclude satisfaction of the conditions to the Business Combination;

•
make any loans, advances or capital contributions to, or investments in, any other Person or materially change its existing borrowing and lending arrangements other than would be consistent with past practice in the ordinary course of business;

•
enter into any material new line of business;

•
fail to maintain the Company Permits (as defined in the Merger Agreement);

•
make any material change in financial accounting methods, principles or practices; and

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to Dream Holdings and its assets and properties.

•
As promptly as practicable after this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Dream Holdings will solicit a written consent of the Dream Holdings stockholders (holding at least (i) a majority of all the outstanding shares of preferred stock, (ii) holders of all the outstanding shares of Series 1 Preferred Stock (including the holders of at least a majority of all outstanding shares of (1) Series 1-A Preferred Stock and Series 1-B Preferred Stock (treated as a single class), (2) Series 1-C1 Preferred Stock and Series 1-C2 Preferred Stock (treated as a single class), and (3) Series 1-D Preferred Stock (treated as a single class)) and (iii) a two-thirds (2/3rds) vote of all outstanding shares of Series 2 Preferred Stock and (iv) a majority of the outstanding Dream Holdings Common Stock, voting together as a single class on an as-converted basis) approving and adopting the Merger Agreement and, to the extent required by law, the Business Combination and, through its board of directors, will recommend to the Dream Holdings stockholders, the approval and adoption of the Merger Agreement and the Business Combination (including the Merger).

•
Dream Holdings acknowledges that Spring Valley is a blank check company, waives any past, present or future claim of any kind against the Trust Account and agrees not to seek recourse against the Trust Account for any reason.

Covenants of Spring Valley
Spring Valley made certain covenants under the Merger Agreement, including, among others, the following:
•
Subject to certain exceptions, prior to the Closing, Spring Valley will, and will cause Spring Valley Merger Sub to, not do any of the following without Dream Holdings’ written consent (such consent not to be unreasonably conditioned, withheld or delayed):

•
change, modify or amend the Trust Agreement or the organizational documents of Spring Valley or Spring Valley Merger Sub;

•
declare, make or pay any dividend or other distribution in respect of any of its outstanding capital stock or other equity interests or otherwise adjust its capital structure;

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make, revoke or change any material tax election or change any material tax accounting method or period;

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enter into, renew or amend in any material respect any related-party contract;

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enter into any settlements, other than in the ordinary course of business consistent with past practice;

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incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

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offer, issue, grant or sell any of its capital stock, other equity interests or securities convertible into any such capital stock or equity interests in Spring Valley or Spring Valley Merger Sub, other than in connection with the exercise of outstanding warrants or the Business Combination or PIPE Financing;

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adopt or amend any benefit plan, or enter into any employment contract or collective bargaining agreement other than the Equity Incentive Plan;

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acquire (including by merger or consolidation with, or merger or consolidate with, or purchase a material portion of the assets or equity of) and person or division thereof;

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adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Spring Valley or Spring Valley Merger Sub;

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make any capital expenditures;

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make any loans, advances or capital contributions to, or investments in, any other person or make any change in its existing borrowing or lending arrangements;

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enter into any new line of business;

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make any change in financial accounting methods, principles or practices; and

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voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to it and its assets and properties.

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Spring Valley will use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, to duly convene and hold the special meeting in accordance with the Cayman Islands Companies Act.

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Subject to certain exceptions, Spring Valley shall use its reasonable best efforts to ensure that Spring Valley remains listed as a public company on Nasdaq and to cause the New AeroFarms Common Stock to be issued in connection with the Business Combination, including the Domestication and the Merger, to be approved for listing on Nasdaq.

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Prior to the Closing, Spring Valley will purchase a “tail” policy providing liability insurance coverage for Dream Holdings’ directors and officers with respect to matters occurring on or prior to the Closing.

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The Spring Valley Board will adopt the Equity Incentive Plan with any modifications Dream Holdings proposes based on the recommendation of its compensation consultant and board of directors as Spring Valley may consider and approve (such approval not to be unreasonably withheld or delayed).

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Prior to the Closing or termination of the Merger Agreement, Spring Valley shall, and shall use its reasonable best efforts to cause its representatives to, cease any solicitations, discussions or negotiations with any person conducted prior to entry into the Merger Agreement in connection with a Business Combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination. Spring Valley will also provide prompt written notice to Dream of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any Business Combination and will keep Dream reasonably informed of any material developments with respect to any such proposal.
Mutual Covenants of the Parties
The parties made certain covenants under the Merger Agreement, including, among others, the following:
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using commercially reasonable efforts to consummate the Business Combination;

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making relevant public announcements and solicitation of Company Stockholder Approvals (as defined in the Merger Agreement);

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keeping certain information confidential in accordance with the existing non-disclosure agreements;

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intending that the Domestication and the Merger will each constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Domestication or the Merger to fail to qualify for such treatment; and

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cooperating in connection with certain tax matters and filings.

In addition, Spring Valley and Dream Holdings agreed that Spring Valley and Dream Holdings will prepare and mutually agree upon and Spring Valley will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.
Board of Directors
Following the Closing, the current management of Dream Holdings will become the management of New AeroFarms, and the New AeroFarms Board will consist of nine (9) directors, which will be divided into three (3) classes (Class I, II and III) with each consisting of three directors. Pursuant to the Merger Agreement, the New AeroFarms Board will consist of (i) six (6) individuals designated by Dream Holdings (three of whom will be “independent directors” under the applicable Nasdaq rules and regulations), (ii) two (2) directors selected by Spring Valley and (iii) the chief executive officer of New AeroFarms.
Survival of Representations, Warranties and Covenants
The representations, warranties, covenants, obligations or other agreements in the Merger Agreement terminate at the Effective Time, except for those covenants and agreements that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and those contained in Article XI of the Merger Agreement.
Termination
The Merger Agreement may be terminated and the Business Combination may be abandoned under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
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By mutual written consent of Spring Valley and Dream Holdings;

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Prior to the Closing, by written notice to Dream Holdings from Spring Valley if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Dream Holdings set forth in the Merger Agreement, such that certain conditions would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by Dream Holdings through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Spring Valley provides written notice of such violation or breach and the Termination Date) after receipt by Dream Holdings of notice from Spring Valley of such breach, but only as long as Dream Holdings continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 25, 2021 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; provided, that the right to terminate the Merger Agreement in this manner shall not be available if either (A) Spring Valley’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) Spring Valley is in breach of the Merger Agreement on such date, which breach could give rise to a right of Dream Holdings to terminate the Merger Agreement;
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Prior to the Closing, by written notice to Spring Valley from Dream Holdings if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Spring Valley set forth in the Merger Agreement, such that certain conditions would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Spring Valley through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Dream Holdings provides written notice of such violation or breach and the Termination Date) after receipt by Spring Valley of notice from Dream Holdings of such breach, but only as long as Spring Valley continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; provided, that the right to terminate the Merger Agreement in this manner shall not be available if either (A) Dream Holdings’ failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) Dream Holdings is in breach of the Merger Agreement on such date, which breach could give rise to a right of Spring Valley to terminate the Merger Agreement;

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By written notice from either Dream Holdings or Spring Valley to the other if Acquiror Stockholder Approvals (as defined in the Merger Agreement) are not obtained at the Special Meeting; or

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By written notice from Spring Valley to Dream Holdings if the Company Stockholder Approvals have not been obtained within 10 business days following the date that the Consent Solicitation Statement (as defined in the Merger Agreement) is disseminated by Dream Holdings to Dream Holdings’ stockholders.

If the Merger Agreement is validly terminated, none of the parties to the Merger Agreement will have any liability or any further obligation under the Merger Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Merger Agreement) of the Merger Agreement.
Expenses
The fees and expenses incurred in connection with the Merger Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided, however, that, on the Closing Date following the Closing, (a) Spring Valley shall pay or cause to be paid by wire transfer of immediately available funds all documented out-of-pocket fees and disbursements of Dream Holdings for outside counsel incurred in connection with the Business Combination and fees and expenses of Dream Holdings, for any other agents, advisors, consultants, experts and financial advisors employed by Dream Holdings incurred in connection with the Business Combination, and (b) Spring Valley shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Spring Valley, Merger Sub or Sponsor for outside counsel and fees and expenses of Spring

Valley, Merger Sub or Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Spring Valley, Merger Sub or Sponsor incurred in connection with the Business Combination.
Additionally, Spring Valley and Dream Holdings shall each bear 50% of all HSR filing fees, registration fees and all transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the transactions contemplated by the Merger Agreement.
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act also applies to the Domestication).
Amendments
The Merger Agreement may be amended or modified in whole or in part only by a written agreement executed and delivered in the same manner as the Merger Agreement (but not necessarily by the same natural persons who executed the Merger Agreement) and which makes reference to the Merger Agreement.
Ownership of New AeroFarms
As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which includes an aggregate of 5,750,000 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 20,400,000 warrants to acquire ordinary shares, comprised of 8,900,000 private placement warrants held by the Sponsor and 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New AeroFarms Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Spring Valley’s outstanding public shares are redeemed in connection with the Business Combination), Spring Valley’s fully diluted share capital would be 49,150,000 ordinary shares.
The following table illustrates varying ownership levels in New AeroFarms Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 80,000,000 shares of New AeroFarms Common Stock are issued to the Dream Holdings Holders at Closing in both a no redemption scenario and in a maximum redemption scenario; (ii) 12,500,000 shares of New AeroFarms Common Stock are issued in the PIPE Financing; (iii) no Spring Valley warrants to purchase New AeroFarms Common Stock that will be outstanding immediately following Closing have been exercised and (iv) 3,333,333 shares of New AeroFarms Common Stock are issued in connection with the conversion of the principal balance of the Convertible Notes without taking into account the effect of accrued unpaid interest. The share totals in clause (i) of the prior sentence are calculated assuming that all outstanding warrants and vested, in-the-money equity awards are net exercised using a $10.00 per share value, based on vesting as of March 24, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Spring Valley will be different and totals may not add up to 100% due to rounding.
	Share Ownership in New AeroFarms (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions
Dream Holdings Holders(1)	65.0%	70.4%
PIPE Investors(2)	10.2%	11.0%
Spring Valley public shareholders(3)	18.7%	12.0%

	Share Ownership in New AeroFarms (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions
Initial Shareholders(4)	3.5%	3.7%
Convertible Noteholders(5)	2.7%	2.9%

(1)
Assumes that the number of shares of New AeroFarms Common Stock to be held by Dream Holdings Holders is 80,000,000 shares in both the no redemption scenario and in the maximum redemption scenario. The shares to be issued for outstanding warrants and vested stock options are calculated on a cashless exercise basis, based on a deemed value of $10.00 per share, and as if converted at the Closing, and excludes the effect of accrued interest on the Convertible Notes. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. The number of vested options is calculated as of March 24, 2021.

(2)
Consists of 12,500,000 shares to be acquired in connection with the PIPE Financing, including 3,120,000 shares to be acquired by certain affiliates of Spring Valley.

(3)
Consists of 23,000,000 shares issued in connection with Spring Valley’s initial public offering, or 13,588,914 shares assuming that 9,411,086 of Spring Valley’s outstanding public shares (which assumes the maximum number of Class A ordinary shares that can be redeemed are redeemed, while still satisfying the Closing Acquiror Cash Condition) are redeemed in connection with the Business Combination.

(4)
Includes 4,250,000 shares of New AeroFarms Common Stock. Does not include 3,120,000 shares to be acquired by certain affiliates of Spring Valley in the PIPE Financing.

(5)
Consists of 3,333,333 shares of New AeroFarms Common Stock issued upon the automatic conversion of the Convertible Notes, excluding the effect of accrued interest on the Convertible Notes.

Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the Investor Rights Agreement, the Sponsor Support Agreement, the Dream Holdings Stockholder Support Agreement, and the form of Registration Rights Agreement are attached hereto as Annex E, Exhibit 10.7, Annex J, Annex G and Annex F, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
PIPE Financing
Spring Valley entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Spring Valley has agreed to issue and sell to the PIPE Investors, an aggregate of 12,500,000 shares of New AeroFarms Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $125,000,000. As part of the 12,500,000 shares of New AeroFarms Common Stock to be issued pursuant to the Subscription Agreements, certain affiliates of Spring Valley have agreed to subscribe for and purchase 3,120,000 shares of New AeroFarms Common Stock on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share, for aggregate gross proceeds of $31,200,000. The New AeroFarms Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Spring Valley has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
Registration Rights Agreement
At the Closing, New AeroFarms, the Sponsor, the former independent directors of Spring Valley who previously held Class B ordinary shares and the Dream Holdings Holders intend to enter into the Registration

Rights Agreement covering approximately 99.2 million shares of New AeroFarms Common Stock, which will supersede the registration and shareholder rights agreement between Spring Valley and the Initial Shareholders, pursuant to which, among other things, the Sponsor and other holders party thereto will be granted certain registration rights, on the terms and subject to the conditions therein.
In particular, the Registration Rights Agreement provides for the following registration rights:
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Demand registration rights.   At any time after the Closing Date, New AeroFarms will be required, upon the written request of (i) the Sponsor and the former independent directors of Spring Valley who previously held Class B ordinary shares (the “Sponsor Holders”) and (ii) the Dream Holdings Holders who are parties thereto (the “New Holders”), to file a registration statement and use reasonable best efforts to effect the registration of all or part of their registrable securities.

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Shelf registration rights.   Within forty five (45) calendar days after the Closing Date, New AeroFarms will be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than ninety (90) days after the Closing Date; provided, that the such deadline shall be extended to one hundred and twenty (120) days after the Closing Date if the registration statement is reviewed by, and receives comments from, the Commission. At any time New AeroFarms has an effective shelf registration statement with respect to the Sponsor Holders’ or New Holders’ registrable securities, a holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that such holder reasonably expects the aggregate gross proceeds in excess of $35,000,000 from such underwritten shelf takedown.

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Piggyback registration rights.   At any time after the Closing Date, if New AeroFarms proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Sponsor Holders and the New Holders are entitled to include their registrable securities in such registration statement.

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Expenses and indemnification.   All fees, costs and expenses of underwritten registrations will be borne by New AeroFarms and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which New AeroFarms is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New AeroFarms, and holders of registrable securities are obligated to indemnify New AeroFarms for material misstatements or omissions attributable to them.

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Registrable securities.   Securities of New AeroFarms shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been transferred pursuant to Rule 144 or, with respect to a holder, when all such securities held by such holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 or such securities shall have ceased to be outstanding.

Lock-Up Agreements
In connection with the Closing, certain stockholders of Dream Holdings will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of New AeroFarms Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of New AeroFarms Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for New AeroFarms Common Stock held by them immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until one hundred and eighty (180) days after the closing date of the Merger.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, Sponsor entered into the Sponsor Support Agreement with Spring Valley and Dream Holdings, pursuant to which the Sponsor agreed to, among other things, (i) vote at any meeting of the shareholders of Spring Valley all of its ordinary shares (subject to certain exceptions) held of record or thereafter acquired in favor of the proposals being presented at the extraordinary general meeting of Spring Valley and (ii) be bound by certain other covenants and agreements related to the Business Combination.
Sponsor Letter Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Letter Agreement with Spring Valley and Dream Holdings, pursuant to which the parties thereto agreed, among other things, (i) to certain vesting and forfeiture terms with respect to approximately 26.64% of the New AeroFarms Common Stock beneficially owned by the Sponsor immediately following the Closing, and (ii) to subject the Sponsor to a post-Closing lock-up period that ends on the earlier to occur of one year after the Closing Date and if, over any 20 trading days within any 30 trading day period, the VWAP of the New AeroFarms Common Stock is greater than or equal to $12.00 per share, then upon the close of such 20th trading day (provided that in no event will the lock-up period be for less than 180 days after the Closing), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
Dream Holdings Stockholder Support Agreement
Concurrently with the execution of the Merger Agreement or shortly thereafter, certain stockholders of Dream Holdings representing the requisite votes necessary to approve the Business Combination entered into support agreements (the “Dream Holdings Stockholder Support Agreements”) with Spring Valley and Dream Holdings, pursuant to which each such holder agreed to vote all of its shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock, as applicable, in favor of the approval and adoption of the Business Combination. Additionally, such stockholders agreed, among other things, not to transfer any of their shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or enter into any voting arrangement that is inconsistent with the Dream Holdings Stockholder Support Agreement.
Investor Rights Agreement
In connection with the Closing, Spring Valley, Sponsor, Dream Holdings and certain stockholders of Spring Valley and Dream Holdings will enter into the Investor Rights Agreement, pursuant to which such stockholders and Spring Valley agree to take all necessary action so that immediately after the Effective Time, the board of directors of Spring Valley, including its committees, is comprised of the individuals as set forth in the Investor Rights Agreement, and that such individuals are nominated as directors at the Spring Valley annual meeting of stockholders to be held in 2021.
Background of the Business Combination
Spring Valley is a blank check company incorporated on August 20, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, Spring Valley utilized the global network, industry expertise and transaction experience of the Sponsor, Spring Valley’s management and the Spring Valley Board. The terms of the Merger Agreement and the related ancillary documents are the result of extensive negotiations among Spring Valley, Dream Holdings and their respective representatives and advisors.

On August 21, 2020, prior to the closing of Spring Valley’s initial public offering, Spring Valley issued 7,187,500 founder shares to the Sponsor Parent in exchange for a capital contribution of $25,000. On September 30, 2020, the Sponsor Parent transferred 40,000 founder shares to each of Debora Frodl, Richard Thompson and Patrick Wood, III, Spring Valley’s independent director nominees. On October 22, 2020, the Sponsor Parent irrevocably surrendered to Spring Valley for cancellation and for no consideration 1,437,500 Class B ordinary shares resulting in 5,750,000 Class B ordinary shares outstanding. On November 18, 2020, Spring Valley entered into commitment letter agreements with certain investors pursuant to which such investors (i) expressed an interest to purchase an aggregate of approximately 48.6% of the Units offered in the IPO (assuming no exercise by the underwriters of the Over-Allotment) and (ii) agreed to purchase an interest in the Sponsor. On November 23, 2020, the Sponsor Parent transferred 5,630,000 Class B ordinary shares to the Sponsor, and as a result of such transfer, the Sponsor Parent holds no Class B ordinary shares.
On November 27, 2020, Spring Valley completed its initial public offering (“IPO”) of 23,000,000 Units, which included the full exercise by the underwriter of the over-allotment option to purchase an additional 3,000,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $230,000,000 before underwriting discounts and expenses. Each Unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, Spring Valley completed the private placement of 8,900,000 private placement warrants to the Sponsor at a price of $1.00 per private placement warrant generating gross proceeds of $8,900,000. Of the proceeds received from the consummation of the IPO, the private placement purchases by the Sponsor and the sale of the Units pursuant to the underwriters’ over-allotment option, an aggregate of $232,300,000, or $10.10 per Class A ordinary share, was deposited in the Trust Account.
Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Spring Valley to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of its initial business combination or Spring Valley’s failure to effect a business combination within the allotted time.
Spring Valley did not select any business combination target in advance of its IPO and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its IPO. After its IPO, Spring Valley conducted its search primarily focused on a target operating in the broadly-defined sustainability industry, including but not limited to, energy and power (with a focus on renewable energy, biofuels and energy storage), resource management (including energy efficiency, smart grid and green / smart buildings), transportation (including mobility and fueling / charging infrastructure), environmental services (including waste management, pollution control and recycling), water, agriculture technology / food and advanced materials / chemicals (collectively, “Sustainability”) in the United States and other developed countries. Spring Valley focused primarily on companies with an equity value between $600 million and $2 billion but did evaluate companies outside of that range as well. Additional criteria that Spring Valley considered for potential target companies are described in its prospectus related to its IPO.
Between November 27, 2020, the date of Spring Valley’s IPO, and January 30, 2021, the date on which Spring Valley entered into exclusivity with Dream Holdings, Spring Valley initiated contact and considered over 200 potential targets, including both privately held companies and assets or divisions owned by publicly traded companies. Of those potential targets, Spring Valley identified 18 entities (the “Potential Targets”) that it believed could be attractive business combination targets. Spring Valley entered into non-disclosure agreements with the Potential Targets in order to conduct additional due diligence.
Throughout this process, Spring Valley leveraged the investing, industry and transaction experience of the Sponsor, Spring Valley’s management and the Spring Valley Board to screen, prioritize and diligence potential acquisition candidates. In evaluating each of the Potential Targets, Spring Valley utilized these resources to further review and conduct additional diligence. This additional diligence included, but was not limited to, the Potential Targets’ business plan, historical and projected financial statements, organic and inorganic growth strategy, markets served as well as key executives and stockholders.

Following this additional diligence, Spring Valley chose to suspend discussions with many of the Potential Targets other than Dream Holdings, because, in Spring Valley’s opinion, they did not meet enough of the criteria it sought in a potential business combination partner. These criteria included, among other things, valuation expectation in a potential business combination, maturity of the business plan, defined path to profitability, public company readiness (internal and financial controls) and the impact of COVID-19. Other Potential Targets, while suitable for a business combination, either were not ready to transact or, in Spring Valley’s opinion, were deemed less attractive than Dream Holdings.
The following is a brief description of the background of the negotiations between Spring Valley and Dream Holdings and summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Merger Agreement or their representatives.
Spring Valley was initially introduced by email to Dream Holdings on December 4, 2020 by a shareholder of Dream Holdings. Following that initial email introduction, on December 10, 2020, Spring Valley held a videoconference discussion with David Rosenberg and Guy Blanchard of Dream Holdings.
On December 15, 2020, the Spring Valley Board held a video conference meeting with members of Spring Valley management and its legal counsel, Kirkland & Ellis LLP (“K&E”). During this videoconference, a representative of K&E provided a summary of applicable fiduciary duties and responsibilities of the Spring Valley Board and its committees. Additionally, members of Spring Valley management gave a summary of management’s vision, areas of focus and investment guidelines for an initial business combination as well as a summary of the current deal landscape for recent transactions in the Sustainability industry. The Spring Valley Board discussed the strategy for pursuing potential targets and the advisability of select business combination opportunities.
On December 16, 2020, Spring Valley was introduced to representatives of the M&A Advisory Group of J.P. Morgan Securities LLC (“J.P. Morgan”), which was acting as Dream Holdings’ M&A financial advisor. On December 22, 2020, Spring Valley and an affiliate of Dream Holdings, entered into a mutual non-disclosure agreement to facilitate Spring Valley’s review of Dream Holdings’ confidential information. Subsequently, Dream Holdings and its advisors began to share, and Spring Valley began to evaluate, information regarding Dream Holdings’ business and prospects.
The Spring Valley team conducted its initial review of confidential information in a series of videoconference meetings and phone calls with members of Dream Holdings’ management team, select board members and representatives of J.P. Morgan’s M&A Advisory Group. The initial videoconference, which took place on December 23, 2020, was an introduction to the company led by Dream Holdings’ management team and was attended by members of Spring Valley’s management team and the Sponsor. Two follow-up videoconferences between Spring Valley and representatives of J.P. Morgan’s M&A Advisory Group were held on January 7, 2021 and January 12, 2021, during which additional details regarding Dream Holdings’ technology platform, commercial operations, strategic partnerships and pipeline of new farms were presented. Spring Valley also conducted a videoconference and a phone call with two board members of Dream Holdings during the week of January 3, 2021. In addition, during these conversations, the Spring Valley team provided an overview of its perspectives regarding Dream Holdings’ current and future business, as well as trends in the controlled environment agriculture space. During this time, Spring Valley held a number of discussions with its advisor, Cowen and Company, LLC (“Cowen”), as well as various information exchanges with representatives of J.P. Morgan’s M&A Advisory Group and Dream Holdings regarding Dream Holdings’ financial model and other customary due diligence matters.
On January 26-27, 2021, members of the Sponsor and Spring Valley management attended a tour of Dream Holdings’ commercial facility and research and development farm in Newark, New Jersey. In addition to seeing the facilities firsthand, Spring Valley’s representatives were able to meet a broader group of Dream Holdings’ employees and gain a deeper understanding of Dream Holdings’ technology platform and commercial operations.
On January 30, 2021, Spring Valley and Dream Holdings entered into a letter of intent describing the basic terms of the proposed combination and including a mutual exclusivity period extending until February 19, 2021, with automatic extensions for successive 15-day periods unless terminated upon five days’

notice prior to the end of the then-current period. The letter of intent established an enterprise value ascribed to Dream Holdings of $1 billion. The letter of intent also contemplated a PIPE size of between $210 million and $290 million. Additionally, the letter of intent provided that Spring Valley would be entitled to appoint two directors to the New AeroFarms Board. The letter of intent also provided that the consummation of the transaction would be conditioned on a $350,000,000 minimum cash-in-trust condition, confirmation of New AeroFarms’ continued listing on NASDAQ and other customary conditions.
Following the signing of the letter of intent, the Spring Valley team worked closely with the Dream Holdings team on more detailed technical due diligence and extensive commercial diligence. This included a technical due diligence report, detailed background check, customer calls, supplier calls, vendor calls, former and current auditor calls, senior management and board member interviews, personal reference calls, IT due diligence and insurance due diligence. In addition, the Spring Valley and Dream Holdings management teams also thoroughly discussed Dream Holdings’ current business model, future growth opportunities and strategy. Spring Valley also instructed K&E to conduct an in-depth legal review of Dream Holdings’ governance documents, debt instruments, material contracts, employment practices and related exposure, real property, intellectual property entitlements and regulatory, environmental and litigation matters. Spring Valley and K&E continued conducting due diligence throughout the period from the signing of the letter of intent to the signing of the key transaction documents, including the Merger Agreement. The Spring Valley Board had various other videoconferences and telephone calls with members of management to receive updates from management and to discuss the terms of the proposed business combination and other details related to Spring Valley’s ongoing due diligence review of Dream Holdings.
On February 9, 2021, K&E provided an initial draft of the Merger Agreement to DLA Piper (“DLA Piper”), counsel to Dream Holdings, that reflected, among other things, Spring Valley being entitled to appoint two directors to the New AeroFarms Board and that the consummation of the transactions contemplated by the Merger Agreement would be conditioned on a $350,000,000 (bracketed) minimum cash-in-trust condition, confirmation of New AeroFarms’ continued listing on NASDAQ and other customary conditions. DLA Piper began to review the proposed terms of the Merger Agreement with Dream Holdings. On February 19, 2021, Dream Holdings and Spring Valley executed an amendment to the letter of intent to reflect that Dream Holdings was issuing the Convertible Notes, which would convert into equity securities of Spring Valley upon the Closing, and that Spring Valley would agree to register the shares to be issued upon conversion of the Convertible Notes. DLA Piper provided a revised draft of the Merger Agreement to K&E on February 23, 2021 reflecting, among other things, the inclusion of the exercise price of the outstanding options of Dream Holdings, an enterprise value ascribed to Dream Holdings of $1 billion, the treatment of the Convertible Notes, and the PIPE transactions resulting in a certain amount of proceeds as a new condition to Closing, among other changes. On February 26, 2021, K&E provided a revised draft of the Merger Agreement to DLA Piper, which, among other things, reflected the removal of the PIPE transactions closing condition and inclusion of the PIPE transaction investment amount of $250 million. DLA Piper provided a revised draft of the Merger Agreement to K&E on March 7, 2021, which, among other things, reflected the treatment of certain Dream Holdings warrants. K&E provided revised drafts of the Merger Agreement to DLA Piper on March 21, 2021 and March 22, 2021, which reflected an enterprise value ascribed to Dream Holdings of $800 million and lowered the PIPE transaction investment amount to $125 million, among other changes. Various revised drafts were provided to the other party until the Merger Agreement was finalized and signed on March 25, 2021.
On February 19, 2021, Spring Valley formally engaged J.P. Morgan’s Equity Capital Markets Group, Cowen and Wells Fargo Securities, LLC (“Wells Fargo”) as lead placement agents for the PIPE financing. Later that day, representatives of J.P. Morgan’s Equity Capital Markets Group, Cowen and Wells Fargo began contacting potential PIPE Investors about participation in the PIPE Financing, and the first investors were wall-crossed the following day. Each potential PIPE Investor was provided an investor presentation and financial model related to Dream Holdings and its business after being wall crossed. Between February 19, 2021 and March 25, 2021, a number of potential PIPE Investors participated in discussions with representatives of Spring Valley and Dream Holdings.
On March 3, 2021, a draft Subscription Agreement was posted to a virtual data room for potential PIPE Investors to review, and, over the ensuing weeks, K&E and Spring Valley negotiated the definitive terms of the Subscription Agreements with the PIPE Investors.

Initial drafts of (and minor revisions to) the domestication and post-closing organizational documents for Spring Valley and Dream Holdings were traded between Spring Valley, Dream Holdings and their respective counsel during March 2021. The agreed forms, which were attached as exhibits to the Merger Agreement, were exchanged during the week of March 22, 2021.
K&E and DLA Piper exchanged initial drafts of the form Company Support Agreement, Sponsor Support Agreement and Sponsor Letter Agreement during March 2021. Several drafts of each agreement were exchanged among the parties during March 2021. The Sponsor Support Agreement and Sponsor Letter Agreement were agreed to among the parties and signed on March 25, 2021 in connection with the Merger Agreement. Dream Holdings and DLA Piper delivered the required Company Support Agreements following the signing of the Merger Agreement, in accordance with the terms and conditions of the Merger Agreement.
Spring Valley Merger Sub was incorporated under the laws of the State of Delaware on March 8, 2021.
The Spring Valley Board received draft resolutions, legal presentations, a legal diligence memorandum, a summary of the transaction structure and key transaction documents and updated copies of the key transaction documents, including the Merger Agreement, on March 23, 2021 before meeting via videoconference that afternoon with management, K&E and Maples & Calder, Cayman Islands counsel to Spring Valley (“Maples”). Spring Valley’s management provided an update on the PIPE Financing, the outcome of final negotiations regarding the terms of the proposed Business Combination and anticipated benefits of the transactions to Spring Valley’s stockholders. A representative of Maples reviewed the Spring Valley Board’s fiduciary duties from a Cayman Islands law perspective. The Spring Valley Board reconvened on March 24, 2021 and representatives of K&E reviewed the terms of the proposed definitive transaction documentation and the key legal due diligence findings. The Spring Valley Board unanimously adopted resolutions by written consent (i) determining that it was in the best interests of Spring Valley and its stockholders for Spring Valley to enter into the Merger Agreement and consummate the transactions contemplated thereby (including the Merger, the PIPE Financing and the Domestication), (ii) authorizing management to negotiate, execute and deliver the transaction documents and (iii) authorizing management to consummate the transactions contemplated by the Merger Agreement, among other things.
The Spring Valley Board’s Reasons for the Business Combination
Spring Valley was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Spring Valley Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Spring Valley Board and management to identify, acquire and operate one or more businesses. The members of the Spring Valley Board and management have extensive transactional experience, particularly in the broadly-defined sustainability industry, including but not limited to, energy and power (with a focus on renewable energy, biofuels and energy storage), resource management (including energy efficiency, smart grid and green / smart buildings), transportation (including mobility and fueling / charging infrastructure), environmental services (including waste management, pollution control and recycling), water, agriculture / food and advanced materials / chemicals in the United States and other developed countries.
As described under “Background of the Business Combination” above, the Spring Valley Board, in evaluating the Merger, consulted with Spring Valley’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Spring Valley Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the Spring Valley Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Spring Valley Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Spring Valley’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the combination, the Spring Valley Board decided not to obtain a fairness opinion. The officers and directors of Spring Valley have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience of their representatives, enabled them to make the necessary analyses and determinations regarding the Merger.
The Spring Valley Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following: Dream Holdings’ strategic focus on and demonstrable contributions toward global sustainability, the quality of its products, the experience of the management team, the successful history of scaling manufacturing, the prudent financial management of the business, and the proven ability to improve the economics of the business over time. More specifically, the Spring Valley Board took into consideration the following factors or made the following determinations, as applicable:
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Public Benefit Status and B Corporation Certification.   Although a final decision has not been made by which New AeroFarms will measure and report its public benefit performance, including potential key performance metrics, Spring Valley’s management and board of directors believe Dream Holdings’ status as a public benefit corporation and its B Corporation certification underscore Dream Holdings’ commitment to its purpose and its stakeholders, consumers and customers, communities, the environment, and stockholders.

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Controlled environment agriculture has the potential to be the future of farming.   Spring Valley’s management and board of directors believe that vertical farming facilities, with infrastructure and technology that create a controlled environment for agriculture, are the future of farming because of the significantly increased reliability of supply and production yield, better quality products and greater environmental benefits.

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Meets the acquisition criteria that Spring Valley had established to evaluate prospective business combination targets.   The Spring Valley Board determined that Dream Holdings satisfies a number of the criteria and guidelines that Spring Valley established at its IPO, including its revenue and cash flow growth potential, its exposure to large addressable markets with long-term tailwinds, its differentiated product offerings and technology, its organic growth potential, its experienced management team, and its embrace of Spring Valley’s industry experience.

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Multiple avenues to accelerate organic growth opportunities.   The Spring Valley Board also considered that Dream Holdings benefits from multiple opportunities to drive accelerated and profitable organic growth. Dream Holdings’ value-creation strategies are focused on each segment of its integrated business offerings increasing sales opportunities for the other segments.

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Significant value creation opportunities.   In addition to the organic growth opportunities described above, the Spring Valley Board considered that Dream Holdings would have the potential to defy traditional growing seasons by enabling local farming at commercial scale all-year round.

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Experienced management team.   The Spring Valley Board determined that Dream Holdings has a proven and experienced team that is positioned to successively lead New AeroFarms after the Merger.

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New AeroFarms’ post-closing financial condition.   The Spring Valley Board also considered factors such as Dream Holdings’ outlook, financial plan and debt structure, taking into consideration the fact that, after consummation of the Merger, New AeroFarms will have approximately $398 million (assuming no redemptions) of cash on its balance sheet, positioning it well to invest in scaling out manufacturing and developing a next-generation suite of products.

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Valuation supported by financial analysis and due diligence.   The Spring Valley Board determined that the valuation analysis conducted by Spring Valley’s management team, based on the trading levels of comparable companies and the materials and financial projections provided by Dream Holdings, supported the equity valuation of Dream Holdings. As part of this determination, Spring Valley’s management, Board and legal counsel conducted due diligence examinations of Dream Holdings and discussed with Dream Holdings’ management the financial, technical, manufacturing and legal outlook of Dream Holdings.

The Spring Valley Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks. Specifically, the Spring Valley Board considered the following issues and risks:
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Risk that the benefits described above may not be achieved.   The risk that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected timeframe.

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Risk of the liquidation of Spring Valley.   The risks and costs to Spring Valley if the Merger is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in Spring Valley being unable to effect a business combination in the requisite time frame and force Spring Valley to liquidate.

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Exclusivity.   The fact that the Merger Agreement includes an exclusivity provision that prohibits Spring Valley from soliciting other business combination proposals, which restricts Spring Valley’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

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Spring Valley’s Stockholders Receive a Minority Position.   The fact that Spring Valley’s stockholders will hold a minority position in New AeroFarms;

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Risks regarding the shareholder vote.   The risk that Spring Valley’s shareholders may fail to provide the votes necessary to effect the Merger.

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Limitations of review.   The Spring Valley Board did not obtain an opinion from any independent investment banking or accounting firm that the consideration to be exchanged is fair to Spring Valley, Dream Holdings or their respective shareholders from a financial point of view. Accordingly, the Spring Valley Board considered that Spring Valley might not have properly valued Dream Holdings.

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Closing conditions.   The fact that completion of the Merger is conditioned on the satisfaction of certain closing conditions that are not within Spring Valley’s control, including approval by Spring Valley shareholders and approval by Nasdaq of the initial listing application in connection with the Merger.

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Potential Litigation.   The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.

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Fees and expenses.   The fees and expenses associated with completing the Merger.

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Potential impacts of COVID-19.   Uncertainties regarding the potential impacts of the COVID-19 pandemic and related economic disruptions on Dream Holdings’ operations and demand for its products.

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Other risk factors.   Various other risk factors associated with the respective businesses of Spring Valley and Dream Holdings.

In addition to considering the factors described above, the Spring Valley Board also considered that some officers and directors of Spring Valley might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of Spring Valley’s stockholders. Spring Valley’s independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the Spring Valley Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.
The Spring Valley Board concluded that the potential benefits that it expected Spring Valley and its stockholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the Spring Valley Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, Spring Valley and its stockholders.
Certain Dream Holdings Projected Financial Information
Dream Holdings does not as a matter of course make public projections as to future results. Dream Holdings provided its internally-derived forecasts, prepared in the fourth quarter of 2020, for each of the years in the six-year period ending December 31, 2026 to Spring Valley for use as a component of its overall evaluation of Dream Holdings. This projected financial information is included in this proxy statement/prospectus because it was provided to the Spring Valley Board for its evaluation of the Merger. Dream Holdings’ projected financial information was not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Dream Holdings projected financial information was prepared solely for internal use, and was not intended for third-party use, including by investors or stockholders. You are cautioned not to rely on the Dream Holdings projected financial information in making a decision regarding the transaction, as the projections may differ materially from actual results.
The Dream Holdings projected financial information reflects numerous assumptions, including economic, market and operational assumptions, all of which are difficult to predict and many of which are beyond Dream Holdings’ control, such as the risks and uncertainties contained in the sections titled “Risk Factors”, “Dream Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements”. The financial projections for revenue, costs, gross profit (loss) and gross margin provided to the Spring Valley Board are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Dream Holdings’ control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Dream Holdings projected financial information. While all projections are necessarily speculative, notably, statements regarding Dream Holdings six-year business plan and yearly forecasts, and summary financial projections are, without limitation, subject to material assumptions regarding Dream Holdings’ ability to produce, distribute and service its products at scale and meet its customers’ business needs, Dream Holdings’ ability to successfully execute its technology and business development plans and growth strategy, Dream Holdings’ ability to compete in rapidly developing markets, Dream Holdings’ ability to source, maintain and grow sales to strategic customers, Dream Holdings’ ability to source and maintain key suppliers, and continuation of favorable regulations and government incentives affecting the markets in which Dream Holdings operates. Dream Holdings cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.
The inclusion of the Dream Holdings projected financial information in this proxy statement/prospectus should not be regarded as an indication that Dream Holdings or its representatives currently consider the Dream Holdings projected financial information to be a reliable prediction of actual future events, and reliance should not be placed on the Dream Holdings projected financial information to make a decision regarding the transaction.
EXCEPT AS DESCRIBED BELOW AND EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, DREAM HOLDINGS DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE DREAM HOLDINGS PROJECTED FINANCIAL INFORMATION. THE DREAM HOLDINGS PROJECTED FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/ PROSPECTUS ARE CAUTIONED NOT TO RELY ON THE UNAUDITED DREAM HOLDINGS PROJECTED FINANCIAL INFORMATION SET FORTH BELOW. NONE OF DREAM HOLDINGS, SPRING VALLEY NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY DREAM HOLDINGS STOCKHOLDER, SPRING VALLEY STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE DREAM HOLDINGS PROJECTED FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Dream Holdings has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Spring Valley. Neither Dream Holdings’ board, officers, management nor any other representative of Dream Holdings has made or makes any representation to any person regarding Dream Holdings’ ultimate performance compared to the information contained in the Dream Holdings projected financial information, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events if any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the Dream Holdings projected financial information should not be looked upon as “guidance” of any sort. Dream Holdings does not intend to refer back to the Dream Holdings projected financial information in its future periodic reports filed under the Exchange Act.
The Dream Holdings projected financial information was prepared by, and is the responsibility of, Dream Holdings’ management. KPMG LLP, Dream Holdings’ independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying Dream Holdings projected financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of KPMG LLP included in this proxy statement/prospectus relates to historical financial information of Dream Holdings. It does not extend to the projections and should not be read as if it does. You are encouraged to review the financial statements of Dream Holdings included in this proxy statement/prospectus, as well as the financial information provided in the sections titled “Consolidated Financial Statements of Dream Holdings, Inc. and its Subsidiaries” and to not rely on any single financial measure.
The material projections provided to the Spring Valley Board are summarized below.
	Forecast Year Ended December 31,
($ rounded to nearest million)	2021E	2022E	2023E	2024E	2025E	2026E
	(unaudited)
Total revenue	4	13	54	163	330	553
EBITDA	(39)	(47)	(49)	(4)	82	193
New Farm Count(1)	1	4	7	10	13	16

(1)
New Farm Count represents cumulative new owned farms selling leafy greens and similar products, based on year of construction start date; New Farm Count projection includes farms modeled to the estimated sizes of 48-grow towers and 144-grow towers.

Dream Holdings’ forecasted financial information was prepared using a number of assumptions, including the following assumptions that Dream Holdings’ management believed to be material:
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Total revenue forecast primarily driven by the operation of 16 owned farms producing leafy greens and similar products in North America, successfully constructed and commissioned to management's estimated rollout schedule;

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Operating costs that achieve management’s estimates, including factors such as labor, utility and distribution costs;

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Earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”) improvement driven by economics of scale resulting from the operation of 16 farms, thereby providing leverage of corporate expenses and buying power, and execution on Dream Holdings’ future technology and LED roadmap. Result is modeled gains in farm financial performance over time: for farms that begin construction on or after March 2022, modeled as the equivalent financial performance as a farm having 10% higher revenue and a 10% reduction of capital expenditures and operating costs; for farms that begin construction on or after September 2023, an additional 10% compounded. Modeled improvements are not applied retroactively to prior/operating farms as of the relevant dates (i.e., only to new farms constructed on or after those dates);

•
The EBITDA forecast includes increased spending on research and development activities as well as increased sales, general and administrative costs based on management’s estimation of amounts required to support forecast growth; and

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Projections for revenue or EBITDA contribution include only the commercial sale of leafy greens and similar products, plus other existing, contracted revenue streams. Projections do not include revenue or EBITDA contribution for the commercial sale of other products, including but not limited to berries, plant made pharmaceuticals, or technology component sales. Projections, do, however, include the costs for research and development that may be allocated to the development of such products for which no revenue or EBITDA contribution is included.
In making the foregoing assumptions, which imply a revenue compound annual growth rate of 168% between 2021 and 2026, Dream Holdings’ management relied on a number of factors, including:
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Continuation of Dream Holdings’ sale of product at the current demonstrated market price structure for name-brand clamshell leafy green products sold to consumers through retailers and with management’s estimate of product mix and channel mix;

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Consumer demand for Dream Holdings’ products similar to that demonstrated in Dream Holdings’ current operating geographies;

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Achieving modeled farm yields operating efficiencies; and

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Current trends in economic activity and corresponding expectations of future rates of inflation.

Certain Financial Analysis
Comparable Public Companies
Spring Valley’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to New AeroFarms following a business combination with Dream Holdings and this analysis was presented to the Spring Valley Board. The relative valuation analysis was based on selected publicly-traded companies. The selected companies were chosen because they were determined by Spring Valley’s management to be the most relevant in their particular sector (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Dream Holdings). These companies were selected by Spring Valley as the publicly-traded companies having businesses with similar end markets, business models, go-to-market strategies, ESG characteristics, forecasted margins and/or growth rates. While these companies may share certain characteristics that are similar to those of Dream Holdings, the Spring Valley Board recognized that no company was identical in nature to Dream Holdings.
Using publicly available information, Spring Valley’s management also reviewed with the Spring Valley Board, among other things, the enterprise values (defined as market capitalization plus net debt plus minority investments minus unconsolidated investments) as multiples of revenue for estimated calendar years 2025 with respect to each such selected comparable company. The revenue multiples for the selected comparable companies as of January 2021, are summarized in the table below:
Enterprise Value / Revenue
2025E
Beyond Meat	5.3x
Freshpet	5.9x
AppHarvest	4.6x
Average	5.3x
Based on the review of these selected comparable companies, the Spring Valley Board concluded that Dream Holdings’ estimated enterprise values as a multiple of revenue for 2025 and 2026 of 2.6x and 1.5x, respectively (based upon Dream Holdings’ estimated 2025 and 2026 revenues of $330 million and $553 million, respectively, as described above in “— Certain Dream Holdings Projected Financial Information”), were an attractive valuation relative to the estimated enterprise values as a multiple of revenue of such selected comparable companies.
Using publicly available information, Spring Valley’s management also reviewed with the Spring Valley Board, among other things, the enterprise values as multiples of EBITDA for estimated calendar years 2025 with respect to each selected comparable company. The range of EBITDA multiples for each of the selected comparable companies are summarized in the table below:

Enterprise Value / EBITDA
2025E
Beyond Meat	30.3x
Freshpet	26.2x
AppHarvest	14.8x
Average	23.8x
Based on the review of these selected comparable companies, the Spring Valley Board concluded that Dream Holdings’ estimated enterprise value as a multiple of EBITDA for estimated calendar years 2025 and 2026 of 10.4x and 4.4x, respectively (based upon Dream Holdings’ estimated EBITDA of $82 million and $193 million as described above in “— Certain Dream Holdings Projected Financial Information”) were an attractive valuations relative to the estimated calendar year enterprise values as a multiple of EBITDA of such selected comparable company peer groups.
The Spring Valley Board viewed Dream Holdings’ enterprise value as a multiple of both revenue and EBITDA as the most relevant valuation measures on which to evaluate Dream Holdings’ value based on their belief that these multiples are the most prevalent and relevant metrics for the food technology and agricultural technology sectors. The results of this analysis (as described above) supported the Spring Valley Board’s determination, based on a number of factors, that the terms of the merger were fair to and in the best interests of Spring Valley and its stockholders.
Spring Valley’s management also estimated and analyzed Dream Holdings’ value using a discounted cash flow analysis (the “DCF”). The DCF is comprised of a discounted terminal value as well as discounted free cash flows to arrive at a present value. A 25% discount rate was selected by Spring Valley’s management based on its judgment and experience for a company with this risk profile.
The terminal value exit multiple was based on publicly available information obtained for certain established, high-growth food and beverage companies, including Fevertree Drinks PLC, Monster Beverage Corporation, Tattooed Chef, Inc. and Vital Farms, Inc., which Spring Valley’s management believed were appropriate comparable companies for this analysis. Spring Valley’s management calculated Dream Holdings’ terminal value by applying a range of EBITDA multiples of 25.0x to 35.0x to Dream Holdings’ estimated 2026 EBITDA of $193.1 million. 2026 EBITDA was selected based on Dream Holdings’ expectation that profitability margins would normalize in that year. Spring Valley’s management discounted the terminal value and Dream Holdings’ estimated free cash flows from 2021 to 2025 to complete the valuation exercise.
This DCF analysis resulted in a range of enterprise values for Dream Holdings of between approximately $1,238 million and $1,945 million, which compared favorably to the enterprise value of approximately $800 million implied by the aggregate consideration being paid in the Business Combination.
Satisfaction of 80% Test
It is a requirement under the Existing Governing Documents that any business acquired by Spring Valley have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Dream Holdings generally used to approve the transaction, the Spring Valley Board determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Spring Valley and its shareholders and appropriately reflected Dream Holdings’ value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Dream Holdings’ historical growth rate and its potential for future growth in revenue and profits. The Spring Valley Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Dream Holdings met this requirement.

Interests of Spring Valley’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Spring Valley Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Spring Valley’s directors, have interests in such proposal that are different from, or in addition to, those of Spring Valley shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 for 7,187,500 Class B ordinary shares, 5,750,000 of which are currently owned by the Initial Shareholders, and that such securities will have a significantly higher value at the time of the Business Combination the aggregate value of which is estimated to be approximately $57,212,500, assuming the per share value of the New AeroFarms Common Stock is the same as the $9.95 per share closing price of our Class A ordinary shares on Nasdaq as of May 3, 2021 and the Class B ordinary shares held by the Initial Shareholders would be worthless if a business combination is not consummated by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

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the fact that Sponsor paid $8,900,000 for its private placement warrants, the aggregate value of which is estimated to be approximately $8,454,110, assuming the per warrant value of the New AeroFarms warrants is the same as the $0.9499 per warrant closing price of the Spring Valley warrants on Nasdaq as of May 3, 2021, and the private placement warrants would be worthless if a business combination is not consummated by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

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the fact that the affiliates of Spring Valley have agreed to purchase 3,120,000 shares of New AeroFarms Common Stock at $10.00 per share in the PIPE Financing on the same terms and conditions as the other PIPE Investors;

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the fact that even if the trading price of our ordinary shares significantly declines, our Initial Shareholders will stand to make significant profit on their investment in us. In addition, our Sponsor could potentially recoup its entire investment in us even if the trading price of our ordinary shares is less than $1.00 per share and even if the private placement warrants are worthless. As a result, our Sponsor is likely to make a substantial profit on its investment in us even if the Business Combination causes the trading price of our ordinary shares to decline, while our public shareholders who purchased their units in our initial public offering could lose significant value in their public shares. Our Sponsor may therefore be economically incentivized to consummate an initial business combination with a riskier, weaker-performing or less-established target business than would be the case if our Sponsor had paid the same per share price for the founder shares as our public shareholders paid for their public shares;

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the fact that the Initial Shareholders and certain of Spring Valley’s current officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Spring Valley fails to complete an initial business combination by May 27, 2022;

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the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Spring Valley;

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the continued indemnification of Spring Valley’s directors and officers and the continuation of Spring Valley’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that the Sponsor and Spring Valley’s officers and directors will lose their entire investment in Spring Valley and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 27, 2022;

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the fact that if the trust account is liquidated, including in the event Spring Valley is unable to complete an initial business combination by May 27, 2022, the Sponsor has agreed to indemnify

Spring Valley to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Spring Valley has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Spring Valley, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and
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the fact that Spring Valley may be entitled to distribute or pay over funds held by Spring Valley outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement and the Spring Valley Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Dream Holdings and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Dream Holdings and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Redomicile Proposal is approved by the affirmative vote of at least a two-thirds (2/3rds) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem their public shares and (iv) New AeroFarms’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, Spring Valley has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Dream Holdings stockholders comprising a relative majority of the voting power of the combined company, Dream Holdings’

operations prior to the acquisition comprising the only ongoing operations of New AeroFarms, Dream Holdings’ senior management comprising a majority of the senior management of New AeroFarms, and Dream Holdings will initially designate a majority of the board of directors of New AeroFarms. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Dream Holdings with the Business Combination being treated as the equivalent of Dream Holdings issuing stock for the net assets of Spring Valley, accompanied by a recapitalization. The net assets of Spring Valley will be stated at historical costs, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Dream Holdings portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Spring Valley and Dream Holdings have filed the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination. The statutory HSR waiting period for the HSR Act expired on May 7, 2021.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New AeroFarms’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Spring Valley cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Spring Valley cannot assure you as to its result.
None of Spring Valley or Dream Holdings are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that Spring Valley’s entry into the Merger Agreement, dated as of March 25, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Spring Valley, Spring Valley Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Spring Valley (“Spring Valley Merger Sub”), and Dream Holdings Inc., a Delaware corporation (“Dream Holdings”), pursuant to which, among other things, following the de-registration of Spring Valley as an exempted company in the Cayman Islands and the continuation and domestication of Spring Valley as a public benefit corporation in the State of Delaware, (a) Spring Valley Merger Sub will merge with and into Dream Holdings, with Dream Holdings as the surviving company in the Merger and, after giving effect to the Merger, Dream Holdings will be a wholly-owned subsidiary of New AeroFarms and (b) at the Effective Time, among other things, (i) all shares of Dream Holdings Common Stock and Dream Holdings Preferred Stock held in the treasury of Dream Holdings or owned by Spring Valley or Spring Valley Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (ii) each share of Series 2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any cancelled shares and dissenting shares, will be exchanged for approximately 1.0632 shares of New AeroFarms Common Stock, (iii) each share of Dream Holdings Common Stock and Dream Holdings Preferred Stock issued and outstanding as of immediately prior to the Effective Time, other than any shares of Series 2 Preferred Stock or cancelled or dissenting shares, will receive a number of shares of New AeroFarms Common Stock equal to the Common Stock Exchange Ratio with the Dream Holdings Preferred Stock (excluding the Series 2 Preferred Stock) receiving the consideration calculated on an as-converted basis, (iv) each Dream Holdings option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New AeroFarms Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of Dream Holdings issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for Merger Consideration that the holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested) (for the avoidance of doubt, the maximum number of shares of New AeroFarms Common Stock to be issued to Dream Holdings Holders as Merger Consideration shall be approximately 81.1 million), and (vi) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist, certain related agreements (including the Subscription Agreements, the Investor Rights Agreement, the Sponsor Support Agreement, the Dream Holdings Stockholder Support Agreement, and the Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Exhibit 10.7, Annex J, Annex G and Annex F, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT THE SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

REDOMICILE PROPOSAL
Overview
As discussed in this proxy statement/prospectus, Spring Valley is asking its shareholders to approve the Redomicile Proposal. Under the Merger Agreement, the approval of the Redomicile Proposal is also a condition to the consummation of the Business Combination.
As a condition to closing the Business Combination, the Spring Valley Board has unanimously approved, and Spring Valley shareholders are being asked to consider and vote upon a proposal to approve (i) a change of Spring Valley’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and (ii) the Interim Delaware Governing Documents, which will amend and restate in their entirety the Existing Governing Documents (the “Redomicile Proposal”). To effect the Domestication, Spring Valley will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Interim Delaware Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Spring Valley will be domesticated and continue as a Delaware corporation.
In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) all issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New AeroFarms Common Stock; (ii) all issued and outstanding Class A ordinary shares of Spring Valley received by the Initial Shareholders in exchange for the same number of Class B ordinary shares pursuant to the Recapitalization will convert automatically by operation of law, on a one-for-one basis, into shares of New AeroFarms Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of Spring Valley will automatically represent the right to purchase one share of New AeroFarms Common Stock at an exercise price of $11.50 per share of New AeroFarms Common Stock on the terms and conditions set forth in the warrant agreement, and (iv) each issued and outstanding unit of Spring Valley that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New AeroFarms Common Stock and one-half of one warrant of New AeroFarms Common Stock, with a whole warrant representing the right to acquire one share of New AeroFarms Common Stock.
The Redomicile Proposal, if approved, will approve a change of Spring Valley’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware and amend and restate the Existing Governing Documents with the Interim Delaware Governing Documents. Accordingly, while Spring Valley is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, Spring Valley Delaware will be governed by the DGCL and the Interim Delaware Governing Documents. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Redomicile Proposal is approved, then Spring Valley will also ask its shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Interim Delaware Governing Documents with the Proposed Governing Documents, which will be a new amended and restated certificate of incorporation and bylaws of New AeroFarms under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of Spring Valley, attached hereto as Annex B and the Proposed Governing Documents of New AeroFarms, attached hereto as Annex C and Annex D.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Spring Valley and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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Prominence, Predictability, and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New AeroFarms, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New AeroFarms’ stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New AeroFarms’ incorporation in Delaware may make New AeroFarms more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New AeroFarms to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

Reasons for the Amendments
Perpetual Existence
Our board of directors believes that making Spring Valley Delaware’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Spring Valley Delaware upon the Domestication and New AeroFarms following the Business Combination.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Interim Delaware Certificate of Incorporation does not include the requirement to dissolve Spring Valley Delaware and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for Spring Valley Delaware following the Domestication and New AeroFarms following the Business Combination. In addition, certain other provisions in our Existing Governing Documents require that proceeds from Spring Valley’s initial public offering be held in the trust account until a business combination or liquidation of Spring Valley has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Interim Delaware Certificate of Incorporation or the Proposed Certificate of Incorporation.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Spring Valley as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New AeroFarms immediately following the Domestication will be the same as those of Spring Valley immediately prior to the Domestication.
Vote Required for Approval
The approval of the Redomicile Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3rds) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Redomicile Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that Spring Valley be transferred by way of continuation to Delaware pursuant to Article 47 of the Articles of Association of Spring Valley and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Spring Valley be continued and domesticated as a corporation under the laws of the State of Delaware and the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Spring Valley and Dream Holdings, desirable in connection with the replacement of the Existing Governing Documents with the Interim Delaware Governing Documents be approved, including (i) Spring Valley’s corporate existence be made perpetual, and (ii) certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be removed from the Interim Delaware Governing Documents.”
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE REDOMICILE PROPOSAL.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS
If each of the following Governing Documents Proposals, which represent all material changes to the Interim Governing Documents, and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Spring Valley will replace the Existing Governing Documents, under Cayman Islands law, with the Interim Delaware Governing Documents, under the DGCL, and will replace the Interim Delaware Governing Documents with a proposed new amended and restated certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new amended and restated bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New AeroFarms, in each case, under the DGCL.
Spring Valley’s shareholders are asked to consider and vote upon and to approve six (6) separate proposals (collectively, the “Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents upon the Merger. The Governing Documents Proposals are conditioned on the approval of the Redomicile Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Businesses Combination Proposal and the Redomicile Proposal are not approved, the Governing Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New AeroFarms. This summary is qualified by reference to the complete text of the Existing Governing Documents of Spring Valley, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The share capital under the Existing Governing Documents is $33,100 divided into 300,000,000 Class A ordinary shares of par value $0.0001 per share, 30,000,000 Class B ordinary shares of par value $0.0001 per share and 1,000,000 preference shares of par value $0.0001 per share.	The Proposed Governing Documents authorize $44,500 divided into 435,000,000 shares of New AeroFarms Common Stock and 10,000,000 shares of New AeroFarms Preferred Stock.
	See paragraph 5 of the Memorandum of Association.	See Article IV, subsection A of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents,	The Proposed Governing Documents authorize the board of directors to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative,

	Existing Governing Documents	Proposed Governing Documents
	without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, to increase or decrease the number of shares of any such series.
	See paragraph 5 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV, subsection B of the Proposed Certificate of Incorporation.
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
	See Articles 22 and 23 of our Articles of Association.	See Article VI, subsection B of the Proposed Certificate of Incorporation and Article III, subsections 10 and 13 of the Proposed Bylaws.
Corporate Name (Governing Documents Proposal F)	The Existing Governing Documents provide the name of the company is “Spring Valley Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “AeroFarms, Inc.”
	See paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Redomicile Proposal)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by May 27, 2022 (eighteen months after the closing of Spring Valley’s initial public offering), Spring Valley will cease all operations except for the purposes of winding up and will redeem the shares issued in Spring Valley’s initial public offering and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to New AeroFarms’ ongoing existence; the default rule under the DGCL will make New AeroFarms’ existence perpetual.
	See Article 49 of our Articles of Association.	This is the default rule under the DGCL.
Exclusive Forum (Redomicile Proposal)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the

	Existing Governing Documents	Proposed Governing Documents
	litigation.	federal courts of the United States as the exclusive forum for litigation arising out of the Securities Act.
See Article V, subsections D and E of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Redomicile Proposal)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
See Article 49 of our Articles of Association.
Provisions Related to Status as a Public Benefit Corporation (Governing Documents Proposal D)	The Existing Articles of Association do not provide for Spring Valley to be a public benefit corporation.	The Proposed Governing Documents provide that the purpose of New AeroFarms is to engage in any lawful act or activity for which a public benefit corporation may be organized under the DGCL.
See Article III of the Proposed Certificate of Incorporation.

GOVERNING DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
Governing Documents Proposal A — as an ordinary resolution, to approve the change in the authorized share capital of Spring Valley from (i) $33,100 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) $44,500 divided into 435,000,000 shares of New AeroFarms Common Stock and 10,000,000 shares of New AeroFarms Preferred Stock.
As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which includes an aggregate of 5,750,000 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 20,400,000 warrants to acquire ordinary shares, comprised of 8,900,000 private placement warrants held by the Sponsor and 11,500,000 public warrants.
In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) all issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New AeroFarms Common Stock; (ii) all issued and outstanding Class A ordinary shares of Spring Valley received by the Initial Stockholders in exchange for the same number of Class B ordinary shares pursuant to the Recapitalization will convert automatically by operation of law, on a one-for-one basis, into shares of New AeroFarms Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of Spring Valley will automatically represent the right to purchase one share of New AeroFarms Common Stock at an exercise price of $11.50 per share of New AeroFarms Common Stock on the terms and conditions set forth in the warrant agreement, and (iv) each issued and outstanding unit of Spring Valley that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New AeroFarms Common Stock and one-half of one warrant, with a whole warrant representing the right to acquire one share of New AeroFarms Common Stock.
In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Dream Holdings outstanding as of immediately prior to the Effective Time will be exchanged for one share of New AeroFarms Common Stock, (ii) each warrant and equity award of Dream Holdings outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for one share of New AeroFarms Common Stock, as applicable, and (iii) the outstanding principal and unpaid accrued interest due on the Convertible Notes outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of New AeroFarms Common Stock at a purchase price of $9.00 per share, and such converted Convertible Notes will no longer be outstanding and will cease to exist. For further details, see “Business Combination Proposal — Consideration to Dream Holdings Holders in the Business Combination.”
In order to ensure that New AeroFarms has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the Proposed Governing Documents of New AeroFarms the change in the authorized share capital of Spring Valley from (i) $33,100 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) $44,500 divided into 435,000,000 shares of New AeroFarms Common Stock and 10,000,000 shares of New AeroFarms Preferred Stock.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New AeroFarms, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of New AeroFarms that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Vote Required for Approval
The approval of Governing Documents Proposal A requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Governing Documents Proposal A is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the change in the authorized share capital of Spring Valley from (i) $33,100 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) $44,500 divided into 435,000,000 shares of New AeroFarms Common Stock and 10,000,000 shares of New AeroFarms Preferred Stock be approved.”
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW AEROFARMS AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
Governing Documents Proposal B — to authorize the New AeroFarms Board to issue any or all shares of New AeroFarms Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New AeroFarms Board and as may be permitted by the DGCL.
Our shareholders are also being asked to approve Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New AeroFarms after the Business Combination.
If Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New AeroFarms will be 10,000,000 shares. Approval of this Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New AeroFarms, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares of preferred stock will provide us with needed flexibility to issue shares of preferred stock in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New AeroFarms and thereby protect continuity of or entrench its management, which may adversely affect the market price of New AeroFarms. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New AeroFarms, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New AeroFarms Board to issue the authorized preferred stock without further approvals will enable New AeroFarms to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New AeroFarms currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Governing Documents Proposal B requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Governing Documents Proposal B is conditioned on the approval and adoption of the Business Combination Proposal, the Redomicile Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the authorization to the New AeroFarms Board to issue any or all shares of New AeroFarms Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New AeroFarms Board and as may be permitted by the DGCL be approved.”
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
Governing Documents Proposal C — to authorize the removal of the ability of New AeroFarms stockholders to take action by written consent in lieu of a meeting.
Our shareholders are also being asked to approve Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New AeroFarms after the Business Combination.
The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of New AeroFarms must be effected at a duly called annual or special meeting of stockholders of New AeroFarms, and may not be effected by any consent in writing by such stockholder.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New AeroFarms, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Under the Proposed Governing Documents, New AeroFarms’ stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New AeroFarms’ organizational documents outside of a duly called special or annual meeting of the stockholders of New AeroFarms. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.
In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Spring Valley is aware to obtain control of New AeroFarms, and Spring Valley and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New AeroFarms. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Vote Required for Approval
The approval of Governing Documents Proposal C requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Governing Documents Proposal C is conditioned on the approval and adoption of the Business Combination Proposal, the Redomicile Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal.
Resolution
The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the removal of the ability of New AeroFarms stockholders to take action by written consent in lieu of a meeting be approved.”
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL D — APPROVAL OF THE CONVERSION OF SPRING VALLEY TO A “PUBLIC BENEFIT CORPORATION”
Overview
Governing Documents Proposal D — to approve the conversion of Spring Valley to a public benefit corporation effective upon the Merger.
Our shareholders are also being asked to approve Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New AeroFarms after the Business Combination.
The Proposed Certificate of Incorporation provides for New AeroFarms to be a “public benefit corporation” as defined and provided for under Delaware law. Delaware law provides that a public benefit corporation is a for-profit corporation that is intended to produce a public benefit or benefits specified in its certificate of incorporation and to operate in a responsible and sustainable manner. To that end, a public benefit corporation is required to be managed in a manner that balances its stockholders’ pecuniary interests, the best interests of those materially affected by its conduct and the public benefit or benefits specified in the corporation’s certificate of incorporation. See “Proposed Conversion of New AeroFarms to a Public Benefit Corporation.”
Reasons for the Amendments
Public Benefit Corporation
Delaware law provides that a public benefit corporation is a for-profit corporation that is intended to produce a public benefit or benefits specified in its certificate of incorporation and to operate in a responsible and sustainable manner. To that end, a public benefit corporation is required to be managed in a manner that balances its stockholders’ pecuniary interests, the best interests of those materially affected by its conduct and the public benefit or benefits specified in the corporation’s certificate of incorporation. Our board of directors believes that becoming a public benefit corporation will help New AeroFarms in executing its corporate mission and purpose.
Vote Required for Approval
The approval of Governing Documents Proposal D requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Governing Documents Proposal D is conditioned on the approval and adoption of the Business Combination Proposal, the Redomicile Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the conversion of Spring Valley to a “public benefit corporation”” effective upon the Merger be approved.
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL E — APPROVAL OF EXCLUSIVE FORUM
Overview
Governing Documents Proposal E — to adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act.
Our shareholders are also being asked to approve Governing Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of New AeroFarms after the Business Combination.
The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Merger, provides that, unless New AeroFarms consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New AeroFarms, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of New AeroFarms to New AeroFarms or New AeroFarms’ stockholders, (iii) any action asserting a claim against New AeroFarms arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Certificate of Incorporation or Proposed Bylaws or as to which the General Corporation Law of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; or (v) any action governed by the internal affairs doctrine. The foregoing shall not apply to claims brought under the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, in which case such claim must be filed in a federal district court of the United States.
Although we believe these provisions benefit New AeroFarms by providing increased consistency in the application of Delaware law in the types of lawsuits to which they apply, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against New AeroFarms’ directors and officers, although New AeroFarms’ stockholders will not be deemed to have waived New AeroFarms’ compliance with federal securities laws and the rules and regulations thereunder. Additionally, New AeroFarms cannot be certain that a court will decide that these provisions are either applicable or enforceable, and if a court were to find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New AeroFarms may incur additional costs associated with resolving such action in other jurisdictions, which could harm the business, operating results and financial condition of New AeroFarms.
The Proposed Certificate of Incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Certificate of Incorporation will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.
Reasons for the Amendments
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New AeroFarms in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the after the Domestication, New AeroFarms will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Vote Required for Approval
The approval of Governing Documents Proposal E requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Governing Documents Proposal E is conditioned on the approval and adoption of the Business Combination Proposal, the Redomicile Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act be approved.”
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL E.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL F — APPROVAL OF OTHER IMMATERIAL CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS
Overview
Governing Documents Proposal F — to amend and restate the Interim Delaware Governing Documents and to authorize certain other immaterial changes in connection with the replacement of the Interim Delaware Certificate of Incorporation and the Interim Delaware Bylaws with the Proposed Certificate of Incorporation and Proposed Bylaws, respectively, as part of the Merger (copies of which are attached to this proxy statement/ prospectus as Annex C and Annex D, respectively), including changing the corporate name of Spring Valley from “Spring Valley Acquisition Corp.” to “AeroFarms, Inc.”
Approval of each of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, following the consummation of the Domestication, in the wholesale replacement of Spring Valley’s Existing Governing Documents with New AeroFarms’ Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents Proposal F, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Governing Documents Proposal F. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New AeroFarms, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights.” section of this proxy statement/prospectus. Any description of the Proposed Governing Documents herein is qualified in its entirety by the terms of such Proposed Governing Documents.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “Spring Valley Acquisition Corp.” to “AeroFarms, Inc.” is desirable to reflect the Business Combination with Dream Holdings and to clearly identify New AeroFarms as the publicly traded entity.
Vote Required for Approval
The approval of Governing Documents Proposal F requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Governing Documents Proposal F is conditioned on the approval and adoption of the Business Combination Proposal, the Redomicile Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the amendment and restatement of the Interim Delaware Governing Documents be approved and that all other immaterial changes necessary or, as mutually agreed in good faith by Spring Valley and Dream Holdings, desirable in connection with the replacement of the Interim Delaware Certificate of Incorporation and Interim Delaware Bylaws with the Proposed Certificate of Incorporation and the Proposed Bylaws, respectively (copies of which are attached to the proxy statement/

prospectus as Annex C and Annex D, respectively), immediately following the Domestication be approved, including changing the corporate name of Spring Valley from “Spring Valley Acquisition Corp.” to “AeroFarms, Inc.”
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL F.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NASDAQ PROPOSAL
Overview
The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of shares of New AeroFarms Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b) or (d) (such proposal, the “Nasdaq Proposal”).
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Merger Agreement, Spring Valley currently expects to issue an estimated 95,833,333 shares of New AeroFarms Common Stock (assuming that none of Spring Valley’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Financing. For further details, see “Business Combination Proposal — Consideration to Dream Holdings Holders in the Business Combination” and “Equity Incentive Plan Proposal.”
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor currently owns greater than 5% of Spring Valley’s ordinary shares, the Sponsor is considered a substantial shareholder of Spring Valley under Nasdaq Listing Rule 5635(e)(3). In connection with the PIPE Financing, Pearl (which the Sponsor is an affiliate of, as described below in “Information About Spring Valley”) is expected to be issued 3,000,000 shares of New AeroFarms Common Stock. Since William Quinn has voting and investment discretion with respect to the securities held by the Sponsor and Sponsor Parent, the two entities may be deemed to be under common control, and therefore approval of such issuance may be required under Nasdaq Listing Rule 5635(e)(3).
In the event that this proposal is not approved by Spring Valley shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Spring Valley shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New AeroFarms Common Stock pursuant to the Merger Agreement, New AeroFarms will not issue such shares of New AeroFarms Common Stock.

Vote Required for Approval
The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New AeroFarms Common Stock be approved.”
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NEW AEROFARMS 2021 EQUITY INCENTIVE PLAN PROPOSAL
Overview
Spring Valley is asking its shareholders to approve by ordinary resolution and adopt the AeroFarms, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”) and the material terms thereunder. The Spring Valley Board approved the Equity Incentive Plan on March 25, 2021, subject to shareholder approval at the Shareholders Meeting. The Equity Incentive Plan will become effective upon approval from the Spring Valley shareholders and consummation of the Business Combination. If the Equity Incentive Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder.
The Equity Incentive Plan is described in more detail below. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex H and incorporated by reference herein in its entirety.
The Equity Incentive Plan
The purpose of the Equity Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to AeroFarms, Inc. by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The Spring Valley Board believes that equity awards are necessary for the Company to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
Approval of the Equity Incentive Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring shareholder approval of equity compensation plans. If this Equity Incentive Plan Proposal is approved by our shareholders, the Equity Incentive Plan will become effective as of the date of the closing of the Business Combination. In the event that our shareholders do not approve this proposal, the Equity Incentive Plan will not become effective.
Summary of the Equity Incentive Plan
This section summarizes certain material features of the Equity Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan.
Eligibility and Participation
The administrator selects the individuals who will participate in the Equity Incentive Plan. Eligibility to participate is open to officers, directors and employees of, and other individuals who provide bona fide services to or for, us or any of our subsidiaries. The New AeroFarms Board may also select as participants prospective officers, employees and service providers who have accepted an offer of employment or another service relationship from us or one of our subsidiaries. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with us. Following the Closing, the combined company is expected to have approximately       employees, non-employee directors and       other individual service providers who will be eligible to receive awards under the Equity Incentive Plan.
Administration
The board of directors of New AeroFarms will be the administrator of the Equity Incentive Plan (the “New AeroFarms Board”). Except as provided otherwise under the Equity Incentive Plan, the administrator has plenary authority to grant awards pursuant to the terms of the Equity Incentive Plan to eligible individuals, determine the types of awards and the number of shares covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the Equity Incentive Plan.

The board of directors may delegate to the officers and employees of the Company limited authority to perform administrative actions under the Equity Incentive Plan to assist in its administration to the extent permitted by applicable law and stock exchange rules. With respect to any award to which Section 16 of the Exchange Act applies, the administrator shall consist of our Board. Any member of the administrator who does not meet the foregoing requirements shall abstain from any decision regarding an award and shall not be considered a member of the administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.
Shares Available Under the Equity Incentive Plan
The shares of New AeroFarms Common Stock issuable pursuant to awards under the Equity Incentive Plan will be shares authorized for issuance under its Certificate of Incorporation. When the Equity Incentive Plan first becomes effective, the number of shares of New AeroFarms Common Stock issuable pursuant to awards granted under the Equity Incentive Plan (the “Share Pool”) will be equal to       shares. The Share Pool will increase automatically on January 1 each year, beginning in 2022 and ending on (and including) January 1, 2031, by the number of shares equal to the lesser of 5% of the total number of outstanding shares of all classes of New AeroFarms Common Stock as of the immediately preceding December 31, or a number as may be determined by the New AeroFarms Board.
Adjustments to Share Pool. Following the effective date of the Equity Incentive Plan, the Share Pool will be adjusted as follows:
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The Share Pool will be reduced by one share for each share of New AeroFarms Common Stock made subject to an award granted under the Equity Incentive Plan;

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The Share Pool will be increased by the number of unissued shares of New AeroFarms Common Stock underlying or used as a reference measure for any award or portion of an award granted under the Equity Incentive Plan that is cancelled, forfeited, expired, terminated unearned or settled in cash, and by the number of shares of New AeroFarms Common Stock used as a reference for any award that are not issued upon settlement of such award either due to tax withholdings, net settlement or otherwise; and

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The Share Pool will be increased by the number of shares of New AeroFarms Common Stock that are forfeited back to the Company after issuance due to a failure to meet an award contingency or condition with respect to any award or portion of an award granted under the Equity Incentive Plan.

In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting the Company or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of New AeroFarms, the New AeroFarms Board will adjust the Share Pool proportionately to reflect the transaction or event. Similar adjustments will be made to the award limitations described below and to the terms of outstanding awards.
Types of Awards
The Equity Incentive Plan enables the grant of stock awards, performance shares, performance units, other stock-based awards, stock options, stock appreciation rights, and stock unit awards, each of which may be granted separately or in tandem with other awards.
Restricted Stock.   Awards of restricted stock are actual shares of New AeroFarms Common Stock that are issued to a participant, but that are subject to forfeiture if the participant does not remain employed by us for a certain period of time and/or if certain performance goals are not met. Except for these restrictions and any others imposed by the administrator, the participant will generally have all of the rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock, but will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock before the risk of forfeiture lapses.
Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned solely on continued service over a period of time either as soon as practicable following the dividend payment date or may be deferred for payment to such later date as determined by the administrator, and may be paid in cash or as unrestricted shares of New AeroFarms Common Stock or may be reinvested in additional shares of restricted stock. Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned on satisfaction of performance goals will be held by us and made subject to forfeiture at least until the applicable performance goal related and/or vesting to such shares of restricted stock has been satisfied.
Restricted Stock Units.   An award of restricted stock units represents a contractual obligation of the Company to deliver a number of shares of New AeroFarms Common Stock, an amount in cash equal to the fair market value of the specified number of shares subject to the award, or a combination of shares and cash. Until shares of New AeroFarms Common Stock are issued to the participant in settlement of stock units, the participant shall not have any rights of a stockholder of the Company with respect to the stock units or the shares issuable thereunder. Vesting of restricted stock units may be subject to performance goals, the continued service of the participant or both. The administrator may provide that dividend equivalents will be paid or credited with respect to restricted stock units, but such dividend equivalents will be held by us and made subject to forfeiture at least until any applicable performance goal related or other service-based restriction to such restricted stock units has been satisfied.
Performance Shares and Performance Units.   An award of performance shares, as that term is used in the Equity Incentive Plan, refers to shares of New AeroFarms Common Stock or stock units that are expressed in terms of New AeroFarms Common Stock, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of performance units, as that term is used in the Equity Incentive Plan, refers to dollar-denominated units valued by reference to designated criteria established by the administrator, other than New AeroFarms Common Stock, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The applicable award agreement will specify whether performance shares and performance units will be settled or paid in cash or shares of New AeroFarms Common Stock or a combination of both, or will reserve to the administrator or the participant the right to make that determination prior to or at the payment or settlement date.
The administrator will, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an award of performance shares or performance units upon (A) the attainment of performance goals during a performance period or (B) the attainment of performance goals and the continued service of the participant. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the administrator in the exercise of its absolute discretion. Performance goals may include minimum, maximum and target levels of performance, with the size of the award or payout of performance shares or performance units or the vesting or lapse of restrictions with respect thereto based on the level attained. An award of performance shares or performance units will be settled as and when the award vests or at a later time specified in the award agreement or in accordance with an election of the participant, if the administrator so permits, that meets the requirements of Section 409A of the Code.
Performance goals applicable to performance-based awards are based on performance metrics selected by the administrator. For this purpose, performance metrics mean any criteria established by the administrator, including but not limited to, the following, as it may apply to individual, one or more business units, divisions, or affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:
Earnings or Profitability Metrics: any derivative of investment advisory revenue; mutual fund servicing revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes; earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; combined ratio; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

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Return Metrics:   any derivative of return on investment, assets, equity or capital (total or invested);

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Investment Metrics:   relative risk-adjusted investment performance; investment performance of assets under management;

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Cash Flow Metrics:   any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

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Liquidity Metrics:   any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);

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Stock Price and Equity Metrics:   any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or

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Other:   other performance based metrics as determined by the board of directors.

Other Stock-Based Awards. The administrator may from time to time grant to eligible individuals awards in the form of New AeroFarms Common Stock or any other award that is valued in whole or in part by reference to, or is otherwise based upon, shares of New AeroFarms Common Stock, including without limitation dividend equivalents and convertible debentures (“Other Stock-Based Awards”). Other Stock-Based Awards in the form of dividend equivalents may be (A) awarded on a free-standing basis or in connection with another award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the participant, including the reinvestment of such credited amounts in New AeroFarms Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or New AeroFarms Common Stock as determined by the administrator; provided, however, that dividend equivalents payable on Other Stock-Based Awards that are granted as a performance award or restricted award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until the applicable performance goal or service-based restrictions related to such Other Stock-Based Awards has been satisfied, as applicable. Any such settlements, and any such crediting of dividend equivalents, may be subject to such conditions, restrictions and contingencies as the administrator may establish.
Stock Options and Stock Appreciation Rights.   Stock options represent a right to purchase a specified number of shares of New AeroFarms Common Stock from us at a specified price during a specified period of time. Stock options may be granted in the form of incentive stock options (“ISOs”), which are intended to qualify for favorable treatment for the recipient under U.S. federal tax law, or as nonqualified stock options (“NSOs”), which do not qualify for this favorable tax treatment. Only employees of the Company or its subsidiaries may receive tax-qualified incentive stock options within the U.S. The administrator may establish sub-plans under the Equity Incentive Plan through which to grant stock options that qualify for preferred tax treatment for recipients in jurisdictions outside the U.S. Stock appreciation rights represent the right to receive an amount in cash, shares of New AeroFarms Common Stock or both equal to the fair market value of the shares subject to the award on the date of exercise minus the exercise price of the award. All stock options and stock appreciation rights must have a term of no longer than ten years’ duration. Stock options and stock appreciation rights generally must have an exercise price equal to or above the fair market value of our shares of New AeroFarms Common Stock on the date of grant except as provided under applicable law or with respect to stock options and stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by us or an affiliate or with which we or our affiliate combine (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards. As of May 7, 2021, the fair market value of a Spring Valley Class A Share was $9.95 as reported on the Nasdaq.
Prohibition on Reload Options.   The administrator is prohibited from granting stock options under the Equity Incentive Plan that contain a reload or replenishment feature. A reload or replenishment feature means that if an option holder delivers shares of New AeroFarms Common Stock to us in payment of the exercise price or any tax withholding obligation upon exercise of an outstanding stock option, we grant to that option holder a new at-the-market option for the number of shares that he or she delivered.
Prohibition on Repricing.   Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of stock options and stock appreciation rights granted under the Equity Incentive Plan may not be amended, after the date of grant, to reduce the exercise price of such stock options or stock appreciation rights, nor may outstanding stock options or stock appreciation rights be canceled in exchange for (i) cash, (ii) stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original outstanding stock options or stock appreciation rights, or (iii) other awards, unless such action is approved by the Company’s stockholders.
Award Limitations
The following limitations on awards are imposed under the Equity Incentive Plan:
ISO Award Limits.   The maximum number of shares of New AeroFarms Common Stock that may be issued in connection with awards granted under the Equity Incentive Plan that are intended to qualify as incentive stock options under Section 422 of the Code is equal to the Share Pool as of the effective date of the Equity Incentive Plan. The aggregate fair market value, determined at the time of grant, of New AeroFarms Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of AeroFarms, Inc. or any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Adjustments to Awards for Corporate Transactions and Other Events
Mandatory Adjustments.   In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting us (a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company, the administrator will make such equitable and appropriate substitutions or proportionate adjustments to:
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the aggregate number and kind of shares of New AeroFarms Common Stock or other securities on which awards under the Equity Incentive Plan may be granted to eligible individuals;

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the maximum number of shares of New AeroFarms Common Stock or other securities with respect to which awards may be granted during any one calendar year to any individual;

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the maximum number of shares of New AeroFarms Common Stock or other securities that may be issued with respect to incentive stock options granted under the Equity Incentive Plan;

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the number of shares of New AeroFarms Common Stock or other securities covered by each outstanding award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding award; and

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all other numerical limitations relating to awards, whether contained in the Equity Incentive Plan or in award agreements.

Discretionary Adjustments.   In addition to the adjustments specified above, in the case of Corporate Events, the administrator may make such other adjustments to outstanding awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such awards, (ii) the substitution of securities or other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of New AeroFarms Common Stock subject to outstanding awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the administrator, of the surviving or successor entity or a parent thereof. The administrator may, in its discretion, adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes.

Treatment of Awards upon Dissolution or Liquidation or a Change in Control
Dissolution or Liquidation.   Unless the administrator determines otherwise, all awards outstanding under the Equity Incentive Plan will terminate upon the dissolution or liquidation of the Company.
Change in Control.   Outstanding Awards will terminate upon the effective time of a “Change in Control” unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the issuance therefor of substitute awards of, the surviving or successor entity or a parent thereof. Solely with respect to awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable award agreement: (i) the outstanding awards of stock options and stock appreciation rights that will terminate upon the effective time of the change in control will, immediately before the effective time of the change in control, become fully exercisable and the holders of such Awards will be permitted, immediately before the change in control, to exercise the Awards; (ii) the outstanding shares of restricted stock the vesting or restrictions on which are then solely time-based and not subject to achievement of performance goals will, immediately before the effective time of the change in control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture; (iii) the outstanding shares of restricted stock the vesting or restrictions on which are then subject to and pending achievement of performance goals shall, immediately before the effective time of the change in control and unless the award agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a change in control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement; (iv) the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of performance goals shall, immediately before the effective time of the change in control, become fully earned and vested and shall be settled in cash or shares of New AeroFarms Common Stock (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and (v) the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then subject to and pending achievement of performance goals shall, immediately before the effective time of the change in control and unless the award agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a change in control, become vested and earned in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement and shall be settled in cash or shares of New AeroFarms Common Stock (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.
Under the terms of the Equity Incentive Plan, a change in control is generally defined as (i) any acquisition by a person or entity of more than 50% of the total voting power of the Company’s capital stock, with certain exceptions, (ii) a contested change in the majority of the Board members within a 12-month period or (iii) acquisition by a person or entity over a 12-month period of assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the Company immediately prior to such acquisitions.
Amendment and Termination
The New AeroFarms board of directors may terminate, amend, suspend or modify the Equity Incentive Plan or any portion of it at any time, provided that such action does not materially impair the existing rights of any participant without such participant's written consent and subject to such restrictions on amendments and modifications as may apply under applicable laws or listing rules. No such amendment may be made without the approval of the stockholders, however, to the extent such amendment would (i) materially increase the benefits accruing to participants under the Equity Incentive Plan, (ii) materially increase the number of shares of New AeroFarms Common Stock which may be issued under the Equity Incentive Plan or to a participant, (iii) materially expand the eligibility for participation in the Equity Incentive Plan, (iv) eliminate or modify the prohibition on repricing of stock options and stock appreciation rights,

(v) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (vi) modify the limitation on the issuance of reload or replenishment options.
The Equity Incentive Plan is scheduled to expire ten years after its adoption by board of directors.
Compliance with Listing Rules
While shares are listed for trading on any stock exchange or market, our Board agrees that it will not make any amendments, issue any awards or take any action under the Equity Incentive Plan unless such action complies with the relevant listing rules.
Material U.S. Federal Income Tax Consequences of the Equity Incentive Plan
The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of awards issued under the Equity Incentive Plan, based upon the provisions of the Code as of the date of this proxy statement, for the purposes of stockholders considering how to vote on this proposal. It is not intended as tax guidance to participants in the Equity Incentive Plan. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the state income tax consequences of any award or the taxation of awards in jurisdictions outside of the U.S.
Stock Options and Stock Appreciation Rights.   The grant of a stock option or stock appreciation right generally has no income tax consequences for a participant or the Company. Likewise, the exercise of an incentive stock option generally does not have income tax consequences for a participant or the Company, except that it may result in an item of adjustment for alternative minimum tax purposes for the participant. A participant usually recognizes ordinary income upon the exercise of a nonqualified stock option or stock appreciation right equal to the fair market value of the shares or cash payable (without regard to income or employment tax withholding) minus the exercise price, if applicable. The Company should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option or stock appreciation right.
If a participant holds the shares acquired under an incentive stock option for the time specified in the Code (at least two years measured from the grant date and one year measured from the exercise date), any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss. If the shares are disposed of before the holding period is satisfied, the participant will recognize ordinary income equal to the lesser of (1) the amount realized upon the disposition and (2) the fair market value of such shares on the date of exercise minus the exercise price paid for the shares. Any ordinary income recognized by the participant on the disqualifying disposition of the shares generally entitles us to a deduction by us for federal income tax purposes. Any disposition of shares acquired under a nonqualified stock option or a stock appreciation right will generally result only in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares.
Full Value Awards.   Any cash and the fair market value of any shares of New AeroFarms Common Stock received by a participant under a full value award are generally includible in the participant’s ordinary income. In the case of restricted stock awards, this amount is includible in the participant’s income when the awards vest, unless the participant has filed an election with the IRS to include the fair market value of the restricted shares in income as of the date the award was granted. In the case of restricted stock units, performance shares and performance units, generally the value of any cash and the fair market value of any shares of New AeroFarms Common Stock received by a participant are includible in income when the awards are paid.
Deductibility of Compensation.   The Company generally is entitled to a deduction equal to the amount included in the ordinary income of participants and does not receive a deduction for amounts that are taxable to participants as capital gain.
In order for the amounts described above to be deductible by the Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our ability to obtain a deduction for compensation under the Equity Incentive

Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation. The ability of the Company to obtain a deduction for amounts paid under the Equity Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.
New Plan Benefits
No awards have been previously granted under the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Vote Required for Approval
The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that Spring Valley’s adoption of the AeroFarms, Inc. 2021 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT THE SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the Spring Valley Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Spring Valley shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Spring Valley ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from Spring Valley shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if Spring Valley shareholders redeem an amount of public shares such that the Closing Acquiror Cash Condition would not be satisfied. See “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Spring Valley Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Adjournment Proposal is not conditioned on any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Spring Valley shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Spring Valley ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from Spring Valley shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if Spring Valley shareholders redeem an amount of the public shares such that one of the conditions to consummate the Business Combination that the aggregate cash proceeds to be received by Spring Valley from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $225,000,000 (net of unpaid transaction expenses incurred or subject to reimbursement by Spring Valley) would not be satisfied, at the extraordinary general meeting be approved.”
Recommendation of the Spring Valley Board
THE SPRING VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT SPRING VALLEY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Spring Valley’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Spring Valley and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Spring Valley’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Spring Valley’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of material U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants (“our securities”) (other than our Sponsor or any of its affiliates) of the (i) exercise of redemption rights, (ii) Domestication and (iii) ownership and disposition of shares of New AeroFarms Common Stock and New AeroFarms public warrants (“New AeroFarms securities”) after the Business Combination. This section applies only to investors that hold our securities, and that will hold their New AeroFarms securities, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:
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financial institutions or financial services entities;

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broker-dealers;

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S corporations;

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taxpayers that are subject to the mark-to-market accounting rules;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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tax-qualified retirement plans;

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insurance companies;

•
regulated investment companies or real estate investment trusts;

•
expatriates or former long-term residents or citizens of the United States;

•
persons that directly or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares or that will, following the Business Combination, directly or constructively own five percent or more of all New AeroFarms voting shares or five percent or more of the total value of all classes of New AeroFarms shares (except as specifically addressed below);

•
persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold our securities or who will hold New AeroFarms securities as part of a straddle, constructive sale, hedging, conversion, synthetic security or other integrated or similar transaction;

•
persons subject to the alternative minimum tax;

•
persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations;

•
corporations that accumulate earnings to avoid U.S. federal income tax;

•
“qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code) and entities whose interests are held by qualified foreign pension funds;

•
persons that purchase shares of New AeroFarms Common Stock as part of the PIPE Financing;

•
accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•
passive foreign investment companies or their shareholders.

This discussion is based on current U.S. federal income tax laws as in effect on the date hereof, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare net investment income tax laws, or state, local or non-U.S. tax laws. In addition, this discussion does not address any tax consequences to investors that directly or indirectly hold equity interests in Dream Holdings prior to the Business Combination, including holders of our securities that also hold, directly or indirectly, equity interests in Dream Holdings. With respect to the consequences of holding New AeroFarms securities, this discussion is limited to our holders that acquire New AeroFarms securities in connection with the Business Combination or that acquire shares of New AeroFarms Common Stock as a result of the exercise of New AeroFarms public warrants received in connection with the Business Combination. Spring Valley has not sought, and neither Spring Valley nor New AeroFarms intend to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax considerations described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
This discussion does not consider the U.S. federal income tax treatment of entities or arrangements treated as partnerships or other pass-through entities (including branches) for U.S. federal income tax purposes (any such entity or arrangement, a “Flow-Through Entity”) or investors that hold our securities or New AeroFarms securities through Flow-Through Entities. If a Flow-Through Entity is the beneficial owner of our securities, or will be the beneficial owner of New AeroFarms securities, the U.S. federal income tax treatment of an investor holding our securities or New AeroFarms securities through a Flow-Through Entity generally will depend on the status of such investor and the activities of such investor and such Flow-Through Entity. If you hold our securities, or will hold New AeroFarms securities, through a Flow-Through Entity, we urge you to consult your tax advisor.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, AND THE OWNERSHIP AND DISPOSITION OF NEW AEROFARMS SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
For purposes of this discussion, because any unit consisting of one Class A ordinary share and one-half of one warrant (with a whole warrant representing the right to acquire one Class A ordinary share) is separable at the option of the holder, Spring Valley is treating any Class A ordinary share and one-half of one warrant to acquire one Class ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication or in connection with the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.
U.S. Holders
As used herein, a “U.S. Holder” is a beneficial owner of our securities or New AeroFarms securities, as applicable, and is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

Effects to U.S. Holders of Exercising Redemption Rights
Subject to the PFIC rules under “— PFIC Considerations” below, the U.S. federal income tax consequences to a U.S. Holder of public shares that exercises its Redemption rights to receive cash from the trust account in exchange for all or a portion of its public shares will depend on whether the Redemption qualifies as a sale of the public shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the Redemption qualifies as a sale of such U.S. Holder’s public shares, such U.S. Holder will generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the public shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the Redemption. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such public shares exceeds one year at the time of such disposition. A U.S. Holder’s tax basis in such U.S. Holder’s public shares generally will equal the cost of such shares.
The Redemption generally will qualify as a sale of such public shares if the Redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete redemption” of such U.S. Holder’s interest in Spring Valley or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only public shares directly owned by such U.S. Holder, but also public shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to public shares owned directly, public shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any public shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include public shares which could be acquired pursuant to the exercise of the public warrants.
The Redemption generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Spring Valley’s outstanding voting shares that such U.S. Holder directly or constructively owns immediately after the Redemption is less than 80 percent of the percentage of Spring Valley’s outstanding voting shares that such U.S. Holder directly or constructively owned immediately before the Redemption, and such U.S. Holder immediately after the Redemption actually and constructively owned less than 50 percent of the total combined voting power of Spring Valley. There will be a complete redemption of such U.S. Holder’s interest if either (i) all of the public shares directly or constructively owned by such U.S. Holder are redeemed or (ii) all of the public shares of directly owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the public shares owned by certain family members and such U.S. Holder does not constructively own any other public shares. The Redemption will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Spring Valley. Whether the Redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, the Redemption will be treated as a distribution with respect to the public shares under Section 302 of the Code, in which case the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Such dividends will be taxable to an individual U.S. Holder at regular rates and will not be eligible for the reduced rates of taxation on certain dividends received from a “qualified foreign corporation.” Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s FTOC ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the FTOC ordinary shares.. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed public shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its public warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES OR SHARES OF NEW AEROFARMS COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Effects of the Domestication on U.S. Holders
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a public benefit corporation incorporated under the laws of the State of Delaware.
The Domestication should qualify as an F Reorganization. However, due to the absence of direct guidance, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.
In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders of our securities should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “— Effects of Section 367(b) to U.S. Holders” below and “— PFIC Considerations” below, and the Domestication should be treated for U.S. federal income tax purposes as if Spring Valley (i) transferred all of its assets and liabilities to Spring Valley Delaware in exchange for all Spring Valley Delaware public shares and public warrants and then (ii) distributed such Spring Valley Delaware public shares and public warrants to the shareholders and warrant holders of Spring Valley in liquidation of Spring Valley. The taxable year of Spring Valley should be deemed to end on the date of the Domestication.
If the Domestication qualifies as an F Reorganization, subject to the PFIC rules under “— PFIC Considerations” below, (i) a U.S. Holder’s tax basis in each Spring Valley Delaware public share or and each Spring Valley Delaware public warrant received in the Domestication should be the same as its tax basis in the Spring Valley public share or Spring Valley public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for each Spring Valley Delaware public share or each Spring Valley Delaware public warrant should include such U.S. Holder’s holding period for the Spring Valley public share or Spring Valley public warrant surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules under “— PFIC Considerations” below, a U.S. Holder may recognize gain or loss with respect to its Spring Valley public share or Spring Valley public warrant in an amount equal to the difference, if any, between (a) the fair market value of the corresponding Spring Valley Delaware public share or Spring Valley Delaware public warrant, as applicable, received in the Domestication and (b) the U.S. Holder’s adjusted tax basis in its Spring Valley public share or Spring Valley public warrant, as applicable, surrendered in exchange therefor. In such event, the U.S. Holder’s basis in its Spring Valley Delaware public share or Spring Valley Delaware public warrant would be equal to the fair market value of such Spring Valley Delaware public share or such Spring Valley Delaware public warrant on the date of the Domestication, and the U.S. Holder’s holding period for its Spring Valley Delaware public share or Spring Valley Delaware public warrant would begin on the day following the date of the Domestication.
Because the Domestication will occur immediately after the Redemption, U.S. Holders exercising Redemption rights will not be subject to the potential tax consequences of the Domestication with respect to any public shares redeemed in the Redemption.
Effects of Section 367(b) to U.S. Holders
Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes

U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately after the Redemption, U.S. Holders exercising Redemption rights will not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication with respect to any public shares redeemed in the Redemption.
A. U.S. Holders That Hold 10 Percent or More of Spring Valley
A U.S. Holder that on the date of the Domestication beneficially owns (directly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (within the meaning of Treasury Regulations under Section 367(b) of the Code) attributable to the public shares it directly owns. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of Spring Valley (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a “block of stock” (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Spring Valley does not expect to have significant cumulative earnings and profits through the date of the Domestication. If Spring Valley’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If Spring Valley’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Such U.S. Holders that are C corporations should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.
B. U.S. Holders That Own Less Than 10 Percent of Spring Valley
A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder as described below.
Unless a U.S. Holder makes the election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New AeroFarms Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New AeroFarms Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things, a “section 367(b) notice” in accordance with Section 367(b) of the Code and the Treasury Regulations thereunder, which includes, among other things:
(i)
a statement that the Domestication is a “section 367(b) exchange” (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement that describes any amount (or amounts) required, under the Treasury Regulations under Section 367(b), to be taken into account as income or loss or as an adjustment to basis, earnings and profits, or other tax attributes as a result of the Domestication;

(v)
a statement that (A) the U.S. Holder is making the election and (B) includes (1) a copy of the information that the U.S. Holder received from Spring Valley (or New AeroFarms) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (2) a representation that the U.S. Holder has notified Spring Valley (or New AeroFarms) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the “section 367(b) notice” must be attached to such electing U.S. Holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and such electing U.S. Holder must send notice of the election to Spring Valley (or New AeroFarms) no later than the date such “section 367(b) notice” and tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding Spring Valley’s earnings and profits upon written request.
Spring Valley does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Spring Valley had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
C. U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.
D. Tax Consequences for U.S. Holders of Public Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the PFIC considerations described under “— PFIC Considerations” below, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of Spring Valley public warrants for Spring Valley Delaware public warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
A. Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income. For purposes of these rules, which may apply to Spring Valley prior to the Domestication, interest income earned by Spring Valley would be considered passive income and cash held by Spring Valley would be considered a passive asset.
B. PFIC Status of Spring Valley
Because Spring Valley is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Spring Valley believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and likely will be considered a PFIC for its current taxable year which ends as a result of the Domestication.
C. Effects of PFIC Rules on the Domestication
As discussed above, Spring Valley believes that it is likely classified as a PFIC for U.S. federal income tax purposes.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares or public warrants upon the Domestication if (i) Spring Valley were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which Spring Valley was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.
Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Spring Valley was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b) to U.S. Holders” above, the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if Spring Valley is a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Spring Valley, whether or not such amounts are actually distributed to such shareholders in any taxable year.
D. QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat Spring Valley as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Spring Valley qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to Spring Valley is contingent upon, among other things, the provision by Spring Valley of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367(b) to U.S. Holders” above.
The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (directly or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a

Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.
Distributions on Shares of New AeroFarms Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New AeroFarms Common Stock, to the extent the distribution is paid out of New AeroFarms’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New AeroFarms Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New AeroFarms Common Stock and will be treated as described under “— Sale, Exchange or Other Disposition of Shares of New AeroFarms Common Stock and New AeroFarms Public Warrants” below.
Dividends that New AeroFarms pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New AeroFarms pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to shares of New AeroFarms Common Stock may have suspended the running of the applicable holding period for these purposes.
Sale, Exchange or Other Disposition of Shares of New AeroFarms Common Stock and New AeroFarms Public Warrants
Upon a sale or other taxable disposition of shares of New AeroFarms Common Stock or New AeroFarms public warrants which, in general, would include a redemption of shares of New AeroFarms Common Stock or New AeroFarms public warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New AeroFarms Common Stock or New AeroFarms public warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to shares of New AeroFarms Common Stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New AeroFarms Common Stock or New AeroFarms public warrants so disposed of. See “— Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its public shares and/or public warrants following the Domestication. See “— Exercise, Lapse or Redemption of New AeroFarms Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in shares of New AeroFarms Common Stock acquired pursuant to the exercise of a New AeroFarms public warrant.
Exercise, Lapse or Redemption of New AeroFarms Public Warrants
Except as discussed below with respect to the cashless exercise of a New AeroFarms public warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New AeroFarms Common Stock upon exercise of a New AeroFarms public warrant for cash. The U.S. Holder’s tax basis in the share of New AeroFarms Common Stock received upon exercise of a New AeroFarms public warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New AeroFarms public warrant, and the exercise price of such New AeroFarms public warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New AeroFarms Common Stock received upon exercise of the New AeroFarms public warrant will commence on the date of exercise of the New AeroFarms public warrant or the day following the date of exercise of the New AeroFarms public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New AeroFarms public warrant. If a New AeroFarms public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s adjusted tax basis in the New AeroFarms public warrant. See “— Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New AeroFarms public warrant following the Business Combination.
The tax consequences of a cashless exercise of a New AeroFarms public warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New AeroFarms Common Stock received generally should equal the U.S. Holder’s tax basis in the New AeroFarms public warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New AeroFarms Common Stock would be treated as commencing on the date of exercise of the New AeroFarms public warrant or the day following the date of exercise of the New AeroFarms public warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New AeroFarms Common Stock received would include the holding period of the New AeroFarms public warrants that were exercised.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New AeroFarms public warrants having a value equal to the exercise price for the total number of New AeroFarms public warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New AeroFarms public warrants deemed surrendered and the U.S. Holder’s tax basis in the New AeroFarms public warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New AeroFarms Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New AeroFarms public warrants exercised, and the exercise price of such New AeroFarms public warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New AeroFarms Common Stock would commence on the date of exercise of the New AeroFarms public warrant or the day following the date of exercise of the New AeroFarms public warrant; in either case, the holding period would not include the period during which the U.S. Holder held the New AeroFarms public warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New AeroFarms Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
The U.S. federal income tax consequences of exercising a New AeroFarms public warrant after New AeroFarms gives notice of an intention to redeem New AeroFarms public warrants, as described in “Description of New AeroFarms Securities — Warrants — New AeroFarms Public Warrants,” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New AeroFarms redeemed such New AeroFarms public warrant for shares of New AeroFarms Common Stock or as an exercise of the New AeroFarms public warrant. If the cashless exercise of New AeroFarms public warrants for shares of New AeroFarms Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New AeroFarms Common Stock received should equal the U.S. Holder’s tax basis in the New AeroFarms public warrants and the holding period of the shares of New AeroFarms Common Stock should include the holding period of the New AeroFarms public warrants. Alternatively, if the cashless exercise of a New AeroFarms public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of New AeroFarms Public Warrants.” In the case of an exercise of a New AeroFarms public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of New AeroFarms Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of exercising a New AeroFarms public warrant occurring after New AeroFarms gives notice of an intention to redeem New AeroFarms public warrants as described above.
If New AeroFarms redeems New AeroFarms public warrants for cash or if New AeroFarms purchases New AeroFarms public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Shares of New AeroFarms Common Stock and New AeroFarms Public Warrants.”
Possible Constructive Distributions
The terms of each New AeroFarms public warrant provide for an adjustment to the exercise price of the New AeroFarms public warrant or an increase in the shares of New AeroFarms Common Stock issuable on exercise in certain circumstances discussed in “Description of New AeroFarms Securities — Warrants — New AeroFarms Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New AeroFarms public warrants would, however, be treated as receiving a constructive distribution from New AeroFarms if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New AeroFarms’ assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New AeroFarms Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New AeroFarms Common Stock which is taxable to them as described under “— Distributions on Shares of New AeroFarms Common Stock” above. For example, U.S. Holders of New AeroFarms public warrants would generally be treated as receiving a constructive distribution from New AeroFarms where the exercise price of the New AeroFarms public warrants is reduced in connection with the payment of certain dividends as described in “Description of New AeroFarms Securities — Warrants — New AeroFarms Public Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New AeroFarms public warrant received a cash distribution from New AeroFarms equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New AeroFarms public warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New AeroFarms public warrant.
Non-U.S. Holders
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a Flow-Through Entity) of our securities or New AeroFarms securities, as applicable, that is not a U.S. Holder.
The following describes U.S. federal income tax considerations relating to the (i) exercise of redemption rights, (ii) Domestication, and (iii) ownership and disposition of New AeroFarms securities by a non-U.S. Holder after the Business Combination.
Effects of Exercising Redemption Rights to Non-U.S. Holders
The characterization for U.S. federal income tax purposes of the Redemption generally will correspond to the U.S. federal income tax characterization of the Redemption with respect to U.S. Holders, as described above. However, notwithstanding such characterization, any redeeming non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized or dividends received as a result of the Redemption unless the gain or dividends is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder).

Effects of the Domestication on Non-U.S. Holders
Spring Valley does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.
Distributions on Shares of New AeroFarms Common Stock
In general, any distributions made to a non-U.S. Holder with respect to shares of New AeroFarms Common Stock, to the extent paid out of New AeroFarms’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New AeroFarms Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New AeroFarms Common Stock, which will be treated as described under “— Sale, Exchange or Other Disposition of Shares of New AeroFarms Common Stock and New AeroFarms Public Warrants.” Dividends paid by New AeroFarms to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.
Sale, Exchange or Other Disposition of Shares of New AeroFarms Common Stock and New AeroFarms Public Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New AeroFarms Common Stock or New AeroFarms public warrants unless:
(i)
such non-U.S. Holder is an individual that was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID-19 pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)
New AeroFarms is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period.

If paragraph (iii) above applies to a non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established securities market, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New AeroFarms Common Stock or New AeroFarms public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of shares of New AeroFarms Common Stock or New AeroFarms public warrants from a non-U.S. Holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. New AeroFarms will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New AeroFarms to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New AeroFarms will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.
Exercise, Lapse or Redemption of New AeroFarms Public Warrants
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New AeroFarms public warrant, or the lapse of a New AeroFarms public warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of New AeroFarms Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of New AeroFarms Common Stock and New AeroFarms Public Warrants.” If New AeroFarms redeems New AeroFarms public warrants for cash or if it purchases New AeroFarms public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of New AeroFarms Common Stock and New AeroFarms Public Warrants.”
Possible Constructive Distributions.
The terms of each New AeroFarms public warrant provide for an adjustment to the exercise price of the New AeroFarms public warrant or an increase in the shares of New AeroFarms Common Stock issuable on exercise in certain circumstances discussed in “Description of New AeroFarms Securities — Warrants — New AeroFarms Public Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the New AeroFarms public warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New AeroFarms equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New AeroFarms public warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New AeroFarms public warrant.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New AeroFarms Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including our securities and New AeroFarms securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities and New AeroFarms securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities or New AeroFarms securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New AeroFarms securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities or New AeroFarms securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The following unaudited pro forma condensed combined financial information present the combination of the financial information of Spring Valley and Dream Holdings adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
Spring Valley was incorporated as a Delaware corporation on August 20, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.
Dream Holdings was formed for the purpose of developing large scale indoor farming, research and development and the sale of related food products and services.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of Spring Valley and Dream Holdings on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021, and for the year ended December 31, 2020 combines the historical statements of operations of Spring Valley and Dream Holdings for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial statements do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The combined financial information presents the pro forma effects of the following transactions:
•
the merger of Spring Valley Merger Sub with and into Dream Holdings pursuant to the Merger Agreement, with Dream Holdings as the surviving company in the Merger and, after giving effect to such Merger, Dream Holdings becoming a wholly-owned subsidiary of New AeroFarms.

•
the Private Placement issuance and sale of 12,500,000 shares of Spring Valley Class A common stock for a purchase price of $10.00 per share and an aggregate purchase price of $125 million in the Private Placement pursuant to the Subscription Agreements.

•
the issuance of secured Convertible Notes in aggregate principal amount of $30,000,000 issued in February 2021

This information should be read together with Spring Valley’s and Dream Holdings’ audited financial statements and related notes, the sections titled “Spring Valley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Dream Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus. The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:
•
Assuming No Redemption:   This scenario assumes that no shares of Spring redeemable common stock will be redeemed.

•
Assuming Maximum Redemption Scenario:   This scenario assumes that Spring Valley stockholders holding approximately 9,461,457 public shares will exercise their redemption rights for an aggregate payment of approximately $95,560,713 of funds Spring Valley’s trust account. The Merger Agreement includes a minimum cash available requirement that Spring Valley will need to have a minimum of $225,000,000 of funds, net of any unpaid liabilities, to effect the Closing. Furthermore,

Spring Valley will only proceed with the merger if it will have net tangible assets of at least $5,000,001 upon consummation of the merger and a majority of the shares voted are voted in favor of the merger. Based on the amount of $232,307,702 in the trust account and $1,769,442 of working capital as of March 31, 2021, and taking into account the anticipated proceeds of $125,000,000 from the PIPE Financing and transaction expenses of $38,406,423, if no more than 9,461,457 shares of Spring Valley’s public shares are redeemed, Spring Valley will still have sufficient cash to satisfy the minimum cash available requirement in the Merger Agreement.
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, Spring Valley has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Dream Holdings stockholders comprising a relative majority of the voting power of the combined company, Dream Holdings’ operations prior to the acquisition comprising the only ongoing operations of New AeroFarms, Dream Holdings’ senior management comprising a majority of the senior management of New AeroFarms, and Dream Holdings will initially designate a majority of the board of directors of New AeroFarms. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Dream Holdings with the Business Combination being treated as the equivalent of Dream Holdings issuing stock for the net assets of Spring Valley, accompanied by a recapitalization. The net assets of Spring Valley will be stated at historical costs, with no goodwill or other intangible assets recorded.
Description of the Business Combination
The following represents the aggregate merger consideration under the two redemption scenarios:
	Minimum and Maximum Redemption
(in thousands)	Purchase price	Shares Issued
Share Consideration to Dream Holdings(a)	$811,793,019	81,179,302

(a)
Share consideration is calculated as the $800 million Equity Value plus the $11.8 million incremental value assuming cash exercise of options. The value of common stock issued to Dream Holdings included in the consideration is reflected at $10 per share as defined in the Merger Agreement. Share consideration is inclusive of Dream Holding common stock, series 2 preferred stock, warrants, and options.

The following summarizes the combined company common stock outstanding under the two redemption scenarios:
	Assuming No Redemption*		Assuming Maximum Redemption*
in thousands	Shares	%	Shares	%
Spring Vallue Public Shareholders	23,000,000	20.0%	13,538,543	12.8%
Spring Valley Founders(A)	3,380,000	2.9%	3,380,000	3.2%
Spring Valley Strategic Investors	750,000	0.7%	750,000	0.7%
Spring Valley Independent Directors	120,000	0.1%	120,000	0.1%
Total Spring Valley	27,250,000	23.7%	17,788,543	16.9%
Dream Holdings(B)	72,132,416	62.6%	72,132,416	68.2%
Convertible Note Holders	3,333,333	2.9%	3,333,333	3.1%
PIPE Shares	12,500,000	10.8%	12,500,000	11.8%
Total Shares at Closing (excluding shares below)	115,215,749	100%	105,754,292	100%
Remaining Dream Holdings Consideration Shares – Options and warrants	9,046,886		9,046,886
Other – Earn Out Shares(A)	1,500,000		1,500,000
Total Shares at Closing (including shares above)	125,762,635		116,301,178

*
Totals might be affected by rounding.

(A)
Pursuant to the Sponsor Agreement, two-hundred fifty thousand of the Founder Shares shall vest if the combined company trades at $12.00 per share or higher as of the Closing Date or over any 20 trading days within a 30 day window during the 60 months following the Closing the dollar volume-weighted average price (“VWAP”) is greater than or equal to $12.00 per share, at the close of market on the 20th trading day. Two-hundred fifty thousand of the Founder Shares shall vest if the combined company trades at $14.00 per share or higher on the Closing Date or over any 20 trading days within a 30 day window during the 60 months following the Closing, the VWAP is greater than or equal to $12.00 per share, at the close of market on the 20th trading day. Five-hundred thousand of the Founder Shares shall vest if over any 20 trading days within a 30 day window during the 66 months following the Closing Date, VWAP is greater than or equal to $15.00 per share, at the close of market on the 20th trading day. Five-hundred thousand of the Founder Shares shall vest if the combined company trades at $20.00 per share or higher six months following the Closing Date or $20.00 per share or higher, at the close of the market on the 20th trading day.

(B)
Share consideration is calculated as the $800 million Equity Value plus the $11.8 million incremental value assuming cash exercise of options. The value of common stock issued to Dream Holdings included in the consideration is reflected at $10 per share as defined in the Merger Agreement. Share consideration is inclusive of Dream Holding common stock, series 2 preferred stock, warrants, and options.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Spring Valley following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent Spring Valley’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands)
	As of March 31, 2021			Transaction Accounting Adjustments (Assuming No Redemptions)*		As of March 31, 2021	Transaction Accounting Adjustments (Assuming Maximum Redemptions)*	As of March 31, 2021
	Spring Valley (Historical) (US GAAP)*	Dream Holdings (Historical) (US GAAP)*	Combined*			Pro Forma Combined (Assuming No Redemptions)*		Pro Forma Combined (Assuming Maximum Redemptions)*
ASSETS
Current assets:
Cash and cash equivalents	$1,659	$72,328	$73,987	$232,308	(A)	$392,105	$(95,561)(I)	$296,544
				125,000	(B)
				(5,000)	(B)(C)
				(33,406)	(C)
				(784)	(H)
Related party receivable	$25	—	25	—		25		25
Prepaid expenses and other current assets	172	1,662	1,834	(970)	(C)	864		864
Restricted cash	—	3,267	3,267	—		3,267		3,267
Accounts receivable	—	375	375	—		375		375
Grants receivable	—	1,795	1,795	—		1,795		1,795
Inventories	—	381	381	—		381		381
Total current assets	1,857	79,807	81,664	317,147		$398,811	$(95,561)	$303,250
Investments held in trust account	232,308	—	232,308	(232,308)	(A)	—		—
Restricted cash	—	1,488	1,488	—		1,488		1,488
Other non-current asset	—	263	263	—		263		263
Equipment and improvements, net	—	22,530	22,530	—		22,530		22,530
Notes receivable	—	8,670	8,670	—		8,670		8,670
Total assets	234,164	112,758	346,922	84,839		431,761	(95,561)	336,201
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	87	—	87	(27)	(C)	60		60
Accounts payable and accrued expenses	—	4,563	4,563	(918)	(C)	3,645		3,645
Current portion of notes payable, net of deferred financing costs	—	11,809	11,809	—		11,809		11,809
Deferred revenue	—	409	409	—		409		409
Other current liabilities	—	18	18	—		18		18
Total current liabilities	87	16,799	16,886	$(945)		15,941	—	15,941
Long term liabilities:
Deferred underwriting fee payable	8,050	—	8,050	(8,050)	(C)	—		—
Notes payable, non-current portion, net of deferred financing costs	—	7,223	7,223	—		7,223		7,223
Convertible notes payable, net of deferred financing costs	—	31,066	31,066	(31,066)	(H)	—		—
Warrant liability	24,632	1,701	26,333	(1,701)	(E)	24,632		24,632
Loans	—	2,287	2,287	—		2,287		2,287
Deferred rent	—	1,090	1,090	—		1,090		1,090
Other non-current liability	—	457	457	—		457		457
Total Liabilities	32,769	60,623	93,392	$(41,762)		51,630	—	51,630

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)
AS OF MARCH 31, 2021
(in thousands)
	As of March 31, 2021			Transaction Accounting Adjustments (Assuming No Redemptions)*		As of March 31, 2021	Transaction Accounting Adjustments (Assuming Maximum Redemptions)*	As of March 31, 2021
	Spring Valley (Historical) (US GAAP)*	Dream Holdings (Historical) (US GAAP)*	Combined*			Pro Forma Combined (Assuming No Redemptions)*		Pro Forma Combined (Assuming Maximum Redemptions)*
Commitments and contingencies
Class A Ordinary Shares Subject to Redemption, 19,445,064 shares at $10.10 per share	196,395	—	196,395	(196,395)	(D)	—		—
Redeemable convertible preferred stock, $0.0001 par value:
Series 2, 23,889,245 shares authorized, 17,067,630 issued and outstanding, as of March 31, 2021	—	88,488	88,488	(88,488)	(E)	—		—
Series 1-D, 13,819,916 shares authorized, 13,720,926 issued and outstanding, as of March 31, 2021	—	34,123	34,123	(34,123)	(E)	—		—
Series 1-C-1, 277,957 shares authorized, 277,957 issued and outstanding, as of March 31, 2021	—	278	278	(278)	(E)	—		—
Series 1-C2, 11,010,301 shares authorized, 11,010,301 issued and outstanding, as of March 31, 2021	—	12,969	12,969	(12,969)	(E)	—		—
Series 1-B, 1,723,272 shares authorized, 1,723,272 issued and outstanding, as of March 31, 2021	—	1,364	1,364	(1,364)	(E)	—		—
Series 1-A, 651,011 shares authorized, 651,011 issued and outstanding, as of March 31, 2021	—	368	368	(368)	(E)	—		—
Total redeemable convertible preferred stock	—	137,590	137,590	(137,590)		—	—	—
Stockholders’ Deficit
Preference shares, $0.0001 par value, 1,000,000 stocks authorized, none issued and outstanding	—	—	—	—		—		—
Class A ordinary shares, $0.0001 par value, shares authorized and 3,554,936 shares issued and outstanding (excluding 19,445,064 shares subject to possible redemption) at March 31, 2021	—	—	—	2	(D)	12	(1)	11
				2	(B)
				7	(E)
Class B ordinary shares, $0.0001 par value, 30,000,000 shares authorized, 5,750,000 shares issued and outstanding	1	—	1	(1)	(F)	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)
AS OF MARCH 31, 2021
(in thousands)
	As of March 31, 2021			Transaction Accounting Adjustments (Assuming No Redemptions)*		As of March 31, 2021	Transaction Accounting Adjustments (Assuming Maximum Redemptions)*	As of March 31, 2021
	Spring Valley (Historical) (US GAAP)*	Dream Holdings (Historical) (US GAAP)*	Combined*			Pro Forma Combined (Assuming No Redemptions)*		Pro Forma Combined (Assuming Maximum Redemptions)*
Common stock, par value $0.0001, 120,000,000 shares authorized, 35,836,837 shares issued and outstanding as of March 31, 2021	—	4	4	(4)	(E)	—		—
Additional paid in capital	9,236	24,558	33,794	196,393	(D)	493,989	(95,561)	398,429
				124,998	(B)
				(5,000)	(B)(C)
				(24,580)	(C)
				33,333	(H)
				139,288	(E)
				1	(F)
				(4,237)	(G)
Accumulated deficit	(4,237)	(109,729)	(113,966)	(801)	(C)	(113,582)		(113,582)
				(3,052)	(H)
				4,237	(G)
Accumulated deficit attributable to noncontrolling interest	—	(288)	(288)	—		(288)		(288)
Total stockholders’ equity (deficit)	5,000	(85,455)	(80,455)	460,586		380,131	(95,561)	284,570
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$234,164	$112,758	$346,922	$84,839		$431,761	$(95,561)	$336,201

*
Totals might be affected by rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)
	For the Three Months Ended March 31, 2021			Transaction Accounting Adjustments (Assuming No Redemptions)(1)		For the Three Months Ended March 31, 2021
	Spring Valley (Historical) (US GAAP)(1)	Dream Holdings (Historical) (US GAAP)(1)	Combined(1)			Pro Forma Combined (Assuming No Redemptions & Max Redemptions)(1)
Net revenues	$—	$577	$577			$577
Costs of goods sold (exclusive of depreciation and amortization shown separately below)	—	2,213	2,213			2,213
Selling, general, and administrative expenses	—	5,489	5,489	(476)		5,013
Depreciation and amortization	—	400	400			400
Research & development	—	347	347			347
Formation and operating costs	299	—	299	(264)	(AA, EE)	35
Loss from operations	(299)	(7,873)	(8,172)	740		(7,432)
Change in fair value of warrant liability	9,028		9,028			9,028
Interest earned on marketable securities held in Trust Account	6	—	6	(6)	(BB)	—
Interest expense	—	(2,713)	(2,713)	1,118	(DD)	(1,594)
Interest income	—	76	76			76
Other (loss) income	—	1	1			1
Total other income	9,034	(2,636)	6,398	1,113		7,511
Net loss	8,735	(10,508)	(1,774)	1,853		79
Other comprehensive income (loss)	—	—	—
Total comprehensive loss	8,735	(10,508)	(1,774)	1,853		79
Comprehensive loss attributable to noncontrolling interest	—	(33)	(33)	—		(33)
Comprehensive loss attributable to New AeroFarms	8,735	(10,475)	(1,740)	1,853		112
	Spring Valley (Historical) (US GAAP)	Assuming no redemptions	Assuming maximum redemptions
Weighted average shares outstanding of Class A redeemable ordinary shares	23,000,000	115,215,749	105,754,292
Basic and diluted net loss per ordinary share, Class A	$0.00	$—	$—
Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,750,000
Basic and diluted net loss per ordinary share, Class B	$1.52

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands)
	For the Year Ended December 31, 2020					For the Year Ended December 31, 2020
	Spring Valley (Historical) (US GAAP)*	Dream Holdings (Historical) (US GAAP)*	Combined*	Transaction Accounting Adjustments (Assuming No Redemptions)*		Pro Forma Combined (Assuming No Redemptions & Max Redemptions)*
Net revenues	$—	$2,552	$2,552			$2,552
Costs of goods sold (exclusive of depreciation and amortization shown separately below)	—	7,950	$7,950			7,950
Gross loss	—	(5,398)	(5,398)	—		(5,398)
Operating expenses:
Selling, general, and administrative expenses	—	17,440	17,440			17,440
Depreciation and amortization	—	1,505	1,505			1,505
Research & development	—	1,049	1,049			1,049
Formation and operating costs	114	—	114	1,501	(AA)	1,615
Total operating expenses	114	19,994	20,109	1,501		21,609
Loss from operations	(114)	(25,393)	(25,507)	(1,501)		(27,008)
Change in fair value of warrant liability	(12,110)	—	(12,110)			(12,110)
Offering costs allocated to the derivative warrant liabilities	(749)	—	(749)			(749)
Interest earned on marketable securities held in Trust Account	2	—	2	(2)	(BB)	—
Interest expense	—	(975)	(975)	(4,117)	(CC)	(5,092)
Interest income	—	975	975			975
Other (loss) income	—	10	10			10
Total other income	(12,857)	10	(12,847)	(4,119)		(16,966)
Net loss	(12,971)	(25,382)	(38,354)	(5,620)		(43,974)
Other comprehensive income (loss)	—	—	—
Total comprehensive loss	(12,971)	(25,382)	(38,354)	(5,620)		(43,974)
Comprehensive loss attributable to noncontrolling interest	—	(105)	(105)	—		(105)
Comprehensive loss attributable to New AeroFarms	(12,971)	(25,277)	(38,249)	(5,620)		(43,869)
	Spring Valley (Historical) (US GAAP)	Assuming no redemptions	Assuming maximum redemptions
Weighted average shares outstanding of Class A redeemable ordinary shares	23,000,000	115,215,749	105,754,292
Basic and diluted net loss per ordinary share, Class A	0.00	$(0.38)	$(0.41)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,194,656
Basic and diluted net loss per ordinary share, Class B	$(2.50)

*
Totals might be affected by rounding.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Spring Valley will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Dream Holdings issuing stock for the net assets of Spring Valley, accompanied by a recapitalization. The net assets of Spring Valley will be stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination and related transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021, and for the year ended December 31, 2020 presents pro forma effect to the Business Combination and related transactions as if they have been completed on January 1, 2020.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Spring Valley’s unaudited balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus; and

•
Dream Holdings’ unaudited consolidated balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Spring Valley's unaudited condensed statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

•
Dream Holdings' unaudited condensed statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Spring Valley’s audited statement of operations for the period from August 20, 2020 (date of inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus; and

•
Dream Holdings’ audited consolidated statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions. The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that Spring Valley believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Spring Valley believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION (continued)
1.
Basis of Presentation (continued)

information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
2.
Accounting Policies

Upon consummation of the Business Combination and related transactions, management will perform a comprehensive review of the entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, Spring Valley has identified the presentation differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.
3.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”). The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of post-combination company’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:
(A)
Reflects the reclassification of cash and investments held in the Spring Valley trust account that becomes available at the closing of the Business Combination.

(B)
Reflects the proceeds of $125,000,000 from the issuance of 12,500,000 shares of Class A common stock with par value of $0.0001 in the PIPE based on commitments received which will be offset by the Private Placement fee of 4.0% of gross proceeds or $5.0 million.

(C)
Reflects the settlement of $40.0 million of transaction costs at close in connection with the Business Combination, including approximately $8.1 million of deferred underwriting, $0.9 million included in accrued accounts payable and accrued expenses, $29.5 million capitalized against additional paid in capital (of which $5.0 million for the Private Placement above and $24.5 million related to legal, financial advisory and other professional fees), and $0.8 million of other transaction related professional fees expensed that are of a recurring nature. Additionally, represents $0.9 million capitalized as a deferred asset that will be reclassed to additional paid in capital at close.

(D)
Reflects the reclassification of common stock subject to possible redemption to permanent equity at $0.0001 par value.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION (continued)
3.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information (continued)

(E)
Reflects the recapitalization of Dream Holdings’ equity and issuance of 81.2 million shares of Class A common stock at $0.0001 par value as consideration for the reverse recapitalization. Total consideration to be issued to Dream Holdings is $811.8 million or 81.2 million shares. The total 81.2 million consideration shares include 72.1 million shares to be issued for all issued and outstanding Dream Holdings common and preferred stock plus 9.1 million shares of convertible warrants and stock options, calculated as of the date of the Merger Agreement, to be adjusted to the actual values to be reflected at the closing of the Business Combination.

(F)
Reflects the reclassification of the Founder Shares from Class B common stock to Class A common stock at close.

(G)
Reflects the reclassification of Spring Valley’s historical retained earnings to additional paid in capital as part of the reverse recapitalization.

(H)
Reflects the settlement of the subordinated unsecured convertible promissory notes at close. On February 22, 2021, Dream Holdings issued two convertible notes with an aggregate principal amount of $30 million. The notes carry interest at a rate of 6% per annum and contain an automatic conversion feature at a specified conversion price in the events of a merger or a qualified equity financing. In the event of a merger with a SPAC, the outstanding principal balance of the notes, and unpaid accrued interest thereon, will convert into equity securities issued by the SPAC in the PIPE at a conversion price per share equal to the purchase price for each equity securities issued in the PIPE multiplied by 90%. As part of the settlement, $0.8 million of interest expense was recorded. The monthly interest expense of approximately $0.2 million would represent an additional conversion of approximately 17,000 shares on a monthly basis. For purposes of the pro forma adjustment, interest is assumed to be settled in cash.

(I)
Reflects the maximum redemption of approximately 9.5 million Spring Valley public shares outstanding at a redemption price of $10.10 per share as of December 31, 2020 for $95.6 million held in trust, which is allocated to Class A common stock and additional paid-in capital using $0.0001 par value per share.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are as follows:
(AA) Reflects the remaining transaction expenses to be incurred by Spring Valley and Dream Holdings related to the acquisition for the year ended December 31, 2020 and the elimination of the transaction expenses incurred by Dream Holdings and Spring Valley for the three months ended March 31, 2021.
(BB) Reflects the elimination of interest income and unrealized gain earned on the Spring Valley trust account.
(CC) The $4.1 million increase in interest expense for the year ended December 31, 2020 reflects $1.8 million of interest expense and the debt discount amortization and $2.3 million for the loss on extinguishment of the debt associated with the issuance of subordinated unsecured convertible promissory notes entered into on February 22, 2021 that are being settled as part of consideration at the closing of the Business Combination. The interest expense includes interest expense from the issuance date through the estimated deal close date of July 31, 2021 and amortization of the debt discount under the straight-line method.
(DD) Reflects the elimination of interest expense incurred for the three months ended March 31, 2021 associated with the issuance of subordinated unsecured convertible promissory notes entered into on February 22, 2021 since the pro forma assumes such notes were settled for the year ended December 31, 2020.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION (continued)
3.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information (continued)

(EE) Reflects the elimination of the Spring Valley administrative service fee paid to the Sponsor that will cease upon the close of the Business Combination.
4.
Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021 and for the year ended December 31, 2020:
	Three Months Ended March 31, 2021		Year Ended December 31, 2020
(in thousands, except share and per share data)	No Redemptions*	Maximum Redemptions*	No Redemptions*	Maximum Redemptions*
Pro forma net loss	$112	$112	$(43,869)	$(43,869)
Pro forma weighted average shares outstanding – basic and diluted	115,215,749	105,754,292	115,215,749	105,754,292
Pro forma net loss per common stock – basic and diluted	$—	$—	$(0.38)	$(0.41)
Pro forma weighted average shares outstanding – basic and diluted
Spring Vallue Public Shareholders	23,000,000	13,538,543	23,000,000	13,538,543
Spring Valley Founders(B)	3,380,000	3,380,000	3,380,000	3,380,000
Spring Valley Strategic Investors	750,000	750,000	750,000	750,000
Spring Valley Independent Directors	120,000	120,000	120,000	120,000
Total Spring Valley	27,250,000	17,788,543	27,250,000	17,788,543
Dream Holdings(A)	72,132,416	72,132,416	72,132,416	72,132,416
Convertible Note Holders	3,333,333	3,333,333	3,333,333	3,333,333
PIPE share holders	12,500,000	12,500,000	12,500,000	12,500,000
Pro forma weighted average shares outstanding – basic and diluted(A)(B)	115,215,749	105,754,292	115,215,749	105,754,292

*
Totals might be affected by rounding.

(A)
For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all Dream Holdings outstanding warrants and options are exchanged for common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Shares underlying the options and warrants are 9.1 million shares.

(B)
Excludes 1.5 million earnout shares for Spring Valley Founders placed into escrow at close as these are not participating securities and results in anti-dilution and 20.4 million shares of common stock underlying the warrants sold in the Spring Valley IPO and private placement warrants since such warrants would be anti-dilutive.

INFORMATION ABOUT SPRING VALLEY
We are a blank check company incorporated on August 20, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and we entered into the Merger Agreement on March 25, 2021. We intend to finance the Business Combination through the issuance of New AeroFarms Common Stock plus $230,000,000 in cash from the trust and $125,000,000 in proceeds from the PIPE Financing.
The Sponsor is an affiliate of Pearl, a Dallas, Texas-based investment firm with $1.2 billion of committed capital under management as of February 2021. Pearl was founded by William Quinn in 2015 and focuses on partnering with best-in-class management teams to invest in the North American energy industry, typically targeting opportunities requiring $25,000,000 to $100,000,000 of equity capital. Over the course of their careers, the principals at Pearl have executed on billions of dollars of aggregate transaction value through direct investment, financing and acquisitions, with experience spanning venture to late stage buyout and across all parts of the business cycle.
On November 27, 2020, Spring Valley completed its initial public offering of 20,000,000 units, plus an additional 3,000,000 units subsequently issued upon full exercise of the underwriters’ overallotment option, at a price of $10.00 per unit generating gross proceeds of $230,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, Spring Valley completed the private placement of 8,900,000 private placement warrants at a price of $1.00 per private placement warrants to the Sponsor. The private placement warrants sold in the private placement are substantially identical to the public warrants forming a part of the warrants sold in the initial public offering, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the Company’s initial business combination. Prior to the consummation of Spring Valley’s initial public offering, neither Spring Valley, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving Spring Valley.
Following the closing of our initial public offering, an amount equal to $232,300,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. As of December 31, 2020, funds in the trust account totaled approximately $232,301,973, all of which were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay income taxes, if any, until the earliest of (i) the completion of Spring Valley’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Spring Valley does not complete a business combination by May 27, 2022, or (iii) the redemption of all of the public shares if Spring Valley is unable to complete a business combination by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.
Spring Valley’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “SVSVU,” “SV” and “SVSVW,” respectively.
Financial Position
As of December 31, 2020, in the trust account, we had approximately $232,301,973 held in marketable securities, not taking into account payment of $8,050,000 of deferred underwriting commissions. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using Spring Valley’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.
Effecting Our Business Combination
Fair Market Value of Target Business
The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:
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subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

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cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination
We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.10 per public share as of December 31, 2020. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our initial public offering (or up to 24 months from the closing of our initial public offering at the Sponsor Parent’s option to extend the period of time to consummate a business combination up to one time, by an additional six months) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.
Limitations on Redemption Rights
Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).
Redemption of Public Shares and Liquidation if No Business Combination
We have until May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents) to complete a business combination. If we are unable to consummate an initial business combination by May 27, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by May 27, 2022. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by May 27, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by May 27, 2022).
The Sponsor, and our executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by May 27, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or director nominee, or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.10. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.10. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.10 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.10 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per public share.
We will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. At December 31, 2020, we had access to up to $1,906,348 from the proceeds of the initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our trust account received by any such shareholder.
If we file a bankruptcy or insolvency or an involuntary bankruptcy or insolvency is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.10 per public share to our public shareholders. Additionally, if we file a bankruptcy or insolvency or an involuntary bankruptcy or insolvency is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”
As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
See “Risk Factors — Risks Related to the Business Combination and Spring Valley — If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”
Employees
We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers
Our executive officers and directors are as follows:
Name	Age	Position
Christopher Sorrells	52	Chief Executive Officer and Director
William Quinn	50	Chairman and Director
Jeffrey Schramm	50	Chief Financial Officer
Robert Kaplan	48	Vice President of Business Development
Debora Frodl	55	Director
Richard Thompson	71	Director
Patrick Wood, III	58	Director
Christopher Sorrells serves as our Chief Executive Officer and as a member of our board of directors. Mr. Sorrells has been an investor, operator, advisor and board member in the Sustainability industry for over 20 years. Mr. Sorrells is also the Chief Executive Officer and a director of Spring Valley Acquisition Corp. II, a Cayman Islands exempted company (“Spring Valley II”), a special purpose acquisition company similar to our company that was formed to consummate an initial business combination. Mr. Sorrells has served as the Chief Executive Officer of Spring Valley II since 2021. Mr. Sorrells currently serves as Lead Director and Chairman of the Compensation Committee for Renewable Energy Group, Inc. (Nasdaq: REGI), having previously served as Vice Chairman of its board and led the $100.0 million financing in 2006 to create the company. Renewable Energy Group, Inc.’s revenues have grown from approximately $85.0 million in 2008 to approximately $2.6 billion in 2019 via organic growth and an aggressive acquisition strategy. In addition, the stock price for Renewable Energy Group, Inc. has appreciated significantly since its initial public offering in January 2012 while its market capitalization has grown to approximately $4.6 billion as of February 16, 2021. Previously, Mr. Sorrells served as a Managing Director and then as an Operating Partner of NGP Energy Technology Partners (“NGP ETP”), an affiliate of Natural Gas Partners (“NGP”), a leading energy private equity fund with $20.0 billion of assets under management, which he helped grow into one of the most successful Sustainability-focused private equity funds. Mr. Sorrells and/or his former firms including NGP ETP have invested in over 30 Sustainability platforms in a broad range of companies across the Sustainability industry, including Renewable Energy Group, Inc. (Nasdaq: REGI), Power-One, Inc. (formerly Nasdaq: PWER), Caminus Corporation (formerly Nasdaq: CAMZ), Waste Resource Management, Inc., TPI Composites, Inc. (Nasdaq: TPIC) and others. In addition to leading investments, Mr. Sorrells has held a number of board positions for numerous public and private firms, including groSolar (which was later sold to EDF Renewables Inc.), GSE Systems, Inc. (Nasdaq: GVP) and Living Earth (which was later sold to Bain Capital Double Impact). As an operator, Mr. Sorrells has held a variety of senior executive leadership roles at Sustainability-focused companies including serving as Chief Operating Officer and Director of GSE Systems, Inc. Mr. Sorrells started his career in the energy, power and Sustainability industries as an investment banker at Salomon Smith Barney in 1996 and later at Banc of America Securities LLC where he created one of the first Sustainability-focused investment banking teams in 2000. Mr. Sorrells received his Master of Accounting from University of Southern California, an M.B.A. from The College of William and Mary and a B.A. from Washington and Lee University.
William Quinn serves as the Chairman of our Board of Directors. Since 2021, Mr. Quinn has also served as the Chairman of the board of directors of Spring Valley II and Victory Acquisition Corp., a Cayman Islands exempted company (“Victory”), a special purpose acquisition company similar to our company that was formed to consummate an initial business combination. Mr. Quinn has over 25 years of private equity investment experience and has been involved in transactions totaling in the multi-billion dollars in aggregate value. Currently, Mr. Quinn is the Managing Partner of Pearl, an investment firm with $1.2 billion of committed capital under management that he founded in 2015. Prior to founding Pearl, Mr. Quinn served as a Co-Managing Partner of Natural Gas Partners. During his time at NGP, the firm raised funds totaling over $10.0 billion in cumulative committed capital, made multiple investments in the upstream, midstream and oilfield service and created a dedicated sustainable technology investment platform, NGP Energy Technology Partners. Mr. Quinn was a key contributor to the formation of NGP ETP in 2005 and served on its investment committee until 2013, during which time he oversaw their investments in the Sustainability, oil and gas, power, environmental, energy efficiency and clean energy subsectors, including Renewable Energy Group, Inc. (Nasdaq: REGI) and TPI Composites, Inc. (Nasdaq: TPIC), a global leader in wind blade manufacturing. Prior to joining NGP, Mr. Quinn worked at Rainwater, Inc. and Hicks, Muse, Tate and Furst, Inc. and worked as an analyst in the investment banking divisions of Bear Stearns & Co. and BT Securities Corporation. Mr. Quinn has served on the board of directors of numerous public and private companies, including Resolute Energy Corporation (NYSE: REN), which was taken public via Hicks Acquisition Company I in 2009 and subsequently sold to Cimarex Energy Co. (NYSE: XEC) in early 2019, and Eagle Rock Energy Partners, L.P. (Nasdaq: EROC). In addition to his investing activities, Mr. Quinn serves on the Board of Overseers of the Wharton School of the University of Pennsylvania and serves as a guest lecturer on private equity investing at Stanford University’s Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Quinn received a B.S.E. in Finance from the Wharton School of the University of Pennsylvania, and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Quinn’s significant experience in the Sustainability industry in both private and public companies as well as in various related investment roles makes him well qualified to serve as Chairman of our board of directors.
Jeffrey Schramm serves as our Chief Financial Officer. Mr. Schramm has over 20 years of leadership, finance and operations experience in advanced materials and specialty chemical organizations with a deep understanding of the Sustainability industry having worked with some of the leading venture capital and private equity funds such as Kleiner Perkins, Index Ventures and NGP Energy Technology Partners. Since 2021, Mr. Schramm has also served as the Chief Financial Officer of Spring Valley II and Victory. Previously, Mr. Schramm served as Chief Financial Officer at Lehigh from 2009 until 2019 where he was responsible for raising both debt and equity, as well as financial and administrative functions. Mr. Schramm was instrumental in Lehigh’s sale to a publicly traded company and largest tire manufacturer in Europe, Michelin, as the key part of its sustainability initiative. Prior to that, Mr. Schramm served as Vice President of Finance for Euramax International, Inc. (now OmniMax International, Inc.) in the Exterior Products & Fabral (fabrication) divisions from 2007 until 2009 where he managed a large multilocation team supporting revenues close to $1.0 billion annually. From 2000 to 2007, Mr. Schramm was with Kemira Chemicals, Inc. (formerly Vulcan Performance Chemicals) as head of Financial Planning & Analysis and North American CFO over the Pulp & Paper and Water Treatment specialty chemical businesses. During his time at Kemira Chemicals, Inc., he was a key member of the acquisition team acquiring the Pulp & Paper chemicals business from Lanxess (LXS.DE) and the Pulp & Paper business from FinnChem USA. In 1993 to 2000, Mr. Schramm began his career at Milliken & Company in various roles starting in Accounting, Controllership and later served as Financial Planning & Analysis Manager in Procurement. Mr. Schramm earned a B.S. in Corporate Finance and Investment Management from the University of Alabama, and an M.B.A. from LaGrange College.
Robert Kaplan serves as our Vice President of Business Development. Mr. Kaplan is also the Vice President of Business Development of Spring Valley II, in which capacity he has served since 2021. Mr. Kaplan has over 20 years of investment banking experience in the Sustainability industry. Mr. Kaplan has been involved in over 60 transactions totaling approximately $6.0 billion in transaction value. Mr. Kaplan was most recently Managing Director of Clean Technologies / Renewables at Stifel. In this role, Mr. Kaplan was responsible for the firm’s capital markets and advisory services in various sustainability subsectors, including, clean energy, biofuels, energy storage, energy efficiency, mobility and environmental technologies. He joined Stifel in 2010 in connection with Stifel’s acquisition of TWP in 2010. Mr. Kaplan joined TWP in 2007 as a Vice President in the Technology investment banking group with a focus on sustainable technologies. Prior to joining TWP, Mr. Kaplan started his investment banking career at First Albany where he was a founding member of one of the first Sustainability focused banking franchise on Wall Street. During his tenure at First Albany, he completed many of the industry’s first public offerings in various sustainability subsectors, such as solar, alternative fuels, mobility, fuel cells and the smart grid. Mr. Kaplan serves on the board of directors of TWO NIL, LLC. Mr. Kaplan received a B.S. in Finance from Lehigh University and an M.B.A. from the NYU Stern School of Business.
Debora Frodl serves as a member of our Board of Directors. Ms. Frodl has over 30 years of international business experience with General Electric Company. From 2012 to 2017, Ms. Frodl served as the Global Executive Director of Ecomagination. Ms. Frodl repositioned this sustainable technology strategy into one of multi-faceted innovation and expansive global growth. During Ms. Frodl’s tenure from 2012 to 2017, GE

Ecomagination’s revenues exceeded $125.0 billion. From 2010 to 2012, Ms. Frodl served as GE’s Chief Strategy Officer and Global Alternative Fuels Leader where she pioneered the business strategy to decarbonize the commercial fleet industry through alternative fuel vehicles and infrastructure technologies. From 2005 to 2010, Ms. Frodl served as Chief Commercial Officer of GE Capital Fleet Services, from 2004 to 2005, as Chief Marketing Officer of GE Capital Commercial Equipment Finance and from 2002 to 2004, as Chief Executive Officer of GE Capital Dealer Finance. From 1999 to 2004, Ms. Frodl served as Chief Executive Officer of GE Capital Public Finance. Currently Ms. Frodl serves on the board of directors for Renewable Energy Group, Inc. and ITC Holdings Corp. and Chair of the board for XL Hybrids, a leader in smart vehicle electrification for commercial fleets. Ms. Frodl has been recognized by Green Building & Design as 2017 “Woman in Sustainability Leadership,” Women’s Council on Energy and the Environment as 2014 “Woman of the Year,” Connected World Magazine as 2013 “Top Women in M2M.” She holds an M.B.A. from the University of St. Thomas and BSBA from Minnesota State University. We believe Ms. Frodl’s significant experience in the Sustainability industry in several public company roles makes her well qualified to serve as a member of our board of directors.
Richard Thompson serves as a member of our Board of Directors. Mr. Thompson is also a member of the board of directors of Spring Valley II, in which capacity he has served since 2021. Mr. Thompson has over 35 years of international business experience in renewable energy, power electronics and semiconductors, including several billion-dollar public exits in the Sustainability industry. Currently, Mr. Thompson is a strategic adviser to Sumeru Equity Partners, a technology-focused private equity firm. From 2014 to 2016, he was Executive Chairman of AVI-SPL, an approximately $580.0 million privately held, global leader in video communications. From 2008 to October 2013, Mr. Thompson was President, Chief Executive Officer and a Director of Power-One, Inc. (formerly Nasdaq: PWER), a leading provider of renewable energy and power conversion solutions. During his tenure, he successfully led the company through restructuring to become one of the largest renewable energy inverter suppliers worldwide, generating over $1.0 billion in sales in 2012, along with its sale to ABB (NYSE: ABB) for over $1.0 billion in equity value. Prior to joining Power-One, Inc., Mr. Thompson was Chief Financial Officer of American Power Conversion Corporation (Nasdaq: APCC) from 2005 to 2007, which was acquired in March 2007 by a French competitor, Schneider Electric SA (Paris: SU.PA), in an auction for approximately $6.0 billion in enterprise value. From 1997 to 2005, Mr. Thompson was Chief Financial Officer of Artesyn Technologies (Nasdaq: ATSN) and was instrumental in creating one of the leading power component companies in the industry which was later sold to Emerson (NYSE: EMR) for $500.0 million. In addition to his role at Artesyn, he was also General Manager of Spider Software and led the company’s merger with Zytec Inc. that created a robust power component and computer board business. We believe Mr. Thompson’s significant experience in the Sustainability industry in both private and public companies makes him well qualified to serve as a member of our board of directors.
Patrick Wood, III serves as a member of our Board of Directors. Mr. Wood has over 25 years of experience in the development, financing, regulation, and the legal and policy issues of energy infrastructure. Currently, Mr. Wood serves as CEO of the Hunt Energy Network, a distributed energy platform company, since February 2019. Known for his role in setting up competitive energy markets in Texas and across the country, Mr. Wood served as Chairman of both the Public Utility Commission of Texas from 1995 to 2001 and the Federal Energy Regulatory Commission from 2001 to 2005. Since leaving public service, he has focused on developing energy infrastructure projects and companies. He currently serves as a director of SunPower (Nasdaq: SPWR) and of Quanta Services, Inc. (NYSE: PWR), including his recent appointment to Luma Energy, overseeing the Quanta-ATCO joint venture to operate the Puerto Rico utility system. Mr. Wood served as board chairman of independent power producer Dynegy from its emergence from bankruptcy in 2012 through its merger with Vistra Energy in 2018 for $1.7 billion in an all stock deal, creating a $10.0 billion publicly traded equity valued company upon closing. He was a strategic advisor to Natural Gas Partners from 2005 to 2014, when he became an independent director of Memorial Resources Development (Nasdaq: MRD) upon its IPO in 2014. MRD was subsequently sold to Range Resources in 2016 for $4.2 billion in enterprise value. Mr. Wood was also a past director of TPI Composites, Inc. (Nasdaq: TPIC) and has prior affiliations with InfraREIT (NYSE: HIFR), Airtricity, First Wind, Texas Genco, The Texas A&M Smart Grid Council, the American Council on Renewable Energy, and remains a member of the National Petroleum Council. We believe Mr. Wood’s significant experience in the Sustainability industry in both corporate and government positions makes him well qualified to serve as a member of our board of directors.

Number and Terms of Office of Officers and Directors
Our board of directors is divided into three (3) classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Thompson and Mr. Wood, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Ms. Frodl, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Sorrells and Mr. Quinn, will expire at our third annual meeting of shareholders.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate. The Existing Governing Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
We established an audit committee of the board of directors. Debora Frodl, Richard Thompson and Patrick Wood serve as members of our audit committee. Our board of directors has determined that each of Debora Frodl, Richard Thompson and Patrick Wood are independent. Richard Thompson serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and our board of directors has determined that Richard Thompson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

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reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee
We established a nominating committee of our board of directors. The members of our nominating committee are Debora Frodl, Richard Thompson and Patrick Wood, and Debora Frodl serves as chairman of the nominating committee. Our board of directors has determined that each of Debora Frodl, Richard Thompson and Patrick Wood are independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee
We established a compensation committee of our board of directors. The members of our compensation committee are Debora Frodl, Richard Thompson and Patrick Wood, and Patrick Wood serves as chairman of the compensation committee.
Our board of directors has determined that each of Debora Frodl, Richard Thompson and Patrick Wood are independent. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our President’s, Chief Financial Officer’s and Chief Operating Officer’s, evaluating our President’s, Chief Financial Officer’s and Chief Operating Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President, Chief Financial Officer and Chief Operating Officer based on such evaluation;
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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.
Conflicts of Interest
Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with the Existing Organizational Documents. We have the right to seek damages if a duty owed by any of our directors is breached. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings.
Prior to the consummation of the Business Combination, certain of our officers and directors presently have, and any of them in the future are expected to have, additional fiduciary and contractual duties to other entities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity before we can pursue such opportunity.
Potential investors should also be aware of the following other potential conflicts of interest:
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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

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The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Class B ordinary shares and public shares held by them in connection with (i) the completion of Spring Valley’s initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination May 27, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

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The Sponsor has entered into an agreement with us, pursuant to which the parties thereto agreed, among other things, (i) to certain vesting and forfeiture terms with respect to approximately 26.64% of the New AeroFarms Common Stock beneficially owned by the Sponsor immediately following the Closing, and (ii) to subject the Sponsor to a post-Closing lock-up period that ends on the earlier to occur of one year after the Closing Date and if, over any 20 trading days within any 30 trading day period, the VWAP of the New AeroFarms Common Stock is greater than or equal to $12.00 per share, then upon the close of such 20th trading day (provided that in no event will the lock-up period be for less than 180 days after the Closing), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
Accordingly, as a result of multiple business affiliations, Spring Valley’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. If any of the above executive officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Spring Valley if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. Spring Valley does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect Spring Valley’s ability to complete a business combination.

Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Compensation and Director Compensation and Other Interests
On August 21, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares, of which 5,750,000 remain outstanding. On September 30, 2020, the Sponsor transferred 40,000 Founder Shares to each of Debora Frodl, Richard Thompson and Patrick Wood, III, the Company’s independent director nominees. On October 22, 2020, Sponsor irrevocably surrendered to Spring Valley for cancellation and for nil consideration 1,437,500 Class B ordinary shares resulting in 5,750,000 Class B ordinary shares outstanding. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to the Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from New AeroFarms. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New AeroFarms to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of Spring Valley or its subsidiaries or any other individual having a relationship with Spring Valley which in the opinion of the Spring Valley Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our board of directors has determined that Debora Frodl, Richard Thompson and Patrick Wood are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending or, to our knowledge, threatened against us or any members of our management team in their capacity as such.
Properties
We currently maintain our executive offices at 2100 McKinney Ave, Suite 1675, Dallas, TX 75201. The cost for our use of this space is included in the $10,000 per month fee we will pay to an affiliate of the Sponsor for office space, administrative and support services, commencing on the date that our securities are first listed on Nasdaq. Upon consummation of the Business Combination, the principal executive offices of New AeroFarms will be located at 212 Rome Street, Newark, NJ 07105.
Competition
If we succeed in effecting the Business Combination with Dream Holdings, there will be, in all likelihood, significant competition from Dream Holdings’ competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.
Periodic Reporting and Audited Financial Statements
Spring Valley has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Spring Valley’s annual reports contain financial statements audited and reported on by Spring Valley’s independent registered public accounting firm.
Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2021. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1,070,000,000, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700,000,000 as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250,000,000 as of the prior June 30, or (ii) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700,000,000 as of the prior June 30.

SPRING VALLEY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “Spring Valley,” “we,” “us” or “our” refer to Spring Valley prior to the consummation of the Business Combination. The following discussion and analysis of Spring Valley’s financial condition and results of operations should be read in conjunction with Spring Valley’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
Spring Valley is a blank check company incorporated on August 20, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
Spring Valley’s registration statement for its Initial Public Offering was declared effective on November 23, 2020. On November 27, 2020, Spring Valley consummated its Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200,000,000, and incurring offering costs of approximately $11,000,000, inclusive of approximately $7,000,000 in deferred underwriting commissions. Concurrently with the consummation of the IPO, Spring Valley issued an additional 3,000,000 units (the “Over-Allotment Units”) pursuant to the full exercise by the underwriters of their over-allotment option (the “Over-Allotment”). The Over-Allotment Units were priced at $10.00 per Unit, generating total gross proceeds of $30,000,000 and incurring additional offering costs of approximately $1,650,000, inclusive of approximately $1,050,000 in deferred underwriting commissions.
Simultaneously with the closing of the Initial Public Offering on November 27, 2020, Spring Valley consummated the private placement (“Private Placement”) of 8,900,000 private placement warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8,900,000.
Upon the closing of the Initial Public Offering and the Private Placement on November 27, 2020, $232,300,000 ($10.10 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, including proceeds from the sale of the Over-Allotment Units, and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.
If Spring Valley is unable to complete a business combination within 18 months from the closing of the Initial Public Offering, or May 27, 2022, (or within 24 months from the closing of the Initial Public Offering at the Sponsor Parent’s option to extend the period of time to consummate a business combination up to one time, by an additional six months) Spring Valley will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses

(ii) and (iii), to Spring Valley’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
As of March 31, 2021, Spring Valley had approximately $1,659,434 in cash held outside of the trust account and approximately $232,307,702 held in marketable securities, in the Trust Account not taking into account payment of $8,050,000 of deferred underwriting commissions.
Proposed Business Combination
On March 25, 2021, Spring Valley entered into the Merger Agreement. In connection with the Business Combination, Spring Valley also entered into the Subscription Agreements, the Sponsor Support Agreement, and the Dream Holdings Stockholder Support Agreement, as further described in “Business Combination Proposal — Related Agreements.”
At the closing of the Business Combination, the Sponsor, and certain of Spring Valley and Dream Holdings Holders will enter into the Registration Rights Agreement.
Results of Operations
Spring Valley’s entire activity since inception through December 31, 2020 related to Spring Valley’s formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended March 31, 2021, Spring Valley had a net loss of $8,734,669, which consisted of formation and operating costs of $299,060, offset by interest income on marketable securities held in the Trust Account of $5,729 and changes in fair value of derivative warrant liabilities of $9,208,000.
Liquidity and Capital Resources
As of March 31, 2021, Spring Valley had approximately $1,659,434 in Spring Valley’s operating bank account available for working capital purposes.
Our liquidity needs up to November 27, 2020 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on our behalf in exchange for the issuance of the Founder Shares (as defined below), a loan under a note agreement from the Sponsor of approximately $124,826 (the “Note”), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was still outstanding as of December 31, 2020, although has been subsequently repaid in full. In addition, in order to finance transaction costs in connection with a business combination, Spring Valley’s officers, directors and Initial Shareholders may, but are not obligated to, provide us working capital loans. To date, there are no amounts outstanding under any working capital loans.
Based on the foregoing, management believes that Spring Valley will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor or Spring Valley’s officers and directors to meet Spring Valley’s needs through the consummation of a business combination. Over this time period, Spring Valley has been be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.
We continue to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an administrative services agreement to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to us.

Critical Accounting Policies
This management’s discussion and analysis of Spring Valley’s financial condition and results of operations is based on Spring Valley’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of Spring Valley’s financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in Spring Valley’s financial statements. On an ongoing basis, Spring Valley evaluates its estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base Spring Valley’s estimates on historical experience, known trends and events and various other factors that Spring Valley believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as its critical accounting policies:
Class A ordinary shares subject to possible redemption
Spring Valley accounts for Spring Valley’s Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption right that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as stockholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of Spring Valley’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021, 19,445,064 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Net Loss Per Ordinary Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period excluding shares subject to forfeiture. An aggregate, of 21,915,393 Class A ordinary shares subject to possible redemption at December 31, 2020 has been excluded from the calculation of basic loss per share of, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. We have not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the over-allotment option) and Private Placement to purchase an aggregate of 20,400,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.
Recent Accounting Pronouncements
Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Off-Balance Sheet Arrangements
As of March 31, 2021, Spring Valley did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, Spring Valley may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, Spring Valley is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” Spring Valley chooses to rely on such exemptions Spring Valley may not be required to, among other things, (i) provide an auditor’s attestation report on Spring Valley’s system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of Spring Valley’s initial public offering or until Spring Valley is no longer an “emerging growth company,” whichever is earlier.
Quantitative and Qualitative Disclosures about Market Risk
As of March 31, 2021, Spring Valley was not subject to any market or interest rate risk. Following the consummation of Spring Valley’s initial public offering, the net proceeds of Spring Valley’s initial public offering, including amounts in the Trust Account, have been invested in certain U.S. government obligations with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, Spring Valley believes there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT DREAM HOLDINGS, INC.
Unless the context otherwise requires, all references in this section to “we,” the “Company,” “us,” or “our” refer to Dream Holdings, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Overview
AeroFarms is revolutionizing agriculture by designing and building innovative vertical farms to deliver great-tasting produce at commercial scale. Our farms utilize our proprietary data-driven technology platform that allows for precise calibration and integration across all disciplines of fully-controlled environment agriculture (“CEA”), including plant biology, mechanical design, environmental control, operations, data analytics and plant genetics. We believe this allows us to understand plants at unprecedented levels and be better farmers, while continually optimizing our farms, reducing costs, improving quality and enabling local production at scale. Additionally, because our produce is grown indoors in a fully-controlled environment, we can grow plants year-round without sun, soil or restrictions due to variations in climate or seasonal changes.
We have been developing and perfecting our growing system since 2004. Depending on the crop, we have used both hydroponic and aeroponic technology, but see significant benefits in using aeroponics in the category of leafy greens. With this insight, the current day AeroFarms was formed in 2011 with a vision to create a large-scale operation to produce great-tasting produce at commercial scale. With support from institutional investors, we continued our journey to optimize our technology, refine new iterations of farm models and initiate early commercial sales. In 2017, we began selling produce from our flagship facility in Newark, New Jersey. When it was built, we believe this was the largest vertical farm in the world. Newark also serves as our headquarters and home to our prototyping and research and development (R&D) facilities.
Today we use our technology platform primarily to grow leafy greens, which are available in retail stores in the Northeast region of the United States. We intentionally sell our products through a customer base that we feel is representative of a diverse customer mix across geographies: premium grocery (Whole Foods Market), ecommerce (FreshDirect and Amazon Fresh), mass market retailer (ShopRite) and food service distributor (Baldor Specialty Foods). Our products are consistently celebrated by top chefs and tastemakers for their quality, flavor, taste and texture. In April 2021, we broke ground on our next commercial farm in Danville, Virginia, a state-of-the-art facility, which represents more than five times our existing production capacity. In the future, we believe significant opportunity exists to expand our product portfolio to other high-value crops, including strawberries and blueberries, through our commitment to R&D, which underpins our differentiated growing systems and technology platform.
AeroFarms is a champion for people and the planet, driven by our mission to grow the best plants possible for the betterment of humanity. As a Certified B Corporation, we strive to use our agriculture business as a force for good and maintain a strong commitment to our communities and the environment. We aim to continue to address local food deserts by increasing access to locally grown food, build farms in schools for students to learn healthy eating habits at an early age and provide career opportunities for those who have been formerly incarcerated. AeroFarms is consistently recognized for our innovation and has received over 50 awards celebrating our work, including TIME Best Inventions of 2019 and Fast Company’s 2018 World’s Most Innovative Company.
Macro Environmental and Social Challenges
As a company focused on providing innovative agricultural solutions, our market opportunity is made possible by the considerable environmental and social challenges that limit traditional agriculture and put pressure on the global food system today. These challenges are causing governments and businesses to focus on CEA and other advancements in agriculture to build a more resilient supply chain and provide access to cleaner, healthier and fresher food.

Today’s Agriculture Market
Population Growth.   According to the World Resources Institute, global food production will need to increase 69% by 2035 to feed the world’s growing population. In addition, a rising middle class is putting strain on the food ecosystem in developing countries and urban population centers. Traditional methods of agriculture do not adequately address these challenges. Our vertical farms provide an alternative solution that can help provide a reliable and consistent food supply. Due to the nature of our design, we can achieve up to 390 times the productivity with 26 crop turns annually compared to a typical field farm, which has approximately one to three crop turns.
Water and Land Scarcity.   The Organisation for Economic Co-operation and Development (the “OECD”) reports that global water demand is set to increase 55% from 2000 to 2050 and that agriculture accounts for approximately 70% of global water use. At the same time, many of the world’s major aquifers are being drained faster than they are being replenished. Further, according to a study by the University of Sheffield’s Grantham Centre for Sustainable Futures, over the last 40 years the planet has lost one third of its arable land, due to contamination by toxic metals and soil erosion. This degradation is occurring up to 100 times faster than new soil formation. By using aeroponic technology to mist plants with the precise levels of water and nutrients they need, AeroFarms can grow a plant using up to 95% less water than traditional field farming. AeroFarms grows plants without soil, often utilizing a patented growing media that is both reusable and recyclable. This technology allows us to grow more with less resources, preserving both water and arable land.
Trend to Healthy Living and Sustainable Produce.   The Environmental Working Group reports that in the United States 70% of produce, even after washing to remove potential contaminants, contains harmful residue from pesticides, herbicides and fungicides, all of which are commonly used in traditional field farming. As consumers become more aware of the use of these chemicals, AeroFarms is proud to grow produce that is clean and safe. Unlike traditional or organic farms that often use high toxicity or organic chemicals, we grow our products using zero chemicals — zero pesticides, herbicides or fungicides. As a result, our produce does not need to be washed before eating and is better for the environment as well as healthier for consumers.
Supply Chain Inefficiencies.   The Food and Agriculture Organization of the United Nations reports that approximately $1.2 trillion worth of food is lost or wasted each year. In agriculture, this loss and waste is exacerbated by complex supply chains, with produce in the United States traveling an average of 1,500 miles over multiple days to reach consumers, according to a study from the Leopold Center for Sustainable Agriculture. Compared to CEA, field farms also require more resources and often grow products that are less consistent and lower quality than what can be produced indoors, due to variability in weather, climate and pests. With increasing water scarcity, the loss of arable land and risks associated with climate change, traditional forms of agriculture are becoming less reliable. AeroFarms is able to grow locally, supply fresher food and produce less waste by locating our farms along major distribution routes to minimize the distance between production and consumption.

COVID-19 Global Pandemic.   The novel coronavirus (“COVID-19”) pandemic has further illustrated challenges in our current food ecosystem. Retailers throughout the world have faced significant product shortages because of supply chain challenges related to traditional agriculture. COVID-19 has highlighted the inherent risks and reliability challenges associated with current global centralized food production systems. When these systems fail, food shortages can be felt all over the world. AeroFarms localizes food production and helps de-risk food supply chains, which is especially valuable where local food production is not an easy option. While COVID-19 was not a foodborne illness, the virus also underscores the importance of food safety and managing against future outbreaks that could impact our food supply. With our fully-controlled environment and safety standards in our farms, AeroFarms can fight against disease outbreaks and create resiliency in the food supply chain.
Our Market Opportunity
According to BMI Research, the global
fresh produce industry was a $1.4 trillion market in 2019 with leafy greens constituting $78 billion. By 2023, the industry is expected to grow to $1.8 trillion with a $103 billion leafy greens segment, representing an approximate 7% compound annual growth rate (“CAGR”). These trends are complemented by changing behaviors in the local produce market, with approximately 93% of consumers today saying they would buy more local food if it was available. Consumers today are also increasingly turning to healthier food options. According to research conducted by the Pew Research Center, 76% of American adults who purchased organic foods did so for health benefits. Organic certification standards set by the United States Department of Agriculture (“USDA”) include criteria on pest control, synthetic chemical usage and soil quality. We are not currently pursuing organic certification. Rather than use organic pesticides, we pride ourselves on using zero pesticides, which we believe conveys a value proposition that is superior to conventional and organic alternatives.
The Role of Controlled Environment Agriculture
Due to the environmental and social trends described above, CEA has gained market share over the last several decades both internationally and in the United States. This has traditionally taken the form of greenhouse operating companies, employing soil or hydroponic methods to grow plants indoors all year round. Recently, more high-tech greenhouses have emerged to service retailers and grocery stores in and around urban centers, often using automation and utilizing less resources than conventional agriculture.
Despite this development, traditional and high-tech greenhouses continue to be limited in their capabilities. This is partly due to fluctuations in light and temperature resulting from their glass construction, which introduce variability for plant growth. Because of these constraints, greenhouses are largely focused on the leafy greens market and have not been successful in addressing broader needs of the produce market. Many greenhouses also require a large building footprint and can occupy a land area comparable to conventional farms.
Vertical farming represents a new paradigm of agriculture, using a fully controlled environment to grow plants indoors in stacked layers at new levels of precision and productivity. According to Allied Market Research, vertical farming is expected to be an approximately $12.7 billion market in 2026, with a 22.3% CAGR from 2021 to 2026. Compared to field farming and greenhouse growing, vertical farming is at the cutting edge of innovation. This is driven by trends like those observed by Haitz’s Law, which forecasts a twenty-fold improvement in the output of light emitting diode (“LED”) packages and a ten-fold reduction in cost per lumen every ten years.

As a vertical farming company, AeroFarms innovates in parallel to Haitz’s Law, and in many cases ahead of this curve to lower capital and operational expenditures and improve the quality of our plants. Over the last five years, for example, we have increased LED efficiency by approximately 59%, driving a cost advantage for a large component of our costs of goods sold. AeroFarms has competitive economics today and we believe declining costs resulting from increased innovation will allow us to grow higher quality products with a favorable long-term cost structure compared to competitors and alternative methods of agriculture.
Our Competitive Strengths
We believe that we possess several competitive strengths that make us a leader in the CEA industry and allow us to compete in the broader agriculture industry:
Compelling Value Proposition.   At AeroFarms, we are reimagining the way food is grown and elevating agriculture for people and the planet. Using our fully-controlled farms, we strive to bring out the best in plants by optimizing for yield, taste and texture. On top of this, our methods focus on smart environmental design as we always aim to grow more while using less. We grow using zero pesticides and up to 95% less water than a traditional field farm. Our locally grown products are accessible and priced competitively against organic produce and other local farmers.
Innovative Technology Platform and Intellectual Property Portfolio.   Technology and data are competitive differentiators for AeroFarms. Rather than rely on “off-the-shelf” systems, we have created a data-driven technology platform to power traceability and integration across plant biology, mechanical design, environmental control, operations, data analytics and plant genetics. Our proprietary platform allows us to consistently control and regulate environmental inputs like temperature, humidity, carbon dioxide levels and nutrient and micronutrient mixes across our farms. We continually experiment, tailoring these inputs and optimizing growing conditions to produce new plant varieties, improve quality and reduce capital and operating costs. Throughout this process, our network of sensors also feeds a vast library of data, allowing us to understand plants at unprecedented levels and be better farmers.
Our investment in innovation has fueled a robust and growing intellectual property portfolio for AeroFarms. As of March 31, 2021, this portfolio consisted of 290 invention disclosures, which have yielded 53 issued and pending patents across 20 patent families. We also have 46 designated trade secrets. These disclosures are collectively distributed over a wide array of disciplines, demonstrating our expertise in areas such as operations, lighting, data analytics, grow tower design and biology. We view intellectual property both as a protective and innovative measure and see opportunities to monetize our portfolio in the long-term.
Strong Customer Base and Brand Recognition.   Our leafy greens products are available in the United States through key retail partners, including Whole Foods Market, Amazon Fresh, FreshDirect, ShopRite and distributors such as Baldor Specialty Foods. This market penetration is supported by a leading brand that is celebrated by customers, shoppers and commercial partners alike. In a recent customer survey, for example, we received a best-in-class Net Promoter Score (“NPS”) of 55, over 50% higher than the vertical farming segment average calculated against competitor scores as compiled by Qualtrics. NPS is a metric used to measure customer experience and the likelihood someone recommends a brand to another person. We view our recognized brand as evidence of our leadership and significant share of the CEA industry.
Key Strategic Partnerships.   AeroFarms partners with leading organizations to further innovate and use our platform to solve broader problems in agriculture. Our partnerships include companies, universities, nonprofits and government agencies. Some examples include:
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Berry Partnership:   In March 2021, we announced our partnership with Hortifrut, a global business platform leader in berries marketing, distribution and production. This forms the basis of a multi-year effort to jointly research and develop blueberry and caneberry production in a fully- controlled indoor environment.

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Advanced Genetics Partnerships:   AeroFarms is a Founding Member of the Foundation for Food and Agriculture Research (“FFAR”) Precision Indoor Plants (“PIP”) Consortium, collaborating with partners such as BASF to research and develop crops for indoor growing. In November 2020, we were selected as Principal Investigator for the Consortium’s first and largest project to study methods to increase the yield and quality of lettuce. AeroFarms also partners with GreenVenus, a leader in genetics technology on several projects to co-optimize genetics and environmental conditions for lettuce.

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Technology Partnerships:   AeroFarms has partnered with Nokia Bell Labs to co-develop machine vision capabilities to monitor plant health analytics and detect growing anomalies. We have also partnered with Dell Technologies to unearth data and drive greater plant insights.

World-Class Team of Leaders and Innovators.   We have an experienced and passionate team of leaders and innovators who drive the day-to-day strategy and operations for the Company. Our senior executive management team has a combined 35 years of experience with our company and approximately 70 years of experience at leading commercial food and consumer packaged goods companies like Campbell’s, Chobani, Citarella, Earthbound Farm, Kraft, McCormick & Company and Pepsico. The management team is led by chief executive officer and co-founder David Rosenberg, a serial entrepreneur with over 14 years of experience leading Silicon Valley venture capital backed companies.
Our Fully-Controlled Technology Platform
AeroFarms’ data-driven technology platform is a combination of hardware and software components that powers our farms and integrates across six disciplines of CEA: plant biology, mechanical design, environmental controls, operations, data analytics and plant genetics. This platform allows us to control and regulate environmental inputs and continually experiment, learn and gather data to understand plants at unprecedented levels and be better farmers. As a result, we can optimize growing conditions to produce new plant varieties, improve quality, reduce capital and operating costs and apply our knowledge to solve broader problems in agriculture.
Plant Biology.   We lead with our deep knowledge of plant biology. To date, AeroFarms has grown over 550 different varieties of fruits and vegetables using our technology platform. At each stage of growth and over continuous growing cycles, our team of plant scientists studies plants in our fully controlled farms to optimize the precise inputs and conditions they need to thrive. This allows AeroFarms an unprecedented understanding of plant science.
Mechanical Design.   Plant biology is enabled by the components, vertical towers and building infrastructure that comprise our technology platform and power optimized production at scale. More than creating components in isolation, our team of engineers includes specialists in plant germination, seeding, sanitation and packaging who design farm components to maximize plant growth at each stage of development.

These components are engineered to optimize integration across our farms while driving economics of scale. Our advanced grow towers, for example, often utilize our unique aeroponic technology to mist plants and deliver the optimal amount of nutrients at the right time. While we grow with both aeroponic and hydroponic systems, we see significant benefit in using aeroponics in the category of leafy greens. Aeroponics enable healthy oxygenation at the root zone that results in healthier plants with stronger physiology. This aeroponic system is integrated with our proprietary growth media, a cloth substrate often made of BPA-free, post-consumer recycled plastic, used for seeding, germinating, growing and harvesting plants.
Backed by over fifteen years of experience, we are continually refining and enhancing our growing systems and developing new methods to create operational efficiencies. In addition to the above grow tower components, our Model 5 farm design features automation in seeding, harvesting, packaging and sanitation, as well as automation between these stages. We are actively developing our Model 6 farm design which is expected to result in better quality, further productivity gains and reductions in capital and operational expenditures. We also innovate in building and HVAC design to further optimize integration across our farms, improve quality and reduce costs.
Environmental Controls.   Our fully-controlled growing system enables tight environmental controls in our farms. Unlike greenhouses, where entire rooms are regulated to the same parameters and can be difficult to control, we can create tighter environmental specifications and micro-climates that optimize plant growth. For example, our unique horticulture luminaire and LED technology eliminates wasteful spectrum that consumes energy and provides plants with greater amounts of red and blue spectrum to maximize photosynthesis. Our level of environmental control helps reduce costs and influences properties like plant yield, taste and texture.
Operations.   Precision environmental controls necessitate operational excellence. This ensures people and machinery are integrated with growing systems to safely operate a successful business and drive improvements and cost reductions over time. AeroFarms has an extensive library of over 200 standard operating procedures that work in concert across our entire growing process, from seeding to sanitation. These processes are supported by our team of growers, food safety and quality supervisors and logistics specialists with decades of experience in agriculture, food production and manufacturing who oversee our operations.
Data Analytics and Controls.   Our proprietary agSTACK system allows us to digitally control our farms and pushes data insights to different department groups including Operations, Food Safety and Quality Control, R&D, Sales, Marketing and Finance. agSTACK uses a scalable Industrial Internet of Things (IIoT) 4.0 framework to create a fully connected farm and integrates facility hardware, intelligent programmable logic controllers (PLCs) and sensors, supervisory control and data acquisition (SCADA) architecture and a manufacturing execution system (MES). agSTACK drives a powerful data loop and enables component integration, traceability and machine learning at scale.
By collecting and analyzing data through sensors, controls and multi-spectral imaging, we can gather insights about plants through each grow cycle, optimizing the delivery of inputs like light, water, nutrients, carbon dioxide and temperature for each variety. Using machine learning and machine vision techniques, we can map growing conditions to plant characteristics like taste, texture, yield, size, color and nutrition to continuously refine our methods and be better farmers. For example, we applied this method to collect information about optimal seed spacing, or the proximity between plants, resulting in an increase in yields and improved performance of our platform. Because of this feedback loop, we are able to learn at commercial scale. Each new cycle of plant growth is an opportunity to collect data, apply learnings and ultimately drive higher quality and lower costs to further improve economics to build future farms.
Plant Genetics.   In addition to understanding environmental controls and stresses on plants, AeroFarms also optimizes plant genetics and seed selection. We have grown over 550 different varieties of plants to date to find the right genetics for fully-controlled agriculture. Today, a field farmer might select plant genetics for characteristics like draught or pest resistance. With our innovative technology platform, we work with breeders to find the best genetics that optimize around attributes like yield, taste and texture and co-create new genetics for plants. We can also adjust environmental inputs to influence genetic expression and improve plant characteristics to meet customer interest in areas such as nutrition and flavor. While we believe genetics are an important area of expertise, none of our currently commercially sold produce is genetically modified and we continue to maintain verification from the Non-GMO Project, a nonprofit organization which maintains a standard and compliance program for preventing genetically modified organisms (GMO) in food products.
Taken together, our innovation and integration between the disciplines of plant biology, mechanical design, environmental controls, operations, data analytics and plant genetics have driven meaningful improvements in our farm economics and the quality and flavor of our plants.
Our Products
The first application of our technology platform is in leafy greens. AeroFarms grows leafy greens because in our unique growing systems they have a very short grow cycle. We grow baby leafy greens in 14-day crop cycles, allowing for 26 crop turns a year, compared to approximately one to three crop turns in a conventional field farm or often 12 turns for a high-tech greenhouse. Each grow cycle is a new opportunity to collect data and apply learnings to continuously improve plant quality and yield, introduce additional varieties and create cost improvements over time.
Today, our product offering includes a suite of leafy greens products sold in consumer-ready, packaged salad clamshells. We sell baby leafy greens, including arugula, bok choy, kale and watercress, as well as microgreens including arugula, broccoli, kale, spicy mix, super mix and rainbow mix. Our products are sold at a competitive price point at retail, where we primarily compete against organic and field-grown alternatives. We believe we have a competitive position in the industry because of the quality, flavor, taste and texture of our products, which are locally-grown and pesticide-free. In the future, we plan to continue to roll out new products in our leafy greens portfolio with new product and format innovations.
Competition
Traditional Agriculture.   The agriculture industry in the United States consists primarily of field farms. According to the USDA, the United States had almost 900 million acres of farmland in 2019. Over the years, this acreage has shifted to larger and larger farms. Today, large-scale family farms make up about 3 percent of farms in the United States and 42 percent of overall production. Production of produce is also regionalized. The American Farm Bureau Foundation reports that Monterey County in California, home of Salinas Valley, supplies 61% of all leaf lettuce and 56% of head lettuce in the United States.
This regional dependency contributes to long, complex distribution chains, with some produce traveling thousands of miles over several days before reaching store shelves. With the environmental and social macrotrends mentioned above, we believe traditional field farming is also less prepared to support a growing world population, due to its reliance on large amounts of land and water, both of which are becoming scarcer and less available for food production.
Traditional Greenhouse Operators and Controlled Environment Agriculture.    CEA has gained market share in recent decades as an alternative source of food production. This consists of both greenhouse operating companies and more high-tech greenhouses selling to retailers and grocery stores throughout the country. Despite growth in select crops, greenhouses have not been able to take meaningful market share from traditional field farms in the United States or in the leafy greens market. Greenhouses require large areas of land to operate and are limited in their capabilities due to their lack of full control over environmental conditions like light and temperature, owing to their glass construction. We believe greenhouse operators are largely technology integrators, whereas AeroFarms is a technology innovator.
Because of our fully controlled environment, we are able to understand plant biology at unprecedented levels, creating optimal conditions for plants to thrive all year round. This allows us to bring produce to market that competes on attributes like taste, texture, quality and nutrition. In addition to what we grow, our competitive position is also strengthened by the way we grow. We use zero pesticides, herbicides or fungicides compared to field farms and high-tech greenhouses and utilize fewer resources, including up to 95 percent less water and as little as 0.3 percent of the land compared to a conventional field farm with approximately one to three crop turns per year. These methods differentiate us from traditional field farms and high-tech greenhouses and bolster our competitive standing in the industry.
Our Customers
Our products are available through major retail partners including Whole Foods Market, Amazon Fresh, FreshDirect, ShopRite and distributors, including Baldor Specialty Foods in the Northeast region of the United States. AeroFarms products are sold at a price comparable to field-grown organic leafy greens products and can be found in the packaged salad section of stores. Over the last year, we have increased distribution with our retail chain customers to new stores and geographies.
Based on customer feedback, we believe our products win on quality, flavor, taste, and texture. This is reflected in syndicated data on store velocities for AeroFarms products versus those of CEA competitors. In 2020, we performed on average 50% better than the CEA average per SKU for our general market area. We believe this is validation of the superior products and brand we bring to the market.

AEROFARMS
baby watercress
micro spicy mix
baby arugula
perfectly peppery
micro broccoli
micro super mix
baby kale
sweet + tender
baby bok choy
Taste Our Difference

Our Growth Strategies
New Farm Expansion.   AeroFarms is at an important inflection point as we are operating at commercial scale and ready to scale with additional farms and capabilities. AeroFarms’ core business plan is to develop, own and operate commercial farms across North America. Today, and during the near-term, our farms grow and sell leafy greens products. Currently, all products sold are grown at our flagship facility in Newark, which operates as both a commercial farm and R&D center. We expect to scale our commercial business by building a portfolio of new, fully scaled commercial farms across the continent. Farms will be located with access to major population centers and will sell products into established markets, such as food retailers. We expect these full-scale commercial farms to have production capacity larger than our current farm in Newark and to benefit from economics of scale.
Site selection for future farms is based on a detailed methodology that weighs factors we believe to be indicative of farm unit economics, operational reliability and market accessibility, among other criteria. Examples include customer access and market depth within one day’s trucking drive; the availability, reliability and cost of electricity; construction costs, speed to build, site infrastructure and permitting; local labor supply; and the ability to attract state or local incentives that reduce costs or create capital. Our next farm in Danville,Virginia,was chosen based on this selection process.
Expansion of Leafy Greens Portfolio.   Today AeroFarms sells a variety of baby leafy greens and microgreens SKUs. We believe we will be able to leverage our understanding of leafy greens to expand and introduce new products with attractive margins that offer us opportunities to increase our revenue. We also see opportunities to increase revenue by expanding our product portfolio to new customers and channels, especially high-end retailers and foodservice partners who can sell our product at a premium. Our partnership with Baldor Specialty Foods provides an example of how access to some of these customers can increase revenues.
Expansion into Additional Markets and Verticals.   We expect to continue to develop and commercialize new varieties of leafy greens as a source of revenue growth. R&D efforts focus on new varieties to expand product offerings, enhance farm unit economics and create competitive advantages.
Beyond leafy greens, we are also identifying product portfolios and markets where vertical farming can disrupt traditional agriculture supply chains or create competitive advantages versus traditional field farming. Opportunities often appear through what we believe to be competitive advantages such as providing year-round availability, localized production, eliminated seasonality, and superior plant quality or other desired characteristics.
As AeroFarms continues to explore new markets and product categories, we leverage key strategic partnerships with industry leading companies, nonprofits, universities and government agencies. The aim of these partnerships is to accelerate our innovation by utilizing complementary advantages and expertise that the partners bring, and by targeting specific problems or supply chain dislocations the partner faces for which we believe our technology platform may provide solutions.
Examples of developmental stage opportunities we view as opportunities to expand our addressable market, apply our technology platform and build successful businesses include:
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In produce, we believe berries present a tremendous market opportunity, particularly given the challenges of growing in traditional field farms, including seasonality, climate and the use of pesticides. Since 2017, AeroFarms has grown more than 50 varieties of strawberries and is working to scale our strawberry farm plans over the long-term to be a year-round producer while using zero pesticides. Strawberries are also an example of how we seek to change an industry through improvements in quality; our growing capabilities have yielded berries that consistently exceed industry averages for sweetness, as measured by Brix, a measurement of soluble sugar content.

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We also see opportunities to selectively address the pharmaceutical, nutraceutical and cosmeceutical industries. Using our proprietary technology platform, AeroFarms can essentially use a plant as a bioreactor to produce proteins and other inputs for specific applications. For example, we have grown a plant to produce a protein that is used as an ingredient for a therapeutic to treat highly symptomatic patients of COVID-19. This is part of a trial sponsored by the National Institutes of Health (NIH).
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Advanced genetics provides another addressable market for AeroFarms, where we can use our platform for speed breeding and genetic development in plants. We are a founding member of the PIP Consortium and Principal Investigator for the Consortium’s first and largest project in lettuce. Another example relates to CRISPR-Cas9, a gene-editing technique that allows scientists to remove genetic material at a desired location within living organisms, and which earned its developers the 2020 Nobel Prize in Chemistry. AeroFarms has co-developed one of the first ever produce products using CRISPR-Cas9.

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In the long-term, AeroFarms may choose to commercialize components of our technology platform for use by other CEA players. On several occasions we have found that existing technology is not well suited for vertical farming and we have innovated components to create better solutions. As the vertical farming industry grows, we see value in selling some of these solutions. This represents another opportunity for growth and additional revenue in the broader agriculture industry.

Facilities
Global Headquarters - 212 Rome Street, Newark, NJ
AeroFarms’ global headquarters is in Newark, New Jersey. Our flagship production facility is located at 212 Rome Street (“Rome Street”), which began operating in 2017. Rome Street was a former steel mill that we converted into a state-of-the-art vertical farm. When it was built, we believe Rome Street was the largest vertical farm in the world, based on annual growing capacity and total square feet. The building has 40-foot ceilings and its footprint will be approximately 68,500 square feet following an expansion project to be completed in 2021.
Today, Rome Street operates as a commercial farm and an R&D pilot facility. The farm acts as an R&D and pilot center in that it implements our technologies, operationalizes them at scale, conducts experiments, captures intellectual property and trade secrets, commercializes new products and validates market strategies for customers, pricing and quality. The facility also acts as a commercial farm in that it grows, packages, and sells leafy greens products under the AeroFarms brand, sold to customers including food retailers and distributors. Due to the co-existence of R&D and commercial activities at the farm, Rome Street differs from our planned rollout of full-scale farms which will be developed and operated primarily for commercial production. Rome Street is our flagship farm; its continued operation supports superior understanding of plant growth, optimized designs and processes, reduced costs and identification of new sources of revenue.

Next Farm — Danville, VA
AeroFarms broke ground on our next farm site near Danville, Virginia, in April 2021. The Danville site was chosen based on its access to more than one thousand retail doors demonstrating strong market coverage, competitive energy costs, reliable infrastructure and a competitive, skilled workforce. The building will have a footprint of approximately 138,000 square feet once completed and will feature our fifth-generation farm model, which builds upon four earlier models and utilizes an improved design to drive higher plant outputs and cost savings.
This facility also has access to key sales channels, including top retailer distribution centers within 300 miles, and is expected to supply major markets across the Mid-Atlantic region of the United States, including Washington D.C., Charlotte and Atlanta. Due to proximity, the Danville site also offers potential R&D partnership opportunities with nearby universities with engineering and environmental science programs. The farm site has reliable infrastructure and excellent access to utilities.

Abu Dhabi Research Center
As of March 2021, AeroFarms has leased a 55,000 square foot facility for our premier R&D center in Abu Dhabi, United Arab Emirates, to be named “AgX”. We are in the process of designing and developing the site with tenant improvements to support our growing technologies and preparing to launch R&D activities in the near future. At AgX, we will partner with companies and universities to solve some of the most pressing needs in agriculture and explore crop commercialization and research areas, including precision phenotyping, advanced speed breeding, phytochemical analysis, machine vision, machine learning and automation. Construction for AgX is expected to continue through 2021 with operations beginning in early 2022.
Other Facilities
AeroFarms operates additional facilities in Newark, New Jersey, in close proximity to Rome Street. These facilities are used primarily for R&D and the development of prototypes across the six disciplines anchoring our technology platform. Locations at 400 Ferry Street (“Ferry”) and 89 Market Street (“Market”) total approximately 33,500 square feet and are used primarily to grow new varieties of plants at a smaller scale of R&D, prototype new mechanical designs and environmental control methods and analyze data collected from experiments. A location at 50 Park Place (“Park Place”) is used for office space, including general corporate and administrative functions.
Research and Development
Our R&D efforts are centered on efforts to introduce new product innovations, improve plant yield and quality and lower operational and capital expenditures. At our Rome Street and Ferry locations, we have a team of over 45 innovators who make up approximately 50% of our corporate employee base and continually innovate in plant science, engineering and computer programming.
To accelerate innovation, we are developing AgX, supported by an incentive agreement with the Abu Dhabi Investment Office (“ADIO”). The facility will bring our technology platform to the region and is expected to serve as a hub for regional expansion, as well as for advanced R&D via partnerships with international companies and local universities.
In 2019, ADIO announced its AgTech Incentive Programme to focus on economic, knowledge and community development across Abu Dhabi. As of December 2020, ADIO has committed $545 million (AED 2 billion) to partner with innovation-focused companies, including AeroFarms, and build facilities in Abu Dhabi that solve regional and global challenges in agriculture. We expect this partnership will accelerate our strategy to commercialize new products, expand our capabilities with new technologies and serve as a foundation for further geographic expansion in the region.
Government Regulation
AeroFarms is subject to laws and regulations administered by various federal, state and local government agencies in the United States, such as the United States Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), the Environmental Protection Agency (“EPA”), the Occupational Safety and Health Administration (“OSHA”) and the USDA. These laws and regulations apply to the processing, packaging, distribution, sale, marketing, labeling, quality, safety and transportation of our products, as well as occupational safety and health practices.
Under various federal statutes and implementing regulations, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate our products and the manufacturing, labeling, marketing, promotion and advertising thereof.
Among other things, the farms in which our products are grown, packed or processed may be required to register with the FDA (depending on specific growing, packing and processing operations), comply with regulatory schemes including Standards for the Growing, Harvesting, Packing and Holding of Produce for Human Consumption (the “Produce Safety Rule”), Current Good Manufacturing Practice, Hazard Analysis, and Risk-Based Preventive Controls for Human Food (the “Preventive Controls Rule”) and FDA and USDA labeling and marketing requirements as amended by the Food Safety Modernization Act of

2011 (“FSMA”), the Organic Food Production Act, among other laws and regulations implemented by the FDA, the USDA and other regulators. FSMA regulations are still being developed and implemented, including product traceability requirements recently proposed, which would be directly applicable to our products. The FDA and the USDA have the authority to inspect our farms depending on the type of product and operations involved. The FDA and the USDA also require that certain nutrition and product information appear on our product labels and, more generally, that our labels and labeling be truthful and non-misleading. Similarly, the FTC requires that AeroFarms’ marketing and advertising be truthful, non-misleading, not deceptive to consumers and not otherwise an unfair means of competition. AeroFarms is also restricted by the FDA and the USDA from making certain types of claims about our products, including nutrient content claims, health claims, organic claims and claims regarding the effects of our products on any structure or function of the body, whether express or implied, unless AeroFarms satisfies certain regulatory requirements.
AeroFarms is also subject to parallel state and local food safety regulation, including registration and licensing requirements for our farms, enforcement of standards for our products and farms by state and local health agencies and regulation of our trade practices in connection with selling our products.
AeroFarms is also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our distributors and suppliers, are subject to various laws and regulations relating to environmental protection and worker health and safety matters.
Certified B Corporation
While not required by Delaware law or the terms of our amended and restated certificate of incorporation, AeroFarms has elected to have our social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, in 2017, AeroFarms was designated as a Certified B Corporation.
To be designated as a Certified B Corporation, companies are required to take a comprehensive and objective assessment of their positive impact on society and the environment. The assessment evaluates how a company’s operations and business model impacts its workers, customers, suppliers, community and the environment using a 200-point scale. While the assessment varies depending on a company’s size (number of employees), sector and location, representative indicators in the assessment include payment above a living wage, employee benefits, stakeholder engagement, supporting underserved suppliers and environmental benefits from a company’s products or services. After completing the assessment, the company can be verified as a Certified B Corporation. Once certified, every Certified B Corporation must make its assessment score transparent on the independent organization’s website.
Acceptance as a Certified B Corporation and continued certification is at the sole discretion of the independent organization that certified AeroFarms as a Certified B Corporation. To maintain our certification, we are required to update our assessment and verify our updated score with the independent organization every three years. Additionally, AeroFarms is required to commit to recertifying within 90 days following the closing of the Business Combination and to complete this recertification within one year following the closing of the Business Combination.
Public Benefit Corporation Status
In connection with our Certified B Corporation status and as a demonstration of our long-term commitment to our mission, AeroFarms has been a public benefit corporation under Delaware law since 2017. As provided in the New AeroFarms’ amended and restated certificate of incorporation to be adopted upon the closing of the Business Combination, AeroFarms will remain a public benefits corporation.
Under Delaware law, a public benefit corporation is required to identify in its certificate of incorporation the public benefit or benefits it will promote and its directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the corporation’s stockholders, the best interests of those materially affected by the corporation’s conduct and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. To date, there is limited case law involving public benefit corporations and the application of this and other distinct public benefit corporation requirements, which may create some uncertainty until additional case law develops. Stockholders should note, however, that Sections 361 and 365 of the DGCL indicate that Delaware’s longstanding “business judgment rule” should apply to the balancing determinations required of public benefit corporation directors so long as directors remain informed and free of conflicts of interests. Similarly, a director’s ownership of or other interest in stock of the public benefit corporation will not, for purposes of Subsection XV, create conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement in the public benefit corporation, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a public benefit corporation. AeroFarms expects that, in large part, traditional Delaware corporation law principles and the application of those principles in case law  —  including those related to self-dealing, conflicts of interest and the application of the business judgment rule  —  will continue to apply with respect to public benefit corporations.
Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose to stockholders at least biennially a report detailing their success in meeting their benefit objectives. New AeroFarms will evaluate how to meet the reporting obligations required as a public benefit corporation under Delaware law, and the frequency with which it intends to issue such reports. New AeroFarms will also consider the objectives and standards by which it will measure and report its public benefit performance in its public benefit corporation reports, including potential key performance metrics, and it has not made a final decision on such matters. New AeroFarms expects that it will conduct its own assessment of its benefit performance against the standards and metrics it develops, rather than having such performance conducted by a third party. New AeroFarms expects to finalize its plans with respect to its reporting obligations within six months of the closing of the Business Combination and further expects that it will make such reports publicly available, including on its website. Assuming that the closing of the Business Combination occurs in the third quarter of 2021, it is expected that the Combined Company will issue its first public benefit corporation report for the period ending December 31, 2022, in the first half of 2023.
The public benefits to which the New AeroFarms will manage under its new amended and restated certificate of incorporation include obtaining a better understanding of plant biology, applying such knowledge to solve agricultural-related issues and growing the best plants possible for the betterment of humanity, and as may determined from time to time by the New AeroFarms board of directors.
Trademarks and Other Intellectual Property
As of March 31, 2021, our intellectual property portfolio consisted of 290 invention disclosures, which have yielded 53 owned patents that are issued and pending across 20 patents families. We also have 46 designated trade secrets. AeroFarms owns trademarks and other proprietary rights that are important to our business, including our principal trademark, “AeroFarms.” All our trademarks are registered or pending with the United States Patent and Trademark Office and in select international offices. Our trademarks are valuable assets that reinforce the distinctiveness of our brand to customers and shoppers. We believe our intellectual property rights including patents, trade secrets, trademarks, copyrights and domain names are important assets for our success and we aggressively protect these rights to maintain our competitive advantage in the market.
As of March 31, 2021, AeroFarms had 6 granted U.S. patents and 9 granted non-U.S. patents, 10 pending U.S. non-provisional patent applications, 5 Patent Cooperation Treaty International patent applications and 14 pending non-U.S. patent applications as detailed in the table below. We also have 9 pending U.S. provisional patent applications.

Intellectual Property Portfolio
Title	Jurisdiction	Application No.	Filing Date	Patent No.	Issue Date	Application Type	Status	Expiration Date (estimated)
Method and apparatur for aeroponic farming	United States of America	12/965,210	12/10/2010	8533992	9/17/2013	Utility	Granted	2/25/2026
Method and apparatur for aeroponic farming	United States of America	12/189,712	8/11/2008	8782948	7/22/2014	Utility	Granted	6/19/2028
Improvement of an aeroponic system and method	People’s Republic of China	2013800697 33.40	11/18/2013	ZL 20138006973 3.4	1/23/2018	Utility	Granted	11/18/2033
Improvement of an aeroponic system and method	Japan	2015-542876	11/18/2013	6396916	9/7/2018	Utility	Granted	11/18/2033
Improvement of an aeroponic system and method	Republic of South Africa	2015/03637	11/18/2013	2015/03637	10/25/2017	Utility	Granted	11/18/2033
Improvement of an aeroponic system and method	Hong Kong, People’s Republic of China	16101177.5	2/2/2016	1213143B	7/27/2018	Utility	Granted	11/18/2033
Improvement of an aeroponic system and method	Republic of Korea	10-2018-7019207	7/4/2018	10-2033269	10/10/2019	Utility	Granted	11/18/2033
Improvement of an aeroponic system and method	Japan	2018-161476	8/30/2018	6598950	10/11/2019	Utility	Granted	11/18/2033
Improvement of an aeroponic system and method	Republic of Singapore	1120150383 9X	11/18/2013	11201503839 X	9/7/2020	Utility	Granted	11/18/2033
Improvement of an aeroponic system and method	United Arab Emirates	639/2015	5/19/2015	3059	11/9/2020	Utility	Granted	11/19/2033
Cleaner system and method for plant growth media	United States of America	15/372,716	12/8/2016	10801147	9/7/2020	Utility	Granted	12/8/2036
Rotomolded vertical farming apparatus and system	United States of America	15/407,652	1/17/2017	10182537	1/22/2019	Utility	Granted	1/17/2037
Rotomolded vertical farming apparatus and system	United States of America	16/168,420	10/23/2018	10542685	1/28/2020	Utility	Granted	1/17/2037
Leaf Color Pattern Creation	United States of America	15/643,688	7/7/2017	10750672	8/25/2020	Utility	Granted	7/7/2037
Rotomolded vertical farming apparatus and system	Japan	2018-202432	10/31/2018	6805219	12/7/2020	Utility	Granted	10/31/2038
Improvement of an aeroponic system and method	Mexico	MX/a/2015/006310	11/18/2013			Utility	Pending
Leaf Color Pattern Creation	People’s Republic of China	2017800434 13.X	7/7/2017			Utility	Pending
Leaf Color Pattern Creation	European Patent Office	17828198.6	7/7/2017			Utility	Pending
Leaf Color Pattern Creation	Japan	2019-501490	7/7/2017			Utility	Pending
Leaf Color Pattern Creation	Republic of Korea	10-2019-7004245	7/7/2017			Utility	Pending
Leaf Color Pattern	Russia	2019103859	7/17/2017			Utility	Pending

Intellectual Property Portfolio
Title	Jurisdiction	Application No.	Filing Date	Patent No.	Issue Date	Application Type	Status	Expiration Date (estimated)
Creation
Fixtureless Lamp	United States of America	16/039,933	7/19/2018			Utility	Pending
Rotomolded vertical farming apparatus and system	People’s Republic of China	2018113857 48.2	11/20/2018			Utility	Pending
Controling Plant Growth Conditions	Patent Cooperation Treaty	PCT/US2019/013071	1/10/2019			Utility	Pending
Multi-layer seed germination and plant development media	Patent Cooperation Treaty	PCT/US2019/014561	1/22/2019			Utility	Pending
Multi-layer seed germination and plant development media	Republic of Korea	10-2021-7001627	1/22/2019			Utility	Pending
Multi-layer seed germination and plant development media	European Patent Office	19703622.1	1/22/2019			Utility	Pending
Multi-layer seed germination and plant development media	People's Republic of China	2019800558 54A	1/22/2019			Utility	Pending
Multi-layer seed germination and plant development media	Japan	2020-573363	1/22/2019			Utility	Pending
Multi-layer seed germination and plant development media	United Arab Emirates	P6001895/2020	1/22/2019			Utility	Pending
Fixtureless Lamp Patent	Patent Cooperation Treaty	PCT/US2019/042412	7/18/2019			Utility	Pending
Soilless Growth Media for Indoor Agriculture	Patent Cooperation Treaty	PCT/US2019/062957	11/25/2019			Utility	Pending
Rotomolded vertical farming apparatus and system	United States of America	16/696,532	11/26/2019			Utility	Pending
Seeding Tray and Method of USe	United States of America	16/744,838	1/16/2020			Utility	Pending
Seeding Tray and Method of Use	Patent Cooperation Treaty	PCT/US2020/013868	1/16/2020			Utility	Pending
Fixtureless Lamp	European Patent Office	19837888.7	1/23/2020			Utility	Pending
Fixtureless Lamp	People’s Republic of China	2019800588 79.6	1/23/2020			Utility	Pending
Nesting Containers for Vertical Farm	United States of America	16/774,968	1/28/2020			Utility	Pending
Apparatus to form and mount pans	United States of America	16/759,691	4/27/2020			Utility	Pending
Leaf Color Pattern Creation	United States of America	16/942,338	7/29/2020			Utility	Pending

Intellectual Property Portfolio
Title	Jurisdiction	Application No.	Filing Date	Patent No.	Issue Date	Application Type	Status	Expiration Date (estimated)
Seed Germination Detection Method and Apparatus	United States of America	17/067,131	10/9/2020			Utility	Pending
Multi-layer seed germination and plant development media	United States of America	17/255,347	12/22/2020			Utility	Pending
Controling Plant Growth Conditions	United States of America	17/255,358	12/22/2020			Utility	Pending
Rotomolded vertical farming apparatus and system	United States of America	17/189,479	3/2/2021			Utility	Pending
Employees
As of March 31, 2021, we had 159 full-time employees. This includes 62 non-exempt and 97 exempt employees. Our employees are not represented by any labor union, and we have never experienced a work stoppage or strike. We consider our relations with our employees to be good.
Legal Proceedings
AeroFarms is subject to various legal proceedings and claims that arise in the ordinary course of business. Although the outcome of these and other claims cannot be predicted with certainty, we do not believe the ultimate resolution of the current matters will have a material adverse effect on our business, financial condition, results of operations or cash flows.

DREAM HOLDINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion of our results of operations and financial condition should be read together with the “Consolidated Financial Statements of Dream Holdings, Inc. and its Subsidiaries” for the years ended December 31, 2020 and 2019 and unaudited interim condensed consolidated financial statements for the three-month periods ended March 31 2021 and 2020, and the respective notes thereto included in this proxy statement/prospectus. The discussion and analysis should also be read together with Dream Holdings’ unaudited pro forma financial information for the year ended December 31, 2020 and the three months ended March 31, 2021. See “Selected Unaudited Condensed Financial Statements.” This discussion may contain forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Unless otherwise indicated, all references to “dollars” and “$” in this proxy statement/prospectus are to, and all monetary amounts in this prospectus are presented in, U.S. dollars. Unless the context otherwise requires, references in this “Dream Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we”, “our”, “us”, and “the Company” refer to the business and operations of Dream Holdings, Inc. and its consolidated subsidiaries prior to the Business Combination, which will be the business of New AeroFarms and its subsidiaries following the consummation of the Business Combination.
Overview
We are revolutionizing agriculture by designing and building innovative vertical farms to deliver great-tasting produce at commercial scale. Our farms utilize our proprietary data-driven technology platform that allows for precise calibration and integration across all disciplines of fully controlled environment agriculture including plant biology, mechanical design, environmental control, grow operations, data analytics and plant genetics. We believe this allows us to understand plants at unprecedented levels and be better farmers, while continually optimizing our farms, reducing costs, improving quality, and enabling local production at scale. Because our produce is grown indoors in a fully-controlled environment, we can grow plants year-round without sun, soil or restrictions due to variations in climate or seasonal changes. Our methods grow using zero pesticides and up to 95% less water than a traditional field farm.
As a company focused on providing innovative agricultural solutions, our market opportunity is made possible by the considerable environmental and social challenges that limit traditional agriculture and put pressure on the global food system. These challenges are causing governments and businesses to focus on controlled environment agriculture and other advancements in agriculture to build a more resilient supply chain and provide access to cleaner, healthier, and fresher food.
Today, we use our technology platform primarily to grow leafy greens, which are available in the Northeast region of the United States. We intentionally sell our products through a customer base that we feel is representative of a diverse customer mix across geographies: premium grocery (Whole Foods Market), ecommerce (FreshDirect and Amazon Fresh), mass market retailer (ShopRite) and food service distributor (Baldor Specialty Foods). Our products are consistently celebrated by top chefs and tastemakers for their quality, flavor, taste and texture.
We are at an important inflection point: AeroFarms is operating at commercial scale and ready to scale further with additional farms and capabilities. Our core business plan is to develop, own and operate commercial farms across North America.
We have generated net revenues of $2.6 million and $2.3 million for the years ended December 31, 2020 and 2019, respectively, and $0.6 million and $0.7 million for the three months ended March 31, 2021 and 2020, respectively. We have also invested significant resources in research and development, engineering, operations, and sales and marketing to grow our business and further develop our technology platform, as a result, generated losses from operations of $25.4 million and $22.3 million for the years ended December 31, 2020 and 2019, respectively, and $10.5 million and $6.8 million for the three months ended March 31, 2021 and 2020.
Recent Developments
Business Combination
On March 25, 2021, Dream Holdings entered into the Merger Agreement with Spring Valley Acquisition Corp., a special purpose acquisition company. As a result of the business combination, Spring Valley would legally acquire Dream Holdings resulting in the Dream Holdings shareholders receiving a combination of cash and common stock of the continuing public company. Following the business combination, Spring Valley will change its name to AeroFarms, Inc.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Dream Holdings will be deemed the accounting predecessor and the combined entity will be the successor registrant, meaning that Dream Holdings’ financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Spring Valley will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results is expected to be a net increase in cash. Total pro forma cash, as of March 31, 2021, excluding restricted cash, is expected to be approximately $297 million, assuming maximum Spring Valley shareholder redemptions permitted under the Business Combination Agreement, and $392 million, assuming no Spring Valley shareholder redemptions, and in each case including $125 million in gross proceeds from the PIPE. Total transaction costs are estimated at approximately $40 million.
As a result of the Business Combination, Dream Holdings will be listed on Nasdaq, which will require Dream Holdings to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Dream Holdings expects to incur additional annual expenses as a public company for among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.
COVID-19 Outbreak
Since COVID-19 was declared a pandemic, state orders shutting down or restricting business operations to contain the spread of COVID-19 have generally exempted agriculture production as those businesses have generally been classified as critical, essential or life-sustaining. Accordingly, all of AeroFarms’ facilities have also remained, and currently remain, open and operating, with modified staffing in certain locations where appropriate. Dream Holdings has taken actions to promote the welfare of its employees by enhancing safety protocols, including requiring administrative employees to work from home where possible and implementing social distancing and robust sanitization practices at its facilities. The Company has also adopted a COVID-19 sick leave policy providing continued salary and benefits to eligible employees.
Although AeroFarms continued operating throughout the pandemic as an essential business, it experienced softer demand during the second quarter of 2020, particularly in the food service distribution channel, as a result of government-imposed restrictions designed to slow the spread of COVID-19. Following a decline of revenue during the second quarter of 2020, the Company saw a recovery during remainder of the second quarter. AeroFarms continued to see an increase in orders in the third quarter, with sales performance returning to historical levels.
However, significant uncertainty still exists concerning the overall magnitude of the impact and the duration of the COVID-19 pandemic. As a result, the Company will continue to closely monitor updates regarding the spread of COVID-19 and adjust its operations according to guidelines from local, state and federal officials.

Danville Farm
AeroFarms is constructing its next commercial farm site near Danville, Virginia. The approximately 138,000 square foot farm is expected to serve major markets across the mid-Atlantic region. The Danville farm is consistent with AeroFarms’ growth strategy to develop and operate new, fully-scaled commercial farms across North America. On April 27, 2021, the Company entered into an early entry work agreement to provide for initial build-out of the Danville farm. In accordance with the terms of the agreement, AeroFarms deposited approximately $10.4 million into an escrow account to fund the early work. On April 27, 2021, the Company also signed a 20-year triple-net, build to-suit lease agreement for the Danville farm. The rent under the lease commences no later than 270 days after the lease signing date.
Incentive Agreement
In March 2020, the Company entered into an incentive agreement with an entity sponsored by the government of Abu Dhabi that provides incentives that subsidize AeroFarms’ establishment and operation of a R&D Centre in Abu Dhabi to advance controlled agriculture technologies. The incentives primarily consist of a grant equal to 100% of certain costs incurred no later than a period expected to end by February 15, 2022, and not to exceed $13.6 million. In addition, there is a rebate of up to 75% of certain capital expenditures and operating costs we incur through March 22, 2025. Total reimbursement under the agreement may not exceed $76.4 million in the aggregate with the grant. Once the facility is open, it will be a source of research and development services for developing new products.
On January 9, 2021, the Company entered into a second amendment to the incentive agreement, which extended the grant period through February 15, 2022.
Rebrand
AeroFarms is undergoing a significant rebranding effort during the second quarter of 2021, which represents the first major relaunch of its leafy greens products as well as an update to its general corporate branding and logos.
Historically, AeroFarms has sold leafy greens products under the Dream Greens brand. This decision dates to the commercial launch of AeroFarms’ leafy greens products, when management believed there could be uncertainty regarding the acceptance of branded produce grown indoors in a fully controlled environment, without sun, without soil, and without pesticides. As such, the Dream Greens brand was created for the consumer-products aspect of AeroFarms’ business, while the AeroFarms brand was retained and developed in parallel with respect to its technology platform. In order to bring the two brands closer together, we started identifying and labeling Dream Greens products as being grown by AeroFarms. During the second quarter of 2021, AeroFarms is completing the full reunification under a single AeroFarms rebrand and the Company expects to discontinue use of the Dream Greens brand.
Non-GAAP Financial Measures
Dream Holdings evaluates the financial performance of the business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA and adjusted gross loss. Adjusted EBITDA is a financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, excluding depreciation, amortization, interest expense, interest income, other income, state and local taxes, impairment of assets, stock-based compensation expense, and comprehensive loss attributable to noncontrolling interest. We define adjusted gross loss as net revenues less cost of goods sold exclusive of depreciation and amortization.
	Year ended December 31,		Three months ended March 31,
(in thousands of dollars)	2020	2019	2021	2020
Net loss	$(25,382)	$(22,324)	$(10,508)	$(6,823)
Adjustments:
Depreciation	1,466	1,213	381	342
Amortization	39	39	20	10
Interest expense	975	1,275	2,713	77
Interest Income	(975)	(998)	(76)	(354)
Other income	(10)	(15)	(1)	(3)
State and local taxes	104	128	35	35
EBITDA	$(23,784)	$(20,682)	$(7,437)	$(6,716)
Impairment of assets	—	431	—	—
Stock-based compensation expense	813	237	304	182
Comprehensive loss attributable to noncontrolling interest	105	66	33	21
Adjusted EBITDA	$(22,866)	$(19,948)	$(7,100)	$(6,512)
	Year ended December 31,		Three months ended March 31,
(in thousands of dollars)	2020	2019	2021	2020
Net revenues	$2,552	$2,309	$577	$708
Cost of goods sold exclusive of depreciation and amortization(1)	7,950	6,626	2,213	2,380
Adjusted gross loss exclusive of depreciation and amortization	$(5,398)	$(4,317)	$(1,636)	$(1,672)

(1)
Total depreciation and amortization was $400 thousand and $352 thousand for the three months ended March 31, 2021 and 2020, and total depreciation and amortization was $1.5 million and $1.3 million for the years ended December 31, 2020 and 2019.

The Company presents adjusted EBITDA and adjusted gross loss as supplemental measures of our operating performance because we believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and operating performance. In addition, we use them as an integral part of our internal reporting to establish forecasts, budgets, and operational goals to manage and monitor our business.
Adjusted EBITDA and adjusted gross loss are measures frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. Adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other items. Adjusted gross loss is calculated by using cost of goods sold exclusive of depreciation and amortization.
Adjusted EBITDA and adjusted gross loss are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either loss before income taxes or net loss as indicators of operating performance or to cash flows from operating activities as a measure of liquidity. The way we measure adjusted EBITDA and adjusted gross loss may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

Factors Affecting the Company’s Financial Condition and Results of Operations:
Our management team believes that the growth of our business, its operating results and financial condition depend on many factors that present meaningful challenges and opportunities for the Company. Below is a list of several key factors affecting the Company’s performance, which are described, among other factors, in the section of this proxy statement/prospectus titled “Risk Factors.”
•
New Farm Development.   AeroFarms sees significant opportunity to expand its business by building a portfolio of new, fully-scaled commercial farms across North America. Farms will be located with access to major population centers and will sell products into established markets such as food retailers. AeroFarms has developed a robust methodology to prioritize key markets and to select sites within those markets, weighing various factors the Company believes to be indicative of farm unit economics, operational reliability, construction schedules and costs, and market strength and accessibility, among others. AeroFarms expects to make significant investments to identify these opportunities, select and control sites, perform engineering design and local permitting, and construct and commission new farms. The Company’s ability to execute on this strategy will depend on many factors, including the availability of capital, which AeroFarms expects to drive sales growth, expand its geographic footprint, and provide a pathway to achieve profitability in the longer term.

•
Expansion of Leafy Greens Product Portfolio.   AeroFarms also sees significant opportunity to develop new products within its leafy greens product portfolio. Today, AeroFarms sells a variety of baby leafy greens and microgreens products, and the Company expects to commercialize additional varieties in support of its growth strategy. AeroFarms believes it will be able to leverage its understanding of how plants grow to introduce new varieties of leafy greens that expand its total product offering, increase revenue, enhance farm unit economics, and create competitive advantages. AeroFarms also sees opportunity to expand its product portfolio to new customers and channels where its products may be sold at a premium.

•
Expansion into Additional Markets and Verticals.   In the future, AeroFarms may pursue new markets, new crops, and new product categories that could expand its total addressable market. Beyond leafy greens, the Company is identifying commercial applications where it believes vertical farming can disrupt traditional agriculture supply chains or create competitive advantages versus traditional field farming. Such competitive advantages may include the ability to provide year-round availability, localized production, eliminated seasonality, and superior plant quality or other desired characteristics. AeroFarms also has formed, and expects to continue to form, strategic partnerships with industry-leading companies, nonprofits, universities, and government agencies to target specific problems or supply chain dislocations the partner faces for which AeroFarms believe our technology platform may deliver solutions.

•
Achievement of yield targets and quality specifications.   AeroFarms’ results of operations and financial condition depend on its ability to grow product consistently to its yield targets and quality specifications. The Company believes its technology enables superior control of the inputs and conditions plants need to thrive. The Company’s mechanical designs provide the physical structures in which plants are grown, as well as the controls related to environmental conditions, nutrient delivery, lighting, conveyance, and other elements. To consistently achieve its internal yield targets and quality specifications, AeroFarms relies on the know-how of its farm operations teams, their experience, and their oversight of the operations of its farms. Similarly, AeroFarms relies on its seed supply, including certain varieties that may be specifically tailored to grow high-quality plants in its vertical farms. AeroFarms believes that our technology platform enables us to be better farmers, which can drive meaningful advantages in the yields and the quality of our plants. Our ability to execute our business plan will depend on, among other factors, the ability to deliver consistently on yield and quality.

•
Ability to operate farms reliably.   AeroFarms’ results of operations and financial condition also depend on our ability to operate farms reliably. There are inherent risks that the Company must be able to overcome in order to achieve its operational, financial and strategic goals. Such risks include the ability to operate farms that are a meaningfully larger scale than our facilities today, to align production capacity of our new commercial farms with consumer demand, and to maintain consistent supply of key inputs needed to operate reliably. AeroFarms believes it will be able to operate farms reliably to execute our strategy.
Key Components of Results of Operations
Net Revenues
AeroFarms’ revenue has historically been derived primarily from the sales of produce and research and development services. The Company grows and packages leafy greens that are sold into existing markets and channels such as food retailers and food service distributors. Research and development services relate to activities performed by AeroFarms on behalf of customers in the development of new products, new technologies, and new sites for potential farms. Historically, both sets of activities are carried out at the Company’s facilities in New Jersey and are expected to be also completed at AeroFarms’ Abu Dhabi R&D facility on its completion.
As AeroFarms constructs and operates additional leafy greens farms, the revenue derived from the sale of produce is expected to become an increasingly larger share of total revenue. AeroFarms’ revenue and is generated by growing and selling products from its indoor vertical farms. Revenue from the sale of produce is recognized at a point in time when control of the goods is transferred to the customer, generally upon shipment to the customer. AeroFarms currently grows and sells varieties of baby leafy greens and microgreens product to customers including food retailers and foodservice distributors in the New Jersey and New York metropolitan area. In the future, AeroFarms expects to build and operate new commercial farms across North America, which will increase the Company’s production capacity and expand its reach to new markets, new geographies, and new customers. AeroFarms also expects to extend its product offering to new varieties of leafy greens. AeroFarms periodically offers sales incentives to its customers, including temporary price reductions. The Company anticipates that these promotional activities could impact net revenue and that changes in such activities could impact period-over-period results. Net revenue from the sale of produce may also vary from period to period depending on the purchase orders AeroFarms receives from new or existing customers, the volume and mix of products sold, the channels through which products are sold and the overall strategic growth plans of AeroFarms’ current and future farms. In particular, as AeroFarms continues to develop its Danville farm for operation, it may prioritize its efforts to facilitate its Danville farm’s operating success. As a result, AeroFarms’ current Newark farm operations may be negatively impacted. As such, AeroFarms does not deem near term operating results from its Newark facility to be material in the ability to scale its business.
Research and development services represent services to customers under time and materials contracts and fixed-price contracts. Revenue is recognized over time by measuring the progress toward complete satisfaction of performance obligations, using the cost to cost method. Research and development services include activities performed by AeroFarms on behalf of customers or strategic partners, such as feasibility assessments of new crops grown using AeroFarms technologies, feasibility assessments of new sites for potential farm development, and other services delivered in connection with activities that generally precede the commercialization of new products or the entry into new markets. The duration of the Company’s research and development services contracts with customers is typically less than one year.
Cost of Goods Sold
Cost of goods sold consists primarily of the direct costs related to growing produce sold to customers as well as the direct costs of research and development activities that occur at the Company’s farms, including research and development services performed on behalf of its customers and strategic partners. Primary examples within AeroFarms’ cost of goods sold include, but are not limited to, costs relating to utilities, labor, seeds and other input supplies, packaging materials and rent.
AeroFarms operates its main farm, Rome Street, for both commercial and research purposes. Rome Street acts as a commercial farm in that it grows, harvests, packages, sells and distributes leafy greens product to customers including food retailers and food service distributors. Rome Street acts as a research and development center in that it implements AeroFarms’ technologies, operationalizes them at pilot scale, conducts experiments, captures intellectual property and trade secrets, commercializes new products, validates the Company’s internal yield targets and quality specifications, and enacts market strategies relating to distribution channels, customers and prices. Due to the close coexistence of research and development activities and commercial activities within the same facility, Rome Street differs from AeroFarms’ planned full-scale farms which will be developed and operated primarily on the basis of commercial production. The operating costs of Rome Street also reflect costs of commercial growing activities as well as research and development.
In the future, AeroFarms expects to build and operate new commercial farms across North America. These farms will incur certain costs directly related to growing and selling the Company’s products, including but not limited to, utilities, labor, seeds and other input supplies, packaging materials and rent.
AeroFarms also incurs costs relating to research and development services and experimental growing activities that are included in cost of goods sold. In the future, the Company expects that direct costs relating to research and development services contracts would also continue to be included within cost of goods sold.
AeroFarms expects cost of goods sold to increase for the foreseeable future to support its growth. However, AeroFarms expects that, over time, cost of goods sold will decrease as a percentage of net revenue, as a result of scaling our business.
Selling, General and Administrative Expenses
Selling, general, and administrative expenses consist of liabilities and expenses accrued for salaries, employee benefits, advertising, rent, security, utilities, recruiting expenses, insurance, and office supplies. We expect our general and administrative expenses to increase for the foreseeable future as we increase the number of employees to support the growth of our business, and as a result of operating as a public company, including additional costs and expenses associated with compliance with the rules and regulations of the SEC, legal, audit, insurance, investor relations, and other administrative and professional services.
Shipping and handling costs associated with outbound freight after control of a product has transferred to a customer are accounted for as a fulfillment cost and are included in selling, general and administrative expenses.
Depreciation and Amortization
Depreciation and amortization expense relates to the equipment and leasehold improvements of AeroFarms’ facilities.
Impairment of Assets
Impairment of assets consists of impairment charges recorded as a result of determining the carrying value of an asset is greater than the estimated net cash flows or comparable market value of an asset.
Research and Development
Research and development expense includes personnel expenses and other costs associated with developing, enhancing and managing the Company’s proprietary technology. Costs are expensed as incurred until technological feasibility of the product has been established, which is defined by the Company as completion of a working model. After technological feasibility is established, any additional research and development costs are capitalized until the products are available for general release to the facility for actual use. In its consolidated statements of operations and comprehensive loss, the Company recognizes government grants as a reduction in the related research and development expenses for which the grant is intended to compensate the Company.
Interest Expense
Interest expense relates to notes payable the Company entered into in 2015 and 2018 with Makers Village in connection with the Company’s financing arrangements structured under the New Markets Tax Credit (“NMTC”) program. Interest expense also includes amortization of deferred financing costs related to notes payable and changes in fair value of the Company’s warrant liabilities.

Interest Income
Interest income relates to the Company’s notes receivable, equipment loans, and money markets accounts.
Other Income
Other income consists primarily of vendor rebates and fees earned for speaking engagements.
Comprehensive Loss Attributable to Noncontrolling Interest
Net loss attributable to noncontrolling interest consists of the allocation of net loss attributable to the noncontrolling interest of Dream Holdings. The noncontrolling interest relates to the ownership stake by a related party of certain consolidated entities of Dream Holdings in connection with the Company’s financing arrangements structured under the NMTC program.
Results of Operations
Year Ended December 31, 2020 Compared With year Ended December 31, 2019
The table below presents Dream Holdings’ results of operations for the years ended December 31, 2020 and 2019:
	Year ended December 31,		Change
	2020	2019	$	%
	(dollars in thousands)
Net revenues	$2,552	$2,309	243	11%
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	7,950	6,626	1,324	20%
Selling, general, and administrative expenses	17,440	14,839	2,601	18%
Depreciation and amortization	1,505	1,252	253	20%
Impairment of assets	—	431	(431)	(100)%
Research and development	1,049	1,223	(174)	(14)%
Loss from operations	(25,393)	(22,062)	3,331	15%
Interest expense	(975)	(1,275)	300	(24)%
Interest income	975	998	(23)	(2)%
Other income	10	15	(5)	(33)%
Net loss	(25,382)	(22,324)	3,058	14%
Comprehensive loss attributable to noncontrolling interest	(105)	(66)	39	59%
Comprehensive loss attributable to Dream Holdings and Subsidiaries	$(25,277)	$(22,258)	3,019	14%
Net Revenues
Net revenues for the year ended December 31, 2020, increased $0.2 million, or 11%, to $2.6 million compared to $2.3 million for the year ended December 31, 2019. The year-over-year increase was primarily related to increases in revenue from sales of produce of $0.6 million, offset by decreases in research and development services of $0.3 million. The year-over-year increase in revenue from produce was primarily driven by increased volumes sold to the retail channel, including ecommerce, as we expanded key customer partnerships and introduced new microgreens varieties. The year-over-year decrease in research and development services revenue was primarily due to the timing of milestones related to performance obligations under the Company’s contracts. During the first half of 2020, three of our larger contracted projects completed work.

Cost of Goods Sold
Cost of goods sold for the year ended December 31, 2020, increased $1.3 million, or 20%, to $8.0 million compared to $6.6 million for the year ended December 31, 2019. The increase in costs of goods sold was primarily due to the increased volume of produce sold, including increases of $0.5 million, $0.4 million, and $0.3 million related to salaries and benefits, equipment and farm operational expenses, and materials, respectively.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the year ended December 31, 2020, increased $2.6 million, or 18%, to $17.4 million compared to $14.8 million for the year ended December 31, 2019. The increase in selling, general and administration expenses was primarily driven by a $2.3 million increase related to salaries and benefits year-over-year, as we increased the number of employees to support the growth of our business.
Depreciation and Amortization
Depreciation and amortization for the year ended December 31, 2020, increased $0.3 million, or 20%, to $1.5 million compared to $1.3 million for the year ended December 31, 2019. The increase in depreciation and amortization is from the continued investment in plant assets year-over-year.
Impairment of Assets
Impairment of assets for the year ended December 31, 2019, was $0.4 million due to the closure of AeroFarms Camden, LLC, compared to no impairment of assets for the year ended December 31, 2020.
Research and Development
Research and development expenses for the year ended December 31, 2020, decreased $0.2 million, or 14%, to $1.0 million compared to $1.2 million for the year ended December 31, 2019. In the year ended December 31, 2020, compared with the year ended December 31, 2019, gross research and development expenditures increased by $1.5 million. In the year ended December 31, 2020, we received a government grant of $1.7 million, compared with none in the year ended December 31, 2019, which was netted against the gross research and development expenditure, resulting in a $0.2 million decrease in recorded research and development expenses year-over-year.
Loss from Operations
During the year ended December 31, 2020, Dream Holdings had a loss from operations of $25.4 million, compared to loss from operations of $22.1 million for the year ended December 31, 2019. The increase in operating loss was driven by increased cost of goods sold and increased selling, general and adminstrative expenses partially offset by decreases in research and development expenses along with decreased impairment charges year-over-year.
Interest Expense
Interest expense for the year ended December 31, 2020, decreased $0.3 million, or 24%, to $1.0 million compared to $1.3 million for the year ended December 31, 2019. The decrease from 2019 to 2020 was primarily related to a $0.5 million recording of amortization of debt discount in 2019 since the 2019 Notes (as defined below) were converted to Series 2 Preferred Stock, offset slightly by the changes in fair value of warrant liabilities recorded at the end of each year.
Interest income for the year ended December 31, 2020, of $1.0 million was consistent year-over-year as compared to the year ended December 31, 2019. Interest income is related to the Company’s notes receivable, equipment loans, and money markets accounts.
Other Income
Other income for the years ended December 31, 2020, and December 31, 2019, was de minimis. Other income consists primarily of fees earned for speaking engagements.

Net Loss
Net loss for the year ended December 31, 2020, was $25.4 million, a $3.1 million increase, or 14%, increase compared to net loss of $22.3 million for the year ended December 31, 2019. The change was primarily due to increases in cost of goods sold and selling, general and administrative expenses, partially offset by increases in revenue year-over-year.
Comprehensive Loss Attributable to Noncontrolling Interest
Net loss attributable to noncontrolling interest for the year ended December 31, 2020, was $0.1 million, which is consistent year-over-year as compared to the year ended December 31, 2019.
Comprehensive Loss Attributable to Dream Holdings and Subsidiaries
Net loss attributable to Dream Holdings and Subsidiaries for the year ended December 31, 2020, was $25.3 million, a $3.0 million increase, or 14%, increase compared to $22.3 million for the year ended December 31, 2019.
Three Months Ended March 31, 2021 Compared With Three Months Ended March 31, 2020
The table below presents Dream Holdings’ results of operations for the three months ended March 31, 2021 and 2020:
	Three Months Ended March 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Net revenues	$577	$708	(131)	(18)%
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	2,213	2,380	(167)	(7)%
Selling, general, and administrative expenses	5,489	4,819	670	14%
Depreciation and amortization	400	352	49	14%
Research and development	347	260	88	34%
Loss from operations	(7,873)	(7,103)	(770)	11%
Interest expense	(2,713)	(77)	(2,635)	3,414%
Interest income	76	354	(278)	(78)%
Other income	1	3	(2)	(78)%
Net loss	(10,508)	(6,823)	(3,685)	54%
Comprehensive loss attributable to noncontrolling interest	(33)	(21)	(12)	57%
Comprehensive loss attributable to Dream Holdings and Subsidiaries	$(10,475)	$(6,802)	(3,673)	54%
Net Revenues
Net revenues for the three months ended March 31, 2021, decreased $0.1 million, or 18%, to $0.6 million compared to $0.7 million for the three months ended March 31, 2020. The period-over-period decrease was primarily related to due to the timing of milestones related to performance obligations under the Company’s contracts for research and development services. During the first quarter of 2020, three of our larger contracted projects were nearing completion, whereas during the first quarter of 2021 one of our larger projects was ramping up. Revenue from the sale of produce was consistent period-over-period.
Cost of Goods Sold
Cost of goods sold for the three months ended March 31, 2021, decreased $0.2 million, or 7%, to $2.2 million compared to $2.4 million for the three months ended March 31, 2020. The decrease in cost of goods sold was primarily due to a decrease of $0.2 million related to third-party sanitation services, offset slightly by $0.1 million increase to wages and benefits, as the sanitation service functions were replaced in-house at a net savings.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the three months ended March 31, 2021, increased $0.7 million, or 14%, to $5.5 million compared to $4.8 million for the three months ended March 31, 2020. The increase in selling, general and administration expenses period-over-period was primarily driven by increased professional service fees of $0.5 million due to additional accounting, legal, audit and other professional services related to the Business Combination, as well as by an increase of $0.2 million related to salaries and wages for new hires and existing personnel.
Depreciation and Amortization
Depreciation and amortization for the three months ended March 31, 2021, of $0.4 million, were consistent with depreciation and amortization of $0.4 million for the three months ended March 31, 2020.
Research and Development
Research and development expenses of $0.3 million for the three months ended March 31, 2021, were consistent with research and development expenses of $0.3 million for the three months ended March 31, 2020.
Loss from Operations
During the three months ended March 31, 2021, Dream Holdings had a loss from operations of $7.9 million, compared to loss from operations of $7.1 million for the three months ended March 31, 2020. The increase in operating loss was driven by increases in selling, general and administrative expenses of $0.7 million and by a decrease of $0.1 million in net revenues period-over-period.
Interest Expense
Interest expense for the three months ended March 31, 2021, increased $2.6 million, or 3,414%, to $2.7 million compared to $0.1 million for the three months ended March 31, 2020. The increase period-over-period was driven by an increase of $1.4 million for changes in fair values of warrant liabilities, an increase of $1.1 million for interest and amortization on convertible notes, and an increase of $0.1 million for amortization of deferred financing costs.
Interest Income
Interest income for the three months ended March 31, 2021, decreased $0.3 million, or 78%, to $0.1 million compared to $0.4 million for the three months ended March 31, 2020. Interest income relates to the Company’s notes receivable, equipment loans, and money markets accounts.
Other Income
Other income for the three months ended March 31, 2021, and the three months ended March 31, 2020, was de minimis. Other income for the periods consisted of vendor rebates.
Net Loss
Net loss for the three months ended March 31, 2021, was $10.5 million, a $3.7 million increase, or 54%, increase, compared to net loss of $6.8 million for the three months ended March 31, 2020. The period-over-period change was primarily due to an increase of $0.8 million to loss from operations, an increase of $2.6 million to interest expense, and a decrease of $0.3 million to interest income.

Comprehensive Loss Attributable to Noncontrolling Interest
Comprehensive loss attributable to noncontrolling interest for the three months ended March 31, 2021, was de minimis, which is consistent period-over-period as compared to the three months ended March 31, 2020.
Comprehensive Loss Attributable to Dream Holdings and Subsidiaries
Comprehensive loss attributable to Dream Holdings and Subsidiaries for the three months ended March 31, 2021, was $10.5 million, a $3.7 million increase, or 54% increase, compared to $6.8 million for the three months ended March 31, 2020.
Liquidity and Capital Resources
Cash, cash equivalents and restricted cash totaled $77.1 million and $54.6 million as of March 31, 2021, and December 31, 2020, respectively. Dream Holdings’ primary cash needs are to support working capital, capital expenditures, and debt repayments. The Company has generally financed its historical liquidity needs with cash flows from stock and debt issuances. The Company believes that its cash and cash equivalents on hand at March 31, 2020 are sufficient to meet its current cash requirements for a period of at least 12 months.
Cash Flows
The following table provides a summary of cash flows from operating, investing, and financing activities for the periods presented:
	Year ended December 31,		Three months ended March 31,
(in thousands of dollars)	2020	2019	2021	2020
Net cash used in operating activities	$(23,824)	$(20,104)	$(7,365)	$(6,508)
Net cash used in investing activities	(7,877)	(5,030)	(257)	(664)
Net cash provided by financing activities	2,069	88,577	30,103	—
Net (decrease) increase in cash and cash equivalents and restricted cash	$(29,632)	$63,443	$22,481	$(7,172)
Cash and cash equivalents and restricted cash, beginning	$84,233	$20,789	$54,601	$84,233
Cash and cash equivalents and restricted cash, end	$54,601	$84,233	$77,082	$77,061
Operating Activities
Cash used in operating activities for the three months ended March 31, 2021, was $7.4 million compared to cash used in operating activities of $6.5 million during the three months ended March 31, 2020. The period-over-period increase of $0.9 million was primarily due to an increase in consolidated net loss of $3.7 million. Partially offsetting the increase in net loss were increased non-cash reconciling adjustments in 2021, including primarily $1.4 million for changes in fair values of warrant liabilities, $1.1 million for interest and amortization on convertible notes, $0.1 million for grants receivable, and $0.1 million for amortization of deferred financing costs.
Cash used in operating activities for the year ended December 31, 2020, was $23.8 million compared to cash used in operating activities of $20.1 million during the year ended December 31, 2019. The year-over-year increase was primarily due to an increase in consolidated net loss of $3.1 million. In addition, changes in operating assets and liabilities represented a $0.9 million net increase to outflows year-over-year. Further, reconciling adjustments to net loss, including a decrease in asset impairment expense of $0.4 million and lower interest and amortization expense of $0.5 million, contributed to the overall increased change in operating outflows. Partially offsetting these increases in operating activities were increased reconciling adjustments to net loss in 2020 primarily related to stock-based compensation of $0.6 million, changes in the fair value of warrant liabilities of $0.2 million, depreciation of $0.3 million, and accrued interest on notes receivable of $0.1 million.

Investing Activities
Cash used in investing activities for the three months ended March 31, 2021, was $0.3 million, compared with $0.7 million for the three months ended March 31, 2020. The $0.3 million for the three months ended March 31, 2021, was primarily related to the expansion of Rome Street and equipment for Rome Street. The $0.7 million for the three months ended March 31, 2020, was primarily related to farm equipment at the Rome Street and Ferry Street locations.
Cash used in investing activities for the year ended December 31, 2020, was $7.9 million was primarily due to the expansion of Rome Street. During the year ended December 31, 2019, the primary expenditures were related to farm equipment at the Rome Street and Ferry Street locations.
Financing Activities
Cash provided by financing activities for the three months ended March 31, 2021, was $30.1 million, primarily relating to $30.0 million of proceeds from issuances under the 2021 Notes (as defined below). The remaining increase of $0.1 million relates to the conditional grant loan balance under the BIRD Foundation agreement (as defined below). Cash provided by financing activities for the three months ended March 31, 2020, was nil.
Cash provided by financing activities for the year ended December 31, 2020, was $2.1 million, primarily relating to proceeds from PPP Loans (as defined below). Cash provided by financing activities for the year ended December 31, 2019, was $88.6 million, primarily relating to net proceeds from the issuance of Series 2 Preferred Stock. The year-over-year decrease in cash provided by financing activities was due to the separate nature of these events.
Capital Resources
The Company has entered into several financing arrangements with investment funds owned by a lender to obtain certain advantages and enhancements from the NMTC adopted under the Community Renewal Tax Relief Act of 2000 (the “Act”). The NMTC program is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their U.S. Federal income taxes for up to 39% of qualified investments in the equity of community development entities. The lender is entitled to substantially all the tax benefits derived from the NMTC and the funds are subsequently loaned to the Company and used to finance the purchase of equipment and real estate. Under this arrangement, AeroFarms secured low-interest financing for capital expenditures relating to the Rome Street farm. As of March 31, 2021, and December 31, 2020, we have issued total notes payable of $22,465,174 used to fund certain costs of constructing our Rome Street farm, and transaction and other costs related to the financing arrangements.
On May 1, 2019, the Company entered into and issued Convertible Promissory Notes (the “2019 Notes”) for an aggregate principle amount of $2.0 million and a maturity date of July 30, 2019. During 2019, all 2019 Notes were converted into Series 2 Preferred Stock of the Company.
In January 2019, we entered into a trilateral agreement with the Israel-US Binational Industrial Research and Development (“BIRD”) Foundation and Juganu LTD, pursuant to which the BIRD Foundation granted a conditional grant loan of $850 thousand to the Company and Juganu LTD. The conditional grant loan will be used to fund research for the development of LED lights to be used in Horticulture Processes and each company will be awarded funds up to a maximum of $450 thousand. The conditional grant loan carries interest on the unpaid balance at 12% or 13% per annum, up to a maximum of 50% of the original loan amount. Repayment is required when the product is commercially sold or exploited, which is expected by the end of December 31, 2021. The repayments will be 50% of the royalty earned at a rate of 10% on sale of product by Juganu and/or 50% of the Company’s share of outright the intellectual property sale. At March 31, 2021 and 2020, and December 31, 2020 and 2019, the conditional grant loan balance has been classified as a long-term liability in the consolidated balance sheet.
In April 2020, pursuant to the Paycheck Protection Program (“PPP”) established under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), we received two loans (the “PPP Loans”) with a combined aggregate principal amount of $1.9 million. Subject to governmental approval, the principal and accrued interest are forgivable after twenty-four weeks as long as we use the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and we maintain our payroll levels. Any portion of the PPP Loans that is not forgiven is payable in equal monthly installments at an interest rate of 1% per annum, beginning August 2021 and September 2021, respectively. Under the current PPP rules, our management team estimates that the majority the PPP Loans will be forgiven. As of December 31, 2020, the PPP loans have been classified as a long-term liability in our consolidated balance sheet.
On February 22, 2021, the Company entered into a note purchase agreement to borrow up to $40 million through the issuance of subordinated unsecured convertible promissory notes (the “2021 Notes”). The company issued two convertible notes with an aggregate principal of $30,000,000 to certain lenders. The 2021 Notes carry interest at a rate of 6% compounded annually with a maturity date of August 22, 2022. The 2021 Notes are automatically converted into preferred equity upon a Merger or Qualified Financing (as defined therein), and optionally converted upon maturity or a Non-Qualified Financing (as defined therein). Further, in the event of a change of control, we may be required to make a payment equal to the greater of (i) all outstanding principal and unpaid accrued interest due on such notes, and (ii) the proceeds that such notes holders would have received in connection with such liquidation event if they had converted the outstanding principal and unpaid accrued interest on such note into common stock of the Company.
Commitments and Contingencies
In the normal course of business, we enter into obligations and commitments that require future contractual payments. The commitments are primarily from liabilities recorded on our balance sheet and for leases for office space and facilities. We have no material obligations or commitments for litigation. The following tables summarizes our contractual obligations and commercial commitments (in thousands).
As of March 31, 2021:
(in thousands of dollars)	Total	2021	2022	2023	2024	2025	Thereafter
Convertible notes	$30,000	$—	$30,000	$—	$—	$—	$—
Notes payable	$22,465	$14,880	$5,503	$26	$26	$26	$2,006
Operating lease obligations	$16,084	$1,752	$2,389	$2,428	$2,469	$2,265	$4,783
Loans	$2,287	$257	$967	$709	$—	$—	$354
Total	$70,837	$16,889	$38,858	$3,163	$2,495	$2,290	$7,142
As of December 31, 2020:
(in thousands of dollars)	Total	2021	2022	2023	2024	2025	Thereafter
Notes payable	$22,465	$14,880	$5,503	$26	$26	$26	$2,006
Operating lease obligations	$11,134	$1,316	$1,333	$1,372	$1,413	$1,208	$4,492
Loans	$2,287	$257	$967	$709	$—	$—	$354
Total	$35,886	$16,454	$7,802	$2,106	$1,439	$1,234	$6,852
Off-Balance Sheet Arrangements
Dream Holdings did not have any off-balance sheet financing arrangements as of March 31, 2021, December 31, 2020, or December 31, 2019.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.
We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk
As of March 31, 2021, we had cash and cash equivalents of $77.1 million, which consisted primarily of highly liquid investments, generally including money market accounts, which carry a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.
Credit Risk
Our cash and cash equivalent and deposits with banks and financial institutions are subject to concentration of credit risk. We place cash and cash equivalents with financial institutions that management believes are of high credit quality. We have not experienced any losses related to these accounts and believe our credit risk to be minimal, however the degree of credit risk can vary based on many factors including, but not limited to, the duration of the transaction and the contractual terms of the agreement. As appropriate, management evaluates and approves credit standards and oversees the credit risk management function related to investments.
Critical Accounting Policies and Estimates
The discussion and analysis of Dream Holdings’ financial condition and results of operations is based upon financial statements which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent liabilities and assets at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Certain of Dream Holdings’ accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty.
The accounting policies described below are those our management team considers to be the most critical to understanding of Dream Holdings’ financial condition and results of operations and that require the most complex and subjective management judgment.
Stock-based compensation
The Company recognizes in its Consolidated Statements of Operations the grant date fair value of stock options issued. The Company’s options include those that are subject to service-based vesting conditions. Stock-based compensation expense is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. The Company recognizes forfeitures of awards as they occur. The Company estimates the fair value of its stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of the Company’s common stock, expected term, expected volatility, risk-free interest rate and expected dividends. Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, the Company’s equity-based compensation could be materially different.
Revenue Recognition
Beginning on January 1, 2019, we adopted ASC 606, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method applied to contracts which were not completed upon the adoption date. The cumulative effect of applying the new standard did not have a material impact on our results of operations or financial position. Under ASC 606, revenue is recognized when or as control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services based on the agreement with the customer.
We recognized revenue from the sales of produce and research and development services. We recognize revenue when performance obligations are satisfied by transferring control of a promised good or service to a customer. For performance obligations that are satisfied at a point in time, we also consider the following indicators to assess whether control of a promised good or service is transferred to the customer: (i) right to payment; (ii) legal title; (iii) physical possession; (iv) significant risks and rewards of ownership; and (v) acceptance of the good or service. For performance obligations satisfied over time, we recognize revenue over time by measuring the progress toward complete satisfaction of a performance obligation, using the cost to cost method.
The duration of our contracts with customers are typically less than one year, therefore we apply the practical expedient as mentioned in paragraph ASC 606-10-50-14 and do not disclose information about the transaction price allocated to remaining performance obligations that are part of contracts with original expected terms of one year or less.
The application of various accounting principles related to the measurement and recognition of revenue requires us to make judgments and estimates. Specifically, complex arrangements with nonstandard terms and conditions may require relevant contract interpretation to determine the appropriate accounting treatment. The transactions to which there were complex arrangements or nonstandard terms were immaterial.
Fair Value of Warrants
We account for outstanding warrants to purchase shares of our preferred stock as a liability at fair value, given they result in obligations to repurchase the Company’s shares and require or may require the Company to settle the obligation by transferring its assets. The warrant is subject to remeasurement to fair value at each balance sheet date, and any change in fair value is recognized in interest expense, in the consolidated statements of operations and consolidated loss. The liability is adjusted for changes in fair value until the earliest of the exercise, expiration of the warrants or the issuance of securities in a Qualified Equity Financing. We estimate the fair value of the liability using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, including assumptions for expected volatility, expected life, yield, and risk-free interest rate.
Fair Value of Embedded Derivative
Our convertible notes contain a redemption feature that was determined to be an embedded derivative liability, for which we elected the fair value option. The embedded derivative liability is subject to remeasurement to fair value at each balance sheet date, and any change in fair value is recognized in interest expense, in the consolidated statements of operations and consolidated loss. The liability is adjusted for changes in fair value until the expiration of the convertible notes or the issuance of securities in a Qualified Equity Financing. We estimate the fair value using a scenario-based analysis of the probability-weighted present value of expected future investment returns, considering possible outcomes available to the noteholders, including conversions in subsequent equity financings, change of control transactions, settlement and dissolution.
Fair Value of Common Stock
The fair value of our common stock underlying our stock-based compensation is determined by the Dream Holdings Board, with reviews and input from third-party valuations to determine the fair value of stock awards and option grants. We believe that the Board has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market for our common stock, the valuations of common stock were determined in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and the Board exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of fair value of our common stock, including the following factors:
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the results of contemporaneous valuations performed at periodic intervals by an independent valuation firm;

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the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our Common Stock;

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the prices of our convertible preferred stock and Common Stock sold to investors in arms-length transactions or offered to investors through a tender offer;

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our actual operating and financial performance and estimated trends and prospects for our future performance;

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our stage of development;

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the likelihood of achieving a liquidity event, such as an initial public offering, merger with a SPAC, direct listing, or sale of our company, given prevailing market conditions;

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the lack of marketability involving securities in a private company;

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the market performance of comparable publicly traded companies; and

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U.S. and global capital market conditions and overall economic conditions.

For the period ended March 31, 2021, we determined the fair value of our common units using the income approach and market approach valuation methods, due to the relevancy of the 2021 proposed merger with Spring Valley as a market indicator of value. For the period ended March 31, 2020, we determined the fair value of our common units using the income approach and market approach valuation methods, due to the relevancy of the 2019 issuance of the Company’s Series 2 Preferred Stock as a market indicator of value.
For the year ended December 31, 2020, we determined the fair value of our common units using the income approach, given the Company is at a very early stage of development and operates in a niche industry with no true public peers. For the year ended December 31, 2019, we determined the fair value of our common units using the income approach and market approach valuation methods, due to the relevancy of the 2019 issuance of the Company’s Series 2 Preferred Stock as a market indicator of value.
The income approach estimates the enterprise value of our business based on our expectation of future cash flows discounted to their present values using a discount rate based on our weighted-average cost of capital. The market approach estimates value based on based on the proposed transaction price of the merger, for the period ended March 31, 2021, or based on the previous price of the last venture investment, or issuance, and the subsequent liquidity event required to recoup the original investment amount, for the periods ended March 31, 2020, and December 31, 2019.
The enterprise value was then allocated to our common units using the Black-Scholes option pricing method, under which our common units are considered to be a call option with a claim on the enterprise value at an exercise price equal to the remaining value immediately after the preferred units are liquidated. Additionally, we applied a non-marketability discount in consideration of the fact that unitholders could not freely trade the common units in the public markets.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our Common Stock.
Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
After the completion of the Business Combination Dream Holdings expects to be an “emerging growth company” as defined in Section 2(a) of the Securities Act upon completion of the Business

Combination and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Entity will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Entity has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Entity has issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2024, and the Combined Entity expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Combined Entity’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Recent Accounting Pronouncements
For a discussion of Dream Holdings new or recently adopted accounting pronouncements, see Note 1 in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement.

MANAGEMENT OF NEW AEROFARMS FOLLOWING THE BUSINESS COMBINATION
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “we,” “us” or “our” refers to Dream Holdings and its consolidated subsidiaries prior to the consummation of the Business Combination and to New AeroFarms and its consolidated subsidiaries following the Business Combination.
Executive officers and directors after the Business Combination
Effective immediately after the consummation of the Business Combination, the business and affairs of New AeroFarms will be managed by or under the direction of the New AeroFarms Board. The management team of New AeroFarms is expected to be composed of the management team of Dream Holdings. The following table lists the names, ages as of December 31, 2020, and positions of the individuals who are expected to serve as directors and executive officers of the post-combination company upon consummation of the Business Combination:
Name	Age	Position
Executive Officers:
David Rosenberg	48	Chief Executive Officer and Director
Guy Blanchard	53	Chief Financial Officer
Andreas Sokollek	58	Chief Operating Officer
Mark Boyland	57	Secretary and General Counsel
Anthony Gulotta	61	Treasurer
Directors:
James (“Jim”) Borel	65	Director
Alastair Cooper	58	Director
Stephan Dolezalek	64	Director and Chairman of the Board of Directors
Debora Frodl	55	Director
Omar Karim	34	Director
Bethmara Kessler	57	Director
Peter Lacy	42	Director
Patrick Wood, III	58	Director
Executive officers
David Rosenberg will serve as Chief Executive Officer and as a member of the board of directors of New AeroFarms. As a co-founder of AeroFarms, Mr. Rosenberg has served as AeroFarms’ Chief Executive Officer and a member of its board of directors since 2011. Mr. Rosenberg is a serial entrepreneur with over 14 years of experience leading Silicon Valley venture capital-backed companies. He dedicates his time to several local and international organizations including serving as a member of the World Economic Forum (“WEF”). Mr. Rosenberg co-founded and co-chaired the Young Global Leaders Circular Economy Taskforce and he is a member of the Global IoT Council. Mr. Rosenberg was also a member of the U.S. delegation to the B20 Sustainable Food System Taskforce, which advises the G20. In addition, Mr. Rosenberg serves as a member of the board of directors of Aspire, a leader in insect proteins, Clara Foods, a leader in non-animal-based egg proteins, and a Managing Trustee of New Jersey’s Liberty Science Center, a prominent U.S. interactive science museum. In 2017, Mr. Rosenberg was privileged to co-chair New Jersey Governor Phil Murphy’s Agriculture Transition Committee. Mr. Rosenberg has been honored by the Liberty Science Center as a 2019 Genius Innovator, recognized as Ernst & Young’s (NJ) Entrepreneur of the Year (Food and Beverage) and was named one of the 100 “Most Intriguing Entrepreneurs” at Goldman Sachs’ 2019 Annual Builders and Innovators Summit. In 2008, the WEF recognized Mr. Rosenberg as Technology Pioneer for a nanotechnology company he founded and built and in 2010 as a Young Global Leader. He holds an M.B.A. from Columbia Business School and a B.A. from the University of North Carolina at Chapel Hill. Mr. Rosenberg competed for the U.S. in fencing where he was a finalist at a World Cup and won three

U.S. National Team Fencing Championships and two individual silver medals. We believe Mr. Rosenberg’s significant management and leadership experience in the Sustainability industry makes him well qualified to serve as a member of our board of directors.
Guy Blanchard will serve as Chief Financial Officer of New AeroFarms. Mr. Blanchard has served as Dream Holdings’ Chief Financial Officer since 2016. From 2014 to 2016, Mr. Blanchard served as Vice President, Corporate Development of AeroFarms. In addition, Mr. Blanchard served at various intervals as Secretary and Acting Chief Operating Officer of AeroFarms. Prior to serving in his roles at AeroFarms, Mr. Blanchard previously worked as a Senior Vice President at Amonix, Inc., a Managing Director at Fortress Investment Group’s Drawbridge Funds and Vice President of GATX Capital Corporation. Mr. Blanchard holds an M.B.A. and a B.S. in Agricultural and Managerial Economics from the University of California, Davis.
Andreas Sokollek will serve as Chief Operating Officer of New AeroFarms. Mr. Sokollek has served as Dream Holdings’ Chief Operating Officer since 2020. From 2017 to 2019, Mr. Sokollek served as Chief Operating Officer of Schweid & Sons. Mr. Sokollek worked previously as Chief Supply Chain Officer at Snyder’s Lance, Inc., Senior Vice President of Supply Chain and Operations at Chobani, Senior Vice President of Manufacturing at Kraft Foods Global Inc., Senior Vice President, Operations for the US Snacks Division at Kraft Foods Global Inc. (NASDAQ:MDLZ). Mr. Sokollek’s professional experience in the food industry as an operations and supply chain executive has spanned more than 29 years including responsibility for overseeing operations, supply chain, procurement, engineering, research and development, and information technology, leading organizations ranging from 250 to 33,000 employees. He holds a M.Sc. in Food Process Engineering from the Technical University of Munich in Germany.
Mark Boyland will serve as Secretary and General Counsel of New AeroFarms. Since 2020, Mr. Boyland has served as General Counsel and Secretary of Dream Holdings. From 2017 to 2020, Mr. Boyland served as Head of Compliance at Tata Consumer Products. From 2015 to 2016, Mr. Boyland served as Of Counsel at DLA Piper LLP (US). From 2013 to 2015, Mr. Boyland served in the roles of General Counsel and Vice President of Risk Management and EH&S Regulatory at Benjamin Moore & Co. In addition, since 2019, Mr. Boyland serves as a member of the board of directors of Rise Up To Cure Paralysis, Yum Club, and Mr. Privi. Mr. Boyland holds a J.D. with honors from The George Washington University Law School and a B.A. in Government and Economics from Cornell University.
Anthony Gulotta will serve as Treasurer of New AeroFarms. Mr. Gulotta has served as Dream Holdings’ Treasurer since 2020. Since 2018, Mr. Gulotta has also served as Vice President, Finance of Dream Holdings. Prior to serving in his roles at Dream Holdings, Mr. Gulotta served for the years 2003 to 2018 in various capacities including as Chief Financial Officer and Treasurer of Skidata, Inc., a wholly owned subsidiary of Skidata AG, which is wholly owned by The Kudelski Group (SIX:KUD.S). Mr. Gulotta holds a B.B.A. in Public Accounting from Hofstra University. Mr. Gulotta also holds a Certified Public Accounting (CPA) license in both the states of New York (active) and New Jersey (inactive).
Directors
James (“Jim”) Borel will serve on the board of directors of New AeroFarms. Mr. Borel has served as a member of Dream Holdings’ board of directors since 2020. Mr. Borel currently serves as a member of the board of directors of various companies in the Sustainability industry. Since 2016, Mr. Borel has served as a member of the board of directors and the Chairman of the board of directors of Neogen Corporation (NASDAQ:NEOG), which operates in the food and animal safety industries. Since 2016, Mr. Borel also has served as a member of the board of directors of Farmers Edge, LLC (TSX: FDGE) which operates in the precision agriculture industry. Since 2017, Mr. Borel has served as a member of the board of directors of Eat Just, Inc., which operates in alternative protein foods. Additionally, since 2018, Mr. Borel has served as a member of the board of directors of Renewable Energy Group, Inc. (NASDAQ:REGI). He holds a B.S. in Agriculture Business from Iowa State University. We believe Mr. Borel’s significant experience in the Sustainability industry makes him well qualified to serve as a member of our board of directors.
Alastair Cooper will serve on the board of directors of New AeroFarms. Mr. Cooper has served as a member of Dream Holdings’ board of directors since 2017. Since 2016, Mr. Cooper has served as Partner and Senior Investment Manager of ADM Capital Europe LLP as well as Head of Venture Capital Investments of the Cibus Fund. Since 2018, Mr. Cooper serves as a member of the board of directors of Enterra Feed Corporation (OTCM:ETER). Since 2019, Mr. Cooper serves as a member of the board of directors of M2i Life Sciences. Since 2020, Mr. Coopers serves as a member of board of directors of Connecterra, Saga Robotics, Aquapak, and Ostara Nutrient Recovery Technologies Inc. In addition, Mr. Cooper also serves as director of Cibus Foundation Limited. Mr. Cooper also previously served as Managing Director at Morgan Stanley (NYSE:MS) for 16 years. He holds a B.Sc. with honours from the University of Exeter in the United Kingdom. We believe Mr. Cooper’s significant experience in investments in the Sustainability industry makes him well qualified to serve as a member of our board of directors.
Stephan Dolezalek will serve as a member and the Chairman of the board of directors of New AeroFarms. He has over 40 years of experience as a corporate lawyer, venture capitalist and board member of technology-driven companies. Mr. Dolezalek has served as a member of the Dream Holdings board of directors since 2018 and as its Chairman since 2019. Since 2019 Mr. Dolezalek has served as Executive Director of Wheatsheaf Group Ltd. (“Wheatsheaf”), an investment arm of the Grosvenor Estate, that operates, invests in and helps to develop businesses in the food and agriculture sectors with one of the largest investment teams in the ag-tech venture investment space. From 2018 to 2019 Mr. Dolezalek served as a non-Executive Director of Wheatsheaf. From 2016 to 2018, Mr. Dolezalek served as Senior Adviser with respect to the formation of Breakthrough Energy Ventures, an entity formed by the family investment office of Bill Gates. From 1999 until 2017, Mr. Dolezalek served as a Managing Director of VantagePoint Capital Partners, a private equity firm. In addition, Mr. Dolezalek is also the founder of Resourcient Group, LLC and currently serves as its Managing Partner. Mr. Dolezalek also currently serves as a Board Member of Benson Hill, a leading developer of plant-based proteins. He holds a J.D. degree from the University of Virginia School of Law and a bachelor’s degree in city planning from the University of Virginia School of Architecture. We believe Mr. Dolezalek’s significant investment and management experience in the Sustainability industry makes him well qualified to serve as a member and Chairman of our board of directors.
Debora Frodl will serve on the board of directors of New AeroFarms. Ms. Frodl has over 30 years of international business experience with General Electric Company. From 2012 to 2017, Ms. Frodl served as the Global Executive Director of Ecomagination. Ms. Frodl repositioned this sustainable technology strategy into one of multi-faceted innovation and expansive global growth. During Ms. Frodl’s tenure from 2012 to 2017, GE Ecomagination’s revenues exceeded $125.0 billion. From 2010 to 2012, Ms. Frodl served as GE’s Chief Strategy Officer and Global Alternative Fuels Leader where she pioneered the business strategy to decarbonize the commercial fleet industry through alternative fuel vehicles and infrastructure technologies. From 2005 to 2010, Ms. Frodl served as Chief Commercial Officer of GE Capital Fleet Services, from 2004 to 2005, as Chief Marketing Officer of GE Capital Commercial Equipment Finance and from 2002 to 2004, as Chief Executive Officer of GE Capital Dealer Finance. From 1999 to 2004, Ms. Frodl served as Chief Executive Officer of GE Capital Public Finance. Currently Ms. Frodl serves on the board of directors for Renewable Energy Group, Inc. and ITC Holdings Corp. and Chair of the board for XL Hybrids, a leader in smart vehicle electrification for commercial fleets. Ms. Frodl has been recognized by Green Building & Design as 2017 “Woman in Sustainability Leadership,” Women’s Council on Energy and the Environment as 2014 “Woman of the Year,” Connected World Magazine as 2013 “Top Women in M2M.” She holds an M.B.A. from the University of St. Thomas and BSBA from Minnesota State University. We believe Ms. Frodl’s significant experience in the Sustainability industry in several public company roles makes her well qualified to serve as a member of our board of directors.
Omar Karim will serve on the board of directors of New AeroFarms. Mr. Karim has served as a member of Dream Holdings’ board of directors since 2017. Since 2017, Mr. Karim serves as the Chief Investment Officer of Dubai Holding LLC, a United Arab Emirates global investment holding company that manages a US$35 billion multinational portfolio of strategic and financial investments across real estate, hospitality, leisure and entertainment, telecommunications and media, travel and tourism, consumer retail and sustainable and renewable energy. In the latter sector, Mr. Karim recently led negotiations that earlier this year successfully concluded in a partnership among Dubai Holding and a consortium of multinational investors including ITOCHU Corporation, Hitachi Zosen Inova and BESIX Group to build and operate one of the world’s largest waste to renewable energy facilities in the United Arab Emirates. From 2017 to 2019, Mr. Karim additionally served as Senior Vice President and Advisor to the Group Chairman of Dubai Holding affiliate, Meraas Holding LLC and its group, which was merged and integrated into the Dubai

Holding group in June 2020. From 2010 to 2017, Mr. Karim served as an investment banker at UBS Investment Bank (NYSE:UBS) where he was responsible for the execution of a broad range of mergers, acquisitions, debt and equity financing transactions with global public and private clients across the consumer and retail, telecommunications and media and real estate sectors. Mr. Karim began his career at KPMG in Australia in their corporate finance practice, where he held various roles focused on mergers and acquisitions, capital markets and valuation of businesses and infrastructure assets. Apart from leading Dubai Holding’s investment strategy and managing its global portfolio of joint ventures and investments in public and private companies, Mr. Karim also serves and has recently served as a member of the board of directors of multiple companies spanning the retail, hospitality, travel and tourism and maritime sectors both in the United Arab Emirates and beyond, including Azadea Holding Company (DIFC) Limited, Merex Investment Group LLC, Rove Hotels LLC, Certares Holdings (Blockable) LLC and D Marin Dubai LLC. He holds a bachelor’s degree in accounting and finance from Monash University in Australia. We believe Mr. Karim’s significant experience in global investments makes him well qualified to serve as a member of our board of directors.
Bethamara Kessler will serve on the board of directors of New AeroFarms. From 2014 to 2016, Ms. Kessler served as the Head of Internal Audit of Campbell Soup Company (“Campbell”) (NYSE:CPB). From 2016 to 2018, Ms. Kessler served as Head of Integrated of Global Services of Campbell. In addition, since 2014, Ms. Kessler serves as a speaker/advisor as part of the faculty of the Association of Certified Fraud Examiners (“ACFE”). Ms. Kessler is also a member of the ACFE Faculty Advisory Council and served as the Chair of the ACFE Board of Regents from 2018 to 2021. Ms. Kessler frequently speaks on a variety of topics related to fraud prevention and detection, investigations, auditing, compliance and risk. She is a contributing author to the ACFE’s Fraud Examiners Manual and “Fraud Casebook: Lessons from the Bad Side of Business” as well as several articles that have appeared in Internal Auditor Magazine, The Journal of Accountancy and other specialty publications. Ms. Kessler’s professional career spans more than 30 years in positions that include Chief Compliance Officer, Chief Audit Executive and Enterprise Risk Management Head. Her extensive experience also includes leadership roles in audit, risk management, information technology and corporate investigations in companies such as Ernst & Young LLP, Avon Products (LSE:AVON), Nabisco, EMI Group, LBrands (NYSE:LB), The Fraud and Risk Advisory Group and Warner Music Group (NASDAQ:WMG). Ms. Kessler has been named one of the Top 100 Leading LGBT Executives for 3 years from OUTstanding and the Financial Times. The Pennsylvania Diversity Council also named her as one of the Most Powerful and Influential Women of Pennsylvania and NJBiz named her one of the Best 50 Women in Business. Ms. Kessler holds a B.B.A. in accounting from Baruch College. We believe Ms. Kessler’s significant accounting and finance experience as well as serving in several public company roles makes her well qualified to serve as a member of our board of directors.
Peter Lacy will serve on the board of directors of New AeroFarms. Mr. Lacy has served as a member of Dream Holdings’ board of directors since 2019 and an advisory board member of AeroFarms from 2014 to 2019. Since 2008, Mr. Lacy has served in various senior leadership roles at Accenture (NYSE:ACN) and currently serves as Chief Responsibility Officer and Global Sustainability Services Lead. Mr. Lacy is a member of Accenture’s Global Management Committee and leads Accenture’s relationships with the WEF and the United Nations Global Compact. Mr. Lacy serves on the board of the WEF’s Forum of Young Global Leaders. He has more than two decades of industry experience advising Chief Executive Officers and senior leaders of companies, governments and international organizations on strategy development, digital transformation, innovation and sustainability. Mr. Lacy is recognized as a foremost expert on responsible business and sustainability. His expertise extends to areas such as quantifying value of the circular economy, new business models and technologies, and developing sources of growth and innovation for companies and governments. These concepts were introduced in his two international bestsellers, Waste to Wealth (2015) and The Circular Economy Handbook (2020). Mr. Lacy holds a B.A. with honors from the University of Nottingham in the United Kingdom and has been a Business Fellow at the University of Oxford since 2010. We believe Mr. Lacy’s significant experience in advising Chief Executive Officers, boards of directors and senior executive teams on growth and innovation strategies through disruptive technologies as a lens for business value and impact in the Sustainability Industry makes him well qualified to serve as a member of our board of directors.
Patrick Wood, III will serve on the board of directors of New AeroFarms. Mr. Wood has over 25 years of experience in the development, financing, regulation, and the legal and policy issues of energy infrastructure. Currently, Mr. Wood serves as CEO of the Hunt Energy Network, a distributed energy platform company, since February 2019. Known for his role in setting up competitive energy markets in Texas and across the country, Mr. Wood served as Chairman of both the Public Utility Commission of Texas from 1995 to 2001 and the Federal Energy Regulatory Commission from 2001 to 2005. Since leaving public service, he has focused on developing energy infrastructure projects and companies. He currently serves as a director of SunPower (Nasdaq: SPWR) and of Quanta Services, Inc. (NYSE: PWR), including his recent appointment to Luma Energy, overseeing the Quanta-ATCO joint venture to operate the Puerto Rico utility system. Mr. Wood served as board chairman of independent power producer Dynegy from its emergence from bankruptcy in 2012 through its merger with Vistra Energy in 2018 for $1.7 billion in an all stock deal, creating a $10.0 billion publicly traded equity valued company upon closing. He was a strategic advisor to Natural Gas Partners from 2005 to 2014, when he became an independent director of Memorial Resources Development (Nasdaq: MRD) upon its IPO in 2014. MRD was subsequently sold to Range Resources in 2016 for $4.2 billion in enterprise value. Mr. Wood was also a past director of TPI Composites, Inc. (Nasdaq: TPIC) and has prior affiliations with InfraREIT (NYSE: HIFR), Airtricity, First Wind, Texas Genco, The Texas A&M Smart Grid Council, the American Council on Renewable Energy, and remains a member of the National Petroleum Council. We believe Mr. Wood’s significant experience in the Sustainability industry in both corporate and government positions makes him well qualified to serve as a member of our board of directors.
Election of executive officers
New AeroFarms’ executive officers are appointed by, and serve at the discretion of, the New AeroFarms Board.
Family relationships
There are no family relationships among any of New AeroFarms’ executive officers or directors.
Board composition
New AeroFarms’ business and affairs will be organized under the direction of the New AeroFarms Board. We anticipate that the New AeroFarms Board will consist of nine members upon the consummation of the Business Combination. Stephan Dolezalek will serve as Chairman of the New AeroFarms Board. Upon consummation of the Business Combination, the New AeroFarms Board will appoint a lead independent director. The primary responsibility of the New AeroFarms Board will be to provide oversight, strategic guidance, counseling and direction to New AeroFarms’ management. The New AeroFarms Board will meet on a regular basis and additionally as required.
Classified board of directors
In accordance with the terms of the Proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, the New AeroFarms Board will consist of nine (9) members and be divided into three (3) classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The New AeroFarms Board will be divided among the three classes as follows:
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the Class I directors, which we anticipate will be Alastair Cooper, Stephan Dolezalek, and Omar Karim, and their terms will expire at the first annual meeting of stockholders to be held after the consummation of the Business Combination;

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the Class II directors, which we anticipate will be Jim Borel, Patrick Wood, and Bethmara Kessler, and their terms will expire at the second annual meeting of stockholders to be held after the consummation of the Business Combination; and

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the Class III directors, which we anticipate will be David Rosenberg, Debora Frodl, and Peter Lacy, and their terms will expire at the third annual meeting of stockholders to be held after the consummation of the Business Combination.

Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. The Proposed Certificate of Incorporation and Proposed Bylaws, which, in each case, will be effective upon the consummation of the Business Combination will authorize only the New AeroFarms Board to fill vacancies on the New AeroFarms Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the New AeroFarms Board may have the effect of delaying or preventing changes in control of New AeroFarms.
Director independence
Upon the consummation of the Business Combination, the New AeroFarms Board is expected to determine that each of the directors except for Mr. Rosenberg on the New AeroFarms Board will qualify as independent directors under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and SEC rules and regulations. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors will review and discuss information provided by the directors and Dream Holdings with regard to each director’s business and personal activities and relationships as they may relate to Dream Holdings and its management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them as described in the section entitled “Certain Relationships and Related Party Transactions.”
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. New AeroFarms intends to satisfy the audit committee independence requirements of Rule 10A-3 as of the consummation of the Business Combination. Additionally, compensation committee members must not have a relationship with New AeroFarms that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Committees of the board of directors
Effective upon the consummation of the Business Combination, the New AeroFarms Board will have three standing committees — an audit committee, a compensation committee and a nominating and corporate governance committee. Following the consummation of the Business Combination, copies of the charters for each committee will be available on New AeroFarms’ website.
Audit committee
New AeroFarms’ audit committee will consist of Alastair Cooper and Stephan Dolezlaek, with Bethmara Kessler serving as the chair.
Our board of directors is expected to determine that each of the members of the audit committee meet the independence requirements under Nasdaq and SEC rules and is financially literate, and Bethamara Kessler qualifies as an audit committee financial expert within the meaning of the SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, our board of directors will consider Bethmara Kessler’s formal education and previous experience in financial roles. Both New AeroFarms’ independent registered public accounting firm and management periodically will meet privately with New AeroFarms’ audit committee.
The functions of this committee are expected include, among other things:

•
selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;

•
ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•
establishing procedures for employees to anonymously submit concerns about accounting, audit or other matters;

•
considering the adequacy of our internal controls;

•
reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and

•
approving, or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New AeroFarms will comply with future requirements to the extent they become applicable to New AeroFarms.
Compensation committee
New AeroFarms’ compensation committee will consist of Stephan Dolezalek and Debora Frodl, with Jim Borel serving as the chair. Our board of directors is expected to determine that each of the members of New AeroFarms’ compensation committee meets the independence requirements under Nasdaq and SEC rules. Each member of this committee will also be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
The functions of the compensation committee are expected to include:
•
reviewing and approving, or recommending that the New AeroFarms Board approve, the compensation and the terms of any compensatory agreements of our Chief Executive Officer and our other executive officers;

•
reviewing and recommending to the New AeroFarms Board the compensation of its directors;

•
administering our stock and equity incentive plans;

•
reviewing and approving, or making recommendations to the New AeroFarms Board with respect to, incentive compensation and equity plans;

•
establishing New AeroFarms’ overall compensation philosophy; and

•
such other functions as are required to comply with Nasdaq listing rules.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New AeroFarms will comply with future requirements to the extent they become applicable to New AeroFarms.
Nominating and Corporate Governance Committee
New AeroFarms’ nominating and environmental, sustainability and governance committee (“nominating and corporate governance committee”) will consist of Omar Karim and Peter Lacy, with Patrick Wood serving as the chair. Our board of directors is expected to determine that each of the members of New AeroFarms’ nominating and corporate governance committee meet the independence requirements under Nasdaq and SEC rules.
The functions of the nominating and corporate governance committee are expected to include:
•
identifying and recommending candidates for membership on the New AeroFarms Board;

•
recommending directors to serve on board committees;

•
oversight of the company’s environmental, social and governance initiatives;

•
reviewing and recommending to the New AeroFarms Board any changes to our corporate governance principles;

•
reviewing proposed waivers of the code of conduct for directors and executive officers;

•
overseeing the process of evaluating the performance of the New AeroFarms Board; and

•
advising the New AeroFarms Board on corporate governance matters.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New AeroFarms will comply with future requirements to the extent they become applicable to New AeroFarms.
Compensation committee interlocks and insider participation
None of the intended members of New AeroFarms’ compensation committee is currently, or has been at any time, one of New AeroFarms’ officers or employees. No other intended executive officer of New AeroFarms has served as a member of Dream Holdings’ board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on New AeroFarms Board or compensation committee during 2021.
Code of business conduct and ethics
Prior to the completion of the Business Combination, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our President and Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics will be posted on the investor relations page of New AeroFarms’ website. The reference to New AeroFarms’ website address in this filing does not include or incorporate by reference the information on that website into this filing. New AeroFarms intends to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on its website or in public filings to the extent required by the applicable rules.
Non-employee director compensation
The following table sets forth information concerning the compensation paid to certain of Dream Holdings’ non-employee directors for the year ended December 31, 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Nikolaus Bormann	—	—	—	—	—	—	—
Alastair Cooper	—	—	—	—	—	—	—
Stephan Dolezalek	200,000(2)	—	396,431	—	—	—	596,431
Omar Karim	—	—	—	—	—	—	—
Jim Borel	40,000	—	96,798	—	—	—	136,798
Peter Lacy	40,000	—	98,348	—	—	—	138,348

(1)
Amounts reflect the full grant date fair value of awards of stock or options granted computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual.

(2)
Paid to Wheatsheaf Group US Inc. on behalf of Stephan Dolezalek as Chairman of Dream Holdings’ board of directors.

Before the Business Combination, Dream Holdings’ compensation committee evaluated and made periodic adjustments to director compensation in consultation with the compensation committee’s external compensation advisors but did not adopt a formal policy to provide cash or equity compensation to Dream Holdings’ non-employee directors for their service on its board of directors or committees of its board of directors. In connection with the Business Combination, the New AeroFarms Board expects to approve the non-employee director compensation policy described below, which is designed to align compensation with New AeroFarms’ business objectives and the creation of stockholder value, while enabling New AeroFarms to attract, retain, incentivize and reward directors who contribute to the long-term success of the company.
Under the contemplated policy, on the date of each annual meeting of New AeroFarms’ stockholders, each non-employee director who is serving on the New AeroFarms Board prior to, and will continue to serve on the New AeroFarms Board following, such annual meeting will be granted Restricted Stock Units under the 2021 Equity Incentive Plan covering shares with a value equal to $       (the “Annual Award”). The Annual Award will be granted on the date of the annual meeting of New AeroFarms’ stockholders (the “Annual Award Grant Date”). The Annual Award will vest on the earlier of (a) the date of the next annual meeting of New AeroFarms’ stockholders and (b) the date that is one year following the Annual Award Grant Date, subject to continued service on each applicable vesting date.
Each non-employee director will receive annual cash compensation of $ for service on the New AeroFarms Board, and additional cash compensation for the chairperson of each committee as set forth below. All cash payments will be made quarterly in arrears and will be pro-rated for any partial quarters of service.
•
Lead Independent Director: $

•
Audit Committee Chair: $

•
Compensation Committee Chair: $

•
Nominating and corporate governance Committee Chair: $

The policy will also be subject to limits set forth in the 2021 Equity Incentive Plan, which provides that no non-employee director may receive awards under the 2021 Equity Incentive Plan with an aggregate fair value on the Annual Award Grant Date that, when combined with cash compensation received for service as a non-employee director, exceeds $       in a calendar year.
New AeroFarms expects to review director compensation periodically to ensure that director compensation remains competitive such that New AeroFarms is able to recruit and retain qualified directors.
The New AeroFarms Board is expected to adopt Stock Ownership Guidelines that require each member of the New AeroFarms Board to achieve stock ownership with a value equal to five times his or her annual cash compensation within five years.
Executive compensation prior to the Business Combination
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Dream Holdings,” “we,” “us” or “our” refers to Dream Holdings prior to the consummation of the Business Combination and to New AeroFarms and its consolidated subsidiaries following the Business Combination.
2020 summary compensation table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for 2020.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified deferred compensation earnings ($)	All Other compensation ($)	Total ($)
David Rosenberg,	350,000	110,998	—	1,140,144	—	—	11,460(2)	1,612,602
Chief Executive Officer(3)
Guy Blanchard,	300,000	79,284	—	381,863	—	—	11,460(3)	772,607
Chief Financial Officer
Andreas Sokollek,	293,333	—	—	388,456	—	—	10,722(4)	692,511
Chief Operating Officer

(1)
Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 11 of the notes to our financial statements included in this proxy statement/prospectus. Such grant-date fair market value does not take into account any estimated forfeitures related to service-vesting conditions.

(2)
Includes (i) $11,400 in matching contributions under our 401(k) plan and (ii) $60 in life insurance premiums paid on behalf of Mr. Rosenberg.

(3)
Includes (i) $11,400 in matching contributions under our 401(k) plan and (ii) $60 in life insurance premiums paid on behalf of Mr. Blanchard.

(4)
Includes (i) $10,667 in matching contributions under our 401(k) plan and (ii) $55 in life insurance premiums paid on behalf of Mr. Sokollek.

Equity compensation
Dream Holdings previously granted, and New AeroFarms will, from time to time, grant equity awards to its named executive officers, which are generally subject to vesting based on each named executive officer’s continued service. Each of our named executive officers currently holds outstanding options to purchase shares of our common stock that were granted under our 2017 Omnibus Incentive Plan, as set forth in the table below titled “2020 Outstanding Equity Awards at Fiscal Year-End.”
Potential payments upon termination or change of control
Pursuant to that certain executive employment agreement entered into between AeroFarms (the “Company”) and David Rosenberg in November 2011, the Company may terminate the Employment Term (as defined therein) of Mr. Rosenberg any time immediately for Cause (as defined therein) upon written notice to Mr. Rosenberg. Upon termination for Cause, Mr. Rosenberg shall be entitled to receive (i) the unpaid portion of his Base Salary (as defined therein) then in effect; (ii) payment for any unused vacation days; and (iii) the vested portion of any Incentive Compensation (as defined therein). In the case of clauses (i), (ii), and (iii), the payments shall be made in the amounts of which have accrued through the effective date of Mr. Rosenberg’s termination.
If Mr. Rosenberg’s employment is terminated by reason of a Permanent Disability (as defined therein), Mr. Rosenberg shall be entitled to receive (i) the unpaid portion of his Base Salary then in effect; (ii) the unpaid portion of any Incentive Compensation; (iii) payment for any unused vacation days; and (iv) such disability benefits as are provided under any of the Company’s benefit plans which Mr. Rosenberg was enrolled and participated at the time of his termination. In the case of clauses (i), (ii), and (iii), the payments shall be made in the amounts of which have accrued through the effective date of Mr. Rosenberg’s termination.
If Mr. Rosenberg’s employment is terminated by reason of his death, Mr. Rosenberg’s estate shall be entitled to receive (i) the unpaid portion of his Base Salary then in effect; (ii) the unpaid portion of any

Incentive Compensation; (iii) payment for unused vacation days; and (iv) such death benefits as are provide under any of the Company’s benefits plans in which Mr. Rosenberg was enrolled and participated at the time of his death. In the case of clauses (i), (ii), and (iii), the payments shall be made in the amounts of which have accrued through the date of Mr. Rosenberg’s death.
If Mr. Rosenberg’s employment is terminated without Cause (provided the Company gives 30 days’ prior written notice to Mr. Rosenberg), he shall be entitled to receive (i) the unpaid portion of his Base Salary then in effect; (ii) the unpaid portion of any Incentive Compensation; (iii) payment for unused vacation days; and (iv) any other benefits proved under any of the Company’s benefit plans in which Mr. Rosenberg and his immediate family members have participated. In the case of clauses (i), (ii), and (iii), the payments shall be made in the amounts of which have accrued through the effective date of Mr. Rosenberg’s termination.
2020 outstanding equity awards at fiscal year-end
The following table presents, for each of our named executive officers, information regarding outstanding stock options as of December 31, 2020.
	Option Awards
Name	Grant Date	Number of Securities Underlying Options(1)(2)	Exercise or Base Price of Option Awards ($/share)	Expiration Date	Grant Date Fair Value of Option Awards ($)
David Rosenberg	5/1/2017	150,000(3)	0.10	5/1/2027	15,000
	6/7/2017	150,000(4)	0.10	6/7/2027	15,000
	12/3/2019	2,585,000(5)	0.79	12/3/2029	1,110,144
Guy Blanchard	5/1/2017	499,240(3)	0.10	5/1/2027	49,924
	6/7/2017	150,000(4)	0.10	6/7/2027	15,000
	12/3/2019	738,000(5)	0.79	12/3/2029	316,939
Andreas Sokollek	2/12/2020	923,000(4)	0.79	2/12/2030	388,456

(1)
All of the outstanding equity awards were granted under the 2017 Omnibus Incentive Plan, unless otherwise indicated.

(2)
Represents shares of our common stock underlying options awarded, each of which vest over time.

(3)
The share underlying the option awards are fully vested.

(4)
25% of the shares underlying the option awards vest on the one-year anniversary of the grant date and the remaining 75% of the shares underlying the option awards vest in equal monthly installments thereafter over the subsequent 36 months, becoming fully vested on the four-year anniversary of the grant date.

(5)
The shares underlying the option awards vest in 48 equal monthly installments and become fully vested on the four-year anniversary of the grant date.

Executive Compensation
Following the Closing, New AeroFarms intends to develop an executive compensation program that is designed to align compensation with New AeroFarms’ business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of the combined company. The executive compensation program may include an executive compensation plan for which the combined company would seek stockholder approval following the Closing. Decisions on the executive compensation program will be made by the compensation committee of the New AeroFarms Board.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of Spring Valley ordinary shares as of the record date and of New AeroFarms Common Stock immediately following consummation of the Business Combination by:
•
each person known by Spring Valley to be the beneficial owner of more than 5% of Spring Valley’s outstanding ordinary shares on the record date;

•
each person known by Spring Valley who may become beneficial owner of more than 5% of New AeroFarms’ outstanding Common Stock immediately following the Business Combination;

•
each of Spring Valley’s current executive officers and directors;

•
each person who will become an executive officer or a director of New AeroFarms upon consummation of the Business Combination;

•
all of Spring Valley’s current executive officers and directors as a group; and

•
all of Spring Valley’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the record date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the record date or subject to restricted stock units that vest within 60 days of the record date are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to Dream Holdings Common Stock or underlying warrants and options of Dream Holdings listed in the table below are represented in shares of New AeroFarms Common Stock, after giving effect to the Business Combination, including application of the Exchange Ratio. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Spring Valley, Spring Valley believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
	Prior to Business Combination				After Business Combination
	Class A Shares		Class B Shares		Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers prior to the Business Combination:(1)					4,130,000	3.36	4,130,000	3.63
William Quinn(2)	—	—	5,630,000	97.9%	4,130,000	3.36	4,130,000	3.63
Christopher Sorrells	—	—	—	—	—	—	—	—
Jeffrey Schramm	—	—	—	—	—	—	—	—
Robert Kaplan	—	—	—	—	—	—	—	—
Debora Frodl	—	—	40,000	*	40,000	*	40,000	*
Richard Thompson	—	—	40,000	*	40,000	*	40,000	*
Patrick Wood, III	—	—	40,000	*	40,000	*	40,000	*
All directors and officers prior to the Business Combination (7 persons)	—	—	5,750,000	100%	4,250,000	3.45	4,250,000	3.74

	Prior to Business Combination				After Business Combination
	Class A Shares		Class B Shares		Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers after the Business Combination:
David Rosenberg(11)	—	—	—	—	3,595,840	3.02	3,595,840	3.28
Guy Blanchard(12)	—	—	—	—	816,985	*	816,985	*
Andreas Sokollek(13)	—	—	—	—	262,725	*	262,725	*
Nikolaus Bormann	—	—	—	—	—	—	—	—
James C. Borel(14)	—	—	—	—	69,560	*	69,560	*
Alastair Cooper	—	—	—	—	—	—	—	—
Stephan Dolezalek(15)	—	—	—	—	492,662	*	492,662	*
Debora Frodl	—	—	40,000	—	40,000	*	40,000	*
Omar Karim(18)	—	—	—	—	—	—	—	—
Bethmara Kessler	—	—	—	—	—	—	—	—
Peter Lacy(16)	—	—	—	—	81,035	*	81,035	*
Patrick Wood, III	—	—	40,000	—	40,000	*	40,000	*
All directors and officers after the Business Combination as a group (11 persons)	—	—	—	—	5,394,910	4.38	5,394,910	4.75
Five Percent Holders:
SV Acquisition Sponsor Sub, LLC(1)(2)	—	—	5,630,000	97.9%	4,130,000	3.36	4,130,000	3.63
Spring Valley Acquisition Sponsor, LLC(1) (2)	—	—	5,630,000	97.9%	4,130,000	3.36	4,130,000	3.63
William Quin(1) (2)	—	—	5,630,000	97.9%	4,130,000	3.36	4,130,000	3.63
Citadel Advisors LLC(3)	1,580,000	6.9%	—	—	1,580,000	1.28	1,580,000	1.39
Adage Capital Partners, L.P.(4)	1,800,000	7.83%	—	—	1,800,000	1.46	1,800,000	1.58
CVI Investments, Inc.(5)	1,980,000	8.6%	—	—	1,980,000	1.61	1,980,000	1.74
Kepos Capital LP(6)	1,270,701	5.5%	—	—	1,270,701	1.03	1,270,701	1.12
Polar Asset Management Partners Inc.(7)	1,980,000	8.61%	—	—	1,980,000	1.61	1,980,000	1.74
GSR Greens Inc.(8)	—	—	—	—	10,780,964	9.15	10,780,964	9.93
DEVA US Inc.(9)	—	—	—	—	10,160,295	9.17	10,160,295	9.96
AF Holding Limited(10)	—	—	—	—	6,239,034	5.25	6,239,034	5.70
Weiss Asset Management LP(17)	2,276,311	9.90	—	—	2,276,311	1.85	2,276,311	2.00

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of our stockholders is 2100 McKinney Ave, Suite 1675, Dallas, TX 75201.

(2)
Mr. Quinn holds a 68.25% indirect interest in Sponsor Parent; the remaining interests in Sponsor Parent are held by NGP Pearl Holdings II, L.L.C., Christopher Sorrells, Jeffrey Schramm, and Robert Kaplan. Sponsor Parent holds an 87.6% indirect interest in Sponsor; the remaining interests in the Sponsor are held by Adage Capital Partners LP, Polar Multi-Strategy Master Fund Mourant Ozannes Corp. Svcs. (Cayman) Ltd., Kepos Alpha Master Fund L.P., Kepos Special Opportunities Master Fund L.P., CVI Investments, Inc. and Glazer Special Opportunity Fund I, LP. Each holder disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)
Includes Class A ordinary shares beneficially held by Citadel Advisors Holdings LP, Citadel GP LLC, Citadel Securities LLC, CALC IV LP, Citadel Securities GP LLC, and Kenneth Griffin based on a Schedule 13G filed on December 4, 2020. The business address for Citadel Advisors Holdings LP, Citadel GP LLC, Citadel Securities LLC, CALC IV LP, Citadel Securities GP LLC, and Kenneth Griffin is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(4)
Includes Class A ordinary shares beneficially held by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson, and Phillip Gross based on a

Schedule 13G filed on December 07, 2020. The business address for Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson, and Phillip Gross is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(5)
Includes Class A ordinary shares beneficially held by CVI Investments, Inc. and Heights Capital Management, Inc. based on a Schedule 13G filed on December 14, 2020. The business address for CVI Investments, Inc. is Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands. The business address for Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, California 94111.

(6)
Includes Class A ordinary shares beneficially held by Kepos Capital LP and Mark Carhart based on a Schedule 13G filed on February 04, 2021. The business address for Kepos Capital LP and Mark Carhart is 11 Times Square, 35th Floor, New York, New York 10036.

(7)
Includes Class A ordinary shares beneficially held by Polar Asset Management Partners Inc. based on a Schedule 13G filed on February 11, 2021. The business address for Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(8)
Includes 100,000 shares of New AeroFarms Common Stock that will be issued in connection with the PIPE Financing to certain funds affiliated with GSR Greens Inc. pursuant to the Subscription Agreements. For more information on certain existing stockholders of Dream Holdings that have entered into Subscription Agreements to subscribe for shares of New AeroFarms Common Stock in connection with the PIPE Financing, please see “Certain Relationships and Related Party Transactions — Dream Holdings.” Richard Lim and James Ding hold voting and dispositive power over the shares held by GSR Greens Inc. The business address of GSR Greens Inc. is 245 Lytton Avenue, Suite 350, Palo Alto, California 93401.

(9)
Includes 750,000 shares of New AeroFarms Common Stock that will be issued in connection with the PIPE Financing pursuant to the Subscription Agreements. The business address of DEVA US Inc. is c/o Wheatsheaf Group Limited, The Quarry, Hill Road, Eccleston, Chester CH4 9HQ, United Kingdom.

(10)
The business address of AF Holding Limited is c/o Dubai Holding, P.O. Box 123311, Dubai, United Arab Emirates.

(11)
Includes 1,013,148 shares underlying options to purchase New AeroFarms Common Stock that are exercisable within 60 days of May 5, 2021.

(12)
Includes 390,671 shares underlying options to purchase New AeroFarms Common Stock that are exercisable within 60 days of May 5, 2021.

(13)
Represents shares underlying options to purchase New AeroFarms Common Stock that are exercisable within 60 days of May 5, 2021.

(14)
Represents shares underlying options to purchase New AeroFarms Common Stock that are exercisable within 60 days of May 5, 2021.

(15)
Represents shares underlying options to purchase New AeroFarms Common Stock that are exercisable within 60 days of May 5, 2021. Does not include shares held by DEVA US Inc. of which Mr. Dolezalek is an Executive Director, and who may share voting or dispositive power over such shares. Mr. Dolezalek disclaims any beneficial ownership of the reported shares of DEVA US Inc. other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(16)
Represents shares underlying options to purchase New AeroFarms Common Stock that are exercisable within 60 days of May 5, 2021.

(17)
Includes Class A ordinary shares beneficially held by BIP GP LLC, Weiss Asset Management LP, WAM GP LLC and Andrew M. Weiss, Ph.D., based on a Schedule 13G filed on April 2, 2021. The business address for BIP GP LLC, Weiss Asset Management LP, WAM GP LLC and Andrew M. Weiss, Ph.D. is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116.

(18)
Does not include shares held by AF Holding Limited, an affiliate of Dubai Holding LLC, of which Mr. Karim is Chief Investment Officer, and who may share voting or dispositive power over such shares. Mr. Karim disclaims any beneficial ownership of the reported shares of AF Holding Limited other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — Spring Valley
Founder Shares
On August 21, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,5 Class B ordinary shares, of which 5,750,000 remain outstanding. On September 30, 2020, the Sponsor transferred 40,000 founder shares to each of Debora Frodl, Richard Thompson and Patrick Wood, III, the Company’s independent director nominees. On October 22, 2020, Sponsor irrevocably surrendered to Spring Valley for cancellation and for nil consideration 1,437,500 Class B ordinary shares resulting in 5,750,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Founder Shares currently represent 20% of the Company’s issued and outstanding shares. The underwriters fully exercised their over-allotment option on November 27, 2020.
Related Party Loans
On August 21, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of December 31, 2020, the Company had borrowed approximately $124,826 under the Note, but the Note has been subsequently repaid in full.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company entered into an agreement that provides that, commencing on the date that the Company’s securities are first listed on Nasdaq Stock Market through the earlier of consummation of the initial Business Combination and the liquidation, the Company may pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.
In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee reviews on a quarterly basis all payments that are made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
Private Placement Warrants
Simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 8,900,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement, generating gross proceeds of $8,900,000.

The private placement warrants (including the shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of an initial business combination.
Each whole private placement warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the private placement warrants were added to the proceeds from the initial public offering held in the Trust Account. If Spring Valley does not complete an initial business combination within the Combination Period, the private placement units and the underlying securities will expire worthless. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Spring Valley Registration Rights Agreement
Spring Valley has previously entered into a registration and shareholder rights agreement pursuant to which its Initial Shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. At the Closing, New AeroFarms, the Sponsor and the former independent directors of Spring Valley who previously held Class B ordinary shares and the Dream Holdings Holders of New AeroFarms Common Stock will enter into the Registration Rights Agreement covering approximately 99.2 million shares of New AeroFarms Common Stock, which will supersede the registration and shareholder rights agreement, and pursuant to which, among other things, the Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New AeroFarms Common Stock. For additional information, see “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
PIPE Financing
In connection with the consummation of the Business Combination, the PIPE Investors will purchase $125,000,000 of New AeroFarms Common Stock in a private placement. The funds from such private placement will be used as part of the consideration to New AeroFarms’ equityholders in connection with the Business Combination, and any excess funds from such private placement would be used for working capital in New AeroFarms. As part of the 12,500,000 shares of New AeroFarms Common Stock to be issued pursuant to the Subscription Agreements, certain affiliates of Spring Valley have agreed to subscribe for and purchase 3,120,000 shares of New AeroFarms Common Stock on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share, for aggregate gross proceeds of $31,200,000. For additional information, see “Business Combination Proposal — Related Agreements — PIPE Financing.”
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, Sponsor, and other holders of Class B ordinary share, entered into the Sponsor Support Agreement with Spring Valley and Dream Holdings, pursuant to which the Initial Shareholders agreed to, among other things, (i) vote at any meeting of the shareholders of Spring Valley all of their ordinary shares held of record or thereafter acquired in favor of the proposals being presented at the extraordinary general meeting of Spring Valley, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
Certain Relationships and Related Person Transactions — Dream Holdings
PIPE Financing
In connection with the PIPE Financing, certain existing stockholders of Dream Holdings entered into Subscription Agreements with Spring Valley to subscribe for shares of New AeroFarms Common Stock at a purchase price of $10.00 per share. The following table summarizes the terms of the Subscription Agreements entered into by certain existing stockholders of Dream Holdings.

Name of Stockholder	Shares of New AeroFarms Common Stock	Total Purchase Price ($)
ACEG Beteiligungsgesellschaft mbH	200,000	2,000,000
DEVA US Inc.	750,000	7,500,000
Certain funds and accounts affiliated with GSR Greens Inc.(1)	100,000	1,000,000

(1)
Consists of 97,000 shares subscribed for by GSR Ventures IV, L.P. and 2,700 shares subscribed for by GSR Principals Fund IV, L.P., which are funds affiliated with GSR Greens Inc. GSR Greens Inc. is an existing stockholder of Dream Holdings Common Stock.

Certain relationships and related-party transactions — New AeroFarms
Registration Rights Agreement
Pursuant to the Merger Agreement, New AeroFarms, the Sponsor the former independent directors of Spring Valley who previously held Class B ordinary shares and the Dream Holdings Holders intend to enter into the Registration Rights Agreement covering approximately 99.2 million shares of New AeroFarms Common Stock, pursuant to which New AeroFarms provides registration rights for these parties. This agreement will become effective upon the consummation of the Business Combination. See “Other Agreements — Registration Rights Agreement,” which disclosure is incorporated herein by reference.
Policies and procedures for related-person transactions
Effective upon the consummation of the Business Combination, the board of directors of New AeroFarms expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on Nasdaq. Under the policy, New AeroFarms’ audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, New AeroFarms’ nominating and governance committee will serve as the approval authority for such transaction. New AeroFarms’ legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that New AeroFarms intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

PROPOSED CONVERSION OF NEW AEROFARMS TO A PUBLIC BENEFIT CORPORATION
It is proposed that New AeroFarms be converted to a public benefit corporation concurrently with the completion of the Business Combination, but only if the amendments contemplated by the Proposed Certificate of Incorporation of New AeroFarms to effect such conversion are approved by the holders of a majority of the ordinary shares of Spring Valley at the Spring Valley extraordinary general meeting in a vote that is separate from the vote on the Business Combination. Further information regarding public benefit corporations under the provisions of the DGCL, is provided in the following paragraphs.
New AeroFarms’ conversion to a public benefit corporation will provide continuity to AeroFarms’ operating as a public benefit corporation, which it has through Dream Holdings, an entity formed as a public benefit corporation in 2017. The Spring Valley board of directors believes that becoming a Delaware public benefit corporation will help align the combined company’s business model of obtaining a better understanding of plant biology and applying such knowledge to solve agricultural-related issues with a stakeholder governance model that will allow the combined company to give careful consideration to the impact of its decisions on workers, customers, suppliers, community, the environment, and the combined company’s impact on society; and to align further the combined company’s mission and values to its organizational documents.
Under the DGCL, a “public benefit corporation” is a for-profit corporation that is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner. A Delaware public benefit corporation is required to be managed in a manner that balances its stockholders’ pecuniary interests, the best interests of those materially affected by the corporation’s conduct and the public benefit or public benefits identified in the corporation’s certificate of incorporation.
The term “public benefit” means a positive effect (or reduction of negative effects) on one or more categories of persons, entities, communities or interests, other than stockholders in their capacities as stockholders. Public benefits may include, but are not limited to, effects of an artistic, charitable, cultural, economic, educational, environmental, literary, medical, religious, scientific or technological nature. The public benefits proposed for the combined company are the following:
The board of directors of a Delaware public benefit corporation is required to manage or direct the business and affairs of the public benefit corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct and the specific public benefit or public benefits identified in the corporation’s certificate of incorporation.
Directors of public benefit corporations do not have duties to any person on account of any interest of such person in the public benefit or public benefits identified in the corporation’s certificate of incorporation or on account of any interest materially affected by the corporation’s conduct. In addition, with respect to a decision implicating the balancing requirement described in the above paragraph, a director will be deemed to have satisfied his or her fiduciary duties to stockholders and the corporation if the director’s decision is both informed and disinterested, and not a decision that no person of ordinary, sound judgement would approve.
In addition, as provided in the DGCL, absent a conflict of interest, no failure by a director to satisfy the balancing requirements will, for purposes of Section 102(b)(7) of the DGCL (which generally exculpates directors against personal liability for monetary damages for breaches of the duty of care) or Section 145 of the DGCL (which governs rights to indemnification, subject in certain cases, to the indemnitee having met specific standards of conduct), constitute an act or omission not in good faith or a breach of the duty of loyalty, unless the certificate of incorporation otherwise provides.
Delaware public benefit corporations must also provide their stockholders, on at least a biennial basis, with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the corporation’s certificate of incorporation and of the best interests of those materially affected by the corporation’s conduct. The report must include:
•
The objectives the board of directors has established to promote such public benefit or benefits or interests;

•
The standards the board of directors has adopted to measure the corporation’s progress in promoting such public benefit or public benefits and interests;

•
Objective factual information based on those standards regarding the corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests; and

•
An assessment of the corporation’s success in meeting the objectives and promoting such public benefit or public benefits.

Only stockholders of public benefit corporations who, individually or collectively, (i) own at least 2% of the corporation’s outstanding shares, or (ii) in the case of a corporation whose shares are listed on a national securities exchange (which term includes the Nasdaq Capital Market on which New AeroFarms voting common stock is listed), the lesser of such percentage or shares having at least $2,000,000 in market value may bring any action (including individual, derivative or any other type of action) to enforce the balancing requirements.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Spring Valley is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations, including “public benefit corporations,” and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New AeroFarms, your rights will differ in some regards as compared to when you were a shareholder of Spring Valley.
Further, if approved by our shareholders, we change our corporate entity status from a Delaware corporation to a Delaware “public benefit corporation” as a demonstration of our long-term commitment to our mission to grow the best plants possible for the betterment of humanity. “Public benefit corporations” are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, “public benefit corporations” are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. “Public benefit corporations” organized in Delaware are also required to assess their benefit performance internally and to disclose publicly at least biennially a report detailing their success in meeting their benefit objectives.
We do not believe that an investment in the stock of a “public benefit corporation” differs materially from an investment in a corporation that is not designated as a “public benefit corporation.” We believe that our ongoing efforts to achieve our public benefit goals will not materially affect the financial interests of our stockholders. Holders of our ordinary shares will have voting, dividend and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a “public benefit corporation.” See “Risk Factors — As a Delaware public benefit corporation, our duty to balance a variety of interests may result in actions that do not maximize stockholder value,” “Risk Factors — As a public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on our financial condition and results of operations” and “Information About Dream Holdings Inc. — Public Benefit Corporation Status.”
Our public benefit, as provided in our certificate of incorporation, will be: to grow the best plants possible for the betterment of humanity. The public benefits to which the New AeroFarms will manage under the Proposed Governing Documents include obtaining a better understanding of plant biology, applying such knowledge to solve agricultural-related issues and growing the best plants possible for the betterment of humanity, and as may be determined from time to time by the New AeroFarms board of directors.
Since the Existing Governing Documents will, if approved, ultimately be replaced by the Proposed Governing Documents at Closing, the chart below is a summary outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Spring Valley and New AeroFarms according to applicable law and/or the organizational documents of Spring Valley and New AeroFarms. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New AeroFarms attached hereto as Annex C and Annex D, respectively, as well as the Delaware corporate law, including the DGCL, and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Spring Valley and New AeroFarms.

	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware.	Cayman Islands Companies Act
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares.
Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a general meeting.

Stockholder/Shareholder Votes for Routine Matters
Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Act and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.
Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

	Delaware	Cayman Islands
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Redomicile Proposal).
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers
A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and. with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.
A Cayman Islands exempted company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors
Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
Liability of directors may be eliminated except with regard to their own fraud or willful default.
Removal of Directors
Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the charter otherwise provides, or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors
The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.
Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

DESCRIPTION OF NEW AEROFARMS SECURITIES
The following summary of certain provisions of New AeroFarms securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. In case of any conflict between the following summary and the provisions they purport to describe, the terms of the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law shall govern. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.
Authorized Capitalization
General
The total amount of our authorized share capital consists of 330,000,000 shares of New AeroFarms Common Stock and 10,000,000 shares of New AeroFarms Preferred Stock. We expect to have approximately 115,215,749 shares of New AeroFarms Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of Spring Valley’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and no shares of New AeroFarms Preferred Stock outstanding immediately after the consummation of the Business Combination.
The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).
New AeroFarms Common Stock
Voting rights.   Each outstanding share of New AeroFarms Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of New AeroFarms for their vote. Except as otherwise required by law, holders of New AeroFarms Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New AeroFarms Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation.
Dividend rights.   Subject to preferences that may apply to any shares of New AeroFarms Preferred Stock outstanding at the time, the holders of New AeroFarms Common Stock are entitled to receive dividends out of funds legally available if the New AeroFarms Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the New AeroFarms Board may determine.
Rights upon liquidation.   Upon New AeroFarms’ liquidation, dissolution, or winding-up, the assets legally available for distribution to New AeroFarms stockholders would be distributable ratably among the holders of New AeroFarms Common Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of New AeroFarms Preferred Stock.
Other rights.   No holder of shares of New AeroFarms Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New AeroFarms Common Stock. The rights, preferences and privileges of holders of the New AeroFarms Common Stock will be subject to those of the holders of any shares of the New AeroFarms Preferred Stock that New AeroFarms may issue in the future.
Preferred Stock
New AeroFarms Preferred Stock may be issued from time to time in one or more series. The New AeroFarms Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, to provide, out of unissued shares of New AeroFarms Preferred Stock that have not been designated as to series, with respect to each series, to establish the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, to thereafter increase (but not above the total number of authorized shares of the New AeroFarms Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The issuance of New AeroFarms Preferred Stock could have the effect of decreasing the trading price of New AeroFarms Common Stock, restricting dividends on the capital stock of New AeroFarms, diluting the voting power of the New AeroFarms Common Stock, impairing the liquidation rights of the capital stock of New AeroFarms, or delaying or preventing a change in control of New AeroFarms.
Election of Directors and Vacancies
Subject to the rights of any series of New AeroFarms Preferred Stock then outstanding to elect additional directors under specified circumstances, the directors on the New AeroFarms Board will initially consist of nine (9) directors, and be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. The initial term of office of the Class I directors will expire at New AeroFarms’ first annual meeting of stockholders following the consummation of the Business Combination, the initial term of office of the Class II directors shall expire at the New AeroFarms’ second annual meeting of stockholders following the initial classification of the New AeroFarms Board and the initial term of office of the Class III directors shall expire at New AeroFarms’ third annual meeting of stockholders following the initial classification of the New AeroFarms Board. At each annual meeting of stockholders following the initial classification of the New AeroFarms Board, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of New AeroFarms stockholders after their election.
Under the Proposed Bylaws, except as may be required in the Proposed Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Each director of New AeroFarms shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Subject to the rights of holders of any series of New AeroFarms Preferred Stock to elect directors, directors may be removed only as provided by the Proposed Certificate of Incorporation and applicable law. All vacancies occurring in the New AeroFarms Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth below.
Subject to the rights of any series of New AeroFarms Preferred Stock then outstanding, any vacancy occurring in the New AeroFarms Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office for the class in which the vacancy was created or occurred or, in the case of newly created directorships, the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal.
If and for so long as the holders of any series of New AeroFarms Preferred Stock have the special right to elect additional directors, the then otherwise total authorized number of directors of New AeroFarms shall automatically be increased by such specified number of directors, and the holders of such New AeroFarms Preferred Stock will be entitled to elect the additional directors so provided for or fixed pursuant to the terms of the series of New AeroFarms Preferred Stock. Each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, or removal.
Quorum
Except as otherwise provided by applicable law, the Proposed Certificate of Incorporation or the Proposed Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, New AeroFarms may transact any business that might have been transacted at the original meeting. If a quorum is present at the original meeting, it shall also be deemed present at the adjourned meeting.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New AeroFarms. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New AeroFarms to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New AeroFarms Common Stock (or units or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New AeroFarms Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the New AeroFarms Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New AeroFarms by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New AeroFarms Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New AeroFarms Preferred Stock, special meetings of the stockholders of New AeroFarms, for any purpose or purposes, may be called only by a majority of the New AeroFarms Board, and stockholders of New AeroFarms may not take action by written consent in lieu of a meeting. Notice of all meetings of stockholders shall be given in writing stating the date, time and place, if any, of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting if such date is different from the record date for determining stockholders entitled to notice of the meeting. Such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Proposed Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice. The Proposed Bylaws also provide that any action required or permitted to be taken at any meeting of the New AeroFarms Board, or of any committee thereof, may be taken without a meeting if all members of the New AeroFarms Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New AeroFarms Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
The Proposed Bylaws provide advance notice procedures for stockholders seeking to bring business before a New AeroFarms annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. The Proposed Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice, including disclosure of the proposing stockholders’ agreements, arrangements and understandings made in connection with such a proposal or nomination. These provisions may preclude stockholders from bringing matters before New AeroFarms’ annual meeting of stockholders or from making nominations for directors at New AeroFarms’ annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New AeroFarms. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
New AeroFarms may amend or repeal any provision contained in the Proposed Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding any provision of the Proposed Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, subject to the rights of any outstanding series of New AeroFarms Preferred Stock, but in addition to any vote of the holders of any class or series of the stock of New AeroFarms required by law or by the Proposed Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of New AeroFarms entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Proposed Certificate of Incorporation. If two-thirds of the New AeroFarms Board has approved such amendment or repeal, in which case only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of New AeroFarms entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of New AeroFarms required by law or by the Proposed Certificate of Incorporation), will be required for such amendment or repeal.
The New AeroFarms Board shall have the power to adopt, amend or repeal the Proposed Bylaws. Any adoption, amendment or repeal of the Proposed Bylaws by the New AeroFarms Board shall require the approval of a majority of the New AeroFarms Board. The stockholders shall also have power to adopt, amend or repeal the Proposed Bylaws. Notwithstanding any other provision of the Proposed Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of New AeroFarms required by applicable law or by the Proposed Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of New AeroFarms entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Proposed Bylaws. In the case of any proposed adoption, amendment or repeal of any provisions of the Proposed Bylaws that is approved by the New AeroFarms Board and submitted to the stockholders for adoption thereby, if at least two-thirds of the New AeroFarms Board has approved such adoption, amendment or repeal of any provisions of the Proposed Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of New AeroFarms entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Proposed Bylaws.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)
the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)
the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)
the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, New AeroFarms does not opt out of Section 203 of the DGCL and therefore is subject to Section 203.
Limitations on Liability and Indemnification of Officers and Directors
Section 145 of the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, the Proposed Certificate of Incorporation to be effective upon consummation of the Business Combination contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following (i) any breach of a director’s duty of loyalty to New AeroFarms or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or (iv) any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Proposed Bylaws provide that: (a) New AeroFarms is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (b) New AeroFarms may indemnify its other employees and agents as set forth in the DGCL; (c) New AeroFarms is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (d) the rights conferred in the restated bylaws are not exclusive.
Prior to consummation of the Business Combination, New AeroFarms will enter into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Proposed Certificate of Incorporation and Proposed Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of New AeroFarms for which indemnification is sought. The indemnification provisions in the Proposed Certificate of Incorporation, Proposed Bylaws, and the indemnification agreements entered into or to be entered into between New AeroFarms and each of its directors and executive officers may be sufficiently broad to permit indemnification of New AeroFarms’ directors and executive officers for liabilities arising under the Securities Act. Dream Holdings currently carries liability insurance for its directors and officers. Certain of Dream Holdings’ directors are also indemnified by their employers with regard to service on New AeroFarms’ board of directors.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless New AeroFarms consents in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New AeroFarms; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of New AeroFarms to New AeroFarms or the New AeroFarms’ stockholders; (iii) any action asserting a claim against New AeroFarms arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; or (v) any action governed by the internal affairs doctrine. The foregoing shall not apply to claims brought under the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, in which case such claim must be filed in a federal district court of the United States.

Although we believe these provisions benefit New AeroFarms by providing increased consistency in the application of Delaware law in the types of lawsuits to which they apply, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against New AeroFarms’ directors and officers, although New AeroFarms’ stockholders will not be deemed to have waived New AeroFarms’ compliance with federal securities laws and the rules and regulations thereunder. Additionally, New AeroFarms cannot be certain that a court will decide that these provisions are either applicable or enforceable, and if a court were to find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New AeroFarms may incur additional costs associated with resolving such action in other jurisdictions, which could harm the business, operating results and financial condition of New AeroFarms.
The Proposed Certificate of Incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Certificate of Incorporation will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.
Warrants
New AeroFarms Public Warrants
Each New AeroFarms whole warrant entitles the registered holder to purchase one share of New AeroFarms Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of Spring Valley’s initial public offering (which occurred on November 27, 2020) and 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New AeroFarms Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of New AeroFarms Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New AeroFarms Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue a share of New AeroFarms Common Stock upon exercise of a warrant unless the share of New AeroFarms Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the shares of New AeroFarms Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New AeroFarms Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New AeroFarms Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of New AeroFarms Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of New AeroFarms Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of New AeroFarms Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New AeroFarms Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the New AeroFarms Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the New AeroFarms Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the New AeroFarms Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those New AeroFarms Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New AeroFarms Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — New AeroFarms Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per New AeroFarms Common Stock equals or exceeds $10.00.    Once the warrants become exercisable, we may redeem the outstanding warrants:

•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of New AeroFarms Common Stock (as defined below) except as otherwise described below;

•
if, and only if, the closing price of the shares of New AeroFarms Common Stock equals or exceeds $10.00 per public share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•
if the closing price of the New AeroFarms Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New AeroFarms Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New AeroFarms Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of the shares of New AeroFarms Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of New AeroFarms Common Stock issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments”. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the market value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361

	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New AeroFarms Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of New AeroFarms Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New AeroFarms Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of New AeroFarms Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New AeroFarms Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New AeroFarms Common Stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New AeroFarms Common Stock.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of New AeroFarms Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New AeroFarms Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our shares of New AeroFarms Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of New AeroFarms Common Stock for their warrants based on an option pricing model with a fixed volatility input as of the date of our initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of New AeroFarms Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New AeroFarms Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New AeroFarms Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New AeroFarms Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of New AeroFarms Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New AeroFarms Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New AeroFarms Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New AeroFarms Common Stock, New AeroFarms (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption Procedures.   A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New AeroFarms Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.   If the number of outstanding shares of New AeroFarms Common Stock is increased by a capitalization or share dividend payable in shares of New AeroFarms Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New AeroFarms Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of New AeroFarms Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New AeroFarms Common Stock equal to the product of (i) the number of shares of New AeroFarms Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New AeroFarms Common Stock) and (ii) one minus the quotient of (x) the price per share of New AeroFarms Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for shares of New AeroFarms Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New AeroFarms Common Stock during the 10 trading day period ending on the trading day prior to the first date on which the shares of New AeroFarms Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of shares of

New AeroFarms Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New AeroFarms Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New AeroFarms Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of New AeroFarms Common Stock in connection with the Business Combination or (d) to satisfy the redemption rights of the holders of New AeroFarms Common Stock in connection with the shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our New AeroFarms Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the initial public offering (or up to 24 months from the closing of the initial public offering at the Sponsor Parent’s option to extend the period of time to consummate a business combination up to one time, by an additional six months) or (B) with respect to any other provision relating to the rights of holders of New AeroFarms Common Stock, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New AeroFarms Common Stock in respect of such event.
If the number of outstanding shares of New AeroFarms Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of share of New AeroFarms Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New AeroFarms Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New AeroFarms Common Stock.
Whenever the number of shares of New AeroFarms Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New AeroFarms Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New AeroFarms Common Stock so purchasable immediately thereafter.
In addition, if (x) we issue additional New AeroFarms Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of New AeroFarms Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “market value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “— Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the market value and the newly issued price.

In case of any reclassification or reorganization of the outstanding shares of New AeroFarms Common Stock (other than those described above or that solely affects the par value of such shares of New AeroFarms Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New AeroFarms Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New AeroFarms Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New AeroFarms Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Spring Valley in connection with redemption rights held by shareholders of Spring Valley as provided for in Spring Valley’s amended and restated memorandum and articles of association or as a result of the redemption of Class A ordinary shares by Spring Valley if a proposed initial business combination is presented to the shareholders of Spring Valley for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of New AeroFarms Common Stock in such a transaction is payable in the form of shares of New AeroFarms Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in Spring Valley’s prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of shares of New AeroFarms Common Stock and any voting rights until they exercise their warrants and receive shares of New AeroFarms Common Stock. After the issuance of New AeroFarms Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New AeroFarms Common Stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our initial public offering. The private placement warrants (including the shares of New AeroFarms Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the price per share of New AeroFarms Common Stock equals or exceeds $10.00, so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then outstanding private placement warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New AeroFarms Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New AeroFarms Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “Sponsor fair market value” will mean the average reported closing price of the shares of New AeroFarms Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Business

Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell their shares of New AeroFarms Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of New AeroFarms at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.
Transfer Agent and Warrant Agent
The transfer agent for New AeroFarms Common Stock and warrant agent for the New AeroFarms public warrants and private placement warrants will be Continental.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW AEROFARMS COMMON STOCK
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New AeroFarms Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New AeroFarms at the time of, or at any time during the three months preceding, a sale and (ii) New AeroFarms is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New AeroFarms was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New AeroFarms Common Stock shares for at least six months but who are affiliates of New AeroFarms at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of New AeroFarms Common Stock then outstanding; or

•
the average weekly reported trading volume of the New AeroFarms Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New AeroFarms under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New AeroFarms.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, New AeroFarms will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
As a result, it is anticipated that the Sponsor will be able to sell its Class B ordinary shares and private placement warrants, and any shares of New AeroFarms Common Stock received as a result thereof, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
New AeroFarms’ Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New AeroFarms’ Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the New AeroFarms Board or any committee thereof, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, is a stockholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in New AeroFarms’ Proposed Bylaws. To be timely for New AeroFarms’ annual meeting of stockholders, New AeroFarms’ secretary must receive the written notice at New AeroFarms’ principal executive offices:
•
not later than the 90th day; and

•
not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New AeroFarms’ 2021 annual meeting) or New AeroFarms holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairperson of the annual meeting will have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If any proposed nomination or business is not in compliance, the chairperson may declare that such defective proposal or nomination can be disregarded.
Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New AeroFarms begins to print and send out its proxy materials for such 2021 annual meeting.
Stockholder Director Nominees
New AeroFarms’ Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New AeroFarms’ Proposed Bylaws. In addition, the stockholder must give timely notice to New AeroFarms’ secretary in accordance with New AeroFarms’ Proposed Bylaws, which, in general, require that the notice be received by New AeroFarms’ secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the Spring Valley Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Spring Valley Acquisition Corp., 2100 McKinney Ave, Suite 1675, Dallas, TX 75201. Following the Business Combination, such communications should be sent in care of Dream Holdings, Inc., 212 Rome Street, Newark, NJ 07105. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Kirkland & Ellis LLP has passed upon the validity of the securities of New AeroFarms offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Spring Valley Acquisition Corp. as of December 31, 2020 and for the period from August 20, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Dream Holdings, Inc. as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Spring Valley and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Spring Valley’s annual report to shareholders and Spring Valley’s proxy statement. Upon written or oral request, Spring Valley will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Spring Valley delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Spring Valley delivers single copies of such documents in the future. Shareholders may notify Spring Valley of their requests by calling or writing Spring Valley at its principal executive offices at 2100 McKinney Ave, Suite 1675, Dallas, TX 75201 or (214) 308-5230.
ENFORCEABILITY OF CIVIL LIABILITY
Spring Valley is a Cayman Islands exempted company. If Spring Valley does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Spring Valley. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Spring Valley in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Spring Valley may be served with process in the United States with respect to actions against Spring Valley arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Spring Valley’s securities by serving Spring Valley’s U.S. agent irrevocably appointed for that purpose.
TRANSFER AGENT AND REGISTRAR
The transfer agent for Spring Valley’s securities is Continental Stock Transfer & Trust Company.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Spring Valley has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
Spring Valley files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Spring Valley at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Spring Valley’s corporate website at https://www.sv-ac.com. Spring Valley’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to Spring Valley has been supplied by Spring Valley, and all information relating to Dream Holdings has been supplied by Dream Holdings. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Individuals call toll-free: (800) 322-2885
Banks and brokers call: (212) 929-5500
Email: proxy@mackenziepartners.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than           , 2021.

INDEX TO FINANCIAL STATEMENTS
Audited Financial Statements of Spring Valley Acquisition Corp.
Unaudited Condensed Financial Statements of Spring Valley Acquisition Corp.
Consolidated Financial Statements of Dream Holdings, Inc. and its Subsidiaries
Unaudited Consolidated Financial Statements of Dream Holdings, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Spring Valley Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Spring Valley Acquisition Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 20, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 20, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 1 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 7, 2021

SPRING VALLEY ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
(Restated)
ASSETS
Cash	$1,906,348
Prepaid expenses	237,088
Total current assets	2,143,436
Investments held in trust account	232,301,973
Total assets	$234,445,409
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued offering costs	$49,934
Total current liabilities	49,934
Long term liabilities:
Warrant liability	33,660,000
Deferred underwriting fee payable	8,050,000
Total liabilities	41,759,934
Commitments and Contingencies
Class A Common Shares Subject to Redemption, 18,582,720 shares at $10.10 per share	187,685,474
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 stocks authorized; none issued and outstanding	—
Class A common share, $0.0001 par value, 300,000,000 shares authorized; 4,417,280 shares issued and outstanding (excluding 18,582,720 shares subject to possible redemption)	442
Class B common share, $0.0001 par value, 30,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional Paid in Capital	17,970,408
Accumulated Deficit	(12,971,424)
Total shareholders’ equity	5,000,001
Total Liabilities and Shareholders’ Equity	$234,445,409
The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(Restated)
Formation and operating costs	$114,144
Loss from operations	(114,144)
Other income (expense):
Change in fair value of warrant liability	(12,110,000)
Offering costs allocated to derivative warrant liabilities	(749,253)
Interest earned on marketable securities held in Trust Account	1,973
Net loss	$(12,971,424)
Weighted average shares outstanding of Class A redeemable ordinary shares	23,000,000
Basic and diluted net income per ordinary share, Class A	$0.00
Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,194,656
Basic and diluted net loss per ordinary share, Class B	$(2.50)
The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(Restated)
	Ordinary Shares		Shares	Amount	Additional Paid-In Capital	Retained Earnings	Total Shareholders’ Equity
	Class A	Class B
	Shares	Amount
Balance as of August 20, 2020	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of Units in initial public offering, less fair value of public warrants	23,000,000	2,300	—	—	217,347,700	—	217,350,000
Offering costs	—	—	—	—	(11,718,101)	—	(11,718,101)
Ordinary Shares Subject to possible Redemption	(18,582,720)	(1,858)	—	—	(187,683,616)	—	(187,685,474)
Net loss	—	—	—	—	—	(12,971,424)	(12,971,424)
Balance as of December 31, 2020	4,417,280	$442	5,750,000	$575	$17,970,408	$(12,971,424)	$5,000,001
The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(Restated)
Cash Flows from Operating Activities
Net Loss	$(12,971,424)
Adjustments to reconcile net loss to net cash used in operating activities
Change in fair value of derivative warrant liabilities	12,110,000
Offering costs allocated to derivative warrant liabilities	749,253
Payment of formation costs through issuance of Class B ordinary shares	5,000
Interest earned on marketable securities held in Trust Account	(1,973)
Changes in operating assets and liabilities
Prepaid expenses	(237,088)
Net cash used in operating activities	(346,232)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(232,300,000)
Net cash used in investing activities	(232,300,000)
Cash Flows from Financing Activities
Proceeds from sale of Units, net of underwriting discounts paid and reimbursements	226,150,000
Proceeds from sale of Private Placement Warrants	8,900,000
Repayment of promissory note – related party	(124,826)
Payment of offering costs	(372,594)
Net cash provided by financing activities	234,552,580
Net increase in cash	1,906,348
Cash – beginning of period	—
Cash – end of period	$1,906,348
Supplemental disclosure of noncash investing and financing activities:
Initial classification of Class A ordinary shares subject to possible redemption	$200,645,178
Change in value of Class A ordinary shares subject to possible redemption	$(12,959,704)
Warrant liabilities in connection with initial public offering and private placement	$22,529,000
Deferred underwriting fee payable	$8,050,000
Accrued offering costs	$49,934
Offering costs paid by Sponsor in exchange for Founder Shares	$20,000
Offering costs paid directly through Note payable	$124,826
The accompanying notes are an integral part of these financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Spring Valley Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 20, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 20, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and will recognize changes in the fair value of warrant liability as other income (expense). The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on November 23, 2020. On November 27, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriters of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,900,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Spring Valley Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 4.
Offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to shareholders’ equity upon the completion of the Initial Public Offering in November 2020.
Following the closing of the Initial Public Offering, an amount of $232,300,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commission and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business

Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, for an amount equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest and other income earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will initially have until May 27, 2022 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by May 27, 2022, it may, by resolution of the board of directors if requested by the Sponsor, extend the initial period of time to consummate a Business Combination one time, by an additional 6 months, subject to the Sponsor, its affiliates or permitted designees purchasing additional Private Placement Warrants. The shareholders will not be entitled to vote or redeem their Public Shares in connection with any such extension. In order to extend the initial period of time to consummate a Business Combination for such six-month period, the Sponsor, its affiliates or permitted designees, must purchase an additional 2,300,000 Private Placement Warrants at $1.00 per warrant and deposit the $2,300,000 in proceeds into the Trust Account on or prior to May 27, 2022. The Sponsor, its affiliates or permitted designees are not obligated to purchase additional Private Placement Warrants to extend the time for the Company to complete a Business Combination.

However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the per share value deposited into the Trust Account.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of  (1) $10.10 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Correction of an Error in Previously Issued Financial Statements
In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in November 2020, the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.
On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” In the statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are ordinary in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as the Company. As a result of the Staff statement and in light of evolving views as to certain provisions ordinarily included in warrants issued by special purpose acquisition companies, the Company’s management re-evaluated the accounting for our Warrants under ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in shareholders’ equity. Since the Warrants meet the definition of a derivative under ASC 815-40, the Company has restated the financial statements to classify the Warrants as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the consolidated statement of operations and comprehensive income (loss) at each reporting date.
The Company’s prior accounting treatment for the Warrants was equity classification rather than as derivative liabilities. Accounting for the Warrants as liabilities pursuant to ASC 815-40 requires that the Company re-measure the Warrants to their fair value each reporting period and record the changes in such value in the statement of operations. Accordingly, the Company has restated the value and classification of the Warrants in our financial statements included herein (“Restatement”).
The following summarizes the effect of the Restatement on each financial statement line item for each period presented herein and as of the date of the Company’s consummation of its IPO.
	As of December 31, 2020
	As Reported	As Restated	Difference
Balance Sheet
Derivative warrant liabilities	$—	$33,660,000	$33,660,000
Total Liabilities	8,099,934	41,759,934	33,660,000
Class A ordinary shares subject to possible redemption	221,345,469	187,685,474	(33,659,995)
Class A ordinary shares, $0.0001 par value	108	442	334
Additional paid-in capital	5,111,494	17,970,408	12,858,914
Accumulated deficit	(112,171)	(12,971,424)	(12,859,253)
Total Shareholders’ Equity	5,000,001	5,000,001	—
	For the Period from August 20, 2020 Through December 31, 2020
	As Reported	As Restated	Difference
Statements of Operations
Change in value of derivative warrant liabilities	$—	$(12,110,000)	$(12,110,000)
Offering costs allocated to derivative warrant liabilities	—	(749,253)	(749,253)
Net loss	$(112,171)	$(12,971,424)	$(12,859,253)
Per Share Data:
Basic and diluted income (loss) per share, Class A	$—	$—	$—
Basic and diluted net less per share, Class B	$(0.02)	$(2.50)	$(2.48)
In addition, the impact to the balance sheet dated November 27, 2020, filed on Form 8-K on December 3, 2020 related to the impact of accounting for public and private warrants as liabilities at fair value resulted in approximately a $22.5 million increase to the warrant liabilities line item at November 27, 2020 and offsetting decrease to the Class A common stock subject to redemption mezzanine equity line item. There is no change to total stockholders’ equity at any reported balance sheet date.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,906,348 in cash and cash equivalents as of March 31, 2021.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, the 18,582,720 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company issued 11,500,000 warrants as part of the units offered in its Initial Public Offering and, simultaneously with the closing of Initial Public Offering, the Company issued in a private placement an aggregate of 8,900,000 private placement warrants. The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations. The fair value of the Public Warrants has been estimated using the Public Warrants' quoted market price. The Private Placement Warrants are valued using a Modified Black Scholes Option Pricing Model.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering on November 27, 2020, the offering costs were allocated between shareholders' equity and statement of operations with $749,253 being expensed based on fair value of warrant liabilities relative to Initial Public Offering proceeds.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase Class A ordinary shares in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations include a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share.

Net income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
FOR THE PERIOD FROM AUGUST 20, 2020 (Inception) THROUGH DECEMBER 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$1,973
Income and Franchise Tax	-
Net Earnings	$1,973
Denominator: Weighted Average Redeemable class A Ordinary Shares
Redeemable Class A Common Stock, Basic and Diluted	23,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(12,971,424)
Redeemable Net Earnings	(1,973)
Non-Redeemable Net Loss	$(12,973,397)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	5,194,656
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(2.50)
Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s stockholders
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On August 21, 2020, the Sponsor paid $25,000 to the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). In September 2020, the Sponsor transferred 40,000 Founder Shares to each of the Company’s directors (120,000 shares in total). On October 22, 2020, the Sponsor effected a surrender of 1,437,500 Founder Shares to the Company for no consideration, resulting in 5,750,000 Founder Shares outstanding. The Sponsor transferred all of the Founder Shares owned by the Sponsor to SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Sponsor (“Holdco”), prior to the closing of the Initial Public Offering. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 750,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least

150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Support Agreement
Commencing on November 23, 2020, the Company entered into an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. As of December 31, 2020, no fees have been incurred related to the agreement.
Promissory Note — Related Party
On August 21, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. The Company borrowed $124,826 through the IPO date and repaid the Note prior to December 31, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, there were no Working Capital Loans outstanding.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholders Rights
Pursuant to a registration and shareholders rights agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration and shareholder rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In addition, the underwriters reimbursed the Company an aggregate of $750,000 for costs incurred in connection with the Initial Public Offering.
Anchor Investments
Certain qualified institutional buyers or institutional accredited investors not affiliated with any member of the Company’s management (the “anchor investors”) purchased 1,980,000 Units each in the Initial Public Offering and the Company directed the underwriters to sell to the anchor investors such number of Units. Further, each of the anchor investors entered into a separate agreement with the Sponsor pursuant to which each such investor purchased membership interests in Holdco representing an indirect beneficial interest in up to 142,187 Founder Shares upon the closing of the Initial Public Offering for up to $494.56.
NOTE 7 — SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 4,417,280 Class A ordinary shares issued or outstanding, excluding 18,582,720 of Class A ordinary shares subject to redemption.
Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,750,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of  (i) the total number of ordinary shares issued and outstanding upon completion of the Proposed Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private
Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 8 — WARRANT LIABILITY
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of

(a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Proposed Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equal or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if  (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9 — FAIR VALUE MEASUREMENTS
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Asset	Level	Fair Value
December 31, 2020	U.S. Treasury Securities Money Market Fund	1	232,301,973
The Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the statement of operations each period.
The following table presents our fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2021:
	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$18,975,000	$—	$—	$18,975,000
Private Placement Warrants	—	—	14,685,000	14,685,000
Total warrant liabilities	$18,975,000	$0	$14,685,000	$33,660,000
The Private Placement Warrants were valued using a Black Scholes Model, which is considered to be a Level 3 fair value measurement.
	At issuance	As of December 31, 2020
Exercise price	$11.50	$11.50
IPO price	$10.00	$10.00
Implied stock price range (or underlying asset price at December 31, 2020)	$9.35 – $9.66	$10.12
Volatility	14% – 23%	21%
Term	5.75	5.70
Risk-free rate	0.46%	0.46%
Dividend yield	0.0%	0.0%
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Initial measurement on November 27, 2020	$9,879,000	$12,650,000	$22,529,000
Change in valuation inputs or other assumptions(1)	4,806,000	6,325,000	11,131,000
Fair value as of December 31, 2020	$14,685,000	$18,975,000	$33,660,000

(1)
Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $6,325,000 during the period from November 27, 2020 through December 31, 2020.

The non-cash loss on revaluation of the Private Placement Warrants is included in recognized loss on change in fair value of warrant liabilities on the statement of operations.

NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Except as described in the next paragraph and in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements. On March 25, 2021 the Company entered into an agreement and plan of merger (the “Merger Agreement”), by and among the company, Spring Valley Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the company (“Merger Sub”), and Dream Holdings, Inc., a Delaware public benefit corporation (“Dream Holdings”), relating to a proposed business combination with AeroFarms. Pursuant to the Merger Agreement, among other things, Dream Holdings will merge with and into Merger Sub (the “Merger,” together with the other transactions related thereto, the “Proposed Transactions”), with Dream Holdings surviving the Merger as a wholly owned subsidiary of the company. For additional information regarding the Proposed Transactions and the Merger Agreement and related agreements, see the Current Report on Form 8-K filed by the Company with the SEC on March 26, 2021.

PART I — FINANCIAL INFORMATION
Item 1.   Financial Statements
SPRING VALLEY ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS
	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash	$1,659,434	$1,906,348
Related party receivable	25,000	—
Prepaid expenses	172,090	237,088
Total current assets	1,856,524	2,143,436
Investments held in trust account	232,307,702	232,301,973
Total assets	$234,164,226	$234,445,409
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$87,082	$49,934
Total current liabilities	87,082	49,934
Long term liabilities:
Warrant liability	24,632,000	33,660,000
Deferred Underwriting Fee Payable	8,050,000	8,050,000
Total liabilities	32,769,082	41,759,934
Commitments and Contingencies
Class A Ordinary Shares Subject to Redemption, 19,445,064 and 18,582,720 shares at $10.10 at March 31, 2021 and December 31, 2020, respectively	196,395,143	187,685,474
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 stocks authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, shares authorized and 3,554,936 shares and 4,417,280 shares issued and outstanding (excluding 19,445,064 and 18,582,720 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	355	442
Class B ordinary shares, $0.0001 par value, 30,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional Paid in Capital	9,235,826	17,970,408
Accumulated Deficit	(4,236,755)	(12,971,424)
Total shareholders’ equity	5,000,001	5,000,001
Total Liabilities and Shareholders’ Equity	$234,164,226	$234,445,409
The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORPORATION
CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
Formation and operating costs	$299,060
Loss from operations	(299,060)
Other income:
Change in fair value of warrant liability	9,028,000
Interest earned on marketable securities held in Trust Account	5,729
Net income	$8,734,669
Weighted average shares outstanding of Class A redeemable ordinary shares	23,000,000
Basic and diluted net income per ordinary share, Class A	$0.00
Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,750,000
Basic and diluted net income per ordinary share, Class B	$1.52
The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORPORATION
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
	Ordinary Shares				Additional Paid-In Paid-In Capital	Retained Earnings	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	4,417,280	$442	5,750,000	$575	$17,970,408	$(12,971,424)	$5,000,001
Change in value of ordinary shares subject to possible redemption	(862,344)	(87)			(8,734,582)		(8,734,669)
Net income						8,734,669	8,734,669
Balance as of March 31, 2021	3,554,936	$355	5,750,000	$575	$9,235,826	$(4,236,755)	$5,000,001

The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
Cash Flows from Operating Activities
Net Income	$8,734,669
Adjustments to reconcile net income to net cash used in operating activities
Change in fair value of derivative warrant liabilities	(9,028,000)
Interest earned on marketable securities held in Trust Account	(5,729)
Changes in operating assets and liabilities
Related party recievable	(25,000)
Accrued expenses	37,148
Prepaid expenses	64,998
Net cash used in operating activities	(221,914)
Cash Flows from Financing Activities
Payment of offering costs	(25,000)
Net cash used in financing activities	(25,000)
Net decrease in cash	(246,914)
Cash – beginning of period	1,906,348
Cash – end of period	$1,659,434
Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$(8,734,582)

The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
NOTE 1 —  DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Spring Valley Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 20, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity for the period from August 20, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on November 23, 2020. On November 27, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriters of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,900,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Spring Valley Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 4.
Offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to shareholders’ equity upon the completion of the Initial Public Offering in November 2020.
Following the closing of the Initial Public Offering, an amount of $232,300,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On March 25, 2021 the Company entered into an agreement and plan of merger (the “Merger Agreement”), by and among the Company, Spring Valley Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Dream Holdings, Inc., a Delaware public benefit corporation (“Dream Holdings”), relating to a proposed business combination with AeroFarms. Pursuant to the Merger Agreement, among other things, Dream Holdings will merge with and into Merger Sub (the “Merger,” together with the other transactions related thereto, the “Proposed Transactions”), with Dream Holdings surviving the Merger as a wholly owned subsidiary of the Company.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commission and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, for an amount equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest and other income earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will initially have until May 27, 2022 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by May 27, 2022, it may, by resolution of the board of directors if requested by the Sponsor, extend the initial period of time to consummate a Business Combination one time, by an additional 6 months, subject to the Sponsor, its affiliates or permitted designees purchasing additional Private Placement Warrants. The shareholders will not be entitled to vote or redeem their Public Shares in connection with any such extension. In order to extend the initial period of time to consummate a Business Combination for such six-month period, the Sponsor, its affiliates or permitted designees, must purchase an additional 2,300,000 Private Placement Warrants at $1.00 per warrant and deposit the $2,300,000 in proceeds into the Trust Account on or prior to May 27, 2022. The Sponsor, its affiliates or permitted designees are not obligated to purchase additional Private Placement Warrants to extend the time for the Company to complete a Business Combination.
However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the per share value deposited into the Trust Account.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.10 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share, due to reductions in the value of trust assets, in each case net of the

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 7, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have cash and cash equivalents as of March 31, 2021 and December 31, 2020, respectively.
Warrant Liability
The Company accounts for the Warrants in accordance with the guidance contained in ASC 815, “Derivatives and Hedging”, specifically subtopic 40-15-7D and 7F, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The Private Placement Warrants are valued using a Modified Black Scholes Option Pricing Model. See Note 8 for further discussion of the pertinent terms of the Warrants and Note 9 for further discussion of the methodology used to determine the value of the Warrants.
Class A Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 19,445,064 and 18,582,720 Class A ordinary shares subject to possible redemption are presented as temporary equity, respectively, outside of the shareholders’ equity section of the Company’s condensed balance sheet.

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering on November 27, 2020, the offering costs were allocated between shareholders’ equity and statement of operations with $749,253 being expensed based on fair value of warrant liabilities relative to Initial Public Offering proceeds.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase Class A ordinary share in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations include a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
THREE MONTHS ENDED MARCH 31, 2021
Redemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$5,729
Net Earnings	$5,729
Denominator: Weighted Average Redeemable class A Ordinary Shares
Redeemable Class A Common Stock, Basic and Diluted	23,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Share	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Income	$8,734,669
Redeemable Net Earnings	5,729
Non-Redeemable Net Income	$8,740,398
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	5,750,000
Income/Basic and Diluted Non-Redeemable Class B Ordinary Share	$1.52

Note:
As of March 31, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s shareholders

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On August 21, 2020, the Sponsor paid $25,000 to the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). In September 2020, the Sponsor transferred 40,000 Founder Shares to each of the Company’s directors (120,000 shares in total). On October 22, 2020, the Sponsor effected a surrender of 1,437,500 Founder Shares to the Company for no consideration, resulting in 5,750,000 Founder Shares outstanding. The Sponsor transferred all of the Founder Shares owned by the Sponsor to SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Sponsor (“Holdco”), prior to the closing of the Initial Public Offering. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 750,000 Founder Shares are no longer subject to forfeiture. On February 24, 2021, the Company paid $25,000 as reimbursement for the original share purchase. This amount is included in Related Party Receivables at March 31, 2021.

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Support Agreement
Commencing on November 23, 2020, the Company entered into an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2021, $30,000 has been expensed related to the agreement.
Promissory Note — Related Party
On August 21, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. As of March 31, 2021 and December 31, 2020, there is no outstanding amounts under the Promissory Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2021 and December 31, 2020, there were no Working Capital Loans outstanding.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Registration and Shareholders Rights
Pursuant to a registration and shareholders rights agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration and shareholder rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In addition, the underwriters reimbursed the Company an aggregate of $750,000 for costs incurred in connection with the Initial Public Offering.
Anchor Investments
Certain qualified institutional buyers or institutional accredited investors not affiliated with any member of the Company’s management (the “anchor investors”) purchased 1,980,000 Units each in the Initial Public Offering and the Company directed the underwriters to sell to the anchor investors such number of Units. Further, each of the anchor investors entered into a separate agreement with the Sponsor pursuant to which each such investor purchased membership interests in Holdco representing an indirect beneficial interest in up to 142,187 Founder Shares upon the closing of the Initial Public Offering for up to $494.56.
NOTE 7 — SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 3,554,936 and 4,417,280 Class A ordinary shares issued or outstanding, excluding 19,445,064 and 18,582,720 of Class A ordinary shares subject to redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 5,750,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Proposed Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private
Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 8 — WARRANT LIABILITY
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Proposed Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equal or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9 — FAIR VALUE MEASURMENTS
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Asset	Level	March 31, 2021	December 31, 2020
U.S. Treasury Securities Money Market Fund	1	$232,307,702	$232,301,973
The Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the statement of operations each period.
The following table presents our fair value hierarchy for liabilities measured at fair value on a recurring basis as of March 31, 2021:
	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$13,685,000	$—	$—	$13,685,000
Private Placement Warrants	—	—	10,947,000	10,947,000
Total warrant liabilities	$13,685,000	$—	$10,947,000	$24,632,000

SPRING VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
The Private Placement Warrants were valued using a Black Scholes Model, which is considered to be a Level 3 fair value measurement. There were no transfers out of Level 3 during the three months ended March 31, 2021.
	As of December 31, 2020	As of March 31, 2021
Exercise price	$11.50	$11.50
IPO price	$10.00	$10.00
Implied stock price range (or underlying asset price at December 31, 2020)	$10.12	$10.12
Volatility	21%	17%
Term	5.70	5.25
Risk-free rate	0.46%	0.98%
Dividend yield	0.0%	0.0%
The following table presents a summary of the changes in the fair value of the Private Placement Warrants, a Level 3 liability, measured on a recurring basis.
Private Placement Warrant Liability
Fair value, December 31, 2020	$14,685,000
Recognized gain on change in fair value	3,738,000
Fair value, March 31, 2021	$10,947,000
The non-cash gain on revaluation of the Private Placement Warrants is included in recognized gain on change in fair value of warrant liabilities on the statement of operations.
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Dream Holdings, Inc. and Subsidiaries:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Dream Holdings, Inc. and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
New York, New York
May 10, 2021

DREAM HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2020 and 2019
	2020	2019
Assets
Current assets
Cash and cash equivalents	$48,857,664	$72,610,230
Restricted cash	4,255,709	10,135,431
Accounts receivable	329,352	503,961
Grants receivable	1,937,966	—
Inventories	327,712	247,168
Prepaid expenses and other current assets	820,741	811,895
Total current assets	56,529,144	84,308,685
Restricted cash	1,487,500	1,487,500
Other non-current asset	261,845	301,133
Equipment and improvements, net	22,085,461	15,460,650
Notes receivable	8,563,960	8,082,478
Total	$88,927,910	$109,640,446
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$3,344,404	$2,674,002
Current portion of notes payable, net of deferred financing costs	11,723,917	11,499,679
Deferred revenue	411,053	107,878
Other current liabilities	125,148	—
Total current liabilities	15,604,522	14,281,559
Notes payable, non-current portion, net of deferred financing costs	7,197,716	7,096,031
Warrant liability	351,061	233,053
Loans	2,145,541	85,000
Deferred rent	1,095,009	1,058,923
Other non-current liability	209,172	—
Total liabilities	26,603,021	22,754,566
Redeemable convertible preferred stock, $0.0001 par value:
Series 2, 23,889,245 shares authorized, 17,067,630 issued and outstanding, as of December 31, 2020 and 2019, respectively	88,488,084	88,488,084
Series 1-D, 13,819,916 shares authorized, 13,720,926 issued and outstanding, as of December 31, 2020 and 2019, respectively	34,122,564	34,122,564
Series 1-C1, 277,957 shares authorized, 277,957 issued and outstanding, as of December 31, 2020 and 2019, respectively	278,294	278,294
Series 1-C2, 11,010,301 shares authorized, 11,010,301 issued and outstanding, as of December 31, 2020 and 2019, respectively	12,968,995	12,968,995
Series 1-B, 1,723,272 shares authorized, 1,723,272 issued and outstanding, as of December 31, 2020 and 2019, respectively	1,364,262	1,364,262
Series 1-A, 651,011 shares authorized, 651,011 issued and outstanding, as of December 31, 2020 and 2019, respectively	367,500	367,500
Total redeemable convertible preferred stock	137,589,699	137,589,699
Stockholders’ deficit
Common stock, par value $0.0001, 120,000,000 shares authorized, 35,792,460 and 35,741,042 shares issued and outstanding as of December 31, 2020 and 2019, respectively	3,580	3,575
Additional paid-in-capital	24,240,083	23,418,829
Accumulated deficit	(99,253,992)	(73,976,682)
Accumulated deficit attributable to noncontrolling interest	(254,481)	(149,541)
Total stockholders’ deficit	(75,264,810)	(50,703,819)
Total	$88,927,910	$109,640,446
See Notes to Consolidated Financial Statements.

Dream Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2020 and 2019
	2020	2019
Net revenues	$2,551,931	$2,309,357
Cost of goods sold	7,950,088	6,626,254
Gross loss	(5,398,157)	(4,316,897)
Selling, general and administrative expenses	17,440,097	14,839,010
Depreciation and amortization	1,505,387	1,251,965
Impairment of assets	—	431,204
Research and development	1,048,887	1,223,157
Total operating expenses	19,994,371	17,745,336
Loss from operations	(25,392,528)	(22,062,233)
Other income (expense)
Interest expense	(974,508)	(1,274,613)
Interest income	974,938	997,826
Other income	9,848	15,374
Total other income (expense)	10,278	(261,413)
Net loss	(25,382,250)	(22,323,646)
Other comprehensive income (loss)	—	—
Total comprehensive loss	(25,382,250)	(22,323,646)
Comprehensive loss attributable to noncontrolling interest	(104,940)	(65,585)
Comprehensive loss attributable to Dream Holdings, Inc.	$(25,277,310)	$(22,258,061)
See Notes to Consolidated Financial Statements.

Dream Holdings, Inc. and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2020 and 2019
	Redeemable Convertible Preferred Stock issued and outstanding												Common stock		Additional paid-in capital	Accumulated deficit	Dream Holdings, Inc. and Subsidiaries’ equity	Noncontrolling interest	Total
	Series 2		Series 1-D		Series 1-C1		Series 1-C2		Series 1-B		Series 1-A
	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts
Balance at December 31, 2018	—	$—	16,027,178	$39,878,991	7,227,253	$7,236,005	11,010,301	$12,968,995	3,500,555	$2,771,284	10,377,286	$7,364,158	14,855,152	$1,486	$1,806,795	$(51,718,621)	$(49,910,340)	$(83,956)	$(49,994,296)
Conversion of preferred stock to common stock, net of issuance costs	—	—	(2,306,252)	(5,756,427)	(6,949,296)	(6,957,711)	—	—	(1,777,283)	(1,407,022)	(9,726,275)	(6,996,658)	20,759,106	2,076	21,115,742	—	21,117,818	—	21,117,818
Issuance of Series 2 Preferred Stock, net of issuance costs	16,689,568	86,478,221	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of notes payable to Series 2 Preferred Stock	378,062	2,009,863	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Intrinsic value of the beneficial conversion features of convertible promissory notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	245,000	—	245,000	—	245,000
Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	237,255	—	237,255	—	237,255
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	126,784	13	14,037	—	14,050	—	14,050
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(22,258,061)	(22,258,061)	(65,585)	(22,323,646)
Balance at December 31, 2019	17,067,630	$88,488,084	13,720,926	$34,122,564	277,957	$278,294	11,010,301	$12,968,995	1,723,272	$1,364,262	651,011	$367,500	35,741,042	$3,575	$23,418,829	$(73,976,682)	$(50,554,278)	$(149,541)	$(50,703,819)
Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	812,522	—	812,522	—	812,522
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	51,418	5	8,732	—	8,737	—	8,737
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(25,277,310)	(25,277,310)	(104,940)	(25,382,250)
Balance at December 31, 2020	17,067,630	$88,488,084	13,720,926	$34,122,564	277,957	$278,294	11,010,301	$12,968,995	1,723,272	$1,364,262	651,011	$367,500	35,792,460	$3,580	$24,240,083	$(99,253,992)	$(75,010,329)	$(254,481)	$(75,264,810)
See Notes to Consolidated Financial Statements.

Dream Holdings, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
YEARS ENDED DECEMBER 31, 2020 AND 2019
	2020	2019
Cash flows from operating activities
Net loss	$(25,382,250)	$(22,323,646)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,505,387	1,251,965
Impairment of assets	—	431,204
Amortization of deferred financing costs	325,923	288,561
Interest and amortization on convertible notes	—	499,863
Changes in fair values of warrant liabilities	118,008	(70,638)
Accrued interest on notes receivable	—	(113,503)
Stock based compensation expense	812,522	237,255
Changes in operating assets and liabilities
Accounts receivable	174,609	(191,673)
Grants receivable	(1,937,966)	—
Inventories	(80,544)	(173,483)
Prepaid expenses and other current assets	(8,846)	(586,858)
Accounts payable and accrued expenses	(24,584)	455,875
Other current liabilities	125,148	—
Deferred revenue	303,175	107,878
Deferred rent	36,086	83,633
Other non-current liability	209,172	—
Net cash used in operating activities	(23,824,160)	(20,103,567)
Cash flows from investing activities
Purchase of equipment and improvements	(7,395,924)	(4,733,163)
Payments on notes participation	(481,482)	(296,537)
Net cash used in investing activities	(7,877,406)	(5,029,700)
Cash flows from financing activities
Proceeds from loans	2,060,541	85,000
Exercise of stock options	8,737	13,822
Proceeds from issuance of convertible note and warrant agreements	—	2,000,000
Net proceeds from issuance of Series 2 Preferred Stock	—	86,478,221
Net cash provided by financing activities	2,069,278	88,577,043
Net (decrease) increase in cash and cash equivalents and restricted cash	(29,632,288)	63,443,776
Cash and cash equivalents and restricted cash, beginning	84,233,161	20,789,385
Cash and cash equivalents and restricted cash, end	$54,600,873	$84,233,161
Supplemental disclosure of cash flow data
Interest paid	$530,577	$556,827
Taxes paid	$—	$—
Supplemental disclosure of noncash investing and financing activities
Intrinsic value of the beneficial conversion features of convertible promissory notes	$—	$245,000
Accrued purchases of equipment and improvements	$694,986	$694,749
Receivable against exercise of stock options	$—	$228
Conversion of convertible notes to Series 2 Preferred Stock	$—	$2,009,863
Conversion of preferred stock to common stock	$—	$21,117,818
See Notes to Consolidated Financial Statements.

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 1 — Business and basis of presentation
Organization and nature of business
Dream Holdings, Inc. (“Dream Holdings”) is a Delaware Public Benefits Corporation. Just Greens, LLC (“Just Greens”) is a Delaware Limited Liability Company and is wholly owned subsidiary of Dream Holdings. AeroFarms LLC, AeroFarms 8, LLC, AeroFarms Ferry, LLC, Oasis Development, LLC, AeroFarms Camden, LLC, Pentos, LLC, AeroFarm Danville LLC, VEGS3 QALICB, LLC and AeroFarms International Holdings, LLC are wholly-owned subsidiaries of Just Greens. VEGS1 Leveraged Lender, LLC and VEGS1 QALICB, LLC are 99.99% and 95% majority-owned subsidiaries of Just Greens, respectively, and VEGS2 QALICB, LLC is 95% majority-owned subsidiary of AeroFarms 8, LLC. AeroFarms International Holdings, LLC wholly owns AeroFarms AgX Ltd which is incorporated in the United Arab Emirates (“UAE”). AeroFarms Camden was dissolved effective December 31, 2019.
Dream Holdings and subsidiaries (collectively, the “Company”) were formed for the purpose of developing large scale indoor farming, research and development and the sale of related food products and services. The Company’s revenues are generated in two principal markets: sale of leafy greens and research and development services. The Company’s farm grows and packages leafy greens in Newark New Jersey that are sold directly to Super Market chains and Wholesalers in the New York Metropolitan Area. The research and development services are for developing new products and reducing our cost structure and are carried out at the Company’s New Jersey facilities.
In March 2020, the Company entered into an incentive agreement with an entity sponsored by the government of Abu Dhabi that provides incentives that subsidize AeroFarms’ establishment and operation of a R&D Centre in Abu Dhabi to advance controlled agriculture technologies. The incentives primarily consist of a grant equal to 100% of certain costs incurred no later than a period expected to end no later than February 15, 2022 (See Note 17) and not to exceed $13.6 million. In addition, there is a rebate of up to 75% of certain capital expenditures and operating costs incurred through March 22, 2025 and not exceeding $76.4 million in aggregate with the grant. Once the facility is open it will be a source of research and development services for developing new products.
Segment information
The Company is operating in one segment in accordance with the accounting guidance in the Financial Accounting Standards Board (“FASB”) Account Standards Codification (“ASC”) Topic 280, Segment Reporting. Management reports financial information on an aggregated and consolidated basis to the Company’s Chief Executive Officer, who is the Company’s chief operating decision maker.
Principles of consolidation
The accompanying consolidated financial statements include the accounts of Dream Holdings and its majority-owned subsidiaries (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.
The Company consolidates entities in which it has a controlling financial interest based on either the variable interest entity (“VIE”) or voting interest model. The Company is required to first apply the VIE model to determine whether it holds a variable interest in an entity, and if so, whether the entity is a VIE. If the Company determines it does not hold a variable interest in a VIE, it then applies the voting interest model. Under the voting interest model, the Company consolidates an entity when it holds majority voting interest in an entity.
VIE model
An entity is considered to be a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
financial support, (b) the holders of the equity investment at risk, as a group, lack either the direct or indirect ability through voting rights or similar rights to make decisions that have a significant effect on he the success of the entity or the obligation to absorb the entity’s expected losses or right to receive the entity’s expected residual returns, or (c) the voting rights of some equity investors are disproportionate to their obligation on to absorb losses of the entity, their rights to receive returns from an entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor with disproportionately few voting rights.
Under the VIE model, limited partnerships are considered VIE unless the limited partners hold substantive kick-out or participating rights over the general partner. The Company consolidates entities that are VIE’s when the Company determines it is the primary beneficiary. Generally, the primary beneficiary of a VIE is a reporting entity that has (a) the power to direct the activities that most significantly affect the VIE’s economic performance, and (b) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.
As of December 31, 2020 and 2019, the Company evaluated its arrangements for which there may be variable interests and determined that the Company is not the primary beneficiary of such arrangements and therefore does not consolidate them.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses and cash flows during the periods presented. Actual results could differ from those estimates. The Company evaluates estimates on an ongoing basis. The estimates are based on current and expected economic conditions, historical experience, the experience and judgment of the Company’s management and various other specific assumptions that the Company believes to be reasonable.
Risks and uncertainties
The operations of the AeroFarms AgX Ltd (“AgX”) are located in the United Arab Emirates (“UAE”). Accordingly, the AgX’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environment in the UAE, as well as by the general state of the UAE economy. AgX’s operations in the UAE are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among other factors, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the Middle East, and by changes in governmental policies or interpretations with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, changes could affect the Company’s interest in these entities and its operations in the UAE. At December 31, 2020, AgX had total assets of $2,147,138 and liabilities of $2,147,138. During 2020, the Company’s revenue was $1,728,794 which equaled its expenses for the year.
On March 11, 2020, the World Health Organization declared the current novel coronavirus outbreak (“COVID-19”) to be a global pandemic. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country have imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These measures have had a significant adverse impact upon many sectors of the economy, including certain agriculture businesses. To date, the Company has experienced no material adverse impact from this pandemic.
New accounting pronouncements not yet adopted
a)
Leases

In February 2016, the FASB issued ASU 2016-02, Leases, and subsequently issued several supplemental

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
and/or clarifying ASU’s (collectively, “Topic 842”), which requires a dual approach for lease accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases may result in the lessee recognizing a right of use asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the right of-use asset, and for operating leases, the lessee would recognize lease expense on a straight-line basis. This ASU will be effective for us beginning the first day of our 2022 fiscal year. The Company continues to evaluate the impact of the adoption of this ASU on its consolidated financial condition, results of operations and cash flows and believes that the adoption impact will be material to the consolidated financial statements.
b)
Measurement of credit losses on financial instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Measurement of Credit Losses on Financial Instruments, and has subsequently issued several supplemental and/or clarifying ASU’s (collectively, “ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the previous “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost which will generally result in the earlier recognition of allowances for credit losses. The standard will affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash (a subsequent amendment to the guidance clarified that receivables arising from operating leases are accounted for using lease guidance and not as financial instruments). The Company identified the assets within the scope of the standard and developed a methodology for estimating expected credit losses for these in-scope assets (primarily trade accounts receivable and financing receivables). On November 15, 2019, the FASB issued ASU 2019-10, which delayed the effective date for ASU 2016-13 from January 2021 to January 2023. This ASU will be effective for us beginning the first day of our 2023 fiscal year. The Company continues to evaluate the impact of the adoption of this ASU and believes that this ASU will not have a material impact on the consolidated financial condition, results of operations and cash flows.

c)
Variable Interest Entities

In October 2018, the FASB issued ASU 2018-17, Targeted Improvements to Related Party Guidance for Variable Interest Entities. This ASU provides that indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. The new guidance is effective for fiscal years beginning after December 15, 2020. This ASU will be effective for us beginning the first day of our 2021 fiscal year. The Company does not expect this ASU to have material impact on the consolidated financial condition, results of operations and cash flows.

d)
Collaborative Arrangements

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This ASU resolves the diversity in practice concerning the manner in which entities account for transactions based on their assessment of the economics of a collaborative arrangement. This ASU clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue when the collaborative arrangement participant is a customer and precludes recognizing as revenue consideration received from a collaborative arrangement if the participant is not a customer. This ASU will be effective for us beginning the first day of our 2021 fiscal year. The Company does not expect this ASU to have material impact on the consolidated financial condition, results of operations and cash flows.

e)
Income taxes

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes to

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
reduce the cost and complexity in accounting for income taxes. ASU 2019-12 removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. The ASU also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. The guidance is effective for fiscal years and for interim periods within those fiscal years, beginning after December 15, 2020 (quarter ending March 31, 2021 for the Company), with early adoption permitted. An entity that elects early adoption must adopt all the amendments in the same period. Most amendments within the ASU are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is currently evaluating the impact of ASU on the Company’s consolidated financial statements.
f)
Codification Improvements

In October 2020, the FASB issued ASU 2020-10, Codification Improvements that moves all disclosure guidance to the appropriate codification sections and makes other improvements and clarifies application of various provisions in the Codification by amending and adding new headings, cross referencing to other guidance, and refining or correcting terminology. This ASU will be effective for us beginning the first day of our 2022 fiscal year. The Company does not expect this ASU to have material impact on the consolidated financial condition, results of operations and cash flows.

Note 2. Summary of significant accounting policies
Cash and cash equivalents
The Company’s cash consists of cash deposits held in global financial institutions. The cash equivalents consist of highly liquid investments, generally including money market funds, term deposits, and marketable securities, with maturities of 90 days or less at the date of purchase. At various times throughout the year, and as of December 31, 2020 and 2019, some accounts held at financial institutions were in excess of the federally insured limit of $250,000. The Company has not experienced any losses on these accounts and believes credit risk to be minimal.
Restricted cash
Restricted cash is comprised of certain cash receipts from the Notes Payables as part of the New Markets Tax Credit program. These monies were reserved for the expansion of the Newark, New Jersey facility and equipment and are released in accordance with a requisition procedure. The requisition procedure requires the Company to complete construction and purchase of equipment at the qualified 212 Rome property and proof of payment to be reimbursed.
During 2020 and 2019, the Company utilized the restricted cash of $4,727,240 and $2,407,819 for the extension of the current facilities and acquisition of equipment used in the growing of its leafy greens as part of the New Markets Tax Credit program.
Also, in 2020 the company became the prime awardee for a project with the Foundation for Food & Agriculture Research. The Company received $584,532 of restricted cash in December 2020 and disbursed $459,474 to the prime awardee/sub-awardees that will be performing the work. At December 31, 2020, the remaining of the restricted cash balance for this project is $125,058. See Notes 3 and 8 for additional information.
At December 31, 2020 and 2019, the Company had $1,487,500 of noncurrent restricted cash balance maintained in connection with a note payable maturing in September 2022.
Accounts receivable
Accounts receivable are stated at the amounts billed to customers less an allowance for doubtful accounts. The Company estimates the allowance for doubtful accounts based on analysis of specific

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
customers, taking into consideration the age of past due receivables and the customer’s ability to pay. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts was $1,565 and $1,571 at December 31, 2020 and 2019, respectively.
Inventories
Inventories are stated at the lower of cost or net realizable value for inventory measured under the first-in, first-out (“FIFO”) method. Inventories are valued as follows:
Seeds, nutrients and packaging: Actual cost is used to value raw materials and packaging, as well as goods in process.
Food products: Actual cost is used which includes cost of seeds, supplies, growing and harvesting costs, plant conditioning costs, packaging costs, labor and overhead costs.
The Company records abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) as current period charges. The Company’s products are perishable and must be sold soon after harvesting. Provisions are recorded to reduce inventory for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions, inventory levels and turns, product spoilage, and specific identification of items, such as product discontinuance. Reductions are based on net realizable value (generally, estimated selling price) and inventory reserve would permanently reduce the cost basis of inventory. The allowance for obsolescence was $0 at December 31, 2020 and 2019.
Equipment and improvements
Equipment and improvements are stated at cost less accumulated depreciation and amortization. Equipment is depreciated using the straight-line over the estimated useful lives of the assets. Leasehold improvements are amortized over the estimated useful lives of the improvements or the lease term, whichever is shorter.
Impairment of long-lived assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing a review for impairment, the Company performs a qualitative analysis to determine if events or changes in circumstances have made recovery of the asset’s carrying value unlikely. If it is determined that an impairment has occurred, the loss would be recognized during that period. The impairment loss is calculated as the difference between the asset carrying values and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance and pricing trends. The Company does not believe that any impairment exists related to its long-lived assets as of December 31, 2020.
Notes receivable and allowance for losses
Notes receivable are stated at unpaid principal balances, less any applicable allowances for losses and net deferred loan origination fees and discounts. The allowance for losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the past notes loss experience, known and other risks inherent in the portfolio, specific impaired notes, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and current economic conditions. The Company does not believe that any material loss existed related to its notes receivable and accordingly no allowance was deemed necessary as of December 31, 2020 and 2019. Interest on loans is recognized over the term of the loan and is calculated using the effective interest method over the expected terms of the notes receivable.

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Deferred financing costs
Financing costs, net of accumulated amortization, are reported as a direct deduction from the face amount of the notes payable to which such costs relate. Amortization of financing costs is reported as a component of interest expense and is computed using the effective interest method over the expected terms of the notes payable.
Preferred stock subject to possible redemption
The Company accounts for its preferred stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Conditionally redeemable preferred stock (including preferred stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. The Company’s preferred stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events (see Note 10). Accordingly, preferred stock subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Equity incentive plan
The Company recognizes compensation expense related to its incentive plan and the cost of stock-based compensation awards on a straight-line basis over the requisite service period, net of estimated forfeitures. Judgment is required in estimating the amount of stock-based awards that will be forfeited prior to vesting. The Company has selected the Black-Scholes option-pricing model and various inputs to estimate the fair value of its stock-based awards (see Note 11).
Income taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized. The effect of a change in tax rates or laws on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date of the rate change. A valuation allowance is established to reduce the deferred tax assets to the amounts that are more likely than not to be realized from operations.
Tax benefits of uncertain tax positions are recognized only if it is more likely than not that the Company will be able to sustain a position taken on an income tax return. The Company has no liability for uncertain tax positions as of December 30, 2020 and 2019. Interest and penalties, if any, related to unrecognized tax benefits would be recognized as income tax expense. The Company does not have any accrued interest or penalties associated with unrecognized tax benefits, nor was any significant interest expense recognized during 2020 and 2019.
Revenue recognition
On January 1, 2019, the Company adopted the FASB Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective transition method for all contracts that were not completed as of the date of adoption and concluded that no significant changes are necessary to conform with the guidance in the new standard.
In accordance with the new standard, revenue is recognized when or as control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services based on the agreement with the customer.

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Revenue from sales of farm products is recognized at the point in time when control of the goods is transferred to the customer, which typically occurs when the products are shipped to the customer. The customers are invoiced at the time of shipping and the invoices are typically due in 30 days. During the years ended December 31, 2020 and 2019, revenues from sale of farm products were $1,664,142 and $1,107,531, respectively.
Shipping and handling costs associated with outbound freight after control of a product has transferred to a customer are accounted for as a fulfillment cost and are in included in selling, general and administrative expenses.
The Company also provides certain research and development services to its customers under time and material and fixed price contracts, in which the performance obligations are satisfied as the services are performed. The customer payments are either upfront, which are recognized as deferred revenues until satisfaction of the related performance obligations, or are invoiced to the customer based on the billing milestones established in the contract with the respective customer. Invoices as typically due within 30 days of invoice date. Revenues from these services, recognized over time using the costs incurred input measure of progress were $887,789 and $1,201,826 during the years ended December 31, 2020 and 2019, respectively.
Contract liabilities primarily relate to the advance consideration received from the customers for research and development services contracts and are presented as deferred revenues on the consolidated balance sheets. At December 31, 2020 and 2019, the deferred revenues were $411,053 and $107,878, respectively. The Company expects to satisfy the related performance obligations in the contracts within months of receipt of consideration from the customer. During the years ended December 31, 2020 and 2019, the Company recognized revenues of $107,878 and $0, respectively, which were included in the contract liabilities at the beginning of the respective years.
The duration of the Company’s contracts with customers is typically less than one year. The Company applies the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about transaction price allocated to the remaining performance obligations that are part of contracts that have an original expected duration of one year or less.
There are no significant incremental costs associated with obtaining contracts with customers.
Government grants
Government grants are recognized when the Company has reasonable assurance that: (1) the Company will comply with the relevant conditions of each grant and (2) the grant will be received. After initial recognition, government grants are recognized in profit or loss on a systematic basis that mirrors the manner in which the company recognizes the related costs for which the grant is intended to compensate the Company. The company has elected to present the grants on a gross basis in its consolidated balance sheets. In its consolidated statements of operations and comprehensive loss, the Company recognizes the grant as a reduction in the related expenses for which the grant is intended to compensate the Company. During the years ended December 31, 2020 and 2019, the amounts of government grants recognized as a reduction in the related expenses were $1,728,794 and $0, respectively.
Fair value measurements
The Company applies the provisions of FASB ASC 820, Fair Value Measurements for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.
Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.
ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
Level 1:
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:
Quoted prices, other than those in Level 1, in markets that are not active or for similar assets and liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3:
Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements during the year ended December 31, 2020 and 2019.
Financial assets and liabilities of the Company primarily consist of cash and cash equivalents, restricted cash, account receivables, notes receivable, other receivables, accounts payable and accrued liabilities, paycheck protection program loans, notes payable and other payables. At December 31, 2020 and 2019, the carrying values of these financial instruments other than notes receivable and payable approximated their fair values due to the short-term nature of these instruments. The Company believes that the carrying values of PPP loans approximate their fair values on a Level 2 basis, as the Company believes the PPP loan will be forgiven in full during the next twelve months. At December 31, 2020 and 2019, the carrying values of the material long-term notes receivable and payable approximate their fair values on a Level 3 basis, as the notes are related to NMTC financing arrangements, under which the notes were and remain structured so as to optimize benefit under the terms of that program.
Customer concentrations
Significant customers are those that represent greater than 10% of the Company’s total revenues or gross accounts receivable balance at each respective balance sheet date. The Company had four customers that represented 22%, 20%, 18%, and 12% of gross accounts receivable, and three customers that represented 37%, 16%, and 11% of gross accounts receivable, as of December 31, 2020 and 2019, respectively. The Company had three customers that represented 23%, 17% and 17% of total revenues, and four customers that represented 26%, 17%, 13%, and 12% of total revenues, for the years ended December 31, 2020 and 2019, respectively.
Research and development expenses
Research and development costs include costs related to developing, enhancing and managing the Company’s proprietary technology. Costs are expensed as incurred until technological feasibility of the product has been established, which is defined by the Company as completion of a working model. After technological feasibility is established, any additional research and development costs are capitalized until the products are available for general release to the facility for actual use. During 2020 and 2019, the government funded research and development expenditures were $1,728,794 and $0, respectively, which are reduced by the government grants.

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 3 — Cash and cash equivalents and restricted cash
At December 31, 2020 and 2019, cash and restricted cash consists of the following:
	2020	2019
Cash	$47,850,632	$56,193,650
Money market funds	1,007,032	16,416,580
Restricted cash, current	4,255,709	10,135,431
Restricted cash, noncurrent	1,487,500	1,487,500
Total cash and cash equivalents and current and non-current restricted cash shown in the consolidated statements of cash flows	$54,600,873	$84,233,161
Note 4 — Prepaid expenses and other current assets
Prepaid expenses and other current assets consist of the following:
	2020	2019
Grow NJ tax credit sale receivable	$653,060	$642,953
Prepaid expenses	167,681	168,942
Total	$820,741	$811,895
Note 5 — Equipment and improvements
Equipment and improvements consist of the following:
	Useful lives in years	2020	2019
Equipment	3 to 30	$14,195,348	$13,135,006
Leasehold improvements	*	2,832,236	2,808,277
Computer equipment	8	318,208	318,208
Construction-in-progress	N/A	9,755,516	2,671,921
		27,101,308	18,933,412
Less accumulated depreciation and amortization		5,015,847	3,472,762
Total		$22,085,461	$15,460,650

*
Amortized over the shorter of the lease term or the useful lives of the assets.

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $1,505,387 and $1,251,965, respectively.
Note 6 — Variable interest entities
During 2015 and 2018, the Company entered into a total of three financing transactions with investment funds owned by Goldman Sachs under the qualified New Markets Tax Credit (“NMTC”) program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the “Act”) and is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities (“CDEs”). CDEs are privately managed investment institutions/funds that are certified to make qualified low-income community investments. The Company is involved in variable interest entities in the form of investment funds that invest in New Markets Tax Credits. Although the Company has involvement in the NMTC funds through notes receivable from and notes payable to the funds,

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
option agreements and management agreements with the funds, the Company is not the primary beneficiary of and does not consolidate the NMTC funds. The Company has neither the power to direct the most significant activities of the NMTC funds nor does it have the obligation to absorb losses or the right to residual returns that could potentially be significant to the NMTC funds. The most significant activities of the NMTC funds are the decision to invest in the NMTCs, which the Company does not have the power to direct. The Company also has a variable interest represented by its management of the NMTC funds for no fees.
The following table summarizes the Company’s involvement in VIEs:
	2020	2019
Notes receivable – Carrying value (See Note 7)	$8,563,960	$8,082,478
Notes payable – Gross carrying value (See Note 8)	22,465,174	22,465,174
Maximum exposure to loss	$(13,901,214)	$(14,382,696)
The maximum exposure to loss is determined by the amount of notes receivable outstanding to the NMTC funds.
Note 7 — Notes receivable
	2020	2019
Subordinated Note Participation – Makers Village	$3,073,989	$2,648,989
Subordinated Note Participation – 212 Rome Real Estate, LLC	134,183	77,701
Equipment Loan – 212 Rome Investment Fund 2 LLC	516,328	516,328
Equipment Loan – Makers Village Tenant Investment Fund 2 LLC	4,839,460	4,839,460
Total	$8,563,960	$8,082,478
Subordinated note participation — Makers Village
During January 2015, the Company acquired a subordinated interest in a note issued by Makers Village to Prudential Insurance Company of America, through a participation agreement (“Tranche B”). Under the terms of the agreement, the Company shall purchase additional participation in the note beginning March 2017, in the amount of $106,250 each quarter (“Tranche A-2”), through September 2022, the maturity date. Interest is charged on the outstanding Tranche B balance at 0.3089% per annum. Interest is charged on the outstanding Tranche A-2 balance at 5% per annum. The note is subordinated to the portion of the note not acquired by the Company under the participation agreement. In the event the borrower defaults on the note as defined in the loan agreement, the Company will be required to immediately purchase the remaining participation interest in the note. Interest income for the years ended December 31, 2020 and 2019 was $77,739 and $56,589, respectively.
The Company also has guaranteed the entire amount of the note. At December 31, 2020, the total unpaid principal of the note is $2,550,000 ($5,625,500 original note balance less the Company’s participation in the amount of $3,075,500).
Subordinated note participation — 212 Rome Real Estate, LLC
During July 2018, the Company acquired a subordinated interest in a note issued by 212 Rome Real Estate, LLC to 212 Rome Investment Fund 2 LLC, through a participation agreement. Under the terms of the agreement, the Company shall purchase additional participation in the note beginning September 2018, in the specified amount each month, through December 2025, the maturity date. Interest is charged at 3.5% per annum. The note is subordinated to the portion of the note not acquired by the Company under the participation agreement. Interest income for the year ended December 31, 2020 and 2019 was $3,614 and

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
$1,709, respectively. At December 31, 2020, the total unpaid principal of the note is $349,443 ($483,626 original note balance less the Company’s participation in the amount of $134,183).
Equipment loan — 212 Rome Investment Fund 2 LLC
During July 2018, the Company entered into an Equipment Leverage Loan agreement to lend $516,328 to 212 Rome Investment Fund 2 LLC. The loan carries interest at the rate of 12.3% per annum. Interest is receivable commencing in September 2018 in successive quarterly installments. Commencing in September 2025, the loan is required to be repaid in quarterly principal installments of $19,433 through maturity in July 2039, at which time the entire unpaid principal and interest accrued and unpaid thereon is required to be repaid. Interest income for 2020 and 2019 was $63,508. Interest income for 2019 remained uncollected in prior year and was included in the balance of the loan at December 31, 2019. The payment of this note is secured by a lien upon and security interest in all property and assets of the borrower. The borrower may prepay the loan at any time prior to the maturity date.
Equipment loan — Makers Village Tenant Investment Fund 2 LLC
During July 2018, the Company entered into an Equipment Leverage Loan agreement to lend $4,839,500 to Makers Village Tenant Investment Fund 2 LLC. The loan carries interest at the rate of 1.033061% per annum. Interest is receivable commencing in September 2018 in successive quarterly installments. Commencing in September 2025, the loan is required to be repaid in quarterly principal installments of $73,745 through maturity in July 2039, at which time the entire unpaid principal and interest accrued and unpaid thereon is required to be repaid. Interest income for 2020 and 2019 was 49,995. Interest income for 2019 remained uncollected in prior year and was included in the balance of the loan at December 31, 2019. The payment of this note is secured by a lien upon and security interest in all property and assets of the borrower. The borrower may prepay the loan at any time prior to the maturity date.
Note 8 — Notes payable, net
During 2015 and 2018, the Company received $7,585,174 and $14,880,000 in net proceeds from financing arrangements related to Phase I and Phase II, respectively, for the capital expenditures at its 212 Rome facility which includes the existing operating farm (Phase I) and the new addition (Phase II). The financing arrangements were structured with Makers Village, and its majority owned community development entity in connection with the Company’s participation in transactions qualified under the federal NMTC program, pursuant to Section 45D of the Internal Revenue Code of 1986, as amended. Through its participation in this program, the Company has secured low interest financing for equipment acquisitions related to its farming facility.
The financing arrangements consist of the following notes payable:
	2020	2019
A note payable by VEGS1 QALICB, LLC in the amount of $5,496,489, maturing September 1, 2022, with interest charged at 2.815424% per annum is payable on a quarterly basis. The entire principal balance is due in full upon the maturity date.	$5,496,489	$5,496,489
A note payable by VEGS1 QALICB, LLC in the amount of $2,088,685, maturing January 29, 2045, with interest charged at 2.815424% per annum is payable on a quarterly basis. Commencing March 10, 2022, principal and interest is payable in quarterly installments per the repayment schedule outlined in the loan agreement.	2,088,685	2,088,685
A note payable by VEGS1 QALICB, LLC dated July 13, 2018 in the amount of $2,834,000, maturing July 13, 2048, with interest charged at 1% per annum is payable on a quarterly basis. Commencing September 5, 2025, principal and interest is payable in quarterly installments of $34,521 per the repayment schedule outlined in the loan agreement.	2,834,000	2,834,000

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
	2020	2019
A note payable by VEGS1 QALICB, LLC dated July 13, 2018 in the amount of $1,166,000, maturing July 13, 2048, with interest charged at 1% per annum is payable on a quarterly basis. Commencing September 5, 2025, principal and interest is payable in quarterly installments of $13,472 per the repayment schedule outlined in the loan agreement.	1,166,000	1,166,000
A note payable by VEGS1 QALICB, LLC dated July 13, 2018 in the amount of $2,005,500, maturing July 13, 2048, with interest charged at 1% per annum is payable on a quarterly basis. Commencing September 5, 2025, principal and interest is payable in quarterly installments of $24,429 per the repayment schedule outlined in the loan agreement.	2,005,500	2,005,500
A note payable by VEGS1 QALICB, LLC dated July 13, 2018 in the amount of $994,500, maturing July 13, 2048, with interest charged at 1% per annum is payable on a quarterly basis. Commencing September 5, 2025, principal and interest is payable in quarterly installments of $12,114 per the repayment schedule outlined in the loan agreement.	994,500	994,500
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $3,728,754, maturing January 13, 2026, with interest charged at 3.695222% per annum is payable on a quarterly basis. The entire principal balance plus any accrued but unpaid interest is due in full upon the maturity date.	3,728,754	3,728,754
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $1,348,769, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $21,826 per the repayment schedule outlined in the loan agreement.	1,348,769	1,348,769
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $342,246, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $5,538 per the repayment schedule outlined in the loan agreement.	342,246	342,246
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $460,231, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $7,448 per the repayment schedule outlined in the loan agreement.	460,231	460,231
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $1,242,918, maturing January 13, 2026, with interest charged at 3.695222% per annum is payable on a quarterly basis. The entire principal balance plus any accrued but unpaid interest is due in full upon the maturity date.	1,242,918	1,242,918
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $434,678, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $7,034 per the repayment schedule outlined in the loan agreement.	434,678	434,678

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
	2020	2019
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $174,082, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $2,332 per the repayment schedule outlined in the loan agreement	174,082	174,082
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $148,322, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $2,400 per the repayment schedule outlined in the loan agreement.	148,322	148,322
Total notes payable	22,465,174	22,465,174
Notes payable, current portion	14,880,000	14,880,000
Unamortized deferred financing costs, non-current	387,458	489,143
Notes payable, non-current portion, net	$7,197,716	$7,096,031
Notes payable, current portion	14,880,000	14,880,000
Unamortized deferred financing costs, current	3,156,083	3,380,321
Notes payable, current portion, net	$11,723,917	$11,499,679

In connection with the 2015 and 2018 notes payable, the Company entered into three option agreements with the owner of Makers Village. The Company has granted a put option to the owner, whereby the owner can sell the interest in the investment fund to the Company for a purchase price of $1,000. The put option can be exercised at the end of the NMTC compliance period, which ends January 2022 for the 2015 notes payable and July 2025 for the 2018 notes payable. The Company has a call option which commences at the expiration of the investor’s put option and is exercisable over a six-month period. If a call price cannot be mutually agreed upon between the parties, then the call price shall be the fair market value of the investor’s interest in the fund determined by a qualified independent appraiser.
On April 17, 2017, the Company entered into a Note and Warrant Purchase Agreement with an investor in which it issued a Convertible Promissory Note (“2017 Note”) with par value of $1,000,000 and a maturity date of April 17, 2018. The Company also entered into a Warrant Agreement (“2017 Warrant”) entitling the investor to purchase 98,990 shares of Series 1-D Preferred Stock for $250,000 upon the occurrence of a Qualified Financing Event as defined in 2017 NWPA. During 2017, the 2017 Notes were converted into Series 1-D Preferred Shares of the Company.
On May 1, 2019, the Company entered into a Notes and Warrant Purchase Agreement with certain investors in which it issued Convertible Promissory Notes (“2019 Notes”) with aggregate par value of $2,000,000 and a maturity date of July 30, 2019. The Company also entered into separate Warrant Agreements (“2019 Warrants”) entitling the investors to purchase 376,208 shares of Series 2 Preferred Stock at the exercise price of $5.3162 upon the occurrence of a Qualified Financing Event as defined in 2019 NWPA. During 2019, the 2019 Notes were converted into Series 2 Preferred Shares of the Company.
The Company assessed the terms of 2017 and 2019 warrants and classified them as liabilities as they result in obligations to repurchase the Company’s shares and (b) require or may require the Company to settle the obligation by transferring its assets. At the respective issuance dates, the Company estimated 2017 and 2019 warrants fair values of $59,000 and $245,000, respectively, and allocated to the proceeds from the 2017 and 2019 Notes to the respective warrants using residual allocation method.
The Company also assessed the terms of convertible notes and noted that the 2017 and 2019 Notes: (i) were not share-settled debts, (ii) contained a redemption feature that was determined to be an embedded

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
derivative requiring bifurcation and that (iii) the notes contained a beneficial conversion feature because the fair value of the respective Series of Preferred Stock was greater than the effective conversion price of the 2017 and 2019 Notes. Since the 2017 and 2019 Notes were convertible into the specific Series of Preferred Stock shares hence the respective intrinsic values of the beneficial conversion features were determined to be $59,000 and $245,000.
During 2017, the Company recorded $59,000 of warrant liability and equal amount of beneficial conversion feature as additional paid-in capital and $118,000 as amortization of debt discount since the 2017 Note was converted to Series 1-D Preferred stock shares in the same year.
During 2019, the Company recorded $245,000 of warrant liability and equal amount of beneficial conversion feature as additional paid-in capital and $490,000 as amortization of debt discount since the 2019 Notes were converted to Series 2 Preferred stock shares in the same year.
At December 31, 2020 and 2019, the fair values of the 2017 and 2019 warrant liabilities aggregated to $351,061 and $233,053. During 2020 and 2019, the changes in fair values of warrant liabilities were $118,008 and ($70,638) which have been included in interest expense on the consolidated statements of operations and comprehensive loss.
Interest expense for the years ended December 31, 2020 and 2019 was $974,508 and $1,274,613, including amortization of deferred financing costs of $325,923 and $288,561, amortization of warrant of $0 and $490,000 and changes in fair values of warrant liabilities of $118,008 and ($70,638), respectively.
Borrowings under these notes are secured up to the amounts of guarantees. The Company has indemnified the counterparty to the agreement against losses to the counterparty’s expected returns due to a reduction, recapture or disallowance of the counterparty’s New Markets Tax Credits resulting from certain actions of the Company.
Certain notes payable agreements required compliance with non-financial covenants. At December 31, 2020 and 2019, the Company was in violation of a debt covenant that caused the Company to be in technical default and the outstanding notes balances being puttable by the lenders. At December 31, 2020 and 2019, the aggregate of notes under default of $14,880,000, net of related unamortized deferred financing costs of $3,156,083 and $3,380,321, respectively, was classified as current liability. The Company has not obtained waiver for the technical default as it believes that the lenders do not have intentions to demand repayments. Accordingly, the unamortized deferred financing costs have not been written off.
Future maturities of notes payable are as follows:
2021	$14,880,000
2022	5,502,887
2023	25,594
2024	25,594
2025	25,594
Thereafter	2,005,505
Total	$22,465,174
Note 9 — Loans
a)
Paycheck protection program loans

In April 2020, the Company received loans aggregating to $1,933,159 under the Paycheck Protection Program (“PPP”) of the Small Business Administration (“SBA”). The PPP loans are designed to provide a direct incentive for small businesses to keep their workers on the payroll. The SBA will forgive loans if employees are kept on the payroll for twenty-four weeks and the money is used for payroll, rent,

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
mortgage interest, or utilities. If any portion of the loans is not forgiven, the remaining amounts will be required to repaid over the next two years and will carry an interest rate of 1% per annum.

The Company recorded the proceeds from PPP loans as a long-term financial liability. The proceeds from the loans would remain recorded as a liability until either (1) the loans are, in part or wholly, forgiven and the Company has been “legally released” or (2) the Company pays off the loans to the creditor. For any portion of the loans is not forgiven then the Company would be required to repay the loans in equal monthly installments, including principal plus interest at the annual rate of 1%, beginning August 2021 and September 2021. Once the loans are, in part or wholly, forgiven and legal release is received, the Company would reduce the liability by the amount forgiven and record a gain on extinguishment. The Company used the proceeds of loans for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loans, it cannot assure that it will not take actions that could cause the Company to be ineligible for forgiveness of the loans, in whole or in part or otherwise determine to not seek forgiveness of the loan amounts in accordance with the program.

b)
Conditional grant loan

In January 2019, the Company entered into a trilateral agreement with the BIRD Foundation and Juganu LTD in which the BIRD Foundation granted $850,000 of conditional grant loan to the Company and Juganu LTD to fund research for the development of a LED lights to be used in Horticulture Processes. Under the terms of the conditional grant loan, each company will be awarded funds up to a maximum of $425,000. The conditional grant loan is required to be repaid only when the product is commercially sold or exploited. The repayments of the conditional grant loan will either be funded through 50% of royalty earned at the rate of 10% on sale of product by Juganu or 50% of the Company’s share of outright the intellectual property (IP) sale or combination of both. The Company expects the conditional grant loan repayments to start at the end of the research period that is expected to end by December 31, 2021. The conditional grant loan carries interest on the unpaid balance at the rate of 12% or 13% per annum up to a maximum of 50% of the original loan amount. If the proceeds from royalty and share of IP sale are not sufficient then the loan will remain outstanding until fully settled or waived. At December 31, 2020 and 2019, the conditional grant loan balance was $212,382 and $85,000, respectively, and has been classified as long term liability in the consolidated balance sheet.

Note 10 — Redeemable convertible preferred and common stock
As of December 31, 2020 and 2019, the following represents the capitalization of the Company excluding the cumulative effects of stock based compensation recorded as the additional paid-in-capital:
December 31, 2020	Shares authorized	Shares issued	Shares outstanding	Par value	Invested capital	Liquidation preference
Series 2 Preferred Stock	23,889,245	17,067,630	17,067,630	$0.0001	$88,488,084	$90,734,935
Series 1-D Preferred Stock	13,819,916	13,720,926	13,720,926	0.0001	34,122,564	34,527,199
Series 1-C1 Preferred Stock	277,957	277,957	277,957	0.0001	278,294	278,294
Series 1-C2 Preferred Stock	11,010,301	11,010,301	11,010,301	0.0001	12,968,995	12,968,995
Series 1-B Preferred Stock	1,723,272	1,723,272	1,723,272	0.0001	1,364,262	1,364,262
Series 1-A Preferred Stock	651,011	651,011	651,011	0.0001	367,500	367,500
Common stock	120,000,000	35,792,460	35,792,460	0.0001	22,773,361	—
Total					$160,363,060	$140,241,185

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019	Shares authorized	Shares issued	Shares outstanding	Par value	Invested capital	Liquidation preference
Series 2 Preferred Stock	23,889,245	17,067,630	17,067,630	$0.0001	$88,488,084	$90,734,935
Series 1-D Preferred Stock	13,819,916	13,720,926	13,720,926	0.0001	34,122,564	34,527,199
Series 1-C1 Preferred Stock	277,957	277,957	277,957	0.0001	278,294	278,294
Series 1-C2 Preferred Stock	11,010,301	11,010,301	11,010,301	0.0001	12,968,995	12,968,995
Series 1-B Preferred Stock	1,723,272	1,723,272	1,723,272	0.0001	1,364,262	1,364,262
Series 1-A Preferred Stock	651,011	651,011	651,011	0.0001	367,500	367,500
Common stock	120,000,000	35,741,042	35,741,042	0.0001	22,764,624	—
Total					$160,354,323	$140,241,185
On May 16, 2019, the Company entered into a preferred stock purchase agreement and amended its certificate of incorporation to convert its existing preferred stock into fully paid and non-assessable shares of Series 1-A, Series 1-B, Series 1-C1, Series 1-C2, Series 1-D preferred (Collectively, “Series 1 Preferred Stock”) and common stock. The amendment also authorized issuance of 23,889,245 shares of Series 2 Preferred Stock with a par value of $0.0001 and the issue price of $5.3162 per share. As of December 31, 2020 and 2019, the Company had issued a total of 17,067,630 shares of Series 2 Preferred Stock for an aggregate value of $90,734,935. Of the Series 2 Preferred stock issued 16,689,568 shares were issued for cash of $88,725,072 and 378,062 shares were issued upon conversion of May 2019 convertible notes principal plus accrued interest of $2,009,863 at the conversion rate of $5.3162 per share. During 2019, the Company also converted various existing series of preferred stock aggregating to 20,759,106 shares to an equal number of common shares with an aggregate carrying value of $21,185,830.
With the amendment of certificate of incorporation, the Company is authorized to issue up to 120,000,000 shares Common stock and 51,371,702 shares of preferred stock.
Dividends:   The preferred stockholders are entitled to first or simultaneously receiving dividends on each outstanding share of preferred stock in case where the Company declares, pays, or sets aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock).
Voting Rights:   Each holder of outstanding shares of preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible. Preferred stockholders are entitled to vote together with the holders of Common Stock as a single class.
Redemption:   The respective series of preferred stock contain redemption rights and the majority of any series of Preferred Stock (treating the Series 1 Preferred Stock as a single series) may elect to redeem all the outstanding preferred stock of such series by written notice to the Company. If the Company receives redemption request from more than one series of preferred stock, then the Company will first pay the redemption price to Series 2 and then to Series 1 preferred stockholder. On the redemption, the Company will pay the shareholder an amount equal to original issue price and any declared but unpaid distribution on such stock. Because the preferred stock may be redeemed by holders of the shares at their discretion, the redemption is outside the control of the Company and accordingly, the preferred stock has been classified as temporary equity.
Conversion:   Series 1-A, 1-B, 1-C and 1-D preferred stock (“Series 1 Preferred Stock”) and Series 2 Preferred Stock are convertible, at the option of the holder, any time after the date of issuance into Common Stock. The conversion rate is calculated by dividing the original issue price (as defined) for the respective series of preferred stock by the conversion price. The initial conversion price is equal to the original issue price of the respective series of preferred stock subject to adjustments in accordance with the operating agreement. There is also an automatic conversion feature whereby the preferred stocks are automatically converted upon a qualified public offering or an agreement of the majority preferred stock members of the respective series.

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Liquidation:   All series of preferred stock contain liquidation preferences. Upon a qualifying liquidation event, funds flow initially to each series of preferred shares first to the Series 2 shares and ending with the Series 1-A shares, to each until the full amount of such series’ invested capital has been returned; next, funds flow ratably to all holders of preferred and common shares, however to each series of preferred only until such series has received two times the amount of their invested capital, at which time such preferred series receives no further distributions; lastly, remaining funds flow to common stockholders on a pari passu basis, and each series of preferred share converts automatically to common shares once the common share price exceeds the series’ preferred share price.
Issuance Costs:   At December 31, 2020 and 2019, the Series 1-D, Series 2 and common stock invested capitals are presented in consolidated statements of redeemable convertible preferred stock and stockholders’ deficit net of the related stock issuance costs of $404,635, $2,246,851 and 68,013, respectively.
Note 11 — Equity incentive plan
The Company’s incentive stock option plan (the “ISO Plan”) permits the issuance of stock options to certain employees and directors of the Company. Stock options are exercisable over a period determined by the Board of Directors, which in general does not exceed 10 years. The ISO Plan is subject to termination or amendment by the Board. As of December 31, 2020 and 2019, there were 1,997,432 and 4,413,823, respectively, stock option awards available for future issuance.
U.S. GAAP requires the fair value measurement of all stock-based payments to employees, including grants of employee stock options, and recognition of these expenses in the statements of operations over the vesting period of such grants. The Company accounts for forfeitures when they occur. Options vest over the predetermined vesting period, typically three to five years, and certain options are restricted to certain performance-based targets that must be met to be considered vested. When stock options are exercised, the Company issues new shares of Common stock that were previously authorized but unissued.
The fair values of the options granted during 2020 and 2019 were determined by the Black-Scholes option pricing model using the following weighted average assumptions.
	2020	2019
Risk-free interest rate	0.20%	1.74%
Expected volatility	73.8%	56.2%
Expected option term in years	6.25	6.25
Expected dividend yield	0.0%	0.0%
The following is an analysis of Incentive Units and stock options for December 31, 2020 and 2019:
	Total units	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Stock options outstanding, January 1, 2019	1,780,421	$0.10	$0.10	8	$12,529
Granted	6,666,333	0.78	0.43
Forfeited	(1,090,489)	0.58	0.37
Exercised	(126,784)	0.11	0.10
Stock options outstanding, December 31, 2019	7,229,481	0.65	0.37	9	$977,409
Granted	3,013,150	0.76	0.43
Forfeited	(596,759)	0.60	0.34
Exercised	(51,418)	0.17	0.14

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
	Total units	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Stock options outstanding, December 31, 2020	9,594,454	$0.69	$0.39	9	$694,433
Vested and exercisable, December 31, 2020	2,936,246	$0.55	$0.32	8	$584,549
Vested and exercisable, December 31, 2019	1,378,001	$0.33	$0.21	8	$627,670

At December 31, 2020 and 2019, the nonvested stock options were 6,658,208 and 5,851,480, respectively, and the average fair value of those options was $0.34 and $0.32, respectively.
Total compensation cost for the years ended December 31, 2020 and 2019 were $812,522 and $237,255, respectively. At December 31, 2020, the total unrecognized compensation cost was $2,622,845, of which $911,992 is expected to be recognized in 2021, $901,209 in 2022, $704,578 in 2023 and $105,066 in 2024, respectively.
At December 31, 2020, the options outstanding had a weighted-average remaining life of approximately nine years.
The Company maintains the right to repurchase options from participants, upon termination of employment under certain circumstances, at a price equal to the fair value of such units.
Note 12 — Income taxes
The components of net loss consist of the following:
	2020	2019
United States	$(25,382,250)	$(22,323,646)
Total	$(25,382,250)	$(22,323,646)
The components of the provision (benefit) for income taxes consist of the following:
	2020	2019
Current – Federal, state and foreign	$—	$—
Deferred – Federal	(5,096,577)	(4,659,875)
Deferred – State	(1,668,595)	(1,551,759)
Deferred – Foreign	—	—
Total	(6,765,172)	(6,211,634)
Change in valuation allowance	6,765,172	6,211,634
Income tax expense	$—	$—
The Company has deferred income taxes due to income tax credits, net operating loss carryforwards, and the effect of temporary differences between the carrying values of certain assets and liabilities for financial reporting and income tax purposes.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Act. The Tax Act represented significant U.S. federal tax reform legislation that included a permanent reduction to the U.S. federal corporate income tax rate.

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted and signed into law in response to the COVID-19 pandemic. The Cares Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. The Company does not expect the enactment of the CARES Act to directly impact its financial position, results of operations or cash flows.
At December 31, 2020 and 2019, the Company had net deferred tax assets of $24.2 million and $17.4 million, respectively. Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets, a full valuation allowance has been established to offset the net deferred tax assets. In assessing the realization of deferred tax assets, management considered whether it was more likely than not that some, or all, of the deferred tax asset will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income. Management has considered the history of the Company’s operating losses and believes that the realization of the benefit of the deferred tax assets cannot be reasonably assured.
The principal components of our deferred tax balances are as follows:
	2020	2019
Deferred Tax Assets
Net operating loss carryforwards	$23,728,184	$16,771,609
Intangibles	2,066,649	2,252,421
Other accrued expenses	424,779	171,238
Total deferred tax assets	26,219,612	19,195,268
Deferred Tax Liabilities
Property, plant and equipment	(883,240)	(878,663)
Investments – Partnership	(1,149,611)	(895,016)
Total deferred tax liabilities	(2,032,851)	(1,773,679)
Net deferred tax asset	24,186,761	17,421,589
Valuation allowance	(24,186,761)	(17,421,589)
Ending balance	$—	$—
The Company has no federal or state current or deferred tax expense or benefit. The Company’s effective tax rate differs from the applicable federal statutory tax rate. The reconciliation of effective tax rate is as follows:
	2020		2019
		%		%
Income tax provision (benefit) at statutory rate	$(5,330,273)	21.0	$(4,687,966)	21.0
Permanent adjustments	234,115	(0.9)	28,091	(0.1)
State income taxes, net of federal income tax benefit	(1,669,014)	6.6	(1,551,759)	6.9
Valuation allowance	6,765,172	(26.7)	6,211,634	(27.8)
Total provision for income taxes	$—	0.0%	$—	0.0%
As of December 31, 2020 and 2019, the Company had NOL carryforwards of approximately $84.8 million and $60.2 million, respectively, available to reduce future federal taxes. Of the Company’s Federal NOL, $13.1 million were incurred prior to 2018 and may expire if unused by 2037, and $71.7 million were incurred in 2018 and after that generally carry forward indefinitely, subject to an 80% taxable income annual limitation.

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
In addition, as of December 31, 2020 and 2019, the Company had NOL carryforwards of approximately $83.4 million and $58.7 million available to reduce state taxable income which expire through 2040.
Pursuant to Section 382 of the Internal Revenue Code, or IRC, annual use of the Company’s net operating loss (NOL) carryforwards may be limited or eliminated in the event a cumulative change in ownership of more than 50% occurs within a three-year period. Thus, these carryforwards could be subject to certain limitations in the event there is a change in control of the Company pursuant to Internal Revenue Code Section 382, though the Company has not performed a study to determine if the loss carryforwards are subject to these Section 382 limitations. If additional changes in ownership occur after year-end, NOL carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance.
The Company has no uncertain tax positions at December 31, 2020 and 2019. The Company has not been audited in connection with income taxes. Since the Company is in a loss carryforward position, the Company is generally subject to U.S. federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available.
Note 13 — Retirement plan
The Company maintains a 401(k) plan for the benefit of all eligible employees. The Company makes matching contributions based on a formula applied to employee compensation. Contributions to the plan during the years ended December 31, 2020 and 2019 amounted to $355,612 and $245,797, respectively.
Note 14 — Lease commitments
The Company leases office spaces and facilities under various operating lease agreements. The operating leases expire at various times through November 2033. The lease agreement for the Company’s 212 Rome Street facility contains terms which do not require the Company to make lease payments until initial landlord improvements have been substantially completed and a temporary certificate of occupancy has been issued to the Company which was received February 2018. For GAAP purposes, the commencement date of the lease is based on the physical use of the space by the Company for the construction of equipment and tenant improvements on March 1, 2016. As such, rent expense is being recognized on a straight-line basis from March 1, 2016 through the end of contractual lease term which ends February 2028.
During 2019, the Company exercised its option to renew its 400 Ferry Street lease for another five-year term expiring on March 31, 2025.
The Company leases space for its business offices at 50 Park Place Newark NJ through November 30, 2033. The company has a one-time option to terminate this lease effective July 31, 2023. If the company elects to terminate the lease the future minimum lease payments would be reduced by $1,863,723.
Rental expense totaled $1,511,665 and $1,125,670 for the years ended December 31, 2020 and 2019, respectively. Future minimum lease payments for the five years subsequent to December 31, 2020 and thereafter are as follows:
2021	$1,316,217
2022	1,332,602
2023	1,371,549
2024	1,413,053
2025	1,208,447
Thereafter	4,492,303
Total	$11,134,171
The Company also leases equipment on a month-to-month basis. Rental expense totaled $393,463 and $228,394 for 2020 and 2019, respectively.

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 15 — Litigation
The Company has litigation arising from the normal course of business. In management’s opinion, the outcome of any such litigation will not materially affect the Company’s financial condition and results of operations.
Note 16 — Related party transactions
The Company has identified the owner of non-controlling interest as a related party. During 2020, and 2019, there were no material transactions with the related party.
Note 17 — Subsequent events
On January 9, 2021, the Company entered into second amendment to the incentive agreement with an entity sponsored by the government of Abu Dhabi that provides incentives that subsidize AeroFarms’ establishment and operation of a R&D Centre in Abu Dhabi to advance controlled agriculture technologies. The amendment amongst other changes extended the grant period through February 15, 2022.
On February 22, 2021, the Company entered into a note purchase agreement to borrow up to $40,000,000 through issuance of subordinated unsecured convertible promissory notes. The company issued two convertible notes with an aggregate principal of $30,000,000 to certain lenders. The notes carry interest at the rate of 6% per annum. The notes carry automatic conversion features at the specified conversion prices in the events of a merger or a qualified equity financing. In the event of a non-qualified equity financing transaction, the notes are convertible at the option of the holders into the equity securities issued in such financing transaction. At maturity date of August 22, 2022, the holders of the notes have the option to be repaid in full for the outstanding principal and the accrued but unpaid interest or convert the notes into shares of Series 2 Preferred Stock at a conversion price of $4.7846 per share. Also, in the event of change of control, the notes holders are entitled to a payment equal to the greater of (i) all outstanding principal and unpaid accrued interest due on such notes (including interest which would have accrued through the Maturity Date) and (ii) the proceeds that such notes holders Purchaser would have received in connection with such Liquidation Event if they had converted the outstanding principal and unpaid accrued interest on such Note into common stock of the Company.
On March 16, 2021, AgX entered into a five-year lease for a warehouse and yard located in UAE industrial area for a fixed annual rent of AED 3,750,000 and a security deposit of AED 1,875,000 in cash that is refundable at the end of the lease term or by way of a bank guarantee. The lease commenced on March 1, 2021 and the Company has option to renew the lease for two successive five-year periods for rent to be renegotiated at the time of each renewal. The lease requires annual service charge of AED 35,000 to be paid at each anniversary of the lease commencement date. On April 4, 2021, the Company arranged for a bank guarantee in favor of the landlord equaling security deposit amount of AED 1,875,000. The bank guarantee expires on February 28, 2026.
On March 26, 2021, Dream Holdings, Inc. and Spring Valley Acquisition Corp, a special purpose acquisition company (“SPAC”) entered into a business combination agreement (the “Business Combination Agreement”) that would result in the Company becoming a publicly listed company. The contemplated deal would provide all existing shareholders of the Company to roll 100% of their equity holdings into the new public company. The combined company will be named AeroFarms, Inc. The proposed transaction is expected to be completed in the second quarter of 2021, subject to, among other things, approval by the SPAC shareholders, satisfaction of the conditions stated in the merger agreement, and other customary closing conditions. There is no assurance the transaction will be consummated.
On April 27, 2021, the Company entered into an early entry work agreement to provide for initial build-out on a 138,670 square foot commercial farm to be constructed in Danville, Virginia. In accordance with the terms of early entry work agreement, the Company deposited an aggregate of $10,383,278 in an escrow account to fund the early work.

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Also on April 27, 2021, the Company signed a 20-year triple-net build-to-suit lease agreement for the Danville farm that obligates the tenant to pay rent and all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures, and to comply with the terms of the mortgage financing documents, if any, affecting the property. The rent under the lease commences no later than 270 days after the lease signing date. The estimated base rent during the first lease year is $1,275,578, payable in monthly installments. The effectiveness of the lease is contingent upon certain conditions, including the Company having not terminated the early work agreement and lease on or before August 10, 2021.
In the event the early work agreement and lease are terminated, any monies remaining in the escrow accounts after payment for all work performed to date will be returned.

Dream Holdings, Inc. and Subsidiaries
Unaudited Consolidated Financial Statements
As of March 31, 2021 and December 31, 2020
&
For the Three Months ended March 31, 2021 and 2020

DREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2021 (unaudited) and December 31, 2020
	March 31, 2021 (unaudited)	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$72,327,941	$48,857,664
Restricted cash	3,266,540	4,255,709
Accounts receivable	375,209	329,352
Grants receivable	1,795,459	1,937,966
Inventories	380,610	327,712
Prepaid expenses and other current assets	1,661,628	820,741
Total current assets	79,807,387	56,529,144
Restricted cash	1,487,500	1,487,500
Other non-current asset	262,553	261,845
Equipment and improvements, net	22,530,035	22,085,461
Notes receivable	8,670,210	8,563,960
Total assets	$112,757,685	$88,927,910
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$4,562,996	$3,344,404
Current portion of notes payable, net of deferred financing costs	11,809,272	11,723,917
Deferred revenue	409,433	411,053
Other current liabilities	17,661	125,148
Total current liabilities	16,799,362	15,604,522
Notes payable, non-current portion, net of deferred financing costs	7,222,910	7,197,716
Convertible notes payable, net of deferred financing costs	31,065,681	—
Warrant liability	1,701,332	351,061
Loans	2,287,148	2,145,541
Deferred rent	1,090,246	1,095,009
Other non-current liability	456,614	209,172
Total liabilities	60,623,293	26,603,021
Redeemable convertible preferred stock, $0.0001 par value:
Series 2, 23,889,245 shares authorized, 17,067,630 issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively	88,488,084	88,488,084
Series 1-D, 13,819,916 shares authorized, 13,720,926 issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively	34,122,564	34,122,564
Series 1-C1, 277,957 shares authorized, 277,957 issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively	278,294	278,294
Series 1-C2, 11,010,301 shares authorized, 11,010,301 issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively	12,968,995	12,968,995
Series 1-B, 1,723,272 shares authorized, 1,723,272 issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively	1,364,262	1,364,262
Series 1-A, 651,011 shares authorized, 651,011 issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively	367,500	367,500
Total redeemable convertible preferred stock	137,589,699	137,589,699
Stockholders’ deficit
Common stock, par value $0.0001, 120,000,000 shares authorized, 35,836,837 and 35,792,460 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	3,584	3,580
Additional paid-in-capital	24,557,916	24,240,083
Accumulated deficit	(109,728,987)	(99,253,992)
Accumulated deficit attributable to noncontrolling interest	(287,820)	(254,481)
Total stockholders’ deficit	(85,455,307)	(75,264,810)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$112,757,685	$88,927,910
See Notes to Consolidated Financial Statements.

DREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
Three Months Ended March 31, 2021 and 2020
(unaudited)
	Three Months Ended
	March 31, 2021	March 31, 2020
Net revenues	$576,902	$707,645
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	2,212,742	2,379,542
Selling, general and administrative expenses	5,489,044	4,819,293
Depreciation and amortization	400,325	351,744
Research and development	347,414	259,588
Loss from operations	(7,872,623)	(7,102,522)
Other income (expense)
Interest expense	(2,712,590)	(77,201)
Interest income	76,318	353,863
Other (loss) income	561	2,557
Total other income	(2,635,711)	279,219
Net loss	(10,508,334)	(6,823,303)
Other comprehensive income (loss)	—	—
Total comprehensive loss	(10,508,334)	(6,823,303)
Comprehensive loss attributable to noncontrolling interest	(33,339)	(21,198)
Comprehensive loss attributable to Dream Holdings, Inc.	$(10,474,995)	$(6,802,105)
See Notes to Consolidated Financial Statements.

DREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
As of March 31, 2021 (unaudited) and December 31, 2020
	Redeemable Convertible Preferred Stock issued and outstanding												Common stock		Additional paid-in capital	Accumulated deficit	Dream Holdings, Inc. and Subsidiaries’	Noncontrolling interest	Total
	Series 2		Series 1-D		Series 1-C1		Series 1-C2		Series 1-B		Series 1-A
	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts			equity
Balance at December 31, 2019	17,067,630	$88,488,084	13,720,926	$34,122,564	277,957	$278,294	11,010,301	$12,968,995	1,723,272	$1,364,262	651,011	$367,500	35,741,042	$3,575	$23,418,829	$(73,976,682)	$(50,554,278)	$(149,541)	(50,703,819)
Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	182,055	—	182,055	—	182,055
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,802,105)	(6,802,105)	(21,198)	(6,823,303)
Balance at March 31, 2020	17,067,630	$88,488,084	13,720,926	$34,122,564	277,957	$278,294	11,010,301	$12,968,995	1,723,272	$1,364,262	651,011	$367,500	35,741,042	$3,575	$23,600,884	$(80,778,787)	$(57,174,328)	$(170,739)	$(57,345,067)
Balance at December 31, 2020	17,067,630	$88,488,084	13,720,926	$34,122,564	277,957	$278,294	11,010,301	$12,968,995	1,723,272	$1,364,262	651,011	$367,500	35,792,460	$3,580	$24,240,083	$(99,253,992)	$(75,010,329)	$(254,481)	(75,264,810)
Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	303,836	—	303,836	—	303,836
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	44,377	4	13,997	—	14,001	—	14,001
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,474,995)	(10,474,995)	(33,339)	(10,508,334)
Balance at March 31, 2021	17,067,630	$88,488,084	13,720,926	$34,122,564	277,957	$278,294	11,010,301	$12,968,995	1,723,272	$1,364,262	651,011	$367,500	35,836,837	$3,584	$24,557,916	$(109,728,987)	$(85,167,487)	$(287,820)	$(85,455,307)
See Notes to Consolidated Financial Statements.

DREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
Three Months Ended March 31, 2021 and 2020
(unaudited)
	Three Months Ended
	March 31, 2021	March 31, 2020
Cash flows from operating activities
Net loss	$(10,508,334)	$(6,823,303)
Adjustments to reconcile net loss to net cashused in operating activities
Depreciation and amortization	400,325	351,744
Amortization of deferred financing costs	110,549	—
Interest and amortization on convertible notes	1,118,459	—
Changes in fair values of warrant liabilities	1,350,271	(53,449)
Stock based compensation expense	303,836	182,055
Changes in operating assets and liabilities
Accounts receivable	(45,857)	(25,327)
Grants receivable	142,507	—
Inventories	(52,898)	(34,153)
Prepaid expenses and other current assets	(840,887)	(104,482)
Accounts payable and accrued expenses	523,606	(274,990)
Other current liabilities	(107,487)	—
Deferred revenue	(1,620)	110,000
Deferred rent	(4,763)	163,994
Other non-current liability	247,442	—
Net cash used in operating activities	(7,364,851)	(6,507,911)
Cash flows from investing activities
Purchase of equipment and improvements	(150,621)	(542,385)
Payments on notes participation	(106,250)	(121,686)
Net cash used in investing activities	(256,871)	(664,071)
Cash flows from financing activities
Proceeds from loans	141,607	—
Payment of deferred financing costs	(52,778)
Exercise of stock options	14,001	—
Proceeds from issuance of convertible notes	30,000,000	—
Net cash provided by financing activities	30,102,830	—
Net (decrease) increase in cash and cash equivalents
and restricted cash	22,481,108	(7,171,982)
Cash and cash equivalents and restricted cash, beginning	54,600,873	84,233,161
Cash and cash equivalents and restricted cash, end	$77,081,981	$77,061,179
Supplemental disclosure of cash flow data
Interest paid	$133,310	$23,812
Taxes paid	$—	$—
Supplemental disclosure of noncash investing and financing activities
Intrinsic value of the beneficial conversion features of convertible promissory notes	$—	$—
Accrued purchases of equipment and improvements	$694,986	$694,749
See Notes to Consolidated Financial Statements.

Dream Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 1 — Business and basis of presentation
Organization and nature of business
Dream Holdings, Inc. (“Dream Holdings”) is a Delaware Public Benefits Corporation. Just Greens, LLC (“Just Greens”) is a Delaware Limited Liability Company and is wholly owned subsidiary of Dream Holdings. AeroFarms LLC, AeroFarms 8, LLC, AeroFarms Ferry, LLC, Oasis Development, LLC, AeroFarms Camden, LLC, Pentos, LLC, AeroFarm Danville LLC, VEGS3 QALICB, LLC and AeroFarms International Holdings, LLC are wholly-owned subsidiaries of Just Greens. VEGS1 Leveraged Lender, LLC and VEGS1 QALICB, LLC are 99.99% and 95% majority-owned subsidiaries of Just Greens, respectively, and VEGS2 QALICB, LLC is 95% majority-owned subsidiary of AeroFarms 8, LLC. AeroFarms International Holdings, LLC wholly owns AeroFarms AgX Ltd which is incorporated in the United Arab Emirates (“UAE”). AeroFarms Camden was dissolved effective December 31, 2019.
Dream Holdings and subsidiaries (collectively, the “Company”) were formed for the purpose of developing large scale indoor farming, research and development and the sale of related food products and services. The Company’s revenues are generated in two principal markets: sale of leafy greens and research and development services. The Company’s farm grows and packages leafy greens in Newark New Jersey that are sold directly to Super Market chains and Wholesalers in the New York Metropolitan Area. The research and development services are for developing new products and reducing our cost structure and are carried out at the Company’s New Jersey facilities.
In March 2020, the Company entered into an incentive agreement with an entity sponsored by the government of Abu Dhabi that provides incentives that subsidize AeroFarms’ establishment and operation of a R&D Centre in Abu Dhabi to advance controlled agriculture technologies. The incentives primarily consist of a grant equal to 100% of certain costs incurred no later than a period expected to end no later than February 15, 2022 (See Note 17) and not to exceed $13.6 million. In addition, there is a rebate of up to 75% of certain capital expenditures and operating costs incurred through March 22, 2025 and not exceeding $76.4 million in aggregate with the grant. Once the facility is open it will be a source of research and development services for developing new products.
Basis of presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America (“U.S.” or “United States”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2020. In management’s opinion, the unaudited interim consolidated financial statements reflect all adjustments, which are of a normal and recurring nature, that are necessary for a fair presentation of financial results for the interim periods presented. Operating results for any quarter are not necessarily indicative of the results for the full fiscal year.
Segment information
The Company is operating in one segment in accordance with the accounting guidance in the Financial Accounting Standards Board (“FASB”) Account Standards Codification (“ASC”) Topic 280, Segment Reporting. Management reports financial information on an aggregated and consolidated basis to the Company’s Chief Executive Officer, who is the Company’s chief operating decision maker.
Principles of consolidation
The accompanying consolidated financial statements include the accounts of Dream Holdings and its majority-owned subsidiaries (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

The Company consolidates entities in which it has a controlling financial interest based on either the variable interest entity (“VIE”) or voting interest model. The Company is required to first apply the VIE model to determine whether it holds a variable interest in an entity, and if so, whether the entity is a VIE. If the Company determines it does not hold a variable interest in a VIE, it then applies the voting interest model. Under the voting interest model, the Company consolidates an entity when it holds majority voting interest in an entity.
VIE model
An entity is considered to be a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) the holders of the equity investment at risk, as a group, lack either the direct or indirect ability through voting rights or similar rights to make decisions that have a significant effect on he the success of the entity or the obligation to absorb the entity’s expected losses or right to receive the entity’s expected residual returns, or (c) the voting rights of some equity investors are disproportionate to their obligation on to absorb losses of the entity, their rights to receive returns from an entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor with disproportionately few voting rights.
Under the VIE model, limited partnerships are considered VIE unless the limited partners hold substantive kick-out or participating rights over the general partner. The Company consolidates entities that are VIE’s when the Company determines it is the primary beneficiary. Generally, the primary beneficiary of a VIE is a reporting entity that has (a) the power to direct the activities that most significantly affect the VIE’s economic performance, and (b) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.
As of March 31, 2021, the Company evaluated its arrangements for which there may be variable interests and determined that the Company is not the primary beneficiary of such arrangements and therefore does not consolidate them.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses and cash flows during the periods presented. Actual results could differ from those estimates. The Company evaluates estimates on an ongoing basis. The estimates are based on current and expected economic conditions, historical experience, the experience and judgment of the Company’s management and various other specific assumptions that the Company believes to be reasonable.
Risks and uncertainties
The operations of the AeroFarms AgX Ltd (“AgX”) are located in the United Arab Emirates (“UAE”). Accordingly, the AgX’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environment in the UAE, as well as by the general state of the UAE economy. AgX’s operations in the UAE are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among other factors, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the Middle East, and by changes in governmental policies or interpretations with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, changes could affect the Company’s interest in these entities and its operations in the UAE. At March 31, 2021, AgX had total assets of $3,059,888 and liabilities of $3,059,888. During the first three months of 2021, the Company’s revenue was $608,692 which equaled its expenses for the year.

On March 11, 2020, the World Health Organization declared the current novel coronavirus outbreak (“COVID-19”) to be a global pandemic. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country have imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These measures have had a significant adverse impact upon many sectors of the economy, including certain agriculture businesses. To date, the Company has experienced no material adverse impact from this pandemic.
New accounting pronouncements not yet adopted
a) Leases
In February 2016, the FASB issued ASU 2016-02, Leases, and subsequently issued several supplemental and/or clarifying ASU’s (collectively, “Topic 842”), which requires a dual approach for lease accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases may result in the lessee recognizing a right of use asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the right of-use asset, and for operating leases, the lessee would recognize lease expense on a straight-line basis. This ASU will be effective for us beginning the first day of our 2022 fiscal year. The Company continues to evaluate the impact of the adoption of this ASU on its consolidated financial condition, results of operations and cash flows and believes that the adoption impact will be material to the consolidated financial statements.
b) Measurement of credit losses on financial instruments
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Measurement of Credit Losses on Financial Instruments, and has subsequently issued several supplemental and/or clarifying ASU’s (collectively, “ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the previous “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost which will generally result in the earlier recognition of allowances for credit losses. The standard will affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash (a subsequent amendment to the guidance clarified that receivables arising from operating leases are accounted for using lease guidance and not as financial instruments). The Company identified the assets within the scope of the standard and developed a methodology for estimating expected credit losses for these in-scope assets (primarily trade accounts receivable and financing receivables). On November 15, 2019, the FASB issued ASU 2019-10, which delayed the effective date for ASU 2016-13 from January 2021 to January 2023. This ASU will be effective for us beginning the first day of our 2023 fiscal year. The Company continues to evaluate the impact of the adoption of this ASU and believes that this ASU will not have a material impact on the consolidated financial condition, results of operations and cash flows.
c) Codification improvements
In October 2020, the FASB issued ASU 2020-10, Codification Improvements that moves all disclosure guidance to the appropriate codification sections and makes other improvements and clarifies application of various provisions in the Codification by amending and adding new headings, cross referencing to other guidance, and refining or correcting terminology. This ASU will be effective for us beginning the first day of our 2022 fiscal year. The Company does not expect this ASU to have material impact on the consolidated financial condition, results of operations and cash flows.
Note 2 — Summary of significant accounting policies
There have been no changes to our significant accounting policies described in our audited consolidated financial statements as of and for the year ended December 31, 2020 that have had a material impact on our interim consolidated financial statements and related notes.

Revenue recognition
Revenue is recognized when or as control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services based on the agreement with the customer.
Revenue from sales of farm products is recognized at the point in time when control of the goods is transferred to the customer, which typically occurs when the products are shipped to the customer. The customers are invoiced at the time of shipping and the invoices are typically due in 30 days. During the three months ended March 31, 2021 and 2020, revenues from sale of farm products were $417,844 and $413,418, respectively.
Shipping and handling costs associated with outbound freight after control of a product has transferred to a customer are accounted for as a fulfillment cost and are in included in selling, general and administrative expenses.
The Company also provides certain research and development services to its customers under time and material and fixed price contracts, in which the performance obligations are satisfied as the services are performed. The customer payments are either upfront, which are recognized as deferred revenues until satisfaction of the related performance obligations, or are invoiced to the customer based on the billing milestones established in the contract with the respective customer. Invoices as typically due within 30 days of invoice date. Revenues from these services, recognized over time using the costs incurred input measure of progress were $159,058 and $294,227 during the three months ended March 31, 2021 and 2020, respectively.
Contract liabilities primarily relate to the advance consideration received from the customers for research and development services contracts and are presented as deferred revenues on the consolidated balance sheets. At March 31, 2021 and December 31, 2020, the deferred revenues were $409,433 and $411,053, respectively. The Company expects to satisfy the related performance obligations in the contracts within months of receipt of consideration from the customer. During the three months ended March 31, 2021 and 2020, the Company recognized revenues of $102,791 and $107,878, respectively, which were included in the contract liabilities at the beginning of the respective years.
The duration of the Company’s contracts with customers is typically less than one year. The Company applies the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about transaction price allocated to the remaining performance obligations that are part of contracts that have an original expected duration of one year or less.
There are no significant incremental costs associated with obtaining contracts with customers.
Government grants
Government grants are recognized when the Company has reasonable assurance that: (1) the Company will comply with the relevant conditions of each grant and (2) the grant will be received. After initial recognition, government grants are recognized in profit or loss on a systematic basis that mirrors the manner in which the company recognizes the related costs for which the grant is intended to compensate the Company. The company has elected to present the grants on a gross basis in its consolidated balance sheets. In its consolidated statements of operations and comprehensive loss, the Company recognizes the grant as a reduction in the related expenses for which the grant is intended to compensate the Company. During the three months ended March 31, 2021 and 2020, the amounts of government grants recognized as a reduction in the related expenses were $608,692 and $0, respectively.
Fair value measurements
The Company applies the provisions of FASB ASC 820, Fair Value Measurements for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.
Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.
ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
Level 1:
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2:
Quoted prices, other than those in Level 1, in markets that are not active or for similar assets and liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;
Level 3:
Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).
There were no transfers between level 1, level 2 or level 3 measurements during the three months ended March 31, 2021 and 2020.
Financial assets and liabilities of the Company primarily consist of cash and cash equivalents, restricted cash, account receivables, notes receivable, other receivables, accounts payable and accrued liabilities, paycheck protection program loans, notes payable and other payables. At March 31, 2021 and 2020, the carrying values of these financial instruments other than notes receivable and payable approximated their fair values due to the short-term nature of these instruments. The Company believes that the carrying values of PPP loans approximate their fair values on a Level 2 basis, as the Company believes the PPP loan will be forgiven in full during 2021. At March 31, 2021 and 2020, the carrying values of the material long-term notes receivable and payable approximate their fair values on a Level 3 basis, as the notes are related to New Markets Tax Credit (“NMTC”) financing arrangements, under which the notes were and remain structured so as to optimize benefit under the terms of that program.
Customer concentrations
Significant customers are those that represent greater than 10% of the Company’s total revenues or gross accounts receivable balance at each respective balance sheet date. The Company had four customers that represented 30%, 25%, 20%, and 15% of gross accounts receivable, and three customers that represented 37%, 16%, and 11% of gross accounts receivable, as of March 31, 2021 and December 31, 2020, respectively. The Company had four customers that represented 24%, 24%, 20% and 13% of total revenues, and four customers that represented 31%, 20%, 18%, and 17% of total revenues, for the three months ended March 31, 2021 and 2020, respectively.
Research and development expenses
Research and development costs include costs related to developing, enhancing and managing the Company’s proprietary technology. Costs are expensed as incurred until technological feasibility of the product has been established, which is defined by the Company as completion of a working model. After technological feasibility is established, any additional research and development costs are capitalized until the products are available for general release to the facility for actual use. During the three months ended March 31, 2021 and 2020, the government funded research and development expenditures were $608,692 and $0, respectively, which are reduced by the government grants.

Newly adopted accounting pronouncements
a) Variable interest entities
In October 2018, the FASB issued ASU 2018-17, Targeted Improvements to Related Party Guidance for Variable Interest Entities. This ASU provides that indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. The Company adopted the standard effective January 1, 2021 with no material impact on the consolidated financial condition, results of operations and cash flows.
b) Collaborative arrangements
In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This ASU resolves the diversity in practice concerning the manner in which entities account for transactions based on their assessment of the economics of a collaborative arrangement. This ASU clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue when the collaborative arrangement participant is a customer and precludes recognizing as revenue consideration received from a collaborative arrangement if the participant is not a customer. The Company adopted the standard effective January 1, 2021 with no material impact on the consolidated financial condition, results of operations and cash flows.
c) Income taxes
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes to reduce the cost and complexity in accounting for income taxes. ASU 2019-12 removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. The ASU also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. The Company adopted the standard effective January 1, 2021 with no material impact on the consolidated financial condition, results of operations and cash flows.
d) Convertible debt
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt  —  Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging  —  Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Note 3 — Cash and cash equivalents and restricted cash
At March 31, 2021 and December 31, 2020, cash and restricted cash consists of the following:
	March 31, 2021 (unaudited)	December 31, 2020
Cash	$52,320,788	$47,850,632
Money market funds	20,007,153	1,007,032
Restricted cash, current	3,266,540	4,255,709
Restricted cash, noncurrent	1,487,500	1,487,500
Total cash and cash equivalents and current and non-current restricted cash shown in the consolidated statements of cash flows	$77,081,981	$54,600,873

Note 4 — Prepaid expenses and other current assets
Prepaid expenses and other current assets consist of the following:
	March 31, 2021 (unaudited)	December 31, 2020
Grow NJ tax credit sale receivable	$535,176	$653,060
Prepaid expenses	156,337	167,681
Deferred transaction costs	970,115	—
Total	$1,661,628	$820,741
Note 5 — Equipment and improvements
Equipment and improvements consist of the following:
	Useful lives in years	March 31, 2021 (unaudited)	December 31, 2020
Equipment	3 to 30	$14,369,343	$14,195,348
Leasehold improvements	*	2,832,236	2,832,236
Computer equipment	8	318,208	318,208
Construction-in-progress	N/A	10,426,593	9,755,516
		27,946,380	27,101,308
Less accumulated depreciation and amortization		5,416,345	5,015,847
Total		$22,530,035	$22,085,461

*
Amortized over the shorter of the lease term or the useful lives of the assets.

Depreciation and amortization expense for the three months ended March 31, 2021 and 2020 was $400,325 and $351,744, respectively.
Note 6 — Variable interest entities
During 2015 and 2018, the Company entered into a total of three financing transactions with investment funds owned by Goldman Sachs under the qualified NMTC program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the “Act”) and is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities (“CDEs”). CDEs are privately managed investment institutions/funds that are certified to make qualified low-income community investments. The Company is involved in variable interest entities in the form of investment funds that invest in New Markets Tax Credits. Although the Company has involvement in the NMTC funds through notes receivable from and notes payable to the funds, option agreements and management agreements with the funds, the Company is not the primary beneficiary of and does not consolidate the NMTC funds. The Company has neither the power to direct the most significant activities of the NMTC funds nor does it have the obligation to absorb losses or the right to residual returns that could potentially be significant to the NMTC funds. The most significant activities of the NMTC funds are the decision to invest in the NMTCs, which the Company does not have the power to direct. The Company also has a variable interest represented by its management of the NMTC funds for no fees.
The following table summarizes the Company’s involvement in VIEs:
	March 31, 2021 (unaudited)	December 31, 2020
Notes receivable – Carrying value (See Note 7)	$8,670,210	$8,563,960
Notes payable – Gross carrying value (See Note 8)	22,465,174	22,465,174
Maximum exposure to loss	$(13,794,964)	$(13,901,214)

The maximum exposure to loss is determined by the amount of notes receivable outstanding to the NMTC funds.
Note 7 — Notes receivable
	March 31, 2021 (unaudited)	December 31, 2020
Subordinated Note Participation – Makers Village	$3,180,239	$3,073,989
Subordinated Note Participation – 212 Rome Real Estate, LLC	134,183	134,183
Equipment Loan – 212 Rome Investment Fund 2 LLC	516,328	516,328
Equipment Loan – Makers Village Tenant Investment Fund 2 LLC	4,839,460	4,839,460
Total	$8,670,210	$8,563,960
Subordinated note participation — Makers Village
During January 2015, the Company acquired a subordinated interest in a note issued by Makers Village to Prudential Insurance Company of America, through a participation agreement (“Tranche B”). Under the terms of the agreement, the Company shall purchase additional participation in the note beginning March 2017, in the amount of $106,250 each quarter (“Tranche A-2”), through September 2022, the maturity date. Interest is charged on the outstanding Tranche B balance at 0.3089% per annum. Interest is charged on the outstanding Tranche A-2 balance at 5% per annum. The note is subordinated to the portion of the note not acquired by the Company under the participation agreement. In the event the borrower defaults on the note as defined in the loan agreement, the Company will be required to immediately purchase the remaining participation interest in the note. Interest income for the three months ended March 31, 2021 and 2020 was $22,312 and $18,771, respectively.
The Company also has guaranteed the entire amount of the note. At March 31, 2021, the total unpaid principal of the note is $2,443,750 ($5,625,500 original note balance less the Company’s participation in the amount of $3,181,750).
Subordinated note participation — 212 Rome Real Estate, LLC
During July 2018, the Company acquired a subordinated interest in a note issued by 212 Rome Real Estate, LLC to 212 Rome Investment Fund 2 LLC, through a participation agreement. Under the terms of the agreement, the Company shall purchase additional participation in the note beginning September 2018, in the specified amount each month, through December 2025, the maturity date. Interest is charged at 3.5% per annum. The note is subordinated to the portion of the note not acquired by the Company under the participation agreement. Interest income for the three months ended March 31, 2021 and 2020 was $1,565 and $902, respectively. At March 31, 2021, the total unpaid principal of the note is $349,443 ($483,626 original note balance less the Company’s participation in the amount of $134,183).
Equipment loan — 212 Rome Investment Fund 2 LLC
During July 2018, the Company entered into an Equipment Leverage Loan agreement to lend $516,328 to 212 Rome Investment Fund 2 LLC. The loan carries interest at the rate of 12.3% per annum. Interest is receivable commencing in September 2018 in successive quarterly installments. Commencing in September 2025, the loan is required to be repaid in quarterly principal installments of $19,433 through maturity in July 2039, at which time the entire unpaid principal and interest accrued and unpaid thereon is required to be repaid. Interest income for three months ended March 31, 2021 and 2020 was $15,877 and $15,877, respectively. The payment of this note is secured by a lien upon and security interest in all property and assets of the borrower. The borrower may prepay the loan at any time prior to the maturity date.
Equipment loan — Makers Village Tenant Investment Fund 2 LLC
During July 2018, the Company entered into an Equipment Leverage Loan agreement to lend $4,839,500 to Makers Village Tenant Investment Fund 2 LLC. The loan carries interest at the rate of 1.033061% per annum. Interest is receivable commencing in September 2018 in successive quarterly installments. Commencing in September 2025, the loan is required to be repaid in quarterly principal installments of $73,745 through maturity in July 2039, at which time the entire unpaid principal and interest accrued and unpaid thereon is required to be repaid. Interest income for the three months ended March 31, 2021 and 2020 was $12,499 and $12,499, respectively. The payment of this note is secured by a lien upon and security interest in all property and assets of the borrower. The borrower may prepay the loan at any time prior to the maturity date.
Note 8 — Notes payable, net
During 2015 and 2018, the Company received $7,585,174 and $14,880,000 in net proceeds from financing arrangements related to Phase I and Phase II, respectively, for the capital expenditures at its 212 Rome facility which includes the existing operating farm (Phase I) and the new addition (Phase II). The financing arrangements were structured with Makers Village, and its majority owned community development entity in connection with the Company’s participation in transactions qualified under the federal NMTC program, pursuant to Section 45D of the Internal Revenue Code of 1986, as amended. Through its participation in this program, the Company has secured low interest financing for equipment acquisitions related to its farming facility.
The financing arrangements consist of the following notes payable:
	March 31, 2021 (unaudited)	December 31, 2020
A note payable by VEGS1 QALICB, LLC in the amount of $5,496,489, maturing September 1, 2022, with interest charged at 2.815424% per annum is payable on a quarterly basis. The entire principal balance is due in full upon the maturity date.	$5,496,489	$5,496,489
A note payable by VEGS1 QALICB, LLC in the amount of $2,088,685, maturing January 29, 2045, with interest charged at 2.815424% per annum is payable on a quarterly basis. Commencing March 10, 2022, principal and interest is payable in quarterly installments per the repayment schedule outlined in the loan agreement.	2,088,685	2,088,685
A note payable by VEGS1 QALICB, LLC dated July 13, 2018 in the amount of $2,834,000, maturing July 13, 2048, with interest charged at 1% per annum is payable on a quarterly basis. Commencing September 5, 2025, principal and interest is payable in quarterly installments of $34,521 per the repayment schedule outlined in the loan agreement.	2,834,000	2,834,000
A note payable by VEGS1 QALICB, LLC dated July 13, 2018 in the amount of $1,166,000, maturing July 13, 2048, with interest charged at 1% per annum is payable on a quarterly basis. Commencing September 5, 2025, principal and interest is payable in quarterly installments of $13,472 per the repayment schedule outlined in the loan agreement.	1,166,000	1,166,000
A note payable by VEGS1 QALICB, LLC dated July 13, 2018 in the amount of $2,005,500, maturing July 13, 2048, with interest charged at 1% per annum is payable on a quarterly basis. Commencing September 5, 2025, principal and interest is payable in quarterly installments of $24,429 per the repayment schedule outlined in the loan agreement.	2,005,500	2,005,500
A note payable by VEGS1 QALICB, LLC dated July 13, 2018 in the amount of $994,500, maturing July 13, 2048, with interest charged at 1% per annum is payable on a quarterly basis. Commencing September 5, 2025, principal and interest is payable in quarterly installments of $12,114 per the repayment schedule outlined in the loan agreement.	994,500	994,500

	March 31, 2021 (unaudited)	December 31, 2020
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $3,728,754, maturing January 13, 2026, with interest charged at 3.695222% per annum is payable on a quarterly basis. The entire principal balance plus any accrued but unpaid interest is due in full upon the maturity date.	3,728,754	3,728,754
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $1,348,769, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $21,826 per the repayment schedule outlined in the loan agreement.	1,348,769	1,348,769
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $342,246, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $5,538 per the repayment schedule outlined in the loan agreement.	342,246	342,246
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $460,231, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $7,448 per the repayment schedule outlined in the loan agreement.	460,231	460,231
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $1,242,918, maturing January 13, 2026, with interest charged at 3.695222% per annum is payable on a quarterly basis. The entire principal balance plus any accrued but unpaid interest is due in full upon the maturity date.	1,242,918	1,242,918
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $434,678, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $7,034 per the repayment schedule outlined in the loan agreement.	434,678	434,678
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $174,082, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $2,332 per the repayment schedule outlined in the loan agreement	174,082	174,082
A note payable by VEGS2 QALICB, LLC dated July 13, 2018 in the amount of $148,322, maturing July 13, 2048, with interest charged at 3.695222% per annum is payable on a quarterly basis. Commencing September 10, 2025, principal and interest is payable in quarterly installments of $2,400 per the repayment schedule outlined in the loan agreement.	148,322	148,322
Total notes payable	22,465,174	22,465,174

	March 31, 2021 (unaudited)	December 31, 2020
Notes payable, current portion	14,880,000	14,880,000
Unamortized deferred financing costs, non-current	362,264	387,458
Notes payable, non-current portion, net	$7,222,910	$7,197,716
Notes payable, current portion	14,880,000	14,880,000
Unamortized deferred financing costs, current	3,070,728	3,156,083
Notes payable, current portion, net	$11,809,272	$11,723,917

In connection with the 2015 and 2018 notes payable, the Company entered into three option agreements with the owner of Makers Village. The Company has granted a put option to the owner, whereby the owner can sell the interest in the investment fund to the Company for a purchase price of $1,000. The put option can be exercised at the end of the NMTC compliance period, which ends January 2022 for the 2015 notes payable and July 2025 for the 2018 notes payable. The Company has a call option which commences at the expiration of the investor’s put option and is exercisable over a six-month period. If a call price cannot be mutually agreed upon between the parties, then the call price shall be the fair market value of the investor’s interest in the fund determined by a qualified independent appraiser.
The Company assessed the terms of 2017 and 2019 warrants and classified them as liabilities as they result in obligations to repurchase the Company’s shares and (b) require or may require the Company to settle the obligation by transferring its assets. At the respective issuance dates, the Company estimated 2017 and 2019 warrants fair values of $59,000 and $245,000, respectively, and allocated to the proceeds from the 2017 and 2019 Notes to the respective warrants using residual allocation method.
The Company also assessed the terms of convertible notes and noted that the 2017 and 2019 Notes: (i) were not share-settled debts, (ii) contained a redemption feature that was determined to be an embedded derivative requiring bifurcation and that (iii) the notes contained a beneficial conversion feature because the fair value of the respective Series of Preferred Stock was greater than the effective conversion price of the 2017 and 2019 Notes. Since the 2017 and 2019 Notes were convertible into the specific Series of Preferred Stock shares hence the respective intrinsic values of the beneficial conversion features were determined to be $59,000 and $245,000.
During 2017, the Company recorded $59,000 of warrant liability and equal amount of beneficial conversion feature as additional paid-in capital and $118,000 as amortization of debt discount since the 2017 Note was converted to Series 1-D Preferred stock shares in the same year.
During 2019, the Company recorded $245,000 of warrant liability and equal amount of beneficial conversion feature as additional paid-in capital and $490,000 as amortization of debt discount since the 2019 Notes were converted to Series 2 Preferred stock shares in the same year.
At March 31, 2021 and December 31, 2020, the fair values of the 2017 and 2019 warrant liabilities aggregated to $1,701,332 and $351,061, respectively. During the first three months of 2021 and 2020, the changes in fair values of warrant liabilities were $1,350,271 and ($53,449) which have been included in interest expense on the consolidated statements of operations and comprehensive loss.
Interest expense on these notes for the three months ended March 31, 2021 and 2020 was $1,594,131 and $77,201, including amortization of deferred financing costs of $110,549 and $0 and changes in fair values of warrant liabilities of $1,350,271 and ($53,449), respectively.
Borrowings under these notes are secured up to the amounts of guarantees. The Company has indemnified the counterparty to the agreement against losses to the counterparty’s expected returns due to a reduction, recapture or disallowance of the counterparty’s New Markets Tax Credits resulting from certain actions of the Company.
Certain notes payable agreements required compliance with non-financial covenants. At March 31, 2021 and December 31, 2020, the Company was in violation of a debt covenant that caused the Company to be in technical default and the outstanding notes balances being puttable by the lenders. At March 31, 2021 and December 31, 2020, the aggregate of notes under default of $14,880,000, net of related unamortized deferred financing costs of $3,070,728 and $3,156,083, respectively, was classified as current liability. The Company has not obtained waiver for the technical default as it believes that the lenders do not have intentions to demand repayments. Accordingly, the unamortized deferred financing costs have not been written off.
Future maturities of notes payable are as follows:
2021 (remaining nine months)	$14,880,000
2022	5,502,887
2023	25,594
2024	25,594
2025	25,594
Thereafter	2,005,505
Total	$22,465,174
Note 9 — Convertible Notes payable, net
In February 2021, the Company entered into a note purchase agreement to borrow up to $40,000,000 through issuance of subordinated unsecured convertible promissory notes. The Company issued two convertible notes with an aggregate principal of $30,000,000 to certain lenders. The notes carry interest at the rate of 6% per annum. The notes carry automatic conversion features at the specified conversion prices in the events of a merger or a qualified equity financing. In the event of a non-qualified equity financing transaction, the notes are convertible at the option of the holders into the equity securities issued in such financing transaction. At the maturity date of August 22, 2022, the holders of the notes have the option to be repaid in full for the outstanding principal and the accrued but unpaid interest or convert the notes into shares of Series 2 Preferred Stock at a conversion price of $4.7846 per share. Also, in the event of change of control, the notes holders are entitled to a payment equal to the greater of (i) all outstanding principal and unpaid accrued interest due on such notes (including interest which would have accrued through the maturity date) or (ii) the proceeds that such notes holders purchaser would have received in connection with such liquidation event if they had converted the outstanding principal and unpaid accrued interest on such notes into common stock of the Company.
The Company elected to early adopt ASU 2020-06 as of January 1, 2021, and as such, the Company did not separate any amount attributable to a beneficial conversion feature at the time of issuance.
The embedded conversion features qualified for derivative accounting and bifurcation under ASC 815-15 “Derivatives and Hedging.” The fair value of the embedded derivative liability on the convertible notes, which represents the option for the holders to convert the notes into common shares of the Company at the specified conversion prices mentioned above, as of the date of issuance was $2,157,854. As of March 31, 2021, the fair market value increased by $797,068. Interest on the convertible notes for three months ended March 31, 2021 was $177,534. The amortization of the embedded derivative value between the date of issuance and March 31, 2021 amounted to $143,857.
Debt issuance costs paid on the origination date were $52,778 and are amortized on a straight-line basis through the convertible debt’s maturity date.
Note 10 — Loans
a) Paycheck protection program loans
In April 2020, the Company received loans aggregating to $1,933,159 under the Paycheck Protection Program (“PPP”) of the Small Business Administration (“SBA”). The PPP loans are designed to provide a direct incentive for small businesses to keep their workers on the payroll. The SBA will forgive loans if employees are kept on the payroll for twenty-four weeks and the money is used for payroll, rent, mortgage interest, or utilities. If any portion of the loans is not forgiven, the remaining amounts will be required to repaid over the next two years and will carry an interest rate of 1% per annum.

The Company recorded the proceeds from PPP loans as a long-term financial liability. The proceeds from the loans would remain recorded as a liability until either (1) the loans are, in part or wholly, forgiven and the Company has been “legally released” or (2) the Company pays off the loans to the creditor. For any portion of the loans is not forgiven then the Company would be required to repay the loans in equal monthly installments, including principal plus interest at the annual rate of 1%, beginning August 2021 and September 2021. Once the loans are, in part or wholly, forgiven and legal release is received, the Company would reduce the liability by the amount forgiven and record a gain on extinguishment. The Company used the proceeds of loans for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loans, it cannot assure that it will not take actions that could cause the Company to be ineligible for forgiveness of the loans, in whole or in part or otherwise determine to not seek forgiveness of the loan amounts in accordance with the program.
b) Conditional grant loan
In January 2019, the Company entered into a trilateral agreement with the BIRD Foundation and Juganu LTD in which the BIRD Foundation granted $850,000 of conditional grant loan to the Company and Juganu LTD to fund research for the development of a LED lights to be used in Horticulture Processes. Under the terms of the conditional grant loan, each company will be awarded funds up to a maximum of $425,000. The conditional grant loan is required to be repaid only when the product is commercially sold or exploited. The repayments of the conditional grant loan will either be funded through 50% of royalty earned at the rate of 10% on sale of product by Juganu or 50% of the Company’s share of outright the intellectual property (IP) sale or combination of both. The Company expects the conditional grant loan repayments to start at the end of the research period that is expected to end by December 31, 2021. The conditional grant loan carries interest on the unpaid balance at the rate of 12% or 13% per annum up to a maximum of 50% of the original loan amount. If the proceeds from royalty and share of IP sale are not sufficient then the loan will remain outstanding until fully settled or waived. At March 31, 2021 and December 31, 2020, the conditional grant loan balance was $353,989 and $212,382, respectively, and has been classified as long term liability in the consolidated balance sheet.
Note 11 — Redeemable convertible preferred and common stock
As of March 31, 2021 and December 31, 2020, the following represents the capitalization of the Company excluding the cumulative effects of stock based compensation recorded as the additional paid-in-capital:
March 31, 2021 (unaudited)	Shares authorized	Shares issued	Shares outstanding	Par value	Invested capital	Liquidation preference
Series 2 Preferred Stock	23,889,245	17,067,630	17,067,630	$0.0001	$88,488,084	$90,734,935
Series 1-D Preferred Stock	13,819,916	13,720,926	13,720,926	0.0001	34,122,564	34,527,199
Series 1-C1 Preferred Stock	277,957	277,957	277,957	0.0001	278,294	278,294
Series 1-C2 Preferred Stock	11,010,301	11,010,301	11,010,301	0.0001	12,968,995	12,968,995
Series 1-B Preferred Stock	1,723,272	1,723,272	1,723,272	0.0001	1,364,262	1,364,262
Series 1-A Preferred Stock	651,011	651,011	651,011	0.0001	367,500	367,500
Common stock	120,000,000	35,836,837	35,836,837	0.0001	22,787,362	—
Total					$160,377,061	$140,241,185

December 31, 2020	Shares authorized	Shares issued	Shares outstanding	Par value	Invested capital	Liquidation preference
Series 2 Preferred Stock	23,889,245	17,067,630	17,067,630	$0.0001	$88,488,084	$90,734,935
Series 1-D Preferred Stock	13,819,916	13,720,926	13,720,926	0.0001	34,122,564	34,527,199
Series 1-C1 Preferred Stock	277,957	277,957	277,957	0.0001	278,294	278,294
Series 1-C2 Preferred Stock	11,010,301	11,010,301	11,010,301	0.0001	12,968,995	12,968,995
Series 1-B Preferred Stock	1,723,272	1,723,272	1,723,272	0.0001	1,364,262	1,364,262
Series 1-A Preferred Stock	651,011	651,011	651,011	0.0001	367,500	367,500
Common stock	120,000,000	35,792,460	35,792,460	0.0001	22,773,361	—
Total					$160,363,060	$140,241,185
On May 16, 2019, the Company entered into a preferred stock purchase agreement and amended its certificate of incorporation to convert its existing preferred stock into fully paid and non-assessable shares of Series 1-A, Series 1-B, Series 1-C1, Series 1-C2, Series 1-D preferred (Collectively, “Series 1 Preferred Stock”) and common stock. The amendment also authorized issuance of 23,889,245 shares of Series 2 Preferred Stock with a par value of $0.0001 and the issue price of $5.3162 per share. As of March 31, 2021 and December 31, 2020, the Company had issued a total of 17,067,630 shares of Series 2 Preferred Stock for an aggregate value of $90,734,935. Of the Series 2 Preferred stock issued 16,689,568 shares were issued for cash of $88,725,072 and 378,062 shares were issued upon conversion of May 2019 convertible notes principal plus accrued interest of $2,009,863 at the conversion rate of $5.3162 per share. During 2019, the Company also converted various existing series of preferred stock aggregating to 20,759,106 shares to an equal number of common shares with an aggregate carrying value of $21,185,830.
With the amendment of certificate of incorporation, the Company is authorized to issue up to 120,000,000 shares Common stock and 51,371,702 shares of preferred stock.
Dividends:   The preferred stockholders are entitled to first or simultaneously receiving dividends on each outstanding share of preferred stock in case where the Company declares, pays, or sets aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock).
Voting Rights:   Each holder of outstanding shares of preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible. Preferred stockholders are entitled to vote together with the holders of Common Stock as a single class.
Redemption:   The respective series of preferred stock contain redemption rights and the majority of any series of Preferred Stock (treating the Series 1 Preferred Stock as a single series) may elect to redeem all the outstanding preferred stock of such series by written notice to the Company. If the Company receives redemption request from more than one series of preferred stock, then the Company will first pay the redemption price to Series 2 and then to Series 1 preferred stockholder. On the redemption, the Company will pay the shareholder an amount equal to original issue price and any declared but unpaid distribution on such stock. Because the preferred stock may be redeemed by holders of the shares at their discretion, the redemption is outside the control of the Company and accordingly, the preferred stock has been classified as temporary equity.
Conversion:   Series 1-A, 1-B, 1-C and 1-D preferred stock (“Series 1 Preferred Stock”) and Series 2 Preferred Stock are convertible, at the option of the holder, any time after the date of issuance into Common Stock. The conversion rate is calculated by dividing the original issue price (as defined) for the respective series of preferred stock by the conversion price. The initial conversion price is equal to the original issue price of the respective series of preferred stock subject to adjustments in accordance with the operating agreement. There is also an automatic conversion feature whereby the preferred stocks are automatically converted upon a qualified public offering or an agreement of the majority preferred stock members of the respective series.
Liquidation:   All series of preferred stock contain liquidation preferences. Upon a qualifying liquidation event, funds flow initially to each series of preferred shares first to the Series 2 shares and ending with the Series 1-A shares, to each until the full amount of such series’ invested capital has been returned; next, funds flow ratably to all holders of preferred and common shares, however to each series of preferred only until such series has received two times the amount of their invested capital, at which time such preferred series receives no further distributions; lastly, remaining funds flow to common stockholders on a pari passu basis, and each series of preferred share converts automatically to common shares once the common share price exceeds the series’ preferred share price.
Issuance Costs:   At March 31, 2021 and December 31, 2020, the Series 1-D, Series 2 and common stock invested capitals are presented in consolidated statements of redeemable convertible preferred stock and stockholders’ deficit net of the related stock issuance costs of $404,635, $2,246,851 and $68,013, respectively.
Note 12 — Equity incentive plan
The Company’s incentive stock option plan (the “ISO Plan”) permits the issuance of stock options to certain employees and directors of the Company. Stock options are exercisable over a period determined by the Board of Directors, which in general does not exceed 10 years. The ISO Plan is subject to termination or amendment by the Board. As of March 31, 2021 and December 31, 2020, there were 1,301,344 and 1,997,432, respectively, stock option awards available for future issuance.
U.S. GAAP requires the fair value measurement of all stock-based payments to employees, including grants of employee stock options, and recognition of these expenses in the statements of operations over the vesting period of such grants. The Company accounts for forfeitures when they occur. Options vest over the predetermined vesting period, typically three to five years, and certain options are restricted to certain performance-based targets that must be met to be considered vested. When stock options are exercised, the Company issues new shares of Common stock that were previously authorized but unissued.
The following is an analysis of Incentive Units and stock options for March 31, 2021 (unaudited) and December 31, 2020:
	Total units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Stock options outstanding, January 1, 2020	7,229,481	$0.65	9
Granted	3,013,150	$0.76
Forfeited	(596,759)	$0.60
Exercised	(51,418)	$0.17
Stock options outstanding, December 31, 2020	9,594,454	$0.69	9
Granted	852,500	$6.11
Forfeited	(112,035)	$0.59
Exercised	(44,377)	$0.32
Stock options outstanding, March 31, 2021	10,290,542	$1.15	8
Vested and Exercisable, March 31, 2021	3,575,991
At March 31, 2021 and December 31, 2020, the nonvested stock options were 6,714,551 and 6,658,208, respectively, and the average fair value of those options was $0.80 and $0.34, respectively.
Total compensation cost for the three months ended March 31, 2021 and 2020 were $345,090 and $218,375, respectively. At March 31, 2021, the total unrecognized compensation cost was $5,647,625, of which $1,684,481 is expected to be recognized during the remainder of 2021, $1,760,484 in 2022, $1,457,768 in 2023 and $744,893 in 2024, respectively.
At March 31, 2021, the options outstanding had a weighted-average remaining life of approximately eight years.
The Company maintains the right to repurchase options from participants, upon termination of employment under certain circumstances, at a price equal to the fair value of such units.

Note 13 — Income taxes
The components of net loss consist of the following:
	March 31, 2021 (unaudited)	March 31, 2020 (unaudited)
United States	$(10,508,334)	$(6,823,303)
Total	$(10,508,334)	$(6,823,303)
The components of the provision (benefit) for income taxes consist of the following:
	March 31, 2021 (unaudited)	March 31, 2020 (unaudited)
Current – Federal, state and foreign	$—	$—
Deferred – Federal	(2,056,628)	(1,400,584)
Deferred – State	(696,316)	(474,198)
Deferred – Foreign	—	—
Total	(2,752,944)	(1,874,782)
Change in valuation allowance	2,752,944	1,874,782
Income tax expense	$—	$—
The Company has deferred income taxes due to income tax credits, net operating loss carryforwards, and the effect of temporary differences between the carrying values of certain assets and liabilities for financial reporting and income tax purposes.
The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and tax loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be recognized. A full valuation allowance was recorded against the deferred tax assets as of March 31, 2021 and December 31, 2020.
The Company has no federal or state current or deferred tax expense or benefit. The Company’s effective tax rate differs from the applicable federal statutory tax rate. The reconciliation of effective tax rate is as follows:
	March 31, 2021 (unaudited)		March 31, 2020 (unaudited)
		%		%
Income tax provision (benefit) at statutory rate	$(2,206,750)	21.0	$(1,432,894)	21.0
Permanent adjustments	150,122	(1.4)	32,309	(0.5)
State income taxes, net of federal income tax benefit	(696,316)	6.6	(474,198)	7.0
Valuation allowance	2,752,944	(26.2)	1,874,782	(27.5)
Total provision for income taxes	$—	0.0%	$—	0.0%
Note 14 — Retirement plan
The Company maintains a 401(k) plan for the benefit of all eligible employees. The Company makes matching contributions based on a formula applied to employee compensation. Contributions to the plan during the three months ended March 31, 2021 and 2020 amounted to $164,286 and $140,919, respectively.

Note 15 — Lease commitments
The Company leases office spaces and facilities under various operating lease agreements. The operating leases expire at various times through November 2033. The lease agreement for the Company’s 212 Rome Street facility contains terms which do not require the Company to make lease payments until initial landlord improvements have been substantially completed and a temporary certificate of occupancy has been issued to the Company which was received February 2018. For GAAP purposes, the commencement date of the lease is based on the physical use of the space by the Company for the construction of equipment and tenant improvements on March 1, 2016. As such, rent expense is being recognized on a straight-line basis from March 1, 2016 through the end of contractual lease term which ends February 2028.
During 2019, the Company exercised its option to renew its 400 Ferry Street lease for another five-year term expiring on March 31, 2025.
The Company leases space for its business offices at 50 Park Place, Newark NJ, through November 30, 2033. The company has a one-time option to terminate this lease effective July 31, 2023. If the company elects to terminate the lease the future minimum lease payments would be reduced by $1,863,723.
On March 16, 2021, AgX entered into a five-year lease for a warehouse and yard located in UAE industrial area for a fixed annual rent of AED 3,750,000 and a security deposit of AED 1,875,000 in cash that is refundable at the end of the lease term or by way of a bank guarantee. The lease commenced on March 1, 2021 and the Company has option to renew the lease for two successive five-year periods for rent to be renegotiated at the time of each renewal. The lease requires annual service charge of AED 35,000 to be paid at each anniversary of the lease commencement date. On April 4, 2021, the Company arranged for a bank guarantee in favor of the landlord equaling security deposit amount of AED 1,875,000. The bank guarantee expires on February 28, 2026.
Rental expense totaled $461,448 and $505,566 for the three months ended March 31, 2021 and 2020, respectively. Future minimum lease payments for the five years subsequent to March 31, 2021 and thereafter are as follows:
2021 (remaining nine months)	$1,751,823
2022	2,388,705
2023	2,427,652
2024	2,469,156
2025	2,264,550
Thereafter	4,782,579
Total	$16,084,465
The Company also leases equipment on a month-to-month basis. Rental expense totaled $109,329 and $175,351 for the three months ended March 31, 2021 and 2020, respectively.
Note 16 — Litigation
The Company has litigation arising from the normal course of business. In management’s opinion, the outcome of any such litigation will not materially affect the Company’s financial condition and results of operations.
Note 17 — Related party transactions
The Company has identified the owner of non-controlling interest as a related party. During the three months ended March 31, 2021 and 2020, there were no material transactions with the related party.
Note 18 — Subsequent events
On April 27, 2021, the Company entered into an early entry work agreement to provide for initial build-out on a 138,670 square foot commercial farm to be constructed in Danville, Virginia. In accordance with the terms of early entry work agreement, the Company deposited an aggregate of $10,383,278 in an escrow account to fund the early work.
Also on April 27, 2021, the Company signed a 20-year triple-net build-to-suit lease agreement for the Danville farm that obligates the tenant to pay rent and all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures, and to comply with the terms of the mortgage financing documents, if any, affecting the property. The rent under the lease commences no later than 270 days after the lease signing date. The estimated base rent during the first lease year is $1,275,578, payable in monthly installments. The effectiveness of the lease is contingent upon certain conditions, including the Company having not terminated the early work agreement and lease on or before August 10, 2021.
In the event the early work agreement and lease are terminated, any monies remaining in the escrow accounts after payment for all work performed to date will be returned.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
dated as of
March 25, 2021
by and among
SPRING VALLEY ACQUISITION CORP.,
SPRING VALLEY MERGER SUB, INC.,
and
DREAM HOLDINGS, INC.

A-i

A-ii

A-iii

Exhibits
Exhibit A – Form of Subscription Agreement
Exhibit B – Form of Investor Rights Agreement
Exhibit C – Form of Company Support Agreement
Exhibit D – Form of Sponsor Support Agreement
Exhibit E – Form of Registration Rights Agreement
Exhibit F – Form of Lock-Up Agreement
Exhibit G – Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit H – Form of Amended and Restated Bylaws of Acquiror
Exhibit I – Form of Acquiror Equity Incentive Plan
Exhibit J – Form of Amended and Restated Certificate of Incorporation of the Company
Exhibit K – Form of Letter of Transmittal
Exhibit L – Form of Certificate of Incorporation of Acquiror

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of March 25, 2021, is entered into by and among Spring Valley Acquisition Corp., a Cayman Islands exempted corporation (“Acquiror”), Spring Valley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Dream Holdings, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.
RECITALS
WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;
WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;
WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the laws of its jurisdiction;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the investors listed on Schedule 5.16 (collectively, the “Subscribers”) have entered into certain Subscription Agreements, dated as of the date hereof (as amended or modified from time to time, collectively, the “Subscription Agreements”), each in substantially the same form as set forth on Exhibit A, pursuant to which the Subscribers have agreed to subscribe for and purchase, a number of shares of Acquiror Common Stock, in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreements, in a private placement, such private placement to be consummated immediately prior to the consummation of the Transactions;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Letter Agreement, dated as of the date hereof (the “Sponsor Letter Agreement”), with Acquiror and the Company;
WHEREAS, in connection with the Closing, the Company, the Acquiror and the Sponsor shall enter into an Investor Rights Agreement, dated as of the date hereof (the “Investor Rights Agreement”), in the form set forth on Exhibit B;
WHEREAS, either contemporaneously with the execution and delivery of this Agreement or following the date hereof on the terms and conditions set forth herein, in connection with the Transactions, certain Company Stockholders have entered, or are expected to enter, into certain Support Agreements (the “Company Support Agreements”), with Acquiror and the Company, in the form set forth on Exhibit C, pursuant to which, among other things, such Company Stockholders have agreed or will agree, as applicable, to execute and deliver the Company Stockholder Approvals;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement,” and together with the Company Support Agreements, the “Support Agreements”), with the Company, in the form set forth on Exhibit D, pursuant to which, among other things, the Sponsor has agreed to vote in favor of the Transactions;
WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit E to be effective upon the Closing;
WHEREAS, contemporaneously with the Closing, in connection with the Transactions, certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III will each enter into separate Lock-Up Agreements (each, a “Lock-Up Agreement”), substantially in the form set forth on Exhibit F;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);
WHEREAS, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approvals, (i) on the Closing Date, prior to the consummation of the Transactions, domesticate as a corporation in the State of Delaware (the “Redomicile”), and (ii) following the Redomicile, at the Effective Time, (1) adopt the amended and restated certificate of incorporation (the “Acquiror A&R Charter”) in the form set forth on Exhibit G, until thereafter supplemented or amended in accordance with its terms and the DGCL and (2) adopt the amended and restated bylaws (the “Acquiror A&R Bylaws”) in the form set forth on Exhibit H, which shall be the bylaws of the Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;
WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Majority Acquiror Stockholder Approval, adopt the AeroFarms, Inc. 2021 Long-Term Incentive Plan omnibus incentive plan (the “Acquiror Equity Incentive Plan”) in the form set forth on Exhibit I; and
WHEREAS, Acquiror shall be renamed “AeroFarms, Inc.” and shall trade publicly on NASDAQ under a new ticker symbol, which will be “ARFM” or, if “ARFM” is not available, another ticker symbol selected by the Company.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
1.01   Definitions.   As used herein, the following terms shall have the following meanings:
“2021 Convertible Notes” means those certain convertible promissory notes issued by the Company on February 22, 2021 in the aggregate principal amount of $30,000,000.
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror A&R Bylaws” has the meaning specified in the Recitals hereto.
“Acquiror A&R Charter” has the meaning specified in the Recitals hereto.
“Acquiror Affiliate Agreement” has the meaning specified in Section 5.14.
“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.
“Acquiror Board” means the board of directors of Acquiror.
“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).
“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).
“Acquiror Common Stock” means a Class A ordinary share, par value $0.0001 per share, of the share capital of Acquiror.
“Acquiror Cure Period” has the meaning specified in Section 10.01(c).
“Acquiror Director Designees” has the meaning specified in Section 2.05(c).
“Acquiror Equity Incentive Plan” has the meaning specified in the recitals hereto.
“Acquiror Equity Plan Proposal” has the meaning specified in Section 8.02(c).
“Acquiror Initial Charter” has the meaning specified in Section 7.12.
“Acquiror Organizational Documents” means the Articles of Association and Acquiror’s memorandum of association, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“Acquiror SEC Reports” has the meaning specified in Section 5.08(a).
“Acquiror Share Value” means $10.00.
“Acquiror Stockholder” means a holder of Acquiror Common Stock.
“Acquiror Stockholder Approvals” means the Majority Acquiror Stockholder Approval and the Supermajority Acquiror Stockholder Approval.
“Acquiror Warrant” means each whole warrant exercisable for one Acquiror Common Stock.
“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (b) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.
“Action” means any claim, action, suit, charge, complaint, grievance, assessment, audit, investigation, examination, arbitration, inquiry, dispute, litigation, or proceeding, in each case that is by or before any Governmental Authority.
“Additional Proposal” has the meaning specified in Section 8.02(c).
“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Company Options Exercise Price, plus (c) the Aggregate Company Warrant Exercise Price, minus (d) the aggregate Series 2 Preferred Stock Liquidation Preference.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Aggregate Company Options Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (whether or not vested) if all such Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of Company Options shall be to the exercise price of the applicable Company Option immediately prior to the Effective Time, in accordance with the applicable option agreement.
“Aggregate Company Warrant Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Warrants if all such Company Warrants were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of Company Warrants shall be to the exercise price of the applicable Company Warrant immediately prior to the Effective Time, in accordance with the applicable warrant agreement.
“Agreement” has the meaning specified in the preamble hereto.
“Amendment Proposal” has the meaning specified in Section 8.02(c).
“Ancillary Agreements” means the Subscription Agreements, the Investor Rights Agreement, the Support Agreements, the Registration Rights Agreement, the Sponsor Letter Agreement, the Lock-Up Agreements, the Trust Agreement and any other agreement related to the Transactions.
“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Law” means (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, in each case, including the rules and regulations promulgated thereunder, (b) any applicable foreign antitrust Laws and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Articles of Association” means the Articles of Association of Acquiror, dated August 20, 2020.
“Assumed Company Stock Plan” has the meaning set forth in Section 3.04(d).
“Balance Sheet Date” means December 31, 2020.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, insurance, health, medical, welfare, vacation, paid time off, post-termination or retiree health or welfare, fringe or other benefits or remuneration plan or similar contract, program, policy, agreement or arrangement of any kind.
“Business Combination” has the meaning ascribed to such term in the Articles of Association.
“Business Combination Proposal” has the meaning set forth in Section 7.11.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Cancelled Shares” has the meaning set forth in Section 3.01(b)
“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.
“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“CBA” has the meaning set forth in Section 4.11(a)(xv)
“Certificate of Merger” has the meaning specified in Section 2.01.
“CLCI” means the Companies Act (2020 Revision) of the Cayman Islands.
“Closing” has the meaning specified in Section 2.03.
“Closing Acquiror Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Acquiror; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Acquiror Common Stock pursuant to the Offer (to the extent not already paid); plus (d) the PIPE Investment Amount; minus (e) any unpaid Transaction Expenses.
“Closing Date” has the meaning specified in Section 2.03.
“Code” means the Internal Revenue Code of 1986.
“Common Stock Exchange Ratio” means the following ratio (rounded to four decimal places): the Common Stock Per Share Equity Value divided by the Acquiror Share Value.
“Common Stock Merger Consideration” has the meaning specified in Section 3.01(d).
“Common Stock Per Share Equity Value” means the quotient of (a) the Adjusted Equity Value divided by (b) the Company Fully-Diluted Shares (excluding shares of Series 2 Preferred Stock).
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” means any Benefit Plan which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to or under which any current or potential liability or obligation is borne by any Company Group Member.
“Company Board” means the board of directors of the Company.
“Company Board Recommendation” has the meaning specified in Section 8.02(e).

“Company Book-Entry Shares” has the meaning set forth in Section 3.03(a).
“Company Certificate” has the meaning specified in Section 3.03(a).
“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.
“Company Cure Period” has the meaning specified in Section 10.01(b).
“Company Director Designees” has the meaning specified in Section 2.05(c).
“Company Fully-Diluted Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation or duplication, (a) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock, and (b) the outstanding options to purchase shares of Company Common Stock granted pursuant to the Company Stock Plan as of the date of this Agreement, except that the Company Fully-Diluted Shares shall not include, and Acquiror shall assume immediately prior to the Closing, the 2021 Convertible Notes and any securities issuable pursuant to such 2021 Convertible Notes.
“Company Group” means the Company and any Subsidiaries of the Company.
“Company Group Member” means the Company or any Subsidiary of the Company.
“Company Group Organizational Documents” means Company Organizational Documents and the Company Subsidiary Organizational Documents.
“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company Group, as currently conducted.
“Company Option” has the meaning specified in Section 3.04(a).
“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case, as may be amended from time to time in accordance with the terms of this Agreement.
“Company Permits” has the meaning specified in Section 4.06(d).
“Company Preferred Stock” means each and all of the (a) Series 1-A Preferred Stock of the Company, par value $0.0001 per share, (b) Series 1-B Preferred Stock of the Company, par value $0.0001 per share, (c) Series 1-C1 Preferred Stock of the Company, par value $0.0001 per share, (d) Series 1-C2 Preferred Stock of the Company, par value $0.0001 per share, (e) Series 1-D Preferred Stock of the Company, par value $0.0001 per share and (f) Series 2 Preferred Stock.
“Company Properties” has the meaning specified in Section 4.18(b).
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company Software” means all Software used in the business of the Company, as currently conducted.
“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Stock Plan” means the Company’s 2017 Omnibus Incentive Plan, as amended, restated or otherwise modified from time to time.
“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.
“Company Stockholder Approvals” has the meaning specified in Section 8.02(e).

“Company Subsidiary Organizational Documents” means, with respect to each Subsidiary of the Company, its certificate of formation and limited liability company agreement, in each case, as may be amended from time to time in accordance with the terms of this Agreement.
“Company Support Agreements” has the meaning specified in the Recitals hereto.
“Company Warrants” means warrants to purchase shares of Company Common Stock and/or Company Preferred Stock.
“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement related to the Transactions by and between Acquiror and the Company.
“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approvals.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the CARES Act.
“Credit Documents” means, collectively, the documents set forth on Schedule 1.01(a).
“Debt Facility Waiver” has the meaning specified in Section 6.07(b).
“DGCL” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” has the meaning specified in Section 3.07.
“Effect” has the meaning specified in the definition of “Material Adverse Effect”.
“Effective Time” has the meaning specified in Section 2.01.
“Enforceability Exceptions” has the meaning specified in Section 4.02(a).
“Environmental Laws” means all Laws relating to pollution or protection of the environment (including natural resources), health and safety (to the extent relating to management of or exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.
“Equity Value” means $800,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(a).
“Exchanged Company Option” has the meaning set forth in Section 3.04(a).
“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap,

commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“Financial Statements” has the meaning specified in Section 4.05(a).
“Food Laws” has the meaning specified in Section 4.23.
“Foreign Plan” has the meaning specified in Section 4.12(g).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator or arbitral body (public or private), court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and pol-fluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) any obligations in the nature of accrued fees, interest, prepayment or other premiums, penalties, termination fees, expenses and other amounts incurred or that would be payable in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of any of the items in the foregoing clauses, (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (g) obligations under capitalized leases, (h) obligations under any Financial Derivative/Hedging Arrangement, (i) any outstanding severance obligations with respect to terminations that occurred or occur prior to the Closing Date and any accrued or earned bonuses or deferred compensation to the extent unpaid prior to Closing (including, in each case, the employer’s portion of employment, payroll, and similar Taxes associated therewith determined as if no deferral (if any) of such Taxes has occurred as permitted by the CARES Act or similar legislation (or executive order)), (j) any underfunded pension liability, unfunded deferred compensation plan obligations, outstanding severance obligations and post-retirement health or welfare benefits, (k) any unpaid dividends or distributions declared or payable to any direct or indirect shareholder of the Company, (l) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (m) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in the foregoing clauses and (n) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors in the ordinary course of business that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.
“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.
“Insurance Policies” has the meaning specified in Section 4.20(a).
“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names; (c) copyrights, mask works and designs; (d) internet domain names; (e) trade secrets and other intellectual property rights in know-how, technology, inventions (whether patentable or not), processes, procedures, database rights, confidential business information and other proprietary information and rights; and (f) intellectual property rights in Software.
“Intended Tax Treatment” has the meaning specified in Section 8.03(b).
“Interim Period” has the meaning specified in Section 6.01.
“Investor Rights Agreement” has the meaning specified in the Recitals hereto.
“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment owned or controlled by any Company Group Member and used in the operation of the Company Group business.
“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, David Rosenberg, Guy Blanchard and MaryAlice Feinstein (in each case, after due and reasonable inquiry), and (b) in the case of Acquiror, Christopher Sorrells, Jeffrey Schramm and Robert Kaplan.
“Law” means any statute, law (including common law), act, statute, code, ordinance, rule, ruling, regulation or Governmental Order, in each case, of any Governmental Authority.
“Lease Documents” has the meaning specified in Section 4.18(c).
“Leased Company Properties” has the meaning specified in Section 4.18(b).
“Letter of Transmittal” has the meaning specified in Section 3.03(b)(i).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.
“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Majority Acquiror Stockholder Approval” means, with respect to any Proposal other than the Redomicile Proposal, the affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock cast at the Special Meeting.
“Material Adverse Effect” means any event, change, circumstance or development (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would be reasonably expected to be materially adverse to the business, financial condition or results of operations of the Company Group, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Material Adverse Effect: (i) any change in or change in the interpretation of any applicable Laws (including COVID-19 Measures) or GAAP, (ii) any events or conditions generally affecting the industries or geographic areas in which the Company Group operates, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events (including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)) and other force majeure events (including any escalation or general worsening of any of the foregoing Effects), (v) any actions taken or not taken by any Company Group Member as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency or consummation of the Merger or the performance of this Agreement (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers and employees) (provided, that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (vii) any failure to meet any projections, forecasts or budgets; provided, that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has consented to in writing prior to the taking of, or failure to take, such action, except in the cases of clauses (i) through (iv) to the extent the Company Group is as a whole materially disproportionately affected thereby as compared with other participants in the industries in which the Company Group operates.
“Material Contracts” has the meaning specified in Section 4.11(a).
“Material Customer” has the meaning specified in Section 4.24(a).
“Material Vendor” has the meaning specified in Section 4.24(b).
“Merger” has the meaning specified in Section 2.01.
“Merger Consideration” has the meaning specified in Section 3.01(d).
“Merger Sub” has the meaning specified in the preamble hereto.
“NASDAQ” means The Nasdaq Stock Market LLC.
“NASDAQ Proposal” has the meaning specified in Section 8.02(c).
“OFAC” has the meaning specified in the definition of “Sanctions”.
“Offer” has the meaning specified in the Recitals hereto.
“Outstanding Acquiror Expenses” has the meaning specified in Section 11.05.
“Outstanding Company Expenses” has the meaning specified in Section 11.05.
“Owned Intellectual Property” means all Intellectual Property owned by any Company Group Member.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Company Group Member.
“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and (i) relate to amounts not yet delinquent or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements, (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions) of record affecting title to real property that do not, individually or in the aggregate, materially interfere with the occupancy or present uses of such real property, (e) non-exclusive licenses of Intellectual Property, (f) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by any Company Group Member, and (g) Liens described on Schedule 1.01(b).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means any personal information that specifically identifies any individual who has provided information to any Company Group Member, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable.
“PIPE Investment Amount” has the meaning specified in Section 5.16.
“Privacy Laws” means any and all Laws applicable to any Company Group Member relating to the collection, use, storage, safeguarding and security (both technical and physical) of Personal Information.
“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of any Company Group Member, from which any Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.
“Proposals” has the meaning specified in Section 8.02(c).
“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).
“Recapitalization” has the meaning specified in Section 2.06.
“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.
“Redomicile” has the meaning specified in the Recitals hereto.
“Redomicile Proposal” has the meaning specified in Section 8.02(c).
“Registered IP” has the meaning specified in Section 4.15(a).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).
“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.
“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business or Person that any of the foregoing controls, is controlled by or is under common control with.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.
“Requisite Stockholder Support” has the meaning specified in Section 6.08.
“Sanctioned Country” has the meaning specified in the definition of “Sanctioned Person”.
“Sanctioned Person” means at any time any Person that is the subject or target of Sanctions or restrictions under Trade Control Laws, including any Person that is: (a) listed on any Sanctions-related list of designated or blocked Persons, including OFAC’s List of Specially Designated Nationals and Blocked Persons or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State Sanctions- or export-related restricted party list; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions from time to time (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region) (each, a “Sanctioned Country”); or (c) in the aggregate, 50 percent or greater owned, directly or indirectly, or controlled by any of the foregoing; or (d) any national of a Sanctioned Country.
“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, OFAC or the U.S. Department of State), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.
“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Series 1 Preferred Stock” means the Series 1 Preferred Stock of the Company, par value $0.0001 per share.
“Series 2 Preferred Stock” means the Series 2 Preferred Stock of the Company, par value $0.0001 per share.
“Series 2 Preferred Stock Exchange Ratio” means the following ratio (rounded to four decimal places): the Series 2 Preferred Stock Per Share Equity Value divided by the Acquiror Share Value.
“Series 2 Preferred Stock Liquidation Preference” means the product of $10.6324 times the number of shares of Series 2 Preferred Stock outstanding immediately prior to the Effective Time.
“Series 2 Preferred Stock Per Share Equity Value” means the quotient of (a) the Series 2 Preferred Stock Liquidation Preference, divided by (b) the number of shares of Series 2 Preferred Stock outstanding immediately prior to the Effective Time.
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.
“Sponsor” means SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company.
“Sponsor Letter Agreement” has the meaning specified in the Recitals hereto.
“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.
“Subscribers” has the meaning specified in the Recitals hereto.
“Subscription Agreements” has the meaning specified in the Recitals hereto.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Supermajority Acquiror Stockholder Approval” means, with respect to the Redomicile Proposal only, the affirmative vote of holders of two-thirds of the outstanding shares of Acquiror Common Stock cast at the Special Meeting.
“Support Agreements” has the meaning specified in the Recitals hereto.
“Surviving Company” has the meaning specified in Section 2.01.
“Surviving Provisions” has the meaning specified in Section 10.02.
“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, environmental, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, unclaimed property or escheat obligation, or other tax, governmental fee, duty, charge, impost, or assessment of any kind whatever, whether disputed or not, together with any interest, deficiency, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority and (b) any liability for any amounts of the type described in clause (a) of another Person by operation of Law (including under Treasury Regulations section 1.1502-6 or analogous U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.
“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.
“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).
“Terminating Company Breach” has the meaning specified in Section 10.01(b).
“Termination Date” has the meaning specified in Section 10.01(b).
“Trade Control Laws” has the meaning specified in Section 4.19(c).
“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.
“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by Acquiror and its Subsidiaries, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, and (c) any fees, costs and expenses or payments of any of the Acquiror and its Subsidiaries related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of the Acquiror or its Subsidiaries as a result of the execution of this Agreement or the Ancillary Agreements or in connection with the transactions contemplated hereby and thereby (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed with respect thereto).
“Transaction Proposal” has the meaning specified in Section 8.02(c).
“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.
“Transfer Taxes” has the meaning specified in Section 8.03(a).
“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code.
“Trust Account” has the meaning specified in Section 5.05(a).
“Trust Agreement” has the meaning specified in Section 5.05(a).
“Trustee” has the meaning specified in Section 5.05(a).
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Acquiror.
“WARN Act” has the meaning specified in Section 4.13(b).
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.
(b)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments, waivers and other modifications thereto.

(c)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)   The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than three Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.
ARTICLE II
THE MERGER; CLOSING
2.01   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, following the Redomicile, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Certificate of Merger”), such Merger to be consummated upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).
2.02   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
2.03   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL. Acquiror shall be renamed “AeroFarms, Inc.” and shall trade publicly on the NASDAQ under a new ticker symbol selected by the Company.

2.04   Organizational Documents of the Company and Acquiror.
(a)   At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit J attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.
(b)   At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.
(c)   After the Redomicile, at the Effective Time, the certificate of incorporation of the Acquiror, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as the Acquiror A&R Charter set forth on Exhibit G attached hereto, and as so amended, shall be the certificate of incorporation of the Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL.
(d)   After the Redomicile, at the Effective Time, the bylaws of the Acquiror, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as the Acquiror A&R Bylaws set forth on Exhibit H attached hereto, and as so amended, shall be the bylaws of the Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL.
2.05   Directors and Officers of the Companies.
(a)   The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Schedule 2.05(a) shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
(b)   Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.
(c)   Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) the six individuals designated by the Company (the “Company Director Designees”), three of whom shall each qualify as “independent directors” under the applicable listing and corporate governance rules and regulations of NASDAQ, pursuant to this Section 2.05(c) shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, (iii) the two individuals designated by Acquiror (the “Acquiror Director Designees”), who shall each qualify as an “independent director” under the applicable listing and corporate governance rules and regulations of NASDAQ, shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, (iv) the Chief Executive Officer of Acquiror shall be appointed to the Acquiror Board and (v) as of immediately following the Effective Time, the Company Director Designees, the Acquiror Director Designees and the Chief Executive Officer of Acquiror shall be the only directors of Acquiror, and there shall be no vacancies or unfilled newly created directorships. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.05(c) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or Acquiror, respectively, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party hereto may reasonably request.
(d)   Acquiror shall take all necessary actions prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) the persons constituting the officers of the Company prior to the Effective Time shall, as of immediately following the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.
2.06   Recapitalization.   Immediately prior to the Redomicile, all of the Class B ordinary shares of Acquiror that are issued and outstanding immediately after the Merger shall be converted into Acquiror Common Stock in accordance with the Articles of Association (the “Recapitalization”).
ARTICLE III
EFFECTS OF THE MERGER
3.01   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Company Stock:
(a)   Conversion of Merger Sub Common Stock.   Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, par value $0.001 per share.
(b)   Cancellation of Certain Company Stock.   Each share of Company Stock issued and outstanding immediately prior to the Effective Time that is owned or held by the Company in treasury or owned by Acquiror or by Merger Sub shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.
(c)   Consideration for Series 2 Preferred Stock.   Each share of Series 2 Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, shall receive such number of shares of duly authorized, validly issued, fully paid and nonassessable Acquiror Common Stock (the “Series 2 Preferred Stock Merger Consideration”) equal to the Series 2 Preferred Stock Exchange Ratio; provided that no fractional shares of Acquiror Common Stock shall be issued in connection therewith.
(d)   Consideration for All Other Company Stock.   Each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any Series 2 Preferred Stock, Cancelled Shares and Dissenting Shares, shall receive such number of shares of duly authorized, validly issued, fully paid and nonassessable Acquiror Common Stock (the “Common Stock Merger Consideration,” and together with the Series 2 Preferred Stock Merger Consideration, the “Merger Consideration”) equal to the Common Stock Exchange Ratio with the Company Preferred Stock (excluding the Series 2 Preferred Stock) receiving consideration calculated on an as-converted basis as determined in accordance with the Company Organizational Documents; provided that no fractional shares of Acquiror Common Stock shall be issued in connection therewith.
3.02   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred

Stock or shares of Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
3.03   Exchange of Company Certificates and Company Book-Entry Shares.
(a)   Exchange Agent.   Prior to the Effective Time, the Company and Acquiror shall appoint a bank or trust company reasonably acceptable to each party hereto to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Section 3.03. At or immediately following the Effective Time, Acquiror shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of Acquiror Common Stock comprising the aggregate Merger Consideration in respect of (1) certificates that immediately prior to the Effective Time represented Company Stock (“Company Certificates”) and (2) non-certificated outstanding Company Stock represented by book entry (“Company Book-Entry Shares”), in each case other than Cancelled Shares and Dissenting Shares, for exchange in accordance with this Section 3.03 through the Exchange Agent (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the aggregate Merger Consideration contemplated to be issued pursuant to Section 3.01(d) and 3.01(d) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
(b)   Exchange Procedures.
(i)   Promptly following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each record holder of a Company Certificate, which shares were converted into the right to receive the Merger Consideration in respect thereof at the Effective Time pursuant to this Agreement: (i) a letter of transmittal substantially in the form of Exhibit K hereto, with such changes as may be required by the Exchange Agent and reasonably acceptable to the Company (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as the Company, Acquiror and the Exchange Agent may reasonably specify and (ii) instructions for effecting the surrender of the Company Certificates in exchange for the aggregate Merger Consideration in respect thereof. Upon surrender of Company Certificates for cancellation to the Exchange Agent and upon delivery of a Letter of Transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Company Certificates, the holder of such Company Certificates shall be entitled to receive the Merger Consideration for each share of Company Common Stock formerly represented by such Company Certificates. Any Company Certificates so surrendered shall forthwith be cancelled. If payment of any Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Company Certificate is registered, it shall be a condition precedent to payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the aggregate Merger Consideration in respect thereof, as applicable, to a Person other than the registered holder of the Company Certificate so surrendered and shall have established to the satisfaction of Acquiror that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated hereby, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate Merger Consideration in respect thereof.
(ii)   Promptly following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, each holder of Company Book-Entry Shares the Merger Consideration for each share of Company Common Stock formerly represented by such Company Book-Entry Shares. Any Company Book-Entry Shares so surrendered shall forthwith be cancelled. Delivery of the aggregate Merger Consideration, as applicable, with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate Merger Consideration in respect thereof.
(c)   Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Company Certificates and Company Book-Entry Shares representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Company Certificates representing Company Stock are presented to Acquiror for any reason, they shall be cancelled and exchanged for the aggregate Merger Consideration in respect thereof as provided in this Agreement.
(d)   Termination of Exchange Fund; Abandoned Property.   At any time following one year after the Closing Date, Acquiror shall be entitled to require the Exchange Agent to deliver to it any shares of Acquiror Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Company Certificates or Company Book-Entry Shares, and thereafter such holders shall be entitled to look only to Acquiror (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the aggregate Merger Consideration payable upon due surrender of their Company Certificates or Company Book-Entry Shares and compliance with the procedures in this Section 3.03. Notwithstanding the foregoing, neither Acquiror, the Surviving Company nor the Exchange Agent shall be liable to any holder of a Company Certificate or Company Book-Entry Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)   Lost, Stolen or Destroyed Certificates.   In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Merger Consideration payable in respect thereof pursuant to Section 3.01(d) and 3.01(d); provided, however, that Acquiror or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such aggregate Merger Consideration, require the owners of such lost, stolen or destroyed Company Certificates to deliver a customary indemnity against any claim that may be made against Acquiror, the Surviving Company or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.
(f)   Distributions with Respect to Unexchanged Shares.   No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate or Company Book-Entry Share with respect to the Acquiror Common Stock issuable in respect thereof unless and until the holder of such Company Certificate or Company Book-Entry Share shall surrender such Company Certificate or Company Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Company Certificate or Company Book-Entry Share, there shall be paid by Acquiror to the holder of whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.
3.04   Treatment of Company Options and Company Warrants.
(a)   Treatment of Company Options.   At the Effective Time, each Company Option (as defined below) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, in cancellation and settlement thereof, cease to represent an option to purchase Company Stock (a “Company Option”) under the Company Stock Plan or otherwise and shall be converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Company Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Stock subject to such Company Option immediately prior to the Effective Time and (ii) the Common Stock Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Stock of such Company Option immediately prior to the Effective Time divided by (B) the Common Stock Exchange Ratio, if and as determined pursuant to Section 3.01(d); provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.
(b)   Company Actions.   At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options and Company Warrants pursuant to Section 3.04(a) and Section 3.04(e), respectively, and (ii) take all actions necessary to ensure that, from and after the Effective Time, Acquiror will not be required to deliver shares of Company Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Warrants.
(c)   Acquiror Actions.   Acquiror shall take all actions that are necessary for the assumption and conversion of the Company Options pursuant to this Section 3.04 including the reservation, issuance and listing of shares of Acquiror Common Stock as necessary to effect the transactions contemplated by this Section 3.04. If registration of the Exchanged Company Options or shares of Acquiror Common Stock is required under the Securities Act, Acquiror shall file with the SEC, as promptly as practicable after the date that is 60 days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a registration statement on Form S-8 with respect to such Exchanged Company Options or shares of Acquiror Common Stock, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the applicable Exchanged Company Options remain outstanding and such registration of the shares of Acquiror Common Stock issuable thereunder continues to be required.
(d)   Assumption of Stock Plan.   At the Effective Time, Acquiror shall assume (and shall cause its stockholders to approve) the Company Stock Plan, except that the Company Stock Plan (and any option agreement thereunder) shall be amended at the Effective Time to conform with the requirements of Section 3.04(a) and to include additional amendments required to comply with any Law applicable to Acquiror with respect to the Exchanged Company Options (the “Assumed Company Stock Plan”). Acquiror shall be entitled to grant stock-based awards under the Assumed Company Stock Plan to the extent permissible under applicable Law and NASDAQ listing requirements and the terms thereof, using the share reserve of the Company Stock Plan as of the Effective Time (including any shares subsequently returned to the share reserve as a result of the termination of awards issued under the Company Stock Plan), except that: (i) shares covered by such awards shall be shares of Acquiror Common Stock, with the rights and subject to the limitations of such shares of Acquiror Common Stock issuable under the Acquiror Equity Incentive Plan as in effect from time to time; (ii) all references in the Company Stock Plan to a number of Company Stock shall be deemed amended to refer instead to a number of shares of Acquiror Common Stock determined by multiplying the number of referenced Company Stock by the Common Stock Exchange Ratio, and rounding the resulting number up or down to the nearest whole number; (iii) Acquiror Board or an applicable committee thereof shall succeed to the authority and responsibility of the Company Board or any duly authorized committee thereof with respect to the administration of the Assumed Company Stock Plan; and (iv) the Assumed Company Stock Plan shall be subject to administrative procedures consistent with those in effect under the Acquiror Equity Incentive Plan as in effect from time to time.

(e)   Treatment of Company Warrants. At the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holder of any such Company Warrant, shall be converted into a warrant exercisable on the terms and conditions set forth therein for the Merger Consideration which such holder would have received if it had exercised such Company Warrant immediately prior to the Effective Time (assuming such Company Warrants were then fully vested).
3.05   Withholding.   Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.
3.06   Cash in Lieu of Fractional Shares.   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the exchange for Company Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled (but for this Section 3.06) multiplied by (b) an amount equal to the VWAP of shares of Acquiror Common Stock for the 20 Trading Days prior to the date that is three Business Days prior to the Closing.
3.07   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and owned by a Company Stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, as the case may be, in accordance with this Article III. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, condition or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:
4.01   Organization, Standing and Corporate Power.
(a)   The Company is a public benefit corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Material Adverse Effect. The Company Organizational Documents that have been made available to the Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.
(b)   Each Subsidiary of the Company is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite legal entity power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company Group to consummate the Transactions or have a Material Adverse Effect. The Company Subsidiary Organizational Documents that have been made available to the Acquiror are true, correct and complete and are in effect as of the date of the Agreement and no Company Group Member is in default under or in violation of any provision thereunder.
4.02   Corporate Authority; Approval; Non-Contravention.
(a)   The Company has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).
(b)   The execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Group Organizational Documents or, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company Group pursuant to, any Material Contract or Lease Document to which any Company Group Member is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company Group is subject (except Laws that are applicable due to the Company Group’s business, or the Contracts or licenses of the Company Group), except as disclosed on Schedule 4.02(b).
4.03   Governmental Approvals.   No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to any Company Group Member in connection with the execution and delivery by the Company of this Agreement or the consummation of the Transactions, except for (a) the pre-merger notification requirements under the HSR Act and (b) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.04   Capitalization.
(a)   The authorized capital stock of the Company consists of: (i) 120,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 35,792,460 Company Common Stock were outstanding as of the close of business on the date of this Agreement, (ii) 51,371,702 shares of the Company’s Preferred Stock, par value $0.0001 per share, of which (A) 651,011 shares have been designated Series 1-A Preferred Stock, all of which were issued and outstanding as of the close of business on the date of this Agreement, (B) 1,723,272 shares of the Company’s Series 1-B Preferred Stock, all of which were issued and outstanding as of the close of business on the date of this Agreement, (C) 277,957 shares of the Company’s Series 1-C1 Preferred Stock, all of which were issued and outstanding as of the close of business on the date of this Agreement, (D) 11,010,301 shares of the Company’s Series 1-C2 Preferred Stock, all of which were issued and outstanding as of the close of business on the date of this Agreement, (E) 13,819,916 shares of the Company’s Series 1-D Preferred Stock, all of which were issued and outstanding as of the close of business on the date of this Agreement and (F) 23,889,245 shares of the Company’s Series 2 Preferred Stock, of which 17,067,630 shares were issued and outstanding as of the close of business on the date of this Agreement and an aggregate of 376,208 shares of which remain available for issuance under outstanding warrants. All of the issued Company Stock has been duly authorized and are validly issued, fully paid and nonassessable. 11,591,886 shares of Company Common Stock were reserved for issuance under the Company Stock Plan as of the date of this Agreement. Set forth on Schedule 4.04(a) is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including notes and other securities convertible into equity securities, except the 2021 Convertible Notes) of each Company Group Member (other than Company Options) and the number of shares or other equity interests held by each such holder as of the date hereof. Each of the outstanding shares of capital stock of each of the Company Group Members (1) is duly authorized, validly issued, fully paid and nonassessable, (2) was issued in compliance in all material respects with applicable Laws, (3) was not issued in breach or violation of any preemptive rights or Contract, and (4) is owned free and clear of any Lien.
(b)   Schedule 4.04(b) sets forth a schedule of all holders of Company Options on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently issued and outstanding, the grant date and exercise price associated with each Company Option, the vesting schedule and termination or expiration date of each Company Option, whether the Company Option is a nonqualified stock option or an incentive stock option and whether such Company Options are currently vested or unvested. Except as set forth in Schedule 4.04(b), there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or similar agreements or rights of any kind that obligate any Company Group Member to issue or to sell any shares of its capital stock or other equity securities of such Company Group Member, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any equity securities of any Company Group Member or to vote with the shareholders of any Company Group Member on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 4.04(b), no Company Group Member is party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.
(c)   The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.04(c), including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all capital stock or other equity securities in each Subsidiary. As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity securities in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity securities, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity securities, of such Person.
(d)   Each Company Option as set forth on Schedule 4.04(b) (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan to which it was issued, (ii) has a grant date identical to the date on which the Company Board (or compensation committee thereof) actually awarded such Company Option, (iii) was granted with an exercise price no less than the fair market value of the underlying shares of Company Common Stock as of the grant date and (iv) was granted pursuant to terms of the relevant option agreement, as set forth in Schedule 4.04(b) and which the Company has made available true, correct and complete copies to Acquiror.
4.05   Financial Statements; Internal Controls.
(a)   The audited statements of financial position, statements of comprehensive income, statements of changes in shareholders’ equity and statements of cash flows of the Company Group for each of the years ended December 31, 2020 and December 31, 2019 (collectively, the “Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP and applicable Law as at the Balance Sheet Date, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Financial Statements, and the accompanying independent auditors’ reports, as applicable, have been made available to Acquiror.
(b)   The Financial Statements were derived from the books and records of the Company Group and prepared in accordance with GAAP, except as may be indicated in the notes thereto and using in all material respects the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the consolidated financial statements of the Company Group since December 31, 2017. The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company Group as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company Group has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.
(c)   The Company Group maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company Group in accordance in all material respects with GAAP. Except as set forth on Schedule 4.05(c), since December 31, 2017, the Company Group (including the Company Group’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company Group) have not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company Group, (ii) any fraud, whether or not material, that involves management of the Company Group or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing. The financial statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.
4.06   Compliance with Laws.
(a)   Each Company Group Member is, and since December 31, 2017 has been, operating in all material respects in a manner that is customary for businesses similar to the Company Group’s business. Each Company Group Member is conducting and, since December 31, 2017, has conducted its business in compliance in all material respects with all Laws applicable to it and the Company’s business, properties or other assets.
(b)   There is, and since December 31, 2017 there has been, no Action by, against or affecting any Company Group Member, or any Person for whose acts or defaults any Company Group Member may be vicariously liable is pending or threatened in writing, nor has any Governmental Authority indicated in writing to any Company Group Member an intention to conduct the same.
(c)   Since December 31, 2017, no Company Group Member has received any written notice or other communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring any Company Group Member to take or omit any action to ensure compliance with any such applicable Law.
(d)   The Company Group possesses all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company Group and the operation of the Company Group’s business as currently conducted, including the certification of the Company as a Certified B Corporation by B Lab, Inc. (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Company Group Member is in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.
4.07   Absence of Certain Changes or Events.   Since the Balance Sheet Date and except as expressly set forth on Schedule 4.07 and as required by this Agreement, (a) the Company Group has conducted its business in all material respects in the ordinary course of business, (b) the Company Group has not entered into any material transactions outside the ordinary course of business, (c) no action has been taken by the Company Group that would require consent under Section 6.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (d) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.08   No Undisclosed Liabilities.   Except (a) as disclosed, reflected or reserved against in the Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.08, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company Group does not have any material liabilities of any nature, whether accrued, contingent or otherwise.
4.09   Information Supplied.   The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the

Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (b) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.
4.10   Litigation.
(a)   Except as set forth on Schedule 4.10(a), no Company Group Member nor, to the Knowledge of the Company, any of such Company Group Member’s officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Company Group Member is, nor to the Knowledge of the Company, are any of such Company Group Member’s officers, directors, agents or employees, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.
(b)   No Company Group Member is a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without any Company Group Member being named therein) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.11   Contracts.
(a)   Schedule 4.11(a) sets forth a true and complete list as of the date hereof of the following types of Contracts to which any Company Group Member is a party or is bound (all such Contracts set forth on Schedule 4.11(a), or which are required to be so disclosed, the “Material Contracts”):
(i)   each Contract with consideration paid or payable to any Company Group Member of more than $100,000, in the aggregate, over any 12-month period;
(ii)   all Contracts with (or with obligations of any Company Group Member to) a Related Party;
(iii)   all broker, distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Company Group;
(iv)   all Contracts (excluding Contracts for employment) with management and consultants;
(v)   all bonus and commission plans of the Company Group;
(vi)   all Contracts involving the payment or payment of royalties or other amounts calculated based upon the revenues or income of any Company Group Member or income or revenues related to any Product of any Company Group Member to which any Company Group Member is a party;
(vii)   all Contracts evidencing Indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any person a Lien on any of the property or assets of any Company Group Member;
(viii)   all partnership, joint venture or similar agreement or arrangement;
(ix)   all Contracts, including any grant agreements with any economic development corporation, with any Governmental Authority to which any Company Group Member is a party, other than any Company Permits;

(x)   all Contracts that limit, or purport to limit, the ability of any Company Group Member to compete in any line of business or with any Person or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;
(xi)   all Contracts that result in any Person or entity holding a power of attorney from any Company Group Member;
(xii)   all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;
(xiii)   any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $100,000, or any guarantee of third party obligations in excess of $100,000, or any letters of credit, performance bonds or other credit support for any Company Group Member;
(xiv)   all Contracts with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $150,000 or (B) are not terminable by a Company Group Member on no more than 30 days’ notice and without liability or financial obligation to such Company Group Member;
(xv)   any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each, a “CBA”);
(xvi)   all Contracts relating to the purchase of engineering or design services that involve more than $100,000, other than those Contracts that have been fully performed and under which no further services are due;
(xvii)   all Contracts involving use of any Company Intellectual Property required to be listed in Schedule 4.15(a);
(xviii)   all Contracts which involve the license or grant of rights to any Company Group Member or to Company Intellectual Property by any Company Group Member;
(xix)   all Contracts under which any Company Group Member has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis;
(xx)   all Contracts under which any Company Group Member has agreed to treat any customer or grocer on a “most favored” basis;
(xxi)   any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any Company Group Member will have any material outstanding obligation after the date of this Agreement; and
(xxii)   all Contracts for the development of Company Intellectual Property for the benefit of any Company Group Member (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement).
(b)   Except as set forth on Schedule 4.11(b), the Company Group (i) is not, nor has it received written or, to the Knowledge of the Company, oral notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the applicable Company Group Member, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to such Company Group Member. Except as set forth on Schedule 4.11(b), there is no default under any such Material Contracts by the applicable

Company Group Member, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by such Company Group Member, or, to the Knowledge of the Company, any other party thereto, in each case, except as would be material and adverse to such Company Group Member.
4.12   Employee Benefits.
(a)   Schedule 4.12(a) sets forth an accurate and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available, to the extent applicable, accurate and complete copies of (i) the current plan document, including all amendments thereto, (ii) a written description of such Company Benefit Plan if it is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with all summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, (vi) the related insurance policies, trust agreements or other funding arrangements, and (vii) the most recent IRS Form 5500 annual report (and all schedules thereto).
(b)   Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and is in material compliance with all applicable Laws, except for any failures to so administer or be in compliance that would not be material and adverse to the Company Group. There is no pending or, to the Knowledge of the Company, threatened, Action relating to or against any Company Benefit Plans (other than routine claims for benefits). All contributions, premiums and other payments that any Company Group Member is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code has timely received a current favorable determination, advisory or opinion letter from the IRS, and nothing has occurred that could adversely affect the qualification or tax exemption of any such Company Benefit Plan. No Company Group Member has incurred (whether or not assessed) any Tax, penalty or other liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. There have been no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.
(c)   No Company Benefit Plan is, and no Company Group Member sponsors, maintains, contributes to (or is required to contribute to), or has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or a plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, and no Company Group Member has promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full cost of coverage. No Company Group Member has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.
(d)   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, (alone or in conjunction with any other event) could result in (i) any entitlement by any current or former employee or individual service provider of any Company Group Member to any compensation or benefit, (ii) any increase in the amount, or acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former employee or individual service provider of any Company Group Member, or (iii) the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(e)   Each Company Benefit Plan and any other agreement, contract, plan or other arrangement to which any Company Group Member is party to that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.
(f)   No Company Group Member has any obligation to indemnify or gross-up any Person for any Tax under Section 4999 of the Code and Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Laws).
(g)   Without limiting the generality of subsections (a) through (f) above, with respect to each Company Benefit Plan subject to any Law outside of the jurisdiction of the U.S., or primarily covers current or former employees, directors, officers or individual service providers located outside of the U.S. (each, a “Foreign Plan”): (i) each Foreign Plan required to be registered or intended to meet certain regulatory or requirements for favorable Tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (ii) each Foreign Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and applicable Law; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities; (iv) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; and (v) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.
4.13   Labor and Employment.
(a)   Except as set forth on Schedule 4.13(a), (i) no Company Group Member is a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), and no employees of any Company Group Member are represented by any labor union, works council, or other labor organization with respect to their employment; (ii) in the past five years, no labor union, works council, other labor organization, or group of employees of any Company Group Member has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, in the past five years, there have been no actual or threatened organizing activities with respect to any employees of any Company Group Member, and no such activities are currently pending or, to the Knowledge of the Company, threatened; (iv) in the past five years, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting any Company Group Member, and no such dispute is currently pending or to the Knowledge of the Company, threatened; and (v) with respect to the Transactions, each Company Group Member has satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA or other Contract.
(b)   Each Company Group Member is, and since December 31, 2017 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (collectively, the “WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

(c)   To the Knowledge of the Company, no current or former employee or independent contractor of any Company Group Member is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Company Group Member; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by a Company Group Member. To the Knowledge of the Company, no current employee of any Company Group Member with annualized compensation at or above $150,000, intends to terminate his or her employment prior to the one year anniversary of the Closing.
(d)   Each Company Group Member has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is or has been made aware in the past five years. With respect to each such allegation with potential merit, each Company Group Member has taken prompt corrective action that is reasonably calculated to prevent further improper action. No Company Group Member reasonably expects any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of such Company Group Member, that, if known to the public, would bring such Company Group Member into material disrepute.
(e)   No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Company Group Member has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. No Company Group Member has otherwise experienced any material employment-related liability with respect to COVID-19.
(f)   Except as would not result in material liability for the Company Group, taken as a whole, the Company Group has fully and timely paid all (i) wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company Group policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.
4.14   Taxes.
(a)   Each Company Group Member has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each Company Group Member has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.
(b)   Each Company Group Member has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.
(c)   Except as set forth on Schedule 4.14(c), no Company Group Member has (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) applied for a loan under 15 U.S.C. 636(a)(36).

(d)   The unpaid Taxes of the Company Group (i) for all periods ending on or before the Balance Sheet Date do not, in the aggregate, materially exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.
(e)   Except as set forth on Schedule 4.14(e), no claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Tax Authority against any Company Group Member that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no Tax audit, examination or other Action of a Company Group Member presently in progress, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of any Company Group Member.
(f)   No Company Group Member is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).
(g)   The Company Group does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.
(h)   The Company Group will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).
(i)   There are no Liens for Taxes on any assets of the Company Group or the Company Stock, other than Permitted Liens.
(j)   No written claims have ever been made by any Tax Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company Group is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(k)   No Company Group Member has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) within the past two years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
(l)   No Company Group Member has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m)   To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
4.15   Intellectual Property.
(a)   Schedule 4.15(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications and (iii) copyright registrations, in each case that are owned by any Company Group Member (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. The Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable, in each case, except as would not be material and adverse to the Company Group, taken as a whole.
(b)   A Company Group Member owns all right, title, and interest in and to or is licensed to use or otherwise has the right to use all Intellectual Property used in or necessary to the conduct of the business of the Company Group as currently conducted, free and clear of any Liens other than Permitted Liens, in each case, except as would not be material and adverse to the Company Group, taken as a whole. All Intellectual Property used in or necessary to the conduct of the business of the Company Group as currently conducted shall be owned or available for use by the Company Group immediately after the Closing on terms and conditions identical to those under which any Company Group Member owned or used such Intellectual Property immediately prior to the Closing, in each case, except as would not be material and adverse to the Company Group, taken as a whole.
(c)   Except as set forth on Schedule 4.15(c), to the Knowledge of the Company, (i) the operation of the business of the Company Group as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since December 31, 2017, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) no third party infringes, misappropriates, dilutes or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated since December 31, 2017, any Intellectual Property owned by the Company Group.
(d)   As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing (including “cease and desist” letters or invitations to take a license) against any Company Group Member (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Intellectual Property owned by any Company Group Member (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that any Company Group Member has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property since December 31, 2017, in each case, except as would not be material and adverse to the Company Group, taken as a whole.
(e)   To the Knowledge of the Company, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of any Company Group Members, who have contributed to or participated in the conception and development of material Intellectual Property for any Company Group Member have entered into valid and binding proprietary rights agreements vesting ownership of such Intellectual Property in one or more Company Group Members.
4.16   Data Protection.
(a)   Since December 31, 2017, each Company Group Member (i) has been in compliance in all material respects with all Privacy Laws and (ii) has not been subject to any regulatory audits or investigations by any Governmental Authority relating to Privacy Laws. Each Company Group Member has taken commercially reasonable steps to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the Knowledge of the Company, since December 31, 2017, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company Group, taken as a whole.

(b)   No Company Group Member has received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved. To the Knowledge of the Company, no individual has been awarded compensation from any Company Group Member under any Privacy Laws, and no written claim for such compensation is outstanding.
(c)   No Company Group Member sells, rents or otherwise makes available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which any Company Group Member is bound.
4.17   Information Technology.
(a)   The IT Systems: (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by each Company Group Member for the operation of its business as currently conducted and (ii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as would not be material and adverse to the Company Group, taken as a whole.
(b)   The Company Group uses commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems used in the operation of the business of the Company Group from any unauthorized use, access, interruption, or modification. Such IT Systems (i) are sufficient for the immediate and currently anticipated future needs of the Company Group, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all Software as necessary for the operation of the business of the Company Group as currently conducted.
(c)   To the Knowledge of the Company, since December 31, 2017, there have been no unauthorized intrusions, failures, breakdowns, security breaches, continued substandard performance, or other adverse events affecting any such IT Systems that have caused any substantial disruption of or interruption in or to the use of such IT Systems or any unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company Group. The Company Group maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the business of the Company Group, acts in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.
4.18   Real Property.
(a)   Schedule 4.18(a)(i) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the Company Group has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens and encumbrances, except Permitted Liens, (ii) except as set forth in Schedule 4.18(a)(ii), the Company Group has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Acquiror pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Company Group Member is a party to any agreement or option to purchase any real property or interest therein.
(b)   Schedule 4.18(b) contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group as of the date of this Agreement (the “Leased Company Properties,” and together with the Owned Real Properties, the “Company Properties”). The Company Properties are the only properties used or intended to be used by the Company Group in, or otherwise related to, the Company Group’s business as of the date of this Agreement, and subject to any permitted action pursuant to Section 6.01, as of the Closing Date. The Company Group is the sole legal and beneficial owner of a leasehold interest in the Leased Company Properties.
(c)   Schedule 4.18(c) contains a complete and accurate list of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company Group leases, licenses, subleases or otherwise occupies any Leased Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. No Company Group Member nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease Document.
(d)   Each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is legal, valid, binding and enforceable. The Company Group has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears.
(e)   To the Knowledge of the Company, there exists no restrictions, covenants or encumbrances which prevent any of the Company Properties from being used now or in the future for their current use or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement or would be material and adverse to the Company Group, taken as a whole.
(f)   No Company Group Member has at any time given any covenant or entered into any agreement in respect of any freehold or leasehold property other than the Company Properties in respect of which any material contingent liability remains as of the date of this Agreement with the Company Group. No Company Group Member has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Company Property or any portion thereof, and no Company Group Member has collaterally assigned or granted any other security interest in any Lease Document or any interest therein.
(g)   As of the date hereof, there are no material outstanding Actions to which any Company Group Member is a party in respect of any of the Leased Company Properties. The Company Group’s possession and quiet enjoyment of the Leased Company Property under each Lease Document has not been disturbed.
4.19   Corrupt Practices; Sanctions.
(a)   Since December 31, 2016, to the Knowledge of the Company, no Company Group Member nor any of its Representatives have directly or indirectly paid, received, offered or promised to pay or receive, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to or from any Person, including any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation of any Anti-Corruption Laws. Each Company Group Member (i) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which such Company Group Member operates and (ii) has maintained such policies and procedures in force. To the Knowledge of the Company, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of any Company Group Member.
(b)   Since December 31, 2016, no Company Group Member nor, to the Knowledge of the Company, any of its Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates any applicable Anti-Corruption Laws.

(c)   Since December 31, 2016, no Company Group Member nor any of its Representatives is currently or has been (i) a Sanctioned Person, (ii) conducting, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) or engaged in any dealings with or for the direct or indirect benefit of or on behalf of any Sanctioned Person or in any Sanctioned Country, or (iii) otherwise in violation of any applicable Sanctions, Ex-Im Laws or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).
(d)   No Company Group Member has, in connection with or relating to the business of the Company Group, received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Control Laws or Anti-Corruption Laws. The Company Group has implemented and maintains in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws and Anti-Corruption Laws.
4.20   Insurance.
(a)   Schedule 4.20(a) sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company Group (the “Insurance Policies”). To the Knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.
(b)   Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company Group, and the limits thereunder have not been impaired, exhausted or materially diminished.
(c)   As of the date hereof, no Company Group Member has received any written notice of cancellation of, a material premium increase (relative to others in the industry in which any Company Group Member operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company Group or the assets, business, operations, employees, officers and directors of the Company Group pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.
4.21   Competition and Trade Regulation.
(a)   In the past five years, the Company Group has been and currently is in compliance with relevant Sanctions and export control Laws and regulations in jurisdictions in which the Company Group does business or to which the Company Group is otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States Sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control. The Company Group also has policies and procedures in place designed to ensure compliance with the applicable trade sanctions Laws and are following such policies and procedures in all respects.
(b)   Each Company Group Member is in compliance with all applicable Antitrust Laws in all material respects. No Company Group Member is nor has such Company Group Member been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company Group has assets or carries or intends to carry on business or where its activities may have an effect.

4.22   Environmental Matters.   Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)   the Company Group is, and since December 31, 2017, except as set forth on Schedule 4.22(a), has been, in compliance in all respects with all Environmental Laws and all Company Permits required under Environmental Laws in connection with the operation of the Company Group’s business or ownership or operation of the Company Properties, which Company Permits have been obtained by the Company Group and are current and valid;
(b)   there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company Group, nor has the Company Group received any written notification of, nor is the Company Group otherwise aware of, any actual or alleged violation of, or liability under, Environmental Laws;
(c)   the Company Group (or any other Person to the extent giving rise to liability for the Company Group) has not manufactured, generated, treated, stored, disposed or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material under circumstances or in quantities that could trigger the need for investigation and/or remediation costs or give rise to liability for the Company Group pursuant to Environmental Laws; and
(d)   the Company has furnished to the Acquiror copies of all material environmental reports, assessments and audits in its possession relating to the past or current operations or facilities of the Company Group.
4.23   FDA/USDA/FTC Matters.   The Company Group is in compliance with all applicable Laws governing the growing, handling, purity, safety, quality, composition, and labeling of food sold for human consumption, including, without limitation, the Federal Food, Drug, and Cosmetic Act of 1938, the Food Safety Modernization Act of 2011 and the Organic Foods Production Act of 1990, in each case, including the rules and regulations promulgated thereunder (collectively, the “Food Laws”), except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Material Adverse Effect. All Products grown and sold by the Company Group satisfy the Company Group’s obligations with respect to applicable Food Laws, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no Company Group Member has (a) received written notice of any adverse inspection, finding of deficiency or finding of non-compliance, which inspection or finding is material to the Company Group, taken as a whole, (b) received any written regulatory or warning letter, or (c) to the Knowledge of the Company, been the subject of any investigation or other compliance or Action, in each case, from or by any Governmental Authority with respect to any Food Law or any of its Products. The Company Group has in place policies and procedures to allow for material compliance with all Food Laws applicable to the Company Group.
4.24   Customers and Suppliers.
(a)   Schedule 4.24(a) sets forth a true, complete and complete list, as of the date of this Agreement, of the 10 largest customers of the Company Group (each, a “Material Customer”), during each 12 month period ended as of December 31, 2020, December 31, 2019 and December 31, 2018, in each case measured by the amount of revenue received by any Company Group Member during such period. Except as set forth on Schedule 4.24(a), as of the date hereof, no Company Group Member has since December 31, 2017 received any written, or to the Knowledge of the Company, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with any Company Group Member or its purchase of Products.
(b)   Schedule 4.24(b) sets forth a complete and correct list, as of the date of this Agreement, of the 10 largest vendors, suppliers, service providers and other similar business relations of the Company Group (each, a “Material Vendor”) during each 12 month period ended as of December 31, 2020, December 31, 2019 and December 31, 2018 in each case measured by the amount of expenditure by any Company Group Member during such period. Except as set forth in Schedule 4.24(b), as of the date hereof, no Company Group Member has since December 31, 2017 received any written, or to the

Knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with any Company Group Member.
4.25   Brokers.   No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.25, the fees and expenses of which will be paid by the Company Group pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company Group Member.
4.26   Affiliate Agreements.   Except as set forth on Schedule 4.26, no Company Group Member is party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any Company Group Member, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent or more of the capital stock or equity interests of the Acquiror, Merger Sub or any Company Group Member or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.
4.27   No Other Representations or Warranties.   The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company Group, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company Group, its Affiliates and each of their respective Representative has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company Group. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company Group or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB
Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after August 20, 2020 (excluding (i) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors” or “Forward-Looking Statements” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:
5.01   Organization, Standing and Corporate Power.
(a)   Acquiror is an entity duly incorporated validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b)   Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.
5.02   Corporate Authority; Approval; Non-Contravention; Government Approvals.
(a)   Each of Acquiror and Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Stockholder Approvals. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).
(b)   The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Stockholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
(c)   No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery by Acquiror or Merger Sub of this Agreement or the consummation of the Transactions contemplated by this Agreement or the Ancillary Agreements, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.03   Compliance with Laws.   Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.
5.04   Employee Benefit Plans.   Except as may be contemplated by the Acquiror Equity Plan Proposal, neither Acquiror nor Merger Sub maintains or contributes to any Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.
5.05   Financial Ability; Trust Account.
(a)   As of the date hereof, there is at least $232,300,000 invested in a trust account at Morgan Stanley Smith Barney LLC (the “Trust Account”), with Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 23, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus, dated November 23, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since November 24, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.
(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.
(c)   As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
5.06   Taxes.
(a)   Each of Acquiror and Merger Sub has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each of Acquiror and Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)   Each of Acquiror and Merger Sub, as applicable, has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.
(c)   The unpaid Taxes of Acquiror and Merger Sub (i) for all periods ending on or before the date of the audited financial statements included in the Acquiror SEC Reports do not, in the aggregate, materially exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such financial statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.
(d)   No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)   There is no Tax audit, examination or other Action of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.
(f)   Neither Acquiror nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(g)   To the Knowledge of Acquiror, no facts or circumstances exist that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
5.07   Brokers.   No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.07, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.
5.08   Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.
(a)   Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since November 23, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
(b)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by

Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.
(c)   Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
(f)   To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
5.09   Business Activities; Absence of Changes.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
(b)   Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.09(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.09(c)).

(d)   There is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended December 31, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period December 31, 2020 in the ordinary course of the operation of business of the Acquiror and Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole) or (iii) disclosed in Schedule 5.09(d).
(e)   Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.
(f)   Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(g)   Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(h)   (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from November 23, 2020 through the date of this Agreement, Acquiror and Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof.
5.10   Registration Statement.   As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.
5.11   No Outside Reliance.   Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(b). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(b), with all faults and without any other representation or warranty of any nature whatsoever.
5.12   Capitalization.
(a)   The authorized capital stock of Acquiror consists of (i) 330,000,000 of Acquiror Common Stock, of which (A) 23,000,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) 20,400,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement, (ii) 30,000,000 Class B ordinary shares of Acquiror, par value $0.0001, of which 5,750,000 shares are issued and outstanding as of the date of this Agreement and (iii) 1,000,000 preference shares of the Acquiror, par value $0.0001, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor.
(b)   Except for this Agreement, the Acquiror Warrants, Class B ordinary shares and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.
(c)   As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.
(d)   Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).
5.13   NASDAQ Stock Market Quotation.   The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SV”. Acquiror is in compliance in all material respects with the rules of NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
5.14   Affiliate Agreements.   Except as set forth on Schedule 5.14, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).
5.15   Corrupt Practice.
(a)   Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub, nor any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws.
(b)   Since their respective dates of incorporation, neither Acquiror nor Merger Sub nor, to the Knowledge of Acquiror, any of their respective Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.
(c)   Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of a person or entity:
(i)   named as a “specially designated national and blocked person” on the most current Specially Designated Nationals and Blocked Persons List maintained by OFAC or with whom it would be prohibited for Acquiror or Merger Sub to engage in transactions or dealings under any of the sanctions programs of the United States administered by OFAC which would be applicable to the relevant transaction, in violation of applicable Sanctions; or
(ii)   which is the subject of or otherwise targeted by, or is located or organized in any country or territory that is subject to, any such sanctions which would be applicable to the relevant transaction, in violation of applicable Sanctions.
5.16   PIPE Investment Amount; Subscription Agreements.   Acquiror has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase at least 12,500,000 shares of Acquiror Common Stock in the aggregate for an aggregate amount equal to $125,000,000 (the “PIPE Investment Amount”). Each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon the Acquiror, enforceable in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by any Subscriber party thereto in any respect. As of the date hereof, there are no Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Acquiror has, and to the Knowledge of Acquiror, each Subscriber has, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (a) constitute a default or breach on the part of Acquiror or the Subscribers, (b) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or each Subscriber or (c) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
5.17   No Other Representations or Warranties.   The representations and warranties made by Acquiror and Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or Merger Sub in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror and Merger Sub and the negotiation of this Agreement or in the course of the Transactions.
ARTICLE VI
COVENANTS OF THE COMPANY
6.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall (and shall cause each other Company Group Member to), except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company Group, and maintain the existing relations and goodwill of the Company Group with customers, suppliers, distributors and creditors of the Company Group and (iii) use commercially reasonable efforts to keep available the services of the present officers of the Company Group; provided, that, in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, the Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company Group’s employees and other individuals having business dealings with the Company Group or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that any Company Group Member took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not (and shall cause each other Company Group Member not to) during the Interim Period:
(a)   change or amend the Company Group Organizational Documents;
(b)   declare, make or pay any dividend or other distribution (whether in cash, equity or property) to its stockholders or repurchase or redeem any of its equity interests;
(c)   create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of any Company Group Member, except pursuant to the exercise of Company Options or Company Warrants outstanding as of the date hereof;
(d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees in the ordinary course of business consistent with past practice upon the terms set forth in the underlying agreements governing such equity securities;
(e)   enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract or Lease Document (or any Contract, that if existing on the date hereof, would be a Material Contract or Lease Document), other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts in the ordinary course of business consistent with past practice and as set forth on Schedule 6.01(e);
(f)   enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract or other arrangement to which any Company Group Member, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties, except as set forth on Schedule 6.01(f);
(g)   sell, transfer, lease, pledge, license or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of any Company Group Member (including Company Intellectual Property and Company Software) to any Person that is not a Company Group Member, except for sales of inventory in the ordinary course of business consistent with past practice, other than (i) as set forth on Schedule 6.01(f), (ii) Permitted Liens or (iii) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole;
(h)   intentionally permit any material item of Owned Intellectual Property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Owned Intellectual Property;

(i)   except as set forth on Schedule 6.01(i) or as otherwise required pursuant to the terms of a Company Benefit Plan in effect on the date of this Agreement and set forth on Schedule 4.12(a) or applicable Law, (i) grant or promise to grant any increase or decrease in compensation, benefits or severance to any current or former employee, officer, director or other individual service provider of the Company Group, except in the ordinary course of business and consistent with past practice, (ii) except for changes to health or welfare benefit plans (other than severance arrangements) in connection with annual renewals in the ordinary course of business, adopt, enter into, amend, modify, or terminate any Company Benefit Plan, any benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any Company Group Member is a party or by which it is bound, (iii) grant, provide or promise to grant or provide any severance or termination payments, incentive compensation, deferred compensation, equity or equity-based compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company Group, (iv) accelerate the timing, vesting or payment of any compensation or benefit payable to any current or former employee or individual service provider of the Company Group, (v) hire, engage, terminate (other than for cause), furlough, or temporarily layoff any employee or independent contractor of the Company Group with annual base compensation in excess of $250,000, (vi) negotiate, modify, extend, or enter into any CBA, or recognize or certify any labor union, works council, other labor organization, or group of employees as the bargaining representative for any employees of the Company Group, (vii) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the WARN Act or any similar Laws, or (viii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;
(j)   acquire (including by merger, consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of) any Person or division thereof;
(k)   enter into any joint venture;
(l)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Group Member (other than the transactions contemplated by this Agreement);
(m)   make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,500,000, other than as set forth on Schedule 6.01(m) any capital expenditure (or series of related capital expenditures) consistent with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;
(n)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, incur any material liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);
(o)   initiate, waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice and where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $1,000,000 in the aggregate;

(p)   incur, issue, assume, guarantee, endorse or otherwise become responsible for any Indebtedness, or make any loans or advances, or intentionally grant any security interest in any assets, or in any material respect, modify any Indebtedness, other than intercompany Indebtedness;
(q)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(r)   enter into any material new line of business outside of the business currently conducted by the Company Group as of the date of this Agreement;
(s)   fail to maintain the Company Permits;
(t)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(u)   voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company Group, taken as a whole, any insurance policy maintained with respect to the Company Group Members and their assets and properties; and
(v)   enter into any agreement or undertaking to do any action prohibited under this Section 6.01.
6.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Company Group Member by third parties that may be in a Company Group Member’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which a Company Group Member is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company Group, to all of the properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company Group, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company Group and that are in the possession of the Company Group as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company Group without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
6.03   HSR Act and Regulatory Approvals.   In connection with the transactions contemplated by this Agreement, the Company shall file promptly but in no event later than 10 Business Days after the date hereof, the notification required from the Company under the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall (a) substantially comply with any Information or Document Requests and (b) if available, request early termination of any waiting period under the HSR Act. The Company shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify the Acquiror of any substantive communication with any Governmental

Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror, upon written request, copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by any Company Group Member to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between any Company Group Member or any of their Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to the Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company Group to, and the Company Group shall not, without the prior written consent of the Acquiror or Merger Sub, agree or otherwise be required to, take any action with respect to the Company Group, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company Group, or any interest therein.
6.04   No Claim Against the Trust Account.   The Company acknowledges that the Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated November 24, 2020 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further agrees that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by May 27, 2022 or such later date as approved by the Acquiror Board to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself, each other Company Group Member and its and their respective Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.04 shall survive the termination of this Agreement for any reason.
6.05   Proxy Solicitation; Other Actions.
(a)   The Company agrees to use reasonable best efforts to provide Acquiror, as soon as reasonably practicable after the date hereof and, in any event, no later than April 19, 2021, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company as of and for the years ended December 31, 2019 and December 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the Public Company Accounting Oversight Board. The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.
(b)   From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company Group or of any development regarding the Company Group, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.
6.06   Non-Solicitation.
(a)   From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall cause the other Company Group Members and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly:
(i)   initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;
(ii)   engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;
(iii)   approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;
(iv)   execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or
(v)   resolve or agree to do any of the foregoing.
(b)   The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause the other Company Group Members and use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring any Company Group Member (and with whom any Company Group Member has had contact in 12 months prior to the date of this Agreement regarding the acquisition of any Company Group Member) to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of any Company Group Member. The Company shall promptly (and in any event within one Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within one Business Day) keep Acquiror informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by any Company Group Member or its Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any Company Group Member or of any other Company Group Member’s Representatives acting on the Company’s behalf, shall be deemed to be a breach of this Section 6.06 by the Company.
6.07   Cooperation under the Credit Documents.
(a)   During the Interim Period, (i) the Company shall not terminate any commitments under the Credit Documents without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) the Company shall maintain in effect and comply with, in all respects, the terms of the Credit Documents, in each case, as in effect on the date hereof, in accordance with the terms and subject to the conditions thereof.
(b)   As soon as reasonably practicable after the date of this Agreement, but prior to the Closing Date, the Company shall obtain and deliver to Acquiror a fully executed and effective copies of any amendments and waivers to each of the Credit Documents (the “Debt Facility Waiver”) in form and substance reasonably acceptable to Acquiror, which shall amend or waive such provisions as are reasonably necessary to permit the Transactions, as determined by Acquiror in its reasonable discretion. Without limiting any covenant contained in Section 6.01, other than the Debt Facility Waiver, the Company shall not amend, restate, amend and restate, supplement or otherwise modify the Credit Documents.
6.08   Company Support Agreement.   From and after the date hereof and until the earlier of such time that (a) Company Stockholders holding Company Preferred Stock and Company Common Stock, in the aggregate and by class or other grouping, as applicable, have duly executed and delivered Company Support Agreements sufficient to provide votes in favor of the Company Stockholder Approvals (the “Requisite Stockholder Support”), (b) the Company Stockholder Approvals have been obtained, the Company shall use reasonable best efforts to enter into Company Support Agreements with Company Stockholders holding Company Preferred Stock and Company Common Stock that, in the aggregate and by class or other grouping, as applicable, will result in Requisite Stockholder Support being achieved. In connection with the foregoing, (i) from time to time at the written request of the Acquiror, the Company shall provide reasonably detailed updates to the Acquiror of the status of any ongoing discussions between the Company, on the one hand, and any Company Stockholder, on the other hand, that has not duly executed and delivered a Company Support Agreement and (ii) upon receipt of an executed Company Support Agreement delivered by a Company Stockholder, the Company shall promptly, and in any event within 24 hours of receipt, deliver a copy of such Company Support Agreement to the Acquiror.

ARTICLE VII
COVENANTS OF ACQUIROR
7.01   HSR Act and Regulatory Approvals.
(a)   In connection with the transactions contemplated by this Agreement, Acquiror shall file promptly but in no event later than 10 Business Days after the date hereof, the notification required from Acquiror or any of its Affiliates under the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.
(b)   If available, Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate (i) Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect the Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Acquiror or the Company or (ii) Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, the Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Subscriber or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.
(d)   Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that the Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”
(e)   Acquiror and the Company shall each bear 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
7.02   Indemnification and Insurance.
(a)   From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 7.02.
(b)   For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.
(c)   This Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.
7.03   Conduct of Acquiror During the Interim Period.
(a)   During the Interim Period, Acquiror and Merger Sub shall, subject to Section 7.11, carry on their business in the ordinary course of business and in accordance with applicable Law. During the

Interim Period, except as set forth on Schedule 7.03 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and shall not permit Merger Sub to:
(i)   change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;
(ii)   (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;
(iii)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, incur any material liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);
(iv)   other than as set forth on Schedule 7.03(a)(iv), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);
(v)   waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;
(vi)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;
(vii)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant, including any amendment, modification or reduction of the warrant price set forth therein;
(viii)   adopt or amend any Benefit Plan, or enter into any employment contract or collective bargaining agreement other than the Acquiror Equity Incentive Plan or as otherwise contemplated by this Agreement;
(ix)   acquire (including by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of) any Person or division thereof;
(x)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquiror or Merger Sub (other than the transactions contemplated by this Agreement);

(xi)   make any capital expenditures;
(xii)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(xiii)   enter into any new line of busines outside of the business currently conducted by Acquiror and Merger Sub as of the date of this Agreement;
(xiv)   make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(xv)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquiror and Merger Sub and their assets and properties; or
(xvi)   enter into any agreement or undertaking to do any action prohibited under this Section 7.03.
(b)   During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Merger Sub may be a party.
7.04   Trust Account.   Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 11.05, (c) the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.06; and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a), (b) and (c), to be disbursed to Acquiror.
7.05   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or Merger Sub by third parties that may be in Acquiror’s or Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company Group, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
7.06   Acquiror NASDAQ Listing.
(a)   From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, NASDAQ.
(b)   Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on

NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.
7.07   Acquiror Public Filings.   From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
7.08   Financing.   Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms.
7.09   Additional Insurance Matters.   Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).
7.10   Director and Officer Appointments.   Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Acquiror Board to be such number as is specified on Schedule 7.10(a), (b) the individuals set forth on Schedule 7.10(b) to be elected as members of the Acquiror Board, effective as of the Closing and (c) the individuals set forth on Schedule 7.10(c) to be the executive officers of Acquiror effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 7.10, which indemnification agreements shall continue to be effective following the Closing.
7.11   Exclusivity.   Acquiror agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with the Business Combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination. Acquiror shall promptly (and in any event within one Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Business Combination other than with the Company, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”). Acquiror shall promptly (and in any event within one Business Day) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal, but for purposes of clarity, Acquiror is not permitted to initiate discussions or engage in any negotiations with any Person other than the Company relating to a Business Combination Proposal.
7.12   Redomicile.   Prior to the consummation of the Transactions, and subject to the Supermajority Acquiror Stockholder Approval, Acquiror shall effect the Redomicile. In connection with the Redomicile, Acquiror shall adopt as Acquiror’s initial certificate of incorporation the form of certificate of incorporation attached hereto as Exhibit L (the “Acquiror Initial Charter”). In accordance with Section 2.04(c) and Section 2.04(d), following the Redomicile, at the Effective Time, Acquiror shall adopt the Acquiror A&R Bylaws and, subject to the Majority Acquiror Stockholder Approval, the Acquiror A&R Charter. Acquiror shall effect the Redomicile in such a way that Acquiror’s representations and warranties set forth in Article V remain true and correct.

ARTICLE VIII
JOINT COVENANTS
8.01   Support of Transaction.   Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and Acquiror shall cause Merger Sub to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.
8.02   Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approvals.
(a)   As promptly as practicable following the execution and delivery of this Agreement and in any event no later than 10 Business Days following the date of the delivery of the financial statements described in Section 6.05(a), Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to stockholders of Acquiror. Acquiror and the Company shall each bear 50% of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Acquiror Common Stock to be issued as Merger Consideration on the Closing Date, other than fees and expenses of advisors (which shall be borne by party incurring such fees).
(b)   Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(c)   Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Articles of Association), and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror A&R Charter (the “Amendment Proposal”) and each change to the Acquiror A&R Charter that is required to be separately approved, (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration and pursuant to the Subscription Agreements in accordance with the rules of NASDAQ (the “NASDAQ Proposal”), (iv) the approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, (vi) the Redomicile (the “Redomicile Proposal”) and (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal, the Acquiror Equity Plan Proposal and the Redomicile Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.
(d)   Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the CLCI, (ii) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided, that if at any time prior to obtaining the Acquiror Stockholder Approvals, the Acquiror Board determines in good faith, after consultation with and receipt of a written opinion of outside legal counsel, that the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Acquiror or the Acquiror Board may make an Acquiror Change in Recommendation. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting, without the prior written consent of the Company, (1) may not be adjourned to a date that is more than 10 Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments required by applicable Law) and (2) is held no later than four Business Days prior to the Termination Date.
(e)   As promptly as practicable after the Registration Statement becomes effective, the Company shall solicit a written consent from the Company Stockholders approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (including (i) approval of the Transactions by (1) the holders of at least a majority of all outstanding shares of Company Preferred Stock, (2) the holders of at least a majority of all outstanding shares of Series 1 Preferred Stock of the Company (including the holders of at least a majority of all outstanding shares of (A) Series 1-A

Preferred Stock and Series 1-B Preferred Stock (treated as a single class), (B) Series 1-C1 Preferred Stock and Series 1-C2 Preferred Stock (treated as a single class), and (C) Series 1-D Preferred Stock (treated as a single class)) and (3) a two-thirds vote of all outstanding shares of Series 2 Preferred Stock of the Company and (ii) approval of the Transactions by the holders of a majority of the outstanding Company Stock, voting together as a single class on an as-converted basis (collectively, the “Company Stockholder Approvals”)). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (1) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent, (2) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (3) solicit written consents from the Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 8.02(e). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all stockholder consents it receives within one Business Day of receipt. If the Company Stockholder Approvals are obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL.
8.03   Tax Matters.
(a)   Transfer Taxes.   Except as otherwise set forth in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be paid 50% by the Company and 50% by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.
(b)   Tax Treatment.   The parties intend that, for United States federal income tax purposes, (i) the Redomicile will qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) the Recapitalization will qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder, (iii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations thereunder, and (iv) this Agreement is adopted as a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”). The Transactions shall be reported by the parties for all Tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment and, following the Closing, the parties hereto shall not, or and shall not permit or cause their respective controlled Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.
(c)   The parties hereto shall, and shall cause their controlled Affiliates, to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters that the SEC requires to be filed in connection with the Registration Statement, and (ii) deliver to Kirkland & Ellis LLP (or other applicable legal counsel to Acquiror) and DLA Piper LLP (US), in each case, to the extent requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.
(d)   On the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company meeting the requirements of Treasury Regulations Section 1.1445-2(c) (3), and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.
(e)   Each of the parties hereto shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, including in connection with the filing of relevant Tax Returns and any Tax audit, examination or other Action. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax audit, examination or other Action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the pre-Closing holders of Acquiror Common Stock, Acquiror Warrants or Class B ordinary shares of Acquiror information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Acquiror’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period beginning on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the Redomicile or Recapitalization. For the avoidance of doubt, the parties agree that the cooperation contemplated by this Section 8.03(e) shall be carried out in a manner so as not to unreasonably interfere with the conduct of business of the parties.
8.04   Confidentiality; Publicity.
(a)   Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
(b)   The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) subject to Section 6.02 and this Section 8.04, each party hereto may communicate with third parties to the extent necessary for the purpose of seeking any third party consent.
8.05   Post-Closing Cooperation; Further Assurances.   Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

ARTICLE IX
CONDITIONS TO OBLIGATIONS
9.01   Conditions to Obligations of All Parties.   The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)   Antitrust Law Approval.   (i) All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all waiting periods (and any extensions thereof) under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals, clearances or authorizations under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) required to be obtained prior to the Closing shall have been obtained, and (iii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.
(b)   No Prohibition.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger.
(c)   Offer Completion.   The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.
(d)   Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   Acquiror Stockholder Approvals.   The Acquiror Stockholder Approvals shall have been obtained.
(f)   Company Stockholder Approvals.   The Company Stockholder Approvals shall have been obtained.
(g)   Company’s Required Funds.   The Closing Acquiror Cash shall equal or exceed $225,000,000, and Acquiror shall have made arrangements for any Closing Acquiror Cash held in the Trust Account to be released from the Trust Account at the Effective Time.
9.02   Additional Conditions to Obligations of Acquiror.   The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties.   The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.07(d) (Absence of Certain Changes or Events) and Section 4.25 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.
(d)   Ancillary Agreements.   The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is party.
(e)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(f)   Debt Instruments.   The Company shall have delivered to Acquiror fully executed copies of the Debt Facility Waiver, in each case, in form and substance reasonably satisfactory to Acquiror, which Debt Facility Waiver shall be effective on or prior to the Closing Date.
9.03   Additional Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.   The representations and warranties of Acquiror and Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention), Section 5.09(h)(i) (Absence of Certain Changes or Events) and Section 5.07 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.12 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.
(b)   Agreements and Covenants.   Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.
(d)   Acquiror A&R Charter.   The Acquiror Initial Charter shall be amended and restated in the form of the Acquiror A&R Charter.
(e)   NASDAQ.   The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(f)   Ancillary Agreements.   Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party.
(g)   Resignations.   The directors and executive officers of Acquiror listed on Schedule 9.03(g) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.
ARTICLE X
TERMINATION/EFFECTIVENESS
10.01   Termination.   This Agreement may be terminated, and the transactions contemplated hereby abandoned:
(a)   by mutual written consent of the Company and Acquiror;
(b)   prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 25, 2021 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if either (A) Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;
(c)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if either (A) the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;
(d)   by written notice from either the Company or Acquiror to the other if Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);
(e)   by written notice from Acquiror to the Company if the Company Stockholder Approvals have not been obtained within 10 Business Days following the date that the Consent Solicitation Statement is disseminated by the Company to the Company Stockholders pursuant to Section 8.02(e); or

(f)   by written notice from Acquiror to the Company if prior to April 2, 2021, the Company does not secure the Requisite Shareholder Support pursuant to duly executed and delivered Company Support Agreements.
10.02   Effect of Termination.    Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or any of their respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.04, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
11.01   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
11.02   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)
If to Acquiror or Merger Sub, to:

Spring Valley Acquisition Corp.
2100 McKinney Ave., Suite 1675
Dallas, TX 75201
Attn:Christopher Sorrells
E-mail:Chris.Sorrells@sv-ac.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn:Adam D. Larson, P.C.
Allan Kirk
E-mail:Adam.Larson@kirkland.com
Allan.Kirk@kirkland.com
(b)
If to the Company to:

Dream Holdings, Inc.
212 Rome Street
Newark, NJ 07105
Attn:David Rosenberg
E-mail:davidrosenberg@aerofarms.com
Dream Holdings, Inc.
212 Rome Street
Newark, NJ 07105
Attn:General Counsel
E-mail:generalcounsel@aerofarms.com

Dream Holdings, Inc.
212 Rome Street
Newark, NJ 07105
Attn:Chief Financial Officer
E-mail:cfo@aerofarms.com
with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
51 John F. Kennedy Parkway
Suite 120
Short Hills, NJ 07078
Attn:Andrew P. Gilbert
Scott A. Cowan
E-mail:Andrew.Gilbert@us.dlapiper.com
Scott.Cowan@us.dlapiper.com
or to such other address or addresses as the parties may from time to time designate in writing.
11.03   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
11.04   Rights of Third Parties.   Except as otherwise provided in Section 11.16, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of Acquiror and Merger Sub under this Agreement, and for the benefit of Acquiror and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.
11.05   Expenses.   Except as otherwise provided herein (including Section 7.01(e) and Section 8.03(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that, on the Closing Date following the Closing, (a) Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all documented out-of-pocket fees and disbursements of the Company for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (the “Outstanding Company Expenses”), and (b) Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Acquiror, Merger Sub or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Merger Sub or the Sponsor incurred in connection with the Transactions (collectively, the “Outstanding Acquiror Expenses”).
11.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, the Redomicile shall be effected in accordance with both the DGCL and the CLCI, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
11.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
11.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements executed on the date hereof and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
11.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.
11.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
11.12   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or the federal courts of the United States of America, the United States District Court for the District of Delaware, sitting in New Castle County, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Redomicile to the extent required by the CLCI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.12.

11.13   Enforcement.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.
11.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
11.15   Non-survival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
11.16   Acknowledgements.   Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (d) except for the Company Representations by the Company and the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Ancillary Agreements.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
SPRING VALLEY ACQUISITION CORP.
By:
/s/ Christopher Sorrells

Name: Christopher Sorrells
Title:   Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

SPRING VALLEY MERGER SUB, INC.
By:
/s/ Christopher Sorrells

Name: Christopher Sorrells
Title:   Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

DREAM HOLDINGS, INC.
By:
/s/ David Rosenberg

Name: David Rosenberg
Title:   Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT F
Form of Lock-Up Agreement
[See attached]

LOCK-UP AGREEMENT
Spring Valley Acquisition Corp.
2100 McKinney Ave., Suite 1675
Dallas, TX 75201
Re: Lock-Up Agreement
Ladies and Gentlemen:
This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 25, 2021, entered into by and among Spring Valley Acquisition Corporation, a Cayman Islands exempted corporation (“Acquiror”), Spring Valley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Dream Holdings, Inc., a Delaware public benefit corporation (the “Company”), pursuant to which, among other things, Merger Sub will be merged with and into the Company on the date hereof (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Merger Agreement.
In order to induce Acquiror to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with Acquiror as follows:
1.   Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of Acquiror, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Common Stock, par value $0.0001 per share, of Acquiror (“Common Stock”) held by it immediately after the effective time of the Merger, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by the Securityholder immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by the Securityholder immediately after the effective time of the Merger (the “Lock-up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”) until 180 days after the closing date of the Merger (the “Lock-Up Period”), subject to the early release provisions set forth in Section 2 below.
2.   The restrictions set forth in paragraph 1 shall not apply to:
(i)
in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

(ii)
in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)
in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)
in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)
in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)
in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)
in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)
transfers of any shares of Common Stock or other securities acquired as part of the private placement with such Subscribers (as defined in the Merger Agreement) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the private placement with such Subscribers;

(ix)
transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger, provided, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)
the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(xi)
Transfers to Acquiror pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by Acquiror or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to Acquiror;

(xii)
the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)
transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Acquiror’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xiv)
transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister, in each case, of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.
3.   In furtherance of the foregoing, Acquiror, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.
4.   This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder, (ii) Acquiror and (iii) the Acquiror Director Designees or, if such persons are not serving as Directors of Acquiror, Christopher Sorrells or Jeffrey Schramm.
5.   No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.
6.   This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.
7.   This Letter Agreement shall terminate on the expiration of the Lock-up Period.
[Signature Pages Follow]

Very truly yours,
If stockholder is an individual:
Signature:
Print Name:
If stockholder is an entity:
Name of Stockholder:

Signature:
Name:
Title:
Number of Lock-up Shares:
[Signature Page to Lock-Up Agreement]

Annex B
THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
SPRING VALLEY ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
SPRING VALLEY ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])
1
The name of the Company is Spring Valley Acquisition Corp.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$33,100 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 30,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
SPRING VALLEY ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”
means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”
means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”
means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”
means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”
means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Spring Valley Acquisition Sponsor, LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”
means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)
sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representatives determine that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K which includes an audited balance sheet reflecting the Company’s receipt of the gross proceeds at the closing of the IPO and the sale of the private placement warrants with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Ordinary Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article.

The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.
13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.
15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Class B Ordinary Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued by the Company in connection with or in relation to a Business Combination, excluding any Class A Shares or Equity-linked Securities issued, deemed issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, its Affiliates or any Directors or Officers of the Company upon conversion of loans made to the Company.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11
A resolution put to the vote of the meeting shall be decided on a poll.

22.12
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27
Directors

27.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
35.3
The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.
37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
[Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.]

42.9
[The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO. ]

42.10
[At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication. ]

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.
43.2
Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.
44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of a Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchase.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against (or is voting at all with respect to) such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the

Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).
49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination by 18 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)
cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest and other income earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)
as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in the case of (b) and (c) to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.
49.8
Notwithstanding Article 49.7 or any other provision of the Articles, without approval of the Members, the Directors may, if requested by the Sponsor, its affiliates or designees and upon no less than five days’ advance notice to the Company prior to the initial deadline referred to in Article 49.7, extend the initial period of time to consummate a Business Combination onetime, by an additional six months, subject to the Sponsor, its affiliates or designees purchasing an additional 2,000,000 private placement warrants (or up to 2,300,000 private placement warrants if the Over-Allotment Option is exercised in full) at $1.00 per warrant and depositing the US$2,000,00 (or up to US$2,300,000 if the Over-Allotment Option is exercised in full) in proceeds into the Trust Account on or prior to the date of the expiration of the initial 18-month deadline.¶

49.9
In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 18 months from the consummation of the IPO or within any extension period as described in Article 49.8; or

(b)
with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.10
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.11
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)
receive funds from the Trust Account; or

(b)
vote as a class with Public Shares on a Business Combination.

49.12
[The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)
any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)
any Director or Officer and any Affiliate of such Director or Officer.]

49.13
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.14
As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.15
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50
Business Opportunities

50.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AEROFARMS, INC.
(a Public Benefit Corporation)
AeroFarms, Inc. (formerly known as Spring Valley Acquisition Corporation), a public benefit corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), does hereby certify that:
ONE:   The original Certificate of Incorporation of Spring Valley Acquisition Corporation was filed with the Secretary of State of the State of Delaware on [           ], 2021 (the “Existing Certificate of Incorporation”).
TWO:   This amended and restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) restates, integrates and further amends the provisions of the Existing Certificate of Incorporation.
THREE:   The Existing Certificate of Incorporation is hereby amended and restated to read as follows:
ARTICLE I
The name of this company is AeroFarms, Inc. (the “Company”).
ARTICLE II
The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, Delaware, County of New Castle 19808, and the name of the registered agent is Corporation Service Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations, including public benefit corporations, may be organized under the DGCL.
The purpose of the Company is to engage in any lawful act or activity for which a public benefit corporation may be organized under the DGCL. The Company is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the Company’s conduct and the public benefit or benefits identified in this Amended and Restated Certificate of Incorporation. The specific public benefit purpose of the Company is to obtain a better understanding of plant biology, apply such knowledge to solve agricultural-related issues, and grow superior plants for the betterment of humanity, as the Board of Directors of the Company may from time to time determine to be appropriate and within the Company’s overall farming mission. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then the Company shall be managed and operated in accordance with the DGCL, as so amended.
ARTICLE IV
A.   The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 445,000,000 shares, 435,000,000 shares of which shall be Common Stock (the “Common Stock”), and 10,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.0001 per share, and the Preferred Stock shall have a par value of $0.0001 per share.

B.   The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter prescribed (a “Preferred Stock Designation”). Subject to any limitation prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of all or any of the shares of the Preferred Stock in one or more series, and, with respect to each series of Preferred Stock, to fix the number of shares and state by the Preferred Stock Designation, the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.
C.   The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation filed with respect to any series of Preferred Stock.
D.   Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:
1.   Definitions.
(a)   “Acquisition” means (i) any consolidation or merger of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.
(b)   “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.
(c)   “Entity” means any corporation, partnership, limited liability company or other legal entity.
(d)   “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
(e)   “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.
(f)   “Securities Act” means the Securities Act of 1933, as amended.

2.   Rights Relating to Dividends, Subdivisions and Combinations.
(a)   Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b) of Article IV(D), any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.
(b)   The Company shall not declare or pay any dividend or make any distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.
3.   Voting Rights.
(a)   Common Stock.   Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held on all matters submitted to a vote of the stockholders of the Company.
(b)   General.   Except as otherwise expressly provided herein or as required by law, the holders of convertible Preferred Stock and Common Stock shall vote together and not as separate series or classes on all matters submitted to a vote of the stockholders of the Company. Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or applicable law.
4.   Liquidation Rights.
In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
ARTICLE V
A.   The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent authorized under applicable law.
B.   To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through provisions of the bylaws of the Company (the “Bylaws”), agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.
C.   If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
D.   Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of the Company; (2) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (3) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws (as each may be amended from time to time); (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (6) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section D of Article V shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
E.   Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
F.   Any person or Entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation.
ARTICLE VI
A.   Board of Directors.
1.   Generally.   The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. The authorized number of directors which shall constitute the Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws. The Board of Directors shall be and is divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III.
2.   Election.
(a)   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in any Preferred Stock Designation, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2022; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2023; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2024. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
(b)   No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
(c)   Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable; provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
3.   Removal of Directors.   Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.
4.   Vacancies.   Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Each director then serving at the time of the vacancy shall nevertheless continue as a director of the class of which he or she is a member, and the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors. Any director elected in accordance with the preceding sentences shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
B.   Stockholder Actions.   No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.
C.   Bylaws.   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VII
A.   The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.   Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.
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FOUR:   This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.
FIVE:   This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.
[Remainder of page intentionally left blank; signature page follows]

In Witness Whereof, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on this [•] day of [•], 2021.
By:

Name:
Title:

Annex D
AMENDED AND RESTATED BYLAWS
OF
AEROFARMS, INC.
(A DELAWARE PUBLIC BENEFIT CORPORATION)
ARTICLE I
OFFICES
Section 1.   Registered Office.   The registered office of the corporation in the State of Delaware shall be as set forth in the certificate of incorporation of the corporation (the “Certificate of Incorporation”).
Section 2.   Other Offices.   The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the corporation.
ARTICLE II
CORPORATE SEAL
Section 3.   Corporate Seal.   The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.   Place of Meetings.   Meetings of the stockholders of the corporation may be held at such place (if any), either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication.
Section 5.   Annual Meeting.
(a)   The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held at such place, if any, and on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders given by or at the direction of the Board of Directors; (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record or beneficial owner at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder before an annual meeting of stockholders).
(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.

(i)   For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned beneficially and of record by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve (i) as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the corporation or (ii) on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, and that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(ii)   Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws of the corporation (the “Bylaws”), the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).
(iii)   To be timely, the written notice required by Section 5(b)(i) or Section 5(b)(ii), as applicable, must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the one hundred 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred 120th day prior to such annual meeting and (B) not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iv)   The written notice required by Section 5(b)(i) or Section 5(b)(ii), as applicable, shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent,” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class or series and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
(c)   A stockholder providing the written notice required by Section 5(b)(i) or Section 5(b)(ii), as applicable, shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.
(d)   Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.
(e)   A person shall not be eligible for election or re-election as a director at the annual meeting unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the annual meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received.
(f)   Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a).
(g)   For purposes of Sections 5 and 6,
(i)   “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended;
(ii)   “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and
(iii)   “public announcement” shall mean disclosure in a press release reported by the Dow Jones Newswires, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the corporation’s investor relations website.
Section 6.   Special Meetings.
(a)   Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.
(b)   For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.
(c)   Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of

Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record or beneficial owner at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record or beneficial owner may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d)   A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 6(c). Except as otherwise required by law, the chairperson of the special meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any nomination or business is not in compliance with these Bylaws, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.
(e)   Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other businesses to be considered pursuant to Section 6(c).
Section 7.   Notice of Meetings.   Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s mailing address as it appears on the records of the corporation. If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.   Quorum; Voting.   At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section 9.   Adjournment and Notice of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting or the chairperson of the meeting, or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 10.   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted or acted upon after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
Section 11.   Joint Owners of Stock.   If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; and (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, may apply to the Delaware Court of Chancery for relief as provided in DGCL Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) shall be a majority or even-split in interest.
Section 12.   List of Stockholders.   The corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.
Section 13.   Action without Meeting.   Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders of the corporation except at an annual or a special meeting of the stockholders called in accordance with these Bylaws, and no action of the stockholders of the corporation may be taken by the stockholders by written consent or electronic transmission.
Section 14.   Organization.
(a)   At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer, director or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.
(b)   The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)   The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (A) ascertain the number of shares outstanding and the voting power of each; (B) determine the shares represented at a meeting and the validity of proxies and ballots; (C) count all votes and ballots; (D) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (E) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
ARTICLE IV
DIRECTORS
Section 15.   Number and Term of Office.   The authorized number of directors of the corporation shall be fixed exclusively from time to time by a resolution adopted by the majority of the Board of Directors. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws, or such vacancies may be filled in accordance with Section 18 herein.
Section 16.   Powers.   The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section 17.   Classes of Directors.   The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section 18.   Vacancies.   Vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section 19.   Resignation.   Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be effective at the time of delivery of the resignation to the Secretary.
Section 20.   Removal.   Subject to the rights of holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) to elect additional directors or remove such directors under specified circumstances, neither the Board of Directors nor any individual director may be removed except in the manner specified in Section 141(k) of the DGCL.

Section 21.   Meetings.
(a)   Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place, if any, within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)   Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any date, time and place, if any, within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.
(c)   Meetings by Electronic Communications Equipment.   Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)   Notice of Special Meetings.   Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three days before the date of the meeting. Notice of any special meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e)   Waiver of Notice.   The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 22.   Quorum and Voting.
(a)   Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the directors currently serving on the Board of Directors (but in no event less than one third of the total authorized number of directors); provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.
Section 23.   Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee, in the same paper or electronic form as the minutes are maintained.
Section 24.   Fees and Compensation.   Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 25.   Committees.
(a)   Executive Committee.   The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)   Other Committees.   The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)   Term.   The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)   Meetings.   Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place, if any, which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those members of the committee present at any meeting at which a quorum is present shall be the act of such committee.
Section 26.   Duties of Chairperson of the Board of Directors.   The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 27.   Organization.   At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 28.   Officers Designated.   The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed in the manner required by applicable law or stock exchange rules.
Section 29.   Tenure and Duties of Officers.
(a)   General.   All officers shall be designated by and hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal from office. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b)   Duties of Chief Executive Officer.   The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)   Duties of President.   The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and

President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.
(d)   Duties of Vice Presidents.   A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)   Duties of Secretary; Assistant Secretary.   The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f)   Duties of Chief Financial Officer.   The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(g)   Duties of Treasurer; Assistant Treasurer.   Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer may direct any Assistant Treasurer or the controller or any assistant controller to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of

Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer shall designate from time to time.
Section 30.   Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 31.   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 32.   Removal.   Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officer upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION
Section 33.   Execution of Corporate Instruments.   The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer or any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 34.   Voting of Securities Owned by the Corporation.   All stock and other securities and interests of other corporations and entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 35.   Form and Execution of Certificates.   The shares of the corporation shall be uncertificated, or shall be represented by certificates if so provided by resolution or resolutions of the Board of Directors. Certificates, if any, for the shares of stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Certificates of shares of stock shall note conspicuously that the corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by, or in the name of, the corporation by any two authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue. Any notice given by the corporation pursuant to Section 151(f) of the DGCL upon the issuance or transfer of uncertificated shares shall state conspicuously that the corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL.

Section 36.   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 37.   Transfers.
(a)   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 38.   Fixing Record Dates.
(a)   In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor fewer than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 39.   Registered Stockholders.   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 40.   Execution of Other Securities.   All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by any executive officer

(as defined in Article XI) or any other officer or person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by an executive officer of the corporation or such other officer or person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 41.   Declaration of Dividends.   Dividends upon the outstanding capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 42.   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 43.   Fiscal Year.   The fiscal year of the corporation shall end on December 31 or on such other date as may otherwise be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 44.   Indemnification of Directors, Executive Officers, Employees and Other Agents.
(a)   Directors and Executive Officers.   The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent permitted by the DGCL or any other applicable law as it presently exists or may hereafter be amended, who were or are made a party or are threatened to be made a party or are otherwise involved in proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers, in which case such contract shall supersede and replace the provisions hereof; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 44.

(b)   Other Officers, Employees and Other Agents.   The corporation shall have the power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 44) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.
(c)   Expenses.   The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 44, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation.
(d)   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in the Court of Chancery of the State of Delaware if (i) the claim for indemnification or advances is denied by the Board of Directors, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim to the fullest extent permitted by law. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.
(e)   Non-Exclusivity of Rights.   The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f)   Survival of Rights.   The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)   Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.
(h)   Amendments.   Any amendment, repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.
(i)   Saving Clause.   If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j)   Certain Definitions.   For the purposes of this Bylaw, the following definitions shall apply:
(i)   The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)   The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(iii)   The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
(iv)   References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)   References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
ARTICLE XII
NOTICES
Section 45.   Notices.
(a)   Notice to Stockholders.   Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders, including under any agreement or contract with such stockholder, subject to Section 232(e) of the DGCL, any notice to stockholders given by the corporation under any provision of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the corporation. Notice shall be deemed given pursuant to this Section 45, (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting, and (b) the giving of such separate notice; and (3) if by any other form of electronic transmission, when directed to the stockholder. For purposes of these Bylaws, (x) “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process; (y) “Electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information); and (z) “Electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
(b)   Notice to Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.
(c)   Affidavit of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)   Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)   Notice to Person with Whom Communication is Unlawful.   Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 46.   Amendments.   Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XIV
LOANS TO OFFICERS
Section 47.   Loans to Officers.   Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.
ARTICLE XV
BOOKS AND RECORDS
Section 48.   Books and Records.   The books and records of the corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors. Any books or records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the DGCL.

ARTICLE XVI
PUBLIC BENEFIT CORPORATION PROVISIONS
Section 49.   Public Benefit Corporation Notice.   The corporation shall include in every notice of a meeting of stockholders a statement to the effect that it is a public benefit corporation under Subchapter XV of the DGCL.
Section 50.   Statement of Purpose.   The corporation shall no less than biennially provide the stockholders with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the Certificate of Incorporation and of the best interests of those materially affected by the corporation’s conduct. The statement shall include: (a) the objectives the Board of Directors has established to promote such public benefit or public benefits and interests; (b) the standards the Board of Directors has adopted to measure the corporation’s progress in promoting such public benefit or public benefits and interests; (c) objective factual information based on those standards regarding the corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and (d) an assessment of the corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests.

Annex E
FORM
SUBSCRIPTION AGREEMENT
Spring Valley Acquisition Corp.
2100 McKinney Ave., Suite 1675
Dallas, TX 75201
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Spring Valley Acquisition Corp., a Cayman Islands exempted company (“SVAC”), and the undersigned subscriber (the “Investor”), in connection with that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among SVAC, Spring Valley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Dream Holdings, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, SVAC shall, subject to obtaining stockholder approval (i) domesticate as a corporation in the State of Delaware (the “Redomicile”) and (ii) adopt an amended and restated certificate of incorporation (the “A&R Charter”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as the surviving company in the Merger and, after giving effect to such Merger, will become a wholly-owned subsidiary of SVAC, on the terms and subject to the conditions set forth in the Transaction Agreement (the transactions contemplated by the Transaction Agreement, including the Merger, the “Transaction”). In connection with the Transaction, SVAC is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with the closing of the Transaction (the “Transaction Closing”), shares of SVAC’s Class A common stock, par value $0.0001 per share, following the Redomicile (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, SVAC is entering into subscription agreements (the “Other Subscription Agreements,” and together with this Subscription Agreement, collectively, the “Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, collectively, the “Investors”), pursuant to which the Investors, severally and not jointly, have agreed to purchase, contingent upon, and substantially concurrently with the Transaction Closing, inclusive of the Shares subscribed for by the Investor under this Subscription Agreement, an aggregate amount of up to 12,500,000 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SVAC acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from SVAC the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for in this Subscription Agreement. The Investor acknowledges and agrees that SVAC reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by SVAC only when this Subscription Agreement is signed by a duly authorized person by or on behalf of SVAC; SVAC may do so in counterpart form. Notwithstanding the foregoing or anything to the contrary in Section 8 below, in the event that the Closing Date (as defined below) shall not have occurred by the Outside Date (as defined below) this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SVAC in connection herewith shall immediately be returned to the Investor.
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the concurrent consummation of the Transaction Closing. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the Transaction Closing. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) SVAC to the Investor (the “Closing Notice”) that SVAC reasonably expects all conditions to the Transaction Closing to be satisfied or waived on a date that is not less than four (4) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to SVAC, two (2) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SVAC in the Closing Notice to be held in escrow until the Closing. On the Closing Date, SVAC shall issue the number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor (or its nominee) or as otherwise directed by the Investor, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws) on SVAC’s share register and (ii) provide to Investor evidence of the issuance of such Shares to the Investor from SVAC’s transfer agent (the “Transfer Agent”); provided, however, that SVAC’s obligation to issue the Shares to the Investor is contingent upon SVAC having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, SVAC shall promptly (but not later than two (2) business day thereafter) return the Subscription Amount in full to the Investor; provided, that unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligations to purchase the Shares at the Closing in the event SVAC delivers a subsequent Closing Notice in accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed for business.
3.   Closing Conditions.
a.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i)   no suspension or removal from listing of the Shares on NASDAQ (and defined below), and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred, and the Subscribed Shares shall be approved for listing on Nasdaq, subject to official notice of issuance;
(ii)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any law, judgment, decree, order, award, rule or regulation (whether temporary, preliminary, or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise prohibiting or enjoining consummation of the transactions contemplated hereby; and
(iii)   all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, and including the approval of SVAC stockholders and regulatory approval, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at the Transaction Closing, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and the Transaction Closing shall be scheduled to occur concurrently with or on the same date as the Closing.
b.   The obligation of SVAC to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement at and as of the Closing Date.
c.   The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions:
(i)   that all representations and warranties of SVAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the

Closing shall constitute a reaffirmation by SVAC of each of the representations and warranties of SVAC contained in this Subscription Agreement at and as of the Closing Date;
(ii)   SVAC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;
(iii)   the subscriptions contemplated by the Other Subscription Agreements executed by the Other Investors shall have been or will be consummated substantially concurrently with the Closing and there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially economically benefits the Other Investors unless the Investor has been offered substantially the same benefits;
(iv)   no suspension or the offering or sale of the Shares shall have been initiated or, to SVAC’s knowledge, threatened by the Securities and Exchange Commission (the “SEC”); and
(v)   no amendment or modification of, or waiver under, the Transaction Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits to Investor under this Subscription Agreement without having received Investor’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), provided that, for the avoidance of doubt, the waiver of any condition to closing under the Transaction Agreement shall not require the prior written consent of any Investor.
4.   Further Assurances.   At or prior to the Closing, each of SVAC and the Investor shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement. Prior to or at the Closing, the Investor shall deliver to SVAC a duly complete and executed Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable.
5.   SVAC Representations and Warranties.   SVAC represents and warrants to the Investor and the Placement Agents (as defined below) that:
a.   SVAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. SVAC has all corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date following the Redomicile, SVAC will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
b.   As of the Closing Date, the Shares will be duly authorized by SVAC and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the A&R Charter (as amended to the Closing Date) or under the General Corporations Law of the State of Delaware.
c.   This Subscription Agreement has been duly authorized, executed and delivered by SVAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against SVAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d.   The issuance and sale of the Shares and the compliance by SVAC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated by this Subscription Agreement will (x) be substantially done in accordance with the rules of The Nasdaq Capital Market (the “NASDAQ”) and (y) will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SVAC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SVAC or any of its subsidiaries is a party or by which SVAC or any of its subsidiaries is bound or to which any of the property or assets of SVAC is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of SVAC and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of SVAC to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of SVAC; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SVAC or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SVAC to comply in all material respects with this Subscription Agreement.
e.   As of their respective filing dates, each report (collectively, the “SEC Reports”) required to be filed by SVAC with the SEC on or prior to the date hereof complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder and were timely filed. None of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.The financial statements of SVAC included in the SEC Reports complied, as of the respective filing dates of such SEC Reports, in all material respects with applicable accounting requirements and rules and regulations of the SEC with respect thereto as in effect as of the applicable filing date and fairly present in all material respects the financial position of SVAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof.
f.   Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, SVAC has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SVAC or with any other investor; provided, however, that the Company entered into that certain Note Purchase Agreement, dated as of February 22, 2021, by and among the Company and each of the purchasers listed on Exhibit A attached thereto, pursuant to which the Company issued $30,000,000 of subordinated convertible promissory notes of the Company, which will automatically convert into Shares of SVAC in connection with the Closing and Transaction Closing at a conversion price per share equal to the Per Share Purchase Price multiplied by ninety percent (90%). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any Other Investor than the Investor hereunder (other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds), and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.
g.   As of the date of this Subscription Agreement, the authorized capital stock of SVAC consists of 1,000,000 preference shares, par value $0.0001 per share (“Preferred Shares”) and 330,000,000 shares of common stock, par value $0.0001 per share, including (i) 300,000,000 shares of Class A ordinary shares (“Class A Shares”) and (ii) 30,000,000 Class B ordinary shares (the “Class B Shares”). As of the date of this Subscription Agreement, (i) no Preferred Shares are issued and outstanding, (ii) 23,000,000 Class A Shares are issued and outstanding, (iii) 5,750,000 Class B Shares are issued and outstanding, and (iv) 11,500,000 redeemable warrants and 8,900,000 private placement warrants to acquire Class A Shares are outstanding. All (A) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and (B) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above in this Subscription Agreement and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SVAC any Class A Shares, Class B Shares or other equity interests in SVAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SVAC has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which SVAC is a party or by which it is bound relating to the voting of any securities of SVAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.
h.   The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NASDAQ. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of SVAC, threatened against SVAC by the NASDAQ or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares. SVAC has taken no action that is designed to terminate the listing of the Class A Shares on the NASDAQ or the registration of the Class A Shares under the Exchange Act.
i.   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by SVAC to the Investor in the manner contemplated by this Subscription Agreement. The Shares (i) were not offered by a form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
j.   Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) investigation, action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SVAC, threatened against SVAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SVAC.
k.   Other than J.P. Morgan Securities LLC or any of its affiliates (“J.P. Morgan”), Cowen and Company, LLC or any of its affiliates (“Cowen”) or Wells Fargo Securities, LLC or any of its affiliates (“Wells” and together with J.P. Morgan and Cowen, collectively, the “Placement Agents” and each a “Placement Agent”), SVAC has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable.
l.   SVAC is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
m.   As of the date hereof, SVAC is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of SVAC, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, SVAC is a party or by which SVAC’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over SVAC or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
n.   SVAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SVAC of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 13 of this Subscription Agreement; (iv) those required by the NASDAQ, including with respect to obtaining approval of SVAC’s stockholders; and (vi) any filing, the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

o.   As of the date hereof, SVAC has not received any written communication from a governmental entity that alleges that SVAC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
p.   Neither SVAC nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does SVAC or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.
6.   Investor Representations and Warranties.   The Investor represents and warrants to SVAC and the Placement Agents that:
a.   The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor acknowledges that this offering of the Shares meets the exemptions from filing under FINRA Rule 5123. The Investor is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).
b.   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to SVAC or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entry positions representing the Shares shall contain a restrictive legend to such effect and, as a result, the Investor may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for resale pursuant to Rule 144 of the Securities Act (“Rule 144”). The Investor acknowledges that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the Shares.
c.   The Investor acknowledges and agrees that the Investor is purchasing the Shares from SVAC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SVAC, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SVAC expressly set forth in Section 5 of this Subscription Agreement.
d.   The Investor is not, and is not acting on behalf of, (i) an “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an individual retirement account or annuity or other “plan” that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) any entity or account that is deemed under the Department of Labor regulation codified at 29 C.F.R. § 2510.3-101, as modified by Section 3(42)

of ERISA, to include the “plan assets” of any “employee benefit plan” subject to ERISA or “plan” subject to Code §4975, or (iv) any other plan subject to non-U.S., state, local or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA or the Code.
e.   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SVAC, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that the Investor has reviewed the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
f.   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SVAC, the Company or a representative of SVAC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SVAC, the Company or a representative of SVAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SVAC, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SVAC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SVAC.
g.   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor (i) will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Shares and has no need for liquidity with respect to its investment in the Shares, (ii) acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither SVAC nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement and (iii) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
h.   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SVAC. The Investor acknowledges specifically that a possibility of total loss exists.
i.   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and SVAC’s representations in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SVAC, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
j.   The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information or advice with respect to the Shares, (ii) have not made or make any representation,

express or implied as to SVAC, the Company, the Company’s credit quality, the Shares or the Investor’s purchase of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (iv) may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it, (v) may have existing or future business relationships with SVAC and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.
k.   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
l.   The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
m.   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
n.   The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
o.   No disclosure or offering document has been prepared by any Placement Agent in connection with the offer and sale of the Shares.
p.   Neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to SVAC, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SVAC.
q.   At the Closing, the Investor will have sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
r.   Neither the due diligence investigation conducted by the Investor in connection with making its decision to acquire the Shares nor any representations or warranties made by the Investor in this Subscription Agreement shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of SVAC’s representations and warranties contained in this Subscription Agreement, subject to the terms hereof.
s.   The Investor acknowledges and agrees that the Placement Agents are not making a recommendation to Investor to participate in the offer and sale of the Shares, and nothing set forth in any disclosure or documents that may be provided to Investor from time to time is intended to suggest that the Placement Agents are making such a recommendation.
t.   The Investor hereby acknowledges and agrees that, from the date of this Subscription Agreement, that it will not, nor will any person acting at the Investor’s direction or pursuant to any understanding with the Investor, engage in any Short Sales with respect to securities of SVAC prior to the Closing (or the termination of this Subscription Agreement, if earlier). “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the subscription (including the Investor’s controlled affiliates and/or affiliates) from entering into any short sales; (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement; and (iii) nothing herein shall prohibit the Investor from engaging in derivative transactions of any kind, including, but not limited to, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through U.S. broker dealers or non-U.S. broker dealers or foreign regulated brokers..
7.   Registration Rights.
a.   SVAC agrees that, as soon as practicable (but in any case no later than thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”)), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies SVAC that it will “review” the Registration Statement) and (ii) ten (10) business days after SVAC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). Notwithstanding the foregoing, if the SEC prevents SVAC from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, SVAC shall amend the Registration Statement or file a new Registration Statement to register such additional Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. SVAC agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for SVAC to be in compliance with the current public information requirement under Rule 144 (the earliest of (i)-(iii) being the “Expiration”). For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, SVAC will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Registrable Securities pursuant to the Registration Statement or Rule 144 under the Securities Act (when Rule 144 under the Securities Act becomes available to the Company), as applicable, qualify the Registrable Securities for listing on the applicable stock exchange on which the Shares are then listed, and update or amend the Registration Statement as necessary to include the Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Shares and any other equity security of SVAC issued or issuable with respect to the Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. The Investor agrees to disclose its ownership to SVAC upon request to assist it in making the determination described above. SVAC may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after SVAC becomes eligible to use such Form S-3. SVAC will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. If the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. The Investor acknowledges and agrees that SVAC may postpone or suspend, as applicable, the use of any such Registration Statement (i) if it determines that in order for such Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) during any customary blackout or similar period or as permitted hereunder and (iii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of SVAC’s Annual Report on Form 10-K for its first completed fiscal year (each such circumstance, a “Suspension Event”); provided, that (I) SVAC shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions, or for a period of more than sixty (60) consecutive days or more than a total of ninety (90) calendar days, in each case in any three hundred sixty (360) day period, (II) SVAC shall have a bona fide business purpose for not making such information public, and (III) SVAC shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter. Any failure by SVAC to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve SVAC of its obligations to file or effect the Registration Statement as set forth above in this Section. SVAC’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to SVAC such information regarding the Investor, the securities of SVAC held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by SVAC to effect the registration of such Shares, and shall execute such documents in connection with such registration as SVAC may reasonably request that are customary of a selling stockholder in similar situations, provided that, the Investor shall not, in connection with the foregoing, be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares.
b.   In the case of the registration, qualification, exemption or compliance effected by SVAC pursuant to this Subscription Agreement, SVAC shall, upon reasonable request, inform Investor as to the status of such registration, qualification, exemption and compliance. At its expense SVAC shall:
(i)   except for such times as SVAC is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which SVAC determines to obtain, continuously effective with respect to Investor, and to keep the applicable

Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Investor ceases to hold any Registrable Securities and (ii) the date all Registrable Securities held by Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to Affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable.
(ii)   advise Investor within five Business Days:
(1)   when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;
(2)   of the issuance by the SEC of any stop order or other matter causing the suspension of the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(3)   of the receipt by SVAC of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(4)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, SVAC shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding SVAC other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding SVAC;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   upon the occurrence of any event contemplated in Section 7(b)(ii)(4), except for such times as SVAC is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, SVAC shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   use its commercially reasonable efforts to cause all Shares to be listed on the primary securities exchange or market, if any, on which the Shares issued by SVAC have been listed; and
(vi)   use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable Investor to sell the Acquired Shares under Rule 144.
c.   In connection with the effectiveness of any Registration Statement hereunder, any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription Agreement, if requested by the Investor, SVAC shall cause the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares without restrictive legends within two (2) trading days of any such request therefor from the Investor, provided that SVAC and the Transfer Agent have timely received from the Investor customary representations and other documentation reasonably acceptable to SVAC and the Transfer Agent in connection therewith. Subject to receipt from the Investor by SVAC and the Transfer Agent of customary representations and other documentation reasonably acceptable to SVAC and the Transfer Agent in connection therewith, including, if required by the Transfer Agent, an opinion of SVAC’s counsel, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that SVAC remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) are covered by and may be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for SVAC to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, SVAC shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions and, upon the Transfer Agent’s request, a legal opinion of its counsel, that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. SVAC shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.
d.   Indemnification.
(i)   SVAC agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as and to the extent, but only to the extent, the same are caused by or contained in any information regarding the Investor furnished in writing to SVAC by or on behalf of the Investor expressly for use therein.
(ii)   The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless SVAC, its directors and officers and agents and employees and each person who controls SVAC (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of a material fact contained in the Registration Statement, or any form of prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein (in the case of any prospectus, or any form of prospectus or preliminary prospectus or supplement thereto, in light of the circumstances under which they were made) or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
(iii)   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the

Annex F
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among AeroFarms, Inc., a Delaware public benefit corporation (formerly known as Spring Valley Acquisition Corp., a Cayman Islands exempted company) (the “Company”), Spring Valley Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor Parent”), SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder or New Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder,” and collectively, the “Holders”).
RECITALS
WHEREAS, the Company, Spring Valley Merger Sub Inc., a Delaware corporation, and Dream Holdings, Inc., a Delaware corporation (“Dream”), have entered into that certain Agreement and Plan of Merger, dated as of March 25, 2021 (as amended or supplemented from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”);
WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement, the Company domesticated as a Delaware corporation and, as a result, the Sponsor holds (i) Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) warrants to purchase Common Stock at an exercise price of $11.50 per share, subject to adjustment (the “Warrants”);
WHEREAS, the Company and the Sponsor Parent entered into that certain Registration and Shareholder Rights Agreement, dated as of November 23, 2020 (the “Original RRA”);
WHEREAS, certain of the holders designated as New Holders on the signature pages hereto (the “New Holders”) are receiving shares of Common Stock (the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and
WHEREAS, in connection with the execution of this Agreement, the Company and the Sponsor Parent desire to terminate the Original RRA and replace it with this Agreement, and to include the recipients of the Business Combination Shares identified herein.
NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1   Definitions.   The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Agreement” shall have the meaning given in the Preamble.
“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall have the meaning given in the Recitals hereto.
“Business Combination Agreement” shall have the meaning given in the Recitals hereto.
“Business Combination Shares” shall have the meaning given in the Recitals hereto.

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“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Closing Date” shall have the meaning given in the Business Combination Agreement.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble.
“Demand Registration” shall have the meaning given in subsection 2.2.1.
“Demanding Holder” shall have the meaning given in subsection 2.2.1.
“Dream” shall have the meaning given in the Recitals hereto.
“Effectiveness Period” is defined in Section 3.1.2.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1” means a Registration Statement on Form S-1.
“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.
“Holder” and “Holders” shall have the meaning given in the Preamble.
“Institutional Accredited Investor” means an institutional “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.
“Joinder” shall have the meaning given in Section 6.2.
“Maximum Number of Securities” shall have the meaning given in Section 2.3.
“New Holders” shall have the meaning given in the Recitals hereto.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean (a) the members of a Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (b) any trust for the direct or indirect benefit of a Holder or the immediate family of a Holder, (c) if a Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (d) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in a Holder or (e) any affiliate of a Holder or the immediate family of such affiliate.
“Piggyback Registration” shall have the meaning given in subsection 2.4.1.
“Pro Rata” shall have the meaning given in Section 2.3.
“QIB” shall mean a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
“Registrable Securities” shall mean (a) all shares of Common Stock held by the Sponsor as of immediately following the closing of the Business Combination, (b) all Warrants held by the Sponsor Parent as of immediately following the closing of the Business Combination, (c) all shares of Common Stock issuable upon the exercise of any Warrants referred to in clause (b), (d) the Business Combination Shares held by the New Holders as of the date of this Agreement and (e) any equity securities of the Company or subsidiary of the Company that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a), (b), (c) or (d) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by any

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Holder; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(a)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the shares of Common Stock or other Registrable Securities are then listed;
(b)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(c)   printing, messenger, telephone and delivery expenses;
(d)   reasonable fees and disbursements of counsel for the Company;
(e)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(f)   reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration in the applicable Registration or the Takedown Requesting Holder initiating an Underwritten Shelf Takedown.
“Registration Statement” shall mean any registration statement filed by the Company that covers the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Sponsor” shall have the meaning given in the Preamble.
“Sponsor Parent” shall have the meaning given in the Preamble.
“Subscription Agreements” shall mean the several subscription agreements entered into by the Company, each dated as of the date of the Business Combination Agreement, providing for the issuance to certain investors of Common Stock in connection with the consummation of the transactions contemplated by the Business Combination Agreement.
“Transfer” shall mean, with respect to any security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right,

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whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.
“Warrants” shall have the meaning given in the Preamble.
ARTICLE 2
REGISTRATIONS
2.1   Resale Shelf Registration Rights.
2.1.1   Registration Statement Covering Resale of Registrable Securities.   Subject to compliance by the Holders with subsection 3.3, the Company shall prepare and file or cause to be prepared and filed with the Commission, no later than forty five (45) days following the Closing Date, a Registration Statement on Form S-3 or similar short form registration statement that may be available at such time or its successor form, or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the Holders of all of the Registrable Securities then held by such Holders that are not then covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) days (or one hundred twenty (120) days if the Commission notifies the Company that it will “review” the Registration Statement) after the date of this Agreement and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that the Company files a Form S-1 pursuant to this Section 2.1, the Company shall use commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act.
2.1.2   Notification and Distribution of Materials.   The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

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2.1.3   Amendments and Supplements.   Subject to the provisions of subsection 2.1.1, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.
2.1.4   Notice of Certain Events.   The Company shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Holder in writing of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.
2.1.5   Underwritten Takedown.   If the Company shall receive a request from the Holders of Registrable Securities with an estimated market value of at least $35,000,000 that the Company effect a Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities, then the Company shall promptly give notice of such requested Underwritten Takedown at least two (2) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other Holders and thereupon shall use commercially reasonable efforts to effect, as expeditiously as practicable, the offering in such Underwritten Takedown of:
(a)   subject to the restrictions set forth in Section 2.3, all Registrable Securities for which the requesting holder has requested such offering under this subsection 2.1.5, and
(b)   subject to the restrictions set forth in Section 2.3, all other Registrable Securities that any Holders have requested the Company to offer by request received by the Company within one (1) Business Day after such holders receive the Company’s notice of the Underwritten Takedown Notice, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.
(c)   Promptly after the expiration of the one-Business Day-period referred to in subsection 2.1.5(b), the Company will notify all selling holders of the identities of the other selling holders in the Underwritten Takedown and the number of shares of Registrable Securities requested to be included therein.
(d)   the Company shall only be required to effectuate one Underwritten Takedown pursuant to this Agreement within any six-month period.
2.1.6   Block Trade.   If the Company shall receive a request from the Holders of Registrable Securities with an estimated market value of at least $15,000,000 that such holders wish to effect the sale of all or any portion of the Registrable Securities in a Block Trade, then the Company shall, as expeditiously as practicable, use commercially reasonable efforts to facilitate the offering of such Registrable Securities for which such requesting holder has requested in such Block Trade, and in any event, within 72 hours of receipt of such request.
2.1.7   Withdrawal.   Holders of majority-in-interest of the Registrable Securities included in an Underwritten Takedown may elect to withdraw from such Underwritten Takedown by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the public announcement of such Underwritten Takedown, in which case, such withdrawn Underwritten Takedown will count as an Underwritten Takedown for the purposes of subsection 2.1.5(d) unless the withdrawing holders reimburse the Company for all Registration Expenses with respect to such Underwritten Takedown; provided, however, that if at the time of such withdrawal, the withdrawing holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing holders shall not be required to pay any of such expenses and shall retain their rights pursuant to subsection 2.1.5(d). Following the receipt of a notice of withdrawal, the Company shall

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promptly forward such notice to any other holders that had elected to participate in such Underwritten Takedown. The Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Takedown prior to its withdrawal under this subsection 2.1.7, other than if a holder elects to pay such Registration Expenses pursuant to this subsection 2.1.7.
2.1.8   Selection of Underwriters.   Selling holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. No holder participating in an Underwritten Takedown shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.
2.1.9   Underwritten Takedowns effected pursuant to this Section 2.1 shall be counted as Demand Registrations effected pursuant to Section 2.2.
2.2   Demand Registration.
2.2.1   Request for Registration.   Subject to compliance with Section 3.4 hereof, and provided that there is not an effective Resale Shelf Registration Statement available for the resale for the Registrable Securities pursuant to Section 2.1, at any time and from time to time on or after the date the Company consummates the Business Combination, the Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated pursuant to this Agreement to effect more than one (1) Demand Registration during any six-month period or any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1.
2.2.2   Effective Registration.   Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not

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to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) business days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.
2.2.3   Underwritten Demand Registration.   If a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwriting by the majority-in-interest of the Demanding Holders initiating the Demand Registration, and subject to the reasonable approval of the Company. The parties agree that, in order to be effected, any Underwritten Demand Registration must result in aggregate proceeds to the selling shareholders of at least $35,000,000.
2.2.4   Withdrawal.   A majority-in-interest of the Demanding Holders may elect to withdraw from such Demand Registration by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration, in which case, such withdrawn Demand Registration will count as a Demand Registration for the purposes of subsection 2.2.1 unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Demand Registration; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to subsection 2.1.5(b). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Demand Registration. The Company shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this subsection 2.2.4, other than if a Holder elects to pay such Registration Expenses pursuant to this subsection 2.2.4.
2.3   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration conducted pursuant to this Agreement advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in such Underwriters’ opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other securities of the Company that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the securities of the Company that the Company desires to sell for its own account; and (c) any securities of the Company for the account of other

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persons that the Company is obligated to register pursuant to written contractual arrangements with such persons as to which “piggyback” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Securities.
2.4   Piggyback Registration.
2.4.1   Piggyback Rights.   If, at any time, subject to compliance by the Holders with Section 3.3, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for equityholders of the Company for their account (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof (subject to Section 2.3)), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) for a corporate reorganization or transaction under Rule 145 of the Securities Act, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within three (3) business days after receipt of such written notice (a “Piggyback Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders proposing to distribute their securities through a Piggyback Registration shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.
2.4.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in such Underwriters’ opinion, the dollar amount or number of securities of the Company that the Company desires to sell for its own account, taken together with securities of the Company, if any, as to which Registration has been demanded pursuant to written contractual arrangements with persons other than the Holders of Registrable Securities hereunder, and the Registrable Securities as to which Registration has been requested pursuant this Section 2.4, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:
(a)   If the Registration is undertaken for the Company’s account: (i) first, the securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities as to which Registration has been requested pursuant to the terms of this Agreement which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual piggyback registration rights with such persons, other than pursuant to this Agreement, which can be sold without exceeding the Maximum Number of Securities; and
(b)   If the Registration is undertaken as a demand pursuant to contractual rights with the Company other than this Agreement: (i) first, the securities of the Company for the account of the persons entitled to such contractual rights making such demand that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of

F-8

Holders exercising their rights to register their Registrable Securities pursuant to the terms of this Agreement that can be sold without exceeding the Maximum Number of Securities, Pro Rata; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the securities of the Company for the account of any other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.4.3   Piggyback Registration Withdrawal.   Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown or similar transaction. The Company (whether on its own determination or as the result of a withdrawal by persons pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.4.3.
2.5   Lock-up.   The Company agrees and shall cause each director and officer (that makes filings pursuant to Section 16 of the Exchange Act) of the Company, along with any affiliated trust holding securities controlled by or for the benefit of such directors and officers or any other entity holding equity interests of the Company over which any such director or officer exercises dispositive control with respect to such equity securities of the Company, to agree, that, in connection with each sale of Registrable Securities pursuant to Section 2.1 or Section 2.2 conducted as an Underwritten Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the Underwriter(s) of such offering restricting such applicable person’s or trust’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final prospectus relating to such offering and ending on the date specified by the Underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Holders, the Company and the Underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein.
ARTICLE 3
COMPANY PROCEDURES
3.1   General Procedures.   If at any time on or after the date the Company consummates a Business Combination the Company is required to effect the Registration of Registrable Securities, the Company shall use commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:
3.1.1   use commercially reasonable efforts to prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and use commercially reasonable efforts to keep it effective until all Registrable Securities covered by such Registration Statement have been sold; provided, however, that the Company shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration under this Agreement to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time;

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3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the prospectus or such securities have been withdrawn (the “Effectiveness Period”);
3.1.3   prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive written notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or prospectus or any amendment or supplement to such Registration Statement or prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.9   comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.;
3.1.10   permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and

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employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.13   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15   if the Registration involves the Registration of Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) in excess of $50,000,000, use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Information.   The Holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.
ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder and each of their respective affiliates and each of their respective officers, employees, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any

F-11

Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.
4.1.2   In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
4.1.3   Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to

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reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE 5
UNDERWRITING AND DISTRIBUTION
5.1   Rule 144.   The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.
ARTICLE 6
MISCELLANEOUS
6.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the parties as follows:
If to the Company:
AeroFarms, Inc.
212 Rome Street
Newark, NJ 07105
Attention: David Rosenberg
Email: davidrosenberg@aerofarms.com
AeroFarms, Inc.
212 Rome Street
Newark, NJ 07105
Attention: General Counsel
Email: generalcounsel@aerofarms.com

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AeroFarms, Inc.
212 Rome Street
Newark, NJ 07105
Attention: Chief Financial Officer
Email: cfo@aerofarms.com
with copy (which shall not constitute notice) to:
DLA Piper LLP (US)
51 John F. Kennedy Parkway
Suite 120
Short Hills, NJ 07078
Attention: Andrew P. Gilbert
          Scott A. Cowan
Email: andrew.gilbert@us.dlapiper.com
      scott.cowan@us.dlapiper.com
If to the Sponsor or Sponsor Parent:
2100 McKinney Ave, Suite 1675
Dallas, TX 75201
Attention: Christopher Sorrells
Email: chris.sorrells@sv-ac.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:   Matthew R. Pacey
Email:       matt.pacey@kirkland.com
If to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.
6.2   Assignment; No Third Party Beneficiaries.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and any of the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated, in whole or in part, by such Holder in conjunction with and to the extent of any Transfer of any Registrable Security by any such Holder to a Permitted Transferee(s). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the Holders and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. The rights of a Holder under this Agreement may be Transferred, in whole or in part, by such Holder to a transferee who acquires or holds any Registrable Security; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (a “Joinder”), and the transferor shall have delivered to the Company no later than five (5) business days following the date of the Transfer, written notification of such Transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so Transferred. The execution of a Joinder shall constitute a permitted amendment of this Agreement.
6.3   Amendments and Modifications.   Upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in his, her or its

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capacity as a holder of the securities of the Company, in a manner that is materially different from other Holders (in such capacity) shall require the consent of such Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company.
6.4   Other Registration Rights and Arrangements.   Other than with respect to the Subscription Agreements, the Company represents and warrants that no person, other than a holder of the Registrable Securities has any right to require the Company to register any of the Company’s share capital or capital stock for sale or to include the Company’s share capital or capital stock in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The parties hereby terminate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. The Company shall not hereafter enter into any agreement with respect to its securities that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders in this Agreements or violate the rights granted to the Holders in this Agreement, and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
6.5   Term.   This Agreement shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement or (b) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of the Company to such Holder under this Agreement shall terminate upon the date that such Holder no longer holds Registrable Securities.
6.6   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
6.7   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Signatures to this Agreement transmitted via facsimile or e-mail shall be valid and effective to bind the party so signing (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)).
6.8   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation, the Original RRA.
6.9   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION HEREWITH OR THEREWITH (WHETHER AT LAW OR IN EQUITY, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CHOICE OR CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.
6.10   Consent to Jurisdiction; Venue; Service.   Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter

F-15

jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 6.9; (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (i) consents to service of process in any action described in this Section 6.10 in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 6.1 shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 6.10, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
6.11   WAIVER OF TRIAL BY JURY.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR OR SPONSOR PARENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
6.12   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
6.13   Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
6.14   Remedies Cumulative.   In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
AEROFARMS, INC.
By:

Name:
Title:

[Signature Page to Registration and Shareholder Rights Agreement]

HOLDERS:
SPRING VALLEY ACQUISITION SPONSOR, LLC
By:

Name:
David Levinson

Title:
Corporate Secretary

SPRING VALLEY ACQUISITION SPONSOR SUB, LLC
By:

Name:
David Levinson

Title:
Corporate Secretary

[Signature Page to Registration and Shareholder Rights Agreement]

NEW HOLDERS:
[•]
By:

Name:
Title:
[Signature Page to Registration and Shareholder Rights Agreement]

EXHIBIT A
Joinder
This Joinder (“Joinder”) is executed on                 , 20      , by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights Agreement, dated as of [•], 2021 (the “Agreement”), by and among AeroFarms, Inc., a Delaware public benefit corporation (formerly known as Spring Valley Acquisition Corp., a Cayman Islands exempted company) (the “Company”), and the Holders identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder, the New Holder hereby agrees as follows:
1. Acknowledgment.   New Holder acknowledges that New Holder is acquiring certain equity securities of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered a holder of Registrable Securities (a “Holder”) for all purposes under the Agreement.
2. Agreement.   New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.
3. Notice.   Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.
NEW HOLDER:	ACCEPTED AND AGREED:
Print Name:	COMPANY
By:	By:
Address:

Annex G
SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”) is entered into as of                   , 2021, by and among Spring Valley Acquisition Corp., a Cayman Islands exempted corporation (“Acquiror”), Dream Holdings, Inc., a Delaware corporation (the “Company”) and [           ] (the “Stockholder”). Each of Acquiror, the Company and Stockholder (and if applicable, his or her Spouse (defined below)) are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without being otherwise defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).
RECITALS
WHEREAS, Acquiror, Spring Valley Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), and subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company with the Company being the surviving corporation (the “Merger”);
WHEREAS, Stockholder is the record and beneficial owner of the number and type of capital stock, options, warrants, rights or securities (including debt securities) convertible, exchangeable or exercisable therefor, of the Company (“Equity Securities”) set forth on Schedule A hereto (in addition to any other Equity Securities of the Company acquired thereby after the date hereof and prior to the Closing, including, without limitation, any Equity Securities issued or deemed issued to Stockholder in connection with the conversion of any other Subject Securities (defined below), or received by Stockholder pursuant to any reclassification, stock split, combination, stock dividend, subdivision, recapitalization or the like) (collectively, the “Subject Securities”) and expects to receive substantial benefits as a result of the consummation of the Merger;
WHEREAS, concurrently with the entry into the Merger Agreement, the Company is required to obtain and deliver, or cause to be delivered, to Acquiror, Support Agreements duly executed by certain Company stockholders;
WHEREAS, reference is made herein to that certain Third Amended and Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on June 4, 2019 (the “Certificate”);
WHEREAS, in consideration for the payments and other benefits to be received by Stockholder under the terms of the Merger Agreement and as a material inducement to Acquiror’s and Merger Sub’s entrance into the Merger Agreement and consummation of the Merger, Stockholder agrees to enter into this Agreement and to be bound by the obligations set forth herein; and
WHEREAS, the Parties acknowledge and agree that Acquiror and Merger Sub would not have entered into the Merger Agreement and the Ancillary Documents or agreed to consummate the transactions contemplated thereby without the restrictions contained in this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.   Voting Agreement / Proxy.
(a)   Stockholder acknowledges and agrees that it has received a copy of, and has reviewed, the Merger Agreement, a copy of which is attached hereto as Annex A.
(b)   Stockholder hereby irrevocably agrees that, from and after the date hereof and until the earlier of the Closing or the valid termination of the Merger Agreement (the “Voting Period”), at any meeting of the securityholders of the Company (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the securityholders of the Company at which the Merger Agreement and other related agreements (or any amended versions thereof) or such other related actions, are submitted for the consideration and vote of any securityholders of the Company or for any other consent or approval of any party to the Certificate, Stockholders Agreement or any other agreement, unless otherwise directed in writing by Acquiror, Stockholder shall cause the Subject Securities to be voted, and shall exercise, or cause to be exercised, all consents, approvals or other rights under the Certificate, the Company’s bylaws, the Stockholders Agreement of the Company, dated June 4, 2019, as may be amended from time to time (the “Stockholders Agreement”) or any other agreement in a manner that is:
(i)   in favor of (A) the Merger and the adoption and approval of the Merger Agreement and the terms thereof and (B) each of the other actions necessary for the consummation of the transactions contemplated by the Merger Agreement, including, without limitation, each of the Company Stockholder Approvals;
(ii)   against any action, proposal, agreement or transaction that (A) would result in a material breach of any representation or warranty or covenant of the Company under the Merger Agreement, (B) would reasonably be expected to prevent, delay or impair consummation of the transactions contemplated under the Merger Agreement (provided, that this Section 1(b)(ii) shall not apply with respect to any transaction expressly permitted pursuant to Section 6.01 of the Merger Agreement), or (C) result in any of the conditions set forth in Section 9.01 or Section 9.02 of the Merger Agreement not being fulfilled;
(iii)   against the following actions (other than the Merger, the transactions contemplated by the Merger Agreement and/or any Ancillary Agreement, including, without limitation, each of the Company Stockholder Approvals, and actions in furtherance of each of the foregoing) that would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement and/or any Ancillary Agreement: (A) any merger or other business combination involving the Company; (B) any sale, lease, sublease, license, sublicense or transfer of all or substantially all of the rights or other assets of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company and (D) subject to clause (iv) below, any amendment to the Company’s Certificate or the Company’s bylaws to change the voting rights on the Subject Securities or the number of votes required to approve any proposal; and
(iv)   until such time as Requisite Stockholder Support has been achieved, in favor of (a) waiving all rights under the Certificate, the Company’s bylaws, the Stockholders Agreement or any other agreement as may be necessary or desired to approve to the Merger and the other actions contemplated by the Merger Agreement, including, but not limited to, waiving treatment of the Transaction as a Liquidation Event (and therefore any approvals necessary as a result of the Transaction otherwise being considered a Liquidation Event), (b) any action, proposal, agreement or transaction necessary to result in converting all outstanding shares of Preferred Stock into shares of Common Stock pursuant to the Certificate, (c) any amendment or modification to the Certificate, the Company’s bylaws or the Stockholders Agreement necessary or desired to provide the Supporting Stockholders with the necessary power and authority to approve the Merger and the Transaction on the economic and governance terms as are set forth in the Merger Agreement and (d) any action necessary or desirable to give effect to any rights under the Stockholders Agreement as may be necessary or desired to effectuate the Merger and the Transaction in reliance on rights or obligations arising under the Stockholders Agreement, including by way of exercising drag-along rights in order to consummate the Merger and the Transaction pursuant to Section 4.10 of the Stockholders Agreement; provided that in each instance, the approval, or series of relates approvals, does not diminish the consideration that will be received by such Stockholder under the Merger Agreement.
(c)   Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Subject Securities, other than such agreements as are being terminated in accordance with Section 3.

(d)   Notwithstanding the foregoing, this Section 1 shall not apply to any proposal submitted to the stockholders of the Company holding the number of shares of capital stock of the Company required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to Company Benefit Plans or other Company Contracts that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.
2.   Appointment of Holders’ Representative.   By executing this Agreement or accepting any consideration as contemplated by Article III of the Merger Agreement, Stockholder irrevocably appoints, authorizes and empowers the transaction committee of the board of directors that approved the transactions contemplated by the Merger Agreement (the “Holder Representative”) to act as a representative for the benefit of the pre-Closing Company Stockholders (each, a “Pre-Closing Holder”, and collectively, “Pre-Closing Holders”), including Stockholder, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Pre-Closing Holder, including Stockholder, in connection with, and to facilitate the consummation of, the transactions contemplated by this Agreement, the Merger Agreement and any Ancillary Agreements, which shall include (without limitation) the power and authority to: (i) execute and deliver, and receive deliveries of the Merger Agreement and any Ancillary Agreements (with such modifications or changes herein or therein as to which the Holder Representative, in its sole and absolute discretion, shall have consented); (ii) interpret the terms and provisions of the Merger Agreement and the documents to be executed and delivered in connection therewith; (iii) execute and deliver, and receive deliveries of, execute and deliver such amendments, modifications, waivers and consents in connection with the Merger Agreement and any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby as the Holder Representative, in its sole discretion, may deem necessary or desirable; (iv) receive service of process; (v) make any calculations and determinations and settle any matters on behalf of all Pre-Closing Holders; (vi) issue notices and instructions to the Exchange Agent in accordance with the terms of the Merger Agreement and any applicable Ancillary Agreements; (vii) assert or pursue on behalf of the Pre-Closing Holders any Action or investigation against any of the other parties to the Merger Agreement or any Ancillary Agreement, consenting to, compromising or settling any such Actions or investigations, conducting negotiations with any of the other parties to the Merger Agreement or any Ancillary Agreement and their respective Representatives regarding such Action or investigations, and, in connection therewith, to: (A) assert or institute any Action or investigation; (B) file any proofs of debt, claims and petitions as the Holder Representative may deem advisable or necessary; and (C) file and prosecute appeals from any decision, judgment or award rendered in any such Action or investigation; and (viii) to make, execute, acknowledge and deliver all such other statements, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by the Merger Agreement and all Ancillary Agreements on behalf of the Pre-Closing Holders (but, in each case, subject to the terms and conditions hereunder and thereunder).
3.   Termination of Certain Arrangements.   Stockholder and the Company hereby consent to, and agree that, effective as of the Closing, the Amended and Restated Stockholders’ Agreement of the Company, dated as of June 4, 2019, by and among the Company and the Stockholders (as defined therein) (the “Stockholders’ Agreement”), and the Amended and Restated Registration Rights Agreement of the Company, dated as of May 16, 2019, by and among the Company and the Investors (as defined therein) (the “Registration Rights Agreement”), shall each terminate and Stockholder shall cause any other agreement to which Stockholder or an Affiliate of Stockholder is a party in the capacity as a stockholder (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, to be terminated as of the Closing in accordance with the terms of the applicable agreement (and, in each case, any amendment, notice or other action necessary to effectuate any such termination shall be deemed made without any surviving liability or obligation of Acquiror, Stockholder, the Surviving Company or any of its Affiliates), and such agreements shall be of no further force or effect. From and after the Closing, Stockholder shall have no further rights pursuant to any agreement contemplated to be terminated in this Section 3.

4.   Waiver of Appraisal Claims.   Stockholder hereby irrevocably and unconditionally waives and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal and any dissenters’ rights relating to the Merger or the transactions contemplated by the Merger Agreement that Stockholder or any other Person may have by virtue of, or with respect to the Equity Securities (including, without limitation, all rights under Section 262 of the DGCL).
5.   Transfer of Subject Securities; New Subject Securities.   During the Voting Period, absent the advance written consent of Acquiror (which it may withhold in its sole discretion), Stockholder shall not, directly or indirectly: (i) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Securities (or any right, title or interest therein) or any other Equity Securities, (ii) deposit any Subject Securities or any other Equity Securities into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Securities or any other Equity Securities or grant or purport to grant any proxy or power of attorney with respect thereto, (iii) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Securities (or any right, title or interest therein) or any other Equity Securities, or (iv) commit or agree to take any of the foregoing actions (any action described in clauses (i), (ii), (iii) or (iv), a “Transfer”); provided, that, notwithstanding anything to the contrary in the foregoing, in no event shall a Transfer include (and in no event shall the Stockholder be restricted from making) any transfer of Subject Securities (or any right, title or interest therein) or any other Equity Securities in the event such transfer is to (A) any party to a Support Agreement or an Affiliate of any party to a Support Agreement or (B) any “Investor” party to a Subscription Agreement with Acquiror dated as of the date of this Agreement, in each case to the extent that such Subject Securities (or any right, title or interest therein) or any other Equity Securities become subject to the obligations under such Support Agreement or a substantially identical Support Agreement executed by such Affiliate or Investor, as applicable; provided, further, that, notwithstanding anything to the contrary in the foregoing, in no event shall a Transfer include (1) an exercise or conversion of Subject Securities for or into Company Common Stock pursuant to a warrant exercise notice letter or (2) any pledge or collateral arrangement that does not restrict the Stockholder from transferring the Subject Securities free and clear of all liens and encumbrances in connection with the Closing. Any Transfer or action in violation of this Section 5 shall be void ab initio. If any involuntary Transfer of any of Subject Securities occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Voting Period.
6.   No Trading.   Stockholder acknowledges and agrees that Stockholder is aware, and that Stockholder’s Representatives are aware, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Stockholder hereby acknowledges that, by virtue of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, it may be in possession of material nonpublic information of Acquirer, and agrees that while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described in the Merger Agreement), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
7.   Remedies.
(a)   Stockholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Acquiror’s interest in, and value of, the Company’s business (including the goodwill inherent therein) and (ii) Acquiror would not have entered into the Merger Agreement and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.
(b)   The Parties acknowledge and agree that the amount of actual damages suffered by Acquiror in the event of an actual or threatened breach of this Agreement would be difficult or impossible to accurately calculate and there may be irreparable damages to Acquiror in the event of such an actual or threatened breach. Consequently, the Parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, each Party, or its successors and assigns, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the performance by any other Party of the terms and provisions hereof. Each Party hereto hereby agrees to waive any defense in any suit that another Party hereto has an adequate remedy at Law and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.
(c)   In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.
(d)   Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that this Section 7 is not intended to be, and is not, an admission or acknowledgement by any Person that money damages or any other monetary payment would be a sufficient remedy for a breach of this Agreement, or that the inability to obtain a monetary remedy by virtue of the limitations in this Section 7 will limit a Party’s ability to obtain injunctive relief or specific performance in accordance with this Section 7. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any on remedy will not preclude the exercise of any other remedy.
8.   Stockholder Representations and Warranties.   Stockholder (and, if applicable, his or her Spouse) represents and warrants as of the date hereof to Acquiror and Merger Sub (solely with respect to Stockholder and not with respect to any other stockholder of the Company) that:
(a)   (i) Stockholder (and, if applicable, his or her Spouse) has all necessary corporate, limited liability company, limited partnership or other applicable power and authority (or, if Stockholder is a natural person, Stockholder has the legal capacity) to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Stockholder (and, if applicable, his or her Spouse) have been duly and validly authorized by all necessary action on the part of such Stockholder; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Stockholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, if Stockholder is an entity, the organizational documents of Stockholder or such Stockholder’s Affiliates; (iv) the execution and delivery of this Agreement does not, and the performance by Stockholder (and, if applicable, his or her Spouse) of Stockholder’s obligations hereunder will not result in the creation or imposition of any Lien upon the Subject Securities; or (v) where applicable, any Person executing this Agreement on behalf of Stockholder has full power and authority to execute and deliver this Agreement on behalf of Stockholder and to thereby bind Stockholder.
(b)   Stockholder has duly and validly executed this Agreement, this Agreement is a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with the terms set forth herein (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and Stockholder (together with his or her spouse if such Stockholder is married and the Stockholder’s Subject Securities constitute community property under applicable Law (such Stockholder’s spouse, a “Spouse”)) is the record and beneficial owner of, and has good and valid title, to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Securities), other than pursuant to the Stockholders’ Agreement and the Registration Rights Agreement or any restrictions on transfer arising under applicable securities laws or any pledge or collateral arrangement that does not restrict the Stockholder from transferring the Subject Securities free and clear of all liens and encumbrances in connection with the Closing. Stockholder (and, if applicable, his or her Spouse) has the sole right to vote the Subject Securities, and none of the Subject Securities are subject to any proxy, voting trust or other similar agreement or arrangement other than pursuant to the Stockholders’ Agreement and the Registration Rights Agreement or any restrictions on transfer arising under applicable securities laws. The Subject Securities are the only Equity Securities owned of record or beneficially by such Stockholder (and, if applicable, his or her Spouse) on the date hereof, and except as set forth on Schedule A hereto, Stockholder does not: (i) own beneficially or of record, have the right to acquire, or have any other interest in any Equity Securities or securities of any nature of the Company’s Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing; or (ii) have any voting rights with respect to any Equity Securities, or any rights to acquire, or any securities convertible into any such voting rights.
(c)   As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (i) there are no Actions pending or, threatened against Stockholder or, to the knowledge of Stockholder, any of its Affiliates and (ii) neither Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority.
(d)   Stockholder understands and acknowledges that Acquiror and Merger Sub are relying upon Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of Stockholder contained in this Agreement.
(e)   No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.
(f)   None of the information supplied or to be supplied by Stockholder for inclusion or incorporation by reference in the Registration Statement and Proxy Statement and any amendment or supplement thereto will, at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(g)   Stockholder acknowledges that Stockholder is a sophisticated investor with respect to the Stockholder’s Subject Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Acquiror, the Company or any Affiliate of Acquiror and the Company, and based on such information as Stockholder has deemed appropriate, made Stockholder’s own analysis and decision to enter into this Agreement. Stockholder acknowledges that Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.
(h)   Stockholder has received a copy of and has reviewed the Merger Agreement.
9.   Release.   Effective as of the Effective Time, Stockholder hereby, on behalf of: (a) if Stockholder is an individual, himself or herself or his or her heirs and your and their Representatives, including, if applicable, his or her Spouse, (b) if Stockholder is an entity, its Affiliates and their respective Representatives, (c) if Stockholder is a trust, the beneficiaries of the trust, and (d) any of Stockholder’s other successors and assigns (collectively, the “Releasor Parties”), as of the Effective Time but not before, fully, forever, irrevocably and unconditionally waive, release, acquit and discharge the Surviving Corporation, the Company and their respective Affiliates (including, for clarity, Acquiror and its Affiliates), successors and assigns, and each of their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees (or any former, current or future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees of any of the foregoing) (collectively, the “Releasee Parties”) from any and all manner of actions, causes of actions, suits, debts, covenants, claims, obligations, liabilities, demands, controversies, damages, judgments, executions, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, whether vicarious, derivative, or direct, whether fixed, contingent or liquidated, whether foreseeable or unforeseeable, or whether presently existing or hereafter discovered, that may be or could have been asserted, with respect to, or arising during, or in connection with, any period ending at or prior to the Effective Time (including out of any event, occurrence, act, or failure to act) arising out of or relating to (i) the negotiation, execution and consummation of this Agreement, the Merger Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby or (ii) such Person’s direct or indirect ownership of Equity Securities or securities of any nature of any of the Company’s Subsidiaries or such Person’s capacity as an equityholder of the Company or any of its Subsidiaries, in each case, prior to the Effective Time; provided, that nothing contained in this paragraph shall extend to any manner of actions, causes of actions, claims (including any claims brought by the Holder Representative on behalf of the Pre-Closing Holders and any claims for specific performance, injunctive relief or other equitable remedies) or obligations, liabilities, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, in connection with (i) a Pre-Closing Holder’s rights under the Merger Agreement or the Ancillary Agreements, (ii) any rights to indemnification, limitation of liability or advancement or reimbursement of expenses to the extent a Releasor Party is entitled under the indemnification provisions of the Company Group Organizational Documents, (iii) any rights to compensation that such Person may be entitled to under employment or other service agreements entered into (or compensation or benefit plans, programs or policies of) with a Releasee Party and which were in force as of the date of this Agreement, and (iv) arising from or in any way related to a Releasor Party’s relationship with any of the Releasee Parties after the Closing. Effective as of the Effective Time, each Pre-Closing Holder forever waives any and all rights of first refusal, rights of first offer, preemptive rights, registration rights or similar rights pursuant to any stockholder agreement, registration rights agreement or other similar agreement pertaining to the Company or any of its Affiliates (other than arising out of the Merger Consideration).
10.   Termination; Amendments and Waivers; Assignment.
(a)   This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement pursuant to Article X thereof and, upon such termination shall be of no further force and effect, without the creation or imposition of any penalty, liability or obligation upon any Party.
(b)   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Stockholder and Acquiror. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by Stockholder without Acquiror’s prior written consent; provided, however, that the Stockholder shall, in the event of a Transfer pursuant to Section 5 to one of its Affiliates, cause such Affiliate to (i) execute a joinder to this Agreement to become a party hereto and to subject any Subject Securities (or any right, title or interest therein) or any other Equity Securities of the Company Transferred to or otherwise owned by such Affiliate to the obligations in this Agreement as if such Affiliate was the Stockholder hereunder or (ii) enter into a substantially identical Support Agreement to this Agreement.
(c)   None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for Sections 2, 3 and 8 hereof.
11.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) as follows:
(a)   If to Acquiror, to:
Spring Valley Acquisition Corp.
2100 McKinney Ave., Suite 1675

Dallas, TX 75201
Attention:   Christopher Sorrells
E-mail:       Chris.Sorrells@sv-ac.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention:   Adam D. Larson, P.C.
                Allan Kirk
E-mail:       Adam.Larson@kirkland.com
                Allan.Kirk@kirkland.com
(b)   If to the Company, to:
Dream Holdings, Inc.
212 Rome Street
Newark, NJ 07105
Attention:   David Rosenberg
E-mail:       davidrosenberg@aerofarms.com
Dream Holdings, Inc.
212 Rome Street
Newark, NJ 07105
Attn:         General Counsel
E-mail:       generalcounsel@aerofarms.com
Dream Holdings, Inc.
212 Rome Street
Newark, NJ 07105
Attn:         Chief Financial Officer
E-mail:       cfo@aerofarms.com
with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, NJ 07078
Attention:   Andrew P. Gilbert
                Scott A. Cowan
E-mail:       andrew.gilbert@us.dlapiper.com
                scott.cowan@us.dlapiper.com
(c)   If to Stockholder, to the address and contact information set forth on the   Stockholder’s signature page hereto.
or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.
12.   Miscellaneous.
(a)   Entire Agreement.   This Agreement, the Merger Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
(b)   No Third Party Beneficiaries.   This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Notwithstanding the foregoing, the Sponsor shall be an express third-party beneficiary of this Agreement with full rights as such. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
(c)   Further Assurances.   Stockholder hereby agrees to use Stockholder’s best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.
(d)   No Litigation.   Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger) or any of the Ancillary Agreements or (ii) alleging a breach of any fiduciary duty of any Person in connection with this Agreement, the Merger Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement or the Stockholder’s right to receive the Merger Consideration or any cash in lieu of fractional shares to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof.
(e)   Other Provisions.   Sections 1.02 (Construction), 8.04 (Confidentiality; Publicity), 11.11 (Severability), 11.06 (Governing Law), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY) and 11.07 (Captions; Counterparts) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Support Agreement as of the date first above written.
SPRING VALLEY ACQUISITION CORP.
By:

Name: Christopher Sorrells
Title:   Chief Executive Officer
[Signature pages follow]

DREAM HOLDINGS, INC.
By:

Name: David Rosenberg
Title:   Chief Executive Officer
[Signature pages follow]

STOCKHOLDER:
[•]

Name:
Title:
Date:
Notice Address:
[•]
[•]
Facsimile:   [•]
E-mail:       [•]
Attention:   [•]
with a copy (which shall not constitute notice) to:

[•]
[•]
Facsimile:   [•]
E-mail:       [•]
Attention:   [•]
Stockholder’s Spouse (if applicable):

Name:
Date:  , 2021
[Signature pages follow]

SCHEDULE A
Stockholder	Type/Series of Securities	Number
[ ]	Common Stock	[ ]
	Series 1-A Convertible Preferred Stock	[ ]
	Series 1-B Convertible Preferred Stock	[ ]
	Series 1-C1 Convertible Preferred Stock	[ ]
	Series 1-C2 Convertible Preferred Stock	[ ]
	Series 1-D Convertible Preferred Stock	[ ]
	Series 2 Convertible Preferred Stock	[ ]
	Common Stock Warrants	[ ]
	Common Stock Options	[ ]

Annex H
AEROFARMS, INC.
2021 LONG-TERM INCENTIVE PLAN

H-i

H-ii

1.
History; Effective Date.

AEROFARMS, INC., a Delaware public benefit corporation (formerly known as Spring Valley Acquisition Corp., a Cayman Islands exempted corporation) (“AeroFarms”), has established the AEROFARMS, INC. 2021 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was adopted by the Board of Directors of AeroFarms (the “Board”) on [                 ], 2021. The Plan shall become and is effective as of the date that it is approved by the stockholders of AeroFarms (the “Effective Date”).
2.
Purposes of the Plan.

The Plan is designed to:
(a)
promote the long-term financial interests and growth of AeroFarms and its Subsidiaries (together, the “Company”) by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b)
motivate management personnel by means of growth-related incentives to achieve long-range goals; and

(c)
further the alignment of interests of Participants with those of the stockholders of AeroFarms through opportunities for increased stock or stock-based ownership in AeroFarms.

Toward these objectives, the Administrator may grant stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.
3.
Terminology.

Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.
4.
Administration.

(a)
Administration of the Plan.    The Plan shall be administered by the Administrator.

(b)
Powers of the Administrator.    The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:

(i)
determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;

(ii)
determine the types of Awards to be granted to any Eligible Individual;

(iii)
determine the number of shares of Common Stock to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;

(iv)
determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any shares of Common Stock, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfying any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Common Stock, (D) the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;
(v)
subject to Sections 7(f) and 15, modify, amend or adjust the terms and conditions of any Award;

(vi)
accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration shall be made to any Award that is considered in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code if the effect of such action is inconsistent with Section 409A of the Code;

(vii)
determine whether an Award will be paid or settled in cash, shares of Common Stock, or in any combination thereof and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant;

(viii)
for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of one or more jurisdictions, adopt, amend, modify, administer or terminate sub-plans, appendices, special provisions or supplements applicable to Awards regulated by the laws of a particular jurisdiction, which sub-plans, appendices, supplements and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;

(ix)
establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;

(x)
determine the Fair Market Value of shares of Common Stock or other property for any purpose under the Plan or any Award;

(xi)
administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;

(xii)
establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;

(xiii)
correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall consider it desirable to carry it into effect; and

(xiv)
otherwise administer the Plan and all Awards granted under the Plan.

(c)
Delegation of Administrative Authority.    The Administrator may designate officers or employees of the Company to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and stock exchange rules, the Administrator may delegate to officers or other employees of the Company the Administrator’s duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to Eligible Individuals who are officers under Section 16 of the Exchange Act.

(d)
Non-Uniform Determinations.    The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
(e)
Limited Liability; Advisors.    To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, AeroFarms, and the officers and directors of AeroFarms shall be entitled to rely upon the advice, opinions or valuations of any such persons.

(f)
Indemnification.    To the maximum extent permitted by law, by AeroFarms’ charter and by-laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is a director, officer or employee of AeroFarms or an Affiliate shall be indemnified by AeroFarms against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

(g)
Effect of Administrator’s Decision.    All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including AeroFarms, its stockholders, any Participants and any other employee, consultant, or director of AeroFarms and its Affiliates, and their respective successors in interest. No member of the Administrator, nor any director, officer, employee or representative of AeroFarms shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards.

5.
Shares Issuable Pursuant to Awards.

(a)
Initial Share Pool.    As of the Effective Date, the number of shares of Common Stock issuable pursuant to Awards that may be granted under the Plan (the “Share Pool”) shall be equal to [                 ] (1) shares.

(b)
Adjustments to Share Pool.    On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:

(i)
The Share Pool shall be increased automatically, without further action of the Board, on January 1st of each calendar year commencing after the Effective Date and ending on (and including) January 1, 2031, by a number of shares of Common Stock equal to the lesser of (A) five percent (5%) of the aggregate number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year, excluding for this purpose any such outstanding shares of Common Stock that were granted under this Plan and remain unvested and subject to forfeiture as of the relevant December 31st, or (B) a lesser number of shares of Common Stock determined by the Board or Compensation Committee prior to the relevant January 1st.

(ii)
The Share Pool shall be reduced, on the date of grant, by one share for each share of Common Stock made subject to an Award granted under the Plan;

(iii)
The Share Pool shall be increased, on the relevant date, by the number of unissued shares of Common Stock underlying or used as a reference measure for any Award or portion of an Award that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares and by the number of shares of Common Stock used

(1) NTD: To insert a number equal to 12% of the Common Stock of the Company immediately following Closing.

as a reference measure for any Award that are not issued upon settlement of such Award either due to a net settlement or otherwise;
(iv)
The Share Pool shall be increased, on the forfeiture date, by the number of shares of Common Stock that are forfeited back to AeroFarms after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award;

(v)
The Share Pool shall be increased, on the exercise date, by the number of shares of Common Stock withheld by or surrendered (either actually or through attestation) to AeroFarms in payment of the exercise price of any Award; and

(vi)
The Share Pool shall be increased, on the relevant date, by the number of shares of Common Stock withheld by or surrendered (either actually or through attestation) to AeroFarms in payment of the Tax Withholding Obligation that arises in connection with any Award.

(c)
ISO Limit.    Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to stock options granted under the Plan that are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code shall be equal to the number of shares in the Share Pool as of the Effective Date of the Plan.

(d)
Source of Shares.    The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized for issuance under AeroFarms’ charter but unissued, or issued and reacquired, including without limitation shares purchased in the open market or in private transactions.

6.
Participation.

Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for AeroFarms or a Subsidiary; provided, however, that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.
7.
Awards.

(a)
Awards, In General.    The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by AeroFarms and the Participant receiving the Award (including by electronic delivery and/or electronic signature).

(b)
Stock Options.

(i)
Grants.    A stock option means a right to purchase a specified number of shares of Common Stock from AeroFarms at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Stock Options or Nonqualified Options; provided, however, that Awards of Incentive Stock Options shall be limited to employees of AeroFarms or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of AeroFarms, and any other Eligible Individuals who are eligible to receive Incentive Stock Options under the provisions of Section 422 of the Code. No stock option shall be an Incentive Stock Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.

(ii)
Exercise.    Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that Awards of stock options may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The exercise price per share subject to a stock option granted under the Plan shall not be less than the Fair Market Value of one share of Common Stock on the date of grant of the stock option, except as provided under applicable law or with respect to stock options that are granted in substitution of similar types of awards of a company acquired by AeroFarms or a Subsidiary or with which AeroFarms or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards.
(iii)
Termination of Service.    Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock options are not vested and exercisable, a Participant’s stock options shall be forfeited upon his or her Termination of Service.

(iv)
Additional Terms and Conditions.    The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock options, provided they are not inconsistent with the Plan.

(c)
Limitation on Reload Options.    The Administrator shall not grant stock options under this Plan that contain a reload or replenishment feature pursuant to which a new stock option would be granted automatically upon receipt of delivery of Common Stock to AeroFarms in payment of the exercise price or any tax withholding obligation under any other stock option.

(d)
Stock Appreciation Rights.

(i)
Grants.    The Administrator may from time to time grant to Eligible Individuals Awards of stock appreciation rights. A stock appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the stock appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem stock option to which the stock appreciation right is related, or with respect to stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by AeroFarms or a Subsidiary or with which AeroFarms or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.

(ii)
Exercise.    Stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that stock appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by AeroFarms of the amount receivable upon any exercise of a stock appreciation right is to be made in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right. If upon the exercise of a stock appreciation right a Participant is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(iii)
Termination of Service.    Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock appreciation rights are not vested and exercisable, a Participant’s stock appreciation rights shall be forfeited upon his or her Termination of Service.

(iv)
Additional Terms and Conditions.    The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock appreciation rights, provided they are not inconsistent with the Plan.

(e)
Repricing.    Notwithstanding anything herein to the contrary, except in connection with a corporate transaction involving AeroFarms (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of options and stock appreciation rights granted under the Plan may not be amended, after the date of grant, to reduce the exercise price of such options or stock appreciation rights, nor may outstanding options or stock appreciation rights be canceled in exchange for (i) cash, (ii) options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original outstanding options or stock appreciation rights, or (iii) other Awards, unless such action is approved by AeroFarms’ stockholders.

(f)
Stock Awards.

(i)
Grants.    The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Common Stock or Restricted Stock (collectively, “Stock Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Stock Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.

(ii)
Vesting.    Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

(iii)
Rights of a Stockholder; Dividends.    Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Cash dividends declared payable on Common Stock shall be paid, with respect to outstanding Restricted Stock, either as soon as practicable following the dividend payment date or deferred for payment to such later date as determined by the Administrator, and shall be paid in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock as determined by the Administrator; provided, however, that dividends declared payable on Restricted Stock that is granted as a Performance Award shall be held by AeroFarms and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such shares of Restricted Stock. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, AeroFarms shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by AeroFarms.

(iv)
Termination of Service.    Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided, however, that, the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(v)
Additional Terms and Conditions.    The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Stock, provided they are not inconsistent with the Plan.

(g)
Stock Units.

(i)
Grants.    The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted stock Units or Restricted Stock Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Restricted Stock Units represent a contractual obligation by AeroFarms to deliver a number of shares of Common Stock, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of shares of Common Stock and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.

(ii)
Vesting and Payment.    Restricted Stock Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Shares of Common Stock, cash or a combination of shares of Common Stock and cash, as applicable, payable in settlement of Restricted Stock Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by AeroFarms, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

(iii)
No Rights of a Stockholder; Dividend Equivalents.    Until shares of Common Stock are issued to the Participant in settlement of stock Units, the Participant shall not have any rights of a stockholder of AeroFarms with respect to the stock Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on stock Units that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such stock Units.

(iv)
Termination of Service.    Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of shares of Common Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(v)
Additional Terms and Conditions.    The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock Units, provided they are not inconsistent with the Plan.

(h)
Performance Shares and Performance Units.

(i)
Grants.    The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar-denominated Units valued by reference to designated criteria established by the Administrator, other than Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.
(ii)
Performance Criteria.    The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. Performance Goals may be applied on a per share or absolute basis and relative to one or more Performance Metrics, or any combination thereof, and may be measured pursuant to U.S. generally accepted accounting principles (“GAAP”), non-GAAP or other objective standards in a manner consistent with AeroFarms’ or its Subsidiary’s established accounting policies, all as the Administrator shall determine at the time the Performance Goals for a Performance Period are established. The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to the manner in which one or more of the Performance Goals is to be calculated or measured to take into account, or ignore, one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the sale or disposition of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under U.S. generally accepted accounting principles; (9) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; (14) changes in foreign currency exchange rates; (15) items relating to changes in tax laws; (16) certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses); (17) items relating to asset impairment charges; (18) items relating to gains or unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions; or (19) other adjustment as determined by the Administrator. An Award of Performance Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

(iii)
Additional Terms and Conditions.    The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.

(i)
Other Stock-Based Awards.    The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Stock-Based Awards. Other Stock-Based Awards in the

form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the Participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Common Stock as determined by the Administrator; provided, however, that Dividend Equivalents payable on Other Stock-Based Awards that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Other Stock-Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.
(j)
Awards to Participants Outside the United States.    The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause AeroFarms or a Subsidiary to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

(k)
Limitation on Dividend Reinvestment and Dividend Equivalents.    Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of stock Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which stock Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further stock Units on the terms contemplated by this Section 7(j).

8.
Withholding of Taxes.

Participants and holders of Awards shall pay to AeroFarms or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of AeroFarms under the Plan shall be conditional on such payment or arrangements. Unless otherwise determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with shares of Common Stock, including unrestricted outstanding shares surrendered to AeroFarms and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding equal to the statutory minimum amount required, (or such greater amount permitted under FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation, for equity-classified awards) to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. AeroFarms or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.
9.
Transferability of Awards.

(a)
General Nontransferability Absent Administrator Permission.    Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. Nothing in this paragraph shall be interpreted or construed as overriding the terms of any AeroFarms stock ownership or retention policy, now or hereafter existing, that may apply to the Participant or shares of Common Stock received under an Award.
(b)
Administrator Discretion to Permit Transfers Other Than For Value.    Except as otherwise restricted by applicable law, the Administrator may, but need not, permit an Award, other than an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, to be transferred to a Participant’s Family Member (as defined below) as a gift or pursuant to a domestic relations order in settlement of marital property rights. The Administrator shall not permit any transfer of an Award for value. For purposes of this Section 9, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.

10.
Adjustments for Corporate Transactions and Other Events.

(a)
Mandatory Adjustments.    In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting AeroFarms (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of AeroFarms (each, a “Share Change”) that occurs at any time after adoption of this Plan by the Board (including any such Corporate Event or Share Change that occurs after such adoption and coincident with or prior to the Effective Date), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of shares of Common Stock or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of shares of Common Stock or other securities that may be issued with respect to Incentive Stock Options granted under the Plan, (iii) the number of shares of Common Stock or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (iv) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

(b)
Discretionary Adjustments.    In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of AeroFarms receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a stock option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the exercise price or base price of such stock option or stock appreciation right shall conclusively be deemed valid and that any stock option or stock appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of AeroFarms and securities of entities other than AeroFarms) for the shares of Common Stock subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).
(c)
Adjustments to Performance Goals.    The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in AeroFarms’ consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other AeroFarms filings with the Securities and Exchange Commission. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of AeroFarms or the applicable subsidiary, business segment or other operational unit of AeroFarms or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.

(d)
Statutory Requirements Affecting Adjustments.    Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Section 409A of the Code or (2) comply with the requirements of Section 409A of the Code; (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Stock Options shall be made in compliance with the requirements of Section 424(a) of the Code.

(e)
Dissolution or Liquidation.    Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of AeroFarms.

11.
Change in Control Provisions.

(a)
Termination of Awards.    Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof. Solely with respect to Awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable Award Agreement:

(i)
the outstanding Awards of stock options and stock appreciation rights that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable and the holders of such Awards will be permitted, immediately before the Change in Control, to exercise the Awards;

(ii)
the outstanding shares of Restricted Stock the vesting or restrictions on which are then solely time-based and not subject to achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;

(iii)
the outstanding shares of Restricted Stock the vesting or restrictions on which are then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a Change in Control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement;
(iv)
the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully earned and vested and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and

(v)
the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a Change in Control, become vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.

Implementation of the provisions of this Section 11(a) shall be conditioned upon consummation of the Change in Control.
(b)
Continuation, Assumption or Substitution of Awards.    The administrator may specify, on or after the date of grant, in an Award Agreement or amendment thereto, the consequences of a Participant’s Termination of Service that occurs coincident with or following the occurrence of a Change in Control, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof.

(c)
Other Permitted Actions.    In the event that any transaction resulting in a Change in Control occurs, the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan.

(d)
Section 409A Savings Clause.    Notwithstanding the foregoing, if any Award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A of the Code.

12.
Substitution of Awards in Mergers and Acquisitions.

Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, consultants or directors of entities who become employees, officers, consultants or directors of AeroFarms or a Subsidiary as the result of a merger or consolidation of the entity for which they perform services with AeroFarms or a Subsidiary, or the acquisition by AeroFarms of the assets or stock of the such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Stock is listed or admitted for trading, any available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.

13.
Compliance with Securities Laws; Listing and Registration.

(a)
The obligation of AeroFarms to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign (non-United States) securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan would or may violate the rules of any exchange on which AeroFarms’ securities are then listed for trade, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of AeroFarms’ equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but AeroFarms shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

(b)
Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state, federal or foreign (non-United States) law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c)
In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to AeroFarms in writing that the Common Stock acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Stock so acquired in violation of Federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable Federal, state or foreign securities laws.

14.
Section 409A Compliance.

It is the intention of AeroFarms that any Award that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither AeroFarms nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, shares of Common Stock or other property) under any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award that constitutes in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code, each amount to be paid or benefit to be provided to a Participant with respect to such Award shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by AeroFarms and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).
15.
Plan Duration; Amendment and Discontinuance.

(a)
Plan Duration.    The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Common Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) [                 ], 2031. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before [                 ], 2031, or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(b)
Amendment and Discontinuance of the Plan.    The Board or the Compensation Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to AeroFarms or the Participant. Notwithstanding the foregoing, no such amendment shall be made without the approval of AeroFarms’ stockholders to the extent such amendment would (A) materially increase the benefits accruing to Participants under the Plan, (B) materially increase the number of shares of Common Stock which may be issued under the Plan or to a Participant, (C) materially expand the eligibility for participation in the Plan, (D) eliminate or modify the prohibition set forth in Section 7(f) on repricing of stock options and stock appreciation rights, (E) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (F) modify the prohibition on the issuance of reload or replenishment options. Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)
Amendment of Awards.    Subject to Section 7(f), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the Participant shall not be considered to be a material impairment of the rights of the Participant and shall not require the Participant’s consent.
16.
General Provisions.

(a)
Non-Guarantee of Employment or Service.    Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of AeroFarms or any Affiliate or shall interfere in any way with the right of AeroFarms or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. To the extent that an Eligible Individual who is an employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that AeroFarms is the Participant’s employer or that the Participant has an employment relationship with AeroFarms.

(b)
No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between AeroFarms and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from AeroFarms pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of AeroFarms.

(c)
Status of Awards.    Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of AeroFarms or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) AeroFarms or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.

(d)
Subsidiary Employees.    In the case of a grant of an Award to an Eligible Individual who provides services to any Subsidiary, AeroFarms may, if the Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Subsidiary shall revert to AeroFarms.

(e)
Governing Law and Interpretation.    The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable United States federal laws and the laws of the State of Delaware without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect.Except where the context otherwise requires: (i) the singular includes the plural and vice versa; (ii) a reference to one gender includes other genders; (iii) a reference to a person includes a natural person, partnership, corporation, association, governmental or local authority or agency or other entity; and (iv) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(f)
Use of English Language.    The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.
(g)
Recovery of Amounts Paid.    Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Compensation Committee with respect to the recoupment, recovery or clawback of compensation (collectively, the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which AeroFarms may recover from current and former Participants any amounts paid or shares of Common Stock issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Administrator in its sole discretion.

17.
Glossary.

Under this Plan, except where the context otherwise indicates, the following definitions apply:
“Administrator” means the Compensation Committee, or such other committee(s) or officer(s) duly appointed by the Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Compensation Committee; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Stock; provided, that with respect to Awards made to a member of the Board who is not an employee of the Company, “Administrator” means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.
“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, AeroFarms or any successor to AeroFarms. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.
“Award” means any stock option, stock appreciation right, stock award, stock unit, Performance Share, Performance Unit, and/or Other Stock-Based Award, whether granted under this Plan.
“Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.
“Board” means the Board of Directors of AeroFarms.
“Cause” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement or in any employment, consulting, severance or similar agreement between a Participant and AeroFarms or any of its Subsidiaries or Affiliates, (i) the Participant’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of AeroFarms, any of its Affiliates or a successor to AeroFarms or an Affiliate, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for AeroFarms, any of its Subsidiaries or a successor to AeroFarms or a Subsidiary; (ii) a breach by the

Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to AeroFarms, any of its Subsidiaries or a successor to AeroFarms or a Subsidiary, in any material respect; or (iii) the Participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of AeroFarms, or of its Subsidiaries, or a successor to AeroFarms or a Subsidiary, or (C) comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (iii) and the Participant shall have 30 days following receipt of such written notice during which the Participant may remedy the condition to the extent remediable and, if so remedied, no Cause for Termination of Service shall exist.
“Change in Control” means the first of the following to occur: (i) a Change in Ownership of AeroFarms, (ii) a Change in Effective Control of AeroFarms, or (iii) a Change in the Ownership of Assets of AeroFarms, as described herein and construed in accordance with Code section 409A.
(i)
A “Change in Ownership of AeroFarms” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of AeroFarms that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of AeroFarms. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of AeroFarms, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of AeroFarms or to cause a Change in Effective Control of AeroFarms (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which AeroFarms acquires its stock in exchange for property will be treated as an acquisition of stock.

(ii)
A “Change in Effective Control of AeroFarms” shall occur on the date either (A) a majority of members of AeroFarms’ Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of AeroFarms’ Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of AeroFarms possessing 50% or more of the total voting power of the stock of AeroFarms.

(iii)
A “Change in the Ownership of Assets of AeroFarms” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from AeroFarms that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of AeroFarms immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of AeroFarms, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:
(A)
A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by AeroFarms and by entities controlled by AeroFarms or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of AeroFarms pursuant to a registered public offering.

(B)
Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
(C)
A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of AeroFarms.

(D)
For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(E)
For the avoidance of doubt, with respect to any Awards granted hereunder that constitute in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a transaction or series of related transactions shall not constitute a Change in Control hereunder unless it or they also constitute a “change in control event” within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.
“Common Stock” means shares of common stock of AeroFarms, par value $      per share, and any capital securities into which they are converted.
“Company” means AeroFarms and its Subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only AeroFarms.
“Compensation Committee” means the Compensation Committee of the Board.
“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, stock Units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.
“Effective Date” means the date on which adoption of the Plan is approved by the stockholders of AeroFarms.
“Eligible Individuals” means (i) officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, AeroFarms or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for AeroFarms’ securities, and (ii) prospective officers, employees and service providers who have accepted offers of employment or other service relationship from AeroFarms or a Subsidiary.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.
“Fair Market Value” means, on a per share basis as of any date, unless otherwise determined by the Administrator:
(i)
if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;
(ii)
if the principal market for the Common Stock is not a national securities exchange or an established securities market, but the Common Stock is quoted by a national quotation system, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or

(iii)
if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Common Stock conducted by a nationally recognized appraisal firm selected by the Administrator.

Notwithstanding the preceding, for foreign, federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
“Full Value Award” means an Award that results in AeroFarms transferring the full value of a share of Common Stock under the Award, whether or not an actual share of stock is issued. Full Value Awards shall include, but are not limited to, stock awards, stock units, Performance Shares, Performance Units that are payable in Common Stock, and Other Stock-Based Awards for which AeroFarms transfers the full value of a share of Common Stock under the Award, but shall not include Dividend Equivalents.
“Incentive Stock Option” means any stock option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the stock option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.
“Nonqualified Option” means any stock option that is not an Incentive Stock Option.
“Other Stock-Based Award” means an Award of Common Stock or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Common Stock, including without limitation Dividend Equivalents and convertible debentures.
“Participant” means an Eligible Individual to whom one or more Awards are or have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.
“Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.
“Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator.
“Performance Metrics” means criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:
(i)
Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, operating, net or adjusted), earnings per share (basic or diluted); earnings/loss before interest and taxes; earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, legal settlements, early extinguishment of debt or stock-based compensation expense;
(ii)
Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

(iii)
Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;

(iv)
Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital; return on sales; costs, reductions in costs and cost control measure;

(v)
Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);

(vi)
Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or

(vii)
Strategic Metrics: regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; acquisition of new customers, including institutional accounts; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; completion of an identified special project.

“Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.
“Performance Shares” means a grant of stock or stock Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.
“Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.
“Plan” means this AeroFarms, Inc. 2021 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.
“Restricted Stock” means an Award of shares of Common Stock to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).
“Restricted Stock Unit” means a right granted to a Participant to receive shares of Common Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).
“Restriction Period” means, with respect to Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals.
“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with AeroFarms if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code or whether an Eligible Individual is eligible to be granted an Award that in the hands of such Eligible Individual would constitute in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a “Subsidiary” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.
“Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.
“Termination of Service” means the termination of the Participant’s employment or consultancy with, or performance of services for, AeroFarms and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among AeroFarms and its Subsidiaries shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of Section 409A of the Code if the Participant terminates employment with AeroFarms and all Subsidiaries for any reason. A Participant will generally be treated as having terminated employment with AeroFarms and all Subsidiaries as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for AeroFarms or any Subsidiary after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with AeroFarms or any Subsidiary.
“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.
“Unit” means a bookkeeping entry used by AeroFarms to record and account for the grant of the following types of Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: stock units, Restricted Stock Units, Performance Units, and Performance Shares that are expressed in terms of units of Common Stock.
{end of document}

Annex I
Execution Version
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Agreement”) is dated as of March 25, 2021, by and among SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company (the “Sponsor”), Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), and Dream Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, Sponsor holds 5,630,000 Class B ordinary shares of Acquiror, par value $0.0001 per share (the “Class B Shares”), of which 750,000 are held indirectly by those Persons listed on Schedule I attached hereto (such Persons, the “Strategic Investors”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Spring Valley Merger Sub, Inc., a Delaware corporation, and the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and
WHEREAS, as an inducement to the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENT
Section 1.1   Sponsor Voting Agreements.
(a)   At any meeting of the stockholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought, Sponsor shall (i) appear at each such meeting or otherwise cause all of its Class B Shares (other than any Class B Shares held by Sponsor on behalf of the Strategic Investors) and any shares of Acquiror Common Stock that Sponsor holds of record or beneficially, as of the date hereof, or acquires record or beneficial ownership of after the date hereof (collectively, the “Subject Acquiror Shares”) to be counted as present thereat for purposes of calculating a quorum, (ii) not redeem any Subject Acquiror Shares at such meeting and (iii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Acquiror Shares:
(i)   in favor of each Proposal; and
(ii)   against any proposal in opposition to approval of the Merger Agreement or inconsistent with the Merger Agreement or the Transactions.
Section 1.2   No Inconsistent Agreement.   Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.
ARTICLE II
MISCELLANEOUS
Section 2.1   Authorization; No Breach.   Each of Sponsor, Acquiror and the Company has all requisite corporate or limited liability company power, as applicable, without violating any agreement to which it is bound, to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, and no other actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.
Section 2.2   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the consummation of the Closing, (b) the termination of the Merger Agreement in accordance with Article X thereof and (c) the liquidation of Acquiror. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE II shall survive the termination of this Agreement.
Section 2.3   Governing Law; Venue.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules). Each party hereto hereby irrevocably and unconditionally (a) agrees that all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall only be brought in the Court of Chancery of the State of Delaware or the federal courts of the United States of America, the United States District Court for the District of Delaware, sitting in New Castle County, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action or proceeding.
Section 2.4   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.4.
Section 2.5   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 2.6   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.
Section 2.7   Amendment.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, Sponsor and the Company.
Section 2.8   Severability.   If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.9   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror or Sponsor:
Spring Valley Acquisition Corp.
2100 McKinney Ave., Suite 1675
Dallas, TX 75201
Attention:
Christopher Sorrells

Email:
Chris.Sorrells@sv-ac.com

with a copy to (which will not constitute notice):
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention:
Adam D. Larson, P.C.
Allan Kirk

Email:
Adam.Larson@kirkland.com
Allan.Kirk@kirkland.com

If to the Company:
Dream Holdings, Inc.
212 Rome Street
Newark, NJ 07105
Attention:
David Rosenberg

Email:
David.Rosenberg@aerofarms.com

with a copy to (which will not constitute notice):
DLA Piper LLP
51 John F. Kennedy Parkway
Suite 120
Short Hills, NJ 07078
Attention:
Andrew Gilbert
Scott Cowan

Email:
Andrew.Gilbert@us.dlapiper.com
Scott.Cowan@us.dlapiper.com

Section 2.10   Counterparts.   This Agreement may also be executed and delivered by facsimile signature or by other electronic means in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 2.11   Entire Agreement.   This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Sponsor, Acquiror and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.
SPONSOR:
SV ACQUISITION SPONSOR SUB, LLC
By:	/s/ David Levinson
	Name:	David Levinson
	Title:	Secretary
[Signature Page to Sponsor Support Agreement]

ACQUIROR:
SPRING VALLEY ACQUISITION CORP.
By:	/s/ Christopher Sorrells
	Name:	Christopher Sorrells
	Title:	Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

COMPANY:
DREAM HOLDINGS, INC.
By:	/s/ David Rosenberg
	Name:	David Rosenberg
	Title:	Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

Annex J
AMENDED AND RESTATED BYLAWS
OF
AEROFARMS, INC.
(A DELAWARE PUBLIC BENEFIT CORPORATION)
ARTICLE I
OFFICES
Section 1.   Registered Office.   The registered office of the corporation in the State of Delaware shall be as set forth in the certificate of incorporation of the corporation (the “Certificate of Incorporation”).
Section 2.   Other Offices.   The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the corporation.
ARTICLE II
CORPORATE SEAL
Section 3.   Corporate Seal.   The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.   Place of Meetings.   Meetings of the stockholders of the corporation may be held at such place (if any), either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication.
Section 5.   Annual Meeting.
(a)   The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held at such place, if any, and on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders given by or at the direction of the Board of Directors; (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record or beneficial owner at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder before an annual meeting of stockholders).
(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.

(i)   For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned beneficially and of record by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve (i) as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the corporation or (ii) on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, and that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(ii)   Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws of the corporation (the “Bylaws”), the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).
(iii)   To be timely, the written notice required by Section 5(b)(i) or Section 5(b)(ii), as applicable, must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the one hundred 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred 120th day prior to such annual meeting and (B) not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iv)   The written notice required by Section 5(b)(i) or Section 5(b)(ii), as applicable, shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent,” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class or series and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
(c)   A stockholder providing the written notice required by Section 5(b)(i) or Section 5(b)(ii), as applicable, shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.
(d)   Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation. (e)   A person shall not be eligible for election or re-election as a director at the annual meeting unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the annual meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received.
(f)   Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a).
(g)   For purposes of Sections 5 and 6,
(i)   “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended;
(ii)   “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and
(iii)   “public announcement” shall mean disclosure in a press release reported by the Dow Jones Newswires, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the corporation’s investor relations website.
Section 6.   Special Meetings.
(a)   Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.
(b)   For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.
(c)   Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record or beneficial owner at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record or beneficial owner may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d)   A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 6(c). Except as otherwise required by law, the chairperson of the special meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any nomination or business is not in compliance with these Bylaws, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.
(e)   Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other businesses to be considered pursuant to Section 6(c).
Section 7.   Notice of Meetings.   Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s mailing address as it appears on the records of the corporation. If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.   Quorum; Voting.   At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section 9.   Adjournment and Notice of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting or the chairperson of the meeting, or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 10.   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted or acted upon after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11.   Joint Owners of Stock.   If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; and (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, may apply to the Delaware Court of Chancery for relief as provided in DGCL Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) shall be a majority or even-split in interest.
Section 12.   List of Stockholders.   The corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.
Section 13.   Action without Meeting.   Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders of the corporation except at an annual or a special meeting of the stockholders called in accordance with these Bylaws, and no action of the stockholders of the corporation may be taken by the stockholders by written consent or electronic transmission.
Section 14.   Organization.
(a)   At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer, director or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.
(b)   The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
(c)   The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (A) ascertain the number of shares outstanding and the voting power of each; (B) determine the shares represented at a meeting and the validity of proxies and ballots; (C) count all votes and ballots; (D) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (E) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
ARTICLE IV
DIRECTORS
Section 15.   Number and Term of Office.   The authorized number of directors of the corporation shall be fixed exclusively from time to time by a resolution adopted by the majority of the Board of Directors. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws, or such vacancies may be filled in accordance with Section 18 herein.
Section 16.   Powers.   The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section 17.   Classes of Directors.   The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section 18.   Vacancies.   Vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section 19.   Resignation.   Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be effective at the time of delivery of the resignation to the Secretary.

Section 20.   Removal.   Subject to the rights of holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) to elect additional directors or remove such directors under specified circumstances, neither the Board of Directors nor any individual director may be removed except in the manner specified in Section 141(k) of the DGCL.
Section 21.   Meetings.
(a)   Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place, if any, within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)   Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any date, time and place, if any, within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.
(c)   Meetings by Electronic Communications Equipment.   Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)   Notice of Special Meetings.   Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three days before the date of the meeting. Notice of any special meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e)   Waiver of Notice.   The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 22.   Quorum and Voting.
(a)   Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the directors currently serving on the Board of Directors (but in no event less than one third of the total authorized number of directors); provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.   Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee, in the same paper or electronic form as the minutes are maintained.
Section 24.   Fees and Compensation.   Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 25.   Committees.
(a)   Executive Committee.   The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)   Other Committees.   The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)   Term.   The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)   Meetings.   Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place, if any, which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those members of the committee present at any meeting at which a quorum is present shall be the act of such committee.
Section 26.   Duties of Chairperson of the Board of Directors.   The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 27.   Organization.   At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 28.   Officers Designated.   The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed in the manner required by applicable law or stock exchange rules.
Section 29.   Tenure and Duties of Officers.
(a)   General.   All officers shall be designated by and hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal from office. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b)   Duties of Chief Executive Officer.   The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)   Duties of President.   The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.
(d)   Duties of Vice Presidents.   A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)   Duties of Secretary; Assistant Secretary.   The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f)   Duties of Chief Financial Officer.   The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(g)   Duties of Treasurer; Assistant Treasurer.   Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer may direct any Assistant Treasurer or the controller or any assistant controller to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer shall designate from time to time.
Section 30.   Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 31.   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 32.   Removal.   Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officer upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION
Section 33.   Execution of Corporate Instruments.   The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer or any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 34.   Voting of Securities Owned by the Corporation.   All stock and other securities and interests of other corporations and entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 35.   Form and Execution of Certificates.   The shares of the corporation shall be uncertificated, or shall be represented by certificates if so provided by resolution or resolutions of the Board of Directors. Certificates, if any, for the shares of stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Certificates of shares of stock shall note conspicuously that the corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by, or in the name of, the corporation by any two authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue. Any notice given by the corporation pursuant to Section 151(f) of the DGCL upon the issuance or transfer of uncertificated shares shall state conspicuously that the corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL.
Section 36.   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 37.   Transfers.
(a)   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 38.   Fixing Record Dates.
(a)   In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor fewer than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 39.   Registered Stockholders.   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 40.   Execution of Other Securities.   All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by any executive officer (as defined in Article XI) or any other officer or person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by an executive officer of the corporation or such other officer or person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 41.   Declaration of Dividends.   Dividends upon the outstanding capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 42.   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 43.   Fiscal Year.   The fiscal year of the corporation shall end on December 31 or on such other date as may otherwise be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 44.   Indemnification of Directors, Executive Officers, Employees and Other Agents.
(a)   Directors and Executive Officers.   The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent permitted by the DGCL or any other applicable law as it presently exists or may hereafter be amended, who were or are made a party or are threatened to be made a party or are otherwise involved in proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers, in which case such contract shall supersede and replace the provisions hereof; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 44.
(b)   Other Officers, Employees and Other Agents.   The corporation shall have the power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 44) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.
(c)   Expenses.   The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 44, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation.
(d)   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in the Court of Chancery of the State of Delaware if (i) the claim for indemnification or advances is denied by the Board of Directors, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim to the fullest extent permitted by law. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.
(e)   Non-Exclusivity of Rights.   The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f)   Survival of Rights.   The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)   Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.
(h)   Amendments.   Any amendment, repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.
(i)   Saving Clause.   If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j)   Certain Definitions.   For the purposes of this Bylaw, the following definitions shall apply:
(i)   The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)   The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii)   The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
(iv)   References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)   References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
ARTICLE XII
NOTICES
Section 45.   Notices.
(a)   Notice to Stockholders.   Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders, including under any agreement or contract with such stockholder, subject to Section 232(e) of the DGCL, any notice to stockholders given by the corporation under any provision of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the corporation. Notice shall be deemed given pursuant to this Section 45, (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting, and (b) the giving of such separate notice; and (3) if by any other form of electronic transmission, when directed to the stockholder. For purposes of these Bylaws, (x) “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process; (y) “Electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information); and (z) “Electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

(b)   Notice to Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.
(c)   Affidavit of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)   Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)   Notice to Person with Whom Communication is Unlawful.   Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 46.   Amendments.   Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XIV
LOANS TO OFFICERS
Section 47.   Loans to Officers.   Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.
ARTICLE XV
BOOKS AND RECORDS
Section 48.   Books and Records.   The books and records of the corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors. Any books or records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the DGCL.
ARTICLE XVI
PUBLIC BENEFIT CORPORATION PROVISIONS
Section 49.   Public Benefit Corporation Notice.   The corporation shall include in every notice of a meeting of stockholders a statement to the effect that it is a public benefit corporation under Subchapter XV of the DGCL.
Section 50.   Statement of Purpose.   The corporation shall no less than biennially provide the stockholders with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the Certificate of Incorporation and of the best interests of those materially affected by the corporation’s conduct. The statement shall include: (a) the objectives the Board of Directors has established to promote such public benefit or public benefits and interests; (b) the standards the Board of Directors has adopted to measure the corporation’s progress in promoting such public benefit or public benefits and interests; (c) objective factual information based on those standards regarding the corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and (d) an assessment of the corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests.

Annex K
BY LAWS
OF
SPRING VALLEY ACQUISITION CORP.
ARTICLE I
OFFICES
Section 1.1   Registered Office.   The registered office of Spring Valley Acquisition Corp. (the “Corporation”) in the State of Delaware shall be established and maintained at 251 Little Falls Drive, City of Wilmington, New Castle County, Delaware 19808 and Corporation Service Company shall be the registered agent of the corporation in charge thereof.
Section 1.2   Other Offices.   The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.1   Place of Meetings.   All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.
Section 2.2   Annual Meetings.
(a)   The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).
(b)   Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the annual meeting.
(c)   To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice thereof in writing to the Secretary of the Corporation (a “Stockholder’s Notice”). To be timely, a Stockholder’s Notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, a Stockholder’s Notice, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A Stockholder’s Notice shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the Stockholder’s Notice, (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2.2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.
Section 2.    Special Meetings.
(a)   Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors, or the President or the Chairman, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.
(b)   Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 2.4   Quorum.   The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.
Section 2.5   Organization.   The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.
The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary, the presiding officer of any such meeting of the stockholders may appoint any other person to act as secretary of such meeting.
Section 2.6   Voting.   Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him or her by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.
Section 2.7   No Stockholder Action by Written Consent.   No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

Section 2.8   Voting List.   The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.
Section 2.9   Stock Ledger.   The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.8 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.
Section 2.10   Adjournment.   Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.
Section 2.11   Ratification.   Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the stockholders and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.
Section 2.12   Inspectors.   The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least one inspector. Such inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.
ARTICLE III
DIRECTORS
Section 3.1   Powers; Number; Qualifications.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than one nor more than 10. The exact number of directors shall be fixed from time to time, within the limits specified in this Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board of Directors may be divided into classes if provided for in the Certificate of Incorporation.
Section 3.2   Election; Term of Office; Resignation; Removal; Vacancies.   Each director shall hold office until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.
Section 3.3   Nominations.   Nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3.3. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation (a “Nomination Notice”). To be timely, a Nomination Notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, a Nomination Notice, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. A Nomination Notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (b) as to the stockholder giving the Nomination Notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.
Section 3.4   Meetings.   The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the President or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than 48 hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on 24 hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.
Section 3.5   Quorum.   Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 3.6   Organization of Meetings.   The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.
Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the President, or in the absence of the Chairman of the Board of Directors and the President, by such other person as the Board of Directors may designate or the members present may select.
Section 3.7   Actions of Board of Directors Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filled with the minutes of proceedings of the Board of Directors or committee.
Section 3.8   Removal of Directors by Stockholders.   The entire Board of Directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. Notwithstanding the foregoing, if the Corporation’s board is classified, stockholders may effect such removal only for cause. In case the Board of Directors or any one or more directors be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
Section 3.9   Resignations.   Any Director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.
Section 3.10   Committees.   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; provided, further, that unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
Section 3.11   Compensation.   The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
Section 3.12   Interested Directors.   No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
Section 3.13   Meetings by Means of Conference Telephone.   Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.
ARTICLE IV
OFFICERS
Section 4.1   General.   The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.
Section 4.2   Election.   The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. All officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.
Section 4.3   Voting Securities Owned by the Corporation.   Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.
Section 4.4   Chief Executive Officer.   Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.
Section 4.5   President.   At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.
Section 4.6   Chief Financial Officer.   The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.
Section 4.7   Vice Presidents.   At the request of the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.
Section 4.8   Secretary.   The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.
Section 4.9   Treasurer.   The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.
Section 4.10   Assistant Secretaries.   Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.
Section 4.11   Assistant Treasurers.   Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.
Section 4.12   Controller.   The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Vice President of the Corporation may prescribe.
Section 4.13   Other Officers.   Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.
Section 4.14   Vacancies.   The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.
Section 4.15   Resignations.   Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.
Section 4.16   Removal.   Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.
ARTICLE V
CAPITAL STOCK
Section 5.1   Form of Certificates.   The shares of stock in the Corporation shall be in uncertificated form, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Stock certificates, if any authorized, shall be in such forms as the Board of Directors may prescribe and signed by the President, Vice President or a Chief Financial Officer and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.
Section 5.2   Signatures.   Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Section 5.3   Lost Certificates.   The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 5.4   Transfers.   Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agents may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock, or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or her or, if there be no such address, at his or her residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within 30 days from the date of mailing the notification, either (x) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction or (y) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.
Section 5.5   Fixing Record Date.   In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 10 days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than 60 days prior to any other action. If no record date is fixed:
(a)   The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
(b)   The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.
(c)   The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
Section 5.6   Registered Stockholders.   Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State Delaware.

ARTICLE VI
NOTICES
Section 6.1   Form of Notice.   Notices to directors and stockholders other than notices to directors of special meetings of the Board of Directors which may be given by any means stated in Section 3.4, shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.
Section 6.2   Waiver of Notice.   Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.
ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 7.1   Indemnification.
(a)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
(b)   The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)   To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.1(a) or

Section 7.1(b), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
(d)   Any indemnification under Section 7.1(a) or Section 7.1(b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.
Section 7.2   Expenses.
(a)   Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
(b)   The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
(c)   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 7.3   Insurance.   The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.
Section 7.4   References.
(a)   For purposes of this Article VII, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation of its separate existence had continued.
(b)   For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.
Section 7.5   Liability.   No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (a) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware (“DGCL”), or (d) for any transaction from which the director or officer derived an improper personal benefit.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1   Reliance on Books and Records.   Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.
Section 8.2   Maintenance and Inspection of Records.
(a)   The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws, as may be amended to date, minute books, accounting books and other records.
(b)   Any such records maintained by the Corporation may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to the provisions of the DGCL. When records are kept in such manner, a clearly legible paper form produced from or by means of the information storage device or method shall be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper form accurately portrays the record.
(c)   Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive office.
Section 8.3   Inspection by Directors.   Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.
Section 8.4   Dividends.   Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.
Section 8.5   Checks.   All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.
Section 8.6   Fiscal Year.   The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the President shall fix the fiscal year.
Section 8.7   Seal.   The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.
Section 8.8   Amendments.   The original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws.
Section 8.9   Interpretation of Bylaws.   All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL, as amended, and as amended from time to time hereafter.

Annex L
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet - QUICK EASYIMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailYour Internet vote authorizes the named proxies to vote your shares in the same manner as if youSPRING VALLEY ACQUISITION CORP.marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on XXXX XX, 2021.INTERNET –www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.Vote at the Meeting –If you plan to attend the virtual online annual extraordinary general meeting, you will need your 12 digit control number to vote electronically at the extraordinary generalannual meeting. To attend;http://cstproxy.com/xxxxxxxxxx/20xxMAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDEDPROXYPlease mark your votes like thisTHE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, and 11.FORORAGAINSTABSTAIN1. The Business Combination Proposal — To approve and adopt the Business Combination Proposal.FOR AGAINST ABSTAINFORAGAINSTABSTAINFORAGAINST ABSTAIN2. The Redomicile Proposal — To approve and adopt the Redomicile Proposal.CONTROL NUMBERSignatureSignature, if held jointlyDate, 2020Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.XPLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.3. The Governing Documents Proposal A — To approve and adopt the Governing Documents Proposal A.4. The Governing Documents Proposal B — To approve and adopt the Governing Documents Proposal B.5. The Governing Documents Proposal C — To approve and adopt the Governing Documents Proposal C.6. The Governing Documents Proposal D — To approve and adopt the Governing Documents Proposal D.7. The Governing Documents Proposal E — To approve and adopt the Governing Documents Proposal E.8. The Governing Documents Proposal F — To approve and adopt the Governing Documents Proposal F.9.

L-1

Important Notice Regarding the Internet Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders

To view the 2021 Proxy Statement and to Attend the Extraordinary General Meeting, please go to: http://www.cstproxy.com/xxxxxxxx/2021

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPRING VALLEY ACQUISITION CORP.

The undersigned appoints Christopher Sorrells and Jeffrey Schramm and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the ordinary shares of Spring Valley Acquisition Corp. held of record by the undersigned at the close of business on XXXXX XX, 2021 at the Extraordinary General Meeting of Shareholders of Spring Valley Acquisition Corp. to be held on XXXXX XX, 2021, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED “FOR” PROPOSAL 1, PROPOSAL 2, PROPOSAL 3, PROPOSAL 4, PROPOSAL 5, PROPOSAL 6, PROPOSAL 7, PROPOSAL 8, PROPOSAL 9, PROPOSAL 10 AND PROPOSAL 11, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE EXTRAORDINARY GENERAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)

L-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.
Exhibits and Financial Statements Schedules

(a)
Exhibits.

Exhibit Number	Description
2.1†**
Agreement and Plan of Merger, dated as of March 25, 2021, by and among Spring Valley Acquisition Corp., Spring Valley Merger Sub, Inc., and Dream Holdings, Inc. (included as Annex A to the proxy statement/prospectus).

3.1**	Amended and Restated Memorandum and Articles of Association of Spring Valley (included as Annex B to the proxy statement/prospectus).
3.2**	Form of Certificate of Incorporation of Spring Valley, to become effective upon the Domestication (included as Annex J to the proxy statement/prospectus).
3.3**	Form of Bylaws of Spring Valley, to become effective upon the Domestication (included as Annex K to the proxy statement/prospectus).
3.4**	Form of Amended and Restated Certificate of Incorporation of New AeroFarms, to become effective upon the Effective Time of the Merger (included as Annex C to the proxy statement/prospectus).
3.5**	Form of Amended and Restated Bylaws of New AeroFarms, to become effective upon the Effective Time of the Merger (included as Annex D to the proxy statement/prospectus).
4.1**	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on November 20, 2020).
4.2**	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on November 20, 2020).
4.3**	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on November 20, 2020).
4.4**	Warrant Agreement between Continental Stock Transfer & Trust Company and Spring Valley Acquisition Corp., dated November 23, 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on November 30, 2020).

Exhibit Number	Description
4.5*	Form of Certificate of Corporate Domestication of Spring Valley, to be filed with the Secretary of the State of Delaware.
5.1*	Opinion of Kirkland & Ellis LLP.
10.1*	Form of Indemnification Agreement.
10.2**	Form of Subscription Agreement (included as Annex E to the proxy statement/prospectus).
10.3**	Form of Registration Rights Agreement (included as Annex F to the proxy statement/prospectus).
10.4**	Form of Dream Holdings Stockholder Support Agreement (included as Annex G to the proxy statement/prospectus).
10.5**	Form of AeroFarms, Inc. 2021 Equity Incentive Plan (included as Annex H to the proxy statement/prospectus).
10.6**	Form of Investor Rights Agreement.
10.7**	Sponsor Support Agreement, dated as of March 25, 2021, by and among SV Acquisition Sponsor Sub, LLC, Spring Valley Acquisition Corp. and Dream Holdings, Inc. (incorporated by referenced to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed by the Registrant on March 26, 2021 and included as Annex I to the proxy statement/prospectus).
10.8†	Lease Agreement, dated March 1, 2021, by and between Agility Abu Dhabi PJSC and Aero Farms AGX LTD Abu Dhabi.
10.9†	Ground Lease, dated April 27, 2021, by and between Danville-Pittslyvania Regional Industrial Facility Authority and VA Danville Greenlight, LLC.
10.10†	Executive Employment Agreement, dated November 28, 2011, by and between Just Greens, LLC and David Rosenberg.
10.11*
Letter Agreement, dated as of November 23, 2020, between Spring Valley, Sponsor Parent and each of the officers and directors of the Company (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on November 30, 2020).

10.12*	Sponsor Letter Agreement, dated as of March 25, 2021, between Spring Valley, the Sponsor and Dream Holdings.
23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Spring Valley.
23.2*	Consent of KPMG independent registered accounting firm for Dream Holdings.
23.3*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1**	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1*	Form of Proxy for Extraordinary General Meeting (included as Annex L to the proxy statement/prospectus).
99.2*	Consent of David Rosenberg, as designee to AeroFarms, Inc. board of directors.
99.3*	Consent of Jim Borel, as designee to AeroFarms, Inc. board of directors.
99.4*	Consent of Alastair Cooper, as designee to AeroFarms, Inc. board of directors.
99.5*	Consent of Stephan Dolezalek, as designee to AeroFarms, Inc. board of directors.
99.6*	Consent of Omar Karim, as designee to AeroFarms, Inc. board of directors.
99.7*	Consent of Bethmara Kessler, as designee to AeroFarms, Inc. board of directors.
99.8*	Consent of Peter Lacey, as designee to AeroFarms, Inc. board of directors.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase

Exhibit Number	Description
101.DEF	XBRL Taxonomy Extension Definition Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase

*
Filed herewith.

**
Previously filed.

†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.
Undertakings

11.
The undersigned registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)
That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on the 8th day of July, 2021.
SPRING VALLEY ACQUISITION CORP.
By:
/s/ Christopher Sorrells

Name: Christopher Sorrells
Title:   Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
NAME	POSITION	DATE
* William Quinn	Chairman Director	July 8, 2021
/s/ Christopher Sorrells Christopher Sorrells	Chief Executive Officer and Director (Principal Executive Officer)	July 8, 2021
* Jeffrey Schramm	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 8, 2021
* Debora Frodl	Director	July 8, 2021
* Richard Thompson	Director	July 8, 2021
* Patrick Wood, III	Director	July 8, 2021
By: /s/ Christopher Sorrells Christopher Sorrells Attorney in Fact